Form 10-K, Exhibit 13
period 1996-12-31
COLUMBIA BANCORP
filed 1997-03-28
CIK 834105

EXHIBIT 13.1



                            [Columbia Bancorp Logo]



                        C O L U M B I A    B A N C O R P





                               1996 ANNUAL REPORT

[Columbia Bancorp Logo] Corporate Profile

Columbia Bancorp is a bank holding
company whose subsidiary, The Columbia
Bank, commenced operations in 1988.

Headquartered in Columbia, Maryland,            Columbia Bancorp Market Areas
The Columbia Bank is the largest commu-
nity bank in Howard County, one                     [Map of Maryland with
of the wealthiest counties in the                   expanded inset map of
United States.                                    Howard County appears here]

In less than nine years, the Bank has risen to third in market share in its home market, Howard County, and is working hard to close the gap with the two market leaders, NationsBank and Allied Irish (First
National Bank of Maryland).

The Bank's continued commitment
is to expand by introducing its unique and successful banking style to other communi-ties of the Baltimore-Washington Corridor.


Contents

Financial Highlights - 1

Report to Shareholders - 2

Financial Information - 5

[Columbia Bancorp Logo] Financial Highlights     COLUMBIA BANCORP AND SUBSIDIARY

(dollars in thousands, except per share data)
--------------------------------------------------------------------------------
                                 1996      1995      1994      1993      1992
                               -------------------------------------------------
Assets                         $317,234  $263,025  $224,208  $206,592  $196,020
Loans, net of unearned income   237,875   190,691   162,253   131,365   117,149
Deposits                        254,640   218,162   189,463   176,285   176,056
Stockholders' equity             30,975    28,064    16,873    15,459    14,242
Net income                        3,752     3,429     2,416     1,743     1,007
--------------------------------------------------------------------------------
Per Share Data (a):
 Net income per
  common share:
   Primary                     $   1.66  $   1.95  $   1.67  $   1.13  $    .70
   Fully diluted                   1.66      1.80      1.56        (b)      .68
Tangible book value per
 common share                     14.29     12.92     11.61     10.28      9.11
Dividends declared:
 Common                             .42       .25       .14        --        --
 Preferred                           --      1.30      1.20      1.20        --
--------------------------------------------------------------------------------
Return on average assets           1.34%     1.42%     1.13%      .88%      .67%
Return on average
 stockholders equity              12.71     15.60     15.01     11.85      8.80
Nonperforming assets and
 past-due loans to total assets    1.37       .49      1.29      2.29      2.90
--------------------------------------------------------------------------------

(a) Per share data for 1992 have been adjusted to reflect the 10% stock dividend issued in May, 1993.
(b) Anti-dilutive.

                                                                        Page One

[Columbia Bancorp Logo] Report to Shareholders

     Since the founding of Columbia Bancorp in 1987, our primary objective has been to maximize shareholder value. To achieve this objective, we strive to create an optimal balance between growth and profitability. Our success in striking this balance is apparent from our financial performance described in this Annual Report. We have clearly demonstrated that we can sustain above average rates of overall growth while producing rates of return which exceed those of our peers.
     Our most important competitive advantage continues to be our intense local community focus. We are a bank whose ownership, management, and employees are concentrated in a single, dynamic geographic market consisting of Howard County and contiguous areas. This local focus clearly differentiates us in the way in which we conduct our banking business from our major competitors, nearly all of which are headquartered outside of Maryland or controlled from overseas.

1996 Performance Highlights

Growth
(bullet) At  December  31,  1996,  total   assets   exceeded   $317.2   million,
         representing a 20.6% annual increase. This growth was driven by a 24.6% annual increase in loans outstanding and a 16.7% annual increase in deposits.

Profitability
(bullet) Net  income  hit  a  record $3.8  million,  representing  a 9.4% annual increase. This increase in net income was achieved despite a one-time after-tax charge of $299,000 as a result of the Federal Deposit Insurance Corporation special assessment for the recapitalization of the Savings Association Insurance Fund ("SAIF"). Without this special assessment, the Company would have reported an 18.1% increase in net income for 1996.
(bullet) Return  on  assets  and  return  on  equity  were  1.34%   and  12.71%,
         respectively, (1.44% and 13.73% if adjusted for the one-time SAIF assessment).
(bullet) Increased  profitability  was fueled by an increase in our net interest yield from 6.46% in 1995 to 6.60% in 1996.
(bullet) Our efficiency ratio (noninterest expense as a percentage of operating income) for 1996 was 64.6%, comparing favorably with our peer group average, even as we invested heavily in improvements to our data processing system and absorbed the start-up costs of three major branch expansion projects.


Columbia Bancorp vs. Peer Bank Comparative Ratios
                                                        Columbia*   Peer Banks**
--------------------------------------------------------------------------------
Performance Ratios:
Return on average assets                                  1.34%        1.14%
Return on average equity                                 12.71        11.99
Net yield on earning assets                               6.60         5.14
Efficiency ratio                                         64.63        64.60
--------------------------------------------------------------------------------
Capital Adequacy:
Year-end capital to year-end risk-weighted assets:
 Tier 1                                                  11.91        13.83
 Total                                                   13.16        15.13
--------------------------------------------------------------------------------
Asset Quality:
Nonaccrual loans to total assets                          1.21          .59
Nonperforming assets and past-due loans to total assets   1.37         1.12
Net charge-offs to average loans                           .12          .25
--------------------------------------------------------------------------------

 *Represents information as of and for the year ended December 31, 1996. **Source: The SNL Quarterly Bank Digest, December 31, 1996. Data represents the average of trailing four quarters for banks with less than $500 million in total assets.

Page Two

Asset Quality
(bullet) Net  charge-offs to average  loans remained unchanged from 1995 at .12%
         as compared to .25% for our peer group.
(bullet) Nonperforming  assets and past-due  loans to total assets  increased to
         1.37% as compared to 1.12% for our peer group. This increase reflected isolated problems encountered primarily with real estate development and construction loans which are collateralized with residential properties. Such increases in nonperforming assets occur from time-to-time in the normal course of our residential lending business. The overall quality of our loan portfolio remains strong.

Shareholder Value
(bullet) Stockholders  equity reached $31.0 million with tangible book value per share of $14.29.
(bullet) Fully diluted earnings per share adjusted to exclude the impact of the one-time SAIF special assessment were $1.79 as compared to $1.80 for 1995. The year-to-year earnings per share comparisons reflect the dilutive impact of the Companys successful 862,500 share common stock offering in 1995.
(bullet) Market  capitalization  increased  substantially  to $45.6  million  at
         December 31, 1996.
(bullet) In December 1996, we increased the quarterly common stock dividend from $.10 to $.12 per share.

Strategic Growth Initiatives During 1996

Branch Expansion
(bullet) The  Cross  Keys  Branch  opened  in December 1995 and the Heaver Plaza
         Branch opened in March 1996. Each averaged approximately $800,000 in net new deposits per month and helped solidify the Banks presence in the North Baltimore Corridor market.
(bullet) The Oakland Mills Branch in Columbia was relocated to new quarters in the same village center, approximately tripling its customer service area and adding a new ATM and a drive-thru banking facility.

Backoffice Systems Upgrades
(bullet) During the fourth quarter and after a year of intensive preparation, we implemented a data processing and information systems upgrade which will offer both enhanced customer service and future operational cost efficiencies.

North Baltimore Commercial Lending Team
(bullet) Consistent with our continued efforts to capitalize on our strong ties to this market, a commercial lending team has been established in our Heaver Plaza Branch.



                                                                      Page Three

Planned Expansion for 1997

New Branches

In 1997,  we will open three new,  full-service  drive-thru  branches  in Howard
County:

(bullet) Long Gate--a  major  new  shopping complex including national retailers such as Target and  Safeway.
(bullet) Wilde Lake--Columbia's  first  village  center,  which is anchored by a
         Giant supermarket.
(bullet) River Hill--Columbia's  final  village center,  being built in affluent
         Clarksville, which will also be anchored by a Giant supermarket.

North Baltimore Mortgage Banking Team

(bullet) Consistent with our continued expansion in this market, a six member mortgage banking team was placed in Heaver Plaza during February 1997.

Outlook for the Future

Over the near term, it is our goal to improve profitability levels while maintaining asset quality and our significantly above average growth. We intend to leverage our capital position as we continue to seek new growth opportunities, including possible acquisitions of other financial institutions, their branches, or their deposits.
    Over the longer term, we will continue to fortify our position as the largest community bank in Howard County at the heart of the Baltimore/Washington Corridor and increase our penetration of surrounding market areas. The economic prospects for our home market area are bright. We have an excellent pipeline of prospective business, and we are well positioned to take advantage of customer turnover resulting from continuing major banking consolidations in our market.

    As we look into the future, we remain committed to striking an optimal balance between enhanced profitability and healthy business growth which will result in superior shareholder value.



/s/ James R. Moxley, Jr.
__________________________
James R. Moxley, Jr.
Chairman



/s/ Herschel L. Langenthal
__________________________
Herschel L. Langenthal
Vice Chairman



/s/ John M. Bond, Jr.
__________________________
John M. Bond, Jr.
President and
Chief Executive Officer

[Photo appears to left of page]

Left to right
Herschel L. Langenthal
James R. Moxley, Jr.
John M. Bond, Jr.

Page Four

[Columbia Bancorp Logo] Financial Information    COLUMBIA BANCORP AND SUBSIDIARY


Table of Contents:

Selected Financial Highlights                               6

Management's Discussion and Analysis                        7

Independent Auditors' Report                               21

Consolidated Statements of Condition                       22

Consolidated Statements of Income                          23

Consolidated Statements of Stockholders' Equity            24

Consolidated Statements of Cash Flows                      25

Notes to Consolidated Financial Statements                 27

Recent Common Stock Prices and Stock Performance Graph     44

Corporate Information                                      45



                                                                       Page Five

[Columbia Bancorp Logo] Selected Financial Highlights
                                                 COLUMBIA BANCORP AND SUBSIDIARY

(in thousands, except per share data)            1996     1995      1994      1993     1992
-----------------------------------------------------------------------------------------------------
Consolidated Income Statement Data:
  Interest income                             $ 25,822  $ 22,210  $ 17,031  $ 14,188  $ 10,494
  Interest expense                               8,769     7,892     5,705     5,466     4,725
                                           ----------------------------------------------------------
  Net interest income                           17,053    14,318    11,326     8,722     5,769
  Provision for credit losses                      621       559       242       505       549
                                           ----------------------------------------------------------
  Net interest income after
    provision for credit losses                 16,432    13,759    11,084     8,217     5,220
  Noninterest income                             2,058     1,575     1,821     2,580     1,822
  Noninterest expense                           12,351     9,747     8,966     7,961     5,505
                                           ----------------------------------------------------------
  Income before income taxes                     6,139     5,587     3,939     2,836     1,537
  Income taxes                                   2,387     2,158     1,523     1,093       530
                                           ----------------------------------------------------------
  Net income                                  $  3,752  $  3,429  $  2,416  $  1,743  $  1,007
=====================================================================================================
Consolidated Balance Sheet Data,
  at year-end:
  Assets                                      $317,234  $263,025  $224,208  $206,592  $196,020
  Loans, net of unearned income                237,875   190,691   162,253   131,365   117,149
  Deposits                                     254,640   218,162   189,463   176,285   176,056
  Stockholders' equity                          30,975    28,064    16,873    15,459    14,242
Per Share Data (a):
  Number of shares of Common Stock
    outstanding, at year-end (in thousands)      2,148     2,146     1,040     1,040     1,040
  Net income:
    Primary                                   $   1.66  $   1.95  $   1.67  $   1.13  $    .70
    Fully diluted                                 1.66      1.80      1.56        (b)      .68
  Cash dividends declared:
    Common                                         .42       .25       .14        --        --
    Preferred                                       --      1.30      1.20      1.20        --
  Tangible book value, at year-end               14.29     12.92     11.61     10.28      9.11
Performance and Capital Ratios:
  Return on average assets                        1.34%     1.42%     1.13%      .88%      .67%
  Return on average stockholders' equity         12.71     15.60     15.01     11.85      8.80
  Net yield on earning assets (c)                 6.60      6.46      5.90      4.88      4.22
  Average stockholders' equity to
    average total assets                         10.53      9.07      7.53      7.39      7.60
  Year-end capital to year-end
    risk-weighted assets (d):
    Tier 1                                       11.91     12.97      9.28      9.34      7.99
    Total                                        13.16     14.12     10.56     10.87      9.76
  Year-end Tier 1 leverage ratio (d)             10.11     10.67      7.39      6.73      6.22
  Cash dividends declared to net income          24.05     25.66     28.38     30.99        --
Asset Quality Ratios:
  Allowance for credit losses,
    at year-end, to:
      Total loans, net of unearned income         1.38%     1.54%     1.59%     1.80%     1.76%
      Nonperforming and past-due loans           84.23    245.72    222.62    126.19     80.93
  Net charge-offs to average total
    loans, net of unearned income                  .12       .12       .02       .17       .23
  Nonperforming assets and past-due
    loans to total assets, at year-end            1.37       .49      1.29      2.29      2.90
  Nonperforming and past-due loans
    to total loans, net of unearned
    income, at year-end                           1.64       .63       .71      1.43      2.18
-----------------------------------------------------------------------------------------------------

(a) Per share data for 1992 have been adjusted to reflect the 10% stock dividend issued in May, 1993.
(b) Anti-dilutive.
(c) Net yield on earning assets is the ratio of net interest income to total average interest-earning assets.
(d) The Board of Governors of the Federal Reserve System (the "Federal Reserve Board") capital guidelines for bank holding companies require minimum risk-based ratios of Tier 1 and total capital to risk-weighted assets of 4.00% and 8.00%, respectively, and a minimum leverage-based ratio of Tier 1 capital to total average quarterly assets generally of at least 4.00%. The ratios above were calculated using the guidelines in effect at each reported date.

Page Six

[Columbia Bancorp Logo] Management's Discussion and Analysis
                                                 COLUMBIA BANCORP AND SUBSIDIARY


Overview
     Net income increased from $3.4 million in 1995 to $3.8 million in 1996, representing a 9.4% increase and marking the fifth consecutive year during which the Company posted improved earnings. Net income for 1996 was reduced $299,000 as a result of a one-time special assessment imposed by the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF"). Without this assessment, the Company's net income would have been $4.1 million, representing an 18.1% increase over 1995.
     Fully diluted net income per share for 1996 was $1.66 ($1.79 if adjusted to exclude the SAIF assessment) as compared to $1.80 for 1995. Year-to-year net income per share comparisons reflect the dilutive impact of the Company's successful 862,500 share common stock offering completed in June 1995. Return on average assets and return on average equity for 1996 were 1.34% and 12.71%, respectively. If adjusted to exclude the SAIF assessment, return on average assets and return on average equity would have been 1.44% and 13.73%, respectively. Tangible book value per share was $14.29 at December 31, 1996.
     The year 1996 reflected continuation of the Company's aggressive growth strategy. Key factors which influenced the Company's financial performance during 1996, in addition to the SAIF assessment, and factors which will influence future performance include:

(bullet) Growth in loans, net of unearned income,  of 24.7%.

(bullet) Growth in deposits of 16.7%. Core deposits, representing deposits exclusive of certificates of deposits in excess of $100,000, grew $32.3 million or 15.4%.

(bullet) Maintenance of the net yield on earning assets well above peer group averages. The net yield on earning assets was 6.60% during 1996.

(bullet) Completion of substantial upgrading to backoffice data processing systems to provide enhanced customer service capabilities and future cost efficiencies.

(bullet) Sale of the Company's investment in limited partnership interests acquired in the acquisition of Fairview Federal Savings and Loan
         Association. See Note 7 of the Notes to Consolidated Financial Statements.

(bullet) Expansion of the Company's branch network with the addition of the Heaver Plaza, Towson, Maryland location in 1996 and the scheduled opening in 1997 of three full service branch facilities in Howard County, Maryland.

     The discussion which follows provides further detailed analysis regarding the Company's financial condition and results of operations. It is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto.

Distributions of Assets,  Liabilities and Stockholders' Equity; Yields and Rates
     The Company's growth during 1996 and 1995 is depicted by the following table, which indicates average balances of asset and liability categories, interest income and expense, and average rates for the years ended December 31, 1996, 1995 and 1994.

                                                                      Page Seven

[Columbia Bancorp Logo] Management's Discussion and Analysis
                        (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY

                                                    1996                             1995                            1994
                                    -----------------------------------------------------------------------------------------------
                                     Average                          Average                          Average
(dollars in thousands)              Balances (1)  Interest   Rate    Balances (1)  Interest  Rate    Balances (1)  Interest  Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Loans, net of unearned
    income (2)                      $215,348      $23,447    10.89%  $175,363      $19,832   11.31%  $146,494      $14,896   10.17%
  Investment securities
    and securities
    available-for-sale                35,714        2,000     5.60     36,752        1,887    5.13     40,959        1,944    4.75
  Federal funds sold                   7,194          375     5.21      9,628          491    5.10      4,480          183    4.08
  Interest-bearing deposits
    in other banks                        --           --       --         --           --      --         84            8    9.52
                                    ---------------------            ---------------------           ---------------------
      Total interest-
        earning assets               258,256       25,822    10.00    221,743       22,210   10.02    192,017       17,031    8.87
                                                  -------                          -------                         -------
Noninterest-earning assets:
  Cash and due from banks             12,856                           11,296                          11,205
  Property and
    equipment, net                     7,085                            6,359                           6,288
  Other assets                         5,366                            5,524                           6,659
  Less allowance for
    credit losses                     (3,211)                          (2,721)                         (2,507)
                                    --------                         --------                        --------
      Total assets                  $280,352                         $242,201                        $213,662
                                    ========                         ========                        ========
Liabilities and
  Stockholders' Equity
Interest-bearing liabilities:
  NOW accounts                      $ 25,479          521     2.04   $ 23,688          484    2.04   $ 22,307          485    2.17
  Savings accounts                    44,022        1,420     3.22     43,864        1,527    3.48     48,534        1,562    3.22
  Money market accounts               34,860        1,098     3.15     31,059        1,036    3.33     28,380          873    3.08
  Certificates of deposit             92,125        5,010     5.44     74,289        4,038    5.44     57,644        2,336    4.05
  Short-term borrowings               15,974          720     4.51     16,045          807    5.03     11,066          449    4.06
                                    ---------------------            ---------------------           ---------------------
      Total interest-
        bearing liabilities          212,460        8,769     4.13    188,945        7,892    4.18    167,931        5,705    3.40
                                                  -------                          -------                         -------
Noninterest-bearing
  liabilities:
    Noninterest-bearing
      deposits                        36,785                           29,885                          28,268
    Other liabilities                  1,595                            1,398                           1,366
Stockholders' equity                  29,512                           21,973                          16,097
                                    --------                         --------                        --------
      Total liabilities and
        stockholders'
        equity                      $280,352                         $242,201                        $213,662
                                    ========                         ========                        ========
Net interest income                               $17,053                          $14,318                         $11,326
                                                  =======                          =======                         =======
Net interest spread                                           5.87%                           5.84%                           5.47%
                                                             ======                          ======                          ======
Net yield on earning assets                                   6.60%                           6.46%                           5.90%
                                                             ======                          ======                          ======

(1) Average balances are calculated as the average of month-end balances.
(2) Average loan balances include first mortgage loans originated for sale and nonaccrual loans. Interest income on loans includes loan fees, net of costs, of $2.4 million, $1.8 million, and $1.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

Page Eight

Net Interest Income
     Net interest income, the amount by which interest income on interest-earning assets exceeds interest expense on interest-bearing liabilities, is the most significant component of the Company's earnings. Net interest income is a function of several factors, including changes in the volume and mix of interest-earning assets and funding sources, and market interest rates. While management policies influence these factors, external forces, including customer needs and demands, competition, the economic policies of the federal government and the monetary policies of the Federal Reserve Board, do so also.
     The following table and the related discussions of interest income and interest expense provide further analysis of the increases in net interest income during 1996 and 1995. In each year, the increase in net interest income was primarily attributable to increased volumes of loans outstanding.

                                       1996 over 1995                1995 over 1994
                              -------------------------------------------------------------
                                          Due to change in                 Due to change in
                               Increase   ----------------     Increase    -----------------
(dollars in thousands)        (Decrease)  Volume      Rate    (Decrease)   Volume      Rate
--------------------------------------------------------------------------------------------
Interest income:
  Loans                         $3,615    $3,742    $(127)      $4,936     $3,146    $1,790
  Investment securities
    and securities
    available-for-sale             113       (14)     127          (57)      (209)      152
  Federal funds sold              (116)     (117)       1          308        254        54
  Other                             --        --       --           (8)        (4)       (4)
                                -----------------------------------------------------------
    Total                        3,612     3,611        1        5,179      3,187     1,992
                                -----------------------------------------------------------
Interest expense:
  Deposits                         964       964       --        1,829        575     1,254
  Short-term borrowings            (87)       (3)     (84)         358        233       125
                                -----------------------------------------------------------
    Total                          877       961      (84)       2,187        808     1,379
                                -----------------------------------------------------------
Net interest income             $2,735    $2,650    $  85       $2,992     $2,379    $  613
                                ===========================================================

(1) The change in interest income and expense due to both rate and volume has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

Interest Income
    Interest income increased $3.6 million or 16.3% in 1996 as compared to 1995, primarily as a result of an increase in the average balance of loans outstanding during 1996 as compared to 1995. Average loans outstanding, net of unearned income, increased $40.0 million or 22.8% during 1996 and reflected continued growth in the Company's consumer and residential development and construction loan portfolios. Loans, the Company's highest yielding asset, on average also became a larger percentage of average interest-earning assets, increasing from 79.1% in 1995 to 83.4% in 1996.
    Interest income increased $5.2 million or 30.4% in 1995 as compared to 1994, also primarily as a result of an increase in the average balance of loans outstanding. Average loans outstanding, net of unearned income, increased 19.7% during 1995. In addition, the average yield on loans increased from 10.2% during 1994 to 11.3% during 1995, and corresponded with increases in the prime lending rate during 1995. The Bank's prime lending rate averaged approximately 8.8% in 1995 versus 6.9% in 1994.

Interest  Expense
    Interest expense increased $877,000 in 1996 as compared to 1995. The increase generally reflected growth in deposits. During 1996, average interest-bearing deposits increased $23.6 million or 13.6%. The increase in deposits was used to fund loan growth.

                                                                       Page Nine

[Columbia Bancorp Logo] Management's Discussion and Analysis
                        (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY

    Interest expense increased $2.2 million in 1995 as compared to 1994. The increase generally reflected an increase in the cost of funds combined with growth in deposits and short-term borrowings. Specifically, the cost of interest-bearing funds increased from 3.4% during 1994 to 4.2% during 1995 and reflected the higher interest rate environment. Also, average interest-bearing deposits and short-term borrowings increased $16.0 million and $5.0 million, respectively, during 1995.

Noninterest Income
    The Company's primary sources of noninterest income are fees charged for services and gains and fees recognized on the sale of residential mortgage loans. Noninterest income increased $483,000 during 1996 as compared to 1995. The growth in noninterest income during 1996 was primarily the result of an increase of $233,000 in fees charged for services, reflecting growth in deposit accounts. The total number of deposit accounts subject to service charges increased 14.6%, from 20,241 at December 31, 1995 to 23,193 at December 31, 1996. In addition, growth in fees charged for services reflected the Company's continued success in providing fee-based cash management services to numerous larger, and more sophisticated, corporate customers.
    Gains and fees on sales of residential mortgage loans increased $103,000 during 1996 as compared to 1995. The increase corresponded with an increase in residential mortgage loans sold from $38.9 million in 1995 to $47.9 million in 1996.
    Noninterest income declined $246,000 during 1995 as compared to 1994. The decline was largely attributed to a higher interest rate environment as compared to 1994 which resulted in a decrease in the volume of residential mortgage loans sold from $53.0 million during 1994 to $38.9 million during 1995. Correspondingly, gains and fees recognized on sales of loans decreased from $869,000 in 1994 to $651,000 in 1995.

Noninterest Expenses
    Noninterest expenses consist primarily of costs associated with personnel, bank premises and equipment, regulatory insurance assessments and data processing. The Company's noninterest expense for 1996 totalled $12.4 million, representing an increase of $2.6 million over 1995 or 26.7%. This increase was primarily driven by continued expansion of the retail branch network and significant upgrading of back office data processing, all in an effort to strengthen the core operating base necessary to provide enhanced customer service and to recognize future cost efficiencies.
    Salaries and employee benefits, the largest component of noninterest expense, increased from $5.1 million during 1995 to $6.0 million in 1996. The increase was attributable primarily to higher staffing levels as a result of the expansion efforts of the Company during 1996 and, to a lesser degree, merit increases. At December 31, 1996, the Company employed 160 full-time and 25 part-time employees as compared to 133 full-time and 31 part-time employees at December 31, 1995.
    Occupancy and equipment expense, recorded net of rental income, grew 44.3% or $587,000 during 1996. During 1996, the Company essentially added two full-service branch locations (one of which officially opened in late December
1995) and relocated a third branch to a larger facility with drive-thru access. Additional equipment costs were recognized with the upgrading of backoffice data processing, which included deployment of approximately 80 computer workstations and installation of additional telecommunication equipment throughout the Company.
    Deposit insurance and assessments increased from $344,000 in 1995 to $687,000 in 1996. The increase reflected the one-time special FDIC assessment levied in an effort to recapitalize the SAIF which totalled $486,000. As a result of the acquisition of Fairview Federal Savings and Loan Association ("Fairview") in June 1992, approximately $82.9 million or 35.3% of the Bank's assessable deposit base is insured by SAIF. The remainder is insured by the Bank Insurance Fund ("BIF"). Effective October 1, 1996, the Company began paying a Financing Corporation ("FICO") assessment of 1.30 cents per $100 of BIF deposits and 6.48 cents per $100 of SAIF deposits. The impactof the special assessment was mitigated by a significant reduction (from 23 cents per $100 of deposits to zero) in the FDIC insurance premium associated with BIF deposits assessed the Company during

Page Ten

1996. The Company's FDIC insurance premium associated with deposits insured by the SAIF was also reduced from 23 cents per $100 to zero effective October 1, 1996.
    Data processing expense grew $247,000 in 1996 as compared to 1995, reflecting growth in account volume and one-time charges totalling approximately $143,000 associated with the conversion of data processing systems.
    Noninterest expenses for 1995 totalled $9.7 million and represented an increase over 1994 of 8.7% or $781,000. The primary component was an increase of $767,000 in salaries and employee benefits caused by an increasing employee population as well as merit salary increases. The Company employed 133 full-time and 31 part-time employees at December 31, 1995, as compared to 123 full-time and 26 part-time employees at December 31, 1994. In addition, the Company incurred a charge of approximately $80,000 resulting from a change in health care providers. Other noninterest expenses, including occupancy (net of rental income), cash management services, equipment costs and data processing, increased $92,000, $83,000, $38,000 and $32,000, respectively, in 1995 as compared to 1994 and reflected increased business activity. In addition, in March, 1995, the Company donated a closed branch facility, comprised of a building and an adjacent parking lot, to a charitable organization resulting in a charge to income of $128,000.

Liquidity
    Liquidity describes the ability of the Company to meet financial obligations, including lending commitments and contingencies, that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the customers of the Company, as well as to meet current and planned expenditures.
    The Company's major source of liquidity ("financing activities" as used in the Consolidated Statements of Cash Flows) is its deposit base. At December 31, 1996, total deposits were $254.6 million. Core deposits, defined as all deposits except certificates of deposit of $100,000 or more, totalled $242.5 million or 95.2% of total deposits. Also, the Bank, as a member of the Federal Home Loan Bank of Atlanta ("FHLB"), has the ability to utilize established credit as an additional source of liquidity. Collateral must be pledged to the FHLB before advances can be obtained. At December 31, 1996, outstanding advances from the FHLB totalled $18.0 million. The Bank's approved credit line was $32.0 million. However, the Bank had sufficient collateral to borrow up to $53.3 million. Borrowings above the approved credit limit require special approval of the FHLB. In addition, liquidity is provided by the Company's overnight investment in federal funds sold. At December 31, 1996, federal funds sold totalled $3.5 million.

Interest Rate Sensitivity
    Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of the Company's interest-earning assets and funding sources. The Asset/Liability Management Committee of the Board of Directors oversees the Company's interest rate sensitivity position in order to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the Company's liquidity, growth and capital adequacy goals. It is the objective of the Asset/Liability Management Committee to maximize the net yield on earning assets during periods of volatile as well as stable interest rates, to attain earnings growth and to maintain sufficient liquidity to satisfy depositors' requirements and meet the credit needs of customers.
    The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1996 and the Company's interest sensitivity gap (i.e., interest-earning assets less interest-bearing liabilities). A positive sensitivity gap for any time period indicates that more interest-earning assets will mature or reprice during that time period than interest-bearing liabilities. The Company's goal is generally to maintain a balanced cumulative gap position for the period of one year or less in order to mitigate the impact of changes in interest rates on liquidity, interest margins and corresponding operating results. During periods of

                                                                     Page Eleven

[Columbia Bancorp Logo] Management's Discussion and Analysis
                        (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY

rising interest rates, a short-term positive interest sensitivity gap position would generally increase net interest income, and during periods of falling interest rates, a short-term positive interest sensitivity gap position would generally decrease net interest income.
    It is important to note that the table represents the static gap position for interest sensitive assets and liabilities at December 31, 1996. The table does not give effect to prepayment or extension of loans as a result of changes in general market rates. And, while the table does indicate the opportunities to reprice assets and liabilities within certain time frames, it does not account for timing differences which occur during periods of repricing. For example, deposit rates tend to lag in a rising rate environment and lead in a falling rate environment. Also, the table does not account for the core deposit relationship with customers which might suggest that the balances of NOW, savings, and money market accounts totalling $106.1 million are less sensitive than interest-bearing liabilities maturing in three months or less.

                                               Interest Sensitivity Period
                                ------------------------------------------------------
                                               After 3    After 1
                                 Less Than     Through    Through    After 5
(dollars in thousands)           3 Months     12 Months   5 Years     Years     Total
--------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold            $  3,477     $     --     $    --   $    --   $  3,477
  Investment securities            2,500        8,913      28,382        --     39,795
  Securities available-for-sale    2,982        1,160         212        --      4,354
  Residential mortgages
    originated for sale            1,551           --          --        --      1,551
  Loans receivable (1)           190,291       10,443      27,828     6,583    235,145
                                ------------------------------------------------------
      Total interest-
        earning assets           200,801       20,516      56,422     6,583    284,322
                                ------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
    NOW accounts                  25,886           --          --        --     25,886
    Savings accounts              42,732           --          --        --     42,732
    Money market accounts         37,514           --          --        --     37,514
    Certificates of deposit       23,068       39,646      41,802        11    104,527
  Short-term borrowings           30,127           --          --        --     30,127
                                ------------------------------------------------------
      Total interest-
        bearing liabilities      159,327       39,646      41,802        11    240,786
                                ------------------------------------------------------
  Interest sensitivity gap      $ 41,474     $(19,130)    $14,620   $ 6,572   $ 43,536
                                ======================================================
  Cumulative interest
    sensitivity gap             $ 41,474     $ 22,344     $36,964   $43,536
                                ======================================================
  Cumulative interest
    sensitivity gap ratio           13.1%         7.0%       11.7%     13.7%
                                ======================================================

(1) Loans receivable are stated before  deducting  unearned income and allowance
    for  credit  losses.   The  balance also excludes nonaccrual loans totalling
    $3,851.

    The analysis provided in the table above includes the following significant assumptions: Fixed-rate loans and investments other than collateralized mortgage obligations and mortgage-backed securities are scheduled by contractual maturity, and variable-rate loans and investments other than collateralized mortgage obligations and mortgage-backed securities are scheduled by repricing date. Collateralized mortgage obligations and mortgage-backed securities are scheduled according to estimated maturity based upon the most recent monthly prepayment factors. Residential mortgage loans originated for sale are scheduled based on their expected sale dates, generally 10 to 14 days after settlement. Due to their liquid nature, the entire balance of NOW, savings and money market accounts is assumed to be immediately sensitive.

Page Twelve

Cash and Due From Banks
    Cash and due from banks represents cash on hand, cash on deposit with other banks and cash items in process of collection. As a result of the Company's cash management services provided to large, sophisticated corporate customers (which includes processing coin and currency transactions for, and checks received by, retail customers), cash balances may be higher than industry averages for banks of a similar asset size.

Analysis of Investments
    The investment portfolio consists of investment securities and securities available-for-sale. Investment securities are those securities that the Company has the positive intent and ability to hold to maturity and are carried at amortized cost. Securities available-for-sale are those securities which the Company intends to hold for an indefinite period of time but not necessarily until maturity. These securities are carried at fair value and may be sold as part of an asset/liability management strategy, liquidity management, interest rate risk management, regulatory capital management or other similar factors.

    The components of the investment portfolio at December 31, 1996, 1995 and 1994 were as follows:


                                          1996                       1995                          1994
                               ---------------------------------------------------------------------------------
                                             Securities                  Securities                   Securities
                               Investment    Available-    Investment    Available-     Investment    Available-
(dollars in thousands)         Securities     for-Sale     Securities     for-Sale      Securities     for-Sale
----------------------------------------------------------------------------------------------------------------
U. S. Treasury securities       $36,968      $  --          $18,987       $ 3,489        $17,008       $ 3,373
Collateralized mortgage
  obligations and
  mortgage-backed
  securities (1)                  1,312        173            3,780           406          7,916           608
Securities of U.S.
  Government sponsored
  agencies                        1,515      2,531            2,000         5,029          2,000         5,748
Municipal securities                 --        700                            700             --           676
Investment in Federal
  Home Loan Bank Stock               --        950               --           950             --           950
                                --------------------------------------------------------------------------------
                                $39,795     $4,354          $24,767       $10,574        $26,924       $11,355
                                ================================================================================

(1) The entire balance is issued and guaranteed by U.S. Government sponsored agencies.

    The investment portfolio increased $8.8 million from December 31, 1995 to December 31, 1996. The increase represented purchases of U.S. Treasury securities totalling $28.5 million with maturities of two years, net of maturities and repayments. There were no securities sold during 1996, 1995 or 1994.
    The amortized cost and estimated fair values and tax equivalent yield of debt securities at December 31, 1996, by maturities, are shown below. Collateralized mortgage obligations and mortgage-backed securities are categorized by their estimated maturities based upon the most recent monthly prepayment factors, which may change. All other debt securities are categorized based on contractual maturities.

                                                                   Page Thirteen

[Columbia Bancorp Logo] Management's Discussion and Analysis
                        (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY


                                        Investment  Securities                       Securities Available For Sale          Current
                              --------------------------------------------------------------------------------------------  Weighted
                              Amortized Unrealized  Unrealized   Estimated  Amortized   Unrealized  Unrealized  Estimated   Average
(dollars in thousands)          Cost       Gains      Losses     Fair Value   Cost         Gains      Losses    Fair Value   Rate
------------------------------------------------------------------------------------------------------------------------------------
U. S. Treasury
  securities:
    Due one year
      or less                 $ 9,994      $ 20        $ 5       $10,009     $  --        $ --          $--      $   --      5.86%
    Due after one
      through
      five years               26,974       110         26        27,058        --          --           --          --      5.90

Collateralized
 mortgage
 obligations and
 mortgage-backed
 securities:
    Due one year
      or less                     418        --          5           413       161          --           --         161      4.76
    Due after one
      through
      five years                  894        --          9           885        10           2           --          12      4.99

Securities of U. S.
  Government
  sponsored agencies:
    Due one year
      or less                      --        --         --            --     2,045          --            7       2,038      5.11
    Due after one
      through
      five years                1,515        --         41         1,474       500          --            7         493      4.35

Municipal securities:
    Due one year
      or less                      --        --         --            --       500          --           --         500      4.88
    Due after one
      through
      five years                   --        --         --            --       201          --            1         200      5.15
                              ------------------------------------------------------------------------------------------------------
                              $39,795      $130        $86       $39,839    $3,417         $ 2          $15      $3,404      5.73%
                              ======================================================================================================


Page Fourteen

Analysis of Loans
    The table below represents a breakdown of loan balances of the Company at December 31.

(dollars in thousands)            1996      1995      1994     1993      1992
--------------------------------------------------------------------------------
Commercial                     $ 30,517  $ 29,275   $ 24,819  $ 15,947  $ 17,933
Real estate--development and
  construction (1)              112,838    89,877     72,857    57,453    39,131
Real estate--mortgage:
  Residential                    11,897    12,726     13,383    13,491    19,413
  Commercial                     14,470     9,108     10,251    12,872     8,556
Consumer:
  Retail (2)                     67,731    49,225     40,354    31,149    31,635
  Credit card                     1,543     1,527      1,432     1,238     1,011
                               -------------------------------------------------
    Total loans                $238,996  $191,738   $163,096  $132,150  $117,679
                               =================================================

(1) At December 31, 1996, 1995, 1994, 1993, and 1992 loans to individuals for constructing primary personal residences represented $10,780, $16,071, $18,631, $16,456, and $9,593, respectively.
(2) Primarily loans secured by the borrowers' principal residences in the form of home equity lines of credit and second mortgages.

    Total loans increased $47.3 million during the year ended December 31, 1996 representing a 24.6% increase. All loan types, except residential mortgage loans, exhibited growth during the period. However, the increase in loan activity was largely attributable to continued growth in the Company's residential development and construction loan portfolio and in the consumer loan port-folio, primarily home equity lines of credit and second mortgages.
    The following table summarizes the Company's exposure resulting from loan concentrations in its loan portfolio. Loan concentrations result when loans are made to a number of borrowers engaged in similar activities which may be similarly impacted by economic or other conditions. This table presents the Company's credit concentration to borrowers involved in residential real estate development and/or construction as of December 31, 1996. There were no other loan concentrations exceeding 10% of gross loans as of December 31, 1996.

                                                          Total
             (dollars in thousands)                     Principal
             -----------------------------------------------------
             Loans receivable                           $115,449
             Unused credit lines                          50,735
             Letters of credit (1)                        13,600
                                                        --------
                                                        $179,784
                                                        ========


(1) Includes letters of credit totalling $3,655 which are secured by cash.

    The following table shows the contractual maturities and interest rate sensitivities of loans of the Company at December 31, 1996, exclusive of nonaccrual loans totalling $3.9 million. Some loans may include contractual installment payments which are not reflected in the table until final maturity. In addition, the Company's experience indicates that a significant number of loans will be extended or repaid prior to contractual maturity. Consequently, the table cannot necessarily be viewed as an accurate forecast of future cash repayments.

                                                             Maturing
                              -----------------------------------------------------------------------
                                                          After 1
                              In one year or less     through 5 years        After 5 years
                              -----------------------------------------------------------------------
(dollars in thousands)        Fixed      Variable     Fixed    Variable  Fixed    Variable     Total
-----------------------------------------------------------------------------------------------------
Commercial                    $   893    $ 17,511     $ 1,704  $ 8,469   $   820   $   593   $ 29,990
Real estate--construction      11,401      97,323         686      144        --        61    109,615
Real estate--mortgage           1,551       1,535       3,626   11,827     5,165     2,600     26,304
Consumer                        1,775       6,071       8,746    3,618    10,797    38,229     69,236
                              -----------------------------------------------------------------------
                              $15,620    $122,440     $14,762  $24,058   $16,782   $41,483   $235,145
                              =======================================================================

                                                                    Page Fifteen

[Columbia Bancorp Logo] Management's Discussion and Analysis
                        (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY

    The following table provides information concerning nonperforming assets and past-due loans.

                                                     December 31,
                                     -----------------------------------------
(dollars in thousands)                 1996    1995     1994     1993    1992
------------------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual loans (1)               $3,851   $1,051   $  679   $  563  $1,811
  Restructured loans (2)                 --       --       --       --      --
                                     -----------------------------------------
    Total nonperforming loans         3,851    1,051      679      563   1,811
Other real estate owned                 448       89    1,731    2,865   3,138
                                     -----------------------------------------
    Total nonperforming assets       $4,299   $1,140   $2,410   $3,428  $4,949
                                     =========================================
Loans past-due 90 days or more       $   59   $  141   $  479   $1,312  $  743
                                     =========================================

(1) Loans are placed in nonaccrual status when they are past due 90 days as to either principal or interest or when, in the opinion of management, the collection of all principal and interest is in doubt. Management may grant a waiver from nonaccrual status for a 90-day past-due loan which is both well secured and in the process of collection. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current.
(2) Restructured loans are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15. Nonaccrual loans are not included in these totals.

    The largest component of nonperforming assets at December 31, 1996 was the Company's portfolio of nonaccrual loans totalling $3.9 million. At December 31, 1996, nonaccrual loans consisted primarily of seven residential development and construction loans totalling $3.2 million and one commercial mortgage loan totalling $517,000. The collateral for five of these loans and a portion of the collateral for one additional loan with aggregate balances totalling $2.8 million are currently under contract of sale and one loan totalling $50,000 was paid in full subsequent to December 31, 1996. An additional $266,000 was transferred to other real estate owned subsequent to December 31, 1996.
    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosures" ("SFAS No. 118"), the Company measures impaired loans
(i) at the present value of expected future cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding provision for credit losses.
    A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past-due. The Company generally considers a period of delay in payment to include delinquency up to 90 days.
    SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment. The Company's impaired loans are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are generally placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.
    Impaired loans at December 31, 1996 totalled $3.8 million and all were collateral dependent loans. Collateral dependent loans are measured based on the fair value of the collateral. There were no impaired loans at December 31, 1996 with an allocated valuation allowance. An impaired loan is charged-off when the loan, or a portion thereof, is considered uncollectible.

Page Sixteen

    The Company provides for credit losses through the establishment of an allowance for credit losses (the "Allowance") by provisions charged against earnings. Based upon management's monthly evaluation, provisions are made to maintain the Allowance at a level adequate to absorb potential losses within the loan portfolio. The provision for credit losses was $621,000 the year ended 1996 as compared with $559,000 and $242,000 for the years ended 1995 and 1994, respectively.
    The factors used by management in determining the adequacy of the Allowance include historical relationships among loans outstanding; credit loss experience and the current level of the Allowance; a continuing evaluation of nonperforming loans and loans classified by management as having potential for future deterioration taking into consideration collateral value and the financial strength of the borrower and guarantors; and a continuing evaluation of the present and future economic environment. Regular review of the loan portfolio's quality is conducted by the Company's staff. In addition, bank supervisory authorities and independent consultants and accountants periodically review the loan portfolio. At December 31, 1996 the Allowance was 1.38% of total loans, net of unearned income. The Allowance at December 31, 1996 is considered by management to be sufficient to address the credit risk in the current loan portfolio.
    The  following  table presents certain information regarding the Allowance:

                                              Years Ended December 31,
                                       -------------------------------------
(dollars in thousands)                  1996    1995    1994    1993    1992
-----------------------------------------------------------------------------
Allowance at beginning of year         $2,929  $2,578  $2,366  $2,067  $  840
Less losses charged-off:
  Commercial                               --      72      --      52      84
  Real estate                             240      23      37     101       5
  Retail                                   39     140      57      44     130
  Credit cards                             29      23      32      25      10
                                       --------------------------------------
      Total losses charged-off            308     258     126     222     229
                                       --------------------------------------
Recoveries of losses previously
  charged-off:
    Commercial                              4      --       5       2       3
    Real estate                            38      25      55       6      --
    Retail                                  9      22      33       6       4
    Credit cards                           --       3       3       2      --
                                       --------------------------------------
      Total recoveries                     51      50      96      16       7
                                       --------------------------------------
Net losses charged-off                    257     208      30     206     222
Provision for credit losses               621     559     242     505     549
Acquired allowance of Fairview             --      --      --      --     900
                                       --------------------------------------
Allowance at end of year               $3,293  $2,929  $2,578  $2,366  $2,067
                                       ======================================
Ratio of allowance to nonperforming
  and past-due loans (1)                84.23% 245.72% 222.62% 126.19%  80.93%
                                       ======================================
Ratio of allowance to loans, net of
  unearned income                        1.38%   1.54%   1.59%   1.80%   1.76%
                                       ======================================

(1) There is no direct relationship between the size of the Allowance (and the related provision for credit losses) and the nonperforming and past-due loans. Accordingly, the ratio of Allowance to nonperforming and past-due loans may tend to fluctuate significantly.

                                                                  Page Seventeen

[Columbia Bancorp Logo] Management's Discussion and Analysis
                        (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY

    A breakdown of the Allowance is provided in the table below; however, management does not believe that the Allowance can be segregated by category with any precision that would be useful. The breakdown of the Allowance is based primarily on those factors discussed previously in evaluating the adequacy of the Allowance as a whole. Since all of those factors are subject to change, the breakdown is not necessarily indicative of the category of potential future credit losses.

    The following table presents the allocation of the Allowance among the various loan categories.

                                                   December 31,
                                      ---------------------------------------
(dollars in thousands)                 1996    1995    1994    1993    1992
-----------------------------------------------------------------------------
Commercial                            $  566  $  350  $  362  $  315  $  499
Real estate                            1,946   1,201     816     750     599
Consumer                                 275     207     185     173     239
Unallocated                              506   1,171   1,215   1,128     730
                                      --------------------------------------
                                      $3,293  $2,929  $2,578  $2,366  $2,067
                                      ======================================

    The table below provides a percentage breakdown of the loan portfolio by category to total loans, net of unearned income.


                                                   December 31,
                                      ---------------------------------------
(dollars in thousands)                 1996    1995    1994    1993    1992
-----------------------------------------------------------------------------
Commercial                             12.8%   15.3%   15.2%   12.1%   15.3%
Real estate                            58.2    58.1    59.2    63.4    56.9
Consumer                               29.0    26.6    25.6    24.5    27.8
                                      -------------------------------------
                                      100.0%  100.0%  100.0%  100.0%  100.0%
                                      =====================================


Deposits Analysis

    The following table sets forth the average deposit balances and average rates paid on deposits during the periods indicated.

                                                  Years Ended December 31,
                                 ---------------------------------------------------------
                                        1996               1995                1994
                                 ---------------------------------------------------------
                                 Average   Average   Average   Average   Average   Average
(dollars in thousands)           Balance   Rate      Balance   Rate      Balance   Rate
------------------------------------------------------------------------------------------
Total noninterest-
  bearing deposits              $ 36,785       --%  $ 29,885    --%     $ 28,268     --%
Interest-bearing deposits:
  NOW accounts                    25,479     2.04     23,688   2.04       22,307   2.17
  Savings accounts                44,022     3.22     43,864   3.48       48,534   3.22
  Money market accounts           34,860     3.15     31,059   3.33       28,380   3.08
  Certificates of deposit         92,125     5.44     74,289   5.44       57,644   4.05
                                ----------------------------------------------------------
  Total interest-bearing
    deposits                     196,486     4.10    172,900   4.10      156,865   3.35
                                ----------------------------------------------------------
      Total deposits            $233,271            $202,785            $185,133
                                ==========================================================

    Total deposits increased $36.5 million during the year ended December 31, 1996. The aggregate growth in deposits during 1996 was primarily attributable to growth in certificates of deposit totalling $19.6 million and growth in noninterest-bearing deposits totalling $11.4 million.

Page Eighteen

    The following table provides the maturities of certificates of deposit of the Company in amounts of $100,000 or more. The Company had no brokered deposits as of December 31, 1996.

                                              December 31,
                                      -------------------------
(dollars in thousands)                  1996     1995     1994
---------------------------------------------------------------
Maturing in:
  3 months or less                    $ 4,336  $ 3,194  $ 2,463
  Over 3 months through 6 months        2,659    1,902    1,241
  Over 6 months through 12 months       2,728      739      834
  Over 12 months                        2,427    2,146    1,325
                                      -------------------------
                                      $12,150  $ 7,981  $ 5,863
                                      =========================

Short-term Borrowings
    Short-term borrowings consist of short-term promissory notes issued to certain qualified investors and borrowings from the FHLB. The short-term promissory notes were in the form of commercial paper, which repriced daily and had maturities of 270 days or less. Borrowings from the FHLB outstanding during 1996, 1995 and 1994 repriced daily, had maturities of one year or less and could have been prepaid without penalty.

    The table below presents certain information with respect to short-term borrowings:

                                                         December 31,
                                                  ---------------------------
(dollars in thousands)                              1996     1995     1994
-----------------------------------------------------------------------------
Amount outstanding at year-end:
  Short-term promissory notes                     $12,127   $15,299   $ 3,396
  Borrowings from FHLB                             18,000        --    13,500
Weighted average interest rate at year-end:
  Short-term promissory notes                         4.8%      5.3%      5.8%
  Borrowings from FHLB                                6.7        --       6.7
Maximum outstanding at any month-end:
  Short-term promissory notes                     $15,369   $15,299   $ 8,805
  Borrowings from FHLB                             18,000    20,500    14,500
Average outstanding:
  Short-term promissory notes                      12,090     7,503     4,754
  Borrowings from FHLB                              3,884     8,542     6,312
Weighted average interest rate during the year:
  Short-term promissory notes                         4.4%      4.6%      3.7%
  Borrowings from FHLB                                4.8       5.4       4.3

Capital Adequacy
    The Federal Reserve Board has adopted risk-based guidelines for bank holding companies. As of December 31, 1996, the minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) was 8.0%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and making certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and limited amounts of credit loss reserves ("Tier 2 capital"). The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other intangible assets. The Federal Reserve Board also has adopted a minimum leverage ratio (Tier 1 capital to assets) of 3% for bank holding

                                                                   Page Nineteen

[Columbia Bancorp Logo] Management's Discussion and Analysis
                        (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY

companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1.0% to 2.0% higher for holding companies that do not have the highest rating or that are undertaking major expansion programs. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

    The tables below present the Company's capital position relative to its various minimum statutory and regulatory capital requirements.

                                        Leverage Capital Ratio
                                           December 31, 1996
                                       --------------------------
                                                     Percent of
(dollars in thousands)                  Amount     Average Assets
-----------------------------------------------------------------
Tier 1 capital (1)                     $ 30,716        10.1%
Leverage capital ratio requirement        9,115         3.0
                                       --------------------
Excess                                 $ 21,601         7.1%
                                       ====================
Quarterly average total assets         $303,828
                                       ========
                                                        Risk-based
                                                       Capital Ratio
                                                     December 31, 1996
                                                    ----------------------
                                                                Percent of
                                                                Risk-based
(dollars in thousands)                               Amount        Assets
--------------------------------------------------------------------------
Tier 1 capital (1)                                  $ 30,716        11.9%
Risk-based Tier 1 capital requirement                 10,314         4.0
                                                    --------------------
Excess                                              $ 20,402         7.9%
                                                    ====================
Tier 1 capital (1)                                  $ 30,716        11.9%
Tier 2 capital (2)                                     3,224         1.3
                                                    --------------------
Total risk-based capital                              33,940        13.2
  Fully phased-in risk-based capital requirements     20,628         8.0
                                                    --------------------
Excess                                              $ 13,312         5.2%
                                                    ====================
Risk-based assets                                   $257,847
                                                    ========

(1) Tier 1 capital is comprised of the following
    at December 31, 1996
      GAAP capital                                   $30,975
      Less intangible assets                            (268)
      Add unrealized losses on securities
       available-for-sale, net of taxes                    9
                                                     -------
                                                     $30,716
                                                     =======

(2) Tier 2 capital is comprised of the allowance for credit losses limited to 1.25% of risk-based assets, or $3,224

Recent Accounting Developments
    In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement will require, among other things, that the Company record at fair value, assets and liabilities resulting from a transfer of financial assets. The Company will adopt the provisions of SFAS No. 125 as of January 1, 1997, and management believes that the adoption of SFAS No. 125 will not have a material effect on the Company's reported financial condition or results of operations.

Page Twenty

[Columbia Bancorp Logo] Independent Auditors' Report
                                                 COLUMBIA BANCORP AND SUBSIDIARY


The Board of Directors
Columbia Bancorp:

    We have audited the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbia Bancorp and subsidiary as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP
_________________________

February 7, 1997
Baltimore, MD


                                                                 Page Twenty-One

[Columbia Bancorp Logo] Consolidated Statements of Condition
                        As of December 31, 1996 and 1995
                                                 COLUMBIA BANCORP AND SUBSIDIARY


                                                        1996          1995
--------------------------------------------------------------------------------
Assets
Cash and due from banks (note 2)                    $ 17,753,174   $ 10,182,474
Federal funds sold                                     3,477,436     17,909,575
Investment securities--fair value $39,839,135 in
  1996 and $24,740,814 in 1995 (note 3)               39,795,128     24,766,654
Securities available-for-sale (note 3)                 4,353,884     10,574,349
Residential mortgage loans originated for sale         1,551,408      1,045,170
Loans (notes 4 and 5):
  Commercial                                          30,517,140     29,274,548
  Real estate--development and construction          112,837,758     89,877,012
  Real estate--mortgage:
    Residential                                       11,897,386     12,726,384
    Commercial                                        14,470,139      9,107,672
  Retail, principally residential equity lines of
    credit                                            67,730,804     49,225,092
  Credit card                                          1,543,175      1,527,825
                                                    ---------------------------
      Total loans                                    238,996,402    191,738,533
      Less:
        Unearned income, net of deferred
          origination costs                            1,121,326      1,047,163
        Allowance for credit losses                    3,292,754      2,929,177
                                                    ---------------------------
      Loans, net                                     234,582,322    187,762,193
Other real estate owned (note 6)                         447,550         89,145
Investment in and advances to limited
  partnerships (note 7)                                       --        450,391
Property and equipment, net (note 8)                   7,683,598      6,580,100
Prepaid expenses and other assets (notes 9 and 14)     7,589,425      3,664,577
                                                    ---------------------------
      Total assets                                  $317,233,925   $263,024,628
                                                    ===========================
Liabilities and Stockholders' Equity
Deposits:
  Noninterest-bearing demand deposits               $ 43,980,900   $ 32,553,238
  Interest-bearing deposits:
    Savings and checking                             106,131,634    100,724,265
    Certificates of deposit:
      Under $100,000                                  92,376,853     76,902,742
      $100,000 and over                               12,150,499      7,981,277
                                                    ---------------------------
      Total deposits                                 254,639,886    218,161,522
Short-term borrowings (note 15)                       30,127,073     15,299,267
Accrued expenses and other liabilities                 1,492,127      1,500,285
                                                    ---------------------------
      Total liabilities                              286,259,086    234,961,074
                                                    ---------------------------
Stockholders' equity (notes 12, 13, 18 and 19):
  Common stock, $.01 par value per share; authorized
    9,550,000 shares; outstanding 2,148,004 and
    2,145,753 shares at December 31,1996 and 1995,
    respectively                                          21,480         21,457
  Additional paid-in capital                          22,598,578     22,576,938
  Retained earnings                                    8,363,390      5,513,921
  Net unrealized loss on securities available-for-sale    (8,609)       (48,762)
                                                    ---------------------------
      Total stockholders' equity                      30,974,839     28,063,554
Commitments and contingent liabilities
  (notes 10 and 11)
                                                    ---------------------------
      Total liabilities and stockholders' equity    $317,233,925   $263,024,628
                                                    ===========================

See accompanying notes to consolidated financial statements.

Page Twenty-Two

[Columbia Bancorp Logo] Consolidated Statements of Income
                        Years Ended December 31, 1996, 1995 and 1994
                                                 COLUMBIA BANCORP AND SUBSIDIARY


                                                 1996         1995          1994
-----------------------------------------------------------------------------------
Interest income:
  Loans                                      $23,447,203  $19,831,605   $14,896,420
  Federal funds sold                             375,222      490,999       182,975
  Investment securities                        2,000,003    1,887,216     1,944,130
  Deposits in other banks                             --           --         7,899
                                             --------------------------------------
    Total interest income                     25,822,428   22,209,820    17,031,424
                                             --------------------------------------
Interest expense:
  Deposits                                     8,048,878    7,085,219     5,256,016
  Short-term borrowings                          720,148      806,572       449,099
                                             --------------------------------------
    Total interest expense                     8,769,026    7,891,791     5,705,115
                                             --------------------------------------
    Net interest income                       17,053,402   14,318,029    11,326,309
Provision for credit losses                      621,000      559,000       242,000
                                             --------------------------------------
    Net interest income after provision
      for credit losses                       16,432,402   13,759,029    11,084,309
                                             --------------------------------------
Noninterest income:
  Fees charged for services                      964,463      731,531       717,094
  Gains and fees on sales of loans               753,309      650,722       869,155
  Premium on sale of deposits                         --           --        19,750
  Gain on sale of other assets                     4,178           --         8,361
  Other                                          336,353      192,572       206,700
                                             --------------------------------------
    Total noninterest income                   2,058,303    1,574,825     1,821,060
                                             --------------------------------------
Noninterest expenses:
  Salaries and employee benefits               6,040,464    5,085,616     4,318,726
  Occupancy, net (notes 10 and 16)             1,104,441      657,358       564,884
  Equipment                                      808,462      668,368       630,210
  Deposit insurance                              686,754      344,450       357,263
  Data processing                                572,617      325,141       293,042
  Marketing                                      479,239      324,856       294,394
  Cash management services                       472,901      409,121       326,399
  Professional fees                              274,094      358,585       421,589
  Equity in net loss of limited partnerships      87,390       96,000       296,000
  Net expense on other real estate
    owned (note 6)                                11,040       78,798       211,275
  Loss on disposition of property                     --      128,466            --
  Other (note 17)                              1,814,500    1,270,345     1,252,573
                                             --------------------------------------
    Total noninterest expenses                12,351,902    9,747,104     8,966,355
                                             --------------------------------------
  Income before income taxes                   6,138,803    5,586,750     3,939,014
  Income tax provision (note 14)               2,386,921    2,158,000     1,523,350
                                             --------------------------------------
    Net income                               $ 3,751,882  $ 3,428,750   $ 2,415,664
                                             ======================================
Net income per common share:
  Primary                                    $      1.66  $      1.95   $      1.67
  Fully diluted                                     1.66         1.80          1.56
                                             ======================================

See accompanying notes to consolidated financial statements.


                                                               Page Twenty-Three

[Columbia Bancorp Logo] Consolidated Statements of Stockholders' Equity
                        Years Ended December 31, 1996, 1995 and 1994
                                                 COLUMBIA BANCORP AND SUBSIDIARY


                                                                            Net
                                                                         unrealized
                                                                           loss on
                                           Additional                     securities       Total
                        Common  Preferred   paid-in       Retained        available-    stockholders'
                         stock    stock     capital        earnings        for-sale        equity
------------------------------------------------------------------------------------------------------
Balance
  December 31, 1993     $10,400 $ 4,500    $14,209,093     $1,235,104     $      --        $15,459,097
Cash dividends declared
  on Series A
  preferred stock            --      --             --       (540,000)           --           (540,000)
Cash dividends declared
  on common stock            --      --             --       (145,636)           --           (145,636)
Stock options exercised       2      --          2,498             --            --              2,500
Net income                   --      --             --      2,415,664            --          2,415,664
Net unrealized loss on
  securities available-
  for-sale                   --      --             --             --      (318,548)          (318,548)
                        ------------------------------------------------------------------------------
Balance
  December 31, 1994      10,402   4,500     14,211,591      2,965,132      (318,548)        16,873,077
Cash dividends declared
  on Series A
  preferred stock            --      --             --       (454,072)           --           (454,072)
Cash dividends declared
  on common stock            --      --             --       (425,889)           --           (425,889)
Conversion of 444,000
  shares of Series A
  preferred stock,
  net of cash in lieu of
  fractional shares       4,144  (4,440)           170             --            --               (126)
Issuance of 685,903 shares
  of common stock, net
  of costs of issuance    6,859      --      8,380,840             --            --          8,387,699
Redemption for cash of
  6,000 shares of Series A
  preferred stock            --     (60)       (62,940)            --            --            (63,000)
Stock options exercised      52      --         47,277             --            --             47,329
Net income                   --      --             --      3,428,750            --          3,428,750
Change in net unrealized
  loss on securities
  available-for-sale         --      --             --             --       269,786            269,786
                        ------------------------------------------------------------------------------
Balance
  December 31, 1995      21,457      --     22,576,938      5,513,921       (48,762)        28,063,554
Cash dividends declared
  on common stock            --      --             --       (902,413)           --           (902,413)
Stock options exercised      23      --         21,640             --            --             21,663
Net income                   --      --             --      3,751,882            --          3,751,882
Change in net unrealized
  loss on securities
  available-for-sale         --      --             --             --        40,153             40,153
                        ------------------------------------------------------------------------------
Balance
  December 31, 1996     $21,480 $   --     $22,598,578     $8,363,390     $  (8,609)       $30,974,839
                        ==============================================================================

See accompanying notes to consolidated financial statements.


Page Twenty-Four

[Columbia Bancorp Logo] Consolidated Statements of Cash Flows
                        Years Ended December 31, 1996, 1995 and 1994
                                                 COLUMBIA BANCORP AND SUBSIDIARY



                                                       1996             1995            1994
-----------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                       $  3,751,882    $  3,428,750    $  2,415,664
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
      Depreciation and amortization                     780,494         623,804         453,736
      Proceeds from sales of residential
        mortgage loans originated for sale           47,871,455      38,857,990      53,012,350
      Disbursements for residential
        mortgage loans originated for sale          (48,377,693)    (39,443,200)    (48,034,507)
      Provision for credit losses                       621,000         559,000         242,000
      Provision for losses on other
        real estate owned                                 9,000          25,538         112,751
      Increase in unearned income,
        net of origination costs                         74,163         203,746          58,378
      Loss on disposition of property                        --         128,466              --
      Equity in net loss of limited partnerships         87,390          96,000         296,000
      Increase in prepaid expenses and
        other assets                                 (1,097,306)       (319,168)       (942,419)
      Increase (decrease) in accrued expenses
        and other liabilities                           (51,343)        361,023         140,555
      Other                                                  --              --          (6,379)
                                                   --------------------------------------------
        Net cash provided by
          operating activities                        3,669,042       4,521,949       7,748,129
                                                   --------------------------------------------
Cash flows provided by (used in)
  investing activities:
    Loan disbursements in excess of
      principal repayments                          (52,747,681)    (39,213,089)    (39,689,543)
    Loan purchases                                   (5,328,644)     (2,106,148)        (19,550)
    Loan sales                                       10,096,479      12,446,446       8,691,309
    Purchases of investment securities              (28,468,034)     (8,985,710)     (9,510,635)
    Purchases of securities available-for-sale               --              --      (1,989,375)
    Proceeds from maturities and principal
      repayments of investment securities            13,457,913      11,138,478      16,420,358
    Proceeds from maturities and principal
      repayments of securities available-for-sale     6,284,853       1,222,221         196,943
    Additions to other real estate owned                     --        (142,004)       (591,392)
    Sales of other real estate owned                     80,145       1,758,303       1,683,827
    Proceeds from investments in
      limited partnerships                              363,001          28,000          27,500
    Purchases of property and equipment              (1,907,237)       (905,520)       (745,127)
    Disposal of property and equipment                   30,365              --              --
    Purchase of life insurance                       (2,835,000)             --              --
    Increase in cash surrender value
      of life insurance                                 (25,246)             --              --
                                                   --------------------------------------------
        Net cash used in investing activities       (60,999,086)    (24,759,023)    (25,525,685)
                                                   --------------------------------------------
                                                                                     (continued)

                                                                Page Twenty-Five

[Columbia Bancorp Logo] Consolidated Statements of Cash Flows
                        Years Ended December 31, 1996, 1995 and 1994 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY




                                                   1996            1995             1994
-------------------------------------------------------------------------------------------
Cash flows provided by (used in)
  financing activities:
    Net increase in deposits                   $ 36,478,364    $ 23,250,858    $  3,153,527
    Increase (decrease) in short-term
      borrowings                                 14,827,806      (1,596,443)      2,831,843
    Cash dividend distributed on Series A
      preferred stock                                    --        (454,072)       (540,000)
    Cash dividend distributed on
      common stock                                 (859,228)       (263,327)        (93,624)
    Proceeds from stock options exercised            21,663          47,329           2,500
    Redemption of Series A preferred stock               --         (63,000)             --
    Cash distribution in lieu of
      fractional shares upon conversion
      of Series A preferred stock                        --            (126)             --
    Purchase of deposits                                 --       5,492,853      10,176,163
    Issuance of common stock, net of
      costs of issuance                                  --       8,387,699              --
                                               --------------------------------------------
        Net cash provided by
          financing activities                   50,468,605      34,801,771      15,530,409
                                               --------------------------------------------
Net increase (decrease) in cash and
  cash equivalents                               (6,861,439)     14,564,697      (2,247,147)
Cash and cash equivalents at beginning
  of year                                        28,092,049      13,527,352      15,774,499
                                               --------------------------------------------
Cash and cash equivalents at end
  of year                                      $ 21,230,610    $ 28,092,049    $ 13,527,352
                                               ============================================
Supplemental information:
  Interest paid on deposits and
    short-term borrowings                      $  8,747,962    $  7,802,276    $  5,574,388
  Income taxes paid                               2,910,445       1,985,000       1,810,000
  Transfers of loans to other
    real estate owned                               447,550              --          76,107
                                               ============================================

See accompanying notes to consolidated financial statements.

Page Twenty-Six

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995
                                                 COLUMBIA BANCORP AND SUBSIDIARY



(1) Summary of Significant Accounting Policies

  The accounting and reporting policies of Columbia Bancorp and subsidiary (the "Company") conform to generally accepted accounting principles. The following is a description of the more significant of these policies:

Organization

  The Company was formed November 16, 1987 and is a Maryland corporation chartered as a bank holding company. The Company holds all the issued and outstanding shares of common stock of The Columbia Bank (the "Bank"). The Bank is a Maryland trust company which engages in general commercial banking operations. Deposits in the Bank are insured by the Federal Deposit Insurance Corporation.

  The Bank provides comprehensive and service-intensive commercial and retail banking services to individuals and small and medium-sized businesses. Services offered by the Bank include a variety of loans and a broad spectrum of commercial and consumer financial services.

Basis of presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and other real estate owned, management prepares fair value analysis and obtains independent appraisals as necessary. Management believes that the allowance for credit losses is sufficient to address the risks in the current loan portfolio. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary based on changes in economic
conditions.  In addition,  various regulatory  agencies,   as  an  integral
part of their examination process, periodically review the Bank's allowances for credit losses and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.

  All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

  Certain amounts for 1995 and 1994 have been reclassified to conform to the presentation for 1996.

Investment securities

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company classifies its debt securities as trading securities, investment securities or securities available-for-sale. The Company has no trading securities held for the purpose of sale in the near term. Investment securities are securities which the Company intends to hold and has the ability to hold until maturity. All other securities are classified as securities available-for-sale. Investment securities are recorded at cost, adjusted for amortization of premium and accretion of discount. Securities available-for-sale are recorded at their fair value and unrealized holding gains or losses, net of the related tax effect, are excluded  from  earnings and reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value on the date of the transfer. The unrealized holding gains or losses included as a separate component of stockholders' equity at the time of a transfer  of
securities  from  securities   available-for-sale   to  investment securities
are amortized into earnings over the remaining life of the security as an adjustment to yield consistent with the method of amortization or accretion of the premium or discount on the associated security.


                                                               Page Twenty-Seven

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY


  A decline in the market value of any security which is deemed other than temporary is charged to earnings, resulting in a new cost basis for the security.

Federal funds sold

  Federal funds sold are carried at cost which approximates market and are generally sold for one-day periods.

Residential mortgage loans  originated for sale

  Residential mortgage loans originated for sale are carried at the lower of cost or the committed sale price, determined on an individual basis.

Loans receivable

  Loans are stated at the amount of unpaid principal reduced by unearned income and the allowance for credit losses. Unearned income consists of commitment and origination fees, net of origination costs. Loans are placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of principal and interest is in doubt. Management may grant a waiver from nonaccrual status for a 90-day past-due loan which is both well secured and in the process of collection. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Loans are charged-off when a loan or a portion thereof is considered uncollectible.

  In  accordance  with SFAS No.  114,  "Accounting  by Creditors  for
Impairment  of a Loan"  ("SFAS  No.  114")  and  SFAS  No.  118, "Accounting
by  Creditors  for   Impairment  of  a  Loan  Income   Recognition Disclosures"
("SFAS No. 118"), the Company identifies impaired loans and measures impairment (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the
loan,  an  impairment   is   recognized   through  a  valuation   allowance  and
corresponding  provision for credit losses.

  A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past-due. The Company generally considers a period of delay in payment to include delinquency up to 90 days.

  SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for
impairment.   The  Company's  impaired  loans  are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are generally placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

  The allocated valuation allowance, if any, is included in the Company's allowance for credit losses. An impaired loan is charged-off when the loan, or a portion thereof, is considered uncollectible.

  The Company recognizes interest income for impaired loans consistent with its method for nonaccrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

Page Twenty-Eight

Real estate properties  acquired in satisfaction of loans

  Real estate properties acquired in satisfaction of loans are reported in other real estate owned and are recorded at the lower of cost or estimated fair value on their acquisition dates and at the lower of such initial amount or estimated fair value less selling costs thereafter. Subsequent write-downs are included in noninterest expense, along with operating income net of related expenses of such properties and gains or losses realized upon disposition.

Property and equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to operating expenses. Depreciation generally is computed on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are generally amortized over the lesser of the terms of the related leases or the lives of the assets. Maintenance and repairs are expensed as incurred.

  Depreciation and amortization amounts are adjusted, if appropriate, at the time an asset is retired. Any gain or loss on the sale of an asset is treated as an adjustment to the basis of its replacement, if traded in, or as an income or expense item if sold. Leases are accounted for as operating leases since none meet the criteria for capitalization.

Income taxes

  The Company and its subsidiary file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred income taxes are provided on income and expense items when they are reported for financial statement purposes in periods different from the periods in which these items are recognized in the income tax returns. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based upon consideration of available evidence, including tax planning strategies and other factors.

Net income per common share

  Net income per share is based on the average shares outstanding adjusted for any outstanding stock options and warrants, discussed in notes 12 and 13, and other instruments determined to be common stock equivalents.


                                                  Years ended December 31,
                ------------------------------------------------------------------------------------------
                           1996                            1995                           1994
                ------------------------------------------------------------------------------------------
                                   Fully                          Fully                            Fully
                 Primary          Diluted        Primary         Diluted         Primary          Diluted
                ------------------------------------------------------------------------------------------
Net income      $3,751,882      $3,751,882      $3,428,750      $3,428,750      $2,415,664      $2,415,664
Less annual
  dividends on
  Series A
  preferred stock       --              --         184,072              --         540,000              --
                ------------------------------------------------------------------------------------------
Net income
  applicable to
  common shares $3,751,882      $3,751,882      $3,244,678      $3,428,750      $1,875,664      $2,415,664
                ==========================================================================================
Weighted average
  common shares  2,259,902       2,259,902       1,660,910       1,904,570       1,122,481       1,545,201
Net income per
  common share  $     1.66      $     1.66      $     1.95      $     1.80      $     1.67      $     1.56
                ==========================================================================================


                                                                Page Twenty-Nine

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY


Stock-based compensation

  The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock.

  In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 permits companies to adopt a new fair value-based method to account for stock-based employee compensation plans or to continue using the intrinsic value method. Information required by SFAS No. 123 concerning the Company's stock-based compensation plan is provided in note 12.

Statements of cash flows

  For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash and due from banks and federal funds sold.

(2) Restrictions on Cash and Due From Banks

  The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 1996 and 1995, the required reserve balances were $3,669,000 and $2,722,000, respectively.

  The Bank is also required to maintain a compensating balance with the
servicer  of  its  credit  card   operation.   The  balance  is  calculated
periodically based upon activity. At December 31, 1996 and 1995, the required compensating balances were $85,680 and $75,600, respectively.

(3) Investment Securities and Securities Available-for-Sale

  The amortized cost and estimated fair values of investment securities and securities available-for-sale at December 31, 1996 were as follows:

                                                                  1996
                                      -----------------------------------------------------------
                                                        Gross           Gross
                                       Amortized      unrealized     unrealized       Estimated
                                          cost           gains         losses         fair value
                                      -----------------------------------------------------------
Investment securities:
  U. S. Treasury securities           $36,967,588     $ 130,330       $ 30,923        $37,066,995
  Federal agency securities             1,515,154            --         41,451          1,473,703
  Collateralized mortgage obligations   1,312,386            --         13,949          1,298,437
                                      -----------------------------------------------------------
    Total                             $39,795,128     $ 130,330       $ 86,323        $39,839,135
                                      ===========================================================
Securities available-for-sale:
  Federal agency securities           $ 2,545,002     $      --       $ 14,233        $ 2,530,769
  Collateralized mortgage obligations
    and mortgage-backed securities        171,288         1,952            553            172,687
  Municipal securities                    700,628           110            310            700,428
  Investment in Federal Home Loan
    Bank stock                            950,000            --             --            950,000
                                      -----------------------------------------------------------
    Total                             $ 4,366,918     $   2,062       $ 15,096        $ 4,353,884
                                      ===========================================================


Page Thirty

  The amortized cost and estimated fair values of investment securities and securities available-for-sale at December 31, 1995 were as follows:


                                                                  1995
                                      -----------------------------------------------------------
                                                        Gross           Gross
                                       Amortized      unrealized     unrealized       Estimated
                                          cost           gains         losses         fair value
                                      -----------------------------------------------------------
Investment securities:
  U. S. Treasury securities           $18,986,822     $ 110,280       $   8,007       $19,089,095
  Federal agency securities             2,000,000            --          87,084         1,912,916
  Collateralized mortgage obligations   3,779,832            --          41,029         3,738,803
                                      -----------------------------------------------------------
      Total                           $24,766,654     $ 110,280       $ 136,120       $24,740,814
                                      -----------------------------------------------------------
Securities available-for-sale:
  U. S. Treasury securities           $ 3,498,216     $      --       $   8,563       $ 3,489,653
  Federal agency securities             5,095,338           262          65,993         5,029,607
  Collateralized mortgage obligations
    and mortgage-backed securities        409,250           213           3,509           405,954
  Municipal securities                    700,992            --           1,857           699,135
  Investment in Federal Home Loan
    Bank stock                            950,000            --              --           950,000
                                      -----------------------------------------------------------
      Total                           $10,653,796     $     475       $  79,922       $10,574,349
                                      ===========================================================

  The amortized cost and estimated fair values of nonequity investment securities and securities available-for-sale at December 31, 1996 and 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            1996                            1995
                                                ------------------------------------------------------------
                                                  Amortized       Estimated       Amortized      Estimated
                                                     cost         fair value        cost         fair value
                                                ------------------------------------------------------------
Investment securities:
  Due in one year or less                        $ 9,994,199     $10,008,655     $10,498,832     $10,528,462
  Due after one year through five years           28,488,543      28,532,043      10,487,990      10,473,549
  Collateralized mortgage obligations              1,312,386       1,298,437       3,779,832       3,738,803
                                                ------------------------------------------------------------
      Total                                      $39,795,128     $39,839,135     $24,766,654     $24,740,814
                                                ============================================================
Securities available-for-sale:
  Due in one year or less                        $ 2,545,002     $ 2,538,119     $ 4,498,216     $ 4,470,853
  Due after one year through five years              700,628         693,078       4,796,330       4,747,542
  Collateralized mortgage obligations
    and mortgage-backed securities                   171,288         172,687         409,250         405,954
                                                ------------------------------------------------------------
      Total                                      $ 3,416,918     $ 3,403,884     $ 9,703,796     $ 9,624,349
                                                ============================================================

  There were no sales of investment securities or securities available-for-sale during 1996 or 1995. At December 31, 1996, investment securities and securities available-for-sale with an aggregate book value and fair value of $14,049,014 and $14,091,194, respectively, were pledged as collateral, primarily for short-term borrowings.


                                                                 Page Thirty-One

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY


(4) Nonperforming Assets, Impaired Loans and Allowance for Credit Losses

  Nonperforming assets and loans past-due 90 days or more but not in nonaccrual status at December 31, 1996 and 1995 were as follows:

                                   1996           1995
                                --------------------------
Nonaccrual loans                $3,850,762      $1,051,156
Other real estate owned            447,550          89,145
                                --------------------------
  Total nonperforming assets    $4,298,312      $1,140,301
                                ==========================
Loans past-due 90 days or more  $   58,641      $  140,893
                                ==========================

  The largest component of nonperforming assets at December 31, 1996 was the Company's portfolio of nonaccrual loans totalling $3,850,762. At December 31, 1996, nonaccrual loans consisted primarily of seven residential development and construction loans totalling $3,222,735 and one commercial mortgage totalling $517,208. The collateral for five of these loans and a portion of the collateral for one additional loan with aggregate balances totalling $2,779,759 are currently under contract of sale and one loan totalling $50,257 was paid in full subsequent to December 31, 1996. An additional $265,508 was transferred to other real estate owned subsequent to December 31, 1996.

  Impaired  loans at December 31, 1996 and 1995 were as follows:

                           1996            1995
                        --------------------------
Collateral dependent    $3,798,281      $1,100,670
Other                           --          68,361
                        --------------------------
                        $3,798,281      $1,169,031
                        ==========================

  Collateral dependent loans were measured based on the fair value of the collateral. Other impaired loans were measured based on the present value of expected cash flows. There were no impaired loans at December 31, 1996 or 1995 with an allocated valuation allowance.

  The average recorded investment of impaired loans, the amounts of income recognized, and the amounts of income recognized on a cash basis during the years ended December 31, 1996 and 1995 were:

                                                             1996         1995
                                                          ----------------------
Average recorded investment in impaired loans             $1,344,800  $1,092,795
Interest income recognized during impairment                  54,347      61,770
Interest income recognized on a cash basis during
 impairment                                                   52,416      56,200
                                                          ======================

  An analysis of the allowance for credit losses is summarized as follows:

                                         Years ended December 31,
                                ------------------------------------------
                                    1996           1995            1994
                                ------------------------------------------
Balance at beginning of year    $2,929,177      $2,578,499      $2,366,210
Provision charged to expense       621,000         559,000         242,000
Charge-offs                       (308,638)       (258,783)       (125,807)
Recoveries                          51,215          50,461          96,096
                                ------------------------------------------
Balance at end of year          $3,292,754      $2,929,177      $2,578,499
                                ==========================================
Ratio of allowance to loans,
  net of unearned income              1.38%           1.54%           1.59%
                                ==========================================

Page Thirty-Two

(5) Related Party Transactions

  The Bank has made loans to certain of its executive officers and directors. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The following schedule summarizes changes in amounts of loans outstanding to current executive officers and directors during 1996:

Balance at January 1, 1996      $2,597,113
  Additions                      2,984,486
  Repayments                     3,322,951
                                ----------
Balance at December 31, 1996    $2,258,648
                                ==========

The Bank has issued letters of credit totalling $5,845 and $27,440 at December 31, 1996 and 1995, respectively, on behalf of parties related to directors of the Company. At December 31, 1996 and 1995, all of the letters of credit were collateralized by deposits with the Bank.

  During 1996,  1995 and 1994, the Bank paid $9,000,  $149,870 and $106,751, respectively, to companies controlled by two directors for assistance with the disposition of $1,810,417 of other real estate owned, primarily residential
building  lots.  The payments represented  sales  commissions,   reimbursement
of  marketing  expenses,   and management fees,  exclusive of costs to build.

(6) Other Real Estate Owned

  Other real estate owned was $447,550 and $89,145 at December 31, 1996 and 1995, respectively. Net expense on other real estate owned for the years ended December 31, 1996, 1995 and 1994 was:

                           1996            1995            1994
                         ---------------------------------------
Net gain on sales        $(1,442)       $(46,142)       $ (8,684)
Operating expenses         3,482          99,402         107,208
Provision for losses       9,000          25,538         112,751
                         ---------------------------------------
Net expense              $11,040        $ 78,798        $211,275
                         =======================================

(7) Investment in and Advances to Limited Partnerships

  McAlpine Enterprises, Inc. ("McAlpine"), formally a subsidiary of Fairview Federal Savings and Loan Association which was acquired by the Company in June, 1992, held limited partnership interests in partnerships formed for the purpose of acquiring, developing and operating a strip shopping center and adjacent parcels of real estate located near Fort Myers, Florida. The partnership interests were sold during 1996 for $363,001.

(8) Property and Equipment

  Property and equipment consisted of the following at December 31, 1996 and 1995:

                                                   1996            1995
                                               ---------------------------
Land                                           $ 2,070,000      $2,070,000
Buildings and leasehold improvements             4,372,747       3,743,553
Furniture and equipment                          3,965,715       2,927,566
Software                                           203,960          89,385
Automobiles                                         95,221          79,196
                                               ---------------------------
                                                10,707,643       8,909,700
Less accumulated depreciation and amortization   3,024,045       2,329,600
                                               ---------------------------
                                               $ 7,683,598      $6,580,100
                                               ===========================


                                                               Page Thirty-Three

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY


(9) Prepaid Expense and Other Assets

  Prepaid expenses and other assets consisted of the following at December 31, 1996 and 1995:

                                           1996          1995
                                      --------------------------
Accrued interest receivable           $ 2,532,870     $2,030,093
Net deferred tax asset                  1,211,930        862,406
Cash surrender value of life insurance  2,860,246             --
Other                                     984,379        772,078
                                      --------------------------
                                      $ 7,589,425     $3,664,577
                                      ==========================

(10) Commitments and Contingent Liabilities

  The Company occupies office space under lease agreements which are recorded as operating leases. A summary of the noncancellable long-term commitment is as follows:

  1997       $516,403
  1998        515,651
  1999        512,651
  2000        513,561
  2001        408,638
             ========

The lease amounts represent minimum rentals, excluding property taxes, operating expenses or percentage rent which the Company may be obligated to
pay.  Rental expense  was  $621,782,   $350,798  and  $295,819  in  1996,
1995,  and  1994, respectively.

  The Company utilizes a third party servicer to provide data processing services under terms of an agreement which expires in October 2004. Data processing costs are based upon account and transaction volume and currently approximate $40,000 monthly.

  The Company is also party to legal actions which are routine and incidental to its business. In management's opinion, the outcome of these
matters  will not have a material  effect on the financial   statements  of  the
Company.

(11) Financial Instruments with Off-Balance-Sheet Risk and
     Concentrations of Credit Risk

  The Company is party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of customers. These financial instruments include commitments to extend credit, available credit lines and standby letters of credit.

  Credit risk is the possibility of sustaining a loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit. The Company's exposure to credit risk is represented by the contractual amounts of those financial instruments. The Company applies the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the financial instruments whose contract amounts represented potential credit risk at December 31, 1996 and 1995 is as follows:

                                                           1996         1995
                                                      --------------------------
Commitments to extend credit and available credit lines:
  Commercial                                          $ 19,289,869  $ 25,901,748
  Real estate--construction                             90,181,159    75,606,165
  Real estate--residential mortgage                      1,999,000     1,790,500
  Retail, principally home equity lines of credit       27,875,093    23,600,160
  Credit card                                            5,180,140     4,392,077
                                                      --------------------------
                                                       144,525,261   131,290,650
Standby letters of credit                               14,328,062    13,820,027
Limited recourse on mortgage loans sold                  4,817,850     3,177,490
                                                      --------------------------
                                                      $163,671,173  $148,288,167
                                                      ==========================
Page Thirty-Four

  The Company evaluates the credit-worthiness of each customer on an individual basis. The amount of collateral obtained, if deemed necessary, upon the extension of credit is based on management's evaluation of the counterparty. Collateral obtained varies but may include: accounts receivable; inventory; property, plant and equipment; deposits held in financial institutions; other marketable securities; residential real estate; and, income producing commercial properties.

  Commitments to extend credit are agreements to extend credit to a customer so long as there is no violation of any contractual condition. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Historically, many of the commercial and retail commitments expire without being fully drawn, and the total commitment amounts therefore do not necessarily represent future cash requirements. Real estate development and construction commitments represent scheduled advances based on established draw schedules. Due to the short-term nature and rapid turnover of the real estate development and construction portfolio, cash requirements are generally satisfied by principal repayments on sales of properties being financed.

  Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. Credit lines generally have fixed expiration dates or other termination clauses. Since many of the credit lines are expected to expire without being fully drawn, the available amounts do not necessarily represent future cash requirements. Available commercial and residential construction credit lines generally do not extend for more than 18 months. Second mortgages and home equity credit lines generally extend for a period of 15 years and are reviewed annually.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. It is not likely that the letters of credit will be called because they principally guarantee the completion of development and construction work to be funded, subsequent to inspection, by scheduled loan advances issued by the Company on related loans. Limited recourse on mortgage loans sold relates to contractual provisions under which the Company may be required to repurchase such loans sold in the normal course of business which fail to perform in accordance with the provisions of the related mortgages during the initial period (generally the first six months or less). Management believes these arrangements represent insignificant exposure to the Company.

  A concentration of credit risk exists with borrowers whose principal occupation is residential real estate development and/or construction. Loans, unused credit lines, and letters of credit to such borrowers totalled approximately $115.4 million, $50.7 million, and $13.6 million, respectively at December 31, 1996. Generally, these extensions of credit are secured by the real estate under development and/or construction. Management believes that its underwriting practices, specifically collateral requirements, mitigate exposure to the Company.

(12) Employee Benefits
Profit Sharing Plan

  Retirement benefits are provided to employees meeting certain age and service eligibility requirements through a profit sharing plan with a cash or deferral arrangement qualifying under Section 401(k). Matching contributions made by the Company totalled $130,192 in 1996, $101,020 in 1995 and $87,422 in 1994.

Deferred Compensation Plan

  Effective September 27, 1996, the Company established a nonqualified deferred compensation arrangement for selected senior officers. Amounts paid under this plan will be partially or fully recovered through single premium life insurance policies purchased on the lives of the participants. The Company's matching contribution and interest credited to participant accounts totalled $31,796 during 1996.


                                                                Page Thirty-Five

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY


Stock Option Plans

  The Company has stock option award arrangements which provide for the granting of options to acquire common stock to founders, directors and key employees. Option prices are equal to or greater than the estimated fair market value of the common stock at the date of the grant. Employee options are not exercisable prior to one year from the date of grant. Thereafter, employee options for 200 shares or less are exercisable in full. Employee options for more than 200 shares are exercisable to the extent of 25%, 50%, 75% and 100% after one, two, three and four years, respectively, from the date of grant. Founder and director options may be exercised at any time after the date of grant. Options expire ten years after the date of grant.

  Information with respect to stock options is as follows for the years ended December 31, 1996, 1995 and 1994:

                              1996             1995                1994
                       -------------------------------------------------------
                                  Weighted         Weighted           Weighted
                                  Average          Average            Average
                                  Exercise         Exercise           Exercise
                        Shares     Price   Shares   Price     Shares    Price
                       -------------------------------------------------------
Outstanding at
 beginning of year     152,080     $9.49   153,933   $9.49   154,703   $ 9.49
Exercised               (2,251)     9.62    (1,853)   9.35      (275)    9.09
Forfeited                   --        --        --              (495)   11.11
                       -------------------------------------------------------
Outstanding at
 end of year           149,829     $9.48   152,080   $9.49   153,933   $ 9.49
                       =======================================================

  A summary of information about stock options outstanding at December 31, 1996 is as follows:

                                    Options         Options
                                  Outstanding     Exercisable
                                --------------------------------
                                           Weighted
                                            Average
                                           Remaining
                                Shares   Life (years)    Shares
                                --------------------------------
Exercise price per share:
        $ 9.09                  114,813        2.2       114,813
          9.65                   20,080        6.8        15,060
         10.00                    5,300        7.0         5,300
         12.50                      649        3.3           649
         13.64                    8,987        2.6         8,987
                                --------------------------------
                                149,829        3.0       144,809
                                ================================

(13) Warrants

  Warrants to acquire 75,900 shares of common stock at $9.09 per share were outstanding and exercisable at December 31, 1996 and 1995.

Page Thirty-Six

(14) Income Taxes

  The provision for income taxes was composed of the following for the years ended December 31:

                                   1996           1995             1994
                               ------------------------------------------
Current:
 Federal                       $2,264,916      $1,814,399      $1,383,130
 State                            497,177         429,177         306,184
                               ------------------------------------------
                                2,762,093       2,243,576       1,689,314
Deferred:
 Federal                         (307,641)        (70,065)       (135,882)
 State                            (67,531)        (15,511)        (30,082)
                               ------------------------------------------
                                 (375,172)        (85,576)       (165,964)
                               ------------------------------------------
Provision for income taxes     $2,386,921      $2,158,000      $1,523,350
                               ==========================================

  The types of temporary differences that give rise to significant portions of the net deferred tax asset were as follows at December 31:

                                               1996      1995
                                          ---------------------
Deferred tax assets:
 Allowance for credit losses              $1,150,837 $1,007,777
 Deferred compensation                        96,571     66,281
 Deposits                                     32,658      2,394
 Securities available-for-sale                 5,034     30,682
 Other                                        16,877     36,879
                                          ---------------------
  Total deferred tax assets                1,301,977  1,144,013
                                          ---------------------
Deferred tax liabilities:
 Loans receivable                             51,890     58,362
 Federal Home Loan Bank stock dividends       38,157     38,157
 Prepaid expenses                                 --     92,272
 Investment in subsidiary                         --     61,993
 Property and equipment                           --     30,823
                                          ---------------------
  Total deferred tax liabilities              90,047    281,607
                                          ---------------------
 Net deferred tax asset                   $1,211,930 $  862,406
                                          =====================

  A reconciliation between the provision for income taxes and the amount computed by multiplying income before income taxes by the federal income tax rate of 34% is as follows for the years ended December 31:

                                        1996            1995            1994
                                    ------------------------------------------
Tax at federal statutory rate       $2,087,193      $1,899,495      $1,339,265
State income taxes, net of federal
  income tax benefit                   283,566         273,020         182,227
Other                                   16,162         (14,515)          1,858
                                    ------------------------------------------
                                    $2,386,921      $2,158,000      $1,523,350
                                    ==========================================


                                                               Page Thirty-Seven

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY

(15) Short-Term Borrowings

  Short-term borrowings consist of short-term promissory notes issued to certain qualified investors and borrowings from the FHLB. The short-term promissory notes are in the form of commercial paper, which reprice daily and have maturities of 270 days or less. Borrowings from the FHLB reprice daily, have maturities of one year or less and may be prepaid without penalty. Information with respect to short-term borrowings is as follows:


                                                                December 31,
                                                -------------------------------------------
                                                   1996             1995            1994
                                                -------------------------------------------
Amount outstanding at year-end:
 Short-term promissory notes                    $12,127,073     $15,299,267     $ 3,396,710
 Borrowings from FHLB                            18,000,000              --      13,500,000
Weighted average interest rate at year-end:
 Short-term promissory notes                            4.8%            5.3%            5.8%
 Borrowings from FHLB                                   6.7              --             6.7
Maximum outstanding at any month-end:
 Short-term promissory notes                    $15,368,866     $15,299,267     $ 8,804,731
 Borrowings from FHLB                            18,000,000      20,500,000      14,500,000
Average outstanding:
 Short-term promissory notes                    $12,089,582     $ 7,503,140     $ 4,754,350
 Borrowings from FHLB                             3,884,615       8,541,949       6,311,538
Weighted average interest rate during the year:
 Short-term promissory notes                            4.4%            4.6%            3.7%
 Borrowings from FHLB                                   4.8             5.4             4.3


(16) Net Occupancy Expense

  Net occupancy expense is comprised of the following for the years ended December 31:

                             1996            1995            1994
                        -------------------------------------------
Occupancy expense       $ 1,272,551     $   850,501     $   803,911
Rental income               168,110         193,143         239,027
                        -------------------------------------------
Net occupancy expense   $ 1,104,441     $   657,358     $   564,884
                        ===========================================

(17) Other Expenses

  Other expenses is comprised of the following for the years ended December 31:

                              1996         1995            1994
                        ----------------------------------------
Stationery and supplies $   260,631  $   167,849     $   111,826
Postage                     189,392      147,568         122,863
Insurance                   108,165       97,783          97,611
Other (a)                 1,256,312      857,145         920,273
                        ----------------------------------------
                        $ 1,814,500  $ 1,270,345     $ 1,252,573
                        ========================================

(a) No single item included in this category exceeded one percent of total income.


Page Thirty-Eight

(18) Dividends

  As a depository institution whose deposits are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC. As a commercial bank under the Maryland Financial Institution Law, the Bank may declare cash dividends from undivided profits or, with the prior approval of the Commissioner of Financial Regulation, out of surplus in excess of 100% of its required capital stock, and after providing for due or accrued expenses, losses, interest and taxes.

  The Company and the Bank, in declaring and paying dividends, are also limited insofar as minimum capital requirements of regulatory authorities must be maintained. The Company and the Bank comply with such capital requirements.

  Dividends declared per share on the Company's common stock were $.42, $.25 and $.14 for the years ended December 31, 1996, 1995 and 1994, respectively. Dividends declared per share on the Company's Series A preferred stock were $1.30 and $1.20 for the years ended December 31, 1995 and 1994, respectively.

  On December 16, 1996, the Board of Directors of the Bank authorized a cash dividend of $257,760 to be paid to the Company on January 10, 1997. In addition, on December 16, 1996, the Board of Directors of the Company declared a $.12 per share cash dividend to shareholders of common stock of record on January 2, 1997, payable January 10, 1997.

(19) Regulatory Matters

  The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.


                                                                Page Thirty-Nine

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY


  Regulatory capital amounts and ratios for the Company and the Bank as of December 31, 1996 and 1995 were:


                                                                           Minimum                To be well
                                                                         requirements         capitalized under
                                                                         for capital          prompt corrective
                                                    Actual            adequacy purposes       action provision
                                           ---------------------------------------------------------------------
                                              Amount        Ratio     Amount       Ratio      Amount      Ratio
                                           ---------------------------------------------------------------------
As of December 31, 1996
Total capital (to risk weighted assets):
  Consolidated                             $33,940,561      13.2%  $20,627,793      8.0%   $25,784,742     10.0%
  The Columbia Bank                         32,384,778      12.4    20,861,893      8.0     26,077,369     10.0
Tier 1 capital (to risk weighted assets):
  Consolidated                              30,716,608      11.9    10,313,897      4.0     15,470,845      6.0
  The Columbia Bank                         29,124,698      11.2    10,430,948      4.0     15,646,421      6.0
Tier 1 capital (to average assets):
  Consolidated                              30,716,608      10.1    12,153,105      4.0     15,191,381      5.0
  The Columbia Bank                         29,124,698       9.7    12,053,089      4.0     15,066,362      5.0

As of December 31, 1995
Total capital (to risk weighted assets):
  Consolidated                              29,972,961      14.1    16,981,180      8.0     21,226,476     10.0
  The Columbia Bank                         28,776,292      13.5    17,009,122      8.0     21,261,403     10.0
Tier 1 capital (to risk weighted assets):
  Consolidated                              27,537,121      13.0     8,490,590      4.0     12,735,885      6.0
  The Columbia Bank                         26,118,617      12.3     8,504,561      4.0     12,756,842      6.0
Tier 1 capital (to average assets):
  Consolidated                              27,537,121      10.7    10,326,000      4.0     12,907,500      5.0
  The Columbia Bank                         26,118,617      10.2    10,214,586      4.0     12,768,232      5.0
                                           =====================================================================


(20) Disclosures about Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and due from banks
  The carrying amount of cash and due from banks is a reasonable estimate of fair value.

Federal funds sold
  The carrying amount of federal funds sold is a reasonable estimate of fair value.

Investment securities and securities available-for-sale
  The   fair   value   of   securities   held   as   investment   and securities
available-for-sale  is  based  upon  quoted  market  prices  or dealer  quotes.

Residential mortgage loans originated for sale
  The carrying amounts of residential mortgage loans originated for sale are reasonable estimates of fair value.

Page Forty

Loans receivable
  The fair value of loans receivable is estimated by discounting future cash flows using current rates for which similar loans would be made to borrowers with similar credit history and remaining maturities.

Deposit liabilities
  The fair value of demand deposits and savings accounts is the amount payable on demand at December 31, 1996. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Short-term borrowings
  The carrying amount of short-term borrowings is a reasonable estimate of fair value.

Commitments to extend credit, standby letters of credit, and financial guarantees written
  The Company charges fees for commitments to extend credit. Interest rates on commitments to extend credit are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

  The estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 were as follows:


                                                   1996                           1995
                                      ------------------------------------------------------------
                                         Carrying         Fair          Carrying         Fair
                                          amount          value          amount          value
                                      ------------------------------------------------------------
Financial assets:
  Cash and due from banks             $ 17,753,174    $ 17,753,174    $ 10,182,474    $ 10,182,474
  Federal funds                          3,477,436       3,477,436      17,909,575      17,909,575
  Investment securities and
    securities available-for-sale       44,149,012      44,193,019      35,341,003      35,315,163
  Residential mortgage loans
    originated for sale                  1,551,408       1,551,408       1,045,170       1,045,170
  Loans receivable, net of
    unearned income                    237,875,076                     190,691,370
  Less allowance for credit losses      (3,292,754)                     (2,929,177)
                                      ------------                    ------------
  Loans, net                           234,582,322     238,073,405     187,762,193     192,420,010
Financial liabilities:
  Deposits                             254,639,886     255,324,798     218,161,522     218,705,568
  Short-term borrowings                 30,127,073      30,127,073      15,299,267      15,299,267
                                      ============================================================


                                                                  Page Forty-One

[Columbia Bancorp Logo] Notes to Consolidated Financial Statements
                        December 31, 1996 and 1995 (continued)
                                                 COLUMBIA BANCORP AND SUBSIDIARY


(21) Financial Information of Parent Company

  The following is financial information of Columbia Bancorp (parent company only):

Balance Sheets                                  December 31,
------------------------------------------------------------------
                                           1996            1995
                                       ---------------------------
Assets:
  Cash and temporary investments       $13,808,287     $16,900,106
  Investment in The Columbia Bank       29,461,929      26,476,543
  Other assets                             148,579         372,743
                                       ---------------------------
                                       $43,418,795     $43,749,392
                                       ===========================
Liabilities and Stockholders' Equity:
  Short-term borrowings                $12,127,073     $15,299,267
  Other liabilities                        316,883         386,571
  Stockholders' equity                  30,974,839      28,063,554
                                       ---------------------------
                                       $43,418,795     $43,749,392
                                       ===========================

Statements of Income                            For the years ended December 31,
--------------------------------------------------------------------------------
                                                    1996        1995      1994
                                                --------------------------------
Income:
  Interest income                               $  613,892 $  405,641 $  177,039
  Dividend income from subsidiary                  901,860    795,889    685,636
  Management fees from subsidiary                  120,000    160,000    185,000
                                                --------------------------------
                                                 1,635,752  1,361,530  1,047,675
                                                --------------------------------
Expenses:
  Interest expense on short-term borrowings        532,042    342,635    177,039
  Compensation expense                              83,150     86,238     68,888
  Other expenses                                   273,108    292,468    371,370
                                                --------------------------------
                                                   888,300    721,341    617,297
                                                --------------------------------
Income before taxes and equity in undistributed
  net income of The Columbia Bank                  747,452    640,189    430,378
Income tax benefit                                  59,200     59,900     96,450
                                                --------------------------------
Income before equity in undistributed
  net income of The Columbia Bank                  806,652    700,089    526,828
Equity in undistributed net income
  of The Columbia Bank                           2,945,230  2,728,661  1,888,836
                                                --------------------------------
    Net income                                  $3,751,882 $3,428,750 $2,415,664
                                                ================================

Page Forty-Two



Statements of Cash Flows                                        For the years ended December 31,
----------------------------------------------------------------------------------------------------
                                                               1996           1995           1994
                                                         -------------------------------------------
Cash flows from operating activities:
  Income before undistributed net
    income of The Columbia Bank                          $   806,652     $   700,089     $   526,828
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Amortization                                            13,700           7,200           4,520
      Increase (decrease) in other liabilities              (112,876)       (149,553)         37,739
      Decrease (increase) in other assets                    210,464        (144,675)       (239,788)
                                                         -------------------------------------------
        Net cash provided by operating activities            917,940         413,061         329,299
                                                         -------------------------------------------
Cash flows used in investing activity--equity
  investment in The Columbia Bank                                 --      (6,500,000)             --
                                                         -------------------------------------------
Cash flows provided by (used in) financing activities:
  Increase (decrease) in short-term borrowings            (3,172,194)     11,903,557      (3,168,157)
  Cash dividends distributed on Series A
    preferred stock                                               --        (454,072)       (540,000)
  Cash dividends distributed on common stock                (859,228)       (263,327)        (93,624)
  Redemption of Series A preferred stock                          --         (63,000)             --
  Cash distributed in lieu of fractional shares
    upon conversion of Series A preferred stock                   --            (126)             --
  Issuance of common stock, net of costs
    of issuance                                                   --       8,387,699              --
  Proceeds from stock options exercised                       21,663          47,329           2,500
                                                         -------------------------------------------
        Net cash provided by (used in)
          financing activities                            (4,009,759)     19,558,060      (3,799,281)
                                                         -------------------------------------------
        Net increase (decrease) in cash
          and temporary investments                       (3,091,819)     13,471,121      (3,469,982)
Cash and temporary investments
  at beginning of year                                    16,900,106       3,428,985       6,898,967
                                                         -------------------------------------------
Cash and temporary investments at end of year            $13,808,287     $16,900,106     $ 3,428,985
                                                         ===========================================


                                                                Page Forty-Three

[Columbia Bancorp Logo] Recent Common Stock Prices and
                        Stock Performance Graph
                                                 COLUMBIA BANCORP AND SUBSIDIARY

Recent Common Stock Prices
  The Company's Common Stock is traded on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") National Market tier of The Nasdaq Stock Market(SM) under the symbol "CBMD".

  The following table illustrates high and low sale prices of the Company's Common Stock for the periods indicated.

                          Low     High
--------------------------------------
1996 QUARTER ENDED:
  Fourth quarter        $18.50  $22.00
  Third quarter          17.25   19.00
  Second quarter         18.50   20.00
  First quarter          16.00   20.00

1995 QUARTER ENDED:
  Fourth quarter        $16.25  $17.25
  Third quarter          13.75   17.25
  Second quarter         13.75   15.50
  First quarter          13.50   15.75

  As of December 31, 1996 there were 310 common stockholders of record holding an aggregate of 2,148,004 shares. The Company believes there to be in excess of 1,200 beneficial owners of the Company's Common Stock.

Stock Performance Graph
  The following graph compares the cumulative total return on the Company's Common Stock during the five years ended December 31, 1996 with that of a broad market index (Nasdaq, U.S. Companies) and an industry peer group index (all publicly traded banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets less than $1 billion). The graph assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.


                       Five Year Cumulative Total Returns

                  [Graph appears here--see plot points below]

Index Data:
                     1991     1992        1993        1994      1995       1996
                     ----     ----        ----        ----      ----       ----
Columbia Bancorp     100     157.87      214.12      315.92    409.91     516.16
Nasdaq, US Companies 100     116.38      133.59      130.59    184.67     227.16
Peer Group           100     140.95      187.51      206.09    260.03     310.92


Page Forty-Four

[Columbia Bancorp Logo] Corporate Information    COLUMBIA BANCORP AND SUBSIDIARY


Columbia Bancorp
Directors

James R. Moxley, Jr.
Chairman
Columbia Bancorp
President
Security Development Corp.

Herschel L. Langenthal
Vice Chairman
Columbia Bancorp
Managing Partner
Langenmyer Co.

Anand S. Bhasin
President
Gemini Ventures Corp.

John M. Bond, Sr.
Retired
Vice President/Division
General Manager
Household International, Inc.

John M. Bond, Jr.
President and
Chief Executive Officer
Columbia Bancorp

Garnett Y. Clark, Jr.
President
GYC Group Ltd.

James Clark, Jr.
Retired President
Maryland State Senate

Hugh F.Z. Cole, Jr.
Partner
Brantly Development Group, Inc.

G. William Floyd
General Partner
Venture Associates

Robert J. Gaw
Retired President
Ryland Mortgage Co.

Mary T. Gould

William L. Hermann
General Manager
Glenmore Office
The Columbia Bank

Harry L. Lundy, Jr.
President
Williamsburg Builders, Inc.

Richard E. McCready
Chairman and
Chief Executive Officer
REM Enterprises, Inc.

Osborne A. Payne
President
Broadway-Payne, Inc.

Patricia T. Rouse
Vice President and Secretary
The Enterprise Foundation

Mary S. Scrivener

Robert N. Smelkinson
Chairman
Smelkinson Sysco

Theodore G. Venetoulis
Publisher/Political Consultant

The Columbia Bank
Senior Officers

John M. Bond, Jr.
President and
Chief Executive Officer

Michael T. Galeone
Executive Vice President

Charles C. Holman
Executive Vice President

John A. Scaldara, Jr.
Executive Vice President,
Chief Financial Officer
and Secretary

Robert E. Dael
Senior Vice President

William L. Hermann
General Manager
Glenmore Office

Robert W. Locke, III
Senior Vice President

Scott C. Nicholson
Senior Vice President

The Columbia Bank
Columbia
Advisory Board

Andrew N. Adams, III
President/Treasurer
Ten Oaks Nursery

Randolph W. Brinton
Senior Vice President
Ferris Baker Watts, Inc.

Edward J. Brody
President
Brody Truck Rental, Inc.

Edward J. Brush
President
Fountainhead Title Group

Dwight A. Burrill, Ph.D.
President
Howard Community College

Ryland O. Chapman, III
Headmaster
Glenelg Country School

C. Joan Cochran
Realtor
Long & Foster Realtors

Robert E. Cook
Owner
Laurel Hardware Co., Inc.

Steve Dubin
Chief Financial Officer
Martek Biosciences Corp.

Joel D. Fedder
President
The Fedder Company

John W. Garrison
Senior Partner
Garrison, Mathieson,
Cosgray & Falk

William M. Ginder
Retired
Vice Chairman
Crown Central Petroleum Corp.

Dr. Lenneal J. Henderson
Professor
University of Baltimore

Richard V. Hoenes
Vice President
Cromwell Farms

Stanley M. Levy
Retired
Administrative Law Judge

D. Terrence MacHamer
President
The MacHamer Co.

Donald C. Miller
Retired
Miller Chevrolet

William H. Munn
President
BGE Home Products & Services

S. Zeke Orlinsky
Publisher
Patuxent Publishing Co.


                                                                 Page Forty-Five


H. Canfield Pitts, II
Resident Manager
Merrill Lynch Pierce
Fenner & Smith, Inc.

Samuel A. Rittenhouse
Retired Manager
Electric Engineering
Baltimore Gas & Electric Co.

Maurice M. Simpkins
Vice President
The Ryland Group

Doris Stromberg Thompson
Retired
Newspaper Editor

John L. Troutman
President
Troutman Company

E. David Walter, Jr.
Vice President
Ferris Baker Watts, Inc.

Johannes Willenpart
Past President
Austronic Security
Systems, Inc.

The Columbia Bank
Baltimore County
Advisory Board

Albert H. Dudley, III, M.D.
Orthopedic Surgeon
Four East Madison
Orthopedics Associates, Inc.

Carol J. Glusman
Administrator
Pathology Associates
Laboratories, Inc.

Edmund F. Haile, P.E.
Chairman
Daft McCune Walker, Inc.

Lawrence E. Holder, M.D.
F.A.C.R.
Chief
Division of Nuclear Medicine
University of Maryland Hospital

John J. Kent, Jr.
Chief Operating Officer
Sheppard & Enoch Pratt Hospital

Douglas L. Miller, Sr.
President
C&D Corporation, Inc.

Branch Locations

Blakehurst
1055 W. Joppa Road
Towson, MD 21204
Phone: (410) 494-6148

Columbia Town Center
10480 Little Patuxent Parkway
Columbia, MD 21044
Phone: (410) 730-5000

Cross Keys
5100 Falls Road, Suite 96
Baltimore, MD 21210
Phone: (410) 433-1990

Ellicott City
9151 Baltimore National Pike
Ellicott City, MD 21042
Phone: (410) 465-4800

Glenmore
7301 York Road
Towson, MD 21204
Phone: (410) 828-8460

Harmony Hall
6336 Cedar Lane
Columbia, MD 21044
Phone: (410) 531-6000

Harper's Choice
5485 Harper's Farm Road
Columbia, MD 21044
Phone: (410) 730-5085

Heaver Plaza
1301 York Road
Lutherville, MD 21093
Phone: (410) 296-0490

Oakland Mills
5865 Robert Oliver Place
Columbia, MD 21045
Phone: (410) 992-9411

Roland Park Place
830 West 40th Street
Baltimore, MD 21211
Phone: (410) 366-1314

Vantage House
5400 Vantage Point Road
Columbia, MD 21044
Phone: (410) 740-4066

Annual Meeting

The Annual Meeting of
Stockholders will be held on
Monday, April 28, 1997 at
5:30 p.m. at:
  The Columbia Inn
  Wincopin Circle
  Columbia, MD 21044

Transfer Agent and Registrar

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Attn: Investor Relations
Phone: 1-800-368-5948

Independent Auditors

KPMG Peat Marwick LLP
111 S. Calvert Street
Baltimore, MD 21202

General Counsel

Piper & Marbury L.L.P.
36 S. Charles Street
Baltimore, MD 21201

Corporate Headquarters

10480 Little Patuxent Parkway
Columbia, MD 21044
Phone: (410) 465-4800
Fax: (410) 750-0105
Internet:
  http://www.columbank.com

Stock Exchange Listing

The Common Stock of
Columbia Bancorp is traded
on the Nasdaq National Market
tier of the Nasdaq Stock
Market(SM) under the
symbol "CBMD."

Additional Information

A copy of Columbia Bancorp's
annual report to the SEC on
Form 10-K may be obtained
without charge upon written
request to:
  Columbia Bancorp
  9151 Baltimore National Pike
  Ellicott City, MD 21042
  Attention: John A. Scaldara, Jr.


Design: Curran & Connors, Inc.


Page Forty-Six

                            [Columbia Bancorp Logo]

                                Columbia Bancorp
                         10480 Little Patuxent Parkway
                               Columbia, MD 21044
                                 (410) 465-4800
                       Internet: http://www.columbank.com