Form 10-K, Exhibit 13
period 1997-12-31
COLUMBIA BANCORP
filed 1998-03-30
CIK 834105

[COLUMBIA LOGO HERE]

                      COLUMBIA BANCORP ANNUAL REPORT 1997

                    CELEBRATING A DECADE OF COMMUNITY SERVICE

COLUMBIA BANCORP AND SUBSIDIARY                                                1

Columbia Bancorp Corporate Profile

[COLUMBIA LOGO HERE]

     Columbia Bancorp is a bank holding company whose subsidiary, The Columbia Bank, commenced operations in 1988.

     Headquartered in Columbia, Maryland, The Columbia Bank is the largest community bank in Howard County, one of the wealthiest counties in the United States.

     In less than ten years, the Bank has risen to third in market share in its home market, Howard County, and is working hard to close the gap with the two market leaders, Allied Irish (First National Bank of Maryland) and NationsBank.

     The Bank's continued commitment is to expand by introducing its unique and successful style of banking to other communities of the Baltimore-Washington Corridor.

                              [MAP APPEARS BELOW]


Banking Offices of the Columbia Bank

Residential Mortgage Lending Offices

Home Market Area

Target Area


HOWARD COUNTY
Columbia Town Center
Columbia Town Center
  Residential Mortgage
  Lending Office
Ellicott City
Harmony Hall
Harper's Choice
Long Gate
Oakland Mills
River Hill
Vantage House
Wilde Lake

BALTIMORE CITY
Cross Keys
Roland Park Place

BALTIMORE COUNTY
Blakehurst
Heaver Plaza - Lutherville
Heaver Plaza Residential
  Mortgage Lending Office

MONTGOMERY COUNTY
Olney Residential Mortgage
 Lending Office

2  COLUMBIA BANCORP AND SUBSIDIARY

   Financial Highlights

----------------------------------------------------------------------------------------------------------
   DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA      1997        1996        1995       1994        1993
----------------------------------------------------------------------------------------------------------
   Assets                                       $373,451    $317,234    $263,025   $224,208    $206,592
   Loans, net of unearned income                 265,194     237,875     190,691    162,253     131,365
   Deposits                                      313,357     254,640     218,162    189,463     176,285
   Stockholders' equity                           34,385      30,975      28,064     16,873      15,459
   Net income                                      4,168       3,752       3,429      2,416       1,743
----------------------------------------------------------------------------------------------------------
   Per Share Data:
      Net income per common share:
         Basic                                    $ 1.93      $ 1.75      $ 2.06     $ 1.80      $ 1.16
         Diluted                                    1.82        1.66        1.80       1.57        1.16
      Tangible book value per common share         15.54       14.29       12.92      11.61       10.28
      Dividends declared:
         Common                                      .50         .42         .25        .14         --
         Preferred                                   --          --         1.30       1.20        1.20
----------------------------------------------------------------------------------------------------------
   Return on average assets                         1.21%       1.34%       1.42%      1.13%        .88%
   Return on average
      stockholders' equity                         12.78       12.71       15.60      15.01       11.85
   Nonperforming assets and
      past-due loans to total assets                1.41        1.37         .49       1.29        2.29
----------------------------------------------------------------------------------------------------------

                     [GRAPH APPEARS HERE-PLOT POINTS BELOW]

Loans, Net of
Unearned Income       Deposits           Total Assets       Net Income
($ in Millions)       ($ in Millions)    ($ in Millions)    ($ in Thousands)

93        131.4       93        176.3    93        206.6    93        1,743
94        162.3       94        189.5    94        224.2    94        2,416
95        190.7       95        218.2    95        263      95        3,429
96        237.9       96        254.6    96        317.2    96        3,752
97        265.2       97        313.4    97        373.5    97        4,168

COLUMBIA BANCORP AND SUBSIDIARY                                                3

Report to Shareholders

   As we approach the tenth anniversary of the opening of THE COLUMBIA BANK in May 1988, we look back with pride on our 34 percent compound annual rate of growth in total assets over the past decade. However, our record of superior profitability as compared to other DE NOVO banks of the past decade, is equally important to us. During the third quarter of 1997, Danielson Associates, Inc., a recognized authority on new banks, published a report based upon 1996 income which ranked THE COLUMBIA BANK as the 5th most profitable of all banks opened on the East Coast since 1984. Our greatest achievement has been creating a balance between growth and profitability which is consistent with maximizing shareholder value.

   During 1997, we successfully completed several major growth initiatives without compromising our ability to deliver consistent increases in profitability. These initiatives included opening three new full-service branches and two residential mortgage lending offices, while at the same time continuing to invest heavily in our back-office infrastructure. Our underlying business strategy has remained constant since our founding: to provide comprehensive and competitive banking services in a convenient community banking format, with emphasis on a high level of customer service.

1997 PERFORMANCE HIGHLIGHTS

RAPID GROWTH

(bullet) At December 31, 1997 total assets were $373.5 million, representing a
17.7 percent annual increase. This growth was driven by a 13.5 percent annual increase in loans outstanding, inclusive of loans held for sale, and a 23.1 percent increase in deposits.

RECORD PROFITABILITY

(bullet) Core operating earnings continued to be strong. Net income of $4.2 million was up 11.1 percent over 1996, reaching a record level for the sixth consecutive year.

(bullet) Return on assets and return on equity were 1.2 percent and 12.8 percent, respectively, comparing favorably with peer group ratios.

(bullet) Our net yield on earning assets has remained strong at 5.9 percent, well above the 4.8 percent recorded by our peer institutions.

(bullet) Our efficiency ratio (noninterest expense as a percentage of operating income) for 1997 of 66.5 percent was only slightly higher than our peer group ratio in spite of the fact that we continued to invest heavily in infrastructure and expansion.

STRONG ASSET QUALITY

(bullet) Net loan losses to average loans equaled .13 percent, consistent with the strong overall quality of our loan portfolio.

(bullet) Nonperforming assets and past-due loans to total assets increased slightly to 1.41 percent, but this increase continued to reflect primarily isolated problems encountered with two loan relationships, each secured by residential real estate. Such increases in nonperforming assets occur from time-to-time in the normal course of our residential development and construction lending business.

4  COLUMBIA BANCORP AND SUBSIDIARY

INCREASED SHAREHOLDER VALUE

(bullet) Stockholders' equity reached $34.4 million with tangible book value per share of $15.54.

(bullet) Diluted earnings per share were $1.82, as compared to $1.66 for 1996.

(bullet) Market capitalization increased significantly to $74.8 million at December 31, 1997.

(bullet) In December, 1997 we increased our quarterly common stock dividend from $.12 to $.14 per share, which represents a compound annual growth rate of 47 percent since we began paying dividends in 1994, while maintaining a prudent dividend pay-out ratio of 24.8%.

-------------------------------------------------------
COLUMBIA BANCORP VS. PEER BANKS
COMPARATIVE RATIOS
-------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997
-------------------------------------------------------
                                            PEER
                               COLUMBIA   BANKS*
-------------------------------------------------------
PERFORMANCE:
Return on average assets          1.21%    1.04%
Return on average equity         12.78    12.16
Net yield on earning assets       5.94     4.76
Efficiency ratio                 66.47    63.84

CAPITAL:
Year-end capital to year-end
  risk-weighted assets:
  Tier 1                         11.31%   14.34%
  Total                          12.51    15.37

ASSET QUALITY:
Nonaccrual loans to total assets   .16%     .58%
Nonperforming assets and
  past-due loans to total assets  1.41      .70
Net charge-offs to average loans   .13      .12
-------------------------------------------------------
*ALL PUBLICLY TRADED BANKS IN MARYLAND, PENNSYLVANIA,
VIRGINIA AND THE DISTRICT OF COLUMBIA WITH TOTAL ASSETS
LESS THAN $1 BILLION.


STRATEGIC DIRECTION AND GROWTH INITIATIVES DURING 1997

   Our performance is the product of a significant competitive advantage: we are a banking company whose ownership, management and employees, and business activities are concentrated in a robust, dynamic...AND LOCAL geographic area--consisting of our Howard County home market and selected contiguous sub-markets with very similar characteristics.

-----------------------------------------------------
HOWARD COUNTY
MARKET DEMOGRAPHICS
-----------------------------------------------------
                      HOWARD
                      COUNTY   MARYLAND    U.S.
-----------------------------------------------------

Population
   PROJECTED GROWTH
   (1995-2020)          12%        5%       5%
Households
   PROJECTED GROWTH
   (1995-2020)          18%        7%       7%
Average Household
   Income
   PROJECTED (1999)   $77,640   $61,260  $48,308
Unemployment Rate
  (12/97)              2.5%      4.7%     5.5%
-----------------------------------------------------
SOURCE: THE WADLEY-DONOVAN GROUP LTD., CLARITAS INC.,
US BUREAU OF CENSUS.

COLUMBIA BANCORP AND SUBSIDIARY                                                5


   We understand this banking environment and have created our organizational structure with the flexibility to make informed, rapid decisions...and to deliver responsive, courteous service to our customers. Unlike many of our larger competitors, we are not hampered by rigid organizational structures frequently dependent upon out-of-state decision makers. As banking industry consolidation continues in Maryland, it is evident that our community banking franchise has increasing long-term viability and value based upon this local competitive advantage.

   We are aided by the strong growth of our home market which continues to provide us new expansion opportunities. Our success can be measured by our increasing market share which places us well ahead of such major regional banks as First Union and Crestar.

----------------------------------------------------
HOWARD COUNTY, MARYLAND
DEPOSIT MARKET SHARE
----------------------------------------------------
PERCENT OF TOTAL DEPOSITS AS OF JUNE 30, 1997
----------------------------------------------------
Allied Irish (First National Bank of Maryland)    20%
NationsBank Corporation                           18
COLUMBIA BANCORP                                  13
First Union/Signet                                 9
Commercial and Farmers Bank                        6
Citizens National Bank                             5
Crestar                                            4
----------------------------------------------------
SOURCE: FDIC

NEW OFFICE EXPANSION

(bullet) Our Long Gate Center Branch in Ellicott City, Wilde Lake Village Center Branch in Columbia, and River Hill Village Center Branch in Clarksville opened in 1997. We now have a total of nine full-service branches, plus four limited-service retirement community branches.

(bullet) In July we opened a new Towson-area full-service Residential Mortgage Lending center to service consumers in Baltimore City and Baltimore and Harford Counties. In August we added another such center in Olney, focused on Montgomery and Prince George's Counties.

TECHNOLOGICAL ENHANCEMENTS

(bullet) Completing a major data processing and systems upgrade begun in 1996, we have installed fully automated work stations with state-of-the-art terminals for all branch personnel.

(bullet) PC based banking was introduced in 1997. This innovation has received a strong endorsement from customers who recognize that our product offerings compare very favorably with those of our much larger competitors.

ORGANIZATIONAL STRENGTH

Since opening in May 1988, we have grown from eleven to 227 employees. These individuals are the first and foremost strength of our organization. We have unusual depth of experienced management for a community bank, which enables us to compete effectively with the largest institutions. Most importantly, our staff is dedicated and committed to delivering the highest possible levels of customer service.

6  COLUMBIA BANCORP AND SUBSIDIARY

[PHOTO APPEARS HERE]

                             HERSCHEL L. LANGENTHAL
                                 VICE CHAIRMAN

                              JAMES R. MOXLEY, JR.
                                    CHAIRMAN

                               JOHN M. BOND, JR.
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER


   The same management team that helped form Columbia Bancorp a decade ago is still with the Company. Members of our management team are leaders in our community, serving on a wide variety of boards and in other positions. During the past year, our Chairman was named Howard County "Business Person of the Year," our President received honors as "Entrepreneur of the Year" for Financial Services in a major regional competition, and our Bank was cited as "Business of the Year" by the Maryland Private Industry Council. These awards are indicative of our approach to doing business.

OUTLOOK FOR THE FUTURE

   Our goal continues to be to improve profitability while maintaining superior asset quality and above-average growth. We intend to leverage our capital position as we seek new growth opportunities, including possible additional acquisitions.

   We continue to see substantial opportunities within our marketplace. As the largest community bank headquartered in Howard County, at the heart of the Baltimore-Washington Corridor, we are well positioned to continue gaining market share as the banking industry consolidation in Maryland disrupts still more customer relationships.

   Investors viewed our progress favorably during 1997, as Columbia Bancorp enjoyed a healthy increase in market capitalization. Yet, as we view our prospects for the future and valuation levels applicable to our peers, we believe that there is still considerable growth potential. We will continue to build shareholder value by striving for an optimal balance between rapid growth and enhanced profitability.

Table of Contents

Selected Financial Highlights                                  8
Management's Discussion and Analysis                           9
Independent Auditors' Report                                  26
Consolidated Statements of Condition                          27
Consolidated Statements of Income                             28
Consolidated Statements of Stockholders' Equity               29
Consolidated Statements of Cash Flows                         30
Notes to Consolidated Financial Statements                    32
Selected Quarterly Financial Data                             50
Recent Common Stock Prices and Stock Performance Graph        51
Directors and Officers                                        52
Corporate Information                                         54

8  COLUMBIA BANCORP AND SUBSIDIARY


Selected Financial Highlights


-------------------------------------------------------------------------------------------------------
   (IN THOUSANDS, EXCEPT PER SHARE DATA)            1997        1996        1995       1994        1993
-------------------------------------------------------------------------------------------------------


   Consolidated Income Statement Data:

      Interest income                          $  30,194   $  25,822   $  22,210   $ 17,031    $ 14,188
      Interest expense                            11,473       8,769       7,892      5,705       5,466
                                               --------------------------------------------------------
      Net interest income                         18,721      17,053      14,318     11,326       8,722
      Provision for credit losses                    663         621         559        242         505
                                               --------------------------------------------------------
      Net interest income after
         provision for credit losses              18,058      16,432      13,759     11,084       8,217
      Noninterest income                           2,648       2,058       1,575      1,821       2,580
      Noninterest expense                         14,188      12,351       9,747      8,966       7,961
                                               --------------------------------------------------------
      Income before income taxes                   6,518       6,139       5,587      3,939       2,836
      Income taxes                                 2,350       2,387       2,158      1,523       1,093
                                               --------------------------------------------------------
      Net income                               $   4,168    $  3,752    $  3,429   $  2,416    $  1,743
                                               ========================================================
   Consolidated Balance Sheet Data, at year-end:
      Assets                                    $373,451    $317,234    $263,025   $224,208    $206,592
      Loans, net of unearned income              265,194     237,875     190,691    162,253     131,365
      Deposits                                   313,357     254,640     218,162    189,463     176,285
      Stockholders' equity                        34,385      30,975      28,064     16,873      15,459
                                                -------------------------------------------------------
      Number of shares of Common Stock
         outstanding                               2,200       2,148       2,146      1,040       1,040
   Per Share Data:
      Net income:
         Basic                                    $ 1.93      $ 1.75      $ 2.06     $ 1.80      $ 1.16
         Diluted                                    1.82        1.66        1.80       1.57        1.16
      Cash dividends declared:
         Common                                      .50         .42         .25        .14          --
         Preferred                                    --          --        1.30       1.20        1.20
      Tangible book value, at year-end             15.54       14.29       12.92      11.61       10.28
   Performance and Capital Ratios:
      Return on average assets                      1.21%       1.34%       1.42%      1.13%        .88%
      Return on average stockholders' equity       12.78       12.71       15.60      15.01       11.85
      Net yield on earning assets (a)               5.94        6.60        6.46       5.90        4.88
      Average stockholders' equity to
         average total assets                       9.44       10.53        9.07       7.53        7.39
      Year-end capital to year-end
         risk-weighted assets (b):
         Tier 1                                    11.31       11.91       12.97       9.28        9.34
         Total                                     12.51       13.16       14.12      10.56       10.87
      Year-end Tier 1 leverage ratio (b)            9.25       10.11       10.67       7.39        6.73
      Cash dividends declared to net income        26.05       24.05       25.66      28.38       30.99
   Asset Quality Ratios:
      Allowance for credit losses, at year-end, to:
         Total loans, net of unearned income         1.37%       1.38%      1.54%      1.59%       1.80%
         Nonperforming and past-due loans          548.35       84.23     245.72     222.62      126.19
      Net charge-offs to average total
         loans, net of unearned income                .13         .12        .12        .02         .17
      Nonperforming and past-due loans to total
         loans, net of unearned income, at year-end   .25        1.64        .63        .71        1.43
      Nonperforming assets and past-due
         loans to total assets, at year-end           1.41       1.37        .49       1.29        2.29
-------------------------------------------------------------------------------------------------------

   (a) Net yield on earning assets is the ratio of net interest income to total average interest-earning assets.

   (b) The Board of Governors of the Federal Reserve System (the "Federal Reserve Board") capital guidelines for bank holding companies require minimum risk-based ratios of Tier 1 and total capital to risk-weighted assets of 4.00% and 8.00%, respectively, and a minimum leverage-based ratio of Tier 1 capital to total average quarterly assets generally of at least 4.00%. The ratios above were calculated using the guidelines in effect at each reported date.

COLUMBIA BANCORP AND SUBSIDIARY                                                9



Management's Discussion and Analysis of
Financial Condition and Results of Operations

GENERAL

   Columbia Bancorp was formed November 16, 1987 and is a Maryland chartered bank holding company. The Company holds all of the issued and outstanding shares of common stock of The Columbia Bank (the "Bank"). The Bank is a Maryland trust company which engages in general commercial banking operations. The Bank provides a full range of financial services to individuals, businesses and organizations through thirteen branch banking offices, three mortgage loan origination offices and fourteen Automated Teller Machines. Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Company considers its home market area to be Howard County, Maryland, with extension of business throughout the contiguous counties comprising central Maryland.

FORWARD - LOOKING STATEMENTS

   In addition to historical information, this annual report contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by the Company in 1998.

OVERVIEW

   The Company reported an increase in net income from $3.8 million in 1996 to $4.2 million in 1997, representing an 11.1% increase and marking the sixth consecutive year during which the Company posted improved earnings. Net income for 1996 was reduced $299,000 as a result of a one-time special assessment imposed by the FDIC to recapitalize the Savings Association Insurance Fund ("SAIF").

   Diluted net income per share for 1997 was $1.82 as compared to $1.66 ($1.79 if adjusted to exclude the SAIF assessment) for 1996. Return on average assets and return on average equity for 1997 were 1.2% and 12.8%, respectively. Tangible book value per share increased to $15.54 at December 31, 1997.

   The year 1997 can be characterized as a year during which the Company continued its aggressive growth strategy and investment in the future, balanced with solid financial results. Key factors which influenced the Company's financial performance during 1997 and which will continue to influence future performance include:

       (bullet) Expansion of the Company's branch network with the addition of three full-service branch facilities in Howard County, Maryland.

       (bullet) Expansion of the Company's mortgage banking business, including the addition of personnel as well as the opening of two offices in Baltimore and Montgomery Counties, Maryland.

       (bullet) Growth in total deposits of 23.1%. Core deposits, representing deposits exclusive of certificates of deposit in excess of $100,000, grew $51.9 million or 21.4%.

       (bullet) Growth in loans, net of unearned income and inclusive of loans held for sale, of $32.3 million or 13.5%.

       (bullet) Maintenance of the net yield on earning assets well above the peer group's ratio. The net yield on earning assets was 5.9% during 1997 as compared to 4.8% for the peer group.

10 COLUMBIA BANCORP AND SUBSIDIARY

   The discussion which follows provides further detailed analysis regarding the Company's financial condition and results of operations. It is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto.

INCOME STATEMENT ANALYSIS

Net Interest Income

   Net interest income, the amount by which interest income on interest-earning assets exceeds interest expense on interest-bearing liabilities, is the most significant component of the Company's earnings. Net interest income is a function of several factors, including changes in the volume and mix of interest-earning assets and funding sources, and market interest rates. While management policies influence these factors, external forces, including customer needs and demands, competition, the economic policies of the federal government and the monetary policies of the Federal Reserve Board, are also important.

   The following table sets forth, for the periods indicated, information regarding the average balances of interest-earning assets and interest-bearing liabilities, the amount of interest income and interest expense and the resulting yields on average interest-earning assets and rates paid on average interest-bearing liabilities. Average balances are also provided for noninterest-earning assets and noninterest-bearing liabilities.

-----------------------------------------------------------------------------------------------------------------------------
                                             1997                               1996                            1995
---------------------------------------------------------------------------------------------------- ------------------------
                                AVERAGE                         AVERAGE                          AVERAGE
 (DOLLARS IN THOUSANDS)        BALANCES (a)  INTEREST  RATE   BALANCES (a)  INTEREST   RATE     BALANCES (a)  INTEREST  RATE
------------------------------------------------------------------------------------------------------------------------------
   Assets
   Interest-earning assets:
    Loans, net of
      unearned
      income (b)(c)            $256,949     $26,786    10.42%  $215,348     $23,447   10.89%     $175,363     $19,832  11.31%
    Investment securities
      and securities
      available-for-sale (c)     55,974       3,265     5.83     35,714       2,000    5.60        36,752       1,887   5.13
     Federal funds sold           3,113         193     6.20      7,194         375    5.21         9,628         491   5.10
      Total interest-earning   --------------------            --------------------              --------------------
        assets                  316,036      30,244     9.57    258,256      25,822   10.00       221,743      22,210  10.02
                                            -------                         -------                           -------
   Noninterest-earning assets:
     Cash and due from
      banks                      13,642                          12,856                            11,296
     Property and
      equipment, net              8,547                           7,085                             6,359
     Other assets                10,914                           5,366                             5,524
     Less allowance for
      credit losses              (3,513)                         (3,211)                           (2,721)
                               --------                        --------                          --------
      Total assets             $345,626                        $280,352                          $242,201
                               ========                        ========                          ========

COLUMBIA BANCORP AND SUBSIDIARY                                               11

-----------------------------------------------------------------------------------------------------------------------------
                                             1997                               1996                            1995
---------------------------------------------------------------------------------------------------- ------------------------
                                AVERAGE                         AVERAGE                          AVERAGE
(DOLLARS IN THOUSANDS)        BALANCES (a)  INTEREST  RATE   BALANCES (a)  INTEREST   RATE     BALANCES (a)  INTEREST  RATE
------------------------------------------------------------------------------------------------------------------------------
   Liabilities and
     Stockholders' Equity
   Interest-bearing liabilities:
     NOW accounts                 $ 29,474  $   609     2.07%   $ 25,479    $   521    2.04%     $ 23,688     $  484    2.04%
     Savings accounts               45,415    1,560     3.43      44,022      1,420    3.22        43,864      1,527    3.48
     Money market accounts          39,149    1,229     3.14      34,860      1,098    3.15        31,059      1,036    3.33
     Certificates of deposit       122,737    6,696     5.46      92,125      5,010    5.44        74,289      4,038    5.44
     Short-term borrowings          27,654    1,379     4.99      15,974        720    4.51        16,045        807    5.03
                                  -----------------             -------------------              -------------------
     Total interest-bearing
      liabilities                  264,429   11,473     4.34     212,460      8,769    4.13       188,945      7,892    4.18
   Noninterest-bearing                      -------                         -------                           ------
     liabilities:
      Noninterest-bearing
        deposits                    46,876                        36,785                           29,885
      Other liabilities              1,701                         1,595                            1,398
   Stockholders' equity             32,620                        29,512                           21,973
                                  --------                      --------                         --------
     Total liabilities and
      stockholders' equity        $345,626                      $280,352                         $242,201
                                  ========                      ========                         ========
   Net interest income                      $ 18,771                        $17,053                            $14,318
                                            ========                        =======                            =======
   Net interest spread                                  5.23%                          5.87%                            5.84%
                                                        ====                           ====                             ====
   Net yield on
     earning assets                                     5.94%                          6.60%                            6.46%
                                                        ====                           ====                             ====

   (a) Average balances are calculated as the average of month-end balances.

   (b) Average loan balances include first mortgage loans originated for sale and nonaccrual loans. Interest income on loans includes amortized loan fees, net of costs, of $2.0 million, $2.4 million, and $1.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

   (c) Interest on tax exempt loans and securities is presented on a fully-taxable equivalent basis.

   Net interest income on a tax equivalent basis increased to $18.8 million for the year ended December 31, 1997, compared to $17.1 million for 1996. The increase in net interest income during 1997 was primarily the result of growth in average interest-earning assets during 1997 of $57.8 million or 22.4%. While interest income increased in 1997, the net interest margin (representing net interest income divided by average interest-earning assets) declined from 6.6% during 1996 to 5.9% during 1997. The decline reflected the impact of competitive forces on loan and deposit pricing, a larger nonperforming loan portfolio and changes in the mix of interest-earning assets and funding sources.

   The following table and the related discussions of interest income and interest expense provide further analysis of the increases in net interest income during 1997 and 1996.

12 COLUMBIA BANCORP AND SUBSIDIARY

                                                              1997 OVER 1996                     1996 OVER 1995
                                                     -------------------------------------------------------------------
                                                      INCREASE    DUE TO CHANGE IN       INCREASE     DUE TO CHANGE IN
                                                                  ----------------                   -------------------
(DOLLARS IN THOUSANDS)                               (DECREASE)   VOLUME      RATE      (DECREASE)   VOLUME       RATE
------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans (a)                                           $3,339      $4,384    $(1,045)      $3,615    $3,742       $(127)
   Investment securities and
      securities available-for-sale (a)                 1,265       1,180         85          113       (14)        127
   Federal funds sold                                    (182)       (243)        61         (116)     (117)          1
                                                       -----------------------------------------------------------------
      Total                                             4,422       5,321       (899)       3,612     3,611           1
                                                       -----------------------------------------------------------------
Interest expense:
   Deposits                                             2,045       1,707        338          964       964          --
   Short-term borrowings                                  659         575         84          (87)       (3)        (84)
                                                       -----------------------------------------------------------------
      Total                                             2,704       2,282        422          877       961         (84)
                                                       -----------------------------------------------------------------
Net interest income                                    $1,718      $3,039    $(1,321)      $2,735    $2,650       $  85
                                                       =================================================================


(a) Interest on tax exempt loans and securities is presented on a fully-taxable equivalent basis.

(b) The change in interest income and expense due to both rate and volume has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

Interest Income

   Interest income on a tax equivalent basis increased $4.4 million or 17.1% in 1997 as compared to 1996, primarily as a result of an increase in the average balance of loans and investment securities outstanding in 1997 as compared to 1996. Average loans outstanding, net of unearned income, increased $41.6 million or 19.3% during 1997 and reflected growth in the Company's consumer, commercial and residential development and construction loan portfolios. Average investment securities and securities available-for-sale increased $20.3 million or 56.7% during 1997 as compared to 1996 as a result of increased investments in U.S. Treasury securities.

   The increase in interest income due to average balances was mitigated by a decrease in the yield on interest-earning assets from 10.00% in 1996 to 9.57% in 1997. Specifically, the yield on loans decreased to 10.42% in 1997, compared to 10.89% in 1996 as a result of competitive pricing pressure and a higher nonperforming loan portfolio on average. In addition, loans, the Company's highest yielding asset, on average declined as a percentage of interest-earning assets from 83.4% in 1996 to 81.3% in 1997.

   Interest income increased $3.6 million or 16.3% in 1996 as compared to 1995, also primarily as a result of an increase in the average balance of loans outstanding. Average loans outstanding, net of unearned income, increased $40.0 million or 22.8% during 1996. Loans also became a larger percentage of average interest-earning assets, increasing from 79.1% in 1995 to 83.4% in 1996.

Interest Expense

   Interest expense increased $2.7 million or 30.8% in 1997 as compared to 1996. This increase reflected growth in deposits and short-term borrowings combined with an increase in the cost of funds. Specifically, average interest-bearing deposits and short-term borrowings increased $40.3 million and $11.7 million, respectively, during 1997. Also, the cost of interest-bearing funds increased from 4.1% in 1996 to 4.3% in 1997, reflecting a higher interest rate environment as well as competitive pricing pressure.

   Interest expense increased $877,000 in 1996 as compared to 1995, again reflecting growth in deposits. Average interest-bearing deposits increased $23.6 million or 13.6% in 1996, as compared to 1995.

COLUMBIA BANCORP AND SUBSIDIARY                                              13

Provision and Allowance for Loan Losses

   The Company provides for credit losses through the establishment of an allowance for credit losses (the "Allowance") by provisions charged against earnings. Based upon management's monthly evaluation, provisions are made to maintain the Allowance at a level adequate to absorb potential losses within the loan portfolio. The provision for credit losses was $663,000 for the year ended 1997 as compared with $621,000 and $559,000 for the years ended 1996 and 1995, respectively.

   The factors used by management in determining the adequacy of the Allowance include the historical relationships among loans outstanding; credit loss experience and the current level of the Allowance; a continuing evaluation of nonperforming loans and loans classified by management as having potential for future deterioration taking into consideration collateral value and the financial strength of the borrowers and guarantors; and a continuing evaluation of the present and future economic environment. Regular review of the loan portfolio's quality is conducted by the Company's staff. In addition, bank supervisory authorities and independent consultants and accountants periodically review the loan portfolio. At December 31, 1997 the Allowance was 1.37% of total loans, net of unearned income. The Allowance at December 31, 1997 is considered by management to be sufficient to address the credit risk in the current loan portfolio.

   The following table presents certain information regarding the Allowance:



                                                             YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------------
(DOLLARS IN THOUSANDS)                          1997       1996        1995        1994       1993
---------------------------------------------------------------------------------------------------
Allowance at beginning of year                $3,293     $2,929      $2,578      $2,366     $2,067
Less losses charged-off:
   Commercial                                      4         --          72          --         52
   Real estate                                    23        240          23          37        101
   Retail                                        272         39         140          57         44
   Credit cards                                   66         29          23          32         25
                                              -----------------------------------------------------
      Total losses charged-off                   365        308         258         126        222
                                              -----------------------------------------------------
Recoveries of losses previously charged-off:
   Commercial                                     --          4          --           5          2
   Real estate                                    20         38          25          55          6
   Retail                                         13          9          22          33          6
   Credit cards                                    8         --           3           3          2
                                              -----------------------------------------------------
      Total recoveries                            41         51          50          96         16
                                              -----------------------------------------------------
Net losses charged-off                           324        257         208          30        206
Provision for credit losses                      663        621         559         242        505
                                              -----------------------------------------------------
Allowance at end of year                      $3,632     $3,293      $2,929      $2,578     $2,366
                                              =====================================================
Ratio of allowance to nonperforming
   and past-due loans (a)                     548.35%     84.23%     245.72%     222.62%    126.19%
                                              =====================================================
Ratio of allowance to loans, net of
   unearned income                              1.37%      1.38%       1.54%       1.59%      1.80%
                                              =====================================================

(a) There is no direct relationship between the size of the Allowance (and the related provision for credit losses) and the nonperforming and past-due loans. Accordingly, the ratio of Allowance to nonperforming and past-due loans may tend to fluctuate significantly.

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

14 COLUMBIA BANCORP AND SUBSIDIARY

   The following table presents the allocation of the Allowance among the various loan categories.


                                                                   DECEMBER 31,
                                              -----------------------------------------------------
(DOLLARS IN THOUSANDS)                          1997       1996        1995        1994       1993
---------------------------------------------------------------------------------------------------
Commercial                                    $  526     $  566      $  350      $  362     $  315
Real estate                                    1,448      1,946       1,201         816        750
Consumer                                         337        275         207         185        173
Unallocated                                    1,321        506       1,171       1,215      1,128
                                              -----------------------------------------------------
                                              $3,632     $3,293      $2,929      $2,578     $2,366
                                              =====================================================

   The table below provides a percentage breakdown of the loan portfolio by category to total loans, net of unearned income.


                                                                     DECEMBER 31,
                                                -----------------------------------------------------

(DOLLARS IN THOUSANDS)                            1997       1996        1995        1994        1993
-----------------------------------------------------------------------------------------------------
Commercial                                        14.1%      12.8%       15.3%       15.2%      12.1%
Real estate                                       53.5       58.2        58.1        59.2       63.4
Consumer                                          32.4       29.0        26.6        25.6       24.5
                                              -------------------------------------------------------
                                                 100.0%     100.0%      100.0%      100.0%     100.0%
                                              =======================================================

Noninterest Income

   The Company's primary sources of noninterest income are fees charged for services and gains and fees recognized on the sales of residential mortgage loans. In addition, included in noninterest income is the increase in cash surrender value on life insurance contracts, covering certain executive officers, for which the Bank is the beneficiary. Noninterest income increased $590,000 during 1997 as compared to 1996. The increase during 1997 was primarily the result of an increase in fees charged for services of $262,000, reflecting growth in deposit accounts. The total number of non-certificate deposit accounts increased 14.5%, from 23,200 at December 31, 1996 to 26,600 at December 31, 1997. The Company also continued its promotion of fee-based cash management services to numerous larger and more sophisticated corporate customers. The recognition of the increase in cash surrender value of $201,000 during 1997 also contributed to the growth in noninterest income. The insurance contracts were purchased in November 1996 and April 1997 and therefore, did not contribute significantly to 1996 noninterest income. Gains and fees on sales of residential mortgage loans increased $69,000 during 1997 as compared to 1996 and corresponded with an increase in residential mortgage loans sold from $47.9 million in 1996 to $51.9 million in 1997.

   Noninterest income increased $483,000 during 1996 as compared to 1995. The growth in noninterest income during 1996 was primarily driven by an increase in fees charged for services of $233,000, reflecting expansion of the Company's deposit base. In addition, gains and fees on sales of residential mortgage loans increased $103,000, reflecting an increased volume of loans sold.

Noninterest Expense

   Noninterest expense primarily consists of costs associated with personnel, occupancy and equipment, data processing and marketing. The Company's noninterest expense for 1997 totalled $14.2 million, representing an increase of $1.8 million or 14.9% over 1996. The increase was primarily driven by continued corporate expansion. Expansion initiatives during 1997 included the addition of three full-service branch facilities and the expansion of the Company's mortgage banking operations with the addition of two offices in Baltimore and Montgomery Counties, Maryland.

   Salaries and employee benefits, the largest component of noninterest expense, increased from $6.0 million during 1996 to $7.3 million during 1997. The increase was primarily attributable to higher staffing

COLUMBIA BANCORP AND SUBSIDIARY                                               15
levels required during 1997 in order to accommodate growth. At December 31, 1997, the Company employed 197 full-time and 30 part-time employees compared to 160 full-time and 25 part-time employees at December 31, 1996.

   Occupancy and equipment expenses, recorded net of rental income, grew $545,000 or 28.5% during 1997. The increase was attributable to the addition of three full-service branch facilities and two mortgage banking locations and the recognition of a full year's costs associated with branch expansion initiatives completed in 1996.

   The growth in noninterest expense during 1997 was also attributable to an increase in professional fees of $118,000 and in net expenses on other real estate owned of $123,000. In both cases, the increases reflected a higher level of activity associated with the workout of problem assets.

   Growth in noninterest expense during 1997 was mitigated by a decline in the Company's FDIC insurance premium of $575,000. The decline reflected the $486,000 special, one-time FDIC assessment levied in 1996 to recapitalize the SAIF.

   Noninterest expense for 1996 totalled $12.4 million and represented an increase over 1995 of 26.7% or $2.6 million. The primary component of the increase was an increase in salaries and employee benefits. The Company employed a total of 185 employees at December 31, 1996 versus 164 employees at December 31, 1995. In addition, the Company incurred an increase in occupancy and equipment expenses of $587,000 during 1996 as a result of the expansion of its branch network (which included the addition of two full-service branch facilities and the relocation of a third branch facility) and the upgrading of backoffice data processing. Also, the Company was assessed a special, one-time FDIC assessment of $486,000.

Income Taxes

   Income tax expense was $2.4 million in 1997 and 1996, with higher pre-tax income in 1997. The 1997 effective tax rate was 36.1%, down from 38.9% for 1996 and 38.6% for 1995. The decrease in 1997 was a result of changes in state tax laws which now permit, on a phased-in basis, the exclusion of interest income on U.S. Treasury obligations. The changes in state tax laws, however, now subject the Company, on a phased-in basis, to personal property taxes which are included in other noninterest expense.

REVIEW OF FINANCIAL CONDITION

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

16 COLUMBIA BANCORP AND SUBSIDIARY

   The components of the investment portfolio at December 31 were as follows:


                                         1997                   1996                  1995
----------------------------------------------------------------------------------------------------
                                            SECURITIES             SECURITIES             SECURITIES
                                INVESTMENT  AVAILABLE- INVESTMENT  AVAILABLE- INVESTMENT  AVAILABLE-
(DOLLARS IN THOUSANDS)          SECURITIES   FOR-SALE  SECURITIES   FOR-SALE  SECURITIES   FOR-SALE
----------------------------------------------------------------------------------------------------
U.S. Treasury securities         $62,952        $ --    $36,968        $ --     $18,987     $ 3,489
Collateralized mortgage
  obligations and mortgage-backed
  securities (a)                     504           7      1,312         173       3,780         406
Securities of U.S. Government
  sponsored agencies               1,515         499      1,515       2,531       2,000       5,029
Municipal securities                  --         200         --         700          --         700
Investment in Federal Home
  Loan Bank Stock                     --         968         --         950          --         950
                                 -------------------------------------------------------------------
                                 $64,971      $1,674    $39,795      $4,354    $ 24,767     $10,574
                                 ===================================================================


(a) The entire balance is issued and guaranteed by U.S. Government sponsored agencies.

   The investment portfolio increased $22.5 million from December 31, 1996 to December 31, 1997. The increase represented purchases of U.S. Treasury securities totalling $36.0 million with maturities of two years, net of maturities and repayments. There were no securities sold during 1997, 1996 or 1995.

   The amortized cost and estimated fair values and tax equivalent yield of debt securities at December 31, 1997, by maturities, are shown below. Collateralized mortgage obligations and mortgage-backed securities are categorized by their estimated maturities based upon the most recent monthly prepayment factors, which may change. All other debt securities are categorized based on contractual maturities.



                                       INVESTMENT SECURITIES           SECURITIES AVAILABLE-FOR-SALE
                            --------------------------------------  -------------------------------------     CURRENT
                                          UNREALIZED                             UNREALIZED                   WEIGHTED
                             AMORTIZED    ----------     ESTIMATED  AMORTIZED   -----------     ESTIMATED     AVERAGE
(DOLLARS IN THOUSANDS)          COST     GAINS   LOSSES FAIR VALUE     COST     GAINS   LOSSES  FAIR VALUE     YIELD
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury
  securities:
   Due one year or less      $26,989       $ 56      $ 3    $27,042      $--     $--      $--       $--          6.17%
   Due after one
     through five years       35,963        146       --     36,109       --      --       --        --          6.18
Collateralized
  mortgage obligations
  and mortgage-backed
  securities:
   Due one year or less          504         --        4        500       --      --       --        --          5.02
   Due after one
     through five years           --         --       --         --        7      --       --         7          8.10
Securities of U.S.
  Government
  sponsored agencies:
   Due one year or less        1,515         --       16      1,499      500      --        1       499          4.06
Municipal securities:
   Due one year or less           --         --       --         --      200      --       --       200          4.88
                             -----------------------------------------------------------------------------------------
                             $64,971       $202      $23    $65,150     $707     $--      $ 1      $706          6.10%
                             =========================================================================================

COLUMBIA BANCORP AND SUBSIDIARY                                               17

Analysis of Loans

   The table below represents a breakdown of loan balances of the Company at December 31.


(DOLLARS IN THOUSANDS)                                 1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------------
Commercial                                         $ 37,519   $  30,517    $ 29,275    $ 24,819    $ 15,947
Real estate--development and construction (a)       110,413     112,838      89,877      72,857      57,453
Real estate--mortgage:
   Residential                                       11,078      11,897      12,726      13,383      13,491
   Commercial                                        21,146      14,470       9,108      10,251      12,872
Consumer:
   Retail (b)                                        84,039      67,731      49,225      40,354      31,149
   Credit card                                        1,639       1,543       1,527       1,432       1,238
                                                   ---------------------------------------------------------
      Total loans                                  $265,834    $238,996    $191,738    $163,096    $132,150
                                                   =========================================================


(a) At December 31, 1997, 1996, 1995, 1994 and 1993 loans to individuals for constructing primary personal residences represented $15,895, $10,780, $16,071, $18,631 and $16,456, respectively, of these loans.

(b) Primarily loans secured by the borrowers' principal residences in the form of home equity lines of credit and second mortgages.

   Total loans increased $26.8 million during the year ended December 31, 1997, representing an 11.2% increase. Commercial loans, inclusive of commercial mortgages, and retail loans, primarily second mortgages and home equity lines of credit, exhibited strong growth during 1997, accounting for $13.7 million and $16.4 million, respectively, of the overall growth in the portfolio. The residential development and construction portfolio declined from $112.8 million at December 31, 1996 to $110.4 million at December 31, 1997 largely as a result of competitive pressures.

   The following table summarizes the Company's exposure resulting from loan concentrations in its loan portfolio. Loan concentrations result when loans are made to a number of borrowers engaged in similar activities which may be similarly impacted by economic or other conditions. This table presents the Company's credit concentration to borrowers involved in residential real estate development and/or construction as of December 31, 1997. There were no other loan concentrations exceeding 10% of gross loans as of December 31, 1997.



                                                    TOTAL
     (DOLLARS IN THOUSANDS)                       PRINCIPAL
     ------------------------------------------------------
     Loans receivable                             $ 94,922
     Unused credit lines                            55,220
     Letters of credit (a)                          13,797
                                                  --------
                                                  $163,939
                                                  ========

     (a) Includes letters of credit totalling $4,378 which are secured by cash.

   The following table shows the contractual maturities and interest rate sensitivities of loans of the Company at December 31, 1997, exclusive of nonaccrual loans totalling $599,000. Some loans may include contractual installment payments which are not reflected in the table until final maturity. In addition, the Company's experience indicates that a significant number of loans will be extended or repaid prior to contractual maturity. Consequently, the table cannot necessarily be viewed as an accurate forecast of future cash repayments.

18 COLUMBIA BANCORP AND SUBSIDIARY

                                                                        MATURING
                               ------------------------------------------------------------------------------
                               IN ONE YEAR OR LESS    AFTER 1 THROUGH 5 YEARS   AFTER 5 YEARS
-------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)           FIXED     VARIABLE      FIXED    VARIABLE     FIXED     VARIABLE      TOTAL
-------------------------------------------------------------------------------------------------------------
Commercial                     $ 1,008     $24,063     $ 1,558    $ 9,997       $ 358       $ 436    $ 37,420
Real estate--construction       10,818      97,443       1,388        497          --          --     110,146
Real estate--mortgage            3,249       1,235       5,261     14,074       5,958       2,447      32,224
Consumer                         5,888       3,420       9,836      4,146         536      61,619      85,445
                               ------------------------------------------------------------------------------
                               $20,963    $126,161     $18,043    $28,714      $6,852     $64,502    $265,235
                               ==============================================================================


   The following table provides information concerning nonperforming assets and past-due loans.


                                                                   DECEMBER 31,
---------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                          1997       1996        1995        1994        1993
---------------------------------------------------------------------------------------------------
Nonperforming loans:
   Nonaccrual loans (a)                       $  599     $3,851      $1,051       $ 679       $ 563
Other real estate owned                        4,622        448          89       1,731       2,865
                                              -----------------------------------------------------
   Total nonperforming assets                 $5,221     $4,299      $1,140      $2,410      $3,428
                                              =====================================================
Loans past-due 90 days or more                $   63       $ 59       $ 141       $ 479      $1,312
                                              =====================================================


(a) Loans are placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of all principal and interest is in doubt. Management may grant a waiver from nonaccrual status for a 90-day past-due loan which is both well secured and in the process of collection. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current.

   The largest component of nonperforming assets at December 31, 1997 was the Company's portfolio of other real estate owned totalling $4.6 million. At December 31, 1997 other real estate owned included the following four properties:

(bullet) A residential development project consisting of 107 single family and 122 townhouse building lots with a carrying value of $3.1 million. The Company has entered into a contract with an independent third-party contractor to manage the completion of development work. In addition, 40 single family and 67 townhouse lots are under contract of sale with a takedown schedule which runs through July 2000. The remaining lots are being marketed for sale.

(bullet) A construction project consisting of a 24 unit residential condominium building with a carrying value of $981,000. Currently, 18 of the 24 units are under contract of sale and the remaining 6 units are being marketed for sale.

(bullet) A construction project consisting of two residential condominium building pad sites with a carrying value of $304,000. The property is currently under contract of sale.

(bullet) Three commercial condominium units with a carrying value of $279,000.
         One of the three units is currently under contract of sale. The remaining two units are being marketed for sale.

   Nonaccrual loans totalled $599,000 at December 31, 1997 and consisted primarily of a residential mortgage totalling $267,000, which was paid in full subsequent to December 31, 1997, and eight home equity lines of credit and second mortgages totalling $197,000.

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

COLUMBIA BANCORP AND SUBSIDIARY                                               19

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS No. 118"), the Company measures impaired loans (i) at the present value of expected future cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding provision for credit losses. SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment. The Company's impaired loans are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are generally placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

   Impaired loans at December 31, 1997 totalled $443,000 and were all collateral dependent loans. Collateral dependent loans are measured based on the fair value of the collateral. There were no impaired loans at December 31, 1997 with an allocated valuation allowance. An impaired loan is charged-off when the loan, or a portion thereof, is considered uncollectible.

Deposit Analysis

   The following table sets forth the average deposit balances and average rates paid on deposits during the periods indicated.

                                                                YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
                                                   1997                   1996                    1995
---------------------------------------------------------------------------------------------------------------
                                             AVERAGE   AVERAGE      AVERAGE   AVERAGE      AVERAGE     AVERAGE
(DOLLARS IN THOUSANDS)                       BALANCE     RATE       BALANCE     RATE       BALANCE       RATE
---------------------------------------------------------------------------------------------------------------
Total noninterest-bearing deposits           $ 46,876      --%     $  36,785     --%      $ 29,885         --%
Interest-bearing deposits:
   NOW accounts                                29,474    2.07         25,479   2.04         23,688       2.04
   Savings accounts                            45,415    3.43         44,022   3.22         43,864       3.48
   Money market accounts                       39,149    3.14         34,860   3.15         31,059       3.33
   Certificates of deposit                    122,737    5.46         92,125   5.44         74,289       5.44
                                             ------------------------------------------------------------------
   Total interest-bearing deposits            236,775    4.27        196,486   4.10        172,900       4.10
                                             ------------------------------------------------------------------
      Total deposits                         $283,651               $233,271              $202,785
                                             ==================================================================


   Total deposits increased $58.7 million during the year ended December 31, 1997. The aggregate growth in deposits during 1997 was primarily attributable to growth in certificates of deposit totalling $36.8 million and growth in noninterest-bearing deposits totalling $12.6 million.

20 COLUMBIA BANCORP AND SUBSIDIARY

   The following table provides the maturities of certificates of deposit of the Company in amounts of $100,000 or more. The Company had no brokered deposits as of December 31, 1997.


                                                                         DECEMBER 31,
--------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                     1997              1996             1995
--------------------------------------------------------------------------------------------------
Maturing in:
   3 months or less                                     $ 5,864           $ 4,336           $3,194
   Over 3 months through 6 months                         3,629             2,659            1,902
   Over 6 months through 12 months                        5,681             2,728              739
   Over 12 months                                         3,823             2,427            2,146
                                                        ------------------------------------------
                                                        $18,997           $12,150           $7,981
                                                        ==========================================

Short-term Borrowings

   Short-term borrowings consist of short-term promissory notes issued to certain qualified investors and borrowings from the FHLB. The short-term promissory notes are in the form of commercial paper, which reprice daily and have maturities of 270 days or less. Borrowings from the FHLB outstanding during 1997, 1996 and 1995 repriced daily, had maturities of one year or less and could have been prepaid without penalty.

   The table below presents certain information with respect to short-term borrowings:

                                                                         DECEMBER 31,
---------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                     1997              1996             1995
---------------------------------------------------------------------------------------------------
Amount outstanding at year-end:
   Short-term promissory notes                          $20,725           $12,127          $15,299
   Borrowings from FHLB                                   3,000            18,000               --
Weighted average interest rate at year-end:
   Short-term promissory notes                              5.1%              4.8%             5.3%
   Borrowings from FHLB                                     6.5               6.7               --
Maximum outstanding at any month-end:
   Short-term promissory notes                          $22,831           $15,369          $15,299
   Borrowings from FHLB                                  18,500            18,000           20,500
Average outstanding:
   Short-term promissory notes                           18,177            12,090            7,503
   Borrowings from FHLB                                   9,477             3,884            8,542
Weighted average interest rate during the year:
   Short-term promissory notes                              4.8%              4.4%             4.6%
   Borrowings from FHLB                                     5.3               4.8              5.4


Liquidity

   Liquidity describes the ability of the Company to meet financial obligations, including lending commitments and contingencies, that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the customers of the Company, as well as to meet current and planned expenditures.

   The Company's major source of liquidity ("financing activities" as used in the Consolidated Statements of Cash Flows) is its deposit base. At December 31, 1997, total deposits were $313.4 million. Core deposits, defined as all deposits except certificates of deposit of $100,000 or more, totalled $294.4 million or 93.9% of total deposits. Also, the Bank, as a member of the Federal Home Loan Bank of Atlanta ("FHLB"), has the ability to utilize established credit as an additional source of liquidity. Collateral must be pledged to the FHLB before advances can be obtained. At December 31, 1997, outstanding advances from the FHLB

COLUMBIA BANCORP AND SUBSIDIARY                                               21
totalled $3.0 million. The Bank's approved credit line was $45.0 million. However, the Bank had sufficient collateral to borrow up to $62.2 million. Borrowings above the approved credit limit require special approval of the FHLB. In addition, liquidity is provided by the Company's overnight investment in federal funds sold. At December 31, 1997, federal funds sold totalled $2.0 million.

Market Risk and Interest Rate Sensitivity

   Market risk represents the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. Interest rate risk is the exposure of the Company's earnings and capital arising from changes in interest rates. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. In addition, as rates change, the fair market value of assets and liabilities, and correspondingly, the Company's capital, change. Given the potential exposure to adverse changes in interest rates, management actively monitors and manages its interest rate risk.

   The Asset/Liability Management Committee of the Board of Directors (the "ALCO") oversees the Company's management of interest rate risk. The objective of the management of interest rate risk is to optimize net interest income during periods of volatile as well as stable interest rates while maintaining an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the Company's liquidity, asset and earnings growth, and capital adequacy goals. Critical to the managment of this process is the ALCO's interest rate program designed to manage interest rate sensitivity (gap management) and balance sheet mix and pricing (spread management). Gap management represents those actions taken to measure and watch rate sensitive assets and rate sensitive liabilities. Spread management represents managing investments, loans, and funding sources to achieve an acceptable spread between the Company's return on its earning assets and its cost of funds.

   Currently, the Company does not believe the use of derivative financial instruments and hedging strategies are appropriate in the management of its interest rate risk. Since the Company is not exposed to significant market risk from trading activities, does not utilize hedging strategies and/or off balance sheet management strategies, and does not have an asset and liability structure which possesses meaningful optionability (i.e., assets and liabilities which may prepay or extend given changes in interest rates), the ALCO relies primarily on analyses of the Company's interest sensitivity gap position (i.e., interest-earning assets less interest-bearing liabilities) and internal budgets to assess interest rate risk exposure.

   The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1997 and the Company's interest sensitivity gap. A positive sensitivity gap for any time period indicates that more interest-earning assets will mature or reprice during that time period than interest-bearing liabilities. The Company's goal is generally to maintain a reasonably balanced cumulative interest sensitivity gap position for the period of one year or less in order to mitigate the impact of changes in interest rates on liquidity, interest margins and corresponding operating results. During periods of rising interest rates, a short-term positive interest sensitivity gap position would generally result in an increase in net interest income, and during periods of falling interest rates, a short-term positive interest sensitivity gap position would generally result in a decrease in net interest income.

   The Company has managed its interest rate risk primarily through the origination of variable rate loans. At December 31, 1997, $220.0 million of the total loan portfolio, or 80.8%, represented variable rate loans. Of this amount, $193.4 million were loans tied to the prime rate of interest, which generally reprice either immediately upon the change in the prime rate of interest or during the month following a change in the prime rate of interest. As the following table indicates, the strategy of emphasizing variable rate lending results in a positive interest sensitivity gap for all periods. With a positive interest sensitivity gap, the Company was positioned well and benefited from the rise in the prime rate of interest in March, 1997. The Company's cumulative interest sensitivity gap position is currently at a level satisfactory to management.

22 COLUMBIA BANCORP AND SUBSIDIARY

There can be no assurances, however, that the Company will be able to maintain the current interest sensitivity gap position. The level of the movement of interest rates up or down is an uncertainty and could impact the earnings of the Company.

   It is important to note that the table represents the static gap position for interest sensitive assets and liabilities at December 31, 1997. The table does not give effect to prepayment or extension of loans as a result of changes in general market rates. And, while the table does indicate the opportunities to reprice assets and liabilities within certain time frames, it does not account for timing differences which occur during periods of repricing. For example, deposit rates tend to lag in a rising rate environment and lead in a falling rate environment. Also, the table does not account for the core deposit relationship with customers which might suggest that the balances of NOW, savings, and money market accounts totalling $115.4 million are less sensitive than interest-bearing liabilities maturing in three months or less.

                                                             INTEREST SENSITIVITY PERIOD
-----------------------------------------------------------------------------------------------------------------
                                                         AFTER 3
                                                         THROUGH            AFTER 1            AFTER 2
                                    LESS THAN              12               THROUGH            THROUGH
(DOLLARS IN THOUSANDS)               3 MONTHS  WAR (a)   MONTHS    WAR (a)  2 YEARS  WAR (a)   3 YEARS  WAR (a)
-----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold               $  2,014       6.4%  $    --        --%  $    --       --%  $   --      --%
  Investment securities               5,999       5.7    23,008       6.0    35,964      5.9       --      --
  Securities available-for-sale       1,467       6.4       200       4.9        --       --       --      --
  Residential mortgages
   originated for sale                6,557       6.9        --        --        --       --       --      --
  Loans (a):
   Commercial                        35,121      10.0       380       9.3       226      9.3      601     9.7
   Real estate--development
     and construction               103,929      10.1     4,829       8.2       433      8.4      955     9.3
   Real estate--mortgage:
     Residential                      1,678       8.4     2,729       8.8       527      8.3      342     8.6
     Commercial                      15,735      10.1       646       9.5       455      8.6    1,184     9.0
   Retail                            47,647       9.9     2,765       9.0     4,081      8.8    5,366     9.6
   Credit card                           --        --     1,639      14.9        --       --       --      --
                                   ------------------------------------------------------------------------------
   Total interest-earning assets    220,147       9.7    36,196       7.2    41,686      6.3    8,448     9.5
                                   ------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                      31,418       1.9        --        --        --      --        --      --
   Savings accounts                  46,175       3.1        --        --        --      --        --      --
   Money market accounts             37,850       3.1        --        --        --      --        --      --
   Certificates of deposit           31,158       5.2    63,610       5.3    36,878     5.7     7,274     6.5
  Short-term borrowings              23,725       5.3        --        --        --      --        --      --
                                   ------------------------------------------------------------------------------
        Total interest-bearing
         liabilities                170,326       3.6    63,610       5.3    36,878     5.7     7,274     6.5
                                   ------------------------------------------------------------------------------
  Interest sensitivity gap         $ 49,821           $ (27,414)            $ 4,808           $ 1,174
                                   ==============================================================================
  Cumulative interest
   sensitivity gap                 $ 49,821           $  22,407             $27,215           $28,389
                                   ==============================================================================
  Cumulative interest
   sensitivity gap ratio               13.3%                6.0%                7.3%              7.6%
                                   ==============================================================================

COLUMBIA BANCORP AND SUBSIDIARY                                               23


                                                        INTEREST SENSITIVITY PERIOD
-----------------------------------------------------------------------------------------------------------------
                                 AFTER 3           AFTER 4                                                  FAIR
                                 THROUGH           THROUGH              AFTER                              MARKET
(DOLLARS IN THOUSANDS)           4 YEARS  WAR (a)  5 YEARS  WAR (a)    5 YEARS    WAR (a)  TOTAL  WAR (a)   VALUE
-----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold              $  --     --%  $    --      --%     $   --       --%   $  2,014   6.4%  $ 2,014
  Investment securities              --     --        --      --          --       --      64,971   5.9    65,150
  Securities available-for
   sale                              --     --        --      --           7      8.1       1,674   6.2     1,674
  Residential mortgages
   originated for sale               --     --        --      --          --       --       6,557   6.9     6,557
  Loans (b):
   Commercial                       139    9.4       594     9.8         358      8.8      37,419  10.0    37,543
   Real estate--development
     and construction                --     --        --      --          --       --     110,146  10.0   110,407
   Real estate--mortgage
     Residential                    161    8.3       267     8.0       5,373      8.3      11,077   8.5    12,228
     Commercial                      52    9.1     2,490     9.1         584      9.1      21,146   9.8    21,179
   Retail                        10,890    9.5    12,066     9.3         993     10.0      83,808   9.6    83,354
   Credit card                       --     --        --      --          --       --       1,639  14.9     1,639
                                ---------------------------------------------------------------------------------
     Total interest-earning
       assets                    11,242    9.5    15,417     9.2       7,315      8.6     340,451   9.0   341,745
                                ---------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                      --     --       --       --          --      --       31,418   1.9    31,418
   Savings accounts                  --     --       --       --          --      --       46,175   3.1    46,175
   Money market accounts             --     --       --       --          --      --       37,850   3.1    37,850
   Certificates of deposit        1,429    5.4      980      5.7          --      --      141,329   5.4   141,613
   Short-term borrowings             --     --       --       --          --      --       23,725   5.3    23,725
                                ---------------------------------------------------------------------------------
     Total interest-bearing
       liabilities                1,429    5.4      980      5.7          --      --      280,497   4.3   280,781
                                ---------------------------------------------------------------------------------
Interest sensitivity gap        $ 9,813         $14,437              $ 7,315             $ 59,954
                                =================================================================
Cumulative interest
  sensitivity gap               $38,202         $52,639              $59,954
                                =============================================
Cumulative interest
sensitivity gap ratio              10.2%           14.1%                16.1%
                                =============================================


(a) Tax equivalent weighted average rate at December 31, 1997.

(b) Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totalling $599,000.

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

24 COLUMBIA BANCORP AND SUBSIDIARY

Capital Adequacy

   The Federal Reserve Board has adopted risk-based guidelines for bank holding companies. As of December 31, 1997, the minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) was 8.0%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and making certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and limited amounts of credit loss reserves ("Tier 2 capital"). The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other intangible assets. The Federal Reserve Board also has adopted a minimum leverage ratio (Tier 1 capital to assets) of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1.0% to 2.0% higher for holding companies that do not have the highest rating or that are undertaking major expansion programs. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

   The tables below present the Company's capital position relative to its various minimum statutory and regulatory capital requirements.


                                                      LEVERAGE CAPITAL RATIO
                                                        DECEMBER 31, 1997
-------------------------------------------------------------------------------------

                                                                        PERCENT OF
(DOLLARS IN THOUSANDS)                              AMOUNT            AVERAGE ASSETS
-------------------------------------------------------------------------------------
Tier 1 capital (a)                                 $ 34,202                    9.3%
Leverage capital ratio requirement                   11,092                    3.0
                                                   ----------------------------------
Excess                                             $ 23,110                    6.3%
                                                   ==================================
Quarterly average total assets                     $369,724
                                                   ========


                                                      RISK-BASED CAPITAL RATIO
                                                           DECEMBER 31, 1997
-------------------------------------------------------------------------------------
                                                                         PERCENT OF
                                                                         RISK-BASED
(DOLLARS IN THOUSANDS)                              AMOUNT                ASSETS
-------------------------------------------------------------------------------------
Tier 1 capital (a)                                $ 34,202                 11.3%
Risk-based Tier 1 capital requirement               12,101                  4.0
                                                  -----------------------------------
Excess                                            $ 22,101                  7.3%
                                                  ===================================
Tier 1 capital (a)                                $ 34,202                 11.3%
Tier 2 capital (b)                                   3,632                  1.2
                                                  -----------------------------------
Total risk-based capital                            37,834                 12.5
Fully phased-in risk-based capital requirements     24,202                  8.0
-------------------------------------------------------------------------------------
Excess                                            $ 13,632                  4.5%
                                                  ===================================
Risk-based assets                                 $302,519
                                                  ========

(a) Tier 1 capital is comprised of the following at December 31, 1997
    GAAP capital                                                        $34,385
    Less intangible assets                                                 (184)
    Add unrealized losses on securities available-for-sale, net of taxes      1
                                                                        -------
                                                                        $34,202
                                                                        =======
(b) Tier 2 capital is comprised of the allowance for credit losses limited to 1.25% of risk-based assets, or $3,632.

COLUMBIA BANCORP AND SUBSIDIARY                                             25

Year 2000 Action Plan

   In 1997, the Company adopted a Year 2000 Action Plan (the "Plan"). The Plan identifies the process by which the Company will address Year 2000 related issues. It also establishes a committee, lead by senior management, assigned the responsibility to complete Year 2000 preparations, with a targeted completion date of December 31, 1998.The Plan includes several phases as follows: awareness; assessment; renovation; validation; and implementation.

   The Company relies heavily upon its third party service bureau to provide its data processing services. The Company has reviewed the Year 2000 plan established by its data processing service bureau and regularly evaluates the progress being made. In addition, the Company is working with other vendors to ensure timely completion of the Year 2000 project.

   Costs associated with the Year 2000 project will primarily include costs incurred to upgrade existing software and hardware not currently Year 2000 compliant. The Company estimates that these costs will be incurred in the normal course of business as software and hardware is ordinarily upgraded to keep pace with technological advances. These costs could range to $200,000 over a period of eighteen months, much of which will be capitalized with the purchase of hardware and software.

Recent Accounting Developments

   In June 1997, The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with other financial statements. It requires that an enterprise display an amount representing total comprehensive income for each period. It does not require per share amounts of comprehensive income to be disclosed. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997.

   In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

26 COLUMBIA BANCORP AND SUBSIDIARY

Independent Auditors' Report


The Board of Directors
Columbia Bancorp:

   We have audited the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbia Bancorp and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
_________________________

January 22, 1998
Baltimore, MD

COLUMBIA BANCORP AND SUBSIDIARY                                               27


Consolidated Statements of Condition

December 31, 1997 and 1996


----------------------------------------------------------------------------------------------------
                                                                                1997            1996
----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (note 2)                                        $ 13,497,010    $ 17,753,174
Federal funds sold                                                         2,013,538       3,477,436
Investment securities--fair value $65,149,749 in 1997
   and $39,839,135 in 1996 (note 3)                                       64,970,889      39,795,128
Securities available-for-sale (note 3)                                     1,674,464       4,353,884
Residential mortgage loans originated for sale                             6,557,090       1,551,408
Loans (notes 4 and 5):
   Commercial                                                             37,518,405      30,517,140
   Real estate--development and construction                             110,413,134     112,837,758
   Real estate--mortgage:
      Residential                                                         11,077,563      11,897,386
      Commercial                                                          21,146,275      14,470,139
   Retail, principally residential equity lines of credit                 84,039,255      67,730,804
   Credit card                                                             1,639,070       1,543,175
                                                                        ----------------------------
      Total loans                                                        265,833,702     238,996,402
      Less:
         Unearned income, net of origination costs                           640,189       1,121,326
         Allowance for credit losses                                       3,631,664       3,292,754
                                                                        ----------------------------
         Loans, net                                                      261,561,849     234,582,322
Other real estate owned (notes 4 and 6)                                    4,621,873         447,550
Property and equipment, net (note 7)                                       9,125,396       7,683,598
Prepaid expenses and other assets (notes 8 and 13)                         9,429,002       7,589,425
                                                                        ----------------------------
         Total assets                                                   $373,451,111    $317,233,925
                                                                        ============================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand deposits                                  $ 56,584,646    $ 43,980,900
   Interest-bearing deposits:
      Savings and checking                                               115,443,381     106,131,634
      Certificates of deposit:
         Under $100,000                                                  122,332,803      92,376,853
         $100,000 and over                                                18,996,613      12,150,499
                                                                        ----------------------------
         Total deposits                                                  313,357,443     254,639,886
Short-term borrowings (note 14)                                           23,725,237      30,127,073
Accrued expenses and other liabilities                                     1,983,617       1,492,127
                                                                        ----------------------------
         Total liabilities                                               339,066,297     286,259,086
                                                                        ----------------------------
Stockholders' equity (notes 11, 12, 17 and 18):
   Common stock, $.01 par value per share; authorized
      9,550,000 shares; outstanding 2,200,165 and 2,148,004
      shares at December 31, 1997 and 1996, respectively                      22,002          21,480
   Additional paid-in capital                                             22,918,578      22,598,578
   Retained earnings                                                      11,445,351       8,363,390
   Net unrealized loss on securities available-for-sale                       (1,117)         (8,609)
                                                                        ----------------------------
         Total stockholders' equity                                       34,384,814      30,974,839
                                                                        ----------------------------
Commitments and contingent liabilities (notes 9 and 10)
         Total liabilities and stockholders' equity                     $373,451,111    $317,233,925
                                                                        ============================

See accompanying notes to consolidated financial statements.

28 COLUMBIA BANCORP AND SUBSIDIARY

Consolidated Statements of Income
Years Ended December 31, 1997, 1996 and 1995





----------------------------------------------------------------------------------------------------
                                                                1997            1996            1995
----------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                 $26,741,786     $23,447,203     $19,831,605
   Federal funds sold                                        192,757         375,222         490,999
   Investment securities                                   3,259,206       2,000,003       1,887,216
                                                         -------------------------------------------
      Total interest income                               30,193,749      25,822,428      22,209,820
                                                         -------------------------------------------
Interest expense:
   Deposits                                               10,094,380       8,048,878       7,085,219
   Short-term borrowings                                   1,378,970         720,148         806,572
                                                         -------------------------------------------
      Total interest expense                              11,473,350       8,769,026       7,891,791
                                                         -------------------------------------------
      Net interest income                                 18,720,399      17,053,402      14,318,029
Provision for credit losses                                  663,000         621,000         559,000
                                                         -------------------------------------------
      Net interest income after provision
         for credit losses                                18,057,399      16,432,402      13,759,029
                                                         -------------------------------------------
Noninterest income:
   Fees charged for services                               1,226,708         964,463         731,531
   Gains and fees on sales of loans                          822,629         753,309         650,722
   Gains on sales of other assets                             15,758           4,178              --
   Other                                                     583,226         336,353         192,572
                                                         -------------------------------------------
      Total noninterest income                             2,648,321       2,058,303       1,574,825
                                                         -------------------------------------------
Noninterest expense:
   Salaries and employee benefits                          7,335,340       6,040,464       5,085,616
   Occupancy, net (notes 9 and 15)                         1,419,858       1,104,441         657,358
   Equipment                                               1,038,296         808,462         668,368
   Data processing                                           597,367         572,617         325,141
   Marketing                                                 544,298         479,239         324,856
   Cash management services                                  413,079         472,901         409,121
   Professional fees                                         391,851         274,094         358,585
   Net expense on other real estate
      owned (note 6)                                         133,938          11,040          78,798
   Deposit insurance                                         111,949         686,754         344,450
   Equity in net loss of limited partnerships                     --          87,390          96,000
   Loss on disposition of property                                --              --         128,466
   Other (note 16)                                         2,202,213       1,814,500       1,270,345
                                                         -------------------------------------------
      Total noninterest expense                           14,188,189      12,351,902       9,747,104
                                                         -------------------------------------------
      Income before income taxes                           6,517,531       6,138,803       5,586,750
Income tax provision (note 13)                             2,350,000       2,386,921       2,158,000
                                                         -------------------------------------------
      Net income                                         $ 4,167,531     $ 3,751,882     $ 3,428,750
                                                         ===========================================
Net income per common share:
   Basic                                                 $      1.93     $      1.75     $      2.06
   Diluted                                                      1.82            1.66            1.80
                                                         ===========================================

See accompanying notes to consolidated financial statements.

COLUMBIA BANCORP AND SUBSIDIARY                                               29

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 1997, 1996 and 1995

                                                                           NET UNREALIZED
                                                                               LOSS ON
                                                   ADDITIONAL                SECURITIES     TOTAL
                                 COMMON  PREFERRED   PAID-IN     RETAINED    AVAILABLE- STOCKHOLDERS'
                                  STOCK    STOCK     CAPITAL     EARNINGS     FOR-SALE     EQUITY
-----------------------------------------------------------------------------------------------------
Balance
  December 31, 1994               $10,402 $ 4,500  $14,211,591  $ 2,965,132  $(318,548)  $16,873,077
Cash dividends declared
  on Series A preferred stock          --      --           --     (454,072)        --      (454,072)
Cash dividends declared
  on common stock                      --      --           --     (425,889)        --      (425,889)
Conversion of 444,000 shares
  of Series A preferred stock,
  net of cash in lieu of
  fractional shares                 4,144  (4,440)         170           --         --          (126)
Issuance of 685,903
  shares of common stock,
  net of costs of issuance          6,859      --    8,380,840           --         --     8,387,699
Redemption for cash of
  6,000 shares of Series A
  preferred stock                      --     (60)     (62,940)          --         --       (63,000)
Stock options exercised                52      --       47,277           --         --        47,329
Net income                             --      --           --    3,428,750         --     3,428,750
Change in net unrealized loss
  on securities available-for-sale     --      --           --           --    269,786       269,786
                                  -------------------------------------------------------------------

Balance
  December 31, 1995                21,457      --   22,576,938    5,513,921    (48,762)   28,063,554
Cash dividends declared
  on common stock                      --      --           --     (902,413)        --      (902,413)
Stock options exercised                23      --       21,640           --         --        21,663
Net income                             --      --           --    3,751,882         --     3,751,882
Change in net unrealized loss
  on securities available-for-sale     --      --           --           --     40,153        40,153
                                  -------------------------------------------------------------------
Balance
   December 31, 1996               21,480      --   22,598,578    8,363,390     (8,609)   30,974,839
Cash dividends declared
  on common stock                      --      --           --   (1,085,570)        --    (1,085,570)
Stock options exercised               775      --      708,295           --         --       709,070
Common stock exchanged               (253)     --     (744,597)          --         --      (744,850)
Tax benefit of nonqualified
  stock options exercised              --      --      356,302           --         --       356,302
Net income                             --      --           --    4,167,531         --     4,167,531
Change in net unrealized loss
  on securities available-for-sale     --      --           --           --      7,492         7,492
Balance                           -------------------------------------------------------------------
   December 31, 1997              $22,002 $    --  $22,918,578  $11,445,351  $  (1,117)  $34,384,814
                                  ===================================================================

See accompanying notes to consolidated financial statements.

30 COLUMBIA BANCORP AND SUBSIDIARY

Consolidated Statements Of Cash Flows

Years Ended December 31, 1997, 1996 and 1995


-----------------------------------------------------------------------------------------------------
                                                                1997            1996            1995
-----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                           $  4,167,531     $ 3,751,882     $ 3,428,750
   Adjustments to reconcile net income
      to net cash provided by (used in)
      operating activities:
         Depreciation and amortization                     1,048,239         780,494         623,804
         Provision for credit losses                         663,000         621,000         559,000
         Provision for losses on other
            real estate owned                                 46,000           9,000          25,538
         Gains on sales of loans                            (822,629)       (753,309)       (650,722)
         Gains on sales of other assets                      (15,758)         (4,178)             --
         Loss on disposition of property                          --              --         128,466
         Equity in net loss of limited partnerships               --          87,390          96,000
         Proceeds from sales of residential
             mortgage loans originated for sale           51,862,516      47,871,455      38,857,990
         Disbursements for residential
             mortgage loans originated for sale          (56,045,569)    (47,624,384)    (38,792,478)
         Increase (decrease) in unearned income,
            net of origination costs                        (481,137)         74,163         203,746
         Increase in prepaid expenses and other assets      (419,840)     (1,097,306)       (319,168)
         Increase (decrease) in accrued expenses
            and other liabilities                            441,032         (51,343)        361,023
                                                         --------------------------------------------
             Net cash provided by operating activities       443,385       3,664,864       4,521,949
                                                         --------------------------------------------
 Cash flows provided by (used in) investing activities:
   Loan disbursements in excess of
       principal repayments                              (28,849,967)    (52,747,681)    (39,213,089)
   Loan purchases                                         (5,408,162)     (5,328,644)     (2,106,148)
   Loan sales                                              3,020,780      10,096,479      12,446,446
   Purchases of investment securities                    (35,956,664)    (28,468,034)     (8,985,710)
   Purchases of securities available-for-sale                (17,600)             --              --
   Proceeds from maturities and principal
      repayments of investment securities                 10,812,169      13,457,913      11,138,478
   Proceeds from maturities and principal
      repayments of securities available-for-sale          2,709,111       6,284,853       1,222,221
   Additions to other real estate owned                     (430,548)             --        (142,004)
   Sales of other real estate owned                          273,162          80,145       1,758,303
   Proceeds from investments in
      limited partnerships                                        --         363,001          28,000
   Purchases of property and equipment                    (2,489,295)     (1,907,237)       (905,520)
   Disposal of property and equipment                          2,000          34,543              --
   Purchase of life insurance                               (895,000)     (2,835,000)             --
   Increase in cash surrender value of life insurance       (178,262)        (25,246)             --
                                                         --------------------------------------------
          Net cash used in investing activities          (57,408,276)    (60,994,908)    (24,759,023)
                                                         --------------------------------------------

                                                                     (continued)

COLUMBIA BANCORP AND SUBSIDIARY                                               31

Consolidated Statements of Cash Flows

Years Ended December 31, 1997, 1996 and 1995 (continued)


--------------------------------------------------------------------------------------------------------
                                                                   1997            1996            1995
--------------------------------------------------------------------------------------------------------
   Cash flows provided by (used in) financing activities:
         Net increase in deposits                           $58,717,557     $36,478,364     $23,250,858
         Increase (decrease) in short-term borrowings        (6,401,836)     14,827,806      (1,596,443)
         Cash dividend distributed on Series A preferred stock       --              --        (454,072)
         Cash dividend distributed on common stock           (1,035,112)       (859,228)       (263,327)
         Net proceeds (disbursements) from stock options
            exercised and common stock exchanged                (35,780)         21,663          47,329
         Redemption of Series A preferred stock                      --              --         (63,000)
         Cash distribution in lieu of fractional shares
            upon conversion of Series A preferred stock              --              --            (126)
         Purchase of deposits                                        --              --       5,492,853
         Issuance of common stock, net of costs of issuance          --              --       8,387,699
                                                            --------------------------------------------
            Net cash provided by financing activities        51,244,829      50,468,605      34,801,771
                                                            --------------------------------------------
   Net increase (decrease) in cash and cash equivalents      (5,720,062)     (6,861,439)     14,564,697
   Cash and cash equivalents at beginning of year            21,230,610      28,092,049      13,527,352
                                                            --------------------------------------------
   Cash and cash equivalents at end of year                 $15,510,548     $21,230,610     $28,092,049
   Supplemental information:                                ============================================
      Interest paid on deposits and short-term borrowings   $11,388,727     $ 8,747,962     $ 7,802,276
      Income taxes paid                                       2,165,000       2,910,445       1,985,000
      Transfers of loans to other real estate owned           4,062,937         447,550              --
                                                            ============================================


See accompanying notes to consolidated financial statements.

32 COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995





NOTE 1       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

   Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for credit losses and other real estate owned, management prepares fair value analyses and obtains independent appraisals as necessary. Management believes that the allowance for credit losses is sufficient to address the risks in the current loan portfolio. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for credit losses and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.

   All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

   Certain amounts for 1996 and 1995 have been reclassified to conform to the presentation for 1997.

INVESTMENT SECURITIES

   The Company classifies its debt securities as trading securities, investment securities or securities available-for-sale. The Company has no trading securities. Investment securities are securities which the Company has the intent and ability to hold until maturity. All other securities are classified as securities available-for-sale. Investment securities are recorded at cost, adjusted for amortization of premium and accretion of discount. Securities available-for-sale are recorded at their fair value and unrealized holding gains or losses, net of the related tax effect, are excluded from earnings and reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value on the date of the transfer. The unrealized holding gains or losses included as a separate component of stockholders' equity at the time of a transfer of securities from securities available-for-sale to investment securities are amortized into earnings over the remaining life of the security as an adjustment to yield.

   A decline in the market value of any security which is deemed other than temporary is charged to earnings, resulting in a new cost basis for the security. Gains and losses on sales of securities are determined on a specific identification basis; purchases and sales of securities are recognized on a trade-date basis.

COLUMBIA BANCORP AND SUBSIDIARY                                               33

Notes to Consolidated Financial Statements
December 31, 1997, 1996 and 1995 (continued)




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

   In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS No. 118"), the Company measures impairment (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or
(iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding provision for credit losses. SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment. The Company's impaired loans are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status.

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

34 COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)

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

NET INCOME PER COMMON SHARE

   The Company adopted SFAS No. 128, "Earnings per Share" ("SFAS No. 128") in 1997 and, as required by the Statement, earnings per share ("EPS") data presented for prior periods have been restated to conform to the new standard.

   In accordance with the provisions of SFAS No. 128, basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all potentially dilutive common shares outstanding during the period. The dilutive effects of options and warrants, discussed in notes 12 and 13, and their equivalents are computed using the "treasury stock" method.

   Information relating to the calculations of earnings per common share is summarized as follows:

                                                                 YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------
                                       1997                    1996                    1995
---------------------------------------------------------------------------------------------------
                                  BASIC     DILUTED      BASIC      DILUTED      BASIC     DILUTED
---------------------------------------------------------------------------------------------------
Net income                    $4,167,531  $4,167,531 $3,751,882  $3,751,882  $3,428,750  $3,428,750
Less annual dividends on
   Series A preferred stock           --          --         --          --     184,072          --
                              ---------------------------------------------------------------------
Adjusted earnings used in
   EPS computation            $4,167,531  $4,167,531 $3,751,882  $3,751,882  $3,244,678  $3,428,750
                              =====================================================================
Weighted average shares
   outstanding                 2,162,756   2,162,756  2,147,066   2,147,066   1,572,758   1,572,758
Dilutive securities                   --     129,843         --     112,896          --     335,325
                              ---------------------------------------------------------------------
Adjusted weighted average shares
   used in EPS computation     2,162,756   2,292,599  2,147,066   2,259,962   1,572,758   1,908,083
                              =====================================================================
Net income per common share       $ 1.93      $ 1.82     $ 1.75      $ 1.66      $ 2.06      $ 1.80
                              =====================================================================

COLUMBIA BANCORP AND SUBSIDIARY                                               35

Notes to Consolidated Financial Statements
December 31, 1997, 1996 and 1995 (continued)


STOCK-BASED COMPENSATION

   The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Information concerning the pro forma effects of using an optional fair value-based method to account for stock-based employee compensation plans is provided in note 11.

STATEMENTS OF CASH FLOWS

   For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash and due from banks and federal funds sold.

NOTE 2       RESTRICTIONS ON CASH AND DUE FROM BANKS

   The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 1997 and 1996, the required reserve balances were $3,310,000 and $3,669,000, respectively.

   The Bank is also required to maintain a compensating balance with the servicer of its credit card operation. The balance is calculated periodically based upon activity. At December 31, 1997 and 1996, the required compensating balances were $110,440 and $85,680, respectively.

NOTE 3       INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE

   The amortized cost and estimated fair values of investment securities and securities available-for-sale at December 31, 1997 were as follows:



                                                                         1997
                                               -----------------------------------------------------
                                                                 GROSS         GROSS
                                               AMORTIZED      UNREALIZED    UNREALIZED     ESTIMATED
                                                 COST            GAINS        LOSSES      FAIR VALUE
                                              ------------------------------------------------------
Investment securities:
   U. S. Treasury securities                 $62,952,038       $201,552      $ 2,605     $63,150,985
   Federal agency securities                   1,515,152             --       16,657       1,498,495
   Collateralized mortgage obligations           503,699             --        3,430         500,269
                                              ------------------------------------------------------
      Total                                  $64,970,889       $201,552      $22,692     $65,149,749
Securities available-for-sale:               =======================================================
   Federal agency securities                 $   500,000       $     --      $   815     $   499,185
   Mortgage-backed securities                      7,170            209           --           7,379
   Municipal securities                          200,242             58           --         200,300
   Investment in Federal Home Loan
      Bank stock                                 967,600             --           --         967,600
                                             -------------------------------------------------------
      Total                                  $ 1,675,012       $    267      $   815     $ 1,674,464
                                             =======================================================

36 COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)


   The amortized cost and estimated fair values of investment securities and securities available-for-sale at December 31, 1996 were as follows:

                                                                        1996
                                             -------------------------------------------------------
                                                                 GROSS         GROSS
                                               AMORTIZED      UNREALIZED    UNREALIZED     ESTIMATED
                                                 COST            GAINS        LOSSES      FAIR VALUE
                                             -------------------------------------------------------
Investment securities:
   U. S. Treasury securities                 $36,967,588       $130,330      $30,923     $37,066,995
   Federal agency securities                   1,515,154             --       41,451       1,473,703
   Collateralized mortgage obligations         1,312,386             --       13,949       1,298,437
                                             -------------------------------------------------------
      Total                                  $39,795,128       $130,330      $86,323     $39,839,135
                                             =======================================================
Securities available-for-sale:
   Federal agency securities                 $ 2,545,002       $     --      $14,233     $ 2,530,769
   Collateralized mortgage obligations
      and mortgage-backed securities             171,288          1,952          553         172,687
   Municipal securities                          700,628            110          310         700,428
   Investment in Federal Home Loan
      Bank stock                                 950,000             --           --         950,000
                                             -------------------------------------------------------
      Total                                  $ 4,366,918       $  2,062      $15,096     $ 4,353,884
                                             =======================================================

   The amortized cost and estimated fair values of nonequity investment securities and securities available-for-sale at December 31, 1997 and 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         1997                         1996
                                             -------------------------------------------------------
                                               AMORTIZED       ESTIMATED     AMORTIZED     ESTIMATED
                                                 COST         FAIR VALUE       COST       FAIR VALUE
                                             -------------------------------------------------------
Investment securities:
   Due in one year or less                   $28,503,671     $28,540,550   $ 9,994,199   $10,008,655
   Due after one year through five years      35,963,519      36,108,930    28,488,543    28,532,043
   Collateralized mortgage obligations
      and mortgage-backed securities             503,699         500,269     1,312,386     1,298,437
                                             -------------------------------------------------------
         Total                               $64,970,889     $65,149,749   $39,795,128   $39,839,135
                                             =======================================================
Securities available-for-sale:
   Due in one year or less                  $    700,242     $  699,485    $ 2,545,002   $ 2,538,119
   Due after one year through five years              --             --        700,628       693,078
   Collateralized mortgage obligations
      and mortgage-backed securities               7,170          7,379        171,288       172,687
                                            --------------------------------------------------------
         Total                              $    707,412     $  706,864    $ 3,416,918   $ 3,403,884
                                            ========================================================

   There were no sales of investment securities or securities available-for-sale during 1997 or 1996. At December 31, 1997, investment securities and securities available-for-sale with an aggregate book value and fair value of $11,649,553 and $11,680,711, respectively, were pledged as collateral, primarily for short term borrowings.

COLUMBIA BANCORP AND SUBSIDIARY                                               37

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1997 (continued)


NOTE 4       NONPERFORMING ASSETS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT
             LOSSES

   Nonperforming assets and loans past-due 90 days or more but not in nonaccrual status were as follows at December 31:

                                          1997                      1996
                                      --------------------------------------
Nonaccrual loans                       $  599,076                $3,850,762
Other real estate owned                 4,621,873                   447,550
                                       -------------------------------------
      Total nonperforming assets       $5,220,949                $4,298,312
                                       =====================================
Loans past-due 90 days or more         $   63,209                $   58,641
                                       =====================================

   At December 31, 1997, other real estate owned included a land development project consisting of 229 residential building lots with a carrying value of $3,058,424, a 24 unit residential condominium construction project with a carrying value of $980,701, two residential condominium building sites with a carrying value of $303,874 and certain other properties acquired in satisfaction of loans. The land development project is being completed under the direction of the Company. Currently, 107 lots are under contract, for settlement through July 2000, and the remainder of the project is being marketed for sale. Construction of the residential condominium project is complete and 18 units are under contract, for settlement in early 1998. The remaining units are being marketed for sale. The condominium building sites are under contract, for settlement in 1998.

   Impaired loans totalled $442,852 and $3,798,281 at December 31, 1997 and 1996, respectively, and were all collateral dependent loans. Collateral dependent loans are measured based on the fair value of the collateral. There were no impaired loans at December 31, 1997 or 1996 with an allocated valuation allowance.

   The average recorded investment of impaired loans, the amounts of income recognized, and the amounts of income recognized on a cash basis during the years ended December 31 were:

                                                                  1997           1996
                                                              -----------------------
Average recorded investment in impaired loans                 $284,741     $1,344,800
Interest income recognized during impairment                        --         54,347
Interest income recognized on a cash basis during impairment     2,651         52,416
                                                              =======================

   An analysis of the allowance for credit losses is summarized as follows for the years ended December 31:

                                        1997              1996             1995
                                  ----------------------------------------------
Balance at beginning of year      $3,292,754        $2,929,177       $2,578,499
Provision charged to expense         663,000           621,000          559,000
Charge-offs                         (365,560)         (308,638)        (258,783)
Recoveries                            41,470            51,215           50,461
                                  ----------------------------------------------
Balance at end of year            $3,631,664        $3,292,754       $2,929,177
                                  ==============================================
Ratio of allowance to loans,
  net of unearned income                1.37%             1.38%            1.54%
                                  ==============================================

38  COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)



NOTE 5  RELATED PARTY TRANSACTIONS

   The Bank has made loans to certain of its executive officers and directors. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The following schedule summarizes changes in amounts of loans outstanding to current executive officers and directors during 1997:

              Balance at January 1, 1997                 $2,258,648
                 Additions                                2,749,842
                 Repayments                              (1,593,254)
                                                         ----------
              Balance at December 31, 1997               $3,415,236
                                                         ==========

   The Bank has issued letters of credit totalling $5,845 at December 31, 1997 and 1996 on behalf of parties related to directors of the Company. At December 31, 1997 and 1996, all of the letters of credit were collateralized by deposits with the Bank.

   During 1996 and 1995, the Bank paid $9,000 and $149,870, respectively, to companies controlled by two directors for assistance with the disposition of other real estate owned, primarily residential building lots. The payments represented sales commissions, reimbursement of marketing expenses, and management fees, exclusive of costs to build.

NOTE 6  OTHER REAL ESTATE OWNED

   Other real estate owned was $4,621,873 and $447,550 at December 31, 1997 and 1996, respectively. Net expense on other real estate owned for the years ended December 31 was:

                                1997              1996              1995
                            ---------------------------------------------
Net gain on sales           $(49,042)          $(1,442)         $(46,142)
Operating expenses           136,980             3,482            99,402
Provision for losses          46,000             9,000            25,538
                            ---------------------------------------------
Net expense                 $133,938           $11,040          $ 78,798
                            =============================================

NOTE 7  PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following at December 31:

                                                        1997            1996
                                                 ---------------------------
Land                                             $ 2,070,000     $ 2,070,000
Buildings and leasehold improvements               5,713,785       4,372,747
Furniture and equipment                            4,833,894       3,965,715
Software                                             377,459         203,960
Automobiles                                          103,782          95,221
                                                 ---------------------------
                                                  13,098,920      10,707,643
Less accumulated depreciation and amortization     3,973,524       3,024,045
                                                 ---------------------------
                                                 $ 9,125,396     $ 7,683,598
                                                 ===========================

COLUMBIA BANCORP AND SUBSIDIARY                                              39

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)


NOTE 8  PREPAID EXPENSE AND OTHER ASSETS

   Prepaid expenses and other assets consisted of the following at December 31:

                                                 1997             1996
                                           ---------------------------
Accrued interest receivable                $2,857,287      $ 2,532,870
Net deferred tax asset                      1,518,467        1,211,930
Cash surrender value of life insurance      3,933,508        2,860,246
Other                                       1,119,740          984,379
                                           ---------------------------
                                           $9,429,002      $ 7,589,425
                                           ===========================

NOTE 9  COMMITMENTS AND CONTINGENT LIABILITIES

   The Company occupies office space under lease agreements which are recorded as operating leases. A summary of the noncancellable long-term commitment is as follows at December 31, 1997:

                        1998                   $939,398
                        1999                    922,969
                        2000                    907,975
                        2001                    692,632
                        2002                    600,628

   The lease amounts represent minimum rentals, excluding property taxes, operating expenses or percentage rent which the Company may be obligated to pay. Rental expense was $843,967, $621,782 and $350,798 in 1997, 1996, and 1995,
respectively.

   The Company utilizes a third party servicer to provide data processing services under terms of an agreement which expires in October 2004. Data processing costs are based upon account and transaction volume and currently approximate $50,000 monthly.

   The Company is also party to legal actions which are routine and incidental to its business. In management's opinion, the outcome of these matters will not have a material effect on the financial statements of the Company.

NOTE 10 FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

   The Company is party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of customers. These financial instruments include commitments to extend credit, available credit lines and standby letters of credit.

40  COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)



   Credit risk is the possibility of sustaining a loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit. The Company's exposure to credit risk is represented by the contractual amounts of those financial instruments. The Company applies the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the financial instruments with off-balance-sheet credit risk at December 31 is as follows:

                                                                 1997          1996
                                                         --------------------------
Commitments to extend credit and available credit lines:
      Commercial                                         $ 28,125,910  $ 19,289,869
      Real estate--construction                            95,466,749    90,181,159
      Real estate--residential mortgage                     1,015,321     1,999,000
      Retail, principally home equity lines of credit      32,814,491    27,875,093
      Credit card                                           6,840,599     5,180,140
                                                         --------------------------
                                                          164,263,070   144,525,261
Standby letters of credit                                  14,588,281    14,328,062
Limited recourse on mortgage loans sold                     5,765,550     4,817,850
                                                         --------------------------
                                                         $184,616,901  $163,671,173
                                                         ==========================


   The Company evaluates the creditworthiness of each customer on an individual basis. The amount of collateral obtained, if deemed necessary, upon the extension of credit is based on management's evaluation of the counterparty. Collateral obtained varies but may include: accounts receivable; inventory; property, plant and equipment; deposits held in financial institutions; other marketable securities; residential real estate; and, income producing commercial properties.

   Commitments to extend credit are agreements to extend credit to a customer so long as there is no violation of any contractual condition. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Historically, many of the commercial and retail commitments expire without being fully drawn, and the total commitment amounts therefore do not necessarily represent future cash requirements. Real estate development and construction commitments represent advances to be made based on established draw schedules. Due to the short-term nature and rapid turnover of the real estate development and construction portfolio, cash requirements are generally satisfied by principal repayments from sales of properties being financed.

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

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. It is not likely that the letters of credit will be called because they principally guarantee the completion of development and construction work to be funded, subsequent to inspection, by scheduled loan advances issued by the Company on related loans. Limited recourse on mortgage loans sold relates to contractual provisions under which the Company may be required to repurchase such loans sold in the normal course of business which fail to perform in accordance with the provisions of the related mortgages during a specified period (generally the first six months or less). Management believes these arrangements represent insignificant exposure to the Company.

   A concentration of credit risk exists with borrowers whose principal occupation is residential real estate development and/or construction. Loans, unused credit lines, and letters of credit to such borrowers totalled approximately $94.9 million, $55.2 million, and $13.8 million, respectively at December 31, 1997.

COLUMBIA BANCORP AND SUBSIDIARY                                               41

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)



Generally, these extensions of credit are secured by the real estate under development and/or construction. Management believes that its underwriting practices, specifically collateral requirements, mitigate exposure to the Company.

NOTE 11  EMPLOYEE BENEFITS

PROFIT SHARING PLAN

   Retirement benefits are provided to employees meeting certain age and service eligibility requirements through a profit sharing plan with a cash or deferral arrangement qualifying under Section 401(k). Matching contributions made by the Company totalled $151,073 in 1997, $130,192 in 1996 and $101,020 in 1995.

DEFERRED COMPENSATION PLAN

   The Company has a nonqualified deferred compensation arrangement for selected senior officers. Amounts paid under this plan will be partially or fully recovered through single premium life insurance policies purchased on the lives of the participants. The Company's matching contribution and interest credited to participant accounts totalled $83,379 in 1997 and $31,796 in 1996.

STOCK OPTION PLANS

   The Company has stock option award arrangements which provide for the granting of options to acquire common stock to founders, directors and key employees. Option prices are equal to or greater than the market price of the common stock at the date of the grant. Employee options generally are not exercisable prior to one year from the date of grant. Thereafter, employee options are generally exercisable to the extent of 25%, 50%, 75% and 100% after one, two, three and four years, respectively, from the date of grant. Founder and director options may be exercised at any time after the date of grant. Options expire ten years after the date of grant.

   Information with respect to stock options is as follows for the years ended December 31:

                               1997                   1996                    1995
                       --------------------------------------------------------------------
                                   WEIGHTED               WEIGHTED                WEIGHTED
                                    AVERAGE                AVERAGE                 AVERAGE
                                   EXERCISE               EXERCISE                EXERCISE
                       SHARES        PRICE     SHARES       PRICE      SHARES       PRICE
                       --------------------------------------------------------------------
Outstanding at
   beginning of year   149,829       $ 9.48    152,080       $9.49    153,933        $9.49
Exercised              (69,618)        9.16     (2,251)       9.62     (1,853)        9.35
Granted                 16,400        29.61         --          --         --           --
Forfeited                  (11)        9.09         --          --         --           --
                       --------------------------------------------------------------------
Outstanding at
   end of year          96,600       $13.14    149,829       $9.48    152,080        $9.49
                       ====================================================================

42  COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)


A summary of information about stock options outstanding at December 31, 1997 is as follows:

                                OPTIONS
                              OUTSTANDING
                       ------------------------
                                     WEIGHTED      OPTIONS
                                      AVERAGE     EXERCISABLE
        EXERCISE                     REMAINING    -----------
        PRICE          SHARES      LIFE (YEARS)     SHARES
        -----------------------------------------------------
        $ 9.09         46,655           2.5          46,655
          9.65         20,080           5.8          20,080
         10.00          4,720           6.0           4,720
         12.50            605           2.2             605
         13.64          8,140           1.6           8,140
         22.00          6,000           9.2              --
         34.00         10,400          10.0              --
                       --------------------------------------
                       96,600           4.5          80,200
                       ======================================

   At December 31, 1997 and 1996, options to purchase 80,200 and 144,809 shares, respectively, were exercisable at weighted average prices of $9.77 and $9.48, respectively.

   The per share weighted average fair value of options granted during 1997 was $13.51. This value was estimated using the Black-Scholes option pricing model and the following assumptions:

           Dividend yield                         1.75%
           Expected volatility                   36.79%
           Risk-free interest rate                5.49%
           Expected lives                      10 years

   The option price was equal to the market price of the common stock at the date of grant for all options granted in 1997 and, accordingly, no compensation expense related to options was recognized. If the Company had applied a fair value-based method to recognize compensation cost for the options granted, net income and net income per share would have been changed to the following pro forma amounts for the year ended December 31, 1997:

           Net income                       $4,031,529
           Net income per share:            ==========
              Basic                         $     1.86
              Diluted                             1.76
                                            ==========

NOTE 12  WARRANTS

   Warrants to acquire 68,000 shares and 75,900 shares of common stock at $9.09 per share were outstanding and exercisable at December 31, 1997 and 1996, respectively.

COLUMBIA BANCORP AND SUBSIDIARY                                               43

NOTE 13  INCOME TAXES

   The provision for income taxes was composed of the following for the years ended December 31:

                                    1997              1996              1995
                              ----------------------------------------------
Current:
      Federal                 $2,182,314        $2,264,916        $1,814,399
      State                      479,045           497,177           429,177
                              ----------------------------------------------
                               2,661,359         2,762,093         2,243,576
Deferred:
      Federal                   (255,314)         (307,641)          (70,065)
      State                      (56,045)          (67,531)          (15,511)
                              ----------------------------------------------
                                (311,359)         (375,172)          (85,576)
                              ----------------------------------------------
Provision for income taxes    $2,350,000        $2,386,921        $2,158,000
                              ==============================================

   The types of temporary differences that give rise to significant portions of the net deferred tax asset were as follows at December 31:

                                                   1997          1996
                                             ------------------------
Deferred tax assets:
   Allowance for credit losses               $1,290,397    $1,150,837
   Deferred compensation                        155,771        96,571
   Deposits                                      58,831        32,658
   Other                                         51,625        21,911
                                             ------------------------
      Total deferred tax assets               1,556,624     1,301,977
                                             ------------------------
Deferred tax liabilities:

   Loans receivable                                  --        51,890
   Federal Home Loan Bank stock dividends        38,157        38,157
                                             ------------------------
      Total deferred tax liabilities             38,157        90,047
                                             ------------------------

      Net deferred tax asset (included in
         prepaid expenses and other assets)  $1,518,467    $1,211,930
                                             ========================


   A reconciliation between the provision for income taxes and the amount computed by multiplying income before income taxes by the federal income tax rate of 34% is as follows for the years ended December 31:

                                                           1997          1996          1995
                                                     ---------------------------------------
Tax at federal statutory rate                        $2,215,961    $2,087,193    $1,899,495
State income taxes, net of federal income tax benefit   279,180       283,566       273,020
Other                                                  (145,141)       16,162       (14,515)
                                                     ---------------------------------------
                                                     $2,350,000    $2,386,921    $2,158,000
                                                     =======================================

44  COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continue)


NOTE 14  SHORT-TERM BORROWINGS

   Short-term borrowings consist of short-term promissory notes issued to certain qualified investors and borrowings from the FHLB. The short-term promissory notes are in the form of commercial paper, which reprice daily and have maturities of 270 days or less. Borrowings from the FHLB reprice daily, have maturities of one year or less and may be prepaid without penalty. Information with respect to short-term borrowings is as follows at December 31:

                                                    1997              1996             1995
                                             ----------------------------------------------
Amount outstanding at year-end:
   Short-term promissory notes               $20,725,237       $12,127,073      $15,299,267
   Borrowings from FHLB                        3,000,000        18,000,000               --
Weighted average interest rate at year-end:
   Short-term promissory notes                       5.1%              4.8%             5.3%
   Borrowings from FHLB                              6.5               6.7               --
Maximum outstanding at any month-end:
   Short-term promissory notes               $22,831,150       $15,368,866      $15,299,267
   Borrowings from FHLB                       18,500,000        18,000,000       20,500,000
Average outstanding:
   Short-term promissory notes                18,176,518        12,089,582        7,503,140
   Borrowings from FHLB                        9,476,923         3,884,615        8,541,949
Weighted average interest rate during the year:
   Short-term promissory notes                       4.8%              4.4%             4.6%
   Borrowings from FHLB                              5.3               4.8              5.4



NOTE 15  NET OCCUPANCY EXPENSE

   Net occupancy expense is comprised of the following for the years ended December 31:

                                  1997               1996             1995
                            -----------------------------------------------
Occupancy expense           $1,599,399         $1,272,551         $850,501
Rental income                 (179,541)          (168,110)        (193,143)
                            -----------------------------------------------
Net occupancy expense       $1,419,858         $1,104,441         $657,358
                            ===============================================


NOTE 16  OTHER EXPENSE

   Other expense is comprised of the following for the years ended December 31:

                                   1997               1996              1995
                             -----------------------------------------------
Stationery and supplies      $  323,654         $  260,631        $  167,849
Postage                         209,478            189,392           147,568
Director fees                   119,000            118,738           119,913
ATM fees                        100,195            148,609           131,443
Other (a)                     1,449,886          1,097,130           703,572
                             -----------------------------------------------
                             $2,202,213         $1,814,500        $1,270,345
                             ===============================================


(A) NO SINGLE ITEM INCLUDED IN THIS CATEGORY EXCEEDED ONE PERCENT OF TOTAL
    INCOME.

COLUMBIA BANCORP AND SUBSIDIARY                                               45

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)

NOTE 17  DIVIDENDS

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

   Dividends declared per share on the Company's common stock were $.50, $.42 and $.25 for the years ended December 31, 1997, 1996 and 1995, respectively. Dividends declared per share on the Company's Series A preferred stock were $1.30 for the year ended December 31, 1995.

   On December 18, 1997, the Board of Directors of the Bank authorized a cash dividend of $308,000 to be paid to the Company on January 16, 1998. In addition, on December 18, 1997, the Board of Directors of the Company declared a $.14 per share cash dividend to shareholders of common stock of record on January 5, 1998, payable January 16, 1998.

NOTE 18  REGULATORY MATTERS

   The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting procedures. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.

46  COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)


   Regulatory capital amounts and ratios for the Company and the Bank at December 31 were:


                                                                MINIMUM              TO BE WELL
                                                             REQUIREMENTS         CAPITALIZED UNDER
                                                              FOR CAPITAL         PROMPT CORRECTIVE
                                          ACTUAL           ADEQUACY PURPOSES      ACTION PROVISION
                                 --------------------------------------------------------------------
                                     AMOUNT      RATIO       AMOUNT      RATIO      AMOUNT      RATIO
-----------------------------------------------------------------------------------------------------
December 31, 1997

Total capital (to risk weighted
  assets):
   Consolidated                  $37,833,747      12.5%  $24,201,432      8.0%  $30,251,789     10.0%
   The Columbia Bank              36,093,606      12.0    24,164,825      8.0    30,206,032     10.0
Tier 1 capital (to risk weighted
  assets):
   Consolidated                   34,202,083      11.3    12,100,716      4.0    18,151,074      6.0
   The Columbia Bank              32,461,942      10.8    12,082,413      4.0    18,123,619      6.0
Tier 1 capital (to average
  assets):
   Consolidated                   34,202,083       9.3    14,788,978      4.0    18,486,222      5.0
   The Columbia Bank              32,461,942       8.9    14,649,269      4.0    18,311,586      5.0

December 31, 1996
Total capital (to risk weighted
  assets):
   Consolidated                  $33,940,561      13.2%  $20,627,793      8.0%  $25,784,742     10.0%
   The Columbia Bank              32,384,778      12.4    20,861,893      8.0    26,077,369     10.0
Tier 1 capital (to risk weighted
  assets):
   Consolidated                   30,716,608      11.9    10,313,897      4.0    15,470,845      6.0
   The Columbia Bank              29,124,698      11.2    10,430,948      4.0    15,646,421      6.0
Tier 1 capital (to average
  assets):
   Consolidated                   30,716,608      10.1    12,153,105      4.0    15,191,381      5.0
   The Columbia Bank              29,124,698       9.7    12,053,089      4.0    15,066,362      5.0
                                  ===================================================================


NOTE 19  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

CASH AND DUE FROM BANKS

   The carrying amount of cash and due from banks is a reasonable estimate of fair value.

FEDERAL FUNDS SOLD

   The carrying amount of federal funds sold is a reasonable estimate of fair value.

INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE

   The fair value of securities held as investment and securities available-for-sale is based upon quoted market prices or dealer quotes.

RESIDENTIAL MORTGAGE LOANS ORIGINATED FOR SALE

   The carrying amounts of residential mortgage loans originated for sale are reasonable estimates of fair value.

COLUMBIA BANCORP AND SUBSIDIARY                                               47

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)



LOANS RECEIVABLE

   The fair value of loans receivable is estimated by discounting future cash flows using current rates for which similar loans would be made to borrowers with similar credit history and remaining maturities.

DEPOSIT LIABILITIES

   The fair value of demand deposits and savings accounts is the amount payable on demand at December 31, 1997. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

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

   The estimated fair values of the Company's financial instruments at December 31 were as follows:

                                                1997                       1996
                                     --------------------------------------------------------
                                        CARRYING        FAIR         CARRYING         FAIR
                                         AMOUNT         VALUE         AMOUNT          VALUE
                                     --------------------------------------------------------
Financial assets:
   Cash and due from banks           $ 13,497,010  $ 13,497,010   $ 17,753,174   $ 17,753,174
   Federal funds                        2,013,538     2,013,538      3,477,436      3,477,436
   Investment securities and
      securities available-for-sale    66,645,353    66,824,213     44,149,012     44,193,019
   Residential mortgage loans
      originated for sale               6,557,090     6,557,090      1,551,408      1,551,408
   Loans receivable, net of unearned
      income                          265,193,513                  237,875,076
   Less allowance for credit losses     3,631,664                    3,292,754
                                      -----------                  -----------
   Loans, net                         261,561,849   264,497,613    234,582,322    238,073,405

Financial liabilities:
   Deposits                           313,357,443   313,641,395    254,639,886    255,324,798
   Short-term borrowings               23,725,237    23,725,237     30,127,073     30,127,073
                                      =======================================================

48  COLUMBIA BANCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)


NOTE 20  FINANCIAL INFORMATION OF PARENT COMPANY

   The following is financial information of Columbia Bancorp at and for the years ended December 31 (parent company only):

BALANCE SHEETS

                                                   1997              1996
                                            -----------------------------
Assets:
   Cash and temporary investments           $21,955,941       $13,808,287
   Investment in The Columbia Bank           33,000,975        29,461,929
   Other assets                                 696,588           148,579
                                            -----------------------------
                                            $55,653,504       $43,418,795
                                            =============================
Liabilities and Stockholders' Equity:
   Short-term borrowings                    $20,725,237       $12,127,073
   Other liabilities                            543,453           316,883
   Stockholders' equity                      34,384,814        30,974,839
                                            -----------------------------
                                            $55,653,504       $43,418,795
                                            =============================


STATEMENTS OF INCOME

                                                      1997           1996          1995
                                                ---------------------------------------
Income:
   Interest income                              $  970,482     $  613,892    $  405,641
   Dividend income from subsidiary               1,085,570        901,860       795,889
   Management fees from subsidiary                 120,000        120,000       160,000
                                                ---------------------------------------
                                                 2,176,052      1,635,752     1,361,530
                                                ---------------------------------------
Expenses:
   Interest expense on short-term borrowings       897,867        532,042       342,635
   Compensation expense                             86,000         83,150        86,238
   Other expenses                                  247,906        273,108       292,468
                                                ---------------------------------------
                                                 1,231,773        888,300       721,341
                                                ---------------------------------------
Income before taxes and equity in undistributed
   net income of The Columbia Bank                 944,279        747,452       640,189
Income tax benefit                                  48,000         59,200        59,900
                                                ---------------------------------------
Income before equity in undistributed
   net income of The Columbia Bank                 992,279        806,652       700,089
Equity in undistributed net income
   of The Columbia Bank                          3,175,252      2,945,230     2,728,661
                                                ---------------------------------------
      Net income                                $4,167,531     $3,751,882    $3,428,750
                                                =======================================

COLUMBIA BANCORP AND SUBSIDIARY                                               49

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995 (continued)


STATEMENTS OF CASH FLOWS

                                                           1997              1996              1995
                                                     -----------------------------------------------
Cash flows from operating activities:
   Income before undistributed net income
            of The Columbia Bank                     $   992,279       $   806,652       $   700,089
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Amortization                                        13,072            13,700             7,200
      Increase (decrease) in other liabilities           176,112          (112,876)         (149,553)
      Decrease (increase) in other assets               (561,081)          210,464          (144,675)
                                                     ------------------------------------------------
   Net cash provided by operating activities             620,382           917,940           413,061
                                                     ------------------------------------------------
Cash flows used in investing activity--equity
   investment in The Columbia Bank                            --                --        (6,500,000)
                                                     ------------------------------------------------
Cash flows provided by (used in) financing activities:
   Increase (decrease) in short-term borrowings        8,598,164        (3,172,194)       11,903,557
   Cash dividends distributed on Series A preferred
     stock                                                    --                --          (454,072)
   Cash dividends distributed on common stock         (1,035,112)         (859,228)         (263,327)
   Redemption of Series A preferred stock                     --                --           (63,000)
   Cash distributed in lieu of fractional shares
      upon conversion of Series A preferred stock             --                --              (126)
   Issuance of common stock, net of costs of issuance         --                --         8,387,699
   Net proceeds (disbursements) from stock options
      exercised and common stock exchanged               (35,780)           21,663            47,329
                                                     ------------------------------------------------
   Net cash provided by (used in) financing activities 7,527,272        (4,009,759)       19,558,060
                                                     ------------------------------------------------
   Net increase (decrease) in cash and temporary
     investments                                       8,147,654        (3,091,819)       13,471,121
Cash and temporary investments at beginning of year   13,808,287        16,900,106         3,428,985
                                                     ------------------------------------------------
Cash and temporary investments at end of year        $21,955,941       $13,808,287       $16,900,106
                                                     ================================================

50  COLUMBIA BANCORP AND SUBSIDIARY

Selected Quarterly Financial Data



   A summary of selected quarterly financial data for the years ended December 31 is as follows:


--------------------------------------------------------------------------------------------------------
                                                    FIRST         SECOND         THIRD         FOURTH
                                                   QUARTER        QUARTER       QUARTER       QUARTER
--------------------------------------------------------------------------------------------------------
   1997:
      Interest income                            $6,888,259     $7,507,563    $7,870,862     $7,927,065
      Net interest income                         4,352,640      4,743,789     4,836,888      4,787,082
      Provision for credit losses                   210,000        185,000       234,000         34,000
      Income before income taxes                  1,590,654      1,633,665     1,600,798      1,692,414
      Net income                                    971,554        999,165     1,085,398      1,111,414

      Net income per common share:
         Basic                                   $     0.45     $     0.47    $     0.50     $     0.51
         Diluted                                       0.43           0.44          0.47           0.48

   1996:
      Interest income                            $6,057,036     $6,322,505    $6,540,053     $6,902,834
      Net interest income                         3,985,479      4,279,435     4,324,732      4,463,756
      Provision for credit losses                   184,600        175,400       189,501         71,499
      Income before income taxes                  1,674,017      1,650,625     1,229,770      1,584,391
      Net income                                  1,023,017      1,009,625       751,370        967,870

      Net income per common share:
         Basic                                   $     0.48     $     0.47    $     0.35     $     0.45
         Diluted                                       0.45           0.45          0.33           0.43


COLUMBIA BANCORP AND SUBSIDIARY                                               51

Recent Common Stock Prices and
Stock Performance Graph

RECENT COMMON STOCK PRICES

   The Company's Common Stock is traded on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") National Market tier of The Nasdaq Stock MarketSM under the symbol "CBMD".

   The following table presents high and low sale prices of the Company's Common Stock for the periods indicated.

                                             LOW           HIGH
          ------------------------------------------------------
          1997:
             Fourth quarter                $27.50         $38.50
             Third quarter                  23.25          29.25
             Second quarter                 21.25          23.88
             First quarter                  20.75          23.13
          1996:
             Fourth quarter                $18.50         $22.00
             Third quarter                  17.25          19.00
             Second quarter                 18.50          20.00
             First quarter                  16.00          20.00

   As of December 31, 1997 there were 307 common stockholders of record holding an aggregate of 2,200,165 shares. The Company believes there to be in excess of 2,000 beneficial owners of the Company's Common Stock.

STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total return on the Company's Common Stock during the five years ended December 31, 1997 with that of a broad market index (Nasdaq, U.S. Companies) and an industry peer group index (all publicly traded banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets less than $1 billion). The graph assumes $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.

                       Five Year Cumulative Total Return

                  [GRAPH APPEARS HERE--SEE PLOT POINTS BELOW]


                       Columbia Bancorp    NASDAQ    Peer Group
                       ----------------    ------    ----------
           12/31/92        100              100        100
           12/31/93        135.63           114.8      133.03
           12/31/94        200.11           112.21     146.21
           12/31/95        259.65           158.7      184.48
           12/31/96        326.95           195.19     220.59
           12/31/97        532.91           239.53     370.51

52  COLUMBIA BANCORP AND SUBSIDIARY

Directors and Officers



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

Mary T. Gould

William L. Hermann

Harry L. Lundy, Jr.
PRESIDENT
Williamsburg Builders, Inc.

Richard E. McCready
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
REM Enterprises, Inc.

Patricia T. Rouse
VICE PRESIDENT AND SECRETARY
The Enterprise Foundation

Maurice M. Simpkins
VICE PRESIDENT
The Ryland Group, Inc.

Mary S. Scrivener

Robert N. Smelkinson
RETIRED CHAIRMAN
Smelkinson Sysco

Theodore G. Venetoulis
PUBLISHER/POLITICAL CONSULTANT

DIRECTOR EMERITUS

Osborne A. Payne
PRESIDENT
Broadway-Payne, Inc.



THE COLUMBIA BANK

SENIOR OFFICERS

John M. Bond, Jr.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Michael T. Galeone
EXECUTIVE VICE PRESIDENT

Charles C. Holman
EXECUTIVE VICE PRESIDENT

John A. Scaldara, Jr.
EXECUTIVE VICE PRESIDENT,
CHIEF FINANCIAL OFFICER AND SECRETARY

Robert E. Dael
SENIOR VICE PRESIDENT

Adelbert D. Karfonta
SENIOR VICE PRESIDENT

Robert W. Locke, III
SENIOR VICE PRESIDENT

Scott C. Nicholson
SENIOR VICE PRESIDENT

COLUMBIA BANCORP AND SUBSIDIARY                                               53


THE COLUMBIA BANK

ADVISORY BOARD
COLUMBIA

Andrew N. Adams, III
PRESIDENT/TREASURER
Ten Oaks Nursery

Randolph W. Brinton
SENIOR VICE PRESIDENT
Ferris, Baker Watts, Inc.

Edward J. Brody
PRESIDENT
Brody Truck Rental, Inc.

Edward J. Brush
PRESIDENT
Fountainhead Title Group

Dwight A. Burrill, Ph.D.
RETIRED PRESIDENT
Howard Community College

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

Samuel A. Rittenhouse
RETIRED MANAGER
Electric Engineering
BGE

Doris Stromberg Thompson
RETIRED
Newspaper Editor

John L. Troutman
PRESIDENT
Troutman Company

E. David Walter, Jr.
VICE PRESIDENT
Ferris, Baker Watts, Inc.

Johannes Willenpart
PAST PRESIDENT
Austronic Security Systems, Inc.



THE COLUMBIA BANK

ADVISORY BOARD
BALTIMORE COUNTY

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

54  COLUMBIA BANCORP AND SUBSIDIARY

Corporate Information



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

ELLICOTT CITY
9151 Baltimore National Pike
Ellicott City, MD 21042
Phone: (410) 465-4800

HARMONY HALL
6336 Cedar Lane
Columbia, MD 21044
Phone: (410) 531-6000

HARPER'S CHOICE
5485 Harper's Farm Road
Columbia, MD 21044
Phone: (410) 730-5085

HEAVER PLAZA
1301 York Road
Lutherville, MD 21093
Phone: (410) 296-0490



LONG GATE
4450 Long Gate Parkway
Ellicott City, MD 21042
Phone: (410) 203-2345

OAKLAND MILLS
5865 Robert Oliver Place
Columbia, MD 21045
Phone: (410) 992-9411

RIVER HILL
6030 Daybreak Circle
Clarkesvillle, MD 21029
Phone: (410) 531-7000

ROLAND PARK PLACE
830 West 40th Street
Baltimore, MD 21211
Phone: (410) 366-1314

VANTAGE HOUSE
5400 Vantage Point Road
Columbia, MD 21044
Phone: (410) 740-4066

WILDE LAKE
10451 Twin Rivers Road
Columbia, MD 21044
Phone: (410) 884-6800

RESIDENTIAL
MORTGAGE LENDING
OFFICES

COLUMBIA TOWN CENTER
10480 Little Patuxent Parkway
Columbia, MD 21044
Phone: (410) 730-5000

HEAVER PLAZA
1301 York Road
Lutherville, MD 21093
Phone: (410) 769-8070

OLNEY
18200 Georgia Avenue
Olney, MD 20832
Phone: (301) 924-9240



ANNUAL MEETING

The Annual Meeting of
Stockholders will be held on
Monday, April 27, 1998 at
5:30 p.m. at:
The Columbia Inn
Wincopin Circle
Columbia, MD 21044

TRANSFER AGENT AND
REGISTRAR

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Attn: Investor Relations
Phone: 1-800-368-5948

INDEPENDENT AUDITORS

KPMG Peat Marwick LLP
111 S. Calvert Street
Baltimore, MD 21202

GENERAL COUNSEL

Piper & Marbury L.L.P.
36 S. Charles Street
Baltimore, MD 21201

CORPORATE HEADQUARTERS

10480 Little Patuxent Parkway
Columbia, MD 21044
Phone: (410) 465-4800
Fax: (410) 750-0105
Internet: www.columbank.com

STOCK EXCHANGE LISTING

The Common Stock of Columbia
Bancorp is traded on the Nasdaq
National Market tier of the Nasdaq
Stock Market(SM) under the symbol
"CBMD."

ADDITIONAL INFORMATION

A copy of Columbia Bancorp's annu-
al report to the SEC on Form 10-K
may be obtained without charge
upon written request to:
Columbia Bancorp
9151 Baltimore National Pike
Ellicott City, MD 21042
Attention: John A. Scaldara, Jr.
Phone:(410) 465-4800
E-mail: jscaldara@columbank.com

                            [COLUMBIA BANCORP LOGO]

                                Columbia Bancorp
                          10480 Little Patuxent Parkway
                               Columbia, MD 21044
                                 (410) 465-4800
                       Internet: http://www.columbank.com