Form 10-K, Exhibit 13
period 1998-12-31
COLUMBIA BANCORP
filed 1999-03-30
CIK 834105

[COLUMBIA BANCORP LOGO APPEARS HERE]

                                COLUMBIA BANCORP

                               1998 ANNUAL REPORT

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                       Columbia Bancorp Corporate Profile

                         Columbia Bancorp and Subsidiary

COLUMBIA BANCORP IS A BANK HOLDING COMPANY WHOSE SUBSIDIARY, THE COLUMBIA BANK, COMMENCED OPERATIONS IN 1988.

o HEADQUARTERED IN COLUMBIA, MARYLAND, THE COLUMBIA BANK IS THE LARGEST COMMUNITY BANK IN HOWARD COUNTY, ONE OF THE WEALTHIEST COUNTIES IN THE UNITED STATES.

o IN LITTLE MORE THAN A DECADE, THE BANK HAS RISEN TO THIRD IN MARKET SHARE IN ITS HOME MARKET, HOWARD COUNTY, AND IS WORKING HARD TO CLOSE THE GAP WITH THE TWO MARKET LEADERS, ALLIED IRISH (FIRST NATIONAL BANK OF MARYLAND) AND BANKAMERICA (NATIONSBANK).

o THE BANK IS COMMITTED TO EXPANSION BY INTRODUCING ITS UNIQUE AND SUCCESSFUL STYLE OF BANKING TO OTHER COMMUNITIES IN THE BALTIMORE-WASHINGTON CORRIDOR.

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                                   MARKET AREA
                         Columbia Bancorp and Subsidiary

Howard County
Columbia Town Center
Columbia Town Center Residential Mortgage and Commercial Lending Offices Ellicott City
Ellicott City Acquisition, Development and Construction Office
Harmony Hall
Harper's Choice
Long Gate
Oakland Mills
River Hill
Vantage House
Wilde Lake

Montgomery County
Olney Residential Lending Office

Baltimore City
Cross Keys
Roland Park Place

Baltimore County
Blakehurst
Edenwald
Heaver Plaza-Lutherville
Heaver Plaza Commercial Lending Office
Heaver Plaza Residential Mortgage Lending Office

[TWO MAPS APPEAR HERE DEPICTING THE FOLLOWING LOCATIONS:]

Banking Offices of The Columbia Bank
Residential Mortgage Lending Offices
Commercial Lending Offices
Acquisition, Development and Construction Lending Offices
Home Market Area
Target Area

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                              FINANCIAL HIGHLIGHTS
                         Columbia Bancorp and Subsidiary

-----------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)        1998        1997         1996      1995       1994
-----------------------------------------------------------------------------------------------------------
   Assets                                          $427,335    $373,451    $317,234   $263,025    $224,208
   Loans, net of unearned income                    274,413     265,194     237,875    190,691     162,253
   Deposits                                         339,336     313,357     254,640    218,162     189,463
   Stockholders' equity                              38,354      34,385      30,975     28,064      16,873
   Net income                                         4,746       4,168       3,752      3,429       2,416
-----------------------------------------------------------------------------------------------------------
   Per Share Data (a):
   Net income per common share:
      Basic                                          $ 1.05      $  .96      $  .87     $ 1.03      $  .90
      Diluted                                          1.03         .91         .83        .90         .79
   Tangible book value per common share                8.39        7.77        7.15       6.46        5.81
   Dividends declared:
      Common                                            .29         .25         .21        .13         .07
      Preferred                                          --          --          --       1.30        1.20
-----------------------------------------------------------------------------------------------------------
   Return on average assets                            1.18%       1.21%       1.34%      1.42%       1.13%
   Return on average stockholders' equity             12.94       12.78       12.71      15.60       15.01
   Nonperforming assets and past-due
      loans to total assets                            1.66        1.41        1.37        .49        1.29
-----------------------------------------------------------------------------------------------------------

   (a) Per common share data for 1997, 1996, 1995 and 1994 have been adjusted to reflect the two-for-one stock split-up in the form of a 100% stock dividend paid in June 1998.

TANGIBLE BOOK VALUE PER
COMMON SHARE

1994      1995      1996      1997      1998
----      ----      ----      ----      ----
5.81      6.46      7.15      7.77      8.39



NET INCOME
($ in thousands)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----
2,416     3,429    3,752      4,168     4,746


LOANS, NET OF
UNEARNED
INCOME
($ in millions)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----
162.3     190.7     237.9     265.2     274.4

DEPOSITS
($ in millions)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----
189.5     218.2     254.6     313.4     339.3


TOTAL ASSETS
($ in millions)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----
224.2     263.0     317.2     373.5     427.3

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                             REPORT TO SHAREHOLDERS
                         Columbia Bancorp and Subsidiary

AS THE MILLENNIUM APPROACHES, Columbia Bancorp is still benefiting from the business strategy which was initiated by its founders more than a decade ago. Our mission remains the same: to become the premier community banking institution in the Baltimore-Washington Corridor by providing fully competitive banking services in a convenient, local, user-friendly format, emphasizing superior customer service.
   During 1998, Columbia Bancorp began to reap the benefits of its rapid expansion in 1997. The three full-service branches opened during 1997, as well as the significant expansion of our mortgage banking business that same year, contributed to our continued rapid growth and record profitability. Striking an appropriate balance between profitability and growth continues to be a primary goal as we seek to maximize shareholder value.

                          1998: Performance Highlights

Continued Rapid Growth
o At December 31, 1998, total assets reached a record $427.3 million, representing a 14.4% annual increase.
o Since its founding in 1987, Columbia Bancorp assets have grown at a 32% compound annual rate.

Record Profitability
o Net income increased 13.9% to $4.7 million, reaching a record level for the seventh consecutive year.
o Return on assets and return on equity were 1.2% and 12.9%, respectively, both exceeding peer group (defined as publicly traded commercial banks in Maryland, Virginia, Pennsylvania and the District of Columbia with assets less than $1.0 billion) averages.

Strong Asset Quality
o Net loan losses decreased to .12% as a percent of average loans outstanding, below our peer group average of .13%.
o While our ratio of nonperforming assets and past due loans to total assets of 1.66% remained above our peer group average, the difference reflected primarily two problems in our residential development and construction lending portfolio, involving residential real estate loans for which substantial recovery is anticipated. Such problems occur from time-to-time in the normal course of our residential development and construction lending business.
o Our allowance for credit losses increased to 1.45% of loans outstanding, net of unearned income, as compared to 1.25% for our peer group.

Increased Shareholder Value
o Diluted earnings per common share increased 13.2% from $0.91 for 1997 to $1.03 for 1998.
o Tangible book value per common share reached $8.39, as compared to $7.77 at period end 1997.
o Our quarterly common stock dividend was increased in December 1998 to $.08 per share from $.07 per share, representing a compound annual growth rate of 43% since our first dividend in 1994.
o In November 1998, we initiated a share repurchase program under which we may acquire up to 400,000 shares of our common stock, in an effort to enhance shareholder value.

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                             REPORT TO SHAREHOLDERS
                        Columbia Bancorp and Subsidiary

------------------------------------------------
         COLUMBIA BANCORP VS. PEER BANKS
              COMPARATIVE RATIOS
------------------------------------------------
       Year Ended December 31, 1998

                                           Peer
                              Columbia    Banks*
------------------------------------------------
Performance:
Return on average assets         1.18%    1.18%
Return on average equity        12.94    11.65
Net interest margin              5.48     4.56
Efficiency ratio                65.93    63.78

Capital:
Year-end capital to year-end
  risk-weighted assets:
  Tier 1                        11.49%   13.19%
  Total                         12.68    14.44
------------------------------------------------

*Publicly traded commercial banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets less than $1 billion.

                       1998: Strengthening Market Position

Increasing Share of Excellent Market
   Our performance continues to be enhanced by the strength of our home market, Howard County, Maryland. Demographic statistics for Howard County suggest that our market will continue to offer dynamic growth opportunities. For example, Howard County enjoys the highest median household income in Maryland at $68,800.


------------------------------------------------
                HOWARD COUNTY
             MARKET DEMOGRAPHICS
------------------------------------------------
                      Howard
                      County   Maryland   U.S.
------------------------------------------------
Population
   Projected Growth
   (2000-2015)          22%      12%       13%
Households
   Projected Growth
   (2000-2015)          28%      17%       12%
Median Household
   Income             $68,800  $48,900   $37,000
Unemployment Rate
  (12/98)              2.0%     3.5%      4.0%
------------------------------------------------

Source: Maryland Office of Planning; Howard County Economic Development Authority; U.S. Bureau of Census.

   During 1998, Columbia Bancorp increased its deposit market share in Howard County to 14%. This increase was particularly gratifying in light of the intense competition encountered from major regional banks who are also focusing on this attractive market.


---------------------------------------------------------
                      HOWARD COUNTY
                  DEPOSIT MARKET SHARE
---------------------------------------------------------

     Percent of Total Deposits as of June 30, 1998

Allied Irish (First National Bank of Maryland)       23%
BankAmerica (NationsBank)                            17%
Columbia Bancorp                                     14%
First Union                                           7%
Commercial and Farmers Bank                           6%
Citizens National Bank                                5%
Sun Trust (Crestar)                                   5%
---------------------------------------------------------
Source: FDIC

New Expansion Initiatives
   In 1998, the three full-service branches opened during 1997 in Howard County brought in an average of $1.3 million in new deposits per month. As these branches mature we will continue to strengthen our market position as the number one community bank in Howard County.

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                             REPORT TO SHAREHOLDERS
                         Columbia Bancorp and Subsidiary

[PHOTO OF HERSCHEL L. LANGENTHAL, VICE CHAIRMAN, JAMES R. MOXLEY, JR. CHAIRMAN, JOHN M. BOND, JR., PRESIDENT AND CHIEF EXECUTIVE OFFICER APPEARS HERE]

   During October 1998, we relocated our Oakland Mills Branch as a part of the renovation of that Columbia Village Center. With our new freestanding, full-service banking facility, we are better able to service the banking needs of the Oakland Mills market area. We now operate seven branches in Columbia.
   In December 1998, we opened our fifth retirement community branch at Edenwald in Towson, Maryland. These five small, low-overhead facilities have proved to be excellent sources of low cost core deposits. By delivering responsive, courteous service, we have gained the confidence of residents in these communities and have again proven the worth of our personalized style of banking.
   As a result of the expansion of our residential mortgage lending initiatives in 1997, we were able to originate in excess of $168 million in first mortgages for sale into the secondary market during 1998. Fee income, net of commission expense, from sales of first mortgages during 1998 grew by 256% as compared to 1997, reaching $1.3 million. This increase was a major factor in our overall 57% increase in noninterest income for 1998 as compared to 1997.
   Growth in commercial lending activity during 1998 was particularly gratifying. Commercial loans grew by 13% and were the most rapidly growing portion of our total loan portfolio. This growth was the result of a decade of market development activities and was achieved in the face of intense competition with regard to both pricing and credit terms. Throughout the period, we remained cautious and maintained conservative underwriting standards, but were, nonetheless, able to achieve excellent growth in our commercial loan portfolio because of the strength of our customer relationships and market penetration.

Technology Initiatives and Year 2000
   During 1998, we continued to make significant investments in our core operating systems, including a new operating system for our mortgage division and further enhancements to the wide-area network linking all of our facilities.
   Working with our technology partners, including M&I Data Services, Inc. and IBM, we are on schedule to accomplish all Year 2000 upgrade requirements. Moreover, contingency plans are in place to respond to unexpected problems which may arise outside of the control of our institution, but which may directly or indirectly affect us.

                                Future Directions

   Columbia Bancorp has proven the soundness of the strategic plan chosen in 1987 by its founders. Today, we are well on our way to becoming the premier community banking institution in the Baltimore-Washington Corridor.
   Our home market of Howard County and similar contiguous submarkets continue to offer outstanding opportunities for growth. Moreover, consolidation of the banking industry in Maryland, particularly among community banks, will continue to provide opportunities for expansion through acquisition.
   Blessed with such excellent prospects for future expansion, we will continue to strive for an optimal balance between growth and profitability. By so doing, we intend to maximize long-term shareholder value.

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                                TABLE OF CONTENTS
                         Columbia Bancorp and Subsidiary

------------------------------------------------------------------------------
Selected Financial Highlights                                               8
------------------------------------------------------------------------------
Management's Discussion and Analysis                                        9
------------------------------------------------------------------------------
Independent Auditors' Report                                               28
------------------------------------------------------------------------------
Consolidated Statements of Condition                                       29
------------------------------------------------------------------------------
Consolidated Statements of Income and Comprehensive Income                 30
------------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity                            31
------------------------------------------------------------------------------
Consolidated Statements of Cash Flows                                      32
------------------------------------------------------------------------------
Notes to Consolidated Financial Statements                                 34
------------------------------------------------------------------------------
Selected Quarterly Financial Data                                          52
------------------------------------------------------------------------------
Recent Common Stock Prices and Stock Performance Graph                     53
------------------------------------------------------------------------------
Directors and Officers                                                     54
------------------------------------------------------------------------------
Corporate Information                                                      56
------------------------------------------------------------------------------

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                          SELECTED FINANCIAL HIGHLIGHTS
                         Columbia Bancorp and Subsidiary

----------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)  1998        1997        1996       1995        1994
----------------------------------------------------------------------------------------------------
Consolidated Income Statement Data:
   Interest income                           $ 32,928    $ 30,194    $ 25,822   $ 22,210    $ 17,031
   Interest expense                            13,018      11,473       8,769      7,892       5,705
                                             -------------------------------------------------------
   Net interest income                         19,910      18,721      17,053     14,318      11,326
   Provision for credit losses                    659         663         621        559         242
                                             -------------------------------------------------------
   Net interest income after
      provision for credit losses              19,251      18,058      16,432     13,759      11,084
   Noninterest income                           3,424       2,182       1,788      1,300       1,504
   Noninterest expense                         15,384      13,722      12,081      9,472       8,649
                                             -------------------------------------------------------
   Income before income taxes                   7,291       6,518       6,139      5,587       3,939
   Income taxes                                 2,545       2,350       2,387      2,158       1,523
                                             -------------------------------------------------------
   Net income                                 $ 4,746     $ 4,168     $ 3,752    $ 3,429     $ 2,416
                                             =======================================================
Consolidated Balance Sheet Data, at year-end:
   Assets                                    $427,335    $373,451    $317,234   $263,025    $224,208
   Loans, net of unearned income              274,413     265,194     237,875    190,691     162,253
   Deposits                                   339,336     313,357     254,640    218,162     189,463
   Stockholders' equity                        38,354      34,385      30,975     28,064      16,873
Per Share Data (a):
   Number of shares of Common Stock
      outstanding, at year-end (in thousands)   4,562       4,400       4,296      4,292       2,080
   Net income:
      Basic                                    $ 1.05       $ .96       $ .87     $ 1.03       $ .90
      Diluted                                    1.03         .91         .83        .90         .79
   Cash dividends declared:
      Common                                      .29         .25         .21        .13         .07
      Preferred                                   --          --          --        1.30        1.20
   Tangible book value, at year-end              8.39        7.77        7.15       6.46        5.81
Performance and Capital Ratios:
   Return on average assets                      1.18%       1.21%       1.34%      1.42%       1.13%
   Return on average stockholders' equity       12.94       12.78       12.71      15.60       15.01
   Net interest margin (b)                       5.48        5.99        6.60       6.46        5.90
   Average stockholders' equity to
      average total assets                       9.09        9.44       10.53       9.07        7.53
   Year-end capital to year-end
      risk-weighted assets:
      Tier 1                                    11.49       11.31       11.91      12.97        9.28
      Total                                     12.68       12.51       13.16      14.12       10.56
   Year-end Tier 1 leverage ratio                9.00        9.25       10.11      10.67        7.39
   Cash dividends declared to net income        27.88       26.05       24.05      25.66       28.38
Asset Quality Ratios:
   Allowance for credit losses, at year-end, to:
      Total loans, net of unearned income        1.45%       1.37%       1.38%      1.54%       1.59%
      Nonperforming and past-due loans         129.66      548.35       84.23     245.72      222.62
   Net charge-offs to average total
      loans, net of unearned income               .12         .13         .12        .12         .02
   Nonperforming and past-due loans to total
      loans, net of unearned income, at year-end 1.11         .25        1.64        .63         .71
   Nonperforming assets and past-due
      loans to total assets, at year-end         1.66        1.41        1.37        .49        1.29
----------------------------------------------------------------------------------------------------------------

(a) Per common share data for 1997, 1996, 1995 and 1994 have been adjusted to reflect the two-for-one stock split-up in the form of a 100% stock dividend paid in June 1998.
(b) Net interest margin is the ratio of net interest income, determined on a fully-taxable equivalent basis, to total average interest-earning assets.

                      [COLUMBIA BANCORP LOGO APPEARS HERE]

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                         Columbia Bancorp and Subsidiary

GENERAL

   Columbia Bancorp (the "Company") was formed November 16, 1987 and is a Maryland chartered bank holding company. The Company holds all of the issued and outstanding shares of common stock of The Columbia Bank (the "Bank"). The Bank is a Maryland trust company which engages in general commercial banking operations. The Bank provides a full range of financial services to individuals, businesses and organizations through fourteen branch banking offices, three mortgage loan origination offices and fourteen Automated Teller Machines ("ATMs"). Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Company considers its home market area to be Howard County, Maryland, with extension of business throughout the contiguous counties comprising central Maryland.

FORWARD - LOOKING STATEMENTS

   In addition to historical information, this annual report contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by the Company in 1999.

OVERVIEW

   Net income for 1998 increased for the seventh consecutive year to a record level of $4.7 million, producing a 13.9% increase over the $4.2 million reported in 1997. This represents diluted net income per share of $1.03 for 1998, compared to $.91 for 1997, adjusted to reflect the two-for-one stock split-up in the form of a 100% stock dividend paid in June 1998. Return on average assets and return on average equity for 1998 were 1.18% and 12.94% respectively, and tangible book value per share increased to $8.39 at December 31, 1998 from $7.77 at December 31, 1997.
   Total assets increased 14.4% in 1998 to $427.3 million, loans grew to $274.4 million and deposits increased to $339.3 million.
   The discussion which follows provides further detailed analysis regarding the Company's financial condition and results of operations. It is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto.

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

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

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

------------------------------------------------------------------------------------------------------------------------------------

                                               1998                              1997                              1996
------------------------------------------------------------------------------------------------------------------------------------
                                AVERAGE                           AVERAGE                           AVERAGE
     (DOLLARS IN THOUSANDS)    BALANCES (a)  INTEREST    RATE    BALANCES (a)  INTEREST    RATE    BALANCES (a)  INTEREST    RATE
------------------------------------------------------------------------------------------------------------------------------------
 Assets
 Interest-earning assets:
   Loans, net of unearned
     income (b) (c)             $281,668      $ 27,789    9.87%   $256,949      $ 26,786    10.42%  $215,348       $ 23,447   10.89%
   Investment securities
     and securities
     available-for-sale (c)       74,454         4,766    6.40      55,974         3,440     6.15     35,714          2,000    5.60
   Federal funds sold             13,577           712    5.24       3,113           193     6.20      7,194            375    5.21
                                 ----------------------            ----------------------            -----------------------
   Total interest-earning
     assets                      369,699        33,267    9.00     316,036        30,419     9.63    258,256         25,822   10.00
                                                ------                            ------                             ------

 Noninterest-earning assets:
   Cash and due from banks        14,311                            13,642                            12,856
   Property and
     equipment, net                8,890                             8,547                             7,085
   Other assets                   14,216                            10,914                             5,366
   Less allowance for
     credit losses                (3,776)                           (3,513)                           (3,211)
                                --------                          --------                          --------
   Total assets                 $403,340                          $345,626                          $280,352
                                ========                          ========                          ========

(a)  Average balances are calculated as the average of month-end balances.

(b) Average loan balances include first mortgage loans originated for sale and nonaccrual loans. Interest income on loans includes amortized loan fees, net of costs, of $1.7 million, $2.0 million, and $2.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

(c) Interest on tax exempt loans and securities is presented on a fully-taxable equivalent basis.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

------------------------------------------------------------------------------------------------------------------------------------
                                             1998                              1997                                1996
------------------------------------------------------------------------------------------------------------------------------------
                               AVERAGE                           AVERAGE                             AVERAGE
(DOLLARS IN THOUSANDS)       BALANCES (a)  INTEREST    RATE    BALANCES (a)  INTEREST    RATE      BALANCES (a)  INTEREST     RATE
------------------------------------------------------------------------------------------------------------------------------------
   Liabilities and
    Stockholders' Equity
   Interest-bearing liabilities:
    NOW accounts              $ 35,768    $    539     1.51%    $ 29,474   $    609      2.07%    $ 25,479     $    521        2.04%
    Savings accounts            45,660       1,439     3.15       45,415      1,560      3.43       44,022        1,420        3.22
    Money market accounts       40,499       1,263     3.12       39,149      1,229      3.14       34,860        1,098        3.15
    Certificates of deposit    147,789       7,797     5.28      122,737      6,696      5.46       92,125        5,010        5.44
    Short-term borrowings       28,438       1,376     4.84       27,654      1,379      4.99       15,974          720        4.51
    Long-term borrowings        11,052         604     5.47           --         --        --           --           --          --
                              --------------------              -------------------               ---------------------
    Total interest-bearing
     liabilities               309,206      13,018     4.21      264,429     11,473      4.34      212,460        8,769        4.13
                                            ------     ----                  ------      ----                     -----        ----
   Noninterest-bearing
    liabilities:
     Noninterest-bearing
      deposits                  55,863                            46,876                            36,785
     Other liabilities           1,594                             1,701                             1,595
   Stockholders' equity         36,677                            32,620                            29,512
                                ------                            ------                            ------
    Total liabilities and
     stockholders' equity     $403,340                          $345,626                          $280,352
                              ========                          ========                          ========
   Net interest income                    $ 20,249                          $ 18,946                           $ 17,053
                                          ========                          ========                           ========
   Net interest spread                                 4.79%                             5.29%                                 5.87%
                                                       ====                              ====                                  ====
   Net interest margin                                 5.48%                             5.99%                                 6.60%
                                                       ====                              ====                                  ====

(a)  Average balances are calculated as the average of month-end balances.

(b) Average loan balances include first mortgage loans originated for sale and nonaccrual loans. Interest income on loans includes amortized loan fees, net of costs, of $1.7 million, $2.0 million, and $2.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

(c) Interest on tax exempt loans and securities is presented on a fully-taxable equivalent basis.

   Net interest income on a tax equivalent basis increased to $20.2 million for the year ended December 31, 1998, compared to $18.9 million for 1997. The increase in net interest income during 1998 was primarily the result of growth in average interest-earning assets during 1998 of $53.7 million or 17.0%. While net interest income increased in 1998, the net interest margin (representing net interest income, on a fully-taxable equivalent basis, divided by average interest-earning assets) declined from 5.99% during 1997 to 5.48% during 1998. The decline reflected the impact of competitive forces on loan and deposit pricing and changes in the mix of interest-earning assets and funding sources.
   The following table and the related discussions of interest income and interest expense provide further analysis of the increases in net interest income during 1998 and 1997.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

                                               1998 OVER 1997                 1997 OVER 1996
-------------------------------------------------------------------------------------------------------
                                                   DUE TO CHANGE IN                  DUE TO CHANGE IN
                                         INCREASE  ----------------     INCREASE    -------------------
(DOLLARS IN THOUSANDS)                  (DECREASE)  VOLUME     RATE    (DECREASE)    VOLUME      RATE
-------------------------------------------------------------------------------------------------------

Interest income:
   Loans (a)                             $ 1,003   $ 2,473   $(1,470)   $ 3,339    $ 4,384    $(1,045)
   Investment securities and
     securities available-for-sale (a)     1,326     1,181       145      1,440      1,228        212
   Federal funds sold                        519       553       (34)      (182)      (243)        61
                                         --------------------------------------------------------------
     Total                                 2,848     4,207    (1,359)     4,597      5,369       (772)
                                         --------------------------------------------------------------
Interest expense:
   Deposits                                  944     1,235      (291)     2,045      1,707        338
   Borrowings                                601       680       (79)       659        575         84
                                         --------------------------------------------------------------
     Total                                 1,545     1,915      (370)     2,704      2,282        422
                                         --------------------------------------------------------------
Net interest income                      $ 1,303   $ 2,292   $  (989)   $ 1,893    $ 3,087    $(1,194)
                                         --------------------------------------------------------------

(A) Interest on tax exempt loans and securities is presented on a fully-taxable equivalent basis.

(B) The change in interest income and expense due to both rate and volume has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

INTEREST INCOME
   Interest income on a tax equivalent basis increased $2.8 million or 9.4% in 1998 as compared to 1997, primarily as a result of an increase in the average balance of loans and investment securities outstanding in 1998 as compared to 1997. Average loans outstanding, net of unearned income, increased $24.7 million or 9.6% during 1998 and reflected growth in the Company's retail and commercial loan portfolios. Average investment securities and securities available-for-sale increased $18.5 million or 33.0% during 1998 as compared to 1997 as a result of increased investments in U.S. Treasury securities and other debt securities.
   The increase in interest income due to average balances was mitigated by a decrease in the yield on interest-earning assets from 9.63% in 1997 to 9.00% in 1998. Specifically, the yield on loans decreased to 9.87% in 1998, compared to 10.42% in 1997. This decrease was the result of competitive pricing pressures and a decrease in the prime rate of interest of 75 basis points in the fourth quarter, which impacted the Company's variable loan portfolio. In addition, loans, the Company's highest yielding asset, on average declined as a percentage of interest-earning assets from 81.3% in 1997 to 76.2% in 1998.
   Interest income on a tax equivalent basis increased $4.6 million or 17.8% in 1997 as compared to 1996, also primarily as a result of an increase in the average balance of loans outstanding. Average loans outstanding, net of unearned income, increased $41.6 million or 19.3% during 1997 and reflected growth in the Company's consumer, commercial and residential development and construction portfolios. Average investment securities and securities available-for-sale increased $20.3 million or 56.7% compared to 1996 as a result of increased investments in U.S. Treasury securities.

INTEREST EXPENSE
   Interest expense increased $1.5 million or 13.5% in 1998 as compared to 1997. This increase reflected growth in deposits and borrowings. Specifically, average interest-bearing deposits and borrowings increased $32.9 million and $11.8 million, respectively, during 1998. The increase in interest expense due to average balances was mitigated by a decrease in the rate on interest-bearing liabilities from 4.34% in 1997 to 4.21% in 1998. Specifically, the cost of interest-bearing deposits decreased from 4.27% in 1997 to 4.10% in 1998 as deposits were repriced in response to a decline in the interest rate environment during the fourth quarter of 1998.
   Interest expense increased $2.7 million in 1997 as compared to 1996, reflecting growth in deposits and borrowings combined with an increase in the cost of funds. Average interest-bearing deposits and short-term borrowings increased $40.3 million and $11.7 million, respectively, in 1997, as compared to 1996. Also, the cost of interest-bearing funds increased from 4.1% in 1996 to 4.3% in 1997, reflecting a higher interest rate environment as well as competitive pricing pressure.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

PROVISION AND ALLOWANCE FOR LOAN LOSSES
   The Company provides for credit losses through the establishment of an allowance for credit losses (the "Allowance") by provisions charged against earnings. Based upon management's monthly evaluation, provisions are made to maintain the Allowance at a level adequate to absorb potential losses within the loan portfolio. The provision for credit losses was $659,000 for the year ended 1998 as compared with $663,000 and $621,000 for the years ended 1997 and 1996, respectively.
   The factors considered by management in determining the adequacy of the Allowance include the historical relationships among loans outstanding; credit loss experience and the current level of the Allowance; a continuing evaluation of nonperforming loans and loans classified as having potential for future deterioration taking into consideration collateral value and the financial strength of the borrowers and guarantors; and a continuing evaluation of the present and future economic environment. Regular review of the loan portfolio's quality is conducted by the Company's staff. In addition, bank supervisory authorities and independent consultants and accountants periodically review the loan portfolio. At December 31, 1998 the Allowance was 1.45% of total loans, net of unearned income. The Allowance at December 31, 1998 is considered by management to be sufficient to address the credit risk in the current loan portfolio.
   The following table presents certain information regarding the Allowance for the years ended December 31:

----------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                           1998      1997      1996     1995      1994
----------------------------------------------------------------------------------------------

Allowance at beginning of year                 $3,632    $3,293    $2,929    $2,578    $2,366
Less losses charged-off:
   Commercial                                      --         4        --        72        --
   Real estate                                     --        23       240        23        37
   Retail                                         331       272        39       140        57
   Credit cards                                    13        66        29        23        32
                                               -----------------------------------------------
     Total losses charged-off                     344       365       308       258       126
                                               -----------------------------------------------
Recoveries of losses previously charged-off:
   Commercial                                       1        --         4        --         5
   Real estate                                      2        20        38        25        55
   Retail                                           8        13         9        22        33
   Credit cards                                     7         8        --         3         3
                                               -----------------------------------------------
     Total recoveries                              18        41        51        50        96
                                               -----------------------------------------------

Net losses charged-off                            326       324       257       208        30
   Provision for credit losses                    659       663       621       559       242
                                               -----------------------------------------------
Allowance at end of year                       $3,965    $3,632    $3,293    $2,929    $2,578
                                               -----------------------------------------------
Ratio of allowance to nonperforming
   and past-due loans (a)                      129.66%   548.35%    84.23%   245.72%   222.62%
                                               -----------------------------------------------
Ratio of allowance to loans, net of
   unearned income                               1.45%     1.37%     1.38%     1.54%     1.59%
                                               -----------------------------------------------

(a) There is no direct relationship between the size of the allowance (and the related provision for credit losses) and nonperforming and past-due loans. Accordingly, the ratio of allowance to nonperforming and past-due loans may tend to fluctuate significantly.

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

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

The following table presents the allocation of the allowance at December 31 among the various loan categories.

-----------------------------------------------------------------------------------
(dollars in thousands)                1998      1997      1996     1995      1994
-----------------------------------------------------------------------------------

Commercial                          $  626    $  526    $  566    $  350    $  362
Real estate                          1,767     1,448     1,946     1,201       816
Consumer                               413       337       275       207       185
Unallocated                          1,159     1,321       506     1,171     1,215
                                    -----------------------------------------------
                                    $3,965    $3,632    $3,293    $2,929    $2,578
                                    -----------------------------------------------

   The table below provides a percentage breakdown of the loan portfolio by category to total loans, net of unearned income at December 31.

-----------------------------------------------------------------------------------
(dollars in thousands)                1998      1997      1996      1995      1994
-----------------------------------------------------------------------------------
Commercial                            18.2%     14.1%     12.8%     15.3%     15.2%
Real estate                           50.0      53.5      58.2      58.1      59.2
Consumer                              31.8      32.4      29.0      26.6      25.6
                                    -----------------------------------------------
                                     100.0%    100.0%    100.0%    100.0%    100.0%
                                    -----------------------------------------------

NONINTEREST INCOME
   Noninterest income, comprised primarily of gains and fees recognized on the sales of residential mortgage loans and fees charged for services, totalled $3.4 million for 1998, which represented an increase of $1.2 million, or 56.9%, as compared to 1997.
   Gains and fees on sales of residential mortgage loans increased $912,000 during 1998, and corresponded to a 206% increase in the volume of residential mortgage loans sold, from $51.9 million in 1997 to $159.0 million in 1998. A favorable interest rate environment as well as continued expansion of mortgage banking activities contributed to the increase in the volume of residential mortgage loans sold. Service fee income increased by $153,000 in 1998, led largely by increased fees collected for use of the Company's ATMs by account holders of other financial institutions. Other noninterest income included an additional $100,000 in 1998 from earnings on official checks processed through a third-party servicer. Higher outstanding balances carried with the servicer, resulting primarily from increased mortgage banking activity, produced higher income for the year.
   Noninterest income increased $394,000 during 1997 as compared to 1996. The growth in noninterest income during 1997 was primarily driven by an increase in fees charged for services of $262,000, reflecting expansion of the Company's deposit base. Recognition of the increase in cash surrender value on life insurance contracts, covering certain executive officers, of $201,000 during 1997 also contributed to the growth in noninterest income.

NONINTEREST EXPENSE
   Noninterest expense primarily consists of costs associated with personnel, occupancy and equipment, data processing and marketing. The Company's noninterest expense for 1998 totalled $15.4 million, representing an increase of $1.7 million or 12.1% over 1997.
   Salaries and employee benefits, the largest component of noninterest expense, increased from $6.8 million during 1997 to $7.7 million during 1998. The increase was primarily attributable to higher staffing levels attained in the latter half of 1997 as part of corporate expansion efforts during 1997 and in anticipation of increased activity in 1998. While the number of employees on staff at December 31, 1998 remained essentially unchanged as compared to December 31, 1997, the number of average full-time equivalents

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

employed during the year increased from 190 in 1997 to 213 in 1998, accounting for approximately $675,000 in additional costs. Costs associated with salaries and employee benefits increased further as a result of normal equity and merit pay increases awarded during the year. Salaries as a percentage of total operating income (net interest income plus noninterest income) remained relatively constant, measuring 33.2% for 1998 as compared to 32.6% in 1997.
   Occupancy and equipment expenses, recorded net of rental income, grew $644,000, or 26.2%, during 1998. The increase was attributable to the recognition of a full year's costs associated with branch expansion initiatives completed in 1997, as well as to the ongoing expenses necessary to keep pace with rapid technological advances. Data processing costs also increased $182,000 due to a larger customer base and the addition of PC banking in mid-1997 to the Bank's product line of available services.
   These increases in salaries and benefits, occupancy and equipment and data processing were mitigated by moderate decreases in marketing, cash management services, professional fees and net expense on other real estate owned.
   Noninterest expense for 1997 totalled $13.7 million and represented an increase over 1996 of 13.6% or $1.6 million. The increase was primarily driven by continued corporate expansion. Expansion initiatives during 1997 included the addition of three full-service branch facilities and the expansion of the Company's mortgage banking operations. As a result, salaries and benefits increased from $5.7 million in 1996 to $6.8 million during 1997. The Company employed a total of 227 employees at December 31, 1997 versus 185 employees at December 31, 1996. In addition, the Company incurred an increase in occupancy and equipment expenses of $546,000 during 1997 as a result of the expansion of its branch network.
   Growth in noninterest expense during 1997 was mitigated by a decline in the Company's FDIC insurance premium of $575,000. The decline reflected the $486,000 special, one-time FDIC assessment levied in 1996 to recapitalize the Savings Association Insurance Fund.

INCOME TAXES
   Income tax expense was $2.5 million in 1998 and $2.4 million in 1997 and 1996. The 1998 effective tax rate was 34.9%, down from 36.1% for 1997 and 38.9% for 1996. The decrease from 1996 to 1998 was the result of changes in state tax laws which now permit, on a fully phased-in basis, the exclusion of interest income on U.S. Treasury securities and certain other debt obligations. The changes in state tax laws, however, now subject the Company, on a fully phased-in basis, to personal property taxes, which are included in other noninterest expense.


REVIEW OF FINANCIAL CONDITION


CASH AND DUE FROM BANKS
   Cash and due from banks represents cash on hand, cash on deposit with other banks and cash items in process of collection. As a result of the Company's cash management services provided to large, sophisticated corporate customers (which includes cash concentration activities and processing coin and currency transactions), cash balances may be higher than industry averages for banks of a similar asset size.

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

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

The components of the investment portfolio at December 31 were as follows:

----------------------------------------------------------------------------------------------------------------------
                                   1998                           1997                          1996
----------------------------------------------------------------------------------------------------------------------
                                                SECURITIES                    SECURITIES                    SECURITIES
                                 INVESTMENT     AVAILABLE-     INVESTMENT     AVAILABLE-     INVESTMENT     AVAILABLE-
(DOLLARS IN THOUSANDS)           SECURITIES      FOR-SALE       SECURITIES      FOR-SALE      SECURITIES     FOR-SALE
----------------------------------------------------------------------------------------------------------------------

U. S. Treasury securities           $53,978      $    --         $62,952       $    --         $36,968       $    --
Collateralized mortgage
  obligations and mortgage-backed
  securities (a)                        802            6             504             7           1,312           173
Securities of U.S. Government
  sponsored agencies                 19,002           --           1,515           499           1,515         2,531
Trust preferred stock                    --        9,103              --            --              --            --
Municipal securities                     --           --              --           200              --           700
Investment in Federal Home
  Loan Bank Stock                        --        1,125              --           968              --           950
                                    ----------------------------------------------------------------------------------
                                    $73,782      $10,234         $64,971       $ 1,674         $39,795       $ 4,354
                                    ----------------------------------------------------------------------------------

(a) The entire balance is issued and guaranteed by U.S. Government sponsored agencies.

   The investment portfolio increased $17.4 million from December 31, 1997 to December 31, 1998. The increase represented purchases of U.S. Treasury securities, with maturities of two years, totalling $15.0 million, purchases of trust preferred stock totalling $9.3 million and purchases of agency securities totalling $22.8 million. Maturities and repayments of U.S. Treasury securities and agency securities totalled $29.8 million during 1998. There were no securities sold during 1998, 1997 or 1996.
   The amortized cost, estimated fair values and weighted average yield of debt securities at December 31, 1998, by maturities, are shown below. Mortgage-backed securities are categorized by their estimated maturities based upon the most recent monthly prepayment factors, which may change. All other debt securities are categorized based on contractual maturities.

                                          INVESTMENT SECURITIES                  SECURITIES AVAILABLE-FOR-SALE
--------------------------------------------------------------------------------------------------------------------   CURRENT
                                               UNREALIZED                                  UNREALIZED                  WEIGHTED
                                AMORTIZED   ---------------    ESTIMATED     AMORTIZED   -------------    ESTIMATED    AVERAGE
(DOLLARS IN THOUSANDS)            COST      GAINS    LOSSES    FAIR VALUE      COST      GAINS  LOSSES    FAIR VALUE   YIELD(a)
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
  securities:
   Due one year or less         $38,985   $   241       $--     $39,226         $--       $--     $--         $--         6.63%
   Due after one
    through five years           14,993       162        --      15,155          --        --      --          --         6.16
Trust preferred stock:
   Due after ten years               --        --        --          --       9,152        15      64       9,103         7.35
Mortgage-backed
  securities:
   Due after one
    through five years               --        --        --          --           5         1      --           6         8.10
   Due after ten years              802         2         3         801          --        --      --          --         6.11
Securities of U.S.
  Government
  sponsored agencies:
   Due after one
    through five years           19,002       124        --      19,126          --        --      --          --         6.02
                                -----------------------------------------------------------------------------------------------
                                $73,782   $   529   $     3     $74,308     $ 9,157   $    16     $64   $   9,109         6.72%
                                -----------------------------------------------------------------------------------------------

(a) Tax equivalent weighted yield.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary


ANALYSIS OF LOANS
   The table below represents a breakdown of loan balances of the Company at December 31.

---------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                             1998       1997       1996       1995       1994
---------------------------------------------------------------------------------------------------
Commercial                                     $ 49,841   $ 37,519   $ 30,517   $ 29,275   $ 24,819
Real estate-development and construction (a)    111,868    110,413    112,838     89,877     72,857
Real estate-mortgage:
   Residential                                    9,950     11,078     11,897     12,726     13,383
   Commercial                                    16,280     21,146     14,470      9,108     10,251
Consumer:
   Retail (b)                                    85,146     84,039     67,731     49,225     40,354
   Credit card                                    1,694      1,639      1,543      1,527      1,432
                                               ----------------------------------------------------
     Total loans                               $274,779   $265,834   $238,996   $191,738   $163,096
                                               ----------------------------------------------------

(a) At December 31, 1998, 1997, 1996, 1995, and 1994 loans to individuals for constructing primary personal residences represented $14,119, $15,895, $10,780, $16,071 and $18,631, respectively.

(b) Primarily loans secured by the borrowers' principal residences in the form of home equity lines of credit and second mortgages.

   During 1998, the Company faced accelerated consumer refinancing activity and intense competition for new loans with regard to pricing and credit terms. Throughout this period, management believes it remained cautious and maintained conservative underwriting standards. As a result, however, loan growth during 1998 was considerably less than during prior years. Specifically, total loans increased $8.9 million during the year ended December 31, 1998, representing a 3.4% increase. Commercial loans, inclusive of commercial mortgages, exhibited the strongest growth during 1998, increasing $7.5 million as compared to December 31, 1997. Real estate development and construct ion loans and retail loans, primarily second mortgages and home equity lines of credit, increased $1.5 million and $1.1 million, respectively, and reflected refinancing activity and intensified competition. These increases were mitigated by a decrease in residential mortgage loans of $1.1 million.
   The following table summarizes the Company's exposure resulting from loan concentrations in its loan portfolio. Loan concentrations result when loans are made to a number of borrowers engaged in similar activities which may be similarly impacted by economic or other conditions. This table presents the Company's credit concentration to borrowers involved in residential real estate development and/or construction as of December 31, 1998. There were no other loan concentrations exceeding 10% of gross loans as of December 31, 1998.

                                                                       TOTAL
                    (DOLLARS IN THOUSANDS)                           PRINCIPAL
------------------------------------------------------------------------------
                    Loans receivable                                  $ 97,987
                    Unused credit lines                                 62,236
                    Letters of credit (a)                               14,714
                                                                      --------
                                                                      $174,937
                                                                      ========


(a)  Includes letters of credit totalling $6,115 which are secured by cash.

   The following table shows the contractual maturities and interest rate sensitivities of loans of the Company at December 31, 1998, exclusive of nonaccrual loans totalling $3.0 million. Some loans may include contractual installment payments which are not reflected in the table until final maturity. In addition, the Company's experience indicates that a significant number of loans will be extended or repaid prior to contractual maturity. Consequently, the table is not intended to be a forecast of future cash repayments.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

                                                                 MATURING
                           -----------------------------------------------------------------------------------
                            IN ONE YEAR OR LESS      AFTER 1 THROUGH 5 YEARS     AFTER 5 YEARS
--------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)        FIXED    VARIABLE        FIXED    VARIABLE        FIXED     VARIABLE     TOTAL
--------------------------------------------------------------------------------------------------------------
Commercial                 $  1,241   $ 31,292       $  8,146   $  7,513        $  1,071   $    484   $ 49,747
Real estate-construction     14,532     93,028            976        656            --         --      109,192
Real estate-mortgage          2,092        946          4,896      9,050           7,556      1,646     26,186
Consumer                      7,411      2,306          9,074      4,159           7,178     56,531     86,659
                           -----------------------------------------------------------------------------------
                           $ 25,276   $127,572       $ 23,092   $ 21,378        $ 15,805   $ 58,661   $271,784
                           -----------------------------------------------------------------------------------

   The following table provides information concerning nonperforming assets and past-due loans at December 31.

---------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                1998      1997      1996     1995      1994
---------------------------------------------------------------------------------
Nonperforming loans:
   Nonaccrual loans (a)             $2,995    $  599    $3,851   $1,051     $ 679
Other real estate owned              4,043     4,622       448       89     1,731
                                    ---------------------------------------------
   Total nonperforming assets       $7,038    $5,221    $4,299   $1,140    $2,410
                                    ---------------------------------------------
Loans past-due 90 days or more       $  63     $  63     $  59   $  141    $  479
                                    ---------------------------------------------

(a) Loans are placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of all interest and/or principal is in doubt. Management may grant a waiver from nonaccrual status for a 90-day past-due loan which is both well secured and in the process of collection. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current.

    The largest component of nonperforming assets at December 31, 1998 was the Company's portfolio of other real estate owned totalling $4.0 million. At December 31, 1998 other real estate owned included the following properties:

o A residential development project consisting of 78 single family and 121 townhouse building lots with a carrying value of $3.8 million. The Company has entered into a contract with an independent third-party contractor to manage the completion of development work. In addition, 52 single family and 60 townhouse lots are under contract of sale with a takedown schedule which runs through March 2001. The remaining lots are being marketed for sale.

o A construction project consisting of a 24 unit residential condominium building with a carrying value of $129,000. At December 31, 1998, 21 of the 24 units had been sold. The remaining three units are under contract of sale, with anticipated settlements prior to March 31, 1999.

o A construction project consisting of one residential condominium building pad site with a carrying value of $158,000. The property is currently under contract of sale.

   Nonaccrual loans totalled $3.0 million at December 31, 1998 and consisted primarily of a single residential construction relationship totalling $2.2 million, which was paid subsequent to December 31, 1998 with full recovery of principal and interest and substantial recovery of collection expenses. Nonaccrual loans also included five other residential development and construction loans totalling $513,000, a commercial loan carried at $56,000 and seven home equity lines of credit and second mortgages totalling $125,000.
   A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past-due. The Company generally considers a period of delay in payment to include delinquency up to 90 days.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), the Company measures impaired loans (i) at the present value of expected future cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding provision for credit losses.
   SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment. The Company's impaired loans are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are generally placed in nonaccrual status on the earlier of the date that management determines that the collection of interest and/or principal is in doubt or the date that principal or interest is 90 days or more past-due.
   Impaired loans at December 31, 1998 totalled $2.8 million. All of these impaired loans were on nonaccrual status at December 31, 1998 and all were collateral dependent loans. Collateral dependent loans are measured based on the fair value of the collateral. There were no impaired loans at December 31, 1998 with an allocated valuation allowance. An impaired loan is charged-off when the loan, or a portion thereof, is considered uncollectible.


OTHER EARNING ASSETS
   Residential mortgage loans originated for sale increased from $6.6 million at December 31, 1997 to $17.4 million at December 31, 1998. This growth was due to increased mortgage banking activity, representing a combination of the expansion of mortgage banking capabilities by the Company as well as a favorable interest rate environment. Federal funds sold increased $15.1 million as compared to December 31, 1997, totalling $17.1 million at December 31, 1998, as the growth in deposits and borrowings outpaced the growth in loans and investments.

DEPOSIT ANALYSIS
   The following table sets forth the average deposit balances and average rates paid on deposits during the years ended December 31.

---------------------------------------------------------------------------------------------------------------
                                                    1998                     1997                  1996
---------------------------------------------------------------------------------------------------------------
                                            AVERAGE     AVERAGE       AVERAGE     AVERAGE    AVERAGE   AVERAGE
(DOLLARS IN THOUSANDS)                      BALANCE       RATE        BALANCE       RATE     BALANCE     RATE
---------------------------------------------------------------------------------------------------------------
Total noninterest-bearing deposits          $ 55,863        --%     $ 46,876         --%     $ 36,785      --%
Interest-bearing deposits:
   NOW accounts                               35,768      1.51        29,474       2.07        25,479    2.04
   Savings accounts                           45,660      3.15        45,415       3.43        44,022    3.22
   Money market accounts                      40,499      3.12        39,149       3.14        34,860    3.15
   Certificates of deposit                   147,789      5.28       122,737       5.46        92,125    5.44
                                            -------------------------------------------------------------------
   Total interest-bearing deposits           269,716      4.10       236,775       4.27       196,486    4.10
                                            -------------------------------------------------------------------
     Total deposits                         $325,579      3.39%     $283,651       3.56%     $233,271    3.45%
                                            -------------------------------------------------------------------

   Total deposits increased $26.0 million during the year ended December 31, 1998. The aggregate growth in deposits during 1998 was primarily attributable to growth in certificates of deposit totalling $8.8 million and growth in NOW accounts totalling $11.9 million. This growth was the product of the continued penetration of the Bank's market, especially considering the recent branch expansion in 1997. As a result of the continued penetration of its core market, Howard County, Maryland, the Bank's market share (defined as total deposits in the Bank's Howard County branches divided by total deposits in all financial institutions in Howard County and based on data collected by the FDIC as of June 30th of each year) grew from 13% at June 30, 1997 to 14% at June 30, 1998.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

   The following table provides the maturities of certificates of deposit of the Company in amounts of $100,000 or more at December 31. The Company had no brokered deposits as of December 31, 1998, 1997 or 1996.


--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                          1998          1997          1996
--------------------------------------------------------------------------------

Maturing in:
   3 months or less                          $10,019       $ 5,864       $ 4,336
   Over 3 months through 6 months              6,663         3,629         2,659
   Over 6 months through 12 months             7,218         5,681         2,728
   Over 12 months                              2,657         3,823         2,427
                                             -----------------------------------
                                             $26,557       $18,997       $12,150
                                             -----------------------------------


SHORT-TERM BORROWINGS
   Short-term borrowings consist of short-term promissory notes issued to certain qualified investors and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB"). The short-term promissory notes are in the form of commercial paper, reprice daily and have maturities of 270 days or less. Short-term borrowings from the FHLB outstanding during 1998, 1997 and 1996 repriced daily, had maturities of one year or less and could have been prepaid without penalty.
   The table below presents certain information with respect to short-term borrowings at December 31:

--------------------------------------------------------------------------------
(dollars in thousands)                              1998       1997        1996
--------------------------------------------------------------------------------

Amount outstanding at year-end:
   Short-term promissory notes                   $27,012    $20,725     $12,127
   Borrowings from FHLB                               --      3,000      18,000
Weighted average interest rate at year-end:
   Short-term promissory notes                       4.4%       5.1%        4.8%
   Borrowings from FHLB                               --        6.5         6.7
Maximum outstanding at any month-end:
   Short-term promissory notes                   $29,573    $22,831     $15,369
   Borrowings from FHLB                           17,500     18,500      18,000
Average outstanding:
   Short-term promissory notes                    24,357     18,177      12,090
   Borrowings from FHLB                            4,081      9,477       3,884
Weighted average interest rate during the year:
   Short-term promissory notes                       4.7%       4.8%        4.4%
   Borrowings from FHLB                              5.6        5.3         4.8

LONG-TERM BORROWINGS
   At December 31, 1998, the Company had three long-term advances from the FHLB totalling $20 million, with fixed rates of interest ranging from 4.64% To 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the company has the option of terminating the advance at that time, without penalty.

LIQUIDITY
   Liquidity describes the ability of the Company to meet financial obligations, including lending commitments and contingencies, that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the customers of the Company, as well as to meet current and planned expenditures.
   The Company's major source of liquidity ("financing activities" as used in the Consolidated Statements of Cash Flows) is its deposit base. At December 31, 1998, total deposits were $339.3 million. Core deposits, defined as all deposits except certificates of deposit of $100,000 or more, totalled $312.8 million or 92.2%

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

of total deposits. Also, the Bank, as a member of the FHLB, has the ability to utilize established credit as an additional source of liquidity. Collateral must be pledged to the FHLB before advances can be obtained. At December 31, 1998, outstanding advances from the FHLB totalled $20.0 million. The Bank's approved credit line was $45.0 million. However, the Bank had sufficient collateral to borrow up to $93.6 million. Borrowings above the approved credit limit require special approval of the FHLB. In addition, liquidity is provided by the Company's overnight investment in federal funds sold. At December 31, 1998, federal funds sold totalled $17.1 million.

MARKET RISK AND INTEREST RATE SENSITIVITY
   The market risk associated with financial instruments and derivative financial and commodity instruments is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. Interest rate risk is the exposure of the Company's earnings and capital arising from changes in interest rates. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same degree, or on the same basis. In addition, as rates change, the fair value of assets and liabilities, and correspondingly, the Company's capital, change. Given the potential exposure, management actively monitors and manages its interest rate risk.
   The Asset/Liability Management Committee of the Board of Directors (the "ALCO") oversees the Company's management of interest rate risk. The objective of the management of interest rate risk is to optimize net interest income during periods of volatile as well as stable interest rates while maintaining a balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the Company's liquidity, asset and earnings growth, and capital adequacy goals. Critical to the managment of this process is the ALCO's interest rate program, designed to manage interest rate sensitivity (gap management) and balance sheet mix and pricing (spread management). Gap management represents those actions taken to measure and monitor rate sensitive assets and rate sensitive liabilities. Spread management requires managing investments, loans, and funding sources to achieve an acceptable spread between the Company's return on its earning assets and its cost of funds.
   Currently, the Company does not believe that the use of derivative financial or commodity instruments and hedging strategies is appropriate in the management of its interest rate risk. Since the Company is not exposed to significant market risk from trading activities, does not utilize hedging strategies and/or off-balance-sheet management strategies, and does not have an asset and liability structure with meaningful optionability (i.e., assets and liabilities which may prepay or extend given changes in interest rates), the ALCO relies primarily on analyses of the Company's interest sensitivity gap position (i.e., interest-earning assets less interest-bearing liabilities) and internal budgets to assess interest rate risk exposure.
   The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1998 and the Company's interest sensitivity gap. A positive sensitivity gap for any time period indicates that more interest-earning assets will mature or reprice during that time period than interest-bearing liabilities. The Company's goal is generally to maintain a reasonably balanced cumulative interest sensitivity gap position for the period of one year or less in order to mitigate the impact of changes in interest rates on liquidity, interest margins and corresponding operating results. During periods of rising interest rates, a short-term positive interest sensitivity gap position would generally result in an increase in net interest income, and during periods of falling interest rates, a short-term positive interest sensitivity gap position would generally result in a decrease in net interest income.
   The Company has managed its interest rate risk primarily through the origination of variable rate loans. At December 31, 1998, $220.2 million of the total loan portfolio, or 80.2%, represented variable rate loans. Of this amount, $215.8 million were loans tied to the prime rate of interest, which generally reprice either immediately upon the change in the prime rate of interest or during the month following a change. As the following table indicates, the strategy of emphasizing variable rate lending results in a positive cumulative interest sensitivity gap for all periods. While the Company believes its cumulative interest sensitivity gap position is currently at a satisfactory level, the positive interest sensitivity gap position, coupled with the decline

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

in the prime rate of 75 basis points during the fourth quarter of 1998, put additional downward pressure on the Company's net interest margin during the fourth quarter and will continue to do so until liabilities have been substantially repriced (i.e. when certificate accounts mature). There can be no assurances that the Company will maintain the current interest sensitivity gap position. Future movement of interest rates up or down is an uncertainty and could impact the earnings of the Company.
   It is important to note that the table represents the static gap position for interest sensitive assets and liabilities at December 31, 1998. The table does not give effect to prepayments or extensions of loans as a result of changes in general market rates. And, while the table does indicate the opportunities to reprice assets and liabilities within certain time frames, it does not account for timing differences which occur during periods of repricing. For example, changes to deposit rates tend to lag in a rising rate environment and lead in a falling rate environment. Also, the table does not account for the core deposit relationship with customers which might suggest that the balances of NOW, savings, and money market accounts totalling $128.9 million are less sensitive than interest-bearing liabilities maturing in three months or less.

                                                                     INTEREST SENSITIVITY PERIOD
------------------------------------------------------------------------------------------------------------------------------
                                                             AFTER 3
                                                             THROUGH              AFTER 1                 AFTER 2
                                   LESS THAN                   12                 THROUGH                 THROUGH
(DOLLARS IN THOUSANDS)            3 MONTHS        WAR (a)    MONTHS    WAR (a)    2 YEARS     WAR (a)     3 YEARS     WAR (a)
------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold               $ 17,099         5.0%  $     --       --%      $   --         --%      $   --        --%
  Investment securities              11,999         6.4     30,986      6.3       29,995        6.0           --        --
  Securities available-for-sale       7,213         6.2         --       --           --         --            6       8.1
  Residential mortgages
   originated for sale               17,387         6.6         --       --           --         --           --        --
  Loans (b):
   Commercial                        39,547         8.9        983      9.1        1,278        9.3        1,120       9.1
   Real estate - development
    and construction                100,806         9.2      7,410      8.6          754        9.6          222       9.1
   Real estate - mortgage:
    Residential                         577         8.5      1,901      8.1          418        7.5          976       9.3
    Commercial                        9,904         9.4      1,199      7.3        1,199        9.0           65       9.0
   Retail                            44,735         8.4      3,823      9.0        5,812        9.2        7,174       9.3
   Credit card                           --          --      1,695     14.9           --         --           --        --
                                   -------------------------------------------------------------------------------------------
   Total interest-earning assets    249,267         8.3     47,997      7.3       39,456        6.8        9,563       9.3
                                   -------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                      43,268         1.2         --       --           --         --           --        --
   Savings accounts                  45,415         2.7         --       --           --         --           --        --
   Money market accounts             40,183         3.1         --       --           --         --           --        --
   Certificates of deposit           56,817         4.9     65,027      5.2       23,942        5.6        2,182       5.2
  Short-term borrowings              27,012         4.4         --       --           --         --           --        --
  Long-term borrowings                   --          --         --       --           --         --           --        --
                                   -------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities                     212,695         3.3     65,027     5.2        23,942        5.6        2,182       5.2
                                   -------------------------------------------------------------------------------------------
  Interest sensitivity gap         $ 36,572              $ (17,030)          $    15,514            $      7,381
                                   -------------------------------------------------------------------------------------------
  Cumulative interest
   sensitivity gap                 $ 36,572              $  19,542           $    35,056            $     42,437
                                   -------------------------------------------------------------------------------------------
  Cumulative interest
   sensitivity gap ratio                8.6%                   4.6%                  8.2%                    9.9%
                                   -------------------------------------------------------------------------------------------

(a) Weighted average rate at December 31, 1998, presented on a fully-taxable equivalent basis.

(b) Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totalling $3.0 million.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

                                                                        INTEREST SENSITIVITY PERIOD
------------------------------------------------------------------------------------------------------------------------------------
                                      AFTER 3                  AFTER 4
                                      THROUGH                  THROUGH                AFTER                                   FAIR
(DOLLARS IN THOUSANDS)                 4 YEARS    WAR (a)      5 YEARS     WAR (a)    5 YEARS   WAR (a)     TOTAL     WAR (a) VALUE
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold                $    --        --%      $     --      --%       $  --      --%       $ 17,099     5.0% $  17,099
  Investment securities                  --        --             --      --          802      6.8         73,782     6.2     74,308
  Securities available-for-sale          --        --          3,015      8.3          --      --          10,234     6.8     10,234
  Residential mortgages
   originated for sale                   --        --             --      --           --      --          17,387     6.6     17,387
  Loans (b):
   Commercial                           2,972     8.8          2,777      9.0       1,070      8.2         49,747     8.9     50,040
   Real estate - development
    and construction                     --        --             --      --           --      --         109,192     9.2    109,462
   Real estate - mortgage:
    Residential                           174     8.2            300      8.1       5,560      8.2          9,906     8.3     10,828
    Commercial                             70     9.0          1,849      9.0       1,994      8.7         16,280     9.1     16,378
   Retail                               9,241     9.1          6,618      9.0       7,561      8.4         84,964     8.7     84,374
   Credit card                           --        --             --      --           --      --           1,695    14.9      1,697
                                    -----------------------------------------------------------------------------------------------
   Total interest-earning assets       12,457     9.0         14,559      8.8      16,987      8.3        390,286     8.1    391,807
                                    -----------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                          --        --             --      --           --      --          43,268     1.2     43,268
   Savings accounts                      --        --             --      --           --      --          45,415     2.7     45,415
   Money market accounts --              --        --             --      --           --      --          40,183     3.1     40,183
   Certificates of deposit                968     5.7          1,162      4.9          --      --         150,098     5.2    151,910
  Short-term borrowings                  --        --             --      --           --      --          27,012     4.4     27,012
  Long-term borrowings                   --        --         20,000      5.3          --      --          20,000     5.3     20,058
                                    -----------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities                           968     5.7         21,162      5.3          --      --         325,976     4.0    327,846
                                    ------------------------------------------------------------------------------------------------
   Interest sensitivity gap         $  11,489              $  (6,603)             $16,987                $ 64,310
                                    ----------------------------------------------------------------------------
Cumulative interest
  sensitivity gap                   $  53,926              $  47,323              $64,310
                                    ------------------------------------------------------
Cumulative interest
  sensitivity gap ratio                  12.6%                  11.1%                15.0%
                                    ------------------------------------------------------

(a) Weighted average rate at December 31, 1998, presented on a fully-taxable equivalent basis.

(b) Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totalling $3.0 million.

   The analysis provided in the table above includes the following significant assumptions: Fixed-rate loans and investments other than mortgage-backed securities are scheduled by contractual maturity, and variable-rate loans and investments other than mortgage-backed securities are scheduled by repricing date. Mortgage-backed securities are scheduled according to estimated maturity based upon the most recent monthly prepayment factors, which may change. Residential mortgage loans originated for sale are scheduled based on their expected sale dates, generally 10 to 14 days after settlement. Due to their liquid nature, the entire balance of NOW, savings and money market accounts is assumed to be immediately sensitive. Long-term advances from the FHLB are scheduled according to their conversion option date.

CAPITAL RESOURCES AND ADEQUACY
   Total stockholders' equity was $38.4 million at December 31, 1998, representing an increase of $4.0 million or 11.5% from December 31, 1997. The growth of stockholders' equity during 1998 was primarily

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

attributable to the earnings of the Company of $4.7 million less cash dividends declared on common stock of $1.3 million. The exercise of stock options and warrants contributed approximately $770,000 to total stockholders' equity. In addition, in November 1998, the Board of Directors of the Company approved a stock repurchase program which authorized the repurchase of up to 400,000 shares of the Company's common stock, subject to applicable laws and regulations. Through December 31, 1998, the Company had repurchased and retired 12,000 shares at prices ranging from $15.88 to $16.75 which reduced total stockholders' equity by $196,000.

   The Federal Reserve Board has adopted risk-based guidelines for bank holding companies. As of December 31, 1998, the minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) was 8.0%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other intangibles and making various other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and limited amounts of credit loss reserves ("Tier 2 capital"). The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other intangible assets. The Federal Reserve Board also has adopted a minimum leverage ratio (Tier 1 capital to average assets) of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1.0% to 2.0% higher for holding companies that do not have the highest rating or that are undertaking major expansion programs. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.
   The tables below present the Company's capital position relative to its various minimum statutory and regulatory capital requirements at December 31, 1998.

                                                                                           TIER 1 LEVERAGE RATIO
----------------------------------------------------------------------------------------------------------------------
                                                                                                          PERCENT OF
(DOLLARS IN THOUSANDS)                                                                  AMOUNT          AVERAGE ASSETS
----------------------------------------------------------------------------------------------------------------------
Tier 1 capital (a)                                                                     $ 38,282                9.0%
Tier 1 leverage ratio requirement                                                        12,767                3.0
                                                                                       ---------------------------
Excess                                                                                 $ 25,515                6.0%
                                                                                       ---------------------------
Quarterly average total assets                                                         $425,555
                                                                                       --------


                                                                                         RISK-BASED CAPITAL RATIO
----------------------------------------------------------------------------------------------------------------------
                                                                                                          PERCENT OF
                                                                                                        RISK-WEIGHTED
(DOLLARS IN THOUSANDS)                                                                  AMOUNT             ASSETS
----------------------------------------------------------------------------------------------------------------------
Tier 1 capital (a)                                                                     $ 38,282               11.5%
Risk-based Tier 1 capital requirement                                                    13,323                4.0
                                                                                       ---------------------------
Excess                                                                                 $ 24,959                7.5%
                                                                                       ---------------------------
Tier 1 capital (a)                                                                     $ 38,282               11.5%
Tier 2 capital (b)                                                                        3,965                1.2
                                                                                       ---------------------------
Total risk-based capital                                                                 42,247               12.7
Risk-based capital requirements                                                          26,647                8.0
                                                                                       ---------------------------
Excess                                                                                 $ 15,600                4.7%
                                                                                       ---------------------------
Risk-weighted assets                                                                   $333,084
                                                                                       --------
(a) TIer 1 Capital is comprised of the following at December 31, 1998
      GAAP capital                                                              $38,354
      Less intangible assets                                                       (101)
      Add unrealized losses on securities available-for-sale, net of taxes           29
                                                                                -------
                                                                                $38,282
                                                                                -------

(b) Tier 2 capital is comprised of the allowance for credit losses, limited to 1.25% of risk-weighted assets.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

YEAR 2000 READINESS DISCLOSURE
   The following information represents "Year 2000 Readiness Disclosure" in conformance with the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998.
   The Company, like all businesses, faces a very real challenge regarding the use of technology subsequent to the turn of the century. Specifically, many of today's computer programs are not capable of properly recognizing years after 1999. If left uncorrected, the programs could fail or provide inaccurate results. This Year 2000 issue is critically important to the Company, as well as many other businesses, given the significant reliance on computers and related software ("IT Systems") and other equipment which contain embedded microcontrollers ("Non-IT Systems"), such as elevators, HVAC systems and machinery.
   In 1997, the Company adopted a Year 2000 Action Plan (the "Plan"). The Plan identifies the process by which the Company will address Year 2000 issues. The process is systematic and includes the following phases: awareness, assessment, renovation, validation, and implementation. Senior management is responsible for implementation of the Plan and reports progress on a regular basis to the Board of Directors. Substantial completion of the Company's Year 2000 efforts was accomplished by December 31, 1998.
   As of the date of this report, the Company has completed the assessment phase of the Plan and is in various stages of the renovation, validation and implementation phases. Specifically, IT Systems and Non-IT Systems (collectively, "Systems") have been inventoried and evaluated for Year 2000 compliance. Systems which are not yet Year 2000 compliant are in the process of either renovation or replacement. In addition, all Systems have been risk-rated in order to identify those which are "mission critical" to the ongoing operation of the Company. Since the Company relies heavily on independent third-party technology companies to provide the bulk of its Systems' support and service, it is working closely with these service providers to ensure each has adopted plans to address Year 2000 issues and is progressing in accordance with their plan. The Company has no internally developed software nor any unique hardware which require customized renovation.

   Identified below are several of the "mission critical" Systems and their current status:

o Data processing - The Company's data processing is provided by a large national service bureau which provides similar services to over 700 banks across the country. The vendor has adopted a formal plan to address Year 2000 issues. Management is closely monitoring the vendor's progress. In October 1998, the Company converted to the vendor's data processing platform system which utilizes a four digit date field. The platform system is expected to be Year 2000 compliant essentially in its current form. The vendor is in the process of testing and certifying the system as Year 2000 compliant and anticipates completing such in February 1999.

o Transaction processing - The Company processes transactions on-site and transmits the related information to its data processing service provider daily. Hardware associated directly with this process has been confirmed Year 2000 compliant and software currently in use has been renovated to process utilizing a four digit date. Management expects completion of testing and validation prior to March 31, 1999.

o Internal wide-area network - The Company utilizes a wide-area network to provide connectivity among its various locations and to allow employees access to internal information. An assessment of hardware utilized throughout the network has been completed and all hardware identified as not Year 2000 compliant has been scheduled for replacement in the normal course of business prior to June 30, 1999. Management expects completion of testing and validation prior to March 31, 1999.

o Federal Reserve - The Company interfaces on a daily basis with the Federal Reserve to settle balances owed and balances due based upon activity. The Federal Reserve has completed renovation of the software used in this process and the first phase of on-site testing has been completed. Additional testing is scheduled for completion prior to March 31, 1999.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary

o Telecommunications and Utilities - The Company's ability to electronically transmit and receive data to and from its data processing service provider and others is entirely dependent upon its local and long distance phone companies. In addition, all of the Company's facilities are supplied power by the local gas and electric company. As of the date of this report, the phone companies and the utilities have responded to the Company's inquiries indicating that they are addressing the issues involved and expect compliance by mid-year 1999.

o Product and Services Automated Delivery Channels - These devices include primarily the Company's Automated Teller Machine Network, Telephone Banking system and Home Banking (personal computer) software. Upgrades to these devices necessary to become Year 2000 compliant have been completed and confirmed compliant.

o Non-IT Systems - The bulk of the Year 2000 concerns regarding Non-IT Systems relate to the Company's banking and office facilities, whether owned or leased. Systems involved include primarily heating and air conditioning units, elevators and security systems, including but not limited to burglar and fire alarms, video cameras, time locks, etc. The Company is currently working with third-party vendors and landlords to confirm that all applicable Non-IT Systems will function without interruption with the turn of the century.

   Through December 31, 1998, the costs incurred by the Company related to Year 2000 efforts have been incurred primarily in the normal course of business with ordinary upgrade of IT Systems in order to maintain pace with technological advances. Costs associated with the replacement and/or upgrade of systems specifically as a result of Year 2000 have totalled $78,000 to date and are primarily related to the upgrade of ATMs and the replacement of Telephone Banking systems. Because the Company has neither customized software nor hardware, no programming costs have been incurred. As the Company continues to pursue Year 2000 compliance, total costs could range to $200,000, much of which will be capitalized in the normal course of business with the continued purchases of advanced technology.
   While the risks associated with the Company's Year 2000 efforts are numerous, the Company believes that the "most reasonably likely worst case scenario" involves temporary interruption of telecommunication or utility services. Recognizing the possibility of a disruption in telecommunication services, the Company has developed a contingency plan which will require the delivery of critical transaction data in paper form to its data processing service provider in Milwaukee, Wisconsin. The Company's data processing service provider has the capability to capture and process the data and produce the required reports accordingly. In addition, the Company will process in an off-line mode and employ the standard off-line procedures for security purposes. In the event that utility services are unavailable, the Company will close facilities that are not functional and will open at a minimum its Ellicott City, MD facility which is supported by a diesel generator. The facility is centrally located within the Company's branch network and also houses the Company's data processing department which supports various critical functions.
   Given the progress to date and additional available resources, it is unlikely that the Company's data processing platform system will not be Year 2000 compliant upon the turn of the century. Regardless, the Company has developed a contingency plan which primarily involves manual processing and posting of transaction activity based upon year-end information downloaded and saved immediately prior to December 31, 1999.
   In addition to recognizing and addressing Year 2000 issues associated with the Company's internal IT and Non-IT systems, the Company recognizes that Year 2000 may have a potential operational and/or financial impact on commercial customers and, correspondingly, their ability to meet their financial obligations to the Company. In response, the Company has incorporated procedures to evaluate the potential impact of Year 2000 on commercial customers and the manner in which they are addressing the issues. These procedures have been applied in the Company's underwriting practices and also have been expanded to include large corporate depositors of the Company in order to mitigate potential liquidity risk. To further mitigate risk, the Company has attempted to keep all customers informed of its Year 2000 efforts through information provided in a special Year 2000 brochure mailed to all customers, the Company's customer newsletter and information available through the Company's internet site.

                                     (LOGO)
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                         Columbia Bancorp and Subsidiary


RECENT ACCOUNTING DEVELOPMENTS
   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. It is effective for all fiscal quarters or fiscal years beginning after June 15, 1999. Initial application of the Statement should be as of the beginning of an entity's fiscal quarter. On that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application is encouraged. While the Company has not completed its analysis of SFAS No. 133 and has not made a decision regarding timing of adoption, management does not believe that adoption will have a material effect on the financial position or results of operations of the Company based on its current use of derivative instruments.

                                     (LOGO)
                          INDEPENDENT AUDITORS' REPORT
                         Columbia Bancorp and Subsidiary


The Board of Directors and Stockholders
Columbia Bancorp:

   We have audited the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbia Bancorp and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ KPMG LLP


January 21, 1999
Baltimore, MD

                                     (LOGO)

                      CONSOLIDATED STATEMENTS OF CONDITION

                         Columbia Bancorp and Subsidiary

                           December 31, 1998 and 1997

-------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                                         1998         1997
-------------------------------------------------------------------------------------
   ASSETS
   Cash and due from banks (note 2)                            $ 15,430     $ 13,497
   Federal funds sold                                            17,099        2,014
   Investment securities--fair value $74,308 in 1998
     and $65,150 in 1997 (note 3)                                73,782       64,971
   Securities available-for-sale (note 3)                        10,234        1,674
   Residential mortgage loans originated for sale                17,387        6,557
   Loans (notes 4 and 5):
     Commercial                                                  49,841       37,519
     Real estate - development and construction                 111,868      110,413
     Real estate - mortgage:
        Residential                                               9,950       11,078
        Commercial                                               16,280       21,146
     Retail, principally residential equity lines of credit      85,146       84,039
     Credit card                                                  1,694        1,639
                                                                --------------------
        Total loans                                             274,779      265,834
        Less:
          Unearned income, net of origination costs                 366          640
          Allowance for credit losses                             3,965        3,632
                                                                --------------------
          Loans, net                                            270,448      261,562
   Other real estate owned (notes 4 and 6)                        4,043        4,622
   Property and equipment, net (note 7)                           8,616        9,125
   Prepaid expenses and other assets (notes 8 and 13)            10,296        9,429
                                                                --------------------
          Total assets                                         $427,335     $373,451
                                                                --------------------
   LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
     Noninterest-bearing demand deposits                       $ 60,372     $ 56,584
     Interest-bearing deposits:
        Savings and checking                                    128,866      115,443
        Certificates of deposit:
          Under $100,000                                        123,541      122,333
          $100,000 and over                                      26,557       18,997
                                                                --------------------
          Total deposits                                        339,336      313,357
   Short-term borrowings (note 14)                               27,012       23,725
   Long-term borrowings (note 15)                                20,000           --
   Accrued expenses and other liabilities                         2,633        1,984
                                                                --------------------
          Total liabilities                                     388,981      339,066
                                                                --------------------
   Stockholders' equity (notes 11, 12, 17 and 18):
     Common stock, $.01 par value per share; authorized
        9,550,000 shares; outstanding 4,561,650 and 4,400,330
        shares at December 31, 1998 and 1997, respectively           46           44
     Additional paid-in capital                                  23,491       22,919
     Retained earnings                                           14,846       11,423
     Accumulated other comprehensive income                         (29)          (1)
                                                                --------------------
          Total stockholders' equity                             38,354       34,385
   Commitments and contingent liabilities (notes 9 and 10)
                                                                --------------------
          Total liabilities and stockholders' equity           $427,335     $373,451
                                                                --------------------

   SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     (LOGO)
                      CONSOLIDATED STATEMENTS OF INCOME AND

                              COMPREHENSIVE INCOME

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS EXCEPT PER-SHARE DATA)                1998       1997        1996
--------------------------------------------------------------------------------------------
Interest income:
  Loans                                                     $ 27,768    $ 26,742   $ 23,447
  Federal funds sold                                             712         193        375
  Investment securities                                        4,448       3,259      2,000
                                                            --------------------------------
     Total interest income                                    32,928      30,194     25,822
                                                            --------------------------------
Interest expense:
  Deposits                                                    11,195      10,094      8,049
  Borrowings                                                   1,823       1,379        720
                                                            --------------------------------
     Total interest expense                                   13,018      11,473      8,769
                                                            --------------------------------

     Net interest income                                      19,910      18,721     17,053
Provision for credit losses                                      659         663        621
                                                            --------------------------------
     Net interest income after provision
       for credit losses                                      19,251      18,058     16,432
                                                            --------------------------------
Noninterest income:
  Fees charged for services                                    1,380       1,227        965
  Gains and fees on sales of mortgage loans, net of costs      1,268         356        483
  Other                                                          776         599        340
                                                            --------------------------------
     Total noninterest income                                  3,424       2,182      1,788
                                                            --------------------------------
Noninterest expense:
  Salaries and employee benefits                               7,749       6,815      5,743
  Occupancy, net (notes 9 and 16)                              1,885       1,420      1,104
  Equipment                                                    1,217       1,038        808
  Data processing                                                780         598        573
  Marketing                                                      540         544        479
  Cash management services                                       338         413        473
  Professional fees                                              361         392        274
  Net expense (income) on other real estate
     owned (note 6)                                              (38)        134         11
  Deposit insurance                                              126         112        687
  Stationery and supplies                                        369         324        261
  Postage                                                        244         209        189
  Equity in net loss of limited partnerships                    --          --           87
  Other                                                        1,813       1,723      1,392
                                                            --------------------------------
     Total noninterest expense                                15,384      13,722     12,081
                                                            --------------------------------
     Income before income taxes                                7,291       6,518      6,139
Income tax provision (note 13)                                 2,545       2,350      2,387
                                                            --------------------------------
     Net income                                                4,746       4,168      3,752
Other comprehensive income net of tax-
  unrealized gain (loss) on securities
     available-for-sale                                          (28)          7         40
                                                            --------------------------------
     Comprehensive income                                   $  4,718    $  4,175   $  3,792
                                                            --------------------------------
Net income per common share:
  Basic                                                     $   1.05    $    .96   $    .87
  Diluted                                                       1.03         .91        .83
                                                            --------------------------------

   SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     (LOGO)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 1998, 1997 and 1996

-------------------------------------------------------------------------------------------------------
                                                                          ACCUMULATED
                                                ADDITIONAL                   OTHER          TOTAL
                                       COMMON     PAID-IN    RETAINED    COMPREHENSIVE   STOCKHOLDERS'
   (DOLLARS IN THOUSANDS)               STOCK     CAPITAL    EARNINGS       INCOME         EQUITY
-------------------------------------------------------------------------------------------------------
   Balance December 31, 1995,
    as previously reported            $     21   $ 22,577    $  5,514    $    (48)       $ 28,064
   Two-for-one common
    stock split-up (note 1)                 22       --           (22)       --              --
                                      -----------------------------------------------------------------
   Balance December 31, 1995,
    as adjusted                             43     22,577       5,492         (48)         28,064
   Cash dividends declared
    on common stock                       --         --          (903)       --              (903)
   Exercise of options for
    4,502 shares of common stock          --           22        --          --                22
   Net income                             --         --         3,752        --             3,752
   Other comprehensive
    income items                          --         --          --            40              40
                                      -----------------------------------------------------------------
   Balance December 31, 1996                43     22,599       8,341          (8)         30,975
   Cash dividends declared
    on common stock                       --         --        (1,086)       --            (1,086)
   Exercise of options for
    139,236 shares of common stock           1        636        --          --               637
   Exercise of warrants for
    15,800 shares of common stock         --           72        --          --                72
   Common stock exchanged
    (25,346 shares)                       --         (744)       --          --              (744)
   Tax benefit of
    nonqualified stock
    options exercised                     --          356        --          --               356
   Net income                             --         --         4,168        --             4,168
   Other comprehensive
    income items                          --         --          --             7               7
                                      -----------------------------------------------------------------
   Balance December 31, 1997                44     22,919      11,423          (1)         34,385
   Cash dividends declared
    on common stock                       --         --        (1,323)       --            (1,323)
   Exercise of options for
    37,320 shares of common stock            1        151        --          --               152
   Exercise of warrants for
    136,000 shares of common stock           1        617        --          --               618
   Purchase of 12,000 shares
    of common stock                       --         (196)       --          --              (196)
   Net income                             --         --         4,746        --             4,746
   Other comprehensive
    income items                          --         --          --           (28)            (28)
                                      -----------------------------------------------------------------
   Balance December 31, 1998          $     46   $ 23,491    $ 14,846    $    (29)       $ 38,354
                                      -----------------------------------------------------------------

   SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     (LOGO)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                                    1998         1997         1996
--------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                             $   4,746    $   4,168    $   3,752
  Adjustments to reconcile net income
     to net cash provided by (used in)
     operating activities:
       Depreciation and amortization                         1,126        1,049          781
       Amortization of loan fee income                      (1,681)      (2,017)      (2,391)
       Provision for credit losses                             659          663          621
       Provision for losses on other real estate owned          30           46            9
       Gains and fees on sales of mortgage loans,
         net of costs                                       (1,268)        (356)        (483)
       Gains on sales of other assets                          (15)         (16)          (4)
       Equity in net loss of limited partnerships             --           --             87
       Proceeds from sales of residential
         mortgage loans originated for sale                158,988       51,863       47,871
       Disbursements for residential mortgage
         loans originated for sale                        (168,550)     (56,513)     (47,894)
       Loan fees deferred, net of origination costs          1,407        1,535        2,464
       Increase in prepaid expenses and other assets          (642)        (420)      (1,097)
       Increase (decrease) in accrued expenses
         and other liabilities                                 591          441          (51)
                                                         -----------------------------------

         Net cash provided by (used in)
            operating activities                            (4,609)         443        3,665
                                                         -----------------------------------
Cash flows provided by (used in) investing activities:
  Loan disbursements in excess of
     principal repayments                                  (12,959)     (28,850)     (52,748)
  Loan purchases                                            (4,459)      (5,408)      (5,329)
  Loan sales                                                 7,814        3,021       10,096
  Purchases of investment securities                       (37,829)     (35,957)     (28,468)
  Purchases of securities available-for-sale                (9,309)         (18)        --
  Proceeds from maturities and principal
     repayments of investment securities                    29,056       10,812       13,458
  Proceeds from maturities and principal
     repayments of securities available-for-sale               702        2,709        6,285
  Additions to other real estate owned                      (1,770)        (430)        --
  Sales of other real estate owned                           2,653          273           80
  Proceeds from investments in limited partnerships           --           --            363
  Purchases of property and equipment                         (754)      (2,489)      (1,907)
  Disposals of property and equipment                          112            2           35
  Purchase of life insurance                                  --           (895)      (2,835)
  Increase in cash surrender value of life insurance          (204)        (178)         (25)
                                                         -----------------------------------
         Net cash used in investing activities             (26,947)     (57,408)     (60,995)
                                                         -----------------------------------

                                                                     (CONTINUED)

                                     (LOGO)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 1998, 1997 and 1996

---------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                           1998        1997        1996
---------------------------------------------------------------------------------------------
   Cash flows provided by (used in)
     financing activities:
        Net increase in deposits                             $ 25,979    $ 58,717    $ 36,478
        Increase (decrease) in short-term borrowings            3,287      (6,402)     14,828
        Increase in long-term borrowings                       20,000        --          --
        Cash dividends distributed on common stock             (1,266)     (1,035)       (859)
        Net proceeds (disbursements) from stock options
          and warrants exercised and common
          stock exchanged                                         770         (35)         22
        Purchase of common stock                                 (196)       --          --
                                                             --------------------------------
          Net cash provided by financing activities            48,574      51,245      50,469
                                                             --------------------------------
   Net increase (decrease) in cash and
     cash equivalents                                          17,018      (5,720)     (6,861)
   Cash and cash equivalents at beginning of year              15,511      21,231      28,092
                                                             --------------------------------
   Cash and cash equivalents at end of year                  $ 32,529    $ 15,511    $ 21,231
                                                             --------------------------------
   Supplemental information:
     Interest paid on deposits and borrowings                $ 12,808    $ 11,389    $  8,748
     Income taxes paid                                          2,845       2,165       2,910
     Transfers of loans to other real estate owned                334       4,063         448
                                                             --------------------------------

   SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     (LOGO)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         Columbia Bancorp and Subsidiary
                        December 31, 1998, 1997 and 1996

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

BASIS OF PRESENTATION
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgements that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for credit losses and other real estate owned, management prepares fair value analyses and obtains independent appraisals as necessary. Management believes that the allowance for credit losses is sufficient to address the risks in the current loan portfolio. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowances for credit losses and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.
   All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.
   Certain amounts for 1997 and 1996 have been reclassified to conform to the presentation for 1998.

INVESTMENT SECURITIES
   The Company classifies its securities as trading securities, investment securities or securities available-for-sale. The Company has no trading securities. Investment securities are debt securities which the Company has the intent and ability to hold until maturity. All other securities are classified as securities available-for-sale. Investment securities are recorded at cost, adjusted for amortization of premium and accretion of discount. Securities available-for-sale are recorded at their fair value and unrealized holding gains or losses, net of the related tax effect, are excluded from earnings and reported as an item of other comprehensive income until realized. Transfers of securities between categories are recorded at fair value on the date of the transfer. The accumulated unrealized holding gains or losses on debt securities at the time of a transfer from securities available-for-sale to investment securities are amortized into earnings over the remaining life of the security as an adjustment to yield.
   A decline in the market value of any security which is deemed other than temporary is charged to earnings, resulting in a new cost basis for the security. Gains and losses on sales of securities are determined on a specific identification basis; purchases and sales of securities are recognized on a trade-date basis.

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary
FEDERAL FUNDS SOLD
   Federal funds sold are carried at cost which approximates market and are generally sold for one-day periods.

RESIDENTIAL MORTGAGE LOANS ORIGINATED FOR SALE
   Residential mortgage loans originated for sale are carried at the lower of cost or the committed sale price, determined on an individual basis.

LOANS RECEIVABLE
   Loans are stated at the amount of unpaid principal reduced by unearned income and the allowance for credit losses. Unearned income consists of commitment and origination fees, net of origination costs. Loans are placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of interest and/or principal in doubt. Management may grant a waiver from nonaccrual status for a 90-day past-due loan which is both well secured and in the process of collection. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current.
   A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past-due. The Company generally considers a period of delay in payment to include delinquency up to 90 days.
   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), the Company measures impaired loans (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding provision for credit losses.
   SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment. The Company's impaired loans are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status. The Company recognizes interest income for impaired loans consistent with its method for nonaccrual loans. Specifically, interest payments received are normally applied to principal.
   The Company provides for credit losses through the establishment of an allowance for credit losses by provisions charged against earnings. The factors considered by management in determining the adequacy of the allowance for losses include the historical relationships among loans outstanding; credit loss experience and the current level of the allowance; a continuing evaluation of nonperforming loans and loans classified as having the potential for further deterioration taking into consideration collateral value and the financial strength of the borrowers and guarantors; and a continuing evaluation of the present and future economic environment. The allocated valuation allowance, if any, is included in the Company's allowance for credit losses. An impaired loan is charged-off when the loan, or a portion thereof, is considered uncollectible.

REAL ESTATE PROPERTIES ACQUIRED IN SATISFACTION OF LOANS
   Real estate properties acquired in satisfaction of loans are reported in other real estate owned and are recorded at the lower of cost or estimated fair value on their acquisition dates and at the lower of such initial amount or estimated fair value less selling costs thereafter. Subsequent write-downs are included in noninterest expense, along with operating income and expenses of such properties, and gains or losses realized upon disposition.

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

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

INCOME TAXES
   The Company and its subsidiary file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based upon consideration of available evidence, including tax planning strategies and other factors.

PER SHARE DATA AND NET INCOME PER COMMON SHARE
   In May 1998, the Board of Directors declared a two-for-one stock split-up in the form of a 100% stock dividend which was distributed to stockholders in June 1998. Share and per share data presented in the consolidated financial statements and notes thereto have been adjusted, where appropriate, to give retroactive effect to this distribution.
   Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all potentially dilutive common shares outstanding during the period. The dilutive effects of options and warrants, discussed in notes 11 and 12, and their equivalents are computed using the treasury stock method.
   Information relating to the calculations of earnings per common share is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------------------------------------------
                                             1998                      1997                    1996
--------------------------------------------------------------------------------------------------------------------
                                      BASIC       DILUTED      BASIC        DILUTED       BASIC      DILUTED
--------------------------------------------------------------------------------------------------------------------
Net income used in EPS
   computation                     $4,745,523   $4,745,523   $4,167,531   $4,167,531   $3,751,882   $3,751,882
                                   ----------------------------------------------------------------------------------
Weighted average
   shares outstanding               4,529,052    4,529,052    4,325,512    4,325,512    4,294,132    4,294,132
Dilutive securities                      --         98,872         --        259,686         --        225,792
                                   ----------------------------------------------------------------------------------
Adjusted weighted average shares
   used in EPS computation          4,529,052    4,627,924    4,325,512    4,585,198    4,294,132    4,519,924
                                   ----------------------------------------------------------------------------------

Net income per common share        $     1.05   $     1.03   $      .96    $     .91    $     .87    $     .83
                                   ----------------------------------------------------------------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

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

COMPREHENSIVE INCOME
    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and presentation of comprehensive income and its components in financial statements. Comprehensive income includes all changes in stockholders' equity during a period, except those relating to investments by and distributions to stockholders. The Company's comprehensive income consists of net earnings and unrealized gains and losses on securities available-for-sale and is presented in the statements of income and comprehensive income. Accumulated other comprehensive income is displayed as a separate component of stockholders' equity. The Statement requires additional disclosures in the consolidated financial statements but does not affect the Company's financial position or results of operations.

NOTE 2    RESTRICTIONS ON CASH AND DUE FROM BANKS

   The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 1998 and 1997, the required reserve balances were $5,810,000 and $3,310,000, respectively.
   The Bank is also required to maintain a compensating balance with the servicer of its credit card operation. The balance is calculated periodically based upon activity. At December 31, 1998 and 1997, the required compensating balances were $113,040 and $110,440, respectively.

NOTE 3    INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE


   The amortized cost and estimated fair values of investment securities and securities available-for-sale at December 31, 1998 were as follows:

---------------------------------------------------------------------------------------
                                                     GROSS       GROSS
                                        AMORTIZED UNREALIZED  UNREALIZED  ESTIMATED
(DOLLARS IN THOUSANDS)                    COST       GAINS      LOSSES   FAIR VALUE
---------------------------------------------------------------------------------------
Investment securities:
   U. S. Treasury securities           $53,978       $403          $--    $54,381
   Federal agency securities            19,002        124          --      19,126
   Mortgage-backed securities              802          2           3         801
                                       ------------------------------------------------

     Total                             $73,782       $529         $ 3     $74,308
                                       ------------------------------------------------

Securities available-for-sale:
   Trust preferred stock               $ 9,152       $ 15         $64     $ 9,103
   Mortgage-backed securities                5          1          --           6
   Investment in Federal Home Loan
     Bank stock                          1,125         --          --       1,125
                                       ------------------------------------------------

     Total                             $10,282       $ 16         $64     $10,234
                                       ------------------------------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

   The amortized cost and estimated fair values of investment securities and securities available-for-sale at December 31, 1997 were as follows:

--------------------------------------------------------------------------------------
                                                     GROSS       GROSS
                                        AMORTIZED UNREALIZED  UNREALIZED  ESTIMATED
(DOLLARS IN THOUSANDS)                    COST       GAINS      LOSSES   FAIR VALUE
--------------------------------------------------------------------------------------
Investment securities:
   U. S. Treasury securities           $62,952       $202         $ 3     $63,151
   Federal agency securities             1,515         --          16       1,499
   Collateralized mortgage obligations     504         --           4         500
                                      ------------------------------------------------

     Total                             $64,971       $202         $23     $65,150
                                      ------------------------------------------------

Securities available-for-sale:
   Federal agency securities            $  500        $--         $ 1      $  499
   Mortgage-backed securities                7         --          --           7
   Municipal securities                    200         --          --         200
   Investment in Federal Home Loan
     Bank stock                            968         --          --         968
                                      ------------------------------------------------
     Total                             $ 1,675        $--         $ 1     $ 1,674
                                      ------------------------------------------------

   The Company is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid balance of the Company's residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from the FHLB, whichever is greater.
   The amortized cost and estimated fair values of nonequity investment securities and securities available-for-sale at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.


-----------------------------------------------------------------------------------------

                                               1998                   1997
-----------------------------------------------------------------------------------------
                                        AMORTIZED  ESTIMATED   AMORTIZED  ESTIMATED
(DOLLARS IN THOUSANDS)                    COST    FAIR VALUE     COST    FAIR VALUE
-----------------------------------------------------------------------------------------
Investment securities:
   Due in one year or less               $42,985     $43,226     $28,504    $28,541
   Due after one year through five years  29,995      30,281      35,963     36,109
   Collateralized mortgage obligations
     and mortgage-backed securities          802         801         504        500
                                         ------------------------------------------------

        Total                            $73,782     $74,308     $64,971    $65,150
                                         ------------------------------------------------

Securities available-for-sale:
   Due in one year or less                  $ --        $ --      $  700     $  699
   Due after ten years                     9,152       9,103          --         --
   Mortgage-backed securities                  5           6           7          7
                                         ------------------------------------------------

        Total                            $ 9,157     $ 9,109      $  707     $  706
                                         ------------------------------------------------

   There were no sales of investment securities or securities available-for-sale during 1998 or 1997. At December 31, 1998, investment securities and securities available-for-sale with an aggregate book value and fair value of $16,289,000 and $16,433,000, respectively, were pledged as collateral, primarily for FHLB borrowings.

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

NOTE 4    NONPERFORMING ASSETS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT LOSSES


   Nonperforming assets and loans past-due 90 days or more but not in nonaccrual status were as follows at December 31:

---------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                  1998                  1997
---------------------------------------------------------------------------------------
Nonaccrual loans                                      $2,995                $  599
Other real estate owned                                4,043                 4,622
                                                      ---------------------------------
     Total nonperforming assets                       $7,038                $5,221
                                                      ---------------------------------
Loans past-due 90 days or more                         $  63                 $  63
                                                      ---------------------------------

   At December 31, 1998, other real estate owned included a land development project consisting of 199 residential building lots with a carrying value of $3.8 million, 3 units in a residential condominium building with a carrying value of $129,000, and a residential condominium building site with a carrying value of $158,000. The land development project is being completed under the direction of the Company. At December 31, 1998, 112 lots were under contract, for settlement through March 2001, and the remainder of the project is being marketed for sale. The residential condominium units and building site were also under contracts of sale at December 31, 1998.
   At December 31, 1998, nonaccrual loans consisted primarily of a single residential construction relationship totalling $2.2 million, which was paid subsequent to December 31, 1998 with full recovery of principal and interest and substantial recovery of collection expenses. Nonaccrual loans also included five other residential development and construction loans totalling $513,000, a commercial loan carried at $56,000 and seven home equity lines of credit and second mortgages totalling $125,000.
   Impaired loans totalled $2.8 million and $443,000 at December 31, 1998 and 1997, respectively, and were all collateral dependent loans. There were no impaired loans at December 31, 1998 or 1997 with an allocated valuation allowance.
   The average recorded investment in impaired loans, the amounts of income recognized, and the amounts of income recognized on a cash basis were as follows during the years ended December 31:

---------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                        1998          1997          1996
---------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                 $846          $285        $1,345
Interest income recognized during impairment                    --            --            54
Interest income recognized on a cash basis during impairment    --             3            52
                                                              -------------------------------------


   An analysis of the allowance for credit losses is summarized as follows for the years ended December 31:

---------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                               1998          1997          1996
---------------------------------------------------------------------------------------------------
Balance at beginning of year                        $3,632        $3,293        $2,929
Provision charged to expense                           659           663           621
Charge-offs                                           (344)         (365)         (308)
Recoveries                                              18            41            51
                                                    -----------------------------------------------

Balance at end of year                              $3,965        $3,632        $3,293
                                                    -----------------------------------------------

Ratio of allowance to loans, net of unearned income   1.45%         1.37%         1.38%
                                                    -----------------------------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

NOTE 5    RELATED PARTY TRANSACTIONS

   The Bank has made loans to certain of its executive officers and directors. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The following schedule summarizes changes in amounts of loans outstanding to executive officers and directors for the years ended December 31:

--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                      1998          1997          1996
--------------------------------------------------------------------------------
Balance at beginning of year              $ 3,415       $2,258        $2,597
  Additions                                 1,838        2,750         2,984
  Repayments                               (2,022)      (1,593)       (3,323)
                                          --------------------------------------
Balance at end of year                    $ 3,231       $3,415        $2,258
                                          --------------------------------------

NOTE 6    OTHER REAL ESTATE OWNED


   Net expense (income) on other real estate owned is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                     1998          1997          1996
--------------------------------------------------------------------------------

Net gain on sales                         $(167)        $ (49)         $ (1)
Operating expenses                           99           137             3
Provision for losses                         30            46             9
                                          --------------------------------------
Net expense (income)                      $ (38)         $134           $11
                                          --------------------------------------

   Interest capitalized on a construction project carried in other real estate owned totalled $156,000 in 1998. No interest was capitalized in 1997 or 1996.

NOTE 7    PROPERTY AND EQUIPMENT


   Property and equipment consisted of the following at December 31:


--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                  1998            1997
--------------------------------------------------------------------------------

Land                                                 $ 2,070         $ 2,070
Buildings and leasehold improvements                   5,869           5,714
Furniture and equipment                                5,219           4,834
Software                                                 466             377
Automobiles                                               70             104
                                                     ---------------------------
                                                      13,694          13,099
Less accumulated depreciation and amortization         5,078           3,974
                                                     ---------------------------
                                                     $ 8,616         $ 9,125
                                                     ---------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

NOTE 8    PREPAID EXPENSES AND OTHER ASSETS


   Prepaid expenses and other assets consisted of the following at December 31:

--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                  1998           1997
--------------------------------------------------------------------------------

Accrued interest receivable                          $ 3,016         $2,857
Net deferred tax asset                                 1,674          1,518
Cash surrender value of life insurance                 4,138          3,934
Other                                                  1,468          1,120
                                                     ---------------------------
                                                     $10,296         $9,429
                                                     ---------------------------


NOTE 9    COMMITMENTS AND CONTINGENT LIABILITIES

   The Company occupies office space under lease agreements expiring at various dates to 2017. A summary of the noncancellable payments due under these leases is as follows at December 31, 1998 (in thousands):

                    1999                                 $1,000
                    2000                                    970
                    2001                                    850
                    2002                                    721
                    2003                                    545
                    After 2003                            3,841
                                                         ------
                                                         $7,927
                                                         ------

   The lease amounts represent minimum rentals, excluding property taxes, operating expenses or percentage rent which the Company may be obligated to pay. Rental expense was $1,123,000, $844,000 and $622,000 in 1998, 1997, and 1996,
respectively.
   The Company utilizes a third party servicer to provide data processing services under terms of an agreement which expires in October 2004. Data processing costs are based upon account and transaction volume and currently approximate $70,000 monthly.
   The Company is also party to legal actions which are routine and incidental to its business. In management's opinion, the outcome of these matters will not have a material effect on the financial statements of the Company.


NOTE 10 FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

   The Company is party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of customers. These financial instruments include commitments to extend credit, available credit lines and standby letters of credit.

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

   Credit risk is the possibility of sustaining a loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit. The Company's exposure to credit risk is represented by the contractual amounts of those financial instruments. The Company applies the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the financial instruments with off-balance-sheet credit risk at December 31 is as follows:



--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                  1998             1997
--------------------------------------------------------------------------------
Commitments to extend credit and available
  credit lines:
     Commercial                                     $ 29,008         $ 28,126
     Real estate - development and construction       96,183           95,467
     Real estate - residential mortgage                5,038            1,015
     Retail, principally home equity lines of credit  37,803           32,814
     Credit card                                       5,937            6,841
                                                    ----------------------------
                                                     173,969          164,263
Standby letters of credit                             15,519           14,588
Limited recourse on mortgage loans sold                4,156            5,766
                                                    ----------------------------
                                                    $193,644         $184,617
                                                    ----------------------------


   The Company evaluates the creditworthiness of each customer on an individual basis. The amount of collateral obtained, if deemed necessary, upon the extension of credit is based on management's evaluation of the counterparty. Collateral obtained varies but may include: accounts receivable; inventory; property, plant and equipment; deposits held in financial institutions; other marketable securities; residential real estate; and, income producing commercial properties.
   Commitments to extend credit are agreements to extend credit to a customer so long as there is no violation of any contractual condition. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Historically, many of the commercial and retail commitments expire without being fully drawn, and the total commitment amounts therefore do not necessarily represent future cash requirements. Real estate development and construction commitments represent advances to be made based on established draw schedules. Due to the short-term nature and rapid turnover of the real estate development and construction portfolio, cash requirements are generally satisfied by principal repayments from sales of properties being financed. Most of the loans resulting from these commitments are variable rate loans.
   Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. Credit lines generally have fixed expiration dates or other termination clauses. Since many of the credit lines are expected to expire without being fully drawn, the available amounts do not necessarily represent future cash requirements. Available commercial credit lines generally do not extend for more than 12 months. Available development and construction credit lines generally do not extend for more than 24 months. Second mortgages and home equity credit lines generally extend for a period of 15 years and are reviewed annually. The majority of loans related to commercial and home equity lines of credit carry variable rates of interest.
   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. It is not likely that the letters of credit will be called because they principally guarantee the completion of development and construction work to be funded, subsequent to inspection, by scheduled loan advances issued by the Company on related loans.
   Limited recourse on mortgage loans sold relates to contractual provisions under which the Company may be required to repurchase loans sold in the normal course of business which fail to perform in accordance with the provisions of the related mortgages during a specified period (generally the first six months or less). Management believes these arrangements represent insignificant exposure to the Company.

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

   A concentration of credit risk exists with borrowers whose principal occupation is residential real estate development and/or construction. Loans, unused credit lines, and letters of credit to such borrowers totalled approximately $98.0 million, $62.2 million and $14.7 million, respectively, at December 31, 1998. Generally, these extensions of credit are secured by the real estate under development and/or construction. Management believes that its underwriting practices, specifically collateral requirements, mitigate the Company's exposure.

NOTE 11   EMPLOYEE BENEFITS

PROFIT SHARING PLAN
   Retirement benefits are provided to employees meeting certain age and service eligibility requirements through a profit sharing plan with a cash or deferral arrangement qualifying under Section 401(k) of the Internal Revenue Code, as amended. Matching contributions made to the plan by the Company totalled $181,000 in 1998, $151,000 in 1997 and $130,000 in 1996.

DEFERRED COMPENSATION PLAN
   The Company has a nonqualified deferred compensation arrangement for selected senior officers. Amounts paid under this plan will be partially or fully recovered through single premium life insurance policies purchased on the lives of the participants. The Company's matching contribution and interest credited to participant accounts totalled $45,000 in 1998, $83,000 in 1997 and $32,000 in 1996.

STOCK OPTION PLANS
   The Company has stock option award arrangements which provide for the granting of options to acquire common stock to directors and key employees. Option prices are equal to or greater than the market price of the common stock at the date of the grant. Employee options are not exercisable prior to one year from the date of grant. Thereafter, employee options are generally exercisable to the extent of 25%, 50%, 75% and 100% after one, two, three and four years, respectively, from the date of grant. Director options may be exercised at any time after the date of grant. Options expire ten years after the date of grant.
   Information with respect to stock options is as follows for the years ended December 31:

----------------------------------------------------------------------------------------
                                 1998               1997                1996
----------------------------------------------------------------------------------------
                                    WEIGHTED           WEIGHTED            WEIGHTED
                                     AVERAGE            AVERAGE             AVERAGE
                                    EXERCISE           EXERCISE            EXERCISE
                           SHARES     PRICE   SHARES     PRICE    SHARES     PRICE
----------------------------------------------------------------------------------------
Outstanding at
   beginning of year      193,200   $ 6.57   299,658     $ 4.74   304,160     $4.75
Exercised                 (37,320)    4.58  (139,236)      4.58    (4,502)     4.81
Granted                   118,350    16.89    32,800      14.81       --         --
Forfeited                  (2,732)   16.40       (22)      4.55       --         --
                          --------------------------------------------------------------
Outstanding at
   end of year            271,498   $11.24   193,200     $ 6.57   299,658     $4.74
                          --------------------------------------------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

   A summary of information about stock options outstanding at December 31, 1998 is as follows:


                                      OPTIONS
                                    OUTSTANDING
-----------------------------------------------------------------------
                                           WEIGHTED    OPTIONS
                                            AVERAGE   EXERCISABLE
                    EXERCISE               REMAINING  -----------
                    PRICE       SHARES   LIFE (YEARS)   SHARES
-----------------------------------------------------------------------
                  $ 4.55       56,452         2.9       56,452
                    4.83       40,160         4.8       40,160
                    5.00        9,440         5.0        9,440
                    6.25        1,210         1.2        1,210
                    6.82       15,686          .6       15,686
                   11.00       12,000         8.2        3,000
                   16.88      103,000         9.1       16,000
                   17.00       33,550         9.5       19,900
                              -----------------------------------------
                              271,498         6.3      161,848
                              -----------------------------------------

   At December 31, 1998, 1997 and 1996, options to purchase 161,848, 160,400 and 289,618 shares of the Company's common stock, respectively, were exercisable at weighted average prices of $7.74, $4.89 and $4.74, respectively.
   The per share weighted average fair value of options granted during 1998 and 1997 were $7.68 and $6.76, respectively. These values were estimated using the Black-Scholes option pricing model and the following assumptions:


-----------------------------------------------------------------------
                                                 1998        1997
-----------------------------------------------------------------------
                    Dividend yield               1.65%       1.75%
                    Expected volatility         35.93%      36.79%
                    Risk-free interest rate      5.60%       5.49%
                    Expected lives            10 years    10 years

   The option prices were equal to the market prices of the common stock at the date of grant for all options granted in 1998 and 1997, and accordingly, no compensation expense related to options was recognized. If the Company had applied a fair value-based method to recognize compensation cost for the options granted, net income and net income per common share would have been changed to the following pro forma amounts for the years ended December 31:



--------------------------------------------------------------------------
                    (DOLLARS IN THOUSANDS,
                    EXCEPT PER SHARE DATA)         1998        1997
--------------------------------------------------------------------------

                    Net income                    $4,521      $4,156
                                                  ------------------------
                    Net income per common share:
                      Basic                       $ 1.00       $ .96
                      Diluted                        .98         .91
                                                  ------------------------

NOTE 12   WARRANTS

   Warrants to acquire 136,000 shares of common stock at $4.55 per share were outstanding and exercisable at December 31, 1997. These warrants were exercised during 1998.

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

NOTE 13   INCOME TAXES

   The provision for income taxes was composed of the following for the years ended December 31:



-------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                     1998          1997           1996
-------------------------------------------------------------------------------
Current:
     Federal                             $2,458        $2,182         $2,265
     State                                  243           479            497
                                        ---------------------------------------
                                          2,701         2,661          2,762
Deferred:
     Federal                               (129)         (255)          (308)
     State                                  (27)          (56)           (67)
                                        ---------------------------------------
                                           (156)         (311)          (375)
                                        ---------------------------------------
                                         $2,545        $2,350         $2,387
                                        ---------------------------------------


   The types of temporary differences that give rise to significant portions of the net deferred tax asset were as follows at December 31:



------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                  1998          1997
------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for credit losses                        $1,412        $1,290
   Deferred compensation                                 133           156
   Deposits                                               80            59
   Other                                                  87            51
                                                      ------------------------
        Total deferred tax assets                      1,712         1,556
Deferred tax liabilities -
   Federal Home Loan Bank stock dividends                 38            38
                                                      ------------------------
     Net deferred tax asset (included in prepaid
        expenses and other assets)                    $1,674        $1,518
                                                      ------------------------

   A reconciliation between the provision for income taxes and the amount computed by multiplying income before income taxes by the federal income tax rate of 34% is as follows for the years ended December 31:

------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                       1998          1997           1996
------------------------------------------------------------------------------------------------
Tax at federal statutory rate                               $2,479        $2,216         $2,087
State income taxes, net of federal income tax benefit          143           279            284
Other                                                          (77)         (145)            16
                                                           -------------------------------------
                                                            $2,545        $2,350         $2,387
                                                           -------------------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

NOTE 14   SHORT-TERM BORROWINGS

   Short-term borrowings consist of short-term promissory notes issued to certain qualified investors and borrowings from the FHLB. The short-term promissory notes are in the form of commercial paper, reprice daily and have maturities of 270 days or less. Short-term borrowings from the FHLB reprice daily, have maturities of one year or less and may be prepaid without penalty. Information with respect to short-term borrowings at December 31 is as follows:



--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                          1998         1997          1996
--------------------------------------------------------------------------------
Amount outstanding at year-end:
   Short-term promissory notes               $27,012      $20,725       $12,127
   Borrowings from FHLB                           --        3,000        18,000
Weighted average interest rate at year-end:
   Short-term promissory notes                   4.4%         5.1%          4.8%
   Borrowings from FHLB                           --          6.5           6.7
Maximum outstanding at any month-end:
   Short-term promissory notes               $29,573      $22,831       $15,369
   Borrowings from FHLB                       17,500       18,500        18,000
Average outstanding:
   Short-term promissory notes                24,357       18,177        12,090
   Borrowings from FHLB                        4,081        9,477         3,884
Weighted average interest rate during the year:
   Short-term promissory notes                   4.7%         4.8%          4.4%
   Borrowings from FHLB                          5.6          5.3           4.8

NOTE 15   LONG-TERM BORROWINGS

   At December 31, 1998, the Company had three long-term advances from the FHLB totalling $20 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

NOTE 16   NET OCCUPANCY EXPENSE

   Net occupancy expense is comprised of the following for the years ended December 31:



--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                    1998          1997           1996
--------------------------------------------------------------------------------
Occupancy expense                       $2,074        $1,599         $1,272
Rental income                             (189)         (179)          (168)
                                        ----------------------------------------
Net occupancy expense                   $1,885        $1,420         $1,104
                                        ----------------------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

NOTE 17   DIVIDENDS AND COMMON STOCK

   As a depository institution whose deposits are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC. As a commercial bank under the Maryland Financial Institution Law, the Bank may declare cash dividends from undivided profits or, with the prior approval of the Commissioner of Financial Regulation, out of surplus in excess of 100% of its required capital stock, and after providing for due or accrued expenses, losses, interest and taxes.
   The Company and the Bank, in declaring and paying dividends, are also limited insofar as minimum capital requirements of regulatory authorities must be maintained. The Company and the Bank comply with such capital requirements.
   Dividends declared per share on the Company's common stock were $.29, $.25 and $.21 for the years ended December 31, 1998, 1997 and 1996, respectively.
    As further described in note 1, all per share amounts have been restated to reflect the two-for-one stock split-up in the form of a 100% stock dividend paid in June 1998.
   On December 22, 1998, the Board of Directors of the Bank authorized a cash dividend of $365,000 to be paid to the Company on January 15, 1999. In addition, on December 22, 1998, the Board of Directors of the Company declared an $.08 per share cash dividend to shareholders of common stock of record on January 4, 1999, payable January 15, 1999.
   At December 31, 1998, the Company was authorized to repurchase up to 388,000 shares of the Company's common stock, pursuant to the Company's stock repurchase program approved in November 1998. During the year ended December 31, 1998, the Company repurchased and retired 12,000 shares at an average price of $16.31 per share.


NOTE 18   REGULATORY MATTERS

   The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting procedures. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

   Regulatory capital amounts and ratios for the Company and the Bank are as follows:

                                                                  MINIMUM           TO BE WELL
                                                                REQUIREMENTS      CAPITALIZED UNDER
                                                                 FOR CAPITAL      PROMPT CORRECTIVE
                                                 ACTUAL       ADEQUACY PURPOSES   ACTION PROVISION
------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                      AMOUNT     RATIO   AMOUNT   RATIO      AMOUNT      RATIO
------------------------------------------------------------------------------------------------------
December 31, 1998
Total capital (to risk-weighted assets):
   Consolidated                             $42,247     12.7% $26,647     8.0%     $33,308     10.0%
   The Columbia Bank                         40,030     12.0   26,656     8.0       33,319     10.0
Tier 1 capital (to risk-weighted assets):
   Consolidated                              38,282     11.5   13,323     4.0       19,985      6.0
   The Columbia Bank                         36,067     10.8   13,328     4.0       19,991      6.0
Tier 1 capital (to average assets):
   Consolidated                              38,282      9.0   17,022     4.0       21,278      5.0
   The Columbia Bank                         36,067      8.5   16,979     4.0       21,224      5.0

December 31, 1997
Total capital (to risk-weighted assets):
   Consolidated                             $37,834     12.5% $24,202     8.0%     $30,252     10.0%
   The Columbia Bank                         36,094     12.0   24,165     8.0       30,206     10.0
Tier 1 capital (to risk-weighted assets):
   Consolidated                              34,202     11.3   12,101     4.0       18,151      6.0
   The Columbia Bank                         32,462     10.8   12,082     4.0       18,124      6.0
Tier 1 capital (to average assets):
   Consolidated                              34,202      9.3   14,789     4.0       18,486      5.0
   The Columbia Bank                         32,462      8.9   14,649     4.0       18,312      5.0
                                            ---------------------------------------------------------

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

INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE
   The fair values of securities held as investment and securities available-for-sale are based upon quoted market prices or dealer quotes.

RESIDENTIAL MORTGAGE LOANS ORIGINATED FOR SALE
   The carrying amounts of residential mortgage loans originated for sale are reasonable estimates of fair value.

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

LOANS RECEIVABLE
   The fair value of loans receivable is estimated by discounting future cash flows using current rates for which similar loans would be made to borrowers with similar credit history.

DEPOSIT LIABILITIES
   The fair value of demand deposits and savings accounts is the amount payable on demand at December 31, 1998. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM BORROWINGS
   The carrying amount of short-term borrowings is a reasonable estimate of fair value.

LONG-TERM BORROWINGS
   The fair value of long-term FHLB advances is estimated by discounting the value of contractual cash flows using rates currently offered for advances with similar terms and remaining maturities.

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

   The estimated fair values of the Company's financial instruments at December 31 are as follows:

-------------------------------------------------------------------------------------
                                               1998                    1997
-------------------------------------------------------------------------------------
                                     CARRYING         FAIR     CARRYING      FAIR
(DOLLARS IN THOUSANDS)                AMOUNT          VALUE     AMOUNT       VALUE
-------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks           $ 15,430     $ 15,430    $ 13,497    $ 13,497
   Federal funds                       17,099       17,099       2,014       2,014
   Investment securities and
     securities available-for-sale     84,016       84,542      66,645      66,824
   Residential mortgage loans
     originated for sale               17,387       17,387       6,557       6,557
   Loans receivable, net of unearned
     income                           274,413                  265,194
   Less allowance for credit losses     3,965                    3,632
                                     --------                  -------
   Loans, net                         270,448      272,941     261,562     264,498

Financial liabilities:
   Deposits                           339,336      341,148     313,357     313,641
   Short-term borrowings               27,012       27,012      23,725      23,725
   Long-term borrowings                20,000       20,058          --          --
                                     ------------------------------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary


NOTE 20   FINANCIAL INFORMATION OF PARENT COMPANY

   The following is financial information of Columbia Bancorp at and for the years ended December 31, (parent company only):

BALANCE SHEETS

--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                  1998            1997
--------------------------------------------------------------------------------
Assets:
   Cash and temporary investments                    $27,648         $21,956
   Investment in The Columbia Bank                    36,168          33,001
   Other assets                                        1,949             696
                                                    ----------------------------
                                                     $65,765         $55,653
                                                    ----------------------------

Liabilities and Stockholders' Equity:
   Short-term borrowings                             $27,012         $20,725
   Other liabilities                                     399             543
   Stockholders' equity                               38,354          34,385
                                                    ----------------------------
                                                     $65,765         $55,653
                                                    ----------------------------


STATEMENTS OF INCOME

--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                          1998         1997          1996
--------------------------------------------------------------------------------
Income:
   Interest income                            $1,222       $  970        $  614
   Dividend income from subsidiary             1,323        1,086           902
   Management fees from subsidiary               120          120           120
                                              ----------------------------------
                                               2,665        2,176         1,636
                                              ----------------------------------
Expenses:
   Interest expense on short-term borrowings   1,146          898           532
   Director fees                                 104           86            83
   Other expenses                                275          248           273
                                              ----------------------------------
                                               1,525        1,232           888
                                              ----------------------------------
Income before income tax benefit and equity
   in undistributed net income of
   The Columbia Bank                           1,140          944           748
Income tax benefit                                62           48            59
                                              ----------------------------------
Income before equity in undistributed
   net income of The Columbia Bank             1,202          992           807
Equity in undistributed net income
   of The Columbia Bank                        3,544        3,176         2,945
                                              ----------------------------------

     Net income                               $4,746       $4,168        $3,752
                                              ----------------------------------

                                     (LOGO)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         Columbia Bancorp and Subsidiary

STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                     1998         1997        1996
------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Income before undistributed net
     income of The Columbia Bank                         $  1,202    $    992    $    807
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Amortization                                              11          13          14
     Increase (decrease) in other liabilities                (200)        176        (113)

     Decrease (increase) in other assets                     (916)       (561)        210
                                                         --------------------------------
   Net cash provided by operating activities                   97         620         918
                                                         --------------------------------
Cash flows provided by (used in) financing activities:
   Increase (decrease) in short-term borrowings             6,287       8,598      (3,173)
   Cash dividend distributed on common stock               (1,266)     (1,035)       (859)
   Purchase of 12,000 shares of common stock                 (196)       --          --
   Net proceeds (disbursements) from stock options and
     warrants exercised and common stock exchanged            770         (35)         22
                                                         --------------------------------
   Net cash provided by (used in) financing activities      5,595       7,528      (4,010)
                                                         --------------------------------
   Net increase (decrease) in cash
     and temporary investments                              5,692       8,148      (3,092)
Cash and temporary investments at beginning of year        21,956      13,808      16,900
                                                         --------------------------------
Cash and temporary investments at end of year            $ 27,648    $ 21,956    $ 13,808
                                                         --------------------------------

                                     (LOGO)
                        SELECTED QUARTERLY FINANCIAL DATA
                         Columbia Bancorp and Subsidiary

   A summary of selected quarterly financial data for the years ended December 31 is as follows:


-------------------------------------------------------------------------------------------------
                                                   FIRST       SECOND      THIRD       FOURTH
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)      QUARTER     QUARTER     QUARTER     QUARTER
-------------------------------------------------------------------------------------------------
                                                                     (UNAUDITED)
   1998:
     Interest income                                $8,049      $8,137      $8,522      $8,220
     Net interest income                             4,915       4,944       5,143       4,908
     Provision for credit losses                        84          99         334         142
     Income before income taxes                      1,670       1,793       1,988       1,840
     Net income                                      1,074       1,176       1,291       1,205

     Net income per common share:
        Basic                                       $ 0.24      $ 0.26      $ 0.28      $ 0.27
        Diluted                                       0.24        0.25        0.28        0.26

   1997:
     Interest income                                $6,888      $7,508      $7,871      $7,927
     Net interest income                             4,353       4,744       4,837       4,787
     Provision for credit losses                       210         185         234          34
     Income before income taxes                      1,591       1,634       1,601       1,692
     Net income                                        972         999       1,085       1,112

     Net income per common share (a):
        Basic                                       $ 0.23      $ 0.23      $ 0.25      $ 0.25
        Diluted                                       0.21        0.22        0.24        0.24

   (A) PER COMMON SHARE AMOUNTS FOR 1997 HAVE BEEN REVISED TO REFLECT THE TWO-FOR-ONE STOCK SPLIT-UP IN THE FORM OF A 100% STOCK DIVIDEND PAID IN JUNE 1998.

                                     (LOGO)
                         RECENT COMMON STOCK PRICES AND
                             STOCK PERFORMANCE GRAPH
                         Columbia Bancorp and Subsidiary

RECENT COMMON STOCK PRICES
   The Company's Common Stock is traded on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") National Market tier of The Nasdaq Stock Market(SM) under the symbol "CBMD".
   The following table presents high and low sale prices and dividends per share of the Company's Common Stock for the periods indicated.


-----------------------------------------------------------------------
                                                            DIVIDENDS
                                            LOW     HIGH    DECLARED
-----------------------------------------------------------------------
                    1998:
                      Fourth quarter      $12.38   $17.13      $.08
                      Third quarter        14.00    18.50       .07
                      Second quarter       17.13    18.50       .07
                      First quarter        15.75    18.38       .07
                    1997:
                      Fourth quarter      $13.75   $19.25      $.07
                      Third quarter        11.63    14.63       .06
                      Second quarter       10.63    11.94       .06
                      First quarter        10.38    11.57       .06


   As of December 31, 1998 there were 337 common stockholders of record holding an aggregate of 4,561,650 shares. The Company believes there to be in excess of 2,000 beneficial owners of the Company's Common Stock.

STOCK PERFORMANCE GRAPH
   The following graph compares the cumulative total return on the Company's Common Stock during the five years ended December 31, 1998 with that of a broad market index (Nasdaq, U.S. Companies) and an industry peer group index (publicly traded commercial banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets less than $1 billion). The graph assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.

                        FIVE YEAR CUMULATIVE TOTAL RETURN

          (A Chart appears here. See the table below for plot points.)

                                   Index Value

                      12/31/93     12/31/94       12/31/95       12/31/96       12/31/97       12/31/98
Columbia Bancorp        100        147.54         191.44         241.06         392.91         399.87
NASDAQ - Total US       100         97.75         138.26         170.01         208.58         293.21
CBMD Peer Group         100        109.44         121.44         141.67         231.66         226.56

                                     (LOGO)
                             DIRECTORS AND OFFICERS
                         Columbia Bancorp and Subsidiary

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

Garnett Y. Clark, Jr.
President
GYC Group Ltd.

Hugh F.Z. Cole, Jr.
Partner
Brantly Development Group, Inc.

G. William Floyd
General Partner
Venture Associates

Robert J. Gaw
Retired President
Ryland Mortgage Co.

William L. Hermann
President
William L. Hermann, Inc.

Charles C. Holman
Retired Executive Vice President
The Columbia Bank

Harry L. Lundy, Jr.
President
Williamsburg Group L.L.C.

Richard E. McCready
Chairman
Eastern Sales and Marketing

Mary S. Scrivener

Maurice M. Simpkins
Vice President
The Ryland Group

Robert N. Smelkinson
Retired Chairman
Smelkinson Sysco

Theodore G. Venetoulis
Publisher/Political Consultant


DIRECTORS EMERITUS

James Clark, Jr.
Retired President
Maryland State Senate

Mary T. Gould

Osborne A. Payne
President
Broadway-Payne, Inc.

Patricia T. Rouse
Vice President and Secretary
The Enterprise Foundation


THE COLUMBIA BANK

SENIOR OFFICERS

John M. Bond, Jr.
President and
Chief Executive Officer

Michael T. Galeone
Executive Vice President

Robert W. Locke, III
Executive Vice President

John A. Scaldara, Jr.
Executive Vice President,
Chief Financial Officer
and Secretary

Robert E. Dael
Senior Vice President

Andrea K. Griesmar
Senior Vice President

Adelbert D. Karfonta
Senior Vice President

Scott C. Nicholson
Senior Vice President

Melissa M. Quirk
Senior Vice President

THE COLUMBIA BANK

ADVISORY BOARD
Columbia

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

H. Canfield Pitts, II
Resident Manager
Merrill Lynch Pierce
Fenner &Smith, Inc.

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

Edmund F. Haile, P.E.
Chairman
Daft McCune Walker, Inc.

Lawrence E. Holder, M.D.
F.A.C.R.
Chief
Division of Nuclear Medicine
University of Maryland
Hospital

John J. Kent, Jr.
Chief Operating Officer
Sheppard & Enoch Pratt
Hospital

Douglas L. Miller, Sr.
President
C&D Corporation, Inc.

                                     (LOGO)
                              CORPORATE INFORMATION
                         Columbia Bancorp and Subsidiary


BRANCH LOCATIONS

BLAKEHURST
1055 W. Joppa Road
Towson, MD  21204
Phone:  (410) 494-6148

COLUMBIA TOWN CENTER
10480 Little Patuxent Parkway
Columbia, MD  21044
Phone:  (410) 730-5000

CROSS KEYS
5100 Falls Road, Suite 96
Baltimore, MD  21210
Phone:  (410) 433-1990

EDENWALD
800 Southerly Road
Baltimore, MD  21286
Phone:  (410) 821-5699

ELLICOTT CITY
9151 Baltimore National Pike
Ellicott City, MD  21042
Phone:  (410) 465-4800

HARMONY HALL
6336 Cedar Lane
Columbia, MD  21044
Phone:  (410) 531-1933

HARPER'S CHOICE
5485 Harper's Farm Road
Columbia, MD  21044
Phone:  (410) 730-5085

HEAVER PLAZA
1301 York Road
Lutherville, MD  21093
Phone:  (410) 296-0490

LONG GATE
4450 Long Gate Parkway
Ellicott City, MD 21042
Phone: (410) 203-2345

OAKLAND MILLS
5880 Robert Oliver Place
Columbia, MD  21045
Phone:  (410) 992-9411

RIVER HILL
6030 Daybreak Circle
Clarkesville, MD 21029
Phone: (410) 531-7000

ROLAND PARK PLACE
830 West 40th Street
Baltimore, MD  21211
Phone:  (410) 366-1314

VANTAGE HOUSE
5400 Vantage Point Road
Columbia, MD  21044
Phone:  (410) 740-4066

WILDE LAKE
10451 Twin Rivers Road
Columbia, MD 21044
Phone:  (410) 884-6800


MORTGAGE LENDING OFFICES

COLUMBIA TOWN CENTER
10480 Little Patuxent Parkway
Columbia, MD 21044
Phone: (410) 730-5000

HEAVER PLAZA
1301 York Road
Lutherville, MD 21093
Phone: (410) 296-0490

OLNEY
18200 Georgia Avenue
Olney, MD 20832
Phone: (301) 924-9240

ANNUAL MEETING

The Annual Meeting of
Stockholders will be held on
Tuesday, April 27, 1999 at
5:30 p.m. at:
   Turf Valley Resort
     and Conference Center
   2700 Turf Valley Road
   Ellicott City, MD 21042


TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016
Attn:  Investor Relations
Phone:  1-800-368-5948


INDEPENDENT AUDITORS

KPMG LLP
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
   Attention:  John A. Scaldara, Jr.
   E-mail: jscaldara@columbank.com


                                       56