Form 10-K, Exhibit 13
period 1999-12-31
COLUMBIA BANCORP
filed 2000-03-30
CIK 834105

                              1999 Annual Report
                      Columbia Bancorp Corporate Profile
                        Columbia Bancorp and Subsidiary



         Columbia Bancorp is a bank holding company whose subsidiary, The Columbia Bank, commenced operations in 1988.

    . Headquartered in Columbia, Maryland, The Columbia Bank is the largest community bank in Howard County, one of the wealthiest counties in the United States.

 . In little more than a decade, the Bank has risen to third in market share in its home market, Howard County, and is working hard to close the gap with the two market leaders, Bank of America and Allied Irish (ALLFIRST).

 . The Bank is committed to expansion by introducing its unique and successful style of banking to other communities in the Baltimore-Washington Corridor.

                                  Market Area
                        Columbia Bancorp and Subsidiary

HOWARD COUNTY
Columbia Town Center
Columbia Town Center Residential Mortgage and Commercial Lending Offices Ellicott City
Ellicott City Acquisition, Development and Construction Office
Harmony Hall
Harper's Choice
Long Gate
Oakland Mills         [TWO MAPS APPEAR HERE, DEPICTING THE FOLLOWING LOCATIONS:]
River Hill
Vantage House
Wilde Lake

MONTGOMERY COUNTY
Bethesda
Rockville
White Flint

PRINCE GEORGES COUNTY
Beltsville
Capitol Heights
Clinton
Greenbelt
Oxon Hill

BALTIMORE CITY
Cross Keys
Roland Park Place

BALTIMORE COUNTY
Blakehurst
Edenwald
Timonium
Heaver Plaza-Lutherville
Heaver Plaza Commercial Lending Office





The Columbia Bank Full Service Branches
The Columbia Bank Retirement Community Branches
The Columbia Bank Full Service Branches acquired on March 8, 2000 upon the merger of Suburban Bank of Maryland with and into The Columbia Bank.
                                                                               2

                              Financial Highlights
                        Columbia Bancorp and Subsidiary



----------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)                   1999        1998        1997        1996        1995
----------------------------------------------------------------------------------------------------------------------
Assets                                                        $467,711    $427,335    $373,451    $317,234    $263,025
Loans, net of unearned income                                  315,507     274,413     265,194     237,875     190,691
Deposits                                                       367,498     339,336     313,357     254,640     218,162
Stockholders' equity                                            40,893      38,354      34,385      30,975      28,064
Net income                                                       5,215       4,746       4,168       3,752       3,429
----------------------------------------------------------------------------------------------------------------------
Per Share Data:
Net income per common share:
    Basic                                                     $   1.15    $   1.05    $    .96    $    .87    $   1.03
    Diluted                                                       1.14        1.03         .91         .83         .90
Tangible book value per common share                              9.06        8.39        7.77        7.15        6.46
Dividends declared:
    Common                                                         .33         .29         .25         .21         .13
    Preferred                                                       --          --          --          --        1.30
----------------------------------------------------------------------------------------------------------------------
Return on average assets                                          1.16%       1.18%       1.21%       1.34%       1.42%
Return on average stockholders' equity                           13.23       12.94       12.78       12.71       15.60
Nonperforming assets and past-due loans to total assets           1.04        1.66        1.41        1.37         .49
----------------------------------------------------------------------------------------------------------------------

                            REPORT TO SHAREHOLDERS
                        Columbia Bancorp and Subsidiary

  As Columbia Bancorp prepared for the new millenium during 1999, it enjoyed another record year while at the same time undertaking significant new initiatives to enhance its status as one of the fastest growing and most profitable new community banks of the last decade.

  Most notably, in September Columbia Bancorp announced the acquisition of Suburban Bancshares, Inc. This acquisition, which was successfully completed on March 8, 2000, increased Columbia's total assets to approximately $700 million and positioned Columbia for continued rapid growth in the Maryland suburban communities surrounding Washington, D.C.

                         1999: PERFORMANCE HIGHLIGHTS*

Continued Rapid Growth
 .  At December 31, 1999, total assets of Columbia Bancorp reached a record
   $467.7 million.
 . Columbia Bancorp's subsidiary, The Columbia Bank, was the fifth largest of 196 remaining independent East Coast banks opened between 1988 and September 1999 according to a Danielson & Associates survey.
 . Since its founding in 1987 through 1999, Columbia Bancorp assets have grown at a 30% compound annual rate.

Record Profitability
 .  Net income increased 9.9% to $5.2 million, reaching a record level for the eighth consecutive year.
 . Return on assets and return on equity were 1.2% and 13.2%, respectively, both exceeding peer group (defined as publicly traded commercial banks in Maryland, Virginia, Pennsylvania and the District of Columbia with assets less than $1.0 billion) averages.
 .  Fully diluted net income per common share increased 10.7% to $1.14.

Strong Asset Quality
 .  Net loan losses decreased from .12% in 1998 to .08% of average loans outstanding, as compared to .14% for our peer group.
 . Our ratio of nonperforming assets and past due loans to total assets decreased to 1.04% and primarily reflected asset recovery efforts in our residential and construction lending portfolio.
 . Our allowance for credit losses decreased to 1.32% of loans outstanding, net of unearned income, as compared to 1.17% for our peer group.

----------------------------------------------------------------------------
                        COLUMBIA BANCORP VS. PEER BANKS
                              COMPARATIVE RATIOS
----------------------------------------------------------------------------
                         YEAR ENDED DECEMBER 31, 1999
----------------------------------------------------------------------------
                                              COLUMBIA           PEER
                                              BANCORP            BANKS
----------------------------------------------------------------------------
Performance:
  Return on average assets                     1.16%              1.08%
  Return on average equity                    13.23              12.11
  Net interest margin                          5.23               4.39

Capital:
  Year-end capital to year-end
      risk-weighted assets:
      Tier 1                                  11.01%             12.04%
      Total                                   12.14              13.58
----------------------------------------------------------------------------

* 1999 as reported here does not include Suburban Bancshares, Inc.

             1999: SIGNIFICANT STEPS TO STRENGTHEN MARKET POSITION

Expansion in the Baltimore/Washington Corridor

  Since the founding of Columbia Bancorp in 1987, its mission has been to become the premier community banking institution in the Baltimore/Washington Corridor. During the past twelve years, the Company has set its priorities to first establish itself as the dominant community bank in its home market, Howard County, and second, to expand into contiguous counties in the Baltimore/Washington Corridor. We have accomplished the first objective and have made significant progress towards achieving the second objective.

  During 1999, our market share in Howard County continued to increase, reaching 15% and moving to within only 3% of the out-of-state market leader, Bank of America. Moreover, with the acquisition of our only local banking competitor, The Columbia Bank has become the only bank headquartered in Howard County.

--------------------------------------------------------
                      HOWARD COUNTY
                  DEPOSIT MARKET SHARE
--------------------------------------------------------
     PERCENT OF TOTAL DEPOSITS AS OF JUNE 30, 1999
--------------------------------------------------------
Bank of America                                 18%
Allied Irish (Allfirst)                         17%
Columbia Bancorp                                15%
F&M Bancorp                                      7%
First Union                                      6%
Citizens National Bank                           5%
Sandy Spring Bancorp                             5%
Sun Trust (Crestar)                              5%
--------------------------------------------------------
Source: FDIC

  Expansion into neighboring counties of the Baltimore/Washington Corridor continued as well. With the acquisition of Suburban Bancshares, Inc., Columbia Bancorp joined forces with a well-established twenty-year old community bank with offices in the suburban Washington, D.C. areas of Montgomery and Prince George's Counties. Suburban Bancshares' Chairman, Winfield Kelly, has become the Chairman of Columbia Bancorp and, as a well-known former state and local governmental official and business and civic leader, will significantly strengthen Columbia's marketing presence in suburban Washington, D.C. Columbia also welcomed four additional Suburban Bancshares directors to our Board of Directors; Albert W. Turner, Lawrence A. Shulman, Vincent D. Palumbo and Kenneth H. Michael, each of who is also a civic leader.

  Suburban Bancshares has specialized in business banking services and will enhance Columbia's overall capabilities in these areas. Suburban is one of the most active Small Business Administration loan program participants in the Washington area. With its concentration in business lending, Suburban will help to diversify risk by loan type with Columbia's portfolio.

  During 1999, Columbia also continued its internal expansion with the development of a new full-service drive-through branch in Baltimore County. Located in Timonium, this branch opened in January 2000, and in its first two months of operation gained approximately $2 million in deposits.

                             FUTURE GROWTH STRATEGY

  Columbia Bancorp will continue to pursue its proven strategic plan for growth in the Baltimore/Washington Corridor. The strength of our local market based upon continued very favorable economic and demographic trends should support significant additional growth.

  As we continue to expand, our primary objective will be to strike an optimal balance between growth and profitability. We believe that our future prospects for maintaining our leadership position are excellent.

--------------------------------------------------------------------------------

                                  IN MEMORIAL

  We were saddened by the death of Robert J. Gaw on September 19, 1999. Mr. Gaw was a founding director of Columbia Bancorp, a long-standing member of our Executive Committee and chair of our Asset/Liability Committee. Mr. Gaw will be greatly missed.

--------------------------------------------------------------------------------

                               Table of Contents
                        Columbia Bancorp and Subsidiary
-------------------------------------------------------------------------------
Selected Financial Highlights                                    8

Management's Discussion and Analysis                             9

Independent Auditors' Report                                    28

Consolidated Statements of Condition                            29

Consolidated Statements of Income and Comprehensive Income      30

Consolidated Statements of Stockholders' Equity                 31

Consolidated Statements of Cash Flows                           32

Notes to Consolidated Financial Statements                      34

Selected Quarterly Financial Data                               53

Recent Common Stock Prices and Stock Performance Graph          54

Directors and Officers                                          55

Corporate Information                                           56

--------------------------------------------------------------------------------

                         Selected Financial Highlights
                        Columbia Bancorp and Subsidiary

------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)                                1999        1998        1997        1996        1995
------------------------------------------------------------------------------------------------------------------------------------
 Consolidated Income Statement Data:
   Interest income                                                         $ 34,254    $ 32,928    $ 30,194    $ 25,822    $ 22,210
   Interest expense                                                          12,893      13,018      11,473       8,769       7,892
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                       21,361      19,910      18,721      17,053      14,318
   Provision for credit losses                                                  449         659         663         621         559
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income after
     provision for credit losses                                             20,912      19,251      18,058      16,432      13,759
   Noninterest income                                                         3,377       3,424       2,182       1,788       1,300
   Noninterest expense                                                       16,323      15,384      13,722      12,081       9,472
------------------------------------------------------------------------------------------------------------------------------------
   Income before income taxes                                                 7,966       7,291       6,518       6,139       5,587
   Income tax provision                                                       2,751       2,545       2,350       2,387       2,158
------------------------------------------------------------------------------------------------------------------------------------
   Net income                                                              $  5,215    $  4,746    $  4,168    $  3,752    $  3,429
------------------------------------------------------------------------------------------------------------------------------------
 Consolidated Balance Sheet Data, at year-end:
   Assets                                                                  $467,711    $427,335    $373,451    $317,234    $263,025
   Loans, net of unearned income                                            315,507     274,413     265,194     237,875     190,691
   Deposits                                                                 367,498     339,336     313,357     254,640     218,162
   Stockholders' equity                                                      40,893      38,354      34,385      30,975      28,064
 Per Share Data:
   Number of shares of Common Stock
     outstanding, at year-end (in thousands)                                  4,509       4,562       4,400       4,296       4,292
   Net income:
     Basic                                                                 $   1.15    $   1.05    $    .96    $    .87    $   1.03
     Diluted                                                                   1.14        1.03         .91         .83         .90
   Cash dividends declared:
     Common                                                                     .33         .29         .25         .21         .13
     Preferred                                                                   --          --          --          --        1.30
   Tangible book value, at year-end                                            9.06        8.39        7.77        7.15        6.46
 Performance and Capital Ratios:
   Return on average assets                                                    1.16%       1.18%       1.21%       1.34%       1.42%
   Return on average stockholders' equity                                     13.23       12.94       12.78       12.71       15.60
   Net interest margin/(a)/                                                    5.23        5.48        5.99        6.60        6.46
   Average stockholders' equity to average
     total assets                                                              8.79        9.09        9.44       10.53        9.07
   Year-end capital to year-end
     risk-weighted assets:
     Tier 1                                                                   11.01       11.49       11.31       11.91       12.97
     Total                                                                    12.14       12.68       12.51       13.16       14.12
   Year-end Tier 1 leverage ratio                                              8.79        9.00        9.25       10.11       10.67
   Cash dividends declared to net income                                      28.57       27.88       26.05       24.05       25.66
 Asset Quality Ratios:
   Allowance for credit losses, at year-end, to:
     Total loans, net of unearned income                                       1.32%       1.45%       1.37%       1.38%       1.54%
     Nonperforming and past-due loans                                        423.12      129.66      548.35       84.23      245.72
   Net charge-offs to average total loans,
     net of unearned income                                                     .08         .12         .13         .12         .12
   Nonperforming and past-due loans to total
     loans, net of unearned income, at year-end                                 .33        1.11         .25        1.64         .63
   Nonperforming assets and past-due loans
     to total assets, at year-end                                              1.04        1.66        1.41        1.37         .49
------------------------------------------------------------------------------------------------------------------------------------

/(a)/Net interest margin is the ratio of net interest income, determined on a fully-taxable equivalent basis, to total average interest-earning assets.

General

  Columbia Bancorp (the "Company") was formed November 16, 1987 and is a Maryland chartered bank holding company. The Company holds all of the issued and outstanding shares of common stock of The Columbia Bank (the "Bank"). The Bank is a Maryland trust company that engages in general commercial banking operations. The Bank provides a full range of financial services to individuals, businesses and organizations through fifteen branch banking offices, mortgage and commercial loan origination offices and twenty Automated Teller Machines ("ATMs"). Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Company considers its home market area to be Howard County, Maryland, with extension of business throughout the contiguous counties comprising central Maryland.

Forward - Looking Statements

  In addition to historical information, this annual report contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such differences include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by the Company in 2000.

Overview

  Net income for 1999 increased for the eighth consecutive year to a record level of $5.2 million, producing a 9.9% increase over the $4.7 million reported in 1998. This represents diluted net income per share of $1.14 for 1999, compared to $1.03 for 1998. Return on average assets and return on average equity for 1999 were 1.16% and 13.23%, respectively. Tangible book value per share increased to $9.06 at December 31, 1999 from $8.39 at December 31, 1998.

  Total assets increased 9.4% in 1999 to $467.7 million, loans grew 15.0% to $315.5 million and deposits increased 8.3% to $367.5 million.

  The discussion that follows provides further detailed analysis regarding the Company's financial condition and results of operations. It is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto.

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

-----------------------------------------------------------------------------------------------------------------------------------
                                            1999                              1998                               1997
                               ------------------------------    ------------------------------    -------------------------------
                                 Average                           Average                           Average
(dollars in thousands)         Balances/(a)/  Interest   Rate    Balances/(a)/  Interest   Rate    Balances/(a)/  Interest    Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Loans, net of
    unearned income/(b)(c)/     $299,742       $27,774   9.27%    $281,668       $27,789   9.87%    $256,949       $26,786   10.42%
  Investment securities
    and securities
    available-for-sale/(c)/       98,141         6,052   6.17       74,454         4,766   6.40       55,974         3,440    6.15
  Federal funds sold              15,342           691   4.50       13,577           712   5.24        3,113           193    6.20
                                --------       -------            --------       -------            --------       -------
Total interest-earning
  assets                         413,225        34,517   8.35      369,699        33,267   9.00      316,036        30,419    9.63
                                               -------                           -------
Noninterest-earning assets:
  Cash and due from banks         16,608                            14,311                            13,642
  Property and equipment,
   net                             8,300                             8,890                             8,547
  Other assets                    14,321                            14,216                            10,914
  Less allowance for credit
    losses                        (4,125)                           (3,776)                           (3,513)
                                --------                          --------                          --------
Total assets                    $448,329                          $403,340                          $345,626
                                ========                          ========                          ========

Liabilities and Stockholders'
  Equity
Interest-bearing
 liabilities:
  NOW accounts                  $ 41,097       $   428   1.04%    $ 35,768       $   539   1.51%    $ 29,474       $   609    2.07%
  Savings accounts                48,177         1,328   2.76       45,660         1,439   3.15       45,415         1,560    3.43
  Money market accounts           44,858         1,388   3.09       40,499         1,263   3.12       39,149         1,229    3.14
  Certificates of deposit        149,839         7,164   4.78      147,789         7,797   5.28      122,737         6,696    5.46
  Short-term borrowings           33,083         1,517   4.59       28,438         1,376   4.84       27,654         1,379    4.99
  Long-term borrowings            20,000         1,068   5.34       11,052           604   5.47           --            --      --
                                --------       -------            --------       -------            --------       -------
Total interest-bearing
  liabilities                    337,054        12,893   3.83      309,206        13,018   4.21      264,429        11,473    4.34
                                               -------   ----                    -------   ----                    -------    ----

Noninterest-bearing liabilities:
  Noninterest-bearing
   deposits                       69,402                            55,863                            46,876
  Other liabilities                2,465                             1,594                             1,701
Stockholders' equity              39,408                            36,677                            32,620
                                --------                          --------                          --------
Total liabilities and
  stockholders' equity          $448,329                          $403,340                          $345,626
                                ========                          ========                          ========
Net interest income                            $21,624                           $20,249                           $18,946
                                               =======                           =======                           =======
Net interest spread                                      4.52%                             4.79%                              5.29%
                                                         ====                              ====                               ====
Net interest margin                                      5.23%                             5.48%                              5.99%
                                                         ====                              ====                               ====

/(a)/ Average balances are calculated as the average of month-end balances. /(b)/ Average loan balances include first mortgage loans originated for sale and nonaccrual loans. Interest income on loans includes amortized loan fees, net of costs, of $1.3 million, $1.7 million and $2.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.
/(c)/ Interest on tax-exempt loans and securities is presented on a fully-taxable equivalent basis.

  Net interest income on a tax equivalent basis increased to $21.6 million for the year ended December 31, 1999, compared to $20.2 million for 1998. The increase in net interest income during 1999 was the result of growth in average interest-earning assets during 1999 of $43.5 million or 11.8%. While net interest income increased in 1999, the net interest margin (representing net interest income, on a fully-taxable equivalent basis, divided by average interest-earning assets) declined from 5.48% during 1998 to 5.23%. The decline reflected the impact of competitive forces on loan and deposit pricing and changes in the mix of interest-earning assets and funding sources.

  The following table and the related discussions of interest income and interest expense provide further analysis of the increases in net interest income during 1999 and 1998.

                                          1999 over 1998                   1998 over 1997
-----------------------------------------------------------------------------------------------------
                                              Due to change in                  Due to change in
                                   Increase   ----------------      Increase    ----------------
(dollars in thousands)            (Decrease)  Volume     Rate      (Decrease)   Volume     Rate
-----------------------------------------------------------------------------------------------------
Interest income:
 Loans/(a)/                        $  (15)   $1,728    $(1,743)      $1,003    $2,473   $(1,470)
 Investment securities and
   securities available-
   for-sale/(a)/                    1,286     1,463       (177)       1,326     1,181       145
 Federal funds sold                   (21)       86       (107)         519       553       (34)
-----------------------------------------------------------------------------------------------------
   Total                            1,250     3,277     (2,027)       2,848     4,207    (1,359)
-----------------------------------------------------------------------------------------------------
Interest expense:
 Deposits                            (730)      560     (1,290)         944     1,235      (291)
 Borrowings                           605       674        (69)         601       680       (79)
-----------------------------------------------------------------------------------------------------
   Total                             (125)    1,234     (1,359)       1,545     1,915      (370)
-----------------------------------------------------------------------------------------------------
Net interest income                $1,375    $2,043    $  (668)      $1,303    $2,292   $  (989)
=====================================================================================================

/(a)/ Interest on tax-exempt loans and securities is presented on a fully-
      taxable equivalent basis.
/(b)/ The change in interest income and expense due to both rate and volume has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

Interest Income

  Interest income on a tax equivalent basis increased $1.2 million or 3.8% in 1999 as compared to 1998, primarily as a result of an increase in the average balance of loans and investment securities outstanding in 1999 as compared to 1998. Average loans outstanding, net of unearned income, increased $18.1 million or 6.4% during 1999 and reflected growth in the Company's retail and commercial loan portfolios. Average investment securities and securities available-for-sale increased $23.7 million or 31.8% during 1999 as compared to 1998 as a result of increased purchases of U.S. agency securities and other debt securities.

  The increase in interest income due to growth in average balances was mitigated by a decrease in the yield on interest-earning assets from 9.00% in 1998 to 8.35% in 1999. Specifically, the yield on loans decreased to 9.27% in 1999, compared to 9.87% in 1998, causing a net decrease in interest on loans. This decrease in rates was the result of competitive pricing pressures and a decrease in the prime rate of interest of 75 basis points in the fourth quarter of 1998, which impacted the Company's variable loan portfolio throughout most of 1999. The 75 basis point decrease in the prime rate of interest was recovered through an increase of 50 basis points in the third quarter of 1999 and 25 basis points in the fourth quarter of 1999.

  Interest income on a tax equivalent basis increased $2.8 million or 9.4% in 1998 as compared to 1997, also primarily as a result of an increase in the average balance of loans and investment securities outstanding. Average loans outstanding, net of unearned income, increased $24.7 million or 9.6% during 1998 and reflected growth in the Company's retail and commercial loan portfolios. Average investment securities and securities available-for-sale increased $18.5 million or 33.0% during 1998 as compared to 1997 as a result of increased investments in U.S. Treasury securities and other debt securities.

  The increase in interest income due to average balances was mitigated by a decrease in the yield on interest-earning assets from 9.63% in 1997 to 9.00% in 1998. Specifically, the yield on loans decreased to 9.87% in 1998, compared to 10.42% in 1997. This decrease was the result of competitive pricing pressures and a decrease in the prime rate of interest of 75 basis points in the fourth quarter, which impacted the Company's variable rate loan portfolio. In addition, loans, the Company's highest yielding asset, on average declined as a percentage of interest-earning assets from 81.3% in 1997 to 76.2% in 1998.

Interest Expense

  Interest expense decreased $125,000 in 1999 compared to 1998 due to a decrease in the average rate on interest-bearing liabilities from 4.21% in 1998 to 3.83% in 1999. The decrease in average rates occurred in response to the fourth quarter 1998 decrease in the prime rate of interest. For example, rates on certificates of deposits, the largest product within the deposit portfolio and the product with the longest repricing lag, decreased from 5.28% in 1998 to 4.78% in 1999. The impact of this decrease was substantially mitigated by a $14.3 million or 5.3% increase in the average balance of interest-bearing deposits and an increase of $13.4 million or 34.4% in the average balance of long-term and short-term borrowings.

  Interest expense increased $1.5 million in 1998 as compared to 1997, reflecting growth in deposits and borrowings. Specifically, average interest-bearing deposits and borrowings increased $32.9 million and $11.8 million, respectively, in 1998 as compared to 1997. The increase in interest expense due to average balances was mitigated by a decrease in the rate on interest-bearing liabilities from 4.34% in 1997 to 4.21% in 1998.

Provision and Allowance for Credit Losses

  The Company provides for credit losses through the establishment of an allowance for credit losses (the "Allowance") by provisions charged against earnings. Based upon management's monthly evaluation, provisions are made to maintain the Allowance at a level adequate to absorb potential losses within the loan portfolio. The provision for credit losses was $449,000 for 1999 as compared with $659,000 and $663,000 for 1998 and 1997, respectively.

  The factors considered by management in determining the adequacy of the Allowance include the historical relationships among loans outstanding; credit loss experience and the current level of the Allowance; a continuing evaluation of nonperforming loans and loans classified as having potential for future deterioration taking into consideration collateral value and the financial strength of the borrowers and guarantors; and a continuing evaluation of the economic environment. Regular review of the quality of the loan portfolio is conducted by the Company's staff. In addition, bank supervisory authorities and independent consultants and accountants periodically review the loan portfolio. At December 31, 1999 the Allowance was 1.32% of total loans, net of unearned income. The Allowance at December 31, 1999 is considered by management to be sufficient to address the credit risk in the current loan portfolio.

  The following table presents certain information regarding the Allowance for the years ended December 31:

---------------------------------------------------------------------------------------------------------
(dollars in thousands)                              1999       1998       1997      1996       1995
---------------------------------------------------------------------------------------------------------
Allowance at beginning of year                    $ 3,965    $ 3,632    $ 3,293    $2,929    $ 2,578
Less losses charged-off:
 Commercial                                           152         --          4        --         72
 Real estate                                          128         --         23       137         23
 Retail                                                83        331        272       142        140
 Credit cards                                          14         13         66        29         23
---------------------------------------------------------------------------------------------------------
   Total losses charged-off                           377        344        365       308        258
---------------------------------------------------------------------------------------------------------
Recoveries of losses previously charged-off:
 Commercial                                             3          1         --         4         --
 Real estate                                           37          2         20        38         25
 Retail                                                89          8         13         9         22
 Credit cards                                           6          7          8        --          3
---------------------------------------------------------------------------------------------------------
   Total recoveries                                   135         18         41        51         50
---------------------------------------------------------------------------------------------------------
Net losses charged-off                                242        326        324       257        208
Provision for credit losses                           449        659        663       621        559
---------------------------------------------------------------------------------------------------------
Allowance at end of year                          $ 4,172    $ 3,965    $ 3,632    $3,293    $ 2,929
=========================================================================================================
Ratio of allowance to nonperforming
 and past-due loans/(a)/                           423.12%    129.66%    548.35%    84.23%    245.72%
=========================================================================================================
Ratio of allowance to loans, net of
 unearned income                                     1.32%      1.45%      1.37%     1.38%      1.54%
=========================================================================================================

/(a)/ There is no direct relationship between the size of the Allowance (and the related provision for credit losses) and nonperforming and past-due loans. Accordingly, the ratio of Allowance to nonperforming and past-due loans may tend to fluctuate significantly.

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

  The following table presents the allocation of the Allowance at December 31 among the various loan categories.

---------------------------------------------------------------------------
(dollars in thousands)       1999     1998     1997     1996     1995
---------------------------------------------------------------------------
Commercial                  $  795   $  626   $  526   $  566   $  350
Real estate                  1,497    1,767    1,448    1,946    1,201
Consumer                       503      413      337      275      207
Unallocated                  1,377    1,159    1,321      506    1,171
---------------------------------------------------------------------------
                            $4,172   $3,965   $3,632   $3,293   $2,929
===========================================================================

  The table below provides a percentage breakdown of the loan portfolio by category to total loans, net of unearned income at December 31.

---------------------------------------------------------------------------
(dollars in thousands)       1999     1998     1997     1996     1995
---------------------------------------------------------------------------
Commercial                   26.2%    18.2%    14.1%    12.8%    15.3%
Real estate                  39.2     50.0     53.5     58.2     58.1
Consumer                     34.6     31.8     32.4     29.0     26.6
---------------------------------------------------------------------------
                            100.0%   100.0%   100.0%   100.0%   100.0%
===========================================================================

Noninterest Income

  Noninterest income, comprised primarily of gains and fees recognized on the sales of residential mortgage loans and fees charged for services, totaled $3.4 million for the years ended 1999 and 1998.

  Service fee income increased by $322,000 in 1999, led largely by increased fee income for services provided to commercial customers. Other changes in service fee income included increased fees collected for use of the Company's ATMs by account holders of other financial institutions, and increased fee income associated with checks returned for insufficient funds. Gains and fees on sales of residential mortgage loans decreased $363,000 during 1999, and corresponded to a 45.8% decrease in the volume of residential mortgage loans sold from $159.0 million in 1998 to $86.1 million in 1999. Higher interest rates contributed to the decrease in the volume of residential mortgage loans sold.

  Noninterest income increased $1.2 million, or 56.9%, during 1998 as compared to 1997. Gains and fees on sales of residential mortgage loans increased $912,000 during 1998, and corresponded to a 206% increase in the volume of residential mortgage loans sold. Service fee income increased by $153,000 in 1998, led largely by increased ATM fees and higher earnings on official checks processed through a third-party servicer.

Noninterest Expense

  Noninterest expense primarily consists of costs associated with personnel, occupancy and equipment, data processing and marketing. The Company's noninterest expense for 1999 totaled $16.3 million, representing an increase of $939,000 or 6.1% over 1998.

  Salaries and employee benefits, the largest component of noninterest expense, increased $474,000 or 6.1% over 1998, growing from $7.7 million during 1998 to $8.2 million during 1999. The increase was primarily attributable to merit increases and increased costs associated with a competitive labor market.

  Occupancy and equipment expenses, recorded net of rental income, grew $198,000, or 6.4%, during 1999, primarily as a result of the opening of a new branch in Timonium, Maryland and scheduled increases in rent on branch facilities. Data processing costs increased $156,000, or 20.0%, due to a larger customer base and increased transaction activity, especially electronic transaction activity.

  Noninterest expense for 1998 totaled $15.4 million and represented an increase over 1997 of 12.1% or $1.7 million. The increase was primarily driven by the corporate expansion efforts initiated in the latter half of 1997. As a result, salaries and benefits increased from $6.8 million in 1997 to $7.7 million during 1998. The number of full-time equivalents employed during the year increased from 190 in 1997 to 213 in 1998, accounting for approximately $675,000 in additional costs. In addition, the Company incurred an increase in occupancy and equipment expenses of $644,000 during 1998, also as a result of the expansion of its branch network.

Income Taxes

  Income tax expense was $2.8 million in 1999, compared to $2.5 million and $2.4 million in 1998 and 1997, respectively. The effective tax rate was 34.5% in 1999, down from 34.9% in 1998 and 36.1% in 1997. The decrease from 1997 to 1999 was the result of changes in state tax laws that now permit, on a fully phased-in basis, the exclusion of interest income on U.S. Treasury securities and certain other debt obligations. Revised state tax laws, however, now subject the Company, on a fully phased-in basis, to personal property taxes, which are included in other noninterest expense.

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

 The components of the investment portfolio were as follows at December 31:

-----------------------------------------------------------------------------------------------------------------------------
                                                        1999                      1998                     1997
-----------------------------------------------------------------------------------------------------------------------------
                                                            Securities                Securities                Securities
                                               Investment   Available-   Investment   Available-   Investment   Available-
(dollars in thousands)                         Securities    for-Sale    Securities    for-Sale    Securities    for-Sale
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                         $14,999      $    --      $53,978      $    --      $62,952       $   --
Collateralized mortgage
  obligations and mortgage-backed
  securities/(a)/                                  3,810            4          802            6          504            7
Securities of U.S. Government
  sponsored agencies                              74,603           --       19,002           --        1,515          499
Trust preferred stocks                                --       11,725           --        9,103           --           --
Municipal securities                                  --           --           --           --           --          200
Other equity securities                               --          235           --           --           --           --
Investment in Federal Home
  Loan Bank stock                                     --        1,282           --        1,125           --          968
-----------------------------------------------------------------------------------------------------------------------------
                                                 $93,412      $13,246      $73,782      $10,234      $64,971       $1,674
=============================================================================================================================

/(a)/ The entire balance is issued and guaranteed by U.S. Government sponsored agencies.

  The investment portfolio increased $22.6 million from December 31, 1998 to December 31, 1999. The increase represented purchases of agency securities totaling $56.9 million, purchases of trust preferred stocks totaling $2.7 million and purchases of mortgage-backed securities totaling $2.8 million. Maturities and repayments of U.S. Treasury securities and agency securities totaled $40.0 million during 1999. There were no securities sold during 1999, 1998 or 1997.

  The amortized cost, estimated fair values and weighted average yield of debt securities at December 31, 1999, by maturities, are shown below. Mortgage-backed securities are categorized by their estimated maturities based upon the most recent monthly prepayment factors, which may change. All other debt securities are categorized based on contractual maturities.

                                       Investment Securities                    Securities Available-for-Sale
                              --------------------------------------       --------------------------------------      Current
                                            Unrealized                                   Unrealized                   Weighted
                              Amortized   --------------   Estimated       Amortized   --------------   Estimated      Average
(dollars in thousands)          Cost      Gains   Losses   Fair Value        Cost      Gains   Losses   Fair Value   Yield/(a)/
-------------------------------------------------------------------------------------------------------------------------------
U.S.Treasury securities:
    Due one year or less        $14,999     $--   $    7      $14,992        $    --     $       $ --      $    --       5.66%
Trust preferred stocks:
    Due after ten years              --      --       --           --         11,904      50      229       11,725       7.97%
Mortgage-backed
  securities:
    Due after one through
      five years                    742       1       --          743              4      --       --            4       5.20%
    Due after ten years           3,068      --       48        3,020             --      --       --           --       6.23%
Securities of U.S.
  Government sponsored
  agencies:
    Due one year or less         15,002      --       58       14,944             --      --       --           --       6.05%
    Due after one through
      five years                 59,601      --      944       58,657             --      --       --           --       6.20%
                                -----------------------------------------------------------------------------------------------
                                $93,412     $ 1   $1,057      $92,356        $11,908     $50     $229      $11,729       6.29%
===============================================================================================================================

/(a)/ Tax-equivalent weighted average yield.

Analysis of Loans

  The table below represents a breakdown of loan balances of the Company at December 31.

---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                              1999       1998        1997        1996        1995
---------------------------------------------------------------------------------------------------------------------------
Commercial and lease receivables                                  $ 82,835   $ 49,841    $ 37,519    $ 30,517    $ 29,275
Real estate-development and construction/(a)/                       93,478    111,868     110,413     112,838      89,877
Real estate-mortgage:
 Residential                                                        10,684      9,950      11,078      11,897      12,726
 Commercial                                                         20,297     16,280      21,146      14,470       9,108
Consumer:
 Retail/(b)/                                                       106,189     85,146      84,039      67,731      49,225
 Credit card                                                         2,217      1,694       1,639       1,543       1,527
---------------------------------------------------------------------------------------------------------------------------
   Total loans                                                    $315,700   $274,779    $265,834    $238,996    $191,738
===========================================================================================================================

/(a)/ At December 31, 1999, 1998, 1997, 1996, and 1995 loans to individuals for constructing primary personal residences amounted to $12,329, $14,119, $15,895, $10,780 and $16,071, respectively.
/(b)/ Primarily loans secured by the borrowers' principal residences in the form of home equity lines of credit and second mortgages.

  During 1999, the Company's loan portfolio rebounded from the slow growth experienced in 1998. Total loans increased $40.9 million during the year ended December 31, 1999, representing a 14.9% increase. Commercial loans, inclusive of commercial mortgages, exhibited the strongest growth during 1999, increasing $37.0 million as compared to December 31, 1998. This increase reflected sustained business development efforts, most recently in the Baltimore County region, and the implementation of expanded product lines. Retail loans, primarily second mortgages and home equity lines of credit, increased $21.0 million due to a lower rate of payoff activity given the interest rate environment and the introduction of new product lines. These increases were mitigated by a decrease in real estate development and construction loans of $18.4 million, due largely to increased competition.

  The following table summarizes the Company's exposure resulting from loan concentrations in its loan portfolio. Loan concentrations result when loans are made to a number of borrowers engaged in similar activities which may be similarly impacted by economic or other conditions. This table presents the Company's credit concentration to borrowers involved in residential real estate development and/or construction as of December 31, 1999. There were no other loan concentrations exceeding 10% of gross loans as of December 31, 1999.

                                          Total
             (dollars in thousands)     Principal
----------------------------------------------------------------
             Loans receivable            $ 89,931
             Unused credit lines           70,442
             Letters of credit/(a)/        11,989
                                         --------
                                         $172,362
                                         ========

             /(a)/ Includes letters of credit totaling $5,352 that
                   are secured by cash.

  The following table shows the contractual maturities and interest rate sensitivities of the Company's loans at December 31, 1999, exclusive of nonaccrual loans totaling $981,000. Some loans may include contractual installment payments that are not reflected in the table until final maturity. In addition, the Company's experience indicates that a significant number of loans will be extended or repaid prior to contractual maturity. Consequently, the table is not intended to be a forecast of future cash repayments.

-------------------------------------------------------------------------------------------------------------------------------
                                                                                 Maturing
-------------------------------------------------------------------------------------------------------------------------------
                                              In one year or less   After 1 through 5 years        After 5 years
                                              -------------------   -----------------------    --------------------
(dollars in thousands)                         Fixed     Variable     Fixed       Variable     Fixed       Variable    Total
-------------------------------------------------------------------------------------------------------------------------------
Commercial                                    $ 9,089   $ 37,491      $21,844      $ 6,851      $ 5,738    $   227   $ 81,240
Leases                                            617         --          893           --           --         --      1,510
Real estate-construction                        7,694     83,801          863          375           --         --     92,733
Real estate-mortgage                            2,642      1,547        7,085        6,393       11,020      2,294     30,981
Consumer                                        8,713      3,288       14,115        3,365       23,121     55,653    108,255
-------------------------------------------------------------------------------------------------------------------------------
                                              $28,755   $126,127      $44,800      $16,984      $39,879    $58,174   $314,719
================================================================================================================================

  The following table provides information concerning nonperforming assets and past-due loans at December 31.

-------------------------------------------------------------------------------------------------
(dollars in thousands)                           1999        1998      1997      1996     1995
-------------------------------------------------------------------------------------------------
Nonaccrual loans/(a)/                           $  981      $2,995    $  599    $3,851   $1,051
Other real estate owned                          3,828       4,043     4,622       448       89
-------------------------------------------------------------------------------------------------
 Total nonperforming assets                     $4,809      $7,038    $5,221    $4,299   $1,140
=================================================================================================
Loans past-due 90 days or more                  $    5      $   63    $   63    $   59   $  141
=================================================================================================

/(a)/ Loans are placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of all interest and/or principal is in doubt. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Management may grant a waiver from nonaccrual status for a 90-day past-due loan that is both well secured and in the process of collection.

  The largest component of nonperforming assets at December 31, 1999 was the Company's portfolio of other real estate owned totaling $3.8 million. At December 31, 1999 other real estate owned consisted of the following properties:

 . A residential development project in which the Company owns a 75% interest, with a remaining 20 single family and 150 townhouse building lots, at a carrying value of $3.4 million. The Company has entered into a contract with an independent third-party contractor to manage the completion of development work. As of December 31, 1999, 60 single family and 32 townhouse lots had been delivered. All remaining single family and townhouse lots are under option contract of sale with two residential builders with a takedown schedule that extends through September 2003.

 . A residential development project with a carrying value of $396,000, consisting of two townhouse building pads with a total of twelve units. The Company plans to market the property for sale.

  Nonaccrual loans totaled $981,000 at December 31, 1999 and consisted primarily of a residential development project with a carrying value of $640,000. At December 31, 1999, the project included thirteen townhouse units in various stages of completion. The underlying real estate was sold and the loan was paid in full subsequent to December 31, 1999.

  A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including past-due interest. The Company generally considers a period of delay in payment to include delinquency up to 90 days.

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

  Impaired loans at December 31, 1999 totaled $830,000. All of these impaired loans were on nonaccrual status at December 31, 1999 and all were collateral dependent loans. Collateral dependent loans are measured based on the fair value of the collateral. There were no impaired loans at December 31, 1999 with an allocated valuation allowance. An impaired loan is charged-off when the loan, or a portion thereof, is considered uncollectible.

Other Earning Assets

  Residential mortgage loans originated for sale decreased from $17.4 million at December 31, 1998 to $2.7 million at December 31, 1999. This change was due to decreased mortgage banking activity associated with higher interest rates. Federal funds sold decreased $13.4 million as compared to December 31, 1998, totaling $3.7 million at December 31, 1999, as the growth in loans and investments outpaced the growth in deposits and borrowings.

Deposit Analysis

  The following table sets forth the average deposit balances and average rates paid on deposits during the years ended December 31.

---------------------------------------------------------------------------------------------------------
                                               1999                  1998                 1997
---------------------------------------------------------------------------------------------------------
                                        Average    Average    Average    Average    Average  Average
(dollars in thousands)                  Balance      Rate     Balance      Rate     Balance    Rate
---------------------------------------------------------------------------------------------------------
Total noninterest-bearing deposits      $ 69,402       -- %   $ 55,863        --%   $ 46,876     --%
Interest-bearing deposits:
 NOW accounts                             41,097      1.04      35,768      1.51      29,474   2.07
 Savings accounts                         48,177      2.76      45,660      3.15      45,415   3.43
 Money market accounts                    44,858      3.09      40,499      3.12      39,149   3.14
 Certificates of deposit                 149,839      4.78     147,789      5.28     122,737   5.46
---------------------------------------------------------------------------------------------------------
 Total interest-bearing deposits         283,971      3.63     269,716      4.10     236,775   4.27
---------------------------------------------------------------------------------------------------------
   Total deposits                       $353,373      2.92%   $325,579      3.39%   $283,651   3.56%
=========================================================================================================

  Total deposits increased $28.2 million during the year ended December 31, 1999. The aggregate growth in deposits during 1999 was primarily attributable to growth in demand deposits totaling $16.1 million and growth in money market accounts totaling $6.3 million. This growth resulted from the continued penetration of the Bank's market, especially considering the retail branch expansion in 1997 and the successful business development initiatives of the commercial banking unit during 1999. As a result of the continued penetration of its core market, Howard County, Maryland, the Bank's market share (defined as total deposits in the Bank's Howard County branches divided by total deposits in all financial institutions in Howard County and based on data collected by the FDIC as of June 30th of each year) grew from 14% at June 30, 1998 to 15% at June 30, 1999.

  The following table provides the maturities of certificates of deposit of the Company in amounts of $100,000 or more at December 31. The Company had no brokered deposits as of December 31, 1999, 1998 or 1997.

-----------------------------------------------------------------------
(dollars in thousands)                 1999      1998      1997
-----------------------------------------------------------------------
Maturing in:
 3 months or less                     $12,549   $10,019   $ 5,864
 Over 3 months through 6 months         7,241     6,663     3,629
 Over 6 months through 12 months        5,041     7,218     5,681
 Over 12 months                         4,383     2,657     3,823
-----------------------------------------------------------------------
                                      $29,214   $26,557   $18,997
=======================================================================

                                                                              17

Short-term Borrowings

  Short-term borrowings consist of short-term promissory notes issued to certain qualified investors and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB"). The short-term promissory notes are in the form of commercial paper, reprice daily and have maturities of 270 days or less. Short-term borrowings from the FHLB outstanding during 1999, 1998 and 1997 repriced daily, had maturities of one year or less and could have been prepaid without penalty.

  The table below presents certain information with respect to short-term borrowings at and for the years ended December 31:

---------------------------------------------------------------------------------------
(dollars in thousands)                                 1999       1998       1997
---------------------------------------------------------------------------------------
Amount outstanding at year-end:
 Short-term promissory notes                         $34,724    $27,012    $20,725
 Borrowings from FHLB                                  2,000         --      3,000
Weighted average interest rate at year-end:
 Short-term promissory notes                             5.4%       4.4%       5.1%
 Borrowings from FHLB                                    4.6         --        6.5
Maximum outstanding at any month-end:
 Short-term promissory notes                         $39,296    $29,573    $22,831
 Borrowings from FHLB                                  8,200     17,500     18,500
Average outstanding:
 Short-term promissory notes                          32,293     24,357     18,177
 Borrowings from FHLB                                    790      4,081      9,477
Weighted average interest rate during the year:
 Short-term promissory notes                             4.6%       4.7%       4.8%
 Borrowings from FHLB                                    5.5        5.6        5.3

Long-term Borrowings

  At December 31, 1999 and 1998, the Company had three long-term advances from the FHLB totaling $20 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

Liquidity

  Liquidity describes the ability of the Company to meet financial obligations, including lending commitments and contingencies that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the customers of the Company, as well as to meet current and planned expenditures.

  The Company's major source of liquidity ("financing activities" as used in the Consolidated Statements of Cash Flows) is its deposit base. At December 31, 1999, total deposits were $367.5 million. Core deposits, defined as all deposits except certificates of deposit of $100,000 or more, totaled $338.3 million or 92.1% of total deposits. Also, the Bank, as a member of the FHLB, has the ability to utilize established credit as an additional source of liquidity. Collateral must be pledged to the FHLB before advances can be obtained. At December 31, 1999, outstanding advances from the FHLB totaled $22.0 million. The Bank's approved credit line was $65.4 million. However, the Bank had sufficient collateral to borrow up to $96.7 million. Borrowings above the approved credit limit require special approval of the FHLB. In addition, liquidity is provided by the Company's overnight investment in federal funds sold. At December 31, 1999, federal funds sold totaled $3.7 million.

Market Risk and Interest Rate Sensitivity

  The Company's interest rate risk represents the level of exposure it has to fluctuations in interest rates and is primarily measured as the change in earnings and the theoretical market value of equity that result from changes in interest rates. The Asset/Liability Management Committee of the Board of Directors (the "ALCO") oversees the Company's management of interest rate risk. The objective of the management of interest rate risk is to optimize net interest income during periods of volatile as well as stable interest rates while maintaining a balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the Company's liquidity, asset and earnings growth, and capital adequacy goals. Critical to the management of this process is the ALCO's interest rate program, designed to manage interest rate sensitivity (gap management) and balance sheet mix and pricing (spread management). Gap management represents those actions taken to measure and monitor rate sensitive assets and rate sensitive liabilities. Spread management requires managing investments, loans and funding sources to achieve an acceptable spread between the Company's return on its earning assets and its cost of funds.

  One tool used by the Company to assess and manage its interest rate risk is the gap analysis. The gap analysis, summarized in the following table, measures the mismatch in repricing between interest-sensitive assets and interest-sensitive liabilities and provides a general indication of the interest sensitivity of the balance sheet at a specified point in time. By limiting the size of the gap position, the Company can limit the net interest at risk arising from repricing imbalances. The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1999 and the Company's interest sensitivity gap at that date. A negative sensitivity gap for any time period indicates that more interest-bearing liabilities will mature or reprice during that time period than interest-earning assets. The Company's goal is generally to maintain a reasonably balanced cumulative interest sensitivity gap position for the period of one year or less in order to mitigate the impact of changes in interest rates on liquidity, interest margins and corresponding operating results. During periods of rising interest rates, a short-term negative interest sensitivity gap position would generally result in a decrease in net interest income, and during periods of falling interest rates, a short-term negative interest sensitivity gap position would generally result in an increase in net interest income (assuming all earning assets and interest-bearing liabilities are affected by a rate change equally and simultaneously).

  The Company has managed its interest rate risk primarily through the origination of variable rate loans. At December 31, 1999, $207.0 million of the total loan portfolio, or 65.6%, represented variable rate loans. Of this amount, $203.2 million were loans tied to the prime rate of interest, which generally reprice either immediately upon the change in the prime rate of interest or during the month following a change. While the Company believes its cumulative interest sensitivity gap position is currently at a satisfactory level, there can be no assurances that the Company will maintain the current interest sensitivity gap position. Future movement of interest rates up or down is an uncertainty and could impact the earnings of the Company.

  It is important to note that the table represents the static gap position for interest sensitive assets and liabilities at December 31, 1999. The table does not give effect to prepayments or extensions of loans as a result of changes in general market rates. Moreover, while the table does indicate the opportunities to reprice assets and liabilities within certain time frames, it does not account for timing differences that occur during periods of repricing. For example, changes to deposit rates tend to lag in a rising rate environment and lead in a falling rate environment. Also, the table does not account for the core deposit relationship with customers which might suggest that the balances of NOW, savings, and money market accounts totaling $136.5 million are less sensitive than interest-bearing liabilities maturing in three months or less.

                                                    Interest Sensitivity Period
-------------------------------------------------------------------------------------------------------------------------------
                                                             After 3
                                                             Through                  After 1             After 2
                                    Less Than                  12                     Through             Through
(dollars in thousands)              3 Months     War/(a)/     Months      War/(a)/    2 Years    War/(a)/ 3 Years    War/(a)/
-------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Federal funds sold                  $  3,703          5.0%    $     --          --%  $     --       --%   $    --      --%
 Investment securities                  6,000          5.6       24,002         5.9     12,250      5.8     48,094      6.3
 Securities available-for-sale          7,372          7.4           --          --          4      8.1         --       --
 Residential mortgages
  originated for sale                   2,707          7.8           --          --         --       --         --       --
 Loans/(b)/:
  Commercial                           46,595          9.6        7,063         8.2      4,405      8.5      5,218      8.3
  Leases                                  272          9.9          345        10.3        488     10.3        349     10.4
  Real estate - development
   and construction                    87,116          9.6        4,753         8.0        372      8.0         54      9.0
  Real estate - mortgage:
   Residential                            615          9.1        1,431         7.4        459      7.0      1,270      7.9
   Commercial                           7,712         10.0        2,324         8.5        215      8.3        233      8.3
  Retail                               49,213          9.3        4,075         8.8      7,074      8.9      8,971      8.9
  Credit card                              --           --        2,217         7.5         --       --         --       --
-------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets       211,305          9.3       46,210         7.0     25,267      7.3     64,189      6.9
-------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Deposits:
  NOW accounts                         41,985          1.1           --          --         --       --         --       --
  Savings accounts                     48,022          3.1           --          --         --       --         --       --
  Money market accounts                46,460          2.3           --          --         --       --         --       --
  Certificates of deposit              54,986          4.8       56,041         5.1     33,952      5.3      5,116      5.8
 Short-term borrowings                 36,724          5.3           --          --         --       --         --       --
 Long-term borrowings                      --           --           --          --         --       --         --       --
-------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   Liabilities                        228,177          3.3       56,041         5.1     33,952      5.3      5,116      5.8
-------------------------------------------------------------------------------------------------------------------------------
 Interest sensitivity gap            $(16,872)                 $ (9,831)              $ (8,685)            $59,073
===============================================================================================================================
 Cumulative interest
   sensitivity gap                   $(16,872)                 $(26,703)              $(35,388)            $23,685
===============================================================================================================================
 Cumulative interest
  sensitivity gap ratio                  -3.6%                     -5.7%                  -7.6%                5.1%
===============================================================================================================================

/(a)/ Weighted average rate at December 31, 1999, presented on a fully-taxable equivalent basis.
/(b)/ Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totaling $981,000.

                                                     Interest Sensitivity Period
------------------------------------------------------------------------------------------------------------------------------------
                                  After 3                  After 4
                                  Through                  Through                After                                      Fair
(dollars in thousands)            4 Years      War/(a)/    5 Years    War/(a)/   5 Years     War/(a)/  Total     War/(a)/   Value
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Federal funds sold                $    --       --%     $    --         --%     $    --         --%   $  3,703      5.0%  $  3,703
 Investment securities                  --       --           --         --        3,066        6.2      93,412      6.1     92,356
 Securities available-for-sale          --       --           --         --        5,870        8.6      13,246      7.9     13,246
  Residential mortgages
  originated for sale                   --       --           --         --           --         --       2,707      7.8      2,707
 Loans/(b)/:
  Commercial                         4,447      8.8        7,774        8.5        5,738        7.7      81,240      9.1     81,118
  Leases                                53      8.4            3        9.4           --         --       1,510     10.2      1,508
  Real estate - development
   and construction                    438      8.5           --         --           --         --      92,733      9.5     92,767
  Real estate - mortgage:
   Residential                         331      8.2          436        8.5        6,142        8.1      10,684      8.0     10,689
   Commercial                        2,146      8.9        2,790        8.6        4,877        7.9      20,297      9.0     20,266
  Retail                             7,339      8.6        9,056        8.9       20,310        8.1     106,038      8.9    107,564
  Credit card                           --       --           --         --           --         --       2,217      7.5      2,222
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets     14,754      8.7       20,059        8.7       46,003        8.0     427,787      8.4    428,146
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Deposits:
  NOW accounts                          --       --           --         --           --         --      41,985      1.1     41,985
  Savings accounts                      --       --           --         --           --         --      48,022      3.1     48,022
  Money market accounts                 --       --           --         --           --         --      46,460      2.3     46,460
  Certificates of deposit            2,648      5.7        1,779        4.9           --         --     154,522      5.1    154,893
 Short-term borrowings                  --       --           --         --           --         --      36,724      5.3     56,723
 Long-term borrowings               20,000      5.3           --         --           --         --      20,000      5.3     20,058
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                      22,648      5.3        1,779        4.9           --         --     347,713      4.0    368,141
------------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap          $(7,894)              $18,280                 $46,003               $ 80,074
====================================================================================================================================
Cumulative interest
 sensitivity gap                  $15,791               $34,071                 $80,074
====================================================================================================================================
Cumulative interest
 sensitivity gap ratio                3.4%                  7.3%                   17.1%
====================================================================================================================================

/(a)/ Weighted average rate at December 31, 1999, presented on a fully-taxable equivalent basis.
/(b)/ Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totaling $981,000.

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

  The Company also uses a computer simulation analysis to assess and manage its interest rate risk. The simulation analysis assumes an immediate, parallel shift of 200 basis points in the Treasury Yield Curve. The analysis measures the potential change in earnings and in the market value of portfolio equity over a one-year time horizon and captures optionality factors such as call features imbedded in investment and loan portfolio contracts. Measured based on November 30, 1999 data, the simulation analysis provided the following profile of the Company's interest rate risk:

                                                            Immediate Rate Change
        --------------------------------------------------------------------------------------------------------
                                                       +200BP                 -200BP                 Policy
                                                       ------                 ------                 ------
        Net interest income at risk                      1.1%                   -5.0%               +/-7.5%
        Economic value of equity                        12.6%                   -9.4%              +/-20.0%

  As of December 31, 1999, based on the mix of assets and liabilities and the then current interest rate environment, management does not believe there has been a significant change since November 30, 1999.

  Both of the above tools used to assess interest rate risk have strengths and weaknesses. Because the gap analysis reflects a static position at a single point in time, it is limited in quantifying the total impact of market rate changes which do not affect all earning assets and interest-bearing liabilities equally or simultaneously. In addition, gap reports depict the existing structure, excluding exposure arising from new business. While the simulation process is a powerful tool in analyzing interest rate sensitivity, many of the assumptions used in the process are highly qualitative and subjective and are subject to the risk that past historical activity may not generate accurate predictions of the future. Both measurement tools, however, provide a comprehensive evaluation of the Company's exposure to changes in interest rates, enabling management to better control the volatility of earnings.

Capital Resources and Adequacy

  Total stockholders' equity was $40.9 million at December 31, 1999, representing an increase of $2.5 million or 6.6% from December 31, 1998. The growth of stockholders' equity during 1999 was primarily attributable to the earnings of the Company of $5.2 million less cash dividends declared on common stock of $1.5 million. In addition, in November 1998, the Board of Directors of the Company approved a stock repurchase program that authorized the repurchase of up to 400,000 shares of the Company's common stock, subject to applicable laws and regulations. During 1999, the Company repurchased and retired 85,800 shares at prices ranging from $13.75 to $16.50, which reduced total stockholders' equity by $1.3 million.

  The Federal Reserve Board has adopted risk-based guidelines for bank holding companies. As of December 31, 1999, the minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) was 8.0%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other intangibles and making various other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and limited amounts of credit loss reserves ("Tier 2 capital"). The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other intangible assets. The Federal Reserve Board also has adopted a minimum leverage ratio (Tier 1 capital to average assets) of 4.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1.0% to 2.0% higher for holding companies that do not have the highest rating or that are undertaking major expansion programs. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

  The tables below present the Company's capital position relative to its various minimum statutory and regulatory capital requirements at December 31, 1999.

                                                                                 Tier 1 Leverage Ratio
------------------------------------------------------------------------------------------------------------------
                                                                                                Percent of
(dollars in thousands)                                                       Amount           Average Assets
------------------------------------------------------------------------------------------------------------------
Tier 1 capital/(a)/                                                         $ 40,972               8.8%
Tier 1 leverage ratio requirement                                             18,645               4.0
------------------------------------------------------------------------------------------------------------------
Excess                                                                      $ 22,327               4.8%
==================================================================================================================
Quarterly average total assets                                              $466,122
                                                                            ========
                                                                               Risk-Based Capital Ratio
------------------------------------------------------------------------------------------------------------------
                                                                                               Percent of
                                                                                              Risk-weighted
(dollars in thousands)                                                        Amoount             Assets
------------------------------------------------------------------------------------------------------------------
Tier 1 capital/(a)/                                                         $ 40,972              11.0%
Risk-based Tier 1 capital requirement                                         14,881               4.0
------------------------------------------------------------------------------------------------------------------
Excess                                                                      $ 26,091               7.0%
==================================================================================================================
Tier 1 capital/(a)/                                                         $ 40,972              11.0%
Tier 2 capital/(b)/                                                            4,181               1.1
------------------------------------------------------------------------------------------------------------------
Total risk-based capital                                                      45,153              12.1
Risk-based capital requirements                                               29,762               8.0
------------------------------------------------------------------------------------------------------------------
Excess                                                                      $ 15,391               4.1%
==================================================================================================================
Risk-weighted assets                                                        $372,028
                                                                            ========

/(a)/ Tier 1 capital is comprised of the following at December 31, 1999:
      GAAP capital                                                          $40,893
      Less intangible assets                                                    (37)
      Add unrealized losses on securities available-for-sale, net of taxes      107
      Add 50% of investment in unconsolidated subsidiary                          9
                                                                            -------
                                                                            $40,972
                                                                            =======

/(b)/ Tier 2 capital is comprised of the allowance for credit losses plus 50% of the Company's investment in an unconsolidated subsidiary, limited to 1.25% of risk-weighted assets.

Year 2000 Readiness Disclosure

  The following information represents "Year 2000 Readiness Disclosure" in conformance with the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998.

  The Company reports "business as usual" subsequent to the year 2000 event.
All systems have successfully transitioned to the year 2000, including all data processing systems, automated delivery channels, the Bank's internal network and all communications equipment. These systems are currently processing without interruption and there has been no loss of service from major third party service providers. Although the Company believes that its internal year 2000 issues have been addressed appropriately and is not aware of any specific remaining year 2000 issues, there can be no assurance that all these issues, including those that may affect vendors and suppliers, have been fully resolved. The Company will continue to closely monitor all systems throughout the year.

Recent Accounting Developments

  In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. It is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of the Statement should be as of the beginning of an entity's fiscal quarter. On that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application is encouraged. The Company does not currently have any hedging relationships or derivative instruments that would require reclassification under the provisions of SFAS No. 133.
                                                                              23

Subsequent Events

  On March 8, 2000, the Company issued 2,641,746 shares of its common stock for all the outstanding common stock of Suburban Bancshares, Inc ("Suburban"). The business combination will be accounted for as a pooling-of-interests combination and, accordingly, the Company's historical statements presented in future reports will be restated to include the accounts and results of operations of Suburban. Following the merger, the Company will operate twenty-three branches in Howard, Baltimore, Prince Georges and Montgomery counties and Baltimore
City. The unaudited combined results of operations of the Company and Suburban on a pro forma basis for 1999 would have produced net income of $5.9 million and diluted earnings per share of $.82.

                          Independent Auditors' Report
                        Columbia Bancorp and Subsidiary


The Board of Directors and Stockholders
Columbia Bancorp:

  We have audited the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbia Bancorp and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


Baltimore, MD                                   /s/ KPMG LLP
January 21, 2000, except as to note 16,        ------------------------
 which is as of February 23, 2000               KPMG LLP

                      Consolidated Statements of Condition
                        Columbia Bancorp and Subsidiary
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------------------
(dollars in thousands)                                              1999        1998
--------------------------------------------------------------------------------------------
 Assets
 Cash and due from banks (note 2)                                 $ 19,751    $ 15,430
 Federal funds sold                                                  3,703      17,099
 Investment securities - fair value $92,356 in 1999
   and $74,308 in 1998 (note 3)                                     93,412      73,782
 Securities available-for-sale (note 3)                             13,246      10,234
 Residential mortgage loans originated for sale                      2,707      17,387
 Loans (notes 4 and 5):
   Commercial                                                       81,325      49,841
   Lease receivables                                                 1,510          --
   Real estate - development and construction                       93,478     111,868
   Real estate - mortgage:
     Residential                                                    10,684       9,950
     Commercial                                                     20,297      16,280
   Retail, principally residential equity lines of credit          106,189      85,146
   Credit card                                                       2,217       1,694
--------------------------------------------------------------------------------------------
     Total loans                                                   315,700     274,779
     Less:
      Unearned income, net of origination costs                        193         366
      Allowance for credit losses                                    4,172       3,965
--------------------------------------------------------------------------------------------
      Loans, net                                                   311,335     270,448
 Other real estate owned (notes 4 and 6)                             3,828       4,043
 Property and equipment, net (note 7)                                8,200       8,616
 Prepaid expenses and other assets (notes 8 and 12)                 11,529      10,296
--------------------------------------------------------------------------------------------
      Total assets                                                $467,711    $427,335
============================================================================================

 Liabilities and Stockholders' Equity
 Deposits:
   Noninterest-bearing demand deposits                            $ 76,509    $ 60,372
   Interest-bearing deposits:
     Savings and checking                                          136,467     128,866
     Certificates of deposit:
      Under $100,000                                               125,308     123,541
      $100,000 and over                                             29,214      26,557
--------------------------------------------------------------------------------------------
      Total deposits                                               367,498     339,336
 Short-term borrowings (note 13)                                    36,724      27,012
 Long-term borrowings (note 14)                                     20,000      20,000
 Accrued expenses and other liabilities                              2,596       2,633
--------------------------------------------------------------------------------------------
      Total liabilities                                            426,818     388,981
--------------------------------------------------------------------------------------------
 Stockholders' equity (notes 11, 16 and 17):
   Common stock, $.01 par value per share; authorized
     9,550,000 shares; outstanding 4,508,625 and 4,561,650
     shares at December 31, 1999 and 1998, respectively                 45          46
   Additional paid-in capital                                       22,384      23,491
   Retained earnings                                                18,571      14,846
   Accumulated other comprehensive income                             (107)        (29)
--------------------------------------------------------------------------------------------
      Total stockholders' equity                                    40,893      38,354
 Commitments and contingent liabilities (notes 9 and 10)
--------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                  $467,711    $427,335
============================================================================================

See accompanying notes to consolidated financial statements.

                     Consolidated Statements of Income and
                              Comprehensive Income
                        Columbia Bancorp and Subsidiary
                  Years Ended December 31, 1999, 1998 and 1997

-------------------------------------------------------------------------------------------------------------------
(dollars in thousands except per-share data)                                   1999        1998        1997
-------------------------------------------------------------------------------------------------------------------
 Interest income:
   Loans                                                                      $27,743     $27,768     $26,742
   Investment securities                                                        5,820       4,448       3,259
   Federal funds sold                                                             691         712         193
-------------------------------------------------------------------------------------------------------------------
     Total interest income                                                     34,254      32,928      30,194
-------------------------------------------------------------------------------------------------------------------
 Interest expense:
   Deposits                                                                    10,308      11,195      10,094
   Borrowings                                                                   2,585       1,823       1,379
-------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                    12,893      13,018      11,473
-------------------------------------------------------------------------------------------------------------------
     Net interest income                                                       21,361      19,910      18,721
 Provision for credit losses (note 4)                                             449         659         663
-------------------------------------------------------------------------------------------------------------------
      Net interest income after provision
      for credit losses                                                        20,912      19,251      18,058
-------------------------------------------------------------------------------------------------------------------
 Noninterest income:
   Fees charged for services                                                    1,702       1,380       1,227
   Gains and fees on sales of mortgage loans, net of costs                        905       1,268         356
   Other                                                                          770         776         599
-------------------------------------------------------------------------------------------------------------------
     Total noninterest income                                                   3,377       3,424       2,182
-------------------------------------------------------------------------------------------------------------------
 Noninterest expense:
   Salaries and employee benefits                                               8,223       7,749       6,815
   Occupancy, net (notes 9 and 15)                                              2,049       1,885       1,420
   Equipment                                                                    1,251       1,217       1,038
   Data processing                                                                936         780         598
   Marketing                                                                      544         540         544
   Cash management services                                                       422         338         413
   Professional fees                                                              197         361         392
   Net expense (income) on other real estate
     owned (note 6)                                                                37         (38)        134
   Deposit insurance                                                              140         126         112
   Stationery and supplies                                                        352         369         324
   Postage                                                                        254         244         209
   Other                                                                        1,918       1,813       1,723
-------------------------------------------------------------------------------------------------------------------
     Total noninterest expense                                                 16,323      15,384      13,722
-------------------------------------------------------------------------------------------------------------------
     Income before income taxes                                                 7,966       7,291       6,518
 Income tax provision (note 12)                                                 2,751       2,545       2,350
-------------------------------------------------------------------------------------------------------------------
     Net income                                                                 5,215       4,746       4,168
 Other comprehensive income net of tax-
   unrealized gain (loss) on securities
     available-for-sale                                                           (78)        (28)          7
-------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                     $ 5,137     $ 4,718     $ 4,175
===================================================================================================================
 Net income per common share:
   Basic                                                                      $  1.15     $  1.05     $   .96
   Diluted                                                                       1.14        1.03         .91
===================================================================================================================

 See accompanying notes to consolidated financial statements.

                Consolidated Statements of Stockholders' Equity
                        Columbia Bancorp and Subsidiary
                  Years Ended December 31, 1999, 1998 and 1997

---------------------------------------------------------------------------------------------------------------
                                                                               Accumulated
                                                  Additional                      Other            Total
                                       Common       Paid-in     Retained      Comprehensive    Stockholders'
(dollars in thousands)                  Stock       Capital     Earnings          Income           Equity
---------------------------------------------------------------------------------------------------------------
 Balance December 31, 1996               $43       $22,599     $ 8,341            $  (8)         $30,975
 Cash dividends declared
  on common stock                         --            --      (1,086)              --           (1,086)
 Exercise of options for
  139,236 shares of common stock           1           636          --               --              637
 Exercise of warrants for
  15,800 shares of common stock           --            72          --               --               72
 Common stock exchanged
  (25,346 shares)                         --          (744)         --               --             (744)
 Tax benefit of nonqualified
  stock options exercised                 --           356          --               --              356
 Net income                               --            --       4,168               --            4,168
 Other comprehensive
  income items                            --            --          --                7                7
---------------------------------------------------------------------------------------------------------------
 Balance December 31, 1997                44        22,919      11,423               (1)          34,385
 Cash dividends declared
  on common stock                         --            --      (1,323)              --           (1,323)
 Exercise of options for
  37,320 shares of common stock            1           151          --               --              152
 Exercise of warrants for
  136,000 shares of common stock           1           617          --               --              618
 Purchase of 12,000 shares
  of common stock                         --          (196)         --               --             (196)
 Net income                               --            --       4,746               --            4,746
 Other comprehensive
    income items                          --            --          --              (28)             (28)
---------------------------------------------------------------------------------------------------------------
 Balance December 31, 1998                46        23,491      14,846              (29)          38,354
 Cash dividends declared
  on common stock                         --            --      (1,490)              --           (1,490)
 Exercise of options for
  33,846 shares of common stock           --           187          --               --              187
 Common stock exchanged
    (1,071 shares)                        --           (15)         --               --              (15)
 Purchase of 85,800 shares
  of common stock                         (1)       (1,279)         --               --           (1,280)
 Net income                               --            --       5,215               --            5,215
 Other comprehensive
    income items                          --            --          --              (78)             (78)
---------------------------------------------------------------------------------------------------------------
 Balance December 31, 1999               $45       $22,384     $18,571            $(107)         $40,893
===============================================================================================================

 See accompanying notes to consolidated financial statements.

                     Consolidated Statements Of Cash Flows
                        Columbia Bancorp and Subsidiary
                  Years Ended December 31, 1999, 1998 and 1997

------------------------------------------------------------------------------------------------------
(dollars in thousands)                                          1999          1998         1997
------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                 $  5,215    $   4,746     $  4,168
   Adjustments to reconcile net income
     to net cash provided by (used in)
     operating activities:
      Depreciation and amortization                              1,139        1,126        1,049
      Amortization of loan fee income                           (1,339)      (1,681)      (2,017)
      Provision for credit losses                                  449          659          663
      Provision for losses on other real estate owned               17           30           46
      Gains and fees on sales of mortgage loans,
        net of costs                                              (905)      (1,268)        (356)
      Gains on sales of other assets                                --          (15)         (16)
      Proceeds from sales of residential
        mortgage loans originated for sale                      86,131      158,988       51,863
      Disbursements for residential mortgage
        loans originated for sale                              (70,545)    (168,550)     (56,513)
      Loan fees deferred, net of origination costs               1,166        1,407        1,535
      Increase in prepaid expenses and other assets               (499)        (642)        (420)
      Increase (decrease) in accrued expenses and other
        liabilities                                                (82)         591          441
------------------------------------------------------------------------------------------------------
        Net cash provided by (used in)
          operating activities                                  20,747       (4,609)         443
------------------------------------------------------------------------------------------------------
 Cash flows provided by (used in) investing activities:
   Loan disbursements in excess of
     principal repayments                                      (39,947)     (12,959)     (28,850)
   Loan purchases                                               (4,631)      (4,459)      (5,408)
   Loan sales                                                    3,371        7,814        3,021
   Purchases of investment securities                          (59,659)     (37,829)     (35,957)
   Purchases of securities available-for-sale                   (3,142)      (9,309)         (18)
   Proceeds from maturities and principal
     repayments of investment securities                        40,052       29,056       10,812
   Proceeds from maturities and principal
     repayments of securities available-for-sale                     2          702        2,709
   Additions to other real estate owned                         (1,724)      (1,770)        (430)
   Sales of other real estate owned                              1,965        2,653          273
   Purchases of property and equipment                            (748)        (754)      (2,489)
   Disposals of property and equipment                              --          112            2
   Purchase of life insurance                                     (470)          --         (895)
   Increase in cash surrender value of life insurance             (212)        (204)        (178)
------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                  (65,143)     (26,947)     (57,408)
------------------------------------------------------------------------------------------------------

                        Columbia Bancorp and Subsidiary
                 Years Ended December 31, 1999, 1998 and 1997

------------------------------------------------------------------------------------------------------
(dollars in thousands)                                          1999          1998         1997
------------------------------------------------------------------------------------------------------
 Cash flows provided by (used in)
   financing activities:
     Net increase in deposits                                  $28,162      $25,979      $58,717
     Increase (decrease) in short-term borrowings                9,712        3,287       (6,402)
     Increase in long-term borrowings                               --       20,000           --
     Cash dividends distributed on common stock                 (1,445)      (1,266)      (1,035)
     Net proceeds (disbursements) from stock options
      and warrants exercised and common
      stock exchanged                                              172          770          (35)
     Purchase of common stock                                   (1,280)        (196)          --
------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                 35,321       48,574       51,245
------------------------------------------------------------------------------------------------------
 Net increase (decrease) in cash and
   cash equivalents                                             (9,075)      17,018       (5,720)
 Cash and cash equivalents at beginning of year                 32,529       15,511       21,231
------------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of year                      $23,454      $32,529      $15,511
======================================================================================================
 Supplemental information:
   Interest paid on deposits and borrowings                    $12,991      $12,808      $11,389
   Income taxes paid                                             2,880        2,845        2,165
   Transfers of loans to other real estate owned                    43          334        4,063
======================================================================================================

 See accompanying notes to consolidated financial statements.

                   Notes to Consolidated Financial Statements
                        Columbia Bancorp and Subsidiary
                        December 31, 1999, 1998 and 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies of Columbia Bancorp and subsidiary (the "Company") conform to generally accepted accounting principles. The following is a description of the more significant of these policies.

Organization

  The Company was formed November 16, 1987 and is a Maryland corporation chartered as a bank holding company. The Company holds all the issued and outstanding shares of common stock of The Columbia Bank (the "Bank"). The Bank is a Maryland trust company that engages in general commercial banking operations. Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC").

  The Bank provides comprehensive and service-intensive commercial and retail banking services to individuals and small and medium-sized businesses. Services offered by the Bank include a variety of loans and a broad spectrum of commercial and consumer financial services.

Basis of presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Investment securities

  The Company classifies its securities as trading securities, investment securities or securities available-for-sale. The Company has no trading securities. Investment securities are debt securities that the Company has the intent and ability to hold until maturity. All other securities are classified as securities available-for-sale. Investment securities are recorded at cost, adjusted for amortization of premium and accretion of discount. Securities available-for-sale are recorded at their fair value and unrealized holding gains or losses, net of the related tax effect, are excluded from earnings and reported as an item of other comprehensive income until realized. Transfers of securities between categories are recorded at fair value on the date of transfer. The accumulated unrealized holding gains or losses on debt securities at the time of a transfer from securities available-for-sale to investment securities are amortized into earnings over the remaining life of the security as an adjustment to yield.

  A decline in the market value of any security which is deemed other than temporary is charged to earnings, resulting in a new cost basis for the security. Gains and losses on sales of securities are determined on a specific identification basis; purchases and sales of securities are recognized on a trade-date basis.

Federal funds sold

  Federal funds sold are carried at cost, which approximates market, and are generally sold for one-day periods.

Residential mortgage loans originated for sale

  Residential mortgage loans originated for sale are carried at the lower of cost or the committed sale price, determined on an individual basis.

Loans receivable

  Loans are stated at the amount of unpaid principal reduced by unearned income and the allowance for credit losses. Unearned income consists of commitment and origination fees, net of origination costs. Loans are placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of interest and/or principal in doubt. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Management may grant a waiver from nonaccrual status for a 90-day past-due loan that is both well secured and in the process of collection.

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

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan " ("SFAS No. 114"), the Company measures impaired loans (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair vale of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding provision for credit losses.

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

  The Company provides for credit losses through the establishment of an allowance for credit losses by provisions charged against earnings. The factors considered by management in determining the adequacy of the allowance for losses include the historical relationships among loans outstanding; credit loss experience and the current level of the allowance; a continuing evaluation of nonperforming loans and loans classified as having the potential for further deterioration taking into consideration collateral value and the financial strength of the borrowers and guarantors; and a continuing evaluation of the economic environment. The allocated valuation allowance, if any, is included in the Company's allowance for credit losses. An impaired loan is charged-off when the loan, or a portion thereof, is considered uncollectible.

Real estate properties acquired in satisfaction of loans

  Real estate properties acquired in satisfaction of loans are reported in other real estate owned and are recorded at the lower of cost or estimated fair value less selling costs. Subsequent write-downs are included in noninterest expense, along with operating income and expenses of such properties, and gains or losses realized upon disposition.

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

Per share data and net income per common share

  In May 1998, the Board of Directors declared a two-for-one stock split-up in the form of a 100% stock dividend that was distributed to stockholders in June 1998. Share and per share data presented in the consolidated financial statements and notes thereto have been adjusted, where appropriate, to give retroactive effect to this distribution.

  Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all potentially dilutive common shares outstanding during the period. The dilutive effects of options, discussed in note 11, and their equivalents are computed using the treasury stock method.

  Information relating to the calculations of earnings per common share is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------------------------------------------
                                               1999                      1998                      1997
--------------------------------------------------------------------------------------------------------------------
                                        Basic       Diluted       Basic       Diluted       Basic       Diluted
--------------------------------------------------------------------------------------------------------------------
Net income used in EPS
 computation                          $5,215,121   $5,215,121   $4,745,523   $4,745,523   $4,167,531   $4,167,531
====================================================================================================================
Weighted average
 shares outstanding                    4,516,050    4,516,050    4,529,052    4,529,052    4,325,512    4,325,512
Dilutive securities                           --       66,574           --       98,872           --      259,686
--------------------------------------------------------------------------------------------------------------------
Adjusted weighted average shares
 used in EPS computation               4,516,050    4,582,624    4,529,052    4,627,924    4,325,512    4,585,198
====================================================================================================================
Net income per common share           $     1.15   $     1.14   $     1.05   $     1.03   $      .96   $      .91
====================================================================================================================

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

NOTE 2: RESTRICTIONS ON CASH AND DUE FROM BANKS

  The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 1999 and 1998, the required reserve balances were $8.3 million and $5.8 million, respectively.

  The Bank is also required to maintain a compensating balance with the servicer of its credit card operation. The balance is calculated periodically based upon activity. At December 31, 1999 and 1998, the required compensating balances were $117,720 and $113,040, respectively.

NOTE 3: INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE

  The amortized cost and estimated fair values of investment securities and securities available-for-sale at December 31, 1999 were as follows:

-------------------------------------------------------------------------------------------
                                                    Gross        Gross
                                      Amortized   Unrealized   Unrealized   Estimated
(dollars in thousands)                  Cost        Gains        Losses     Fair Value
-------------------------------------------------------------------------------------------
Investment securities:
 U.S. Treasury securities               $14,999      $--        $    7       $14,992
 Federal agency securities               74,603       --         1,002        73,601
 Mortgage-backed securities               3,810        1            48         3,763
-------------------------------------------------------------------------------------------
   Total                                $93,412      $ 1        $1,057       $92,356
===========================================================================================
Securities available-for-sale:
 Trust preferred stocks                 $11,904      $50        $  229       $11,725
 Mortgage-backed securities                   4       --            --             4
 Other equity securities                    235       --            --           235
 Investment in Federal Home Loan
   Bank stock                             1,282       --            --         1,282
-------------------------------------------------------------------------------------------
   Total                                $13,425      $50        $  229       $13,246
===========================================================================================

  The amortized cost and estimated fair values of investment securities and securities available-for-sale at December 31, 1998 were as follows:

-------------------------------------------------------------------------------------------
                                                    Gross        Gross
                                      Amortized   Unrealized   Unrealized   Estimated
(dollars in thousands)                  Cost        Gains        Losses     Fair Value
-------------------------------------------------------------------------------------------
Investment securities:
 U.S. Treasury securities               $53,978      $403         $--        $54,381
 Federal agency securities               19,002       124          --         19,126
 Mortgage-backed securities                 802         2           3            801
-------------------------------------------------------------------------------------------
   Total                                $73,782      $529         $ 3        $74,308
===========================================================================================
Securities available-for-sale:
 Federal agency securities              $ 9,152      $ 15         $64        $ 9,103
 Mortgage-backed securities                   5         1          --              6
 Investment in Federal Home Loan
   Bank stock                             1,125        --          --          1,125
-------------------------------------------------------------------------------------------
   Total                                $10,282      $ 16         $64        $10,234
===========================================================================================

  The Company is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid balance of the Company's residential mortgage loans, 5% of its outstanding advances from the FHLB or $500, whichever is greater. The investment in FHLB stock at December 31, 1999 was equal to approximately 5% of the outstanding advances from the FHLB.

  The amortized cost and estimated fair values of nonequity investment securities and securities available-for-sale at December 31, 1999 and 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.

--------------------------------------------------------------------------------------------------
                                                    1999                      1998
--------------------------------------------------------------------------------------------------
                                            Amortized   Estimated    Amortized   Estimated
(dollars in thousands)                        Cost      Fair Value     Cost      Fair Value
--------------------------------------------------------------------------------------------------
Investment securities:
 Due in one year or less                      $30,001      $29,936     $42,985      $43,226
 Due after one year through five years         59,601       58,657      29,995       30,281
 Collateralized mortgage obligations
   and mortgage-backed securities               3,810        3,763         802          801
--------------------------------------------------------------------------------------------------
     Total                                    $93,412      $92,356     $73,782      $74,308
==================================================================================================
Securities available-for-sale:
 Due after ten years                          $11,904      $11,725     $ 9,152      $ 9,103
 Mortgage-backed securities                         4            4           5            6
--------------------------------------------------------------------------------------------------
     Total                                    $11,908      $11,729     $ 9,157      $ 9,109
==================================================================================================

  There were no sales of investment securities or securities available-for-sale during 1999 or 1998. At December 31, 1999, investment securities and securities available-for-sale with an aggregate book value and fair value of $9.0 million and $9.0 million, respectively, were pledged as collateral, primarily for FHLB borrowings.

NOTE 4: NONPERFORMING ASSETS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT LOSSES

  Nonperforming assets and loans past-due 90 days or more but not in nonaccrual status were as follows at December 31:

---------------------------------------------------------
(dollars in thousands)               1999      1998
---------------------------------------------------------
Nonaccrual loans                    $  981   $2,995
Other real estate owned              3,828    4,043
---------------------------------------------------------
   Total nonperforming assets       $4,809   $7,038
=========================================================
Loans past-due 90 days or more      $    5   $   63
=========================================================

  At December 31, 1999, other real estate owned consisted of the following properties:

     . A residential development project in which the Company owns a 75% interest, with a remaining 20 single family and 150 townhouse building lots with a carrying value of $3.4 million. The project is being completed under the direction of the Company. At December 31, 1999, 60 single family and 32 townhouse lots had been delivered. All remaining single family and townhouse lots were under option contract of sale with two residential builders with a takedown schedule that extends through September 2003.

     . A residential development project consisting of twelve townhouse units with a carrying value of $396,000. The Company plans to market this property for sale.

  At December 31, 1999, nonaccrual loans consisted primarily of a residential development project with a carrying value of $640,000.

  Impaired loans totaled $830,000 and $2.8 million at December 31, 1999 and 1998, respectively, and were all collateral dependent loans. There were no impaired loans at December 31, 1999 or 1998 with an allocated valuation allowance.

  The average recorded investment in impaired loans, the amounts of income recognized, and the amounts of income recognized on a cash basis were as follows during the years ended December 31:

-----------------------------------------------------------------------------------------------
(dollars in thousands)                                            1999    1998    1997
-----------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                     $302    $846    $285
Interest income recognized during impairment                        --      --      --
Interest income recognized on a cash basis during impairment        --      --       3
===============================================================================================

                                                                              35

  An analysis of the allowance for credit losses is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------------
(dollars in thousands)                                    1999      1998      1997
--------------------------------------------------------------------------------------
Balance at beginning of year                             $3,965    $3,632    $3,293
Provision charged to expense                                449       659       663
Charge-offs                                                (377)     (344)     (365)
Recoveries                                                  135        18        41
--------------------------------------------------------------------------------------
Balance at end of year                                   $4,172    $3,965    $3,632
======================================================================================
Ratio of allowance to loans, net of unearned income        1.32%     1.45%     1.37%
======================================================================================

NOTE 5: RELATED PARTY TRANSACTIONS

  The Bank has made loans to certain of its executive officers and directors. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The following schedule summarizes changes in amounts of loans outstanding to executive officers and directors for the years ended December 31:

--------------------------------------------------------------------------------------
(dollars in thousands)                                    1999      1998      1997
--------------------------------------------------------------------------------------
Balance at beginning of year                             $ 3,231   $ 3,415   $ 2,258
Additions                                                  1,231     1,838     2,750
Repayments                                                (1,093)   (2,022)   (1,593)
--------------------------------------------------------------------------------------
Balance at end of year                                   $ 3,369   $ 3,231   $ 3,415
======================================================================================

NOTE 6: OTHER REAL ESTATE OWNED

  Net expense (income) on other real estate owned is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------------
(dollars in thousands)                                    1999      1998      1997
--------------------------------------------------------------------------------------
Net (gain)/loss on sales                                 $(157)    $(167)    $(49)
Operating expenses                                         177        99      137
Provision for losses                                        17        30       46
--------------------------------------------------------------------------------------
Net expense (income)                                     $  37     $(38)     $134
======================================================================================

  Interest capitalized on a construction project carried in other real estate owned totaled $170,000 and $156,000 in 1999 and 1998, respectively. No interest was capitalized in 1997.

NOTE 7: PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at December 31:

--------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1999      1998
--------------------------------------------------------------------------------------------
Land                                                                  $ 2,070   $ 2,070
Buildings and leasehold improvements                                    6,052     5,869
Furniture and equipment                                                 5,684     5,219
Software                                                                  566       466
Automobiles                                                                70        70
--------------------------------------------------------------------------------------------
                                                                       14,442    13,694
Less accumulated depreciation and amortization                          6,242     5,078
--------------------------------------------------------------------------------------------
                                                                      $ 8,200   $ 8,616
============================================================================================

                                                                              36

NOTE 8: PREPAID EXPENSES AND OTHER ASSETS

  Prepaid expenses and other assets consisted of the following at December 31:

--------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1999      1998
--------------------------------------------------------------------------------------------
Accrued interest receivable                                           $ 3,652   $ 3,016
Net deferred tax asset                                                  1,879     1,674
Cash surrender value of life insurance                                  4,820     4,138
Other                                                                   1,178     1,468
--------------------------------------------------------------------------------------------
                                                                      $11,529   $10,296
============================================================================================

NOTE 9: COMMITMENTS AND CONTINGENT LIABILITIES

  The Company occupies office space under lease agreements expiring at various dates to 2019. A summary of the noncancellable payments due under these leases is as follows at December 31, 1999 (in thousands):

             2000            $1,332
             2001             1,181
             2002             1,099
             2003               807
             2004               597
             After 2004       4,458
                             ------
                             $9,474
                             ======

  The lease amounts represent minimum rentals, excluding property taxes, operating expenses or percentage rent which the Company may be obligated to pay. Rental expense was $1.3 million, $1.1 million and $844,000 in 1999, 1998 and 1997, respectively.

  The Company utilizes a third party servicer to provide data processing services under terms of an agreement that expires in October 2004. Data processing costs are based upon account and transaction volume and currently approximate $82,000 monthly.

  The Company is also party to legal actions which are routine and incidental to its business. In management's opinion, the outcome of these matters will not have a material effect on the financial statements of the Company.

NOTE 10: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

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

  Credit risk is the possibility of sustaining a loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit. The Company's exposure to credit risk is represented by the contractual amounts of those financial instruments. The Company applies the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the financial instruments with off-balance-sheet credit risk at December 31 is as follows:

------------------------------------------------------------------------------------
(dollars in thousands)                                          1999       1998
------------------------------------------------------------------------------------
Commitments to extend credit and available credit lines:
   Commercial                                                 $ 42,307   $ 29,008
   Real estate - development and construction                  101,199     96,183
   Real estate - residential mortgage                            4,566      5,038
   Retail, principally home equity lines of credit              42,138     37,803
   Credit card                                                  10,709      5,937
------------------------------------------------------------------------------------
                                                               200,919    173,969
Standby letters of credit                                       12,762     15,519
Limited recourse on mortgage loans sold                          7,457      4,156
------------------------------------------------------------------------------------
                                                              $221,138   $193,644
====================================================================================

  The Company evaluates the creditworthiness of each customer on an individual basis. The amount of collateral obtained, if deemed necessary, upon the extension of credit is based on management's evaluation of the counterparty. Collateral obtained varies but may include: accounts receivable; inventory; property, plant and equipment; deposits held in financial institutions, including the Bank; other marketable securities; residential real estate; and income-producing commercial properties.

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

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. It is not likely that the letters of credit will be called because they principally guarantee the completion of development and construction work to be funded, subsequent to inspection, by scheduled loan advances issued by the Company on related loans. Of the total $12.8 million standby letters of credit outstanding at December 31, 1999, $6.1 million represented letters of credit secured by cash balances held by the bank.

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

  A concentration of credit risk exists with borrowers whose principal occupation is residential real estate development and/or construction. Loans, unused credit lines, and letters of credit to such borrowers totaled approximately $90.0 million, $70.4 million and $12.0 million, respectively, at December 31, 1999. Generally, these extensions of credit are secured by the real estate under development and/or construction. Management believes that its underwriting practices, specifically collateral requirements, mitigate the Company's exposure.

NOTE 11: EMPLOYEE BENEFITS

Profit Sharing Plan

  Retirement benefits are provided to employees meeting certain age and service eligibility requirements through a profit sharing plan with a cash or deferral arrangement qualifying under Section 401(k) of the Internal Revenue Code, as amended. Matching contributions made to the plan by the Company totaled $192,000 in 1999, $181,000 in 1998 and $151,000 in 1997.

Deferred Compensation Plan

  The Company has a nonqualified deferred compensation arrangement for selected senior officers. Amounts paid under this plan will be partially or fully recovered through single premium life insurance policies purchased on the lives of the participants. The Company's matching contribution to participant accounts totaled $34,000 in 1999 and 1998 and $28,000 in 1997. Earnings on deferred compensation includes interest credited on funds invested at the prime rate as well as appreciation or depreciation of the value of funds invested in Columbia Bancorp Common Stock. In 1999, the net loss to participants totaled $73,000. Net earnings credited to participants totaled $11,000 in 1998 and $55,000 in 1997.

Stock Option Plans

  The Company has stock option award arrangements that provide for the granting of options to acquire common stock to directors and key employees. Option prices are equal to or greater than the market price of the common stock at the date of the grant. Employee options are not exercisable prior to one year from the date of grant. Thereafter, employee options are generally exercisable to the extent of 25%, 50%, 75% and 100% after one, two, three and four years, respectively, from the date of grant. Director options may be exercised at any time after the date of grant. Options expire ten years after the date of grant.
                                                                              38

  Information with respect to stock options is as follows for the years ended December 31:

-----------------------------------------------------------------------------------------------
                                1999                  1998                   1997
-----------------------------------------------------------------------------------------------
                                    Weighted              Weighted               Weighted
                                    Average               Average                Average
                                    Exercise              Exercise               Exercise
                         Shares      Price      Shares     Price      Shares      Price
-----------------------------------------------------------------------------------------------
Outstanding at
 beginning of year      271,498      $11.24    193,200     $ 6.57    299,658      $ 4.74
Exercised               (33,846)       5.54    (37,320)      4.58   (139,236)       4.58
Granted                  74,860       15.16    118,350      16.89     32,800       14.81
Forfeited               (14,014)      16.33     (2,732)     16.40        (22)       4.55
-----------------------------------------------------------------------------------------------
Outstanding at
 end of year            298,498      $12.63    271,498     $11.24    193,200      $ 6.57
===============================================================================================

  A summary of information about stock options outstanding at December 31, 1999 is as follows:

                                                      Options
                                                    Outstanding
                                            -------------------------
                                                           Weighted     Options
                                                           Average    Exercisable
                       Exercise                           Remaining   -----------
                        Price               Shares       Life (Years)    Shares
                       -----------------------------------------------------------
                       $ 4.55               40,414           1.8         40,414
                         4.83               37,660           3.8         37,660
                         5.00                8,520           4.0          8,520
                         6.25                  770            .3            770
                         6.82                1,474            .1          1,474
                        11.00               12,000           7.2          6,000
                        11.31               13,410          10.0         13,410
                        16.00               54,900           9.1          8,000
                        16.88              103,000           8.1         37,750
                        17.00               26,350           8.6         20,850
                       -----------------------------------------------------------
                                           298,498           6.8        174,848
                       ===========================================================

  At December 31, 1999, 1998 and 1997, options to purchase 174,848, 161,848 and 160,400 shares of the Company's common stock, respectively, were exercisable at weighted average prices of $10.07, $7.74 and $4.89, respectively.

  The per share weighted average fair values of options granted during 1999, 1998 and 1997 were $6.05, $7.68 and $6.76, respectively. These values were estimated using the Black-Scholes option pricing model and the following assumptions:

                                             1999        1998        1997
             -------------------------------------------------------------------
             Dividend yield                   2.21%       1.65%       1.75%
             Expected volatility             35.03%      35.93%      36.79%
             Risk-free interest rate          5.00%       5.60%       5.49%
             Expected lives                 10 years    10 years    10 years

  The option prices were equal to the market prices of the common stock at the date of grant for all options granted in 1999, 1998 and 1997 and, accordingly, no compensation expense related to options was recognized. If the Company had applied a fair value-based method to recognize compensation cost for the options granted, net income and net income per common share would have been changed to the following pro forma amounts for the years ended December 31:

          (dollars in thousands,
          except per share data)                               1999       1998        1997
          -------------------------------------------------------------------------------------
          Net income                                          $4,937     $4,521      $4,156
          -------------------------------------------------------------------------------------
          Net income per common share:
            Basic                                             $ 1.09     $ 1.00      $  .96
            Diluted                                             1.08        .98         .91
          =====================================================================================

NOTE 12: INCOME TAXES

  The provision for income taxes was composed of the following for the years ended December 31:

----------------------------------------------------------------------------------
(dollars in thousands)                           1999       1998        1997
----------------------------------------------------------------------------------
Current:
  Federal                                       $2,716     $2,458      $2,182
  State                                            188        243         479
----------------------------------------------------------------------------------
                                                 2,904      2,701       2,661
Deferred:
  Federal                                         (125)      (129)       (255)
  State                                            (28)       (27)        (56)
----------------------------------------------------------------------------------
                                                  (153)      (156)       (311)
----------------------------------------------------------------------------------
                                                $2,751     $2,545      $2,350
==================================================================================

  The types of temporary differences that give rise to significant portions of the net deferred tax asset were as follows at December 31:

----------------------------------------------------------------------------------
(dollars in thousands)                                        1999     1998
----------------------------------------------------------------------------------
Deferred tax assets:
 Allowance for credit losses                                 $1,498   $1,412
 Deferred compensation                                          144      133
 Deposits                                                        94       80
 Other                                                          110       68
----------------------------------------------------------------------------------
   Total deferred tax assets                                  1,846    1,693

Deferred tax liabilities:
 Federal Home Loan Bank stock dividends                          38       38
----------------------------------------------------------------------------------
   Net deferred tax asset (included in prepaid expenses
   and other assets) attributable to operations               1,808    1,655
Unrealized loss on investments charged to other
   comprehensive income                                          71       19
----------------------------------------------------------------------------------
          Net deferred tax asset                             $1,879   $1,674
==================================================================================

  A reconciliation between the provision for income taxes and the amount computed by multiplying income before income taxes by the federal income tax rate of 34% is as follows for the years ended December 31:

-----------------------------------------------------------------------------------------
(dollars in thousands)                                        1999     1998      1997
-----------------------------------------------------------------------------------------
Tax at federal statutory rate                                $2,708   $2,479    $2,216
State income taxes, net of federal income tax benefit           106      143       279
Other                                                           (63)     (77)     (145)
-----------------------------------------------------------------------------------------
                                                             $2,751   $2,545    $2,350
=========================================================================================

NOTE 13: SHORT-TERM BORROWINGS

  Short-term borrowings consist of short-term promissory notes issued to certain qualified investors and borrowings from the FHLB. The short-term promissory notes are in the form of commercial paper, reprice daily and have maturities of 270 days or less. Short-term borrowings from the FHLB reprice daily, have maturities of one year or less and may be prepaid without penalty. Information with respect to short-term borrowings at and for the years ended December 31 is as follows:

---------------------------------------------------------------------------------------------
(dollars in thousands)                                 1999       1998       1997
---------------------------------------------------------------------------------------------
Amount outstanding at year-end:
 Short-term promissory notes                         $34,724    $27,012    $20,725
 Borrowings from FHLB                                  2,000         --      3,000
Weighted average interest rate at year-end:
 Short-term promissory notes                             5.4%       4.4%       5.1%
 Borrowings from FHLB                                    4.6         --        6.5
Maximum outstanding at any month-end:
 Short-term promissory notes                         $39,296    $29,573    $22,831
 Borrowings from FHLB                                  8,200     17,500     18,500
Average outstanding:
 Short-term promissory notes                          32,293     24,357     18,177
 Borrowings from FHLB                                    790      4,081      9,477
Weighted average interest rate during the year:
 Short-term promissory notes                             4.6%       4.7%       4.8%
 Borrowings from FHLB                                    5.5        5.6        5.3

NOTE 14: LONG-TERM BORROWINGS

  At December 31, 1999 and 1998, the Company had three long-term advances from the FHLB totaling $20 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

NOTE 15: NET OCCUPANCY EXPENSE

  Net occupancy expense is comprised of the following for the years ended December 31:

-------------------------------------------------------------------------------
(dollars in thousands)                    1999      1998      1997
-------------------------------------------------------------------------------
Occupancy expense                        $2,234    $2,074    $1,599
Rental income                              (185)     (189)     (179)
-------------------------------------------------------------------------------
Net occupancy expense                    $2,049    $1,885    $1,420
===============================================================================

NOTE 16: DIVIDENDS AND COMMON STOCK

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

  Dividends declared per share on the Company's common stock were $.33, $.29 and $.25 for the years ended December 31, 1999, 1998 and 1997, respectively.

  On December 21, 1999, the Board of Directors of the Bank authorized a cash dividend of $406,000 to be paid to the Company on January 18, 2000. In addition, on December 21, 1999, the Board of Directors of the Company declared a $.09 per share cash dividend to shareholders of common stock of record on January 4, 2000, payable January 18, 2000.

  During the year ended December 31, 1999, the Company repurchased and retired 85,800 shares at an average price of $14.92 per share, pursuant to the Company's stock repurchase program approved in November 1998. This program was rescinded on February 23, 2000.

NOTE 17: REGULATORY MATTERS

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

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.

Regulatory capital amounts and ratios for the Company and the Bank are as follows:

                                                                           Minimum                    To be Well
                                                                        Requirements               Capitalized under
                                                                         for Capital               Prompt Corrective
                                                    Actual            Adequacy Purposes            Action Provision
                                               ---------------    -------------------------    -------------------------
(dollars in thousands)                         Amount    Ratio         Amount         Ratio         Amount         Ratio
---------------------------------------------------------------------------------------------------------------------------------
December 31, 1999
Total capital (to risk-weighted assets):
 Consolidated                                  $45,153    12.1%         $29,762       8.0%           $37,203       10.0%
 The Columbia Bank                              43,044    11.6           29,678       8.0             37,097       10.0
Tier 1 capital (to risk-weighted assets):
 Consolidated                                   40,972    11.0           14,881       4.0             22,322        6.0
 The Columbia Bank                              38,872    10.5           14,839       4.0             22,258        6.0
Tier 1 capital (to average assets):
 Consolidated                                   40,972     8.8           18,645       4.0             23,306        5.0
 The Columbia Bank                              38,872     8.3           18,687       4.0             23,359        5.0

December 31, 1998
Total capital (to risk-weighted assets):
 Consolidated                                  $42,247    12.7%         $26,647       8.0%           $33,308       10.0%
 The Columbia Bank                              40,030    12.0           26,656       8.0             33,319       10.0
Tier 1 capital (to risk-weighted assets):
 Consolidated                                   38,282    11.5           13,323       4.0             19,985        6.0
 The Columbia Bank                              36,067    10.8           13,328       4.0             19,991        6.0
Tier 1 capital (to average assets):
 Consolidated                                   38,282     9.0           17,022       4.0             21,278        5.0
 The Columbia Bank                              36,067     8.5           16,979       4.0             21,224        5.0
---------------------------------------------------------------------------------------------------------------------------------

NOTE 18 DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Deposit liabilities

  The fair value of demand deposits and savings accounts is the amount payable on demand at December 31, 1999. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

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

  The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                              1999                  1998
--------------------------------------------------------------------------------------------------------
                                                      Carrying     Fair     Carrying     Fair
(dollars in thousands)                                 Amount     Value      Amount     Value
--------------------------------------------------------------------------------------------------------
Financial assets:
 Cash and due from banks                              $ 19,751   $ 19,751   $ 15,430   $ 15,430
 Federal funds sold                                      3,703      3,703     17,099     17,099
 Investment securities and
   securities available-for-sale                       106,658    105,602     84,016     84,542
 Residential mortgage loans
   originated for sale                                   2,707      2,707     17,387     17,387
 Loans receivable, net of unearned
   income                                              315,507               274,413
 Less allowance for credit losses                        4,172                 3,965
                                                      --------              --------
 Loans, net                                            311,335    314,319    270,448    272,941

Financial liabilities:
 Deposits                                              367,498    367,976    339,336    341,148
 Short-term borrowings                                  36,724     36,724     27,012     27,012
 Long-term borrowings                                   20,000     20,074     20,000     20,058
========================================================================================================

NOTE 19: FINANCIAL INFORMATION OF PARENT COMPANY

  The following is financial information of Columbia Bancorp (parent company only) at and for the years ended December 31:


Balance Sheets
--------------------------------------------------------------------------------------------------------
(dollars in thousands)                                              1999                1998
--------------------------------------------------------------------------------------------------------
Assets:
 Cash and temporary investments                                   $35,983             $27,648
 Investment in The Columbia Bank                                   38,909              36,168
 Investment securities available-for-sale                             235                  --
 Other assets                                                         925               1,949
--------------------------------------------------------------------------------------------------------
                                                                  $76,052             $65,765
========================================================================================================
Liabilities and stockholders' equity:
 Short-term borrowings                                            $34,724             $27,012
 Other liabilities                                                    435                 399
 Stockholders' equity                                              40,893              38,354
--------------------------------------------------------------------------------------------------------
                                                                  $76,052             $65,765
========================================================================================================


Statements of Income
--------------------------------------------------------------------------------------------------------
(dollars in thousands)                                              1999      1998      1997
--------------------------------------------------------------------------------------------------------
Income:
 Interest income                                                   $1,510    $1,222   $  970
 Dividend income from subsidiary                                    2,490     1,323    1,086
 Management fees from subsidiary                                      120       120      120
--------------------------------------------------------------------------------------------------------
                                                                    4,120     2,665    2,176
--------------------------------------------------------------------------------------------------------
Expenses:
 Interest expense on short-term borrowings                          1,474     1,146      898
 Director fees                                                        104       104       86
 Other expenses                                                       194       275      248
--------------------------------------------------------------------------------------------------------
                                                                    1,772     1,525    1,232
--------------------------------------------------------------------------------------------------------
Income before income tax benefit and equity in undistributed
 net income of The Columbia Bank                                    2,348     1,140      944
Income tax benefit                                                     48        62       48
--------------------------------------------------------------------------------------------------------
Income before equity in undistributed
 net income of The Columbia Bank                                    2,396     1,202      992
Equity in undistributed net income
 of The Columbia Bank                                               2,819     3,544    3,176
--------------------------------------------------------------------------------------------------------
  Net income                                                       $5,215    $4,746   $4,168
========================================================================================================


Statements of Cash Flows
--------------------------------------------------------------------------------------------------------
(dollars in thousands)                                              1999       1998       1997
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Income before undistributed net
   income of The Columbia Bank                                     $ 2,396    $ 1,202    $   992
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Amortization                                                         12         11         13
   Increase (decrease) in other liabilities                             75       (200)       176
   Decrease (increase) in other assets                                 928       (916)      (561)
--------------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                           3,411         97        620
--------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) financing activities:
 Increase in short-term borrowings                                   7,712      6,287      8,598
 Cash dividend distributed on common stock                          (1,445)    (1,266)    (1,035)
 Purchase of investment securities available-
   for-sale                                                           (235)        --         --
 Purchase of common stock                                           (1,280)      (196)        --
 Net proceeds (disbursements) from stock options and
   warrants exercised and common stock exchanged                       172        770        (35)
--------------------------------------------------------------------------------------------------------
 Net cash provided by financing activities                           4,924      5,595      7,528
--------------------------------------------------------------------------------------------------------
 Net increase in cash and temporary
   investments                                                       8,335      5,692      8,148
Cash and temporary investments at beginning of year                 27,648     21,956     13,808
--------------------------------------------------------------------------------------------------------
Cash and temporary investments at end of year                      $35,983    $27,648    $21,956
========================================================================================================

NOTE 20: ACQUISITION OF SUBURBAN BANCSHARES, INC. (UNAUDITED)

  On March 8, 2000, the Company issued 2,641,746 shares of its common stock for all of the outstanding stock of Suburban Bancshares, Inc. ("Suburban"). The business combination will be accounted for as a pooling-of-interests combination and, accordingly, the Company's historical consolidated financial statements presented in future reports will be restated to include the accounts and results of operations of Suburban.

  The following unaudited pro forma data summarizes the combined assets and results of operations of the Company and Suburban as if the combination had been consummated on December 31, 1999.

                                                                Years Ended December 31,
                                                            ------------------------------
(dollars in thousands)                                          1999      1998      1997
------------------------------------------------------------------------------------------
Total assets                                                   $691,237  $665,901  $549,117
Net interest income                                              29,363    27,819    25,514
Net income                                                        5,885     6,172     5,299
Diluted earnings per share                                          .82       .85       .73
                                                               ========  ========  ========

Selected Quarterly Financial Data

A summary of selected quarterly financial data for the years ended December 31 is as follows:

------------------------------------------------------------------------------------------
                                                   First    Second     Third    Fourth
(dollars in thousands, except per share data)     Quarter   Quarter   Quarter   Quarter
------------------------------------------------------------------------------------------
                                                               (unaudited)
1999:
 Interest income                                  $8,116    $8,293     $8,786   $9,059
 Net interest income                               4,967     5,165      5,571    5,658
 Provision for credit losses                         135        92         63      159
 Income before income taxes                        1,963     1,916      2,030    2,057
 Net income                                        1,260     1,270      1,337    1,348

 Net income per common share:
  Basic                                           $ 0.27    $ 0.28     $ 0.30   $ 0.30
  Diluted                                           0.27      0.28       0.29     0.30

1998:
 Interest income                                  $8,049    $8,137     $8,522   $8,220
 Net interest income                               4,915     4,944      5,143    4,908
 Provision for credit losses                          84        99        334      142
 Income before income taxes                        1,670     1,793      1,988    1,840
 Net income                                        1,074     1,176      1,291    1,205

 Net income per common share:
  Basic                                           $ 0.24    $ 0.26     $ 0.28   $ 0.27
  Diluted                                           0.24      0.25       0.28     0.26

Recent Common Stock Prices

  The Company's Common Stock is traded on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") National Market tier of The Nasdaq Stock Market/SM/ under the symbol "CBMD".

  The following table presents high and low sale prices and dividends per share of the Company's Common Stock for the periods indicated.

             ---------------------------------------------------------------
                                                           Dividends
                                        Low     High       Declared
             ---------------------------------------------------------------
             1999:
               Fourth quarter         $11.13   $13.00       $.09
               Third quarter           12.75    13.88        .08
               Second quarter          13.06    14.50        .08
               First quarter           13.38    16.86        .08
             1998:
               Fourth quarter         $12.38   $17.13       $.08
               Third quarter           14.00    18.50        .07
               Second quarter          17.13    18.50        .07
               First quarter           15.75    18.38        .07

  As of December 31, 1999, there were 337 common stockholders of record holding an aggregate of 4,508,625 shares. The Company believes there to be in excess of 1,900 beneficial owners of the Company's Common Stock.

Stock Performance Graph

  The following graph compares the cumulative total return on the Company's Common Stock during the five years ended December 31, 1999 with that of a broad market index (Nasdaq, U.S. Companies) and two industry peer group indices; (i) SNL Securities LC Bank Index for banks with assets from $250 million through $500 million ("SNL $250M-$500M Bank Index"); and (ii) publicly traded commercial banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets less than $1 billion ("CBMD Peer Group"). The graph assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.

                          Five Year Cumulative Return


                             [CHART APPEARS HERE]

                Columbia Bancorp    NASDAQ - Total U.S.      SNL $250M-$500M Bank Index     CBMD Peer Group
12/31/94            100.00               100.00                      100.00                    100.00
12/31/95            129.75               141.33                      134.95                    116.02
12/31/96            163.38               173.89                      175.23                    134.14
12/31/97            266.30               213.07                      303.07                    211.89
12/31/98            271.02               300.25                      271.41                    201.27
12/31/99            186.11               542.43                      252.50                    177.19

                            Directors and Officers
                        Columbia Bancorp and Subsidiary


COLUMBIA BANCORP

DIRECTORS*

Winfield M. Kelly, Jr.                       Richard E. McCready
Chairman                                     Chairman
Columbia Bancorp                             Eastern Sales and Marketing
President & CEO
Dimensions Healthcare System                 Kenneth H. Michael
                                             Chairman
James R. Moxley, Jr.                         The Michael Companies, Inc.
Vice Chairman
Columbia Bancorp                             James R. Moxley, III
President                                    Vice President
Security Development Corp.                   SDC Group

Herschel L. Langenthal                       Vincent D. Palumbo, D.D.S.
Chairman of the Executive Committee          President
Columbia Bancorp                             V.D. Palumbo, P.A.
Managing Partner
Langenmyer Co.                               Mary S. Scrivener

Anand S. Bhasin                              Lawrence A. Shulman
President                                    Partner
Gemini Ventures Corp.                        Shulman, Rogers, Gandal,
                                               Pordy & Ecker, P.A.
John M. Bond, Jr.
President and Chief Executive Officer        Maurice M. Simpkins
Columbia Bancorp                             Vice President
                                             The Ryland Group
Robert R. Bowie, Jr.
Founding Member                              Robert N. Smelkinson
Bowie & Jensen, LLC                          Retired Chairman
                                             Smelkinson Sysco
Garnett Y. Clark, Jr.
President                                    Albert W. Turner
GYC Group Ltd.                               Senior Partner
                                             Carrollton Enterprises
Hugh F.Z. Cole, Jr.
Chairman and CFO                             Theodore G. Venetoulis
Brantly Development Group, Inc.              President
                                             H&V Communications
G. William Floyd
General Partner                              DIRECTORS EMERITUS
Venture Associates
                                             James Clark, Jr.
William L. Hermann                           Retired President
President                                    Maryland State Senate
William L. Hermann, Inc.
                                             Mary T. Gould
Charles C. Holman
Retired Executive Vice President             Patricia T. Rouse
The Columbia Bank                            Vice President and Secretary
                                             The Enterprise Foundation
Harry L. Lundy, Jr.
President
Williamsburg Group L.L.C.



* Information is as of March 30, 2000 and includes newly appointed directors and officers as a result of the merger of Suburban Bancshares, Inc. and Suburban Bank of Maryland with and into Columbia Bancorp and The Columbia Bank, effective March 8, 2000.

THE COLUMBIA BANK
SENIOR OFFICERS*

John M. Bond, Jr.
President and
Chief Executive Officer

Michael T. Galeone
Executive Vice President

Stephen A. Horvath
Executive Vice President

Robert W. Locke, III
Executive Vice President

Scott C. Nicholson
Executive Vice President

John A. Scaldara, Jr.
Executive Vice President,
Chief Financial Officer
and Secretary

Steven M. Brunn
Senior Vice President

Cesar O. Cabrejas
Senior Vice President

Robert E. Dael
Senior Vice President

Andrea K. Griesmar
Senior Vice President

Brian K. Israel
Senior Vice President

Adelbert D. Karfonta
Senior Vice President

Harold J. Koch
Senior Vice President

Sibyl S. Malatras
Senior Vice President

Melissa M. Quirk
Senior Vice President

Mary Beth Taylor
Senior Vice President

Jeffrey S. Wagner
Senior Vice President




* Information is as of March 30, 2000 and includes newly appointed directors and officers as a result of the merger of Suburban Bancshares, Inc. and Suburban Bank of Maryland with and into Columbia Bancorp and The Columbia Bank, effective March 8, 2000.

BRANCH LOCATIONS*

BELTSVILLE                                 HEAVER PLAZA
10421 Baltimore Boulevard                  1301 York Road
Beltsville, MD  20705                      Lutherville, MD  21093
Phone:  (301) 931-2330                     Phone:  (410) 296-0490

BETHESDA                                   LONG GATE
7900 Wisconsin Avenue                      4450 Long Gate Parkway
Bethesda, MD  20814                        Ellicott City, MD 21043
Phone:  (301) 654-1040                     Phone:  (410) 203-2345

BLAKEHURST                                 OAKLAND MILLS
1055 W. Joppa Road                         5880 Robert Oliver Place
Towson, MD  21204                          Columbia, MD  21045
Phone:  (410) 494-6148                     Phone:  (410) 992-9411

CAPITOL HEIGHTS                            OXON HILL
8703 Central Avenue                        6196 Oxon Hill Road
Capitol Heights, MD  20743                 Oxon Hill, MD  20745
Phone:  (301) 350-8100                     Phone:  (301) 567-2650

CLINTON                                    RIVER HILL
7600 Old Branch Avenue                     6030 Daybreak Circle
Clinton, MD  20735                         Clarkesville, MD 21029
Phone:  (301) 868-1215                     Phone:  (410) 531-7000

COLUMBIA TOWN CENTER                       ROCKVILLE
10480 Little Patuxent Parkway              30 West Gude Drive
Columbia, MD  21044                        Rockville, MD  20850
Phone:  (410) 730-5000                     Phone:  (301) 309-1771

CROSS KEYS                                 ROLAND PARK PLACE
5100 Falls Road, Suite 96                  830 West 40th Street
Baltimore, MD  21210                       Baltimore, MD  21211
Phone:  (410) 433-1990                     Phone:  (410) 366-1314

EDENWALD                                   TIMONIUM
800 Southerly Road                         67 West Aylesbury Road
Baltimore, MD  21286                       Timonium, MD  21093
Phone:  (410) 821-5699                     Phone:  (410) 560-1667

ELLICOTT CITY                              VANTAGE HOUSE
9151 Baltimore National Pike               5400 Vantage Point Road
Ellicott City, MD  21042                   Columbia, MD  21044
Phone:  (410) 465-4800                     Phone:  (410) 740-4066

GREENBELT                                  WHITE FLINT
7505 Greenway Center Drive                 11414 Rockville Pike
P.O. Box 298                               Rockville, MD  20852
Greenbelt, MD  20768                       Phone:  (301) 770-6625
Phone:  (301) 220-0733
                                           WILDE LAKE
HARMONY HALL                               10451 Twin Rivers Road
6336 Cedar Lane                            Columbia, MD 21044
Columbia, MD  21044                        Phone:  (410) 884-6800
Phone:  (410) 531-1933

HARPER'S CHOICE
5485 Harper's Farm Road
Columbia, MD  21044
Phone:  (410) 730-5181







* Information is as of March 30, 2000 and includes branches acquired as a result of the merger of Suburban Bancshares, Inc. and Suburban Bank of Maryland with and into Columbia Bancorp and The Columbia Bank, effective March 8, 2000.

CORPORATE INFORMATION


ANNUAL MEETING
The Annual Meeting of
Stockholders will be held on
Tuesday, May 16, 2000 at
5:30 p.m. at:
 Turf Valley Resort
 and Conference Center
 2700 Turf Valley Road
 Ellicott City, MD 21042

TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016
Attn:  Investor Relations
Phone:  (800) 368-5948

INDEPENDENT AUDITORS

KPMG LLP
111 S. Calvert Street
Baltimore, MD  21202

GENERAL COUNSEL

Piper Marbury Rudnick and Wolfe LLP
6225 Smith Avenue
Baltimore, MD  21209-3600

CORPORATE HEADQUARTERS

10480 Little Patuxent Parkway
Columbia, MD  21044
Phone:  (410) 465-4800
Fax:  (410) 750-0105
Internet:
 http://www.thecolumbiabank.com

STOCK EXCHANGE LISTING

The Common Stock of
Columbia Bancorp is traded
on the Nasdaq National Market
tier of the Nasdaq Stock
Market/SM/ under the
symbol "CBMD."

ADDITIONAL INFORMATION

A copy of Columbia Bancorp's
annual report to the SEC on
Form 10-K may be obtained
without charge upon written
request to:
 Columbia Bancorp
 9151 Baltimore National Pike
 Ellicott City, MD  21042
 Attention:  John A. Scaldara, Jr.
 E-mail: jscaldara@columbank.com