Form 10-K, Exhibit 13
period 2000-12-31
COLUMBIA BANCORP
filed 2001-03-30
CIK 834105

                              2000 Annual Report

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

 . In little more than a decade, the bank has risen to second in market share in its home market, Howard County, and is working hard to close the gap with the market leader, Bank of America.

 . The Bank is committed to expansion by introducing its unique and successful style of banking to other communities in the Baltimore-Washington Corridor.

                                   Market Area

                         Columbia Bancorp and Subsidiary


HOWARD COUNTY

Columbia Town Center
Ellicott City
Harmony Hall
Harper's Choice
Long Gate
Oakland Mills
River Hill
Vantage House
Wilde Lake

MONTGOMERY COUNTY

Bethesda
Rockville
White Flint

PRINCE GEORGE'S COUNTY

Beltsville
Capitol Heights
Clinton
Greenbelt
Oxon Hill

BALTIMORE CITY

Cross Keys
Roland Park Place

BALTIMORE COUNTY

Blakehurst
Edenwald
Timonium
Heaver Plaza-Lutherville

The Columbia Bank Full Service Branches
The Columbia Bank Retirement Community Branches
Target Market Area

                          Financial Highlights
                       Columbia Bancorp and Subsidiary


====================================================================================================================================
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                     2000          1999           1998           1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                    $    812,650   $   688,030    $   666,082    $   549,298    $   443,501
Loans, net of unearned income                                  539,051       449,225        404,299        378,737        317,256
Deposits                                                       630,484       551,360        546,717        466,160        362,213
Stockholders' equity                                            64,520        61,286         59,247         53,748         48,988
Net income                                                       5,221         5,885          6,172          5,298          8,935
Net income before merger-related expenses                        6,796         5,885          6,172          5,298          8,935
------------------------------------------------------------------------------------------------------------------------------------

Per Share Data:
Net income per common share (a):
  Basic                                                   $       0.73   $      0.82    $      0.87    $      0.77    $      1.30
  Diluted                                                         0.73          0.81           0.85           0.73           1.25
Net income per common share before
 merger-related expenses:
  Basic                                                           0.95          0.82           0.87           0.77           1.30
  Diluted                                                         0.94          0.81           0.85           0.73           1.25
Cash dividends declared (b)                                       0.37          0.21           0.19           0.16           0.13
Tangible book value per common share                              9.02          8.57           8.32           7.72           7.14
------------------------------------------------------------------------------------------------------------------------------------

Return on average assets                                          0.71%         0.88%          1.03%          1.07%          2.27%
Return on average assets
  before merger-related expenses                                  0.93          0.88           1.03           1.07           2.27
Return on average stockholders' equity                            8.36          9.71          10.86          10.35          20.65
Return on average stockholders' equity
  before merger-related expenses                                 10.89          9.71          10.86          10.35          20.65
Nonperforming assets and past-due loans to total assets           0.91          0.92           1.35           1.53           1.46
------------------------------------------------------------------------------------------------------------------------------------

(a) Net income per share, basic and diluted, for the years presented represents historical net income divided by the number of shares of Columbia Bancorp common stock which would have been issued and outstanding had the merger with Suburban Bancshares, Inc. taken place on January 1 of the year presented, including the effects of dilutive securities in the case of diluted income per common share, adjusted based on the conversion factor of .2338.
(b) Cash dividends per share declared during the years presented is calculated by dividing the historical amount of dividends declared by Columbia Bancorp (no dividends were declared by Suburban Bancshares, Inc. during the periods presented) by (1) the total number of shares of Columbia Bancorp common stock outstanding at such date plus (2) the total number of shares of Suburban Bancshares, Inc. common stock outstanding at such date multiplied by the conversion factor of .2338.

(X)  Consolidated
     ------------
                                                         96           97           98           99           00
                                                    -------------------------------------------------------------
     Assets                                              126          176          239          220          813
     Deposits                                            107          153          207          184          630
     Loans, net of unearned income                        79          113          130          133          539
     Net income before merger-related costs            5,183        1,130        1,426          670        6,796

(-)  TCB Only
     --------
                                                         96           97           98           99
                                                    --------------------------------------------------
     Assets                                              317          373          427          468
     Deposits                                            255          313          339          367
     Loans, net of unearned income                       238          265          274          316
     Net income before merger-related costs            3,752        4,168        4,746        5,215

   [X] Columbia Bancorp, restated to reflect the merger with Suburban Bancshares, Inc.
   [_] Columbia Bancorp, as reported before the effect of the merger with Suburban Bancshares, Inc.

          [X] indicates shaded area
          [_] indicates unshaded area

                            REPORT TO SHAREHOLDERS
                        Columbia Bancorp and Subsidiary


   As Columbia Bancorp ("Columbia") enters the new millenium at the close of the year 2000, it is appropriate to reflect upon our record of success since our founding in November 1987, our major accomplishments of 2000, and our plans for the future.

2000: Continuing A Profitable Growth Strategy

   Since opening in May 1988, Columbia's subsidiary, The Columbia Bank, has grown from being the smallest of 72 banks operating in Maryland to the sixth largest Maryland bank. With assets of $813 million, it is now the second largest and third most profitable of 223 remaining de novo banks founded on the East Coast since January 1988.

       ============================================================
               NEW COMMERCIAL BANKS IN THE EAST
                          1988 - 2000
       ------------------------------------------------------------
               Number founded  (1988 -2000)           312

               Number remaining (Sept 30, 2000)       223
       ------------------------------------------------------------
                The Columbia Bank ranks:

                  .   Second in total assets

                  .   Third in annual net income

       ============================================================
       Source: Danielson Associates, Inc. Third Quarter 2000 Survey

   In achieving this record growth in both assets and profitability, Columbia has consistently maintained a strategy to become the premier community banking institution of the Baltimore/Washington Corridor. Columbia's first priority has always been to establish itself as the dominant community bank in its home market, Howard County, and then to expand into contiguous counties in the Baltimore/Washington Corridor.

   In 2000, The Columbia Bank was clearly the dominant community bank in Howard County, one of the most demographically attractive counties in the United States. In fact, The Columbia Bank had the second largest market share of twenty FDIC-insured institutions operating in Howard County at June 30, 2000, trailing Bank of America by only 1%.

           ====================================================
           HOWARD COUNTY
           DEPOSIT MARKET SHARE
           ----------------------------------------------------
           Percent of Total Deposits as of June 30, 2000
           ----------------------------------------------------

           Bank of America                              17%

           The Columbia Bank                            16%

           Allied Irish (Allfirst)                      15%

           F&M                                           7%

           First Union                                   6%

           Sandy Spring                                  5%

           Sun Trust                                     5%

           Citizens National                             5%

           12 Remaining Institutions                    24%
           ====================================================
               Source:  Summary of Deposits@fdic.gov

   From its strong Howard County base, Columbia continued its aggressive expansion strategy into contiguous areas of the Baltimore/Washington Corridor during 2000. Most significantly, Columbia completed the acquisition of Suburban Bancshares, Inc. ("Suburban"), the parent of Suburban Bank of Maryland ("Suburban Bank"), greatly enhancing Columbia's penetration of the Washington area Maryland suburban counties of Prince George's and Montgomery. The combination of Columbia and Suburban has enabled us to successfully leverage the specialties of both institutions to better serve the financial needs of the retail and commercial markets we serve. At the merger date of March 8, 2000, Suburban Bank added approximately $218 million in total assets, eight branches, and special expertise in small business banking.

   Suburban's former Chairman, Winfield M. Kelly, Jr., is now Chairman of both Columbia and The Columbia Bank. Mr. Kelly is a well-known former Maryland Secretary of State, Prince George's County Executive, and business leader. In addition, Columbia now has four other former Suburban directors on its Board; Raymond G. LaPlaca, Kenneth H. Michael, Vincent D. Palumbo, and Lawrence A. Shulman, each of whom provides leadership for our Washington area market initiatives.

   During 2000, Columbia also continued its expansion into the Baltimore area, where it first established a presence in Towson with the acquisition of the Glenmore Permanent Building and Loan Association in 1989. In January 2000, The Columbia Bank opened a full-service, drive-through bank in the Fairgrounds Plaza Shopping Center located in Timonium, increasing the total number of Baltimore area branches to six.

   Columbia now has 23 branch offices; 3 regional small business banking divisions; a specialty Small Business Administration lending division; a residential acquisition, development, and construction lending group; a cash management division; and a consumer and mortgage lending group to service the banking needs of communities in the Baltimore/Washington Corridor. With these resources, we are well-positioned to continue solidifying our existing strong market position in Howard County at the expense of large out-of-town banks and expanding our base in both the Baltimore area and the Washington suburbs of Maryland.

2000:  Performance Highlights

   Faced with the extraordinary workload associated with the merger of Suburban, a bank holding company approximately half its own size, Columbia, nevertheless, turned in a very healthy 15.5% increase in net core earnings for the year ended December 31, 2000. Reported net earnings for the year ended 2000 were $5.22 million and reflected a pre-tax one-time merger-related charge of $2.27 million recorded in connection with the completion of the Suburban merger.

           ==================================================================
           COMPARATIVE RATIOS

           Years Ended December 31,                       2000         1999
           ------------------------------------------------------------------
           Return on Average Assets *                     0.93%        0.88%

           Return on Average Stockholders' Equity *      10.89         9.71

           Net Interest Margin                            5.13         4.79

           Efficiency Ratio *                            64.44        69.84
           ==================================================================
             * Excluding merger-related expenses

   As the comparative ratios indicate, Columbia was successfully able to make significant progress in leveraging its new resources following the merger. Operating income, exclusive of income on real estate owned and the provision for credit losses, for the fourth quarter of 2000 increased 14.9% as compared to the same period in 1999. At the same time, operating expense for the fourth quarter of 2000, exclusive of merger-related charges, increased only 0.7% as compared to the same period in 1999. Relative to 1999, operating expenses for the fourth quarter 2000 included cost savings realized following the merger with Suburban.

   While leveraging its new resources, Columbia was also able to continue its rapid growth record. Total assets at December 31, 2000 reached an all-time high of $813 million, having increased by an impressive 18.1%. Loans and leases grew 20.0% and deposits increased 14.4% on a year-to-year basis.

   Columbia believes that its overall asset quality remains strong, but was, nonetheless, disappointed with the need to increase its provision for credit losses for the fourth quarter of 2000 to accommodate a $1.5 million loss associated with a single commercial banking relationship. This increase in its provision allowed Columbia to maintain the ratio of its allowance for credit losses to loans at 1.30% as compared to 1.24% for its peer group.

   During 2000, Columbia made significant progress in improving both profitability and efficiency as it took steps to leverage its resources following the merger with Suburban. In fact, significant improvement on a year-to-year basis can be noted in our return on average assets, return on average shareholders' equity and efficiency ratio (all before merger-related expenses) and net interest margin.

2000:  Setting the Stage for Future Growth

   Columbia's proven strategic plan for growth has changed very little since its inception in 1987. During 2000, Columbia's Board of Directors updated its Strategic Plan to emphasize the following core objectives as we look to the future:

     . Continuing strong growth in our home market of Howard County, with accelerated growth in other areas of the Baltimore/Washington Corridor.

     . Expanding market coverage with our existing commercial banking strengths -small business and residential real estate lending.

     . Moving Columbia's very successful retail banking approach into new markets, with special emphasis on the Maryland suburbs of Washington.

     .  Staying alert to acquisition opportunities.

     . Maintaining a state-of-the-art technological capability which will enable us to be fully competitive in the delivery of financial services, both traditional and non-traditional.

   In summary, Columbia's successful record of the past twelve years demonstrates its commitment to maintain an optimal balance between growth and profitability. This commitment will continue to be a primary objective of our strategic planning for future growth.

   As we reflect on our success of the past twelve years and our good fortune to be located in the exceptionally strong local markets of the Baltimore/Washington Corridor, we continue to believe that our future prospects are bright.

                               TABLE OF CONTENTS
                        Columbia Bancorp and Subsidiary

-----------------------------------------------------------------------------------------------------------------
     Selected Financial Highlights                                                     8

     Management's Discussion and Analysis                                              9

     Independent Auditors' Report                                                     28

     Consolidated Statements of Condition                                             29

     Consolidated Statements of Income and Comprehensive Income                       30

     Consolidated Statements of Stockholders' Equity                                  31

     Consolidated Statements of Cash Flows                                            32

     Notes to Consolidated Financial Statements                                       34

     Selected Quarterly Financial Data                                                55

     Recent Common Stock Prices                                                       56

     Directors and Officers                                                           57

     Corporate Information                                                            58

                        SELECTED FINANCIAL HIGHLIGHTS

                       Columbia Bancorp and Subsidiary

-----------------------------------------------------------------------------------------------------------------------------------
    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                 2000           1999            1998          1997          1996
-----------------------------------------------------------------------------------------------------------------------------------
   Consolidated Income Statement Data:
      Interest income                                           $ 58,917       $ 48,775        $ 47,174      $ 41,557      $ 34,998
      Interest expense                                            24,176         19,412          19,354        16,043        12,131
-----------------------------------------------------------------------------------------------------------------------------------
      Net interest income                                         34,741         29,363          27,820        25,514        22,867
      Provision for credit losses                                  3,423          1,149           1,074           917           394
-----------------------------------------------------------------------------------------------------------------------------------
      Net interest income after
         provision for credit losses                              31,318         28,214          26,746        24,597        22,473
      Noninterest income                                           3,960          4,215           4,355         2,956         2,305
      Noninterest expense                                         27,209         23,438          21,587        19,234        17,695
-----------------------------------------------------------------------------------------------------------------------------------
      Income before income taxes                                   8,069          8,991           9,514         8,319         7,083
      Income tax provision                                         2,848          3,106           3,342         3,021        (1,852)
-----------------------------------------------------------------------------------------------------------------------------------
      Net income                                                $  5,221       $  5,885        $  6,172      $  5,298      $  8,935
===================================================================================================================================
      Net income before
       merger-related expenses                                  $  6,796       $  5,885        $  6,172      $  5,298      $  8,935
===================================================================================================================================
   Consolidated Balance Sheet Data, at year-end:
      Assets                                                    $812,650       $688,030        $666,082      $549,298      $443,501
      Loans, net of unearned income                              539,051        449,225         404,299       378,737       317,256
      Deposits                                                   630,484        551,360         546,717       499,160       362,213
      Stockholders' equity                                        64,520         61,286          59,247        53,748        48,988
   Per Share Data(a):
      Number of shares of Common Stock
         outstanding, at year-end (in thousands)                   7,150          7,150           7,122         6,961         6,856
      Net income (b):
         Basic                                                  $   0.73       $   0.82        $   0.87      $   0.77      $   1.30
         Diluted                                                    0.73           0.81            0.85          0.73          1.25
      Net income before merger-related expenses (b):
         Basic                                                      0.95           0.82            0.87          0.77          1.30
         Diluted                                                    0.94           0.81            0.85          0.73          1.25
      Cash dividends declared (c)                                   0.37           0.21            0.19          0.16          0.13
      Tangible book value, at year-end                              9.02           8.57            8.32          7.72          7.14
   Performance and Capital Ratios:
      Return on average assets                                      0.71%          0.88%           1.03%         1.07%         2.27%
      Return on average assets before merger-related expenses       0.93           0.88            1.03          1.07          2.27
      Return on average stockholders' equity                        8.36           9.71           10.86         10.35         20.65
      Return on average stockholders' equity
         before merger-related expenses                            10.89           9.71           10.86         10.35         20.65
      Net interest margin (d)                                       5.13           4.79            5.04          5.65          6.31
      Average stockholders' equity to average total assets          8.51           9.12            9.41         10.33         10.99
      Year-end capital to year-end
         risk-weighted assets:
         Tier 1                                                    10.48          12.36           12.61         12.86         13.66
         Total                                                     11.62          13.56           13.79         14.07         14.91
      Year-end Tier 1 leverage ratio                                8.37           9.03            9.04          9.73         10.87
      Cash dividends declared to net income                        50.70          25.32           21.44         20.49         10.32
    Asset Quality Ratios:
      Allowance for credit losses, at year-end, to:
         Total loans, net of unearned income                        1.30%          1.35%           1.36%         1.35%         1.51%
         Nonperforming and past-due loans                         158.64         265.22          124.84        147.84         82.72
      Net charge-offs to average total loans,
         net of unearned income                                     0.50           0.13            0.17          0.18          0.00
      Nonperforming and past-due loans to total
         loans, net of unearned income, at year-end                 0.82           0.51            1.09          0.91          1.83
      Nonperforming assets and past-due loans
         to total assets, at year-end                               0.91           0.92            1.35          1.53          1.46
-----------------------------------------------------------------------------------------------------------------------------------

(a) Per common share data for 1997 and 1996 have been adjusted to reflect the two-for-one stock split-up in the form of a 100% stock dividend paid by Columbia Bancorp in June 1998.
(b) Net income per share, basic and diluted, for the years presented, represents historical net income (or historical net income before merger-related expenses, as applicable) divided by the number of shares of Columbia Bancorp common stock which would have been issued and outstanding had the merger with Suburban Bancshares, Inc. taken place on January 1 of the year presented, including the effects of dilutive securities in the case of diluted income per common share, adjusted based on the conversion factor of .2338.
(c) Cash dividends per share declared during the years presented is calculated by dividing the historical amount of dividends declared by Columbia Bancorp (no dividends were declared by Suburban Bancshares, Inc. during the years presented) by (1) the total number of shares of Columbia Bancorp common stock outstanding at such date plus (2) the total number of shares of Suburban Bancshares, Inc. common stock outstanding at such date multiplied by the conversion factor of .2338.
(d) Net interest margin is the ratio of net interest income, determined on a fully taxable-equivalent basis, to total average interest-earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

   Columbia Bancorp (the "Company") was formed November 16, 1987 and is a Maryland chartered bank holding company. The Company holds all of the issued and outstanding shares of common stock of The Columbia Bank (the "Bank"). The Bank is a Maryland trust company that engages in general commercial banking operations. The Bank provides a full range of financial services to individuals, businesses and organizations through twenty-three branch banking offices, mortgage and commercial loan origination offices and twenty-nine Automated Teller Machines ("ATMs"). Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Company considers its home market area to be Howard County, Maryland, with extension of business throughout the contiguous counties in the Baltimore/Washington Corridor.

FORWARD - LOOKING STATEMENTS

   In addition to historical information, this annual report contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such differences include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by the Company in 2001.

OVERVIEW

   Net core earnings, representing net income exclusive of merger-related expenses, for the year ended December 31, 2000 were $6.80 million, an increase of 15.5% as compared to the $5.89 million recorded for 1999. Net core earnings per diluted share for the years ended December 31, 2000 and 1999 were $0.94 and $0.81, respectively. Reported net earnings for the year ended December 31, 2000 were $5.22 million and reflected a pre-tax one-time merger-related charge of $2.27 million recorded in connection with the completion of the merger of Suburban Bancshares, Inc. ("Suburban") into the Company effective March 8, 2000. Return on average assets and return on average equity before merger-related expenses for 2000 were 0.93% and 10.89%, respectively. Tangible book value per share increased to $9.02 at December 31, 2000 from $8.57 at December 31, 1999.

   Total assets increased 18.1% in 2000 to $812.7 million, loans grew 20.0% to $539.1 million and deposits increased 14.4% to $630.5 million.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


====================================================================================================================================
                                             2000                                1999                             1998
                            -------------------------------------  --------------------------------  -------------------------------
                                AVERAGE                             AVERAGE                           AVERAGE
(DOLLARS IN THOUSANDS)        BALANCES(A)     INTEREST    RATE     BALANCES(a) INTEREST    RATE      BALANCES(a)  INTEREST    RATE
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Loans, net of
    unearned income(b)(c)      $498,401      $ 47,509    9.53%    $433,740   $ 38,511      8.88%       $401,291    $ 38,318    9.55%
  Investment securities
    and securities
    available-for-sale(c)       164,261        10,527    6.41      147,413      8,702      5.90         109,166       6,641    6.08
  Federal funds sold             14,574           914    6.27       31,970      1,594      4.99          41,949       2,236    5.33
Total interest-earning        -----------------------             -------------------                  --------------------
  assets                        677,236        58,950    8.70      613,123     48,807      7.96         552,406      47,195    8.54
                                             ----------------                ------------------                    ----------------
Noninterest-earning assets:
  Cash and due from banks        31,710                             27,732                               24,511
  Property and equipment,
    net                          11,100                             10,280                               10,606
  Other assets                   19,778                             19,874                               19,838
  Less allowance for credit
    losses                       (6,545)                            (5,810)                              (5,259)
                               --------                           --------                             --------
Total assets                   $733,279                           $665,199                             $602,102
                               ========                           ========                             ========


Liabilities and Stockholders'
  Equity
Interest-bearing liabilities:
  NOW accounts                 $ 57,751      $    623    1.08%    $ 53,686   $    690      1.29%       $ 48,576    $    829    1.71%
  Savings accounts               70,716         2,113    2.99       75,277      2,396      3.18          71,439       2,578    3.61
  Money market accounts         101,885         3,996    3.92       99,851      3,483      3.49          96,336       3,562    3.70
  Certificates of deposit       232,941        12,943    5.56      199,700      9,860      4.94         193,302      10,308    5.33
  Short-term borrowings          60,490         3,442    5.69       43,476      1,915      4.40          34,987       1,473    4.21
  Long-term borrowings           20,000         1,059    5.30       20,000      1,068      5.34          11,052         604    5.47
Total interest-bearing         ----------------------             -------------------                  --------------------
  liabilities                   543,783        24,176    4.45      491,990     19,412      3.95         455,692      19,354    4.25
                                             ----------------                ------------------                    ----------------
Noninterest-bearing liabilities:
  Noninterest-bearing
   deposits                     119,973                            105,669                               86,827
  Other liabilities               7,102                              6,904                                2,754
Stockholders' equity             62,421                             60,636                               56,829
Total liabilities and          --------                           --------                             --------
  stockholders' equity         $733,279                           $665,199                             $602,102
                               ========                           ========                             ========
Net interest income                          $ 34,774                        $ 29,395                              $ 27,841
                                             ========                        ========                              ========
Net interest spread                                      4.25%                             4.01%                               4.29%
                                                         ====                              ====                                ====
Net interest margin                                      5.13%                             4.79%                               5.04%
                                                         ====                              ====                                ====

(a)  Average balances are calculated as the average of daily balances.
(b) Average loan balances include first mortgage loans originated for sale and nonaccrual loans. Interest income on loans includes amortized loan fees, net of costs, of $1.1 million, $666,000 and $2.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.
(c) Interest on tax-exempt loans and securities is presented on a fully taxable-equivalent basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


   Net interest income on a fully taxable-equivalent basis increased to $34.8 million for the year ended December 31, 2000, compared to $29.4 million for 1999. The increase in net interest income during 2000 was the result of growth in average interest-earning assets during 2000 of $64.1 million, or 10.5%. In addition, the net interest margin (representing net interest income, on a fully taxable-equivalent basis, divided by average interest-earning assets) increased from 4.79% during 1999 to 5.13% in 2000. The increase reflected the impact of changes in the mix of interest-earning assets and funding sources. Specifically, loans, the Company's highest yielding asset, increased from 70.7% of average interest-earning assets in 1999 to 73.6% in 2000. At the same time, the yield on those loans increased 7.3%, from a weighted average yield of 8.88% in 1999 to an average of 9.53% in 2000.

   The following table and the related discussions of interest income and interest expense provide further analysis of the increases in net interest income during 2000 and 1999.

----------------------------------------------------------------------------------------------------------------------------
                                                          2000 OVER 1999                    1999 OVER 1998
----------------------------------------------------------------------------------------------------------------------------

                                                  INCREASE    DUE TO CHANGE IN(b)    INCREASE    DUE TO CHANGE IN(b)
                                                              -------------------                -------------------
(DOLLARS IN THOUSANDS)                           (DECREASE)    VOLUME       RATE    (DECREASE)    VOLUME        RATE
----------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans (a)                                      $  8,998    $  6,035    $  2,963   $    193    $  2,983    $  (2,790)
   Investment securities and
      securities available-for-sale (a)              1,825       1,039         786      2,061       2,263         (202)
   Federal funds sold                                 (680)     (1,018)        338       (642)       (506)        (136)
----------------------------------------------------------------------------------------------------------------------------
      Total                                         10,143       6,056       4,087      1,612       4,740       (3,128)
----------------------------------------------------------------------------------------------------------------------------

Interest expense:
   Deposits                                          3,246       1,381       1,865       (848)        781       (1,629)
   Borrowings                                        1,518         890         628        906         815           91
----------------------------------------------------------------------------------------------------------------------------
      Total                                          4,764       2,271       2,493         58       1,596       (1,538)
----------------------------------------------------------------------------------------------------------------------------

Net interest income                               $  5,379    $  3,785    $  1,594   $  1,554    $  3,144    $  (1,590)
============================================================================================================================

(a) Interest on tax-exempt loans and securities is presented on a fully taxable-equivalent basis.
(b) The change in interest income and expense due to both rate and volume has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

Interest Income

   Interest income on a tax-equivalent basis increased $10.1 million, or 20.8%, in 2000 as compared to 1999, due to both an increase in the average balance of loans outstanding and increases in yields on loans and investment securities in 2000 as compared to 1999. Average loans outstanding, net of unearned income, increased $64.7 million, or 14.9%, during 2000 and reflected growth in the Company's retail, commercial and development/construction loan portfolios. The yield on loans increased from 8.88% in 1999 to 9.53% in 2000, while the yield on investment securities increased from 5.90% in 1999 to 6.41% in 2000. The higher yields on loans and investments corresponded to a 100 basis point increase in the targeted federal funds rate initiated by the Federal Reserve Bank between February 3, 2000 and May 17, 2000 and a corresponding increase in the prime rate of interest.

   Interest income on a tax-equivalent basis increased $1.6 million, or 3.4%, in 1999 as compared to 1998, primarily as a result of an increase in the average balance of loans and investment securities outstanding. Average loans outstanding, net of unearned income, increased $32.4 million, or 8.1%, during 1999 and reflected growth in the Company's retail and commercial loan portfolios. Average investment securities and securities available-for-sale increased $38.2 million, or 35.0%, during 1999 as compared to 1998 as a result of increased investments in U.S. Treasury securities and other debt securities. The increase in interest income due to average balances was mitigated by a decrease in the yield on interest-earning assets from 8.54% in 1998 to 7.96% in 1999. Specifically, the yield on loans decreased to 8.88% in 1999, compared to 9.55% in 1998. This decrease was the result of competitive pricing pressures and a decrease in the prime rate of interest of 75 basis points in the fourth quarter of 1998, which impacted the Company's variable-rate loan portfolio through most of 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Interest Expense

   Interest expense increased $4.8 million, or 24.5%, in 2000 compared to 1999 due to both an increase in the average balance of deposits and an increase in the weighted average rate paid on those deposits. Average deposits increased $34.8 million, or 8.1%, in 2000 as compared to 1999, with the largest increase occurring in the certificates of deposit portfolio. The weighted average rate on deposits increased from 3.83% in 1999 to 4.25% in 2000. The average rate on borrowings also increased from 4.70% in 1999 to 5.59% in 2000. The higher rates were in response to competitive pricing pressures and corresponded to a 100 basis point increase in the discount rate initiated by the Federal Reserve Bank during the first two quarters of 2000.

   Interest expense was relatively unchanged from 1998 to 1999, increasing only $58,000. This occurred as increased average balances in deposits and other borrowings were largely negated by lower rates on deposits. Specifically, the average balance of interest-bearing liabilities increased $36.3 million, or 8.0%, in 1999 as compared to 1998. The cost of these additional borrowings was offset, however, by a decrease in average deposit rates from 4.22% in 1998 to 3.83% in 1999.

Provision and Allowance for Credit Losses

   The Company provides for credit losses through the establishment of an allowance for credit losses (the "Allowance") by provisions charged against earnings. Based upon management's monthly evaluation, provisions are made to maintain the Allowance at a level adequate to absorb potential losses within the loan portfolio. The provision for credit losses was $3.4 million for 2000 as compared with $1.1 million for both 1999 and 1998. The increase in 2000 was the result of a special $1.5 million charge to the Allowance in recognition of a loss associated with a commercial banking relationship that is described more fully in the discussion of nonaccrual loans on page 16 of "Management's Discussion and Analysis of Financial Condition and Results of Operations - Analysis of Loans."

   The factors considered by management in determining the adequacy of the Allowance include the historical relationships among loans outstanding; credit loss experience and the current level of the Allowance; a continuing evaluation of nonperforming loans and loans classified as having potential for future deterioration taking into consideration collateral value and the financial strength of the borrowers and guarantors; and a continuing evaluation of the economic environment. Regular review of the quality of the loan portfolio is conducted by the Company's staff. In addition, bank supervisory authorities and independent consultants periodically review the loan portfolio. At December 31, 2000, the Allowance was 1.30% of total loans, net of unearned income. The Allowance at December 31, 2000 is considered by management to be sufficient to address the credit risk in the current loan portfolio.

   The following table presents certain information regarding the Allowance for the years ended December 31:

--------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                    2000       1999        1998        1997       1996
--------------------------------------------------------------------------------------------------------------
Allowance at beginning of year                        $  6,071   $  5,489    $  5,105    $  4,801   $  4,396
Less losses charged off:
   Commercial                                            2,003        481         231           4        168
   Real estate                                             404        180         186         400        365
   Retail                                                   95        117         384         313        190
   Credit cards                                            130         14          13          66         29
--------------------------------------------------------------------------------------------------------------
      Total losses charged off                           2,632        792         814         783        752
--------------------------------------------------------------------------------------------------------------
Recoveries of losses previously charged off:
   Commercial                                              115         30          71          60        521
   Real estate                                              20         95          20          78        220
   Retail                                                   19         94          26          24         22
   Credit cards                                             10          6           7           8         --
--------------------------------------------------------------------------------------------------------------
      Total recoveries                                     164        225         124         170        763
--------------------------------------------------------------------------------------------------------------
Net losses charged off                                   2,468        567         690         613        (11)
Provision for credit losses                              3,423      1,149       1,074         917        394
--------------------------------------------------------------------------------------------------------------
Allowance at end of year                              $  7,026   $  6,071    $  5,489    $  5,105   $  4,801
==============================================================================================================
Ratio of allowance to nonperforming, restructured
   and past-due loans (a)                               158.64%    265.22%     124.84%     147.84%     82.72%
==============================================================================================================
Ratio of allowance to loans, net of
   unearned income                                        1.30%      1.35%       1.36%       1.35%      1.51%
==============================================================================================================

(a) There is no direct relationship between the size of the Allowance (and the related provision for credit losses) and nonperforming and past-due loans. Accordingly, the ratio of Allowance to nonperforming and past-due loans may tend to fluctuate significantly.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


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

   The following table presents the allocation of the Allowance among the various loan categories at December 31:

-----------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)          2000      1999      1998      1997      1996
-----------------------------------------------------------------------------

Commercial, including leases   $2,301    $1,467    $1,180    $1,015    $  993
Real estate                     2,301     2,639     2,605     2,346     2,924
Consumer                        1,289       566       471       394       356
Unallocated                     1,135     1,399     1,233     1,350       528
-----------------------------------------------------------------------------
                               $7,026    $6,071    $5,489    $5,105    $4,801
=============================================================================

   The table below provides a percentage breakdown of the loan portfolio by category to total loans, net of unearned income at December 31.

-----------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)          2000      1999      1998      1997      1996
-----------------------------------------------------------------------------
Commercial, including leases     32.0 %    31.2%     26.7%     14.1%     18.7%
Real estate                      41.2      42.7      49.0      53.5      58.9
Consumer                         26.8      26.1      24.3      32.4      22.4
-----------------------------------------------------------------------------
                                100.0%    100.0%    100.0%    100.0%    100.0%
=============================================================================

Noninterest Income

   Noninterest income, comprised primarily of fees charged for services, decreased from $4.2 million during 1999 to $4.0 million during 2000, due primarily to a decrease of $607,000, or 60.3%, in gains and fees on sales of mortgage loans, net of costs. This decrease corresponded to a 51.8% decrease in the volume of mortgage loans sold during the year, from $97.3 million in 1999 to $46.9 million in 2000. Higher interest rates contributed to the decrease in the volume of mortgage loans sold.

   Noninterest income decreased $140,000, or 3.2%, during 1999 as compared to 1998, also due to a decrease of $349,000 in gains and fees on sales of residential mortgage loans during 1999. Such decrease corresponded to a 40.4% decrease in the volume of residential mortgage loans sold. The decrease in gains and fees on sales of mortgage loans was mitigated by an increase of $251,000 in service fee income, led largely by increased fee income for services provided to commercial customers.

Noninterest Expense

   Noninterest expense primarily consists of costs associated with personnel, occupancy and equipment, data processing and marketing. The Company's noninterest expense for 2000 totaled $27.2 million, representing an increase of $3.8 million, or 16.1%, over 1999. The primary reason for the increase was the one-time pre-tax merger-related charge of $2.3 million incurred in connection with the completion of the merger of Suburban into the Company effective March 8, 2000.

   Salaries and employee benefits, the largest component of noninterest expense, increased $756,000, or 6.3%, over 1999, growing from $11.9 million during 1999 to $12.7 million during 2000. The increase was largely attributable to merit increases and increased costs associated with a competitive labor market, as well as higher group health insurance costs.

   Occupancy expense, recorded net of rental income, grew $277,000, or 9.1%, during 2000, primarily as a result of the addition of 11,000 square feet of office space to accommodate increased business activity. Equipment costs increased $479,000, or 29.0%, as a result of additional investments in technology necessary to support the needs of the Bank post-merger. Specifically, the Bank installed an imaged items processing system to more efficiently serve the needs of its customers.

   Professional fees increased $263,000, or 68.1%, in 2000 as compared to 1999, due primarily to litigation involving the Bank. This matter is more fully discussed as part of note 9 of the "Notes to Consolidated Financial Statements."

   Noninterest expense for 1999 totaled $23.4 million and represented an increase over 1998 of $1.9 million, or 8.6%. The increase was primarily the result of an increase of $787,000, or 7.1%, in salaries and benefits from 1998 to 1999, largely attributable to merit increases and increased costs associated with a competitive labor market. During the same period, the Company incurred an increase in occupancy and equipment expenses of $430,000 due to the opening of two new branches in Timonium and Beltsville, Maryland.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Income Taxes
   Income tax expense was $2.8 million in 2000, compared to $3.1 million and $3.3 million in 1999 and 1998, respectively. The effective tax rate was 35.3% in 2000, compared to 34.5% in 1999 and 35.1% in 1998.

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

Analysis of Investments
   The investment portfolio consists of investment securities and securities available-for-sale. Investment securities are those securities that the Company has the positive intent and ability to hold to maturity and are carried at amortized cost. Securities available-for-sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily until maturity. These securities are carried at fair value and may be sold as part of an asset/liability management strategy, liquidity management, interest rate risk management, regulatory capital management or other similar factors.

   The components of the investment portfolio were as follows at December 31:

---------------------------------------------------------------------------------------------------------------------
                                                    2000                   1999                  1998
---------------------------------------------------------------------------------------------------------------------

                                                        SECURITIES              SECURITIES              SECURITIES
                                            INVESTMENT  AVAILABLE-  INVESTMENT  AVAILABLE-  INVESTMENT  AVAILABLE-
(DOLLARS IN THOUSANDS)                      SECURITIES    FOR-SALE  SECURITIES    FOR-SALE  SECURITIES    FOR-SALE
---------------------------------------------------------------------------------------------------------------------
U. S. Treasury securities                   $       --   $     200   $   14,999  $   1,202   $  53,978   $   1,478
Collateralized mortgage
  obligations and mortgage-backed
  securities (a)                                 2,992       8,363        3,810      9,250         802       4,267
Securities of U.S. Government
  sponsored agencies                           134,682      32,372       74,603     31,523      19,002      38,816
Trust preferred stocks                              --      15,577           --     11,725          --       9,103
Other equity securities                             --         816           --        235          --          --
Investment in Federal Home
  Loan Bank stock                                   --       2,825           --      1,939          --       1,125
Other investments                                   --       1,184           --      1,618          --       1,288
---------------------------------------------------------------------------------------------------------------------
                                            $  137,674   $  61,337   $   93,412  $  57,492   $  73,782   $  56,077
=====================================================================================================================

(a) The entire balance is issued and guaranteed by U.S. Government sponsored agencies.

      The investment portfolio increased $48.1 million from December 31, 1999 to December 31, 2000. The increase represented purchases of agency securities totaling $83.8 million, of trust preferred stocks totaling $4.0 million and of other securities totaling $1.3 million. During the year, $41.0 million in securities matured. There were no securities sold during 2000. Proceeds from the sale of securities available-for-sale in 1999 were $505,000, which included gross gains of $23,000. In 1998, proceeds from the sale of securities available-for-sale were $1.0 million, which included gross gains of $12,000.

      The amortized cost, estimated fair values and weighted average yield of debt securities at December 31, 2000, by maturities, are shown below. Mortgage-backed securities are categorized by their estimated maturities based upon the most recent monthly prepayment factors, which may change. All other debt securities are categorized based on contractual maturities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       CURRENT
                                    INVESTMENT SECURITIES                       SECURITIES AVAILABLE-FOR-SALE         WEIGHTED
                          --------------------------------------------  -------------------------------------------
                           AMORTIZED      UNREALIZED        ESTIMATED     AMORTIZED       UNREALIZED      ESTIMATED    AVERAGE
                                          ----------                                      ----------
(DOLLARS IN THOUSANDS)       COST      GAINS     LOSSES    FAIR VALUE        COST      GAINS     LOSSES   FAIR VALUE   YIELD(a)
-----------------------------------------------------------------------------------------------------------------------------------
U.S.Treasury securities:
  Due one year or less      $     --   $    --    $    --    $      --        $    200  $    --   $    --      $    200   5.86%
Trust preferred stocks:
  Due after ten years             --        --         --           --          15,886       89      (398)       15,577   8.55%
Mortgage-backed
 securities:
  Due one year or less            --        --         --           --               4       --        --             4   8.54%
  Due after one through
    five years                    --        --         --           --             487       --       (10)          477   6.14%
  Due after five through
    ten years                     --        --         --           --             745       --       (18)          727   5.82%
  Due after ten years          2,992        10        (13)       2,989           7,252       --       (97)        7,155   6.35%
Securities of U.S.
  Government sponsored
  agencies:
  Due one year or less        11,503        --        (52)      11,451           2,935        2        (3)        2,934   5.60%
  Due after one through
    five years               123,179       316       (139)     123,356          25,158       90      (220)       25,028   6.58%
  Due after five through
    ten years                     --        --         --           --           4,495       --       (85)        4,410   6.25%
Other securities:
  Due one year or less            --        --         --           --             255                (50)          205   1.49%
  Due after one through
    five years                    --        --         --           --             995       --       (16)          979   6.12%
-----------------------------------------------------------------------------------------------------------------------------------
                            $137,674   $   326    $  (204)   $ 137,796        $ 58,412  $   181   $  (897)     $ 57,696   6.63%
===================================================================================================================================

(a) Tax-equivalent weighted average yield.

Analysis of Loans
   The table below represents a breakdown of loan balances of the Company at December 31.


---------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                           2000        1999       1998       1997       1996
---------------------------------------------------------------------------------------------------
Commercial and lease receivables               $172,633   $141,561   $107,811   $ 87,163   $ 58,392
Real estate-development and construction (a)    129,336    100,770    123,892    122,484    122,782
Real estate-mortgage:
   Residential                                   18,594     18,892     12,967     13,935     14,314
   Commercial                                    75,325     72,274     58,213     58,711     42,893
Consumer:
   Retail (b)                                   139,967    111,864     93,157     92,813     76,696
   Credit card                                    2,572      2,217      1,717      1,711      1,632
 Other                                            1,035      1,908      6,929      2,651      1,800
---------------------------------------------------------------------------------------------------
      Total loans                              $539,462   $449,486   $404,686   $379,468   $318,509
===================================================================================================

(a) At December 31, 2000, 1999, 1998, 1997 and 1996, loans to individuals for constructing primary personal residences amounted to $17.4 million, $12.3 million, $14.1 million, $15.9 million and $10.8 million, respectively.
(b) Primarily loans secured by the borrowers' principal residences in the form of home equity lines of credit and second mortgages.

     The Company experienced healthy loan growth during the year ended December 31, 2000, as total loans increased $90.0 million, representing a 20.0% increase. Commercial loans, inclusive of commercial mortgages, exhibited the strongest growth during 2000, increasing $34.1 million as compared to December 31, 1999. This increase reflected sustained business development efforts and the implementation of expanded product lines. Development and construction loans also exhibited strong growth during 2000, increasing from $100.8 million at December 31, 1999 to $129.3 million at December 31, 2000. The strongest growth in this portfolio was in

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

the area of residential construction and land development, which increased $18.1 million, or 20.4%. In addition, retail loans, primarily second mortgages, home equity lines of credit and indirect auto loans, increased $28.1 million due to increased marketing efforts and a slowdown in refinancing activity as a result of higher interest rates.

   The following table summarizes the Company's exposure resulting from loan concentrations in its loan portfolio. Loan concentrations result when loans are made to a number of borrowers engaged in similar activities which may be similarly impacted by economic or other conditions. This table presents the Company's credit concentration to borrowers involved in residential real estate development and/or construction as of December 31, 2000. There were no other loan concentrations exceeding 10% of gross loans as of December 31, 2000.

                                                           TOTAL
               (DOLLARS IN THOUSANDS)                    PRINCIPAL
                --------------------------------------------------

                 Loans receivable                        $ 110,715
                 Unused credit lines                        84,224
                 Letters of credit (a)                       7,095
                                                         ---------

                                                         $ 202,034
                                                         =========

                 (a) Includes letters of credit totaling $2.2 million that are secured by cash.

   The following table shows the contractual maturities and interest rate sensitivities of the Company's loans at December 31, 2000, exclusive of nonaccrual loans totaling $3.9 million. Some loans may include contractual installment payments that are not reflected in the table until final maturity. In addition, the Company's experience indicates that a significant number of loans will be extended or repaid prior to contractual maturity. Consequently, the table is not intended to be a forecast of future cash repayments.

------------------------------------------------------------------------------------------------------------------------

                                                                     MATURING
------------------------------------------------------------------------------------------------------------------------

                                     IN ONE YEAR OR LESS     AFTER 1 THROUGH 5 YEARS         AFTER 5 YEARS
                                     -------------------     -----------------------         -------------
(DOLLARS IN THOUSANDS)              FIXED       VARIABLE      FIXED       VARIABLE        FIXED    VARIABLE     TOTAL
------------------------------------------------------------------------------------------------------------------------
Commercial                      $ 13,735       $  57,046      $ 38,565   $ 22,594         $ 14,264   $21,210    $167,414
Leases                                --           1,723            --         --               --        --       1,723
Real estate-construction          15,978         103,431         1,339      4,048            2,771     1,769     129,336
Real estate-mortgage               4,832           4,224        29,411     25,093           20,687     9,348      93,595
Consumer                          12,377           6,209        25,121     23,442           31,032    45,296     143,477
------------------------------------------------------------------------------------------------------------------------

                                $ 46,922       $ 172,633      $ 94,436   $ 75,177         $ 68,754   $77,623    $535,545
========================================================================================================================

   The following table provides information concerning nonperforming assets and past-due loans at December 31.

----------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                   2000      1999      1998      1997     1996
----------------------------------------------------------------------------------------------------
Nonaccrual loans (a)                                  $ 3,917   $ 2,284   $ 4,334   $ 2,362  $ 4,622
Restructured loans                                        294        --        --       868    1,088
Other real estate owned                                 2,996     4,035     4,578     4,971      660
----------------------------------------------------------------------------------------------------

   Total nonperforming assets                         $ 7,207   $ 6,319   $ 8,912   $ 8,201  $ 6,370
====================================================================================================

Accruing loans past-due 90 days or more               $   218   $     5   $    63   $   223  $    94
====================================================================================================

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

   Nonaccrual loans totaled $3.9 million at December 31, 2000 and consisted primarily of a commercial banking relationship with a carrying value of $2.9 million, subsequent to a $1.5 million write-down recorded in December 2000. This relationship is comprised of five loans that are secured by residential and commercial properties and other business assets. In addition, the Company has the personal guarantees of the principals involved. Other nonaccrual loans include a commercial relationship totaling $400,000, of which $354,000 is guaranteed by the Small Business Administration; two commercial mortgage loans carried at $224,000 and $100,000; a commercial loan with a balance of $132,000; four smaller commercial loans totaling $88,000; and seven consumer loans carried at a total of $97,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

   At December 31, 2000 other real estate owned totaled $3.0 million and consisted primarily of a residential development project, with a carrying value of $2.6 million, representing the Company's 75% ownership interest. The Company has entered into a contract with a third party contractor to manage the completion of the development work. As of December 31, 2000, all undelivered townhouse lots were under contract of sale with two residential builders with a takedown schedule that extended through September 2003. Subsequent to December 31, 2000, one of the two builders defaulted under terms of the option contract to purchase 31 townhouse lots. The Bank currently has a letter of intent from an unrelated builder to purchase the 31 lots. A second residential development project, with a balance of $396,000, consists of two townhouse building pads with a total of twelve units. The Company plans to market the property for sale.

   Potential problem loans consist of loans that are currently performing in accordance with contractual terms but for which management has concerns about the ability of an obligor to continue to comply with repayment terms because of the obligor's potential operating or financial difficulties. At the end of 2000, loans of this type that are not included in the above table of nonperforming and past-due loans amounted to approximately $3.8 million. The majority of these loans represent commercial loan relationships. Depending on changes in the economy and other future events, these loans and others not presently identified as problem loans could be reclassified as nonperforming or impaired loans in the future.

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

   Impaired loans at December 31, 2000 totaled $3.6 million. With the exception of one loan for $294,000, all of these impaired loans were on nonaccrual status at December 31, 2000 and were collateral dependent loans. Collateral dependent loans are measured based on the fair value of the collateral. There were no impaired loans at December 31, 2000 with an allocated valuation allowance. An impaired loan is charged off when the loan, or a portion thereof, is considered uncollectible.

Other Earning Assets

   Residential mortgage loans originated for sale decreased from $2.7 million at December 31, 1999 to $1.9 million at December 31, 2000. This change was due to decreased mortgage banking activity associated with higher interest rates. Federal funds sold decreased $7.0 million as compared to December 31, 1999, totaling $15.5 million at December 31, 2000, as the growth in loans and investments outpaced the growth in deposits and borrowings.

Deposit Analysis

   The following table sets forth the average deposit balances and average rates paid on deposits during the years ended December 31.

---------------------------------------------------------------------------------------------------

                                            2000                  1999                  1998
---------------------------------------------------------------------------------------------------

                                     AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE
(DOLLARS IN THOUSANDS)               BALANCE     RATE      BALANCE     RATE      BALANCE     RATE
---------------------------------------------------------------------------------------------------
Noninterest-bearing deposits        $ 119,973      --%    $ 105,669      --%    $ 86,827       --%
Interest-bearing deposits:
   NOW accounts                        57,751    1.08        53,686    1.29       48,576     1.71
   Savings accounts                    70,716    2.99        75,277    3.18       71,439     3.61
   Money market accounts              101,885    3.92        99,851    3.49       96,336     3.70
   Certificates of deposit            232,941    5.56       199,700    4.94      193,302     5.33
-------------------------------------------------------------------------------------------------

   Total interest-bearing deposits    463,293    4.25       428,514    3.83      409,653     4.22
-------------------------------------------------------------------------------------------------

      Total deposits                $ 583,266    3.37%    $ 534,183    3.08%    $496,480     3.48%
=================================================================================================

   Total deposits increased $79.1 million during the year ended December 31, 2000. The increase in the deposit portfolio during 2000 was primarily attributable to growth in certificates of deposit totaling $66.7 million and was in support of growth in the loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


   The following table provides the maturities of certificates of deposit of the Company in amounts of $100,000 or more at December 31. Of the total certificates of deposit in amounts of $100,000 or more, $33.4 million, or 49.6%, is comprised of penalty-free certificates, which can be withdrawn without penalty prior to maturity. The Company had no brokered deposits as of December 31, 2000, 1999 or 1998.

-------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                     2000            1999             1998
-------------------------------------------------------------------------------------------------------------------
Maturing in:
   3 months or less                                   $   5,293          $ 16,555         $ 11,007
   Over 3 months through 6 months                        11,957             8,959           11,218
   Over 6 months through 12 months                       35,300             9,886           10,192
   Over 12 months                                        14,900            12,100            9,853
-------------------------------------------------------------------------------------------------------------------

                                                       $ 67,450          $ 47,500         $ 42,270
===================================================================================================================

Short-term Borrowings

   Short-term borrowings consist of short-term promissory notes issued to certain qualified investors, securities sold under repurchase agreements and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB"). The short-term promissory notes are in the form of commercial paper, reprice daily and have maturities of 270 days or less. Securities sold under repurchase agreements are securities sold to the Bank's customers, at the customer's request, under a continuing "roll-over" contract, that mature in one business day. Short-term borrowings from the FHLB outstanding during 2000, 1999 and 1998 repriced daily, had maturities of one year or less and could have been prepaid without penalty.

   The table below presents certain information with respect to short-term borrowings at and for the years ended December 31:

-------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                     2000              1999             1998
-------------------------------------------------------------------------------------------------------------------
Amount outstanding at year-end:
   Short-term promissory notes                           $52,765           $34,724              $27,012
   Securities sold under repurchase agreements            14,919            15,004                9,523
   Borrowings from FHLB                                   25,500             2,000                   --
Weighted average interest rate at year-end:
   Short-term promissory note                                5.7%              5.4%                 4.4%
   Securities sold under repurchase agreements               4.7               4.4                  3.6
   Borrowings from FHLB                                      6.9               4.6                   --
Maximum outstanding at any month-end:
   Short-term promissory notes                           $55,202           $39,296              $29,573
   Securities sold under repurchase agreements            15,363            15,004               12,403
   Borrowings from FHLB                                   25,500             8,200               17,500
Average outstanding:
   Short-term promissory notes                            43,462            32,293               24,357
   Securities sold under repurchase agreements            12,231            10,393                6,549
   Borrowings from FHLB                                    4,797               790                4,081
Weighted average interest rate during the year:
   Short-term promissory notes                               5.8%              4.6%                 4.1%
   Securities sold under repurchase agreements               5.0               3.8                  3.9
   Borrowings from FHLB                                      6.4               5.5                  5.6


Long-term Borrowings

   At December 31, 2000, 1999 and 1998, the Company had three long-term advances from the FHLB totaling $20.0 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


Liquidity

   Liquidity describes the ability of the Company to meet financial obligations, including lending commitments and contingencies that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the customers of the Company, as well as to meet current and planned expenditures.

   The Company's major source of liquidity ("financing activities" as used in the Consolidated Statements of Cash Flows) is its deposit base. At December 31, 2000, total deposits were $630.5 million. Core deposits, defined as all deposits except certificates of deposit of $100,000 or more, totaled $563.0 million, or 89.3% of total deposits. Also, the Bank, as a member of the FHLB, has the ability to utilize established credit as an additional source of liquidity. Collateral must be pledged to the FHLB before advances can be obtained. At December 31, 2000, outstanding advances from the FHLB totaled $45.5 million. The Bank's approved credit line was $113.3 million, equal to 14% of total assets as reported on the most recent regulatory report. However, the Bank had sufficient collateral to borrow up to $203.6 million. Borrowings above the approved credit limit require special approval of the FHLB. In addition, liquidity is provided by the Company's overnight investment in federal funds sold. At December 31, 2000, federal funds sold totaled $15.5 million.

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

   One tool used by the Company to assess and manage its interest rate risk is the gap analysis. The gap analysis, summarized in the following table, measures the mismatch in repricing between interest-sensitive assets and interest-sensitive liabilities and provides a general indication of the interest sensitivity of the balance sheet at a specified point in time. By limiting the size of the gap position, the Company can limit the net interest at risk arising from repricing imbalances. The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2000 and the Company's interest sensitivity gap at that date. The Company's cumulative sensitivity gap through twelve months is a positive 1.8%. A positive sensitivity gap for any time period indicates that more interest-earning assets will mature or reprice during that time period than interest-bearing liabilities. The Company's goal is generally to maintain a reasonably balanced cumulative interest sensitivity gap position for the period of one year or less in order to mitigate the impact of changes in interest rates on liquidity, interest margins and corresponding operating results. During periods of falling interest rates, a short-term positive interest sensitivity gap position would generally result in a decrease in net interest income, and during periods of rising interest rates, a short-term positive interest sensitivity gap position would generally result in an increase in net interest income (assuming all earning assets and interest-bearing liabilities are affected by a rate change equally and simultaneously).

   It is important to note that the table represents the static gap position for interest sensitive assets and liabilities at December 31, 2000. The table does not give effect to prepayments or extensions of loans as a result of changes in general market rates. Moreover, while the table does indicate the opportunities to reprice assets and liabilities within certain time frames, it does not account for timing differences that occur during periods of repricing. For example, changes to deposit rates tend to lag in a rising rate environment and lead in a falling rate environment. Also, the table does not account for the core deposit relationship with customers which might suggest that the balances of NOW, savings, and money market accounts totaling $228.8 million are less sensitive than interest-bearing liabilities maturing in three months or less.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


--------------------------------------------------------------------------------------------------------------------------
                                                            INTEREST SENSITITY PERIOD
--------------------------------------------------------------------------------------------------------------------------
                                                        AFTER 3
                                                        THROUGH                AFTER 1                AFTER 2
                                LESS THAN                 12                   THROUGH                THROUGH
(DOLLARS IN THOUSANDS)          3 MONTHS     WAR(a)     MONTHS      WAR(a)     2 YEARS     WAR(a)     3 YEARS     WAR(a)
--------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold             $  15,540       6.6%   $      --     0.0%      $      --     0.0%      $     --     0.0%
  Investment securities             42,539       6.5       75,633     6.7          14,510     6.2          2,000     5.7
  Securities available-for-sale     19,779       7.1        6,408     6.8           6,943     5.9         10,339     6.7
  Residential mortgages
    originated for sale              1,911       9.8           --     0.0              --     0.0             --     0.0
  Loans (b):
    Commercial                     105,058      10.4        9,527     8.6           9,983     9.0         10,595     9.0
    Leases                           1,723       8.5           --     0.0              --     0.0             --     0.0
    Real estate - development
      and construction             118,912      10.0        6,313     9.5             259     9.3            325    10.2
    Real estate - mortgage
      Residential                    1,055       9.5        1,904     8.5           2,542     8.4          1,358     7.5
      Commercial                    34,352      10.1        3,179     8.0           2,991     9.4          6,214     9.3
    Retail                          54,866      10.1        7,547     8.8          11,625     8.9         10,222     8.7
    Credit card                         --       0.0        2,572     7.9              --     0.0             --     0.0
    Other                            1,035      17.1           --     0.0              --     0.0             --     0.0
                               -----------------------------------------------------------------------------------------
  Total loans                      317,001      10.2       31,042     8.7          27,400     8.9         28,714     8.9
                               -----------------------------------------------------------------------------------------
Total interest-earning assets      396,770       9.5      113,083     7.3          48,853     7.7         41,053     8.2
                               -----------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits:
    NOW accounts                    62,102       1.1           --     0.0              --     0.0             --     0.0
    Savings accounts                62,342       3.0           --     0.0              --     0.0             --     0.0
    Money market accounts          104,352       3.9           --     0.0              --     0.0             --     0.0
    Certificates of deposits        23,079       4.9      150,518     5.8          83,587     6.5          9,736     6.2
  Short-term borrowings             93,184       6.0           --     0.0              --     0.0             --     0.0
  Long-term borrowings                  --       0.0           --     0.0              --     0.0         20,000     5.3
                               -------------------------------------------------------------------------------------------
Total interest-bearing
liabilities                        345,059       3.9      150,518     5.8          83,587     6.5         29,736     5.6
                               -------------------------------------------------------------------------------------------

Interest sensitivity gap         $  51,711              $ (37,435)              $ (34,734)              $ 11,317
                               ===========            ===========            ============           ============


Cumulative interest
  sensitivity gap                $  51,711              $  14,276               $ (20,458)              $ (9,141)
                               ===========            ===========            ============           ============


Cumulative interest
  sensitivity gap as a
  percentage of total assets           6.4%                   1.8%                   -2.5%                  -1.1%
                               ===========            ===========            ============           ============


(a) Weighted average rate at December 31, 2000, presented on a fully taxable-equivalent basis.

(b) Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totaling $3.9 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


-----------------------------------------------------------------------------------------------------------------------------------
                                                     INTEREST SENSITIVITY PERIOD
-----------------------------------------------------------------------------------------------------------------------------------

                              AFTER 3                 AFTER 4
                              THROUGH                 THROUGH                  AFTER                                         FAIR
(DOLLARS IN THOUSANDS)        4 YEARS     WAR (a)     5 YEARS     WAR (a)     5 YEARS     WAR (a)       TOTAL     WAR (a)   VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Federal funds sold          $      --     0.0%      $      --     0.0%      $      --     0.0%       $   15,540   6.6%   $  15,540
 Investment securities              62     6.0              --     0.0           2,930     6.3           137,674   6.6      137,796
 Securities available-
  for-sale                       6,508     7.1           7,395     6.9           3,965     6.3            61,337   6.8       61,337
 Residential mortgages
  originated for sale               --     0.0              --     0.0              --     0.0             1,911   9.8        1,911
 Loans (b):
  Commercial                    11,200     8.9           6,787     9.3          14,264     8.5           167,414   9.8
  Leases                            --     0.0              --     0.0              --     0.0             1,723   8.5
  Real estate - development
   and construction                164     8.7             592    10.3           2,771     8.4           129,336   9.9
  Real estate - mortgage
   Residential                   1,901     8.1             904     8.3           8,930     7.9            18,594   8.1
   Commercial                    7,809     9.0           8,409     9.2          12,047     9.1            75,001   9.5
  Retail                        10,956     8.8          13,618     9.6          31,036     8.6           139,870   9.4
  Credit card                       --     0.0              --     0.0              --     0.0             2,572   7.9
  Other                             --     0.0              --     0.0              --     0.0             1,035  17.1
                             -------------------------------------------------------------------------------------------
 Total loans                    32,030     8.8          30,310     9.4          69,048     8.6           535,545   9.7      544,860
                             ------------------------------------------------------------------------------------------------------
Total interest-earning
 assets                         38,600     8.5          37,705     8.9          75,943     8.4           752,007   8.8      761,444
                             ------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
 Deposits:
  NOW accounts                      --     0.0              --     0.0              --     0.0            62,102   1.1       62,102
  Savings accounts                  --     0.0              --     0.0              --     0.0            62,342   3.0       62,342
  Money market accounts             --     0.0              --     0.0              --     0.0           104,352   3.9      104,352
  Certificates of deposits       1,655     5.1           2,958     5.9              --     0.0           271,533   5.8      275,006
 Short-term borrowings              --     0.0              --     0.0              --     0.0            93,184   6.0       93,184
 Long-term borrowings               --     0.0              --     0.0              --     0.0            20,000   5.3       19,734
                             ------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities                     1,655     5.1           2,958     5.9              --     0.0           613,513   4.7      616,720
                             ------------------------------------------------------------------------------------------------------

Interest sensitivity gap     $  36,945               $  34,747               $  75,943                $  138,494
                             =========               =========               =========                ==========

Cumulative interest
 sensitivity gap             $  27,804               $  62,551               $ 138,494
                             =========               =========               =========

Cumulative interest
 sensitivity gap as a
 percentage of total assets        3.4%                    7.7%                   17.0%
                             =========               =========               =========

(c) Weighted average rate at December 31, 2000, presented on a fully taxable-equivalent basis.

(d) Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totaling $3.9 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


   The analysis provided in the table above includes the following significant assumptions: Fixed-rate loans are scheduled by contractual maturity and variable-rate loans are scheduled by repricing date. Investments other than mortgage-backed securities are scheduled according to the earlier of contractual maturity date or most likely call date, given the current interest rate environment. Mortgage-backed securities are scheduled according to estimated maturity based upon the most recent monthly prepayment factors, which may change. Residential mortgage loans originated for sale are scheduled based on their expected sale dates, generally 10 to 14 days after settlement. Penalty-free certificates of deposit are scheduled by stated maturity date, given the current interest rate environment. Long-term advances from the FHLB are scheduled according to their conversion option date.

   The Company also uses a computer simulation analysis to assess and manage its interest rate risk. The simulation analysis assumes an immediate, parallel shift of 200 basis points in the Treasury Yield Curve. The analysis measures the potential change in earnings and in the market value of portfolio equity over a one-year time horizon and captures optionality factors such as call features embedded in investment and loan portfolio contracts. Measured based on December 31, 2000 data, the simulation analysis provided the following profile of the Company's interest rate risk:

      --------------------------------------------------------------------------
                                       IMMEDIATE RATE CHANGE
                                    ----------------------------
                                      +200BP            -200BP         POLICY
      --------------------------------------------------------------------------
      Net interest income at risk       -1.55%            -5.17%        +/-7.5%

      Economic value of equity          -4.34%             5.13%       +/-20.0%
      --------------------------------------------------------------------------

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

Capital Resources
   Total stockholders' equity was $64.5 million at December 31, 2000, representing an increase of $3.2 million, or 5.3%, from December 31, 1999. The growth of stockholders' equity during 2000 was primarily attributable to the earnings of the Company of $5.2 million less cash dividends declared on common stock of $2.6 million. In addition, in October 2000, the Board of Directors of the Company approved a stock repurchase program that authorized the repurchase of up to 500,000 shares of the Company's common stock, subject to applicable laws and regulations. During 2000, the Company repurchased and retired 7,050 shares of common stock at prices ranging from $10.50 to $11.25, which reduced total stockholders' equity by $76,000.
   The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. As of December 31, 2000, the minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) was 8.0%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other intangibles and making various other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and limited amounts of credit loss reserves ("Tier 2 capital"). The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other intangible assets. The Federal Reserve Board also has adopted a minimum leverage ratio (Tier 1 capital to average assets) of 4.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1.0% to 2.0% higher for holding companies that do not have the highest rating or that are undertaking major expansion programs. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)



   The tables below present the Company's capital position relative to its various minimum statutory and regulatory capital requirements at December 31, 2000.

                                                                              TIER 1 LEVERAGE RATIO
                                                             -------------------------------------------------------
                                                                                        PERCENT OF
(DOLLARS IN THOUSANDS)                                              AMOUNT            AVERAGE ASSETS
--------------------------------------------------------------------------------------------------------------------
Tier 1 capital (a)                                               $  64,992                  8.4%
Tier 1 leverage ratio requirement                                   31,052                  4.0
--------------------------------------------------------------------------------------------------------------------

Excess                                                           $  33,940                  4.4%
====================================================================================================================

Quarterly average total assets                                   $ 776,318
                                                                 ==========


                                                                        RISK-BASED CAPITAL RATIO
                                                                 ---------------------------------------------------
                                                                                        PERCENT OF
                                                                                       RISK-WEIGHTED
(DOLLARS IN THOUSANDS)                                              AMOUNT                ASSETS
--------------------------------------------------------------------------------------------------------------------

Tier 1 capital (a)                                               $  64,992                  10.5%
Risk-based Tier 1 capital requirement                               24,818                   4.0
--------------------------------------------------------------------------------------------------------------------

Excess                                                           $  40,174                   6.5%
====================================================================================================================

Tier 1 capital (a)                                               $  64,992                  10.5%
Tier 2 capital (b)                                                   7,057                   1.1
--------------------------------------------------------------------------------------------------------------------

Total risk-based capital                                            72,049                   11.6
Risk-based capital requirement                                      49,637                    8.0
--------------------------------------------------------------------------------------------------------------------
Excess                                                           $  22,412                    3.6%
====================================================================================================================
Risk-weighted assets                                             $ 620,462
                                                                 =========

(a) Tier 1 capital is comprised of the following at December 31, 2000:
    GAAP capital                                                                $64,520
    Add unrealized losses on securities available-for-sale, net of taxes            441
    Add 50% of investment in unconsolidated subsidiaries                             31
                                                                                   ----
                                                                                $64,992
                                                                                =======

(b) Tier 2 capital is comprised of the allowance for credit losses plus 50% of the Company's investment in unconsolidated subsidiaries, limited to 1.25% of risk-weighted assets.


Recent Accounting Developments
    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The Company will adopt SFAS No. 133, as amended, effective January 1, 2001. The Company does not have any hedging relationships or derivative instruments that would require reclassification under the provisions of SFAS No. 133.
    In September 2000, FASB issued SFAS No. 140, "Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revised the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the earlier statement's provisions without reconsideration. SFAS No. 140 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative values at the date of the transfer. SFAS No. 140 is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The Company does not currently have any transfers or servicing of financial assets and extinguishments of liabilities that would require management's analysis under the provisions of SFAS No. 140.

                         Independent Auditors' Report
                        Columbia Bancorp and Subsidiary


The Board of Directors and Stockholders
Columbia Bancorp:

   We have audited the accompanying consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   The consolidated financial statements of Columbia Bancorp as of December 31, 1999 and for the years ended December 31, 1999 and 1998 have been restated to reflect the pooling-of-interests transaction with Suburban Bancshares, Inc. as described in note 1 to the consolidated financial statements. We did not audit the consolidated balance sheet of Suburban Bancshares, Inc. and subsidiary as of December 31, 1999 or the related statements of income for the years ended December 31, 1999 and 1998, which statements reflect total assets constituting 32.5% and total revenues constituting 11.4% in 1999 and 23.1% in 1998, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Suburban Bancshares, Inc. as of December 31, 1999 and for the years ended December 31, 1999 and 1998, is based solely on the report of the other auditors.
   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
   In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Columbia Bancorp and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



Baltimore, MD
January 26, 2001

                     Consolidated Statements Of Condition
                        Columbia Bancorp and Subsidiary
                          December 31, 2000 and 1999

------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                           2000            1999
------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                        $ 31,931        $ 37,108
Federal funds sold                                                               15,540          22,507
Investment securities - fair value $137,796 in 2000
      and $92,356 in 1999                                                       137,674          93,412
Securities available-for-sale                                                    61,337          57,492
Residential mortgage loans originated for sale                                    1,911           2,707
Loan receivables:
      Commercial                                                                170,910         140,051
      Leases                                                                      1,723           1,510
      Real estate development and construction                                  129,336         100,770
      Real estate mortgage:
         Residential                                                             18,594          18,892
         Commercial                                                              75,325          72,274
      Retail, principally residential equity lines of credit                    139,967         111,864
      Credit card                                                                 2,572           2,217
      Other                                                                       1,035           1,908
------------------------------------------------------------------------------------------------------------------------
         Total loans                                                            539,462         449,486
         Less:
            Unearned income, net of origination costs                               411             261
            Allowance for credit losses                                           7,026           6,071
------------------------------------------------------------------------------------------------------------------------
            Loans, net                                                          532,025         443,154
Other real estate owned                                                           2,996           4,035
Property and equipment, net                                                      11,372          10,473
Prepaid expenses and other assets                                                17,864          17,142
------------------------------------------------------------------------------------------------------------------------
            Total assets                                                       $812,650        $688,030
========================================================================================================================

Liabilities and Stockholders' Equity
Deposits:
      Noninterest-bearing demand deposits                                      $130,155        $120,165
      Interest-bearing deposits:
         Savings and checking                                                   228,796         226,314
         Certificates of deposit:
            Under $100,000                                                      204,083         157,381
            $100,000 and over                                                    67,450          47,500
------------------------------------------------------------------------------------------------------------------------
            Total deposits                                                      630,484         551,360
Short-term borrowings                                                            93,184          51,728
Long-term borrowings                                                             20,000          20,000
Accrued expenses and other liabilities                                            4,462           3,656
------------------------------------------------------------------------------------------------------------------------
            Total liabilities                                                   748,130         626,744
------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
      Common stock, $.01 par value per share; authorized
        10,000,000 shares; outstanding 7,149,968 and 7,150,371
        shares at December 31, 2000 and 1999, respectively                           71              71
      Additional paid-in capital                                                 48,378          48,424
      Retained earnings                                                          16,512          13,938
      Accumulated other comprehensive income                                       (441)         (1,147)
------------------------------------------------------------------------------------------------------------------------
           Total stockholders' equity                                            64,520          61,286
------------------------------------------------------------------------------------------------------------------------
           Total liabilities and stockholders' equity                          $812,650        $688,030
========================================================================================================================

See accompanying notes to consolidated financial statements.

                     Consolidated Statements of Income and

                             Comprehensive Income

                        Columbia Bancorp and Subsidiary

                 Years Ended December 31, 2000, 1999 and 1998

------------------------------------------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)                  2000            1999            1998
------------------------------------------------------------------------------------------------------------------------
   Interest income:
      Loans                                                     $47,476         $38,479         $38,297
      Investment securities                                      10,527           8,702           6,641
      Federal funds sold                                            914           1,594           2,236
------------------------------------------------------------------------------------------------------------------------
         Total interest income                                   58,917          48,775          47,174
------------------------------------------------------------------------------------------------------------------------
   Interest expense:
      Deposits                                                   19,675          16,429          17,277
      Borrowings                                                  4,501           2,983           2,077
------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                  24,176          19,412          19,354
------------------------------------------------------------------------------------------------------------------------
         Net interest income                                     34,741          29,363          27,820
   Provision for credit losses                                    3,423           1,149           1,074
------------------------------------------------------------------------------------------------------------------------
         Net interest income after provision
            for credit losses                                    31,318          28,214          26,746
------------------------------------------------------------------------------------------------------------------------
   Noninterest income:
      Fees charged for services                                   2,352           2,296           2,045
      Gains and fees on sales of mortgage loans, net of costs       399           1,006           1,355
      Net income (expense) on other real estate owned               198            (101)            (39)
      Other                                                       1,011           1,014             994
------------------------------------------------------------------------------------------------------------------------
         Total noninterest income                                 3,960           4,215           4,355
------------------------------------------------------------------------------------------------------------------------
   Noninterest expense:
      Salaries and employee benefits                             12,703          11,947          11,160
      Occupancy, net                                              3,320           3,043           2,784
      Equipment                                                   2,131           1,652           1,481
      Data processing                                             1,389           1,589           1,309
      Marketing                                                     775             648             676
      Cash management services                                      495             422             338
      Professional fees                                             649             386             388
      Deposit insurance                                             170             182             160
      Stationery and supplies                                       462             502             504
      Postage                                                       332             317             305
      Merger-related expenses                                     2,270              --              --
      Other                                                       2,513           2,750           2,482
------------------------------------------------------------------------------------------------------------------------
         Total noninterest expense                               27,209          23,438          21,587
------------------------------------------------------------------------------------------------------------------------
         Income before income taxes                               8,069           8,991           9,514
   Income tax provision                                           2,848           3,106           3,342
------------------------------------------------------------------------------------------------------------------------
         Net income                                               5,221           5,885           6,172
   Other comprehensive income, net of tax-
      unrealized gain (loss) on securities
         available-for-sale                                         706          (1,412)             76
------------------------------------------------------------------------------------------------------------------------
         Comprehensive income                                   $ 5,927         $ 4,473         $ 6,248
========================================================================================================================
   Net income per common share:
      Basic                                                     $  0.73         $  0.82         $  0.87
      Diluted                                                      0.73            0.81            0.85
========================================================================================================================

   See accompanying notes to consolidated financial statements.

                Consolidated Statements of Stockholders' Equity

                        Columbia Bancorp and Subsidiary

                 Years Ended December 31, 2000, 1999 and 1998

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             ACCUMULATED
                                                ADDITIONAL                     OTHER           TOTAL
                                     COMMON       PAID-IN       RETAINED   COMPREHENSIVE   STOCKHOLDERS'
   (DOLLARS IN THOUSANDS)             STOCK       CAPITAL       EARNINGS      INCOME          EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
   Balance December 31, 1997           $69        $48,796       $ 4,694       $ 189          $53,748
   Cash dividends declared
     on common stock                    --             --        (1,323)         --           (1,323)
   Exercise of options for
     37,320 shares of common stock       1            151            --          --              152
   Exercise of warrants for
     136,000 shares of common stock      1            617            --          --              618
   Purchase of 12,000 shares
     of common stock                    --           (196)           --          --             (196)
   Net income                           --             --         6,172          --            6,172
   Other comprehensive
      income items                      --             --            --          76               76
-----------------------------------------------------------------------------------------------------------------------------------
   Balance December 31, 1998            71         49,368         9,543         265           59,247
   Cash dividends declared
     on common stock                    --             --        (1,490)         --           (1,490)
   Exercise of options for
     115,676 shares of common stock      1            350            --          --              351
   Common stock exchanged
      (1,071 shares)                    --            (15)           --          --              (15)
   Purchase of 85,800 shares
     of common stock                    (1)        (1,279)           --          --           (1,280)
   Net income                           --             --         5,885          --            5,885
   Other comprehensive
      income items                      --             --            --      (1,412)          (1,412)
-----------------------------------------------------------------------------------------------------------------------------------
   Balance December 31, 1999            71         48,424        13,938      (1,147)          61,286
   Cash dividends declared
     on common stock                    --             --        (2,647)         --           (2,647)
   Exercise of options for
     6,688 shares of common stock       --             35            --          --               35
   Cash paid for fractional shares      --             (5)           --          --               (5)
   Purchase of 7,050 shares
     of common stock                    --            (76)           --          --              (76)
   Net income                           --             --         5,221          --            5,221
   Other comprehensive
      income items                      --             --            --         706              706
-----------------------------------------------------------------------------------------------------------------------------------
   Balance December 31, 2000           $71        $48,378       $16,512       $(441)         $64,520
===================================================================================================================================




   See accompanying notes to consolidated financial statements.

                     Consolidated Statements Of Cash Flows

                        Columbia Bancorp and Subsidiary

                 Years Ended December 31, 2000, 1999 and 1998

------------------------------------------------------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                                            2000                1999                1998
------------------------------------------------------------------------------------------------------------------------------------
   Cash flows from operating activities:
      Net income                                                   $  5,221            $  5,885            $  6,172
      Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
            Depreciation and amortization                             1,689               1,441               1,256
            Amortization of loan fee income                          (1,104)               (666)             (2,007)
            Provision for credit losses                               3,423               1,149               1,074
            Provision for losses on other real estate owned             166                  69                  64
            Gains and fees on sales of mortgage loans,
               net of costs                                            (399)             (1,006)             (1,355)
            Gains on sales of other loans                                --                  --                 (48)
            Loss (gain) on sales/disposals of other assets               --                  43                 (15)
            Net realized gain on sales of securities
               available-for-sale                                        --                 (23)                (12)
            Proceeds from sales of residential
               mortgage loans originated for sale                    46,913              97,264             163,096
            Proceeds from sales of other loans                           --                  --                 593
            Disbursements for residential mortgage
               loans originated for sale                            (45,719)            (79,763)           (174,384)
            Loan fees deferred, net of origination costs              1,253               1,165               1,356
            Increase in prepaid expenses and other assets              (932)                 (6)               (764)
            Increase in accrued expenses
               and other liabilities                                    497                  27                 909
------------------------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used in)
                      operating activities                           11,008              25,579              (4,065)
------------------------------------------------------------------------------------------------------------------------------------

   Cash flows provided by (used in) investing activities:
      Loan disbursements in excess of
         principal repayments                                       (88,339)            (48,288)            (25,186)
      Loan purchases                                                 (8,768)             (4,631)            (10,066)
      Loan sales                                                      4,664               3,371               7,814
      Purchases of investment securities                            (80,821)            (59,659)            (37,829)
      Purchases of securities available-for-sale                     (8,445)            (18,479)            (34,900)
      Proceeds from maturities and principal
         repayments of investment securities                         36,572              40,052              29,056
      Proceeds from maturities and principal
         repayments of securities available-for-sale                  5,793              14,330              10,077
      Proceeds from sales of securities available-for-sale               --                 505               1,031
      Additions to other real estate owned                             (662)             (1,724)             (1,770)
      Sales of other real estate owned                                1,536               2,544               3,393
      Purchases of property and equipment                            (2,788)             (1,773)             (1,026)
      Disposals of property and equipment                               150                  43                 112
      Purchase of life insurance                                         --                (470)                 --
      Increase in cash surrender value of life insurance               (240)               (212)               (204)
------------------------------------------------------------------------------------------------------------------------------------
               Net cash used in investing activities               (141,348)            (74,391)            (59,498)
------------------------------------------------------------------------------------------------------------------------------------

                                                                     (continued)

                        Columbia Bancorp and Subsidiary

                 Years Ended December 31, 2000, 1999 and 1998

------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                              2000                1999                1998
------------------------------------------------------------------------------------------------------------------------------------
   Cash flows provided by (used in) financing activities:
         Net increase in deposits                                 $  79,124           $   7,850           $  80,557
         Increase in short-term borrowings                           41,456              15,193               9,761
         Increase in long-term borrowings                                --                  --              20,000
         Cash paid for fractional shares                                 (5)                 --                  --
         Cash dividends distributed on common stock                  (2,338)             (1,445)             (1,266)
         Net proceeds from stock options exercised                       35                 207                 770
         Purchase of common stock                                       (76)             (1,280)               (196)
------------------------------------------------------------------------------------------------------------------------------------
            Net cash provided by financing activities               118,196              20,525             109,626
------------------------------------------------------------------------------------------------------------------------------------

   Net (decrease) increase in cash and
      cash equivalents                                              (12,144)            (28,287)             46,063
   Cash and cash equivalents at beginning of year                    59,615              87,902              41,839
------------------------------------------------------------------------------------------------------------------------------------

   Cash and cash equivalents at end of year                       $  47,471           $  59,615           $  87,902
====================================================================================================================================

   Supplemental information:
      Interest paid on deposits and borrowings                    $  22,640           $  17,865           $  19,091
      Income taxes paid                                               3,060               2,942               2,883
      Transfers of loans to other real estate owned                      --                 347               1,295
      Transfers of loans to loans held for sale                          --                  --                 545
====================================================================================================================================






   See accompanying notes to consolidated financial statements.

                  Notes To Consolidated Financial Statements

                        Columbia Bancorp and Subsidiary

                       December 31, 2000, 1999 and 1998


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


   The accounting and reporting policies of Columbia Bancorp and subsidiary (the "Company") conform to accounting principles generally accepted in the United States of America. The following is a description of the more significant of these policies.


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


Merger with Suburban Bancshares, Inc.

   On March 8, 2000, the Company completed the merger of Suburban Bancshares, Inc. ("Suburban") with and into the Company and the merger of Suburban Bank of Maryland with and into the Bank. The Company and Suburban had entered into a definitive agreement on September 28, 1999. As a result of the merger, each share of the outstanding common stock of Suburban was converted into .2338 shares of the Company's common stock, resulting in the issuance of 2,641,705 shares.

   The merger was accounted for using the pooling-of-interests method and, accordingly, the Company's consolidated financial statements for all periods prior to the merger have been restated to include the accounts of Suburban and subsidiary. There were no material transactions between the Company and Suburban prior to the merger and there were no adjustments required to conform their accounting policies.

   The net interest income and net income previously reported by the Company and Suburban and the combined amounts presented in the accompanying statements of income and comprehensive income are summarized as follows for the years ended December 31:

            ------------------------------------------------------
            (DOLLARS IN THOUSANDS)            1999        1998
            ------------------------------------------------------
            Net interest income:
              Company                      $ 21,361    $ 19,910
              Suburban                        8,002       7,910
                                           -----------------------
                Total                      $ 29,363    $ 27,820
                                           =======================

            Net income:
              Company                      $  5,215    $  4,746
              Suburban                          670       1,426
                                           -----------------------
                Total                      $  5,885    $  6,172
            ======================================================

   Merger-related expenses of $2.3 million are included in the consolidated statement of income for the year ended December 31, 2000 and consist of $664,000 for systems conversion costs, $510,000 for professional fees, $481,000 for contract termination fees, $49,000 for severance payments to terminated employees and $566,000 for other expenses.


Basis of presentation

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

   A decline in the market value of any security that is deemed other than temporary is charged to earnings, resulting in a new cost basis for the security. Gains and losses on sales of securities are determined on a specific identification basis; purchases and sales of securities are recognized on a trade-date basis.

Federal funds sold

   Federal funds sold are carried at cost, which approximates market, and are generally sold for one-day periods.

Residential mortgage loans originated for sale

   Residential mortgage loans originated for sale are carried at the lower of cost or the committed sale price, determined on an individual basis.

Loans receivable

   Loans are stated at the amount of unpaid principal reduced by unearned income and the allowance for credit losses. Unearned income consists of commitment and origination fees, net of origination costs. Loans are generally placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of interest and/or principal is in doubt. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Management may grant a waiver from nonaccrual status for a 90-day past-due loan that is both well secured and in the process of collection.

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

   The Company provides for credit losses through the establishment of an allowance for credit losses by provisions charged against earnings. The factors considered by management in determining the adequacy of the allowance for losses include the historical relationships among loans outstanding; credit loss experience and the current level of the allowance; a continuing evaluation of nonperforming loans and loans classified as having the potential for further deterioration taking into consideration collateral value and the financial strength of the borrowers and guarantors; and a continuing evaluation of the economic environment. The allocated valuation allowance, if any, is included in the Company's allowance for credit losses. An impaired loan is charged off when the loan, or a portion thereof, is considered uncollectible.

Real estate properties acquired in satisfaction of loans

   Real estate properties acquired in satisfaction of loans are reported in other real estate owned and are recorded at the lower of cost or estimated fair value less selling costs. Subsequent write-downs are included in noninterest expense, along with operating income and expenses of such properties and gains or losses realized upon disposition.

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

Income taxes

   The Company and its subsidiary file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based upon consideration of available evidence, including tax planning strategies and other factors.

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

   Information relating to the calculations of earnings per common share is summarized as follows for the years ended December 31:

------------------------------------------------------------------------------------------------------------------
                                                       2000                 1999                  1998
------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)    BASIC     DILUTED     BASIC     DILUTED     BASIC     DILUTED
------------------------------------------------------------------------------------------------------------------
Net income used in EPS computation              $5,221     $5,221      $5,885     $5,885     $6,172    $6,172
==================================================================================================================

Weighted average shares outstanding              7,155      7,155       7,158      7,158      7,089     7,089
Dilutive securities                                 --         43          --         66         --       202
------------------------------------------------------------------------------------------------------------------
Adjusted weighted average shares
   used in EPS computation                       7,155      7,198       7,158      7,224      7,089     7,291
==================================================================================================================

Net income per common share                     $ 0.73     $ 0.73      $ 0.82     $ 0.81     $ 0.87    $ 0.85
==================================================================================================================

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


NOTE 2: RESTRICTIONS ON CASH AND DUE FROM BANKS

    The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 2000 and 1999, the required reserve balances were $15.5 million and $9.8 million, respectively.

   The Bank is also required to maintain a compensating balance with the servicer of its credit card operation. The balance is calculated periodically based upon activity. At December 31, 2000 and 1999, the required compensating balances were $134,100 and $117,720, respectively.


NOTE 3: INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE

   The amortized cost and estimated fair values of investment securities and securities available-for-sale were as follows at December 31, 2000:


-------------------------------------------------------------------------------------------------------------
                                                                 GROSS          GROSS
                                                 AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
(DOLLARS IN THOUSANDS)                             COST          GAINS         LOSSES      FAIR VALUE
-------------------------------------------------------------------------------------------------------------
Investment securities:
   Federal agency securities                   $ 134,682        $ 316          $ 191       $ 134,807
   Mortgage-backed securities                        938           10             13             935
   Collateralized mortgage obligations             2,054           --             --           2,054
-------------------------------------------------------------------------------------------------------------
      Total                                    $ 137,674        $ 326          $ 204       $ 137,796
=============================================================================================================

Securities available-for-sale:
   U.S. Treasury securities                    $     200        $  --          $  --       $     200
   Federal agency securities                      32,588           92            308          32,372
   Mortgage-backed securities                      8,488           --            125           8,363
   Trust preferred stocks                         15,886           89            398          15,577
   Other equity securities                           816           --             --             816
   Investment in Federal Home Loan
      Bank stock                                   2,825           --             --           2,825
   Other securities                                1,250           --             66           1,184
-------------------------------------------------------------------------------------------------------------
      Total                                    $  62,053        $ 181          $ 897       $  61,337
=============================================================================================================

   The amortized cost and estimated fair values of investment securities and securities available-for-sale were as follows at December 31, 1999:

-------------------------------------------------------------------------------------------------------

                                                                 GROSS          GROSS
                                                 AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
(DOLLARS IN THOUSANDS)                             COST          GAINS         LOSSES      FAIR VALUE
-------------------------------------------------------------------------------------------------------
Investment securities:
   U. S. Treasury securities                    $ 14,999          $--        $     7       $ 14,992
   Federal agency securities                      74,603           --          1,002         73,601
   Mortgage-backed securities                      3,810            1             48          3,763
-------------------------------------------------------------------------------------------------------
      Total                                     $ 93,412        $   1        $ 1,057       $ 92,356
=======================================================================================================

Securities available-for-sale:
   U. S. Treasury securities                   $   1,199        $   3        $    --       $  1,202
   Federal agency securities                      32,715            6          1,198         31,523
   Mortgage-backed securities                      9,728            1            479          9,250
   Trust preferred stocks                         11,904           50            229         11,725
   Other equity securities                           235           --             --            235
   Investment in Federal Home Loan
      Bank stock                                   1,939           --             --          1,939
   Other securities                                1,645           15             42          1,618
-------------------------------------------------------------------------------------------------------
      Total                                     $ 59,365         $ 75        $ 1,948       $ 57,492
=======================================================================================================

   The Company is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid balance of the Company's residential mortgage loans, 5% of its outstanding advances from the FHLB or $500, whichever is greater. The investment in FHLB stock at December 31, 2000 of $2.8 million was equal to approximately 5% of the outstanding advances from the FHLB.

   The amortized cost and estimated fair values of nonequity investment securities and securities available-for-sale at December 31, 2000 and 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.

-------------------------------------------------------------------------------------------------------
                                                            2000                       1999
-------------------------------------------------------------------------------------------------------
                                                 AMORTIZED     ESTIMATED       AMORTIZED    ESTIMATED
(DOLLARS IN THOUSANDS)                             COST        FAIR VALUE        COST       FAIR VALUE
-------------------------------------------------------------------------------------------------------
Investment securities:
   Due in one year or less                     $  11,503      $  11,451     $  30,001      $ 29,936
   Due after one year through five years         123,179        123,356        59,601        58,657
   Collateralized mortgage obligations
      and mortgage-backed securities               2,992          2,989         3,810         3,763
-------------------------------------------------------------------------------------------------------
         Total                                 $ 137,674      $ 137,796     $  93,412      $ 92,356
=======================================================================================================

Securities available-for-sale:
   Due in one year or less                     $   3,390      $   3,339     $   4,802      $  4,818
   Due after one year through five years          26,153         26,007        24,514        23,731
   Due after five years through ten years          4,495          4,410         6,243         5,794
   Due after ten years                            15,886         15,577        11,904        11,725
   Mortgage-backed securities                      8,488          8,363         9,728         9,250
-------------------------------------------------------------------------------------------------------
         Total                                 $  58,412      $  57,696     $  57,191      $ 55,318
=======================================================================================================

   There were no sales of investment securities or securities available-for-sale during 2000. Proceeds from the sale of securities available-for-sale in 1999 were $505,000, which included gross gains of $23,000. In 1998, proceeds from the sale of securities available-for-sale were $1.0 million, which included gross gains of $12,000. At December 31, 2000, investment securities and securities available-for-sale were pledged as collateral for the following purposes:



               ---------------------------------------------------------
                                              AMORTIZED      ESTIMATED
               (DOLLARS IN THOUSANDS)            COST        FAIR VALUE
               ---------------------------------------------------------
               FHLB borrowings                 $72,001       $ 71,934

               Repurchase agreements            18,709         18,591

               Federal Reserve Bank              1,000          1,000

               Public deposits                     800            801
               ---------------------------------------------------------
                    Total                      $92,510       $ 92,326
               =========================================================


NOTE 4: NONPERFORMING ASSETS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT LOSSES

   Nonperforming assets and loans past-due 90 days or more but not in nonaccrual status were as follows at December 31:


---------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                2000                      1999
---------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                   $ 3,917                   $ 2,284
Restructured loans                                                     294                        --
Other real estate owned                                              2,996                     4,035
---------------------------------------------------------------------------------------------------------
      Total nonperforming assets                                   $ 7,207                   $ 6,319
=========================================================================================================
Accruing loans past-due 90 days or more                            $   218                   $     5
=========================================================================================================

    At December 31, 2000, nonaccrual loans totaled $3.9 million and consisted primarily of a commercial banking relationship with a carrying value of $2.9 million, subsequent to a $1.5 million write-down recorded in December 2000. The relationship is comprised of five loans that are secured by residential and commercial properties and other business assets. In addition, the Company has the personal guarantees of the principals involved. Other nonaccrual loans include a commercial relationship totaling $400,000, of which $354,000 is guaranteed by the Small Business Administration; two commercial mortgage loans carried at $224,000 and $100,000; a commercial loan with a balance of $132,000; four smaller commercial loans totaling $88,000; and seven consumer loans carried at a total of $97,000.

   At December 31, 2000 other real estate owned totaled $3.0 million and consisted primarily of a residential development project, with a carrying value of $2.6 million, respresenting the Company's 75% ownership interest. The Company has entered into a contract with a third party contractor to manage the completion of the development work. As of December 31, 2000, all undelivered townhouse lots were under contract of sale with two residential builders with a takedown schedule that extended through September 2003. Subsequent to December 31, 2000, one of the two builders defaulted under terms of the option contract to purchase 31 townhouse lots. The Bank currently has a letter of intent from an unrelated builder to purchase the 31 lots. A second residential development project, with a balance of $396,000, consists of two townhouse building pads with a total of twelve units. The Company plans to market the property for sale.

    Impaired loans totaled $3.6 million and $1.5 million at December 31, 2000 and 1999, respectively. Impaired loans that were collateral dependent totaled $3.4 million and $1.5 million at December 31, 2000 and 1999, respectively. There were no impaired loans at December 31, 2000 or 1999 with an allocated valuation allowance.

   The average recorded investment in impaired loans, the amounts of income recognized, and the amounts of income recognized on a cash basis were as follows during the years ended December 31:

----------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                        2000              1999             1998
----------------------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                  671           $ 1,162          $ 2,415
Interest income recognized during impairment                     5                --               --
Interest income recognized on a cash basis during impairment    --                --               --

=================================================================================================================

   An analysis of the allowance for credit losses is summarized as follows for the years ended December 31:

------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                     2000              1999             1998
------------------------------------------------------------------------------------------------------
Balance at beginning of year                            $ 6,071           $ 5,489          $ 5,105
Provision for credit losses                               3,423             1,149            1,074
Charge-offs                                              (2,632)             (792)            (814)
Recoveries                                                  164               225              124
------------------------------------------------------------------------------------------------------
Balance at end of year                                  $ 7,026           $ 6,071          $ 5,489
======================================================================================================
Ratio of allowance to loans, net of unearned income        1.30%             1.35%            1.36%
======================================================================================================

NOTE 5: RELATED PARTY TRANSACTIONS

   The Bank has made loans to certain of its executive officers and directors. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The following schedule summarizes changes in amounts of loans outstanding to executive officers and directors for the years ended December 31:

-----------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                      2000             1999             1998
-----------------------------------------------------------------------------------------------------
Balance at beginning of year                              $ 5,169         $ 5,261          $ 4,377
Additions                                                   4,859           3,083            3,805
Repayments                                                 (4,849)         (3,175)          (2,921)
-----------------------------------------------------------------------------------------------------
Balance at end of year                                    $ 5,179         $ 5,169          $ 5,261
=====================================================================================================

   In November 1997, the Bank acquired through foreclosure a 75% interest in a residential development project consisting of 262 residential building lots in various stages of development. Also, in November 1997, the Bank engaged The Michael Companies, a real estate development company owned solely by Mr. Kenneth Michael, a director of the Company, to serve as development and marketing manager with respect to the project. The Michael Companies earns a development fee of $1,200 per lot as lots are developed and sold, $200 of which is deferred until all public improvements have been dedicated and any bonds related to the property have been released. In addition, Mr. Michael earns a sales commission of 4%, the Bank's share being 3%, of the sales price of each lot at settlement. In 2000, the Bank paid The Michael Companies sales commissions of $66,700 and development fees of $46,800, of which $7,800 was deferred. In 1999, the Bank paid The Michael Companies sales commissions of $74,000 and development fees of $51,300, of which $8,600 was deferred. In 1998, sales commissions were $52,400 and development fees were $31,500, of which $5,300 was deferred. As of December 31, 2000, 118 lots were under option contract of sale at prices ranging from $31,000 to $36,000 with a takedown schedule that extended through September 2003.

   Pursuant to a services agreement between the Company and Winfield M. Kelly, Jr., effective March 8, 2000, Mr. Kelly serves as the Chairman of the Company and the Bank. Under the services agreement, Mr. Kelly receives (i) annual director's fees of $60,000 and (ii) certain employee benefits. The term of the amended agreement will expire upon the expiration of Mr. Kelly's initial term as a director of the Company and is subject to automatic renewal upon his re-election as Chairman by the board of directors. If the agreement is terminated by the Company without cause or if Mr. Kelly terminates the agreement for "cause," the Company must pay Mr. Kelly $120,000 as severance compensation. If Mr. Kelly's agreement is terminated by the Company for "cause," he will be entitled only to compensation earned prior to such termination. Upon the earlier of (i) five years from March 8, 2000 or (ii) in the event that the agreement is terminated or not renewed as a result of any sale or exchange of stock resulting in a change in a controlling interest of the Company or the Bank, the Company will pay Mr. Kelly $200,000 as additional compensation.

   In August 1999, the Bank entered into an agreement with an automobile dealership owned principally by Mr. Kelly. Under terms of the agreement, the Bank purchases qualifying automobile loans originated by the dealership. The dealership receives a customary dealer reserve (premium) which aggregated $184,000 and $48,000 during 2000 and 1999, respectively.

   NOTE 6: OTHER REAL ESTATE OWNED


   Net income (expense) on other real estate owned is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                     2000              1999             1998
--------------------------------------------------------------------------------------------------------------------
Net gain on sales                                        $  384            $  176           $  187
Operating expenses                                          (20)             (208)            (162)
Provision for losses                                       (166)              (69)             (64)
--------------------------------------------------------------------------------------------------------------------

Net income (expense)                                     $  198            $ (101)         $   (39)
====================================================================================================================

   Interest capitalized on a construction project carried in other real estate owned totaled $170,000 and $156,000 in 1999 and 1998, respectively. No interest was capitalized in 2000.


NOTE 7: PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following at December 31:

--------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                2000                      1999
--------------------------------------------------------------------------------------------------------------------
Land                                                             $   2,301                 $   2,301
Buildings and leasehold improvements                                 8,315                     7,659
Furniture and equipment                                              8,972                     7,915
Software                                                             1,170                       566
Automobiles                                                             66                        79
--------------------------------------------------------------------------------------------------------------------

                                                                    20,824                    18,520
Less accumulated depreciation and amortization                       9,452                     8,047
--------------------------------------------------------------------------------------------------------------------

                                                                  $ 11,372                  $ 10,473
====================================================================================================================

NOTE 8: PREPAID EXPENSES AND OTHER ASSETS

   Prepaid expenses and other assets consisted of the following at December 31:

--------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                2000                      1999
--------------------------------------------------------------------------------------------------------------------
Accrued interest receivable                                     $    6,436                 $   4,900
Net deferred tax asset                                               4,812                     5,223
Cash surrender value of life insurance                               5,060                     4,820
Other                                                                1,556                     2,199
--------------------------------------------------------------------------------------------------------------------

                                                                 $  17,864                  $ 17,142
====================================================================================================================

NOTE 9: COMMITMENTS AND CONTINGENT LIABILITIES

   The Company occupies office space under lease agreements expiring at various dates to 2021. A summary of the noncancellable payments due under these leases, net of rental income due under a sublease agreement, is as follows at December 31, 2000 (in thousands):

                        2001                               $  1,828
                        2002                                  1,784
                        2003                                  1,625
                        2004                                  1,541
                        2005                                  1,534
                        After 2005                            9,941
                                                           --------
                                                           $ 18,253
                                                           ========

   The lease amounts represent minimum rentals, excluding property taxes, operating expenses or percentage rent which the Company may be obligated to pay. Rental expense was $2.0 million, $1.8 million and $1.6 million in 2000, 1999 and 1998, respectively.

   The Company utilizes a third party servicer to provide data processing services under terms of an agreement that expires in October 2004. Data processing costs are based upon account and transaction volume and currently approximate $98,000 monthly.

   On April 7, 2000, the Bank filed a class action interpleader lawsuit (The Columbia Bank vs. Network 1 Financial Corporation, et. al., Civil Action
No. WMN-00-CV1002) in the United States District Court for the District of Maryland, Northern Division (the "Court") and deposited with the Court approximately $6.0 million (the "Fund"). The Fund was on deposit with the Bank as the result of a computer file (the "File") sent through a computerized debit and credit system known as the Automated Clearing House (the "ACH"), on behalf of the originators of the File (collectively, the "Originators of the File"). The interpleader lawsuit filed by the Bank alleges, among other things, that the Originators of the File did not have the authorization of the accountholders whose accounts were debited by the File in accordance with the rules governing the ACH network and that the Originators of the File were negligent in that they originated and processed an unauthorized ACH file. The interpleader lawsuit seeks the Court's assistance in determining the rights of the parties to the Fund, recovery of legal costs incurred by the Bank and discharge of the Bank from any liability that may arise from the File. The Originators of the File have filed counterclaims with the Court under various theories including breach of contract and tortious interference with contract and with prospective business relations. The Originators of the File seek monetary damages ranging from $225,000 to $100 million in various counts under these theories. The Bank considers the counterclaims meritless and will vigorously defend all claims brought against it.

   The Company is also party to legal actions which are routine and incidental to its business. In management's opinion, the outcome of these matters, individually or in the aggregate, will not have a material effect on the financial statements of the Company.


NOTE 10: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

   The Company is party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of customers. These financial instruments include commitments to extend credit, available credit lines and standby letters of credit.

   Credit risk is the possibility of sustaining a loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit. The Company's exposure to credit risk is represented by the contractual amounts of those financial instruments. The Company applies the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the financial instruments with off-balance-sheet credit risk is as follows at December 31:

----------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                2000                      1999
----------------------------------------------------------------------------------------------------
Commitments to extend credit and available credit lines:
      Commercial                                                $   79,459                 $  63,730
      Real estate - development and construction                   121,312                   104,810
      Real estate - residential mortgage                             2,057                     4,566
      Retail, principally home equity lines of credit               47,587                    44,157
      Credit card                                                    7,506                    10,709
----------------------------------------------------------------------------------------------------
                                                                   257,921                   227,972
Standby letters of credit                                           14,135                    13,887
Limited recourse on mortgage loans sold                              2,327                     7,457
----------------------------------------------------------------------------------------------------

                                                                 $ 274,383                 $ 249,316
====================================================================================================

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

   Commitments to extend credit are agreements to extend credit to a customer so long as there is no violation of any contractual condition. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Historically, many of the commercial and retail commitments expire without being fully drawn, and the total commitment amounts therefore do not necessarily represent future cash requirements. Real estate development and construction commitments represent advances to be made based on established draw schedules. Due to the short-term nature and rapid turnover of the real estate development and construction portfolio, cash requirements are generally satisfied by principal repayments from sales of properties being financed. Most of the loans resulting from these commitments are variable-rate loans.

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

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. It is not likely that the letters of credit will be called because they principally guarantee the completion of development and construction work to be funded, subsequent to inspection, by scheduled loan advances issued by the Company on related loans. Of the total $14.1 million standby letters of credit outstanding at December 31, 2000, $8.1 million represented letters of credit secured by cash balances held by the Bank.

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

   A concentration of credit risk exists with borrowers whose principal occupation is residential real estate development and/or construction. At December 31, 2000, loans, unused credit lines, and letters of credit to such borrowers totaled approximately $110.7 million, $84.2 million and $7.1 million, respectively. Generally, these extensions of credit are secured by the real estate under development and/or construction. Management believes that its underwriting practices, specifically collateral requirements, mitigate the Company's exposure.

NOTE 11: EMPLOYEE BENEFITS

Profit Sharing Plan
   Retirement benefits are provided to employees meeting certain age and service eligibility requirements through a profit sharing plan with a cash or deferral arrangement qualifying under Section 401(k) of the Internal Revenue Code, as amended. Matching contributions made to the plan by the Company totaled $280,000 in 2000, $278,000 in 1999 and $258,000 in 1998.

Deferred Compensation Plan
   The Company has a nonqualified deferred compensation arrangement for selected senior officers. Amounts paid under this plan will be partially or fully recovered through single premium life insurance policies purchased on the lives of the participants. The Company's matching contribution to participant accounts totaled $41,000 in 2000, $42,000 in 1999 and $42,300 in 1998. Under terms of this plan, amounts deferred by the participant and contributed by the Company in the form of a matching contribution accrue earnings based on the prime rate of interest and/or the performance of Columbia Bancorp Common Stock, as directed by the participant. Net earnings credited to participants totaled approximately $98,000 in 2000 and $11,000 in 1998. In 1999, the net loss to participants totaled $73,000.

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

   Information with respect to stock options is as follows for the years ended December 31:

------------------------------------------------------------------------------------------

                               2000                  1999                   1998
------------------------------------------------------------------------------------------

                                   WEIGHTED              WEIGHTED                WEIGHTED
                                   AVERAGE               AVERAGE                 AVERAGE
                                   EXERCISE              EXERCISE                EXERCISE
                         SHARES     PRICE      SHARES     PRICE      SHARES      PRICE
------------------------------------------------------------------------------------------
Outstanding at
   beginning of year    413,270     $13.75     465,182    $10.68      296,649     $ 6.02
Exercised                (6,688)      5.17    (115,676)     1.92      (37,320)      4.58
Granted                  70,930      10.91      78,804     14.96      208,585      16.29
Forfeited               (13,469)     13.85     (15,040)    15.97       (2,732)     16.40
------------------------------------------------------------------------------------------
Outstanding at
   end of year          464,043     $13.44     413,270    $13.75      465,182     $10.68
==========================================================================================

   A summary of information about stock options outstanding is as follows at December 31, 2000:

                                   OPTIONS
                                 OUTSTANDING
             -----------------------------------------------------
                                                         SHARES
                                                         ------
                                         WEIGHTED      UNDERLYING
                                          AVERAGE        OPTIONS
             EXERCISE                    REMAINING      CURRENTLY
              PRICE        SHARES       LIFE (YEARS)   EXERCISABLE
             -----------------------------------------------------
             $ 4.55        35,486           0.9           35,486
               4.83        37,660           2.8           37,660
               5.00         8,520           3.0            8,520
              10.63        10,000           9.1               --
              10.94        46,300           9.1               --
              11.00        12,000           6.2            9,000
              11.03        12,330          10.0           12,330
              11.09         2,266           8.0            2,266
              11.23         2,031           6.1            2,031
              11.31        13,410          10.0           13,410
              15.50        83,486           7.1           83,486
              16.00        53,500           8.1           19,375
              16.88       103,000           7.1           59,500
              17.00        25,350           7.6           22,850
              24.06        18,704           2.2           18,704
           -------------------------------------------------------

             $13.15       464,043           6.5          324,618
           =======================================================

   At December 31, 2000, 1999 and 1998, options to purchase 324,618, 286,032 and 306,944 shares of the Company's common stock, respectively, were exercisable at weighted average prices of $13.15, $12.70 and $7.87, respectively.

   The per share weighted average fair values of options granted during 2000, 1999 and 1998 were $3.96, $6.07 and $6.34, respectively. These values were estimated using the Black-Scholes option pricing model and the following assumptions:

            ----------------------------------------------------------
                                           2000        1999      1998
            ----------------------------------------------------------
            Dividend yield                3.36%       2.21%      1.67%
            Expected volatility          36.29%      35.41%     36.20%
            Risk-free interest rate       6.42%       4.98%      5.68%
            Expected lives             10 years    10 years   10 years

   The option prices were equal to the market prices of the common stock at the date of grant for all options granted in 2000, 1999 and 1998 and, accordingly, no compensation expense related to options was recognized. If the Company had applied a fair value-based method to recognize compensation cost for the options granted, net income and net income per common share would have been changed to the following pro forma amounts for the years ended December 31:

        ---------------------------------------------------------------
        (DOLLARS IN THOUSANDS,
        EXCEPT PER SHARE DATA)             2000       1999        1998
        ---------------------------------------------------------------
        Net income                      $ 5,049    $ 5,591     $ 5,359
        ===============================================================
        Net income per common share:
           Basic                        $  0.71       0.78     $  0.76

           Diluted                         0.70       0.77        0.74
        ===============================================================

NOTE 12: INCOME TAXES

   The provision for income taxes was composed of the following for the years ended December 31:

------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                            2000                1999                1998
------------------------------------------------------------------------------------------------
Current:
      Federal                                  $ 2,885             $ 2,716             $ 2,458
      State                                         45                 188                 243
------------------------------------------------------------------------------------------------
                                                 2,930               2,904               2,701
Deferred:
      Federal                                      (67)                166                 613
      State                                        (15)                 36                  28
------------------------------------------------------------------------------------------------
                                                   (82)                202                 641
------------------------------------------------------------------------------------------------
                                               $ 2,848             $ 3,106             $ 3,342
================================================================================================


   The types of temporary differences that give rise to significant portions of the net deferred tax asset were as follows at December 31:

------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                2000                1999
------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for credit losses                                     $ 2,412             $ 2,004
   Net operating loss carryforward                                   1,239               1,807
   Deferred compensation                                               326                 201
   Deposits                                                             98                  94
   Other                                                               474                 420
------------------------------------------------------------------------------------------------

      Total deferred tax assets                                      4,549               4,526
Deferred tax liabilities:
   Federal Home Loan Bank stock dividends                               13                  38
------------------------------------------------------------------------------------------------

      Net deferred tax asset (included in prepaid expenses
      and other assets) attributable to operations                   4,536               4,488
Unrealized loss on investments charged to other
      comprehensive income                                             276                 735
------------------------------------------------------------------------------------------------

          Net deferred tax asset                                   $ 4,812             $ 5,223
================================================================================================

   The net operating loss carried forward from December 31, 2000 for federal income tax purposes aggregated approximately $3.2 million and will begin to expire in 2007.

   A reconciliation between the provision for income taxes and the amount computed by multiplying income before income taxes by the federal income tax rate of 34% is as follows for the years ended December 31:

-------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                         2000              1999              1998
-------------------------------------------------------------------------------------------------------
Tax at federal statutory rate                              $  2,743          $  3,057          $  3,235
State income taxes, net of federal income tax benefit            20               148               179
Other                                                            85               (99)              (72)
-------------------------------------------------------------------------------------------------------

                                                           $  2,848          $  3,106          $  3,342
=======================================================================================================


NOTE 13: SHORT-TERM BORROWINGS

   Short-term borrowings consist of short-term promissory notes issued to certain qualified investors, securities sold under repurchase agreements and borrowings from the FHLB. The short-term promissory notes are in the form of commercial paper, reprice daily and have maturities of 270 days or less. Securities sold under repurchase agreements are securities sold to the Bank's customers, at the customer's request, under a continuing "roll-over" contract, that mature in one business day. The underlying securities sold are federal agency securities which are segregated in the Bank's Federal Reserve Bank account from the Company's other investment securities. Short-term borrowings from the FHLB outstanding during 2000, 1999 and 1998 repriced daily, had maturities of one year or less and could have been prepaid without penalty.

   Information with respect to short-term borrowings is as follows at and for the years ended December 31:

------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                     2000              1999             1998
------------------------------------------------------------------------------------------------------------------------
Amount outstanding at year-end:
    Short-term promissory notes                        $ 52,765          $ 34,724         $ 27,012
    Securities sold under repurchase agreements          14,919            15,004            9,523
    Borrowings from FHLB                                 25,500             2,000               --
Weighted average interest rate at year-end:
    Short-term promissory notes                             5.7%              5.4%             4.4%
    Securities sold under repurchase agreements             4.7               4.4              3.6
    Borrowings from FHLB                                    6.9               4.6               --
Maximum outstanding at any month-end:
    Short-term promissory notes                        $ 55,202          $ 39,296         $ 29,573
    Securities sold under repurchase agreements          15,363            15,004           12,403
    Borrowings from FHLB                                 25,500             8,200           17,500
Average outstanding:
    Short-term promissory notes                          43,462            32,293           24,357
    Securities sold under repurchase agreements          12,231            10,393            6,549
    Borrowings from FHLB                                  4,797               790            4,081
Weighted average interest rate during the year:
    Short-term promissory notes                             5.8%              4.6%             4.1%
    Securities sold under repurchase agreements             5.0               3.8              3.9
    Borrowings from FHLB                                    6.4               5.5              5.6

NOTE 14: LONG-TERM BORROWINGS


   At December 31, 2000, 1999 and 1998, the Company had three long-term advances from the FHLB totaling $20.0 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

NOTE 15: NET OCCUPANCY EXPENSE

   Net occupancy expense is comprised of the following for the years ended December 31:

-----------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)               2000              1999              1998
-----------------------------------------------------------------------------

Occupancy expense                 $ 3,580           $ 3,228           $ 2,973
Rental income                        (260)             (185)             (189)
-----------------------------------------------------------------------------

Net occupancy expense             $ 3,320           $ 3,043           $ 2,784
=============================================================================

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

   Dividends declared per share on the Company's common stock were $.37, $.21 and $.19 for the years ended December 31, 2000, 1999 and 1998, respectively.

   On December 22, 2000, the Board of Directors of the Bank authorized a cash dividend of $715,000 to be paid to the Company on January 24, 2001. In addition, on December 22, 2000, the Board of Directors of the Company declared a $.10 per share cash dividend to shareholders of common stock of record on January 10, 2001, payable January 24, 2001.

   During 2000, the Company repurchased and retired 7,050 shares of common stock at an average price of $10.86 per share, pursuant to the Company's stock repurchase program approved in October 2000. At December 31, 2000, the Company was authorized to repurchase up to 500,000 additional shares under this program. During 1999 and 1998, the Company repurchased and retired 85,800 and 12,000 shares, respectively, at an average price per share of $14.92 and $16.33, respectively, pursuant to a program that was rescinded in February 2000. The excess of the purchase price over the par value of shares repurchased is applied to reduce additional paid-in capital.

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

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.

   Regulatory capital amounts and ratios for the Company and the Bank are as follows:

                                                                              MINIMUM              TO BE WELL
                                                                           REQUIREMENTS         CAPITALIZED UNDER
                                                                            FOR CAPITAL         PROMPT CORRECTIVE
                                                        ACTUAL           ADEQUACY PURPOSES      ACTION PROVISION
                                                        ------           -----------------      ----------------
(DOLLARS IN THOUSANDS)                            AMOUNT      RATIO       AMOUNT      RATIO      AMOUNT      RATIO
------------------------------------------------------------------------------------------------------------------------
December 31, 2000
Total capital (to risk-weighted assets):
   Consolidated                                  $ 72,049     11.6%     $ 49,637      8.0%        $ 62,046   10.0%
   The Columbia Bank                               66,173     10.7        49,435      8.0           61,793   10.0
Tier 1 capital (to risk-weighted assets):
   Consolidated                                    64,992     10.5        24,818      4.0           37,228    6.0
   The Columbia Bank                               59,116      9.6        24,717      4.0           37,076    6.0
Tier 1 capital (to average assets):
   Consolidated                                    64,992      8.4        31,052      4.0           38,815    5.0
   The Columbia Bank                               59,116      7.6        30,950      4.0           38,688    5.0

December 31, 1999
Total capital (to risk-weighted assets):
   Consolidated                                  $ 68,494     13.5%     $ 40,537      8.0%        $ 50,671   10.0%
   The Columbia Bank                               61,586     12.2        40,315      8.0           50,394   10.0
Tier 1 capital (to risk-weighted assets):
   Consolidated                                    62,414     12.3        20,269      4.0           30,403    6.0
   The Columbia Bank                               55,506     11.0        20,157      4.0           30,236    6.0
Tier 1 capital (to average assets):
   Consolidated                                    62,414      9.0        27,658      4.0           34,573    5.0
   The Columbia Bank                               55,506      8.0        27,478      4.0           34,348    5.0


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

Investment securities and securities available-for-sale

   The fair values of investment securities and securities available-for-sale are based upon quoted market prices or dealer quotes.

Residential mortgage loans originated for sale

   The carrying amounts of residential mortgage loans originated for sale are reasonable estimates of fair value.

Loans receivable

   The fair value of loans receivable is estimated by discounting future cash flows using current rates for which similar loans would be made to borrowers with similar credit histories.

Deposit liabilities

   The fair value of demand deposits and savings accounts is the amount payable on demand. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

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

Commitments to extend credit, standby letters of credit, and financial guarantees written

   The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

   The estimated fair values of the Company's financial instruments are as follows at December 31:

-----------------------------------------------------------------------------------------------------------------------
                                                         2000                          1999
-----------------------------------------------------------------------------------------------------------------------
                                              CARRYING            FAIR       CARRYING         FAIR
(DOLLARS IN THOUSANDS)                         AMOUNT             VALUE       AMOUNT          VALUE
-----------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                    $  31,931      $  31,931       $ 37,108       $ 37,108
   Federal funds sold                            15,540         15,540         22,507         22,507
   Investment securities and
      securities available-for-sale             199,011        199,133        150,904        149,848
   Residential mortgage loans
      originated for sale                         1,911          1,911          2,707          2,707
   Loans receivable, net of unearned
      income                                    539,051                       449,225
   Less allowance for credit losses               7,026                         6,071
                                                  -----                         -----

   Loans, net                                   532,025        544,860        443,154        447,313

Financial liabilities:
   Deposits                                     630,484        633,958        551,360        554,895
   Short-term borrowings                         93,184         93,184         51,728         51,728
   Long-term borrowings                          20,000         19,734         20,000         20,074

NOTE 19: FINANCIAL INFORMATION OF PARENT COMPANY


   The following is financial information of Columbia Bancorp (parent company only) at and for the years ended December 31:

Balance Sheets

-----------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                2000                    1999
-----------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and temporary investments                                $  55,398                  $ 37,197
   Investment in The Columbia Bank                                  58,657                    54,658
   Securities available-for-sale
                                                                     2,991                     3,252
   Other assets                                                      1,058                     1,345
-----------------------------------------------------------------------------------------------------------------------
                                                                 $ 118,104                  $ 96,452
=======================================================================================================================
Liabilities and stockholders' equity:
   Short-term borrowings                                         $  52,765                  $ 34,724
   Other liabilities                                                   819                       442
   Stockholders' equity                                             64,520                    61,286
-----------------------------------------------------------------------------------------------------------------------
                                                                 $ 118,104                  $ 96,452
=======================================================================================================================

Statements of Income

-----------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                 2000               1999              1998
-----------------------------------------------------------------------------------------------------------------------
Income:
   Interest income                                                 $  2,792           $  1,741          $  1,449
   Dividend income from subsidiary                                    2,647              2,490             1,323
   Management fees from subsidiary                                      120                120               120
-----------------------------------------------------------------------------------------------------------------------

                                                                      5,559              4,351             2,892
-----------------------------------------------------------------------------------------------------------------------

Expenses:
   Interest expense on short-term borrowings                          2,521              1,474             1,146
   Director fees                                                        103                118               116
   Merger-related expenses                                              771                 --                --
   Other expenses                                                       347                330               355
-----------------------------------------------------------------------------------------------------------------------

                                                                      3,742              1,922             1,617
-----------------------------------------------------------------------------------------------------------------------

Income before income tax benefit and equity in undistributed
   net income of The Columbia Bank                                    1,817              2,429             1,275
Income tax benefit                                                       79                 20                15
-----------------------------------------------------------------------------------------------------------------------

Income before equity in undistributed
   net income of The Columbia Bank                                    1,896              2,449             1,290
Equity in undistributed net income
   of The Columbia Bank                                               3,325              3,436             4,882
-----------------------------------------------------------------------------------------------------------------------

      Net income                                                   $  5,221           $  5,885          $  6,172
=======================================================================================================================

Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                 2000               1999              1998
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Income before undistributed net
      income of The Columbia Bank                                  $  1,896           $  2,449          $  1,290
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
        Net amortization (accretion)                                     (4)                 7                 7
        Increase (decrease) in other liabilities                         67                 76              (199)
        Decrease (increase) in other assets                             265                950              (874)
------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                          2,224              3,482               224
------------------------------------------------------------------------------------------------------------------------

Cash flows provided by (used in) financing activities:
Increase in short-term borrowings                                    18,042              7,712             6,287
   Cash dividends distributed on common stock                        (2,338)            (1,445)           (1,266)
   Cash paid for fractional shares                                       (5)                --                --
   Purchase of securities available-for-sale                           (581)            (1,226)             (501)
   Maturities of securities available-for-sale                          900                650             1,050
   Purchase of common stock                                             (76)            (1,280)             (196)
   Net proceeds from stock options exercised                             35                207               770
------------------------------------------------------------------------------------------------------------------------

   Net cash provided by financing activities                         15,977              4,618             6,144
------------------------------------------------------------------------------------------------------------------------

   Net increase in cash and temporary
      investments                                                    18,201              8,100             6,368
Cash and temporary investments at beginning of year                  37,197             29,097            22,729
------------------------------------------------------------------------------------------------------------------------

Cash and temporary investments at end of year                      $ 55,398           $ 37,197          $ 29,097
========================================================================================================================

Selected Quarterly Financial Data

A summary of selected quarterly financial data is as follows for the years ended December 31:

--------------------------------------------------------------------------------------------------------------------------
                                                        FIRST              SECOND            THIRD              FOURTH
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)          QUARTER            QUARTER           QUARTER            QUARTER
--------------------------------------------------------------------------------------------------------------------------

                                                                               (UNAUDITED)
2000:
  Interest income                                     $  13,285           $ 14,260          $ 15,355           $ 16,017
  Net interest income                                     7,979              8,605             9,126              9,031
  Provision for credit losses                               271                541               618              1,993
  Income before income taxes                                331              2,667             3,155              1,916
  Net income                                                 56              1,766             2,079              1,320
  Net income before merger-
    related expenses                                      1,628              1,807             2,080              1,281

  Net income per common share:
     Basic                                            $    0.01           $   0.25          $   0.29           $   0.19
     Diluted                                               0.01               0.25              0.29               0.18

  Net income per common share
   before merger-related expenses:
     Basic                                            $    0.23           $   0.25          $   0.29           $   0.18
     Diluted                                               0.23               0.25              0.29               0.18

1999:
  Interest income                                     $  11,597           $ 11,860          $ 12,548           $ 12,770
  Net interest income                                     6,836              7,142             7,696              7,689
  Provision for credit losses                               210                281               168                490
  Income before income taxes                              2,413              2,144             2,419              2,015
  Net income                                              1,556              1,427             1,594              1,308

  Net income per common share:
     Basic                                            $    0.22           $   0.20          $   0.22           $   0.18
     Diluted                                               0.21               0.20              0.22               0.18

Recent Common Stock Prices

   The Company's Common Stock is traded on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") National Market tier of The Nasdaq Stock MarketSM under the symbol "CBMD."
   The following table presents high and low sale prices and dividends per share of the Company's Common Stock for the periods indicated.


               ------------------------------------------------------------
                                                              DIVIDENDS
                                             LOW      HIGH    DECLARED
               ------------------------------------------------------------
                2000:
                   Fourth quarter           $10.00    $13.00    $ .10
                   Third quarter              8.25     13.63      .09
                   Second quarter             8.31      9.25      .09
                   First quarter              8.63     11.63      .09
                1999:
                   Fourth quarter           $11.13    $13.00    $ .06
                   Third quarter             12.75     13.88      .05
                   Second quarter            13.06     14.50      .05
                   First quarter             13.38     16.86      .05

   As of December 31, 2000, there were 1,163 common stockholders of record holding an aggregate of 7,149,968 shares. The Company believes there to be in excess of 2,800 beneficial owners of the Company's Common Stock.

                            DIRECTORS AND OFFICERS
                        Columbia Bancorp and Subsidiary

COLUMBIA BANCORP
                                          Raymond G. LaPlaca
DIRECTORS                                 Partner
                                          Knight, Manzi, Nussbaum & LaPlaca, PA
Winfield M. Kelly, Jr.
Chairman                                  Harry L. Lundy
Columbia Bancorp                          President
President and CEO                         Williamsburg Group, LLC
Dimensions Healthcare System
                                          Richard E. McCready
James R. Moxley, Jr.                      Chairman and CEO
Vice Chairman                             Advantage/ESM Sales and Marketing
Columbia Bancorp
Retired President                         Kenneth H. Michael
Security Development Corp.                Chairman
                                          The Michael Companies, Inc.
Herschel L. Langenthal
Chairman of the Executive Committee       James R. Moxley, III
Columbia Bancorp                          Principal
Managing Partner                          Security Development, LLC
Langenmyer Co.
                                          Vincent D. Palumbo, D.D.S.
John M. Bond, Jr.                         President
President and Chief Executive Officer     V.D. Palumbo, P.A.
Columbia Bancorp
                                          Mary S. Scrivener
Anand S. Bhasin
President                                 Lawrence A. Shulman
Gemini Ventures Corp.                     Partner
                                          Shulman, Rogers, Gandal,
Robert R. Bowie, Jr.                      Pordy & Ecker, P.A.
Founder Member
Bowie & Jensen, LLC                       Maurice M. Simpkins
                                          Vice President
Garnett Y. Clark, Jr.                     The Ryland Group, Inc.
President
GYC Group Ltd.                            Robert N. Smelkinson
                                          Retired Chairman
Hugh F.Z. Cole, Jr.                       Smelkinson Sysco
Chairman and CFO
Brantly Development Group, Inc.           Theodore G. Venetoulis
                                          President
G. William Floyd                          H&V Communications
General Partner
Venture Associates

William L. Hermann
President
William L. Hermann, Inc.

Charles C. Holman
Retired Executive Vice President
The Columbia Bank

THE COLUMBIA BANK AND SUBSIDIARIES

SENIOR OFFICERS


John M. Bond, Jr.
President and
Chief Executive Officer

Michael T. Galeone
Executive Vice President

Stephen A. Horvath
Executive Vice President

Adelbert D. Karfonta
Executive Vice President

Robert W. Locke, III
Executive Vice President

Scott C. Nicholson
Executive Vice President

John A. Scaldara, Jr.
Executive Vice President,
Chief Financial Officer
and Secretary

Steven M. Brunn
Senior Vice President

Cesar O. Cabrejas
Senior Vice President

Robert E. Dael
Senior Vice President

Andrea K. Griesmar
Senior Vice President

Brian K. Israel
Senior Vice President

Harold J. Koch
Senior Vice President

Sibyl S. Malatras
Senior Vice President

Melissa M. Quirk
Senior Vice President

Joseph A. Ruth
Senior Vice President

Mary Beth Taylor
Senior Vice President

Jeffrey S. Wagner
Senior Vice President

Scott A. Wheeler
President
Columbia Leasing, Inc.

CORPORATE INFORMATION

BRANCH LOCATIONS


BELTSVILLE
10421 Baltimore Boulevard
Beltsville, MD 20705
Phone: (301) 931-2330

BETHESDA
7900 Wisconsin Avenue
Bethesda, MD 20814
Phone: (301) 654-2200

BLAKEHURST
1055 W. Joppa Road
Towson, MD 21204
Phone: (410) 494-6148

CAPITOL HEIGHTS
8703 Central Avenue
Capitol Heights, MD 20743
Phone: (301) 350-8100

CLINTON
7600 Old Branch Avenue
Clinton, MD 20735
Phone: (301) 868-1215

COLUMBIA TOWN CENTER
10480 Little Patuxent Parkway
Columbia, MD 21044
Phone: (410) 730-5000

CROSS KEYS
5100 Falls Road, Suite 96
Baltimore, MD 21210
Phone: (410) 433-1990

EDENWALD
800 Southerly Road
Baltimore, MD 21286
Phone:  (410) 821-5699

ELLICOTT CITY
9151 Baltimore National Pike
Ellicott City, MD 21042
Phone: (410) 465-4800

GREENBELT
7505 Greenway Center Drive
P.O. Box 298
Greenbelt, MD 20768
Phone: (301) 220-0733

HARMONY HALL
6336 Cedar Lane
Columbia, MD 21044
Phone: (410) 531-1933

HARPER'S CHOICE
5485 Harper's Farm Road
Columbia, MD 21044

HEAVER PLAZA
1301 York Road
Lutherville, MD 21093
Phone: (410) 296-0490

LONG GATE
4450 Long Gate Parkway
Ellicott City, MD 21043
Phone: (410) 203-2345

OAKLAND MILLS
5880 Robert Oliver Place
Columbia, MD 21045
Phone: (410) 992-9411

OXON HILL
6196 Oxon Hill Road
Oxon Hill, MD 20745
Phone: (301) 567-2650

RIVER HILL
6030 Daybreak Circle
Clarksville, MD 21029
Phone: (410) 531-7000

ROCKVILLE
1903 Research Boulevard
Rockville, MD 20850
Phone: (301) 309-1771

Roland Park Place
830 West 40th Street
Baltimore, MD 21211
Phone: (410) 366-1314

TIMONIUM
67 West Aylesbury Road
Timonium, MD 21093
Phone: (410) 560-1667

VANTAGE HOUSE
5400 Vantage Point Road
Columbia, MD 21044
Phone: (410) 740-4066

WHITE FLINT
11414 Rockville Pike
Rockville, MD 20852
Phone: (301) 770-6625

WILDE LAKE
10451 Twin Rivers Road
Columbia, MD 21044
Phone: (410) 884-6800

CORPORATE INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held on Tuesday, May 29, 2001 at 5:30 p.m. at:
   Sheraton Columbia
   Wincopin Circle
   Columbia, MD 21044

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

CORPORATE HEADQUARTERS

10480 Little Patuxent Parkway
Columbia, MD 21044
Phone: (410) 465-4800
Fax: (410) 750-0105
Internet:
   http://www.thecolumbiabank.com

STOCK EXCHANGE LISTING

The Common Stock of Columbia Bancorp is traded on the Nasdaq National Market tier of the Nasdaq Stock Market/SM/ under the symbol "CBMD."

ADDITIONAL INFORMATION

A copy of Columbia Bancorp's annual report to the SEC on Form 10-K may be obtained without charge upon written request to:
   Columbia Bancorp
   9151 Baltimore National Pike
   Ellicott City, MD 21042
   Attention: John A. Scaldara, Jr.
   E-mail: jscaldara@thecolumbiabank.com