Form 10-K, Exhibit 13
period 2001-12-31
COLUMBIA BANCORP
filed 2002-03-28
CIK 834105

                                                                    Exhibit 13.1

                               2001 Annual Report

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

                              IN THE UNITED STATES.

.. IN LITTLE MORE THAN A DECADE, THE BANK HAS RISEN TO SECOND IN MARKET SHARE IN

        ITS HOME MARKET, HOWARD COUNTY, AND IS WORKING HARD TO CLOSE THE

                           GAP WITH THE MARKET LEADER.

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
Target Market Area

                             FINANCIAL HIGHLIGHTS

====================================================================================================================================
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                     2001            2000           1999           1998           1997
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                       $ 849,649       $ 812,650      $ 688,030      $ 666,082      $ 549,298
Loans, net of unearned income                                  602,087         539,051        449,225        404,299        378,737
Deposits                                                       638,001         630,484        551,360        546,717        466,160
Stockholders' equity                                            69,362          64,520         61,286         59,247         53,748
Net income                                                       8,182           5,221          5,885          6,172          5,298
Net income before merger-related expenses                        8,182           6,796          5,885          6,172          5,298
------------------------------------------------------------------------------------------------------------------------------------
Per Share Data:
Net income per common share (a):
      Basic                                                  $    1.15       $    0.73      $    0.82      $    0.87      $    0.77
      Diluted                                                     1.13            0.73           0.81           0.85           0.73
Net income per common share before
      merger-related expenses:
          Basic                                                   1.15            0.95           0.82           0.87           0.77
          Diluted                                                 1.13            0.94           .081           0.85           0.73
Cash dividends declared (b)                                       0.41            0.37           0.21           0.19           0.16

Tangible book value per common share                              9.76            9.02           8.57           8.32           7.72
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                          1.01%           0.71%          0.88%          1.03%          1.07%
Return on average assets
      before merger-related expenses                              1.01            0.93           0.88           1.03           1.07
Return on average stockholders' equity                           12.11            8.36           9.71          10.86          10.35
Return on average stockholders' equity
      before merger-related expenses                             12.11           10.89           9.71          10.86          10.35
Net interest margin                                               4.52            5.13           4.79           5.04           5.65
Nonperforming assets and past-due loans to total assets           0.62            0.91           0.92           1.35           1.53
------------------------------------------------------------------------------------------------------------------------------------

(a) Net income per share, basic and diluted, for 1997, 1998, 1999 and 2000 represents historical net income divided by the number of shares of Columbia Bancorp common stock which would have been issued and outstanding had the merger with Suburban Bancshares, Inc. taken place on January 1 of the years presented, including the effects of dilutive securities in the case of diluted income per common share, adjusted based on the conversion factor of .2338.

(b) Cash dividends per share declared during 1997, 1998, 1999 and 2000 is calculated by dividing the historical amount of dividends declared by Columbia Bancorp (no dividends were declared by Suburban Bancshares, Inc. during 1997, 1998, 1999 or 2000) by (1) the total number of shares of Columbia Bancorp common stock outstanding at such date plus (2) the total number of shares of Suburban Bancshares, Inc. common stock outstanding at such date multiplied by the conversion factor of .2338.

           [GRAPH]         [GRAPH]         [GRAPH]         [GRAPH]

[X] Columbia Bancorp, restated to reflect the merger with Suburban Bancshares, Inc.

[_] Columbia Bancorp, as reported before the effect of the merger with Suburban
    Bancshares, Inc.

                             REPORT TO SHAREHOLDERS
                         COLUMBIA BANCORP AND SUBSIDIARY

         The year 2001 was exceptionally challenging for our country, our community, the banking industry as a whole, and Columbia Bancorp. Columbia responded exceedingly well to the challenges presented, achieving one of its best years ever. As we reflect upon our accomplishments of 2001, we also wish to share with you some thoughts regarding the underlying strength and value of our market franchise in the Baltimore/Washington Corridor, and our plans for the future.

                       2001: STRONG EARNINGS GROWTH IN THE
                         FACE OF EXCEPTIONAL CHALLENGES

         Columbia Bancorp reported net core earnings (representing net income exclusive of merger-related expenses) for the year ended December 31, 2001 of $8.18 million, representing a healthy increase of 20.4% as compared to the $6.80 million recorded for 2000. Net core earnings per diluted share for the years ended December 31, 2001 and 2000 were $1.13 and $.94, respectively, representing a strong 20.2% increase. As previously reported, net core earnings in the fourth quarter of 2000 were affected by a $1.5 million pretax charge in recognition of a credit loss associated with a commercial banking relationship.

         These excellent results were achieved despite an historically difficult interest rate environment, reflecting the unprecedented 4.75% reduction in short-term rates initiated by the Federal Reserve throughout 2001. Although aggressive measures were taken to preserve the Company's net interest margin, it fell from 5.01% to 4.27% between the fourth quarters of 2000 and 2001. Consequently, in spite of the fact that the Company's loan portfolio grew 11.7% during 2001, net interest income actually declined 8.8% from $9.03 million during the fourth quarter of 2000 to $8.24 million during the fourth quarter of 2001.

         To compensate, management accelerated steps to increase noninterest income, which rose 49.7% year-to-year. Noninterest income benefited particularly from a 31.0% increase in fees charged for services and a 182.2% increase in mortgage banking fees.

         At the same time, management aggressively implemented cost savings programs, which held overall growth in noninterest expense (before merger-related expenses in 2000) to only 5.0%.

         In spite of the challenges we faced in 2001, return on average stockholders' equity improved to 12.11% as compared to 10.89% for the year ended December 31, 2000, exclusive of merger-related expenses. This healthy performance in the face of difficult conditions was achieved by relying on the core strengths and strategic plans that have propelled Columbia Bancorp to a leadership position among community banking organizations.

                       2001: EXCELLENT SHAREHOLDER RETURNS

         During 2001, the Company paid stockholders quarterly dividends totaling $.40, representing a dividend yield of 2.4% based on the closing price of the Company's stock at December 31, 2001. The price of Columbia Bancorp stock (NASDAQ: CBMD) rose 48.7%, from $11.03 at the close of business on December 31, 2000 to $16.40 at the close of business on December 31, 2001. Together with the dividend, this stock price increase resulted in an annual return in 2001 for stockholders of 53.5%.

                     SUPERIOR FRANCHISE IN A PREMIER MARKET

         Since opening its doors in May 1988, The Columbia Bank has positioned itself as a leader in community banking. Based upon recent data provided by Danielson Associates, Inc., The Columbia Bank is the third largest and second most profitable de novo bank on the East Coast among the 227 remaining independent banks of the 326 founded since January 1988.

         Why have we been so successful? It is because we have developed a superior community banking franchise in one of the most attractive markets in the United States.

         Since inception, Columbia Bancorp has focused exclusively on building its franchise in the Baltimore/Washington Corridor. The vibrant and diverse Corridor economy has provided excellent growth opportunities for us. Its population is both well educated and affluent, with Howard County, our home base at the Corridor's center, ranking as the seventh wealthiest county in the U.S. Within the Corridor, we have a concentration of small and mid-sized businesses to serve which are particularly receptive to our service-intensive, personalized approach to community banking. In addition, as a result of our proximity to Washington, D.C., we benefit from a large, stable federal government employment base that helps to stabilize our local economy in uncertain times. The overall attractiveness of the Baltimore/Washington Corridor is reflected in the number of "new economy" firms that have chosen to locate in our market.

         Buoyed by this premier market, Columbia has grown its franchise rapidly, achieving a 30.2% compound average annual rate of growth in total assets since 1988. With $850 million in assets at year-end 2001, we are now the fifth largest independent banking company in Maryland.

         Our success in growing our franchise can best be measured in market share data for Howard County, where we first started in 1988. The Columbia Bank has the second largest market share at 15.5% and has been quickly closing the gap between itself and Allfirst, the market leader with 16.7%. Moreover, over the past five years Columbia has substantially increased its market share by 4%, while Allfirst has lost 3% and our next largest competitor, Bank of America, has lost 3.5%.

         The strength of Columbia's franchise is based upon a strong, well-balanced core banking business. Our objective is to avoid over-reliance on any one market segment. With this objective in mind, we have developed three major lines of business, each of which accounts for 20-30% of our assets: commercial, consumer and residential construction and development. In addition, we have successfully grown several related niche core businesses by excelling in corporate cash management and Small Business Administration lending. We have positioned ourselves to be competitive with market leaders in each of these market segments. We have avoided peripheral businesses and have concentrated our efforts on core banking.

         Our marketing strategy in building our franchise emphasizes fully competitive products and services. Our pricing and product offerings are targeted to compete with market leaders and our sales strategy is based upon superior service, not price. The technology which drives our product offerings is among the best available.

                     FRANCHISE VALUE: FUTURE GROWTH STRATEGY

         Profitable growth motivates our employees, allows us to better service our customers, and enhances our shareholders' return on their investment. How will Columbia continue its record of growth ?

        . First, by leveraging existing delivery channels and market resources. Columbia already has in place the capital, liquidity, systems and management required for continued rapid, profitable growth.

        . Second, by means of de novo branch expansion. Columbia will continue to expand by opening new branches within the Baltimore/Washington Corridor. We will seek to fill existing market coverage gaps and to take advantage of specific growth areas within our existing market franchise area. Because it is located in one of the premier markets in the U.S., Columbia has the luxury of being able to concentrate exclusively on the market it knows best.

        . Finally, by continuing to seek acquisition opportunities. Columbia has pursued a "roll-up" acquisition strategy targeting smaller commercial banks and thrifts in the Baltimore/Washington Corridor. Having acquired three banks, a branch, and deposits in its relatively brief history, Columbia has demonstrated that it has both the expertise and resources to carry out a successful acquisition strategy.

         We are building a high-performance community bank with strong franchise value in a premier market. In summary, we believe that our proven profitable growth strategy will continue to benefit our shareholders, customers and employees as we look to the future in Maryland's rapidly changing banking environment.

                                TABLE OF CONTENTS

                         Columbia Bancorp and Subsidiary

________________________________________________________________________________

        Selected Financial Highlights ..........................................       7

        Management's Discussion and Analysis ...................................       8

        Management's Statement of Responsibilities .............................      25

        Independent Auditors' Report ...........................................      26

        Consolidated Statements of Condition ...................................      27

        Consolidated Statements of Income and Comprehensive Income .............      28

        Consolidated Statements of Stockholders' Equity ........................      29

        Consolidated Statements of Cash Flows ..................................      30

        Notes to Consolidated Financial Statements .............................      32

        Selected Quarterly Financial Data ......................................      50

        Recent Common Stock Prices .............................................      51

        Directors and Officers .................................................      52

        Corporate Information ..................................................      54

                                                  SELECTED FINANCIAL HIGHLIGHTS
====================================================================================================================================
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                         2001          2000          1999          1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Income Statement Data:
    Interest income                                              $  58,061     $  58,917     $  48,775     $  47,174     $  41,557
    Interest expense                                                23,983        24,176        19,412        19,354        16,043
                                                              ----------------------------------------------------------------------
    Net interest income                                             34,078        34,741        29,363        27,820        25,514
    Provision for credit losses                                      1,534         3,423         1,149         1,074           917
                                                              ----------------------------------------------------------------------
    Net interest income after provision for credit losses           32,544        31,318        28,214        26,746        24,597
    Noninterest income                                               5,930         3,960         4,215         4,355         2,956
    Noninterest expense                                             26,192        27,209        23,438        21,587        19,234
                                                              ----------------------------------------------------------------------
    Income before income taxes                                      12,282         8,069         8,991         9,514         8,319
    Income tax provision                                             4,100         2,848         3,106         3,342         3,021
                                                              ----------------------------------------------------------------------
    Net income                                                   $   8,182     $   5,221     $   5,885     $   6,172     $   5,298
                                                              ======================================================================
    Net income before merger-related expenses                    $   8,182     $   6,796     $   5,885     $   6,172     $   5,298
                                                              ======================================================================
Consolidated Balance Sheet Data, at year-end:
    Assets                                                       $ 849,649     $ 812,650     $ 688,030     $ 666,082     $ 549,298
    Loans, net of unearned income                                  602,087       539,051       449,225       404,299       378,737
    Deposits                                                       638,001       630,484       551,360       546,717       466,160
    Stockholders' equity                                            69,362        64,520        61,286        59,247        53,748
Per Share Data (a):
    Number of shares of common stock
        outstanding, at year-end (in thousands)                      7,105         7,150         7,150         7,122         6,961
    Net income (b):
        Basic                                                    $    1.15     $    0.73     $    0.82     $    0.87     $    0.77
        Diluted                                                       1.13          0.73          0.81          0.85          0.73
    Net income before merger-related expenses:
        Basic                                                         1.15          0.95          0.82          0.87          0.77
        Diluted                                                       1.13          0.94          0.81          0.85          0.73
    Cash dividends declared ( c)                                      0.41          0.37          0.21          0.19          0.16
    Tangible book value, at year-end                                  9.76          9.02          8.57          8.32          7.72
Performance and Capital Ratios:
    Return on average assets                                          1.01%         0.71%         0.88%         1.03%         1.07%
    Return on average assets before merger-related expenses           1.01          0.93          0.88          1.03          1.07
    Return on average stockholders' equity                           12.11          8.36          9.71         10.86         10.35
    Return on average stockholders' equity
      before merger-related expenses                                 12.11         10.89          9.71         10.86         10.35
    Net interest margin (d)                                           4.52          5.13          4.79          5.04          5.65
    Average stockholders' equity to average total assets              8.31          8.51          9.12          9.41         10.33
    Year-end capital to year-end risk-weighted assets:
        Tier 1                                                        9.92         10.48         12.36         12.61         12.86
        Total                                                        11.07         11.62         13.56         13.79         14.07
    Year-end Tier 1 leverage ratio                                    8.42          8.37          9.03          9.04          9.73
    Cash dividends declared to net income                            35.77         50.70         25.32         21.44         20.49
Asset Quality Ratios:
    Allowance for credit losses, at year-end, to:
        Total loans, net of unearned income                           1.33%         1.30%         1.35%         1.36%         1.35%
        Nonperforming and past-due loans                            198.17        158.64        265.22        124.84        147.84
    Net charge-offs to average total loans,
        net of unearned income                                        0.09          0.50          0.13          0.17          0.18
    Nonperforming and past-due loans to total
        loans, net of unearned income, at year-end                    0.67          0.82          0.51          1.09          0.91
    Nonperforming assets and past-due loans to
        total assets, at year-end                                     0.62          0.91          0.92          1.35          1.53
------------------------------------------------------------------------------------------------------------------------------------

(a) Per common share data for 1997 has been adjusted to reflect the two-for-one stock split-up in the form of a 100% stock dividend paid by Columbia Bancorp in June 1998.
(b) Net income per share, basic and diluted, for 1997, 1998, 1999 and 2000, represents historical net income (or historical net income before merger-related expenses, as applicable) divided by the number of shares of Columbia Bancorp common stock which would have been issued and outstanding had the merger with Suburban Bancshares, Inc. taken place on January 1 of the years presented, including the effects of dilutive securities in the case of diluted income per common share, adjusted based on the conversion factor of .2338.
(c) Cash dividends per share declared during 1997, 1998, 1999 and 2000 is calculated by dividing the historical amount of dividends declared by Columbia Bancorp (no dividends were declared by Suburban Bancshares, Inc. during 1997, 1998, 1999 or 2000) by (1) the total number of shares of Columbia Bancorp common stock outstanding at such date plus (2) the total number of shares of Suburban Bancshares, Inc. common stock outstanding at such date multiplied by the conversion factor of .2338.
(d) Net interest margin is the ratio of net interest income, determined on a fully taxable-equivalent basis, to total average interest-earning assets.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


GENERAL

   Columbia Bancorp (the "Company") was formed November 16, 1987 and is a Maryland chartered bank holding company. The Company holds all of the issued and outstanding shares of common stock of The Columbia Bank (the "Bank"). The Bank is a Maryland trust company that engages in general commercial banking operations. The Bank provides a full range of financial services to individuals, businesses and organizations through twenty-two branch banking offices, mortgage and commercial loan origination offices and twenty-four Automated Teller Machines ("ATMs"). Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Company considers its core market area to be the communities in the Baltimore/Washington Corridor, and adjacent areas of Central Maryland.

FORWARD - LOOKING STATEMENTS

   In addition to historical information, this annual report contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such differences include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by the Company in 2002.

OVERVIEW

   Net income for the year ended December 31, 2001 was $8.18 million, an increase of 20.4% as compared to the $6.80 million net core earnings, representing net income exclusive of merger-related expenses, recorded for 2000. Net income per diluted share was $1.13 for the year ended December 31, 2001, compared to diluted net core earnings per share of $0.94 for the same period in 2000. Reported net earnings for the year ended December 31, 2000 were $5.22 million and reflected a pre-tax one-time merger-related charge of $2.27 million recorded in connection with the completion of the merger of Suburban Bancshares, Inc. ("Suburban") into the Company effective March 8, 2000. Return on average assets and return on average equity for 2001 were 1.01% and 12.11%, respectively. Tangible book value per share increased to $9.76 at December 31, 2001 from $9.02 at December 31, 2000, an 8.2% increase.
   Total assets increased 4.6% in 2001 to $849.6 million and loans grew 11.7% to $602.1 million. At the same time, deposits increased 1.2% to $638.0 million, while stockholders' equity grew 7.5% to $69.4 million.
   The discussion that follows provides further detailed analysis regarding the Company's financial condition and results of operations. It is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto.

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

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS (CONTINUED)

===================================================================================================================================
                                                  2001                             2000                            1999
                                    -----------------------------------------------------------------------------------------------
                                     AVERAGE                           AVERAGE                         AVERAGE
(DOLLARS IN THOUSANDS)              BALANCES(a)   INTEREST    RATE    BALANCES(a) INTEREST    RATE    BALANCES(a) INTEREST     RATE
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Loans, net of
    unearned income(b)(c)             $  573,103   $47,494    8.29%    $ 498,401   $ 47,509    9.53%   $ 433,740   $ 38,511    8.88%
  Investment securities
    and securities
    available-for-sale(c)                158,603     9,740    6.14       164,261     10,527    6.41      147,413      8,702    5.90
  Federal funds sold                      28,233     1,086    3.85        14,574        914    6.27       31,970      1,594    4.99
                                      --------------------             --------------------            --------------------
Total interest-earning
  assets                                 759,939    58,320    7.67       677,236     58,950    8.70      613,123     48,807    7.96
                                                   -------                         --------                        --------

Noninterest-earning assets:
  Cash and due from banks                 31,611                          31,710                          27,732
  Property and equipment, net             11,007                          11,100                          10,280
  Other assets                            17,812                          19,778                          19,874
  Less allowance for credit
    losses                                (7,479)                         (6,545)                         (5,810)
                                      ----------                       ---------                       ---------
Total assets                          $  812,890                       $ 733,279                       $ 665,199
                                      ==========                       =========                       =========
Liabilities and Stockholders'
  Equity
Interest-bearing liabilities:
  NOW accounts                        $   61,524   $   281    0.46%    $  57,751   $    623    1.08%   $  53,686   $    690    1.29%
  Savings accounts                        64,282     1,212    1.89        70,716      2,113    2.99       75,277      2,396    3.18
  Money market accounts                  107,154     3,092    2.89       101,885      3,996    3.92       99,851      3,483    3.49
  Certificates of deposit                270,588    15,424    5.70       232,941     12,943    5.56      199,700      9,860    4.94
  Short-term borrowings                   89,624     2,891    3.23        60,490      3,442    5.69       43,476      1,915    4.40
  Long-term borrowings                    20,000     1,083    5.42        20,000      1,059    5.30       20,000      1,068    5.34
                                      --------------------             --------------------        ------------------------
Total interest-bearing
  liabilities                            613,172    23,983    3.91       543,783     24,176    4.45      491,990     19,412    3.95
                                                   -------                         --------                        --------
Noninterest-bearing liabilities:
  Noninterest-bearing deposits:          125,010                         119,973                         105,669
  Other liabilities                        7,151                           7,102                           6,904
Stockholders' equity                      67,557                          62,421                          60,636
                                      ----------                       ---------                       ---------
Total liabilities and
  stockholders' equity                $  812,890                       $ 733,279                       $ 665,199
                                      ==========                       =========                       =========

Net interest income                                $34,337                         $ 34,774                        $ 29,395
                                                   =======                         ========                        ========
Net interest spread                                           3.76%                            4.25%                           4.01%
                                                              ====                             ====                            ====
Net interest margin                                           4.52%                            5.13%                           4.79%
                                                              ====                             ====                            ====

   (a)   Average balances are calculated as the average of daily balances.
   (b) Average loan balances include first mortgage loans originated for sale and nonaccrual loans. Interest income on loans includes amortized loan fees, net of costs, of $1.0 million, $1.1 million and $666,000 for the years ended December 31, 2001, 2000 and 1999, respectively.
   (c) Interest on tax-exempt loans and securities is presented on a fully taxable-equivalent basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


   Net interest income on a tax-equivalent basis decreased to $34.3 million for the year ended December 31, 2001, compared to $34.8 million for 2000. The decrease in net interest income during 2001 was the result of the unprecedented decline in interest rates during 2001. Specifically, the targeted short-term interest rate, as established by the Federal Reserve Bank (the "FRB"), decreased eleven times during the year, from 9.50% at December 31, 2000 to 4.75% at December 31, 2001. As a result, the net interest margin (representing net interest income, on a fully taxable-equivalent basis, divided by average interest-earning assets) decreased from 5.13% in 2000 to 4.52% in 2001.

   The following table and the related discussions of interest income and interest expense provide further analysis of the changes in net interest income during 2001 and 2000.

     ============================================================================================================
                                                       2001 OVER 2000                    2000 OVER 1999
     ------------------------------------------------------------------------------------------------------------
                                              INCREASE   DUE TO CHANGE IN (b)    INCREASE   DUE TO CHANGE IN (b)
                                                        ----------------------             ----------------------
       (DOLLARS IN THOUSANDS)                (DECREASE)  VOLUME          RATE   (DECREASE)  VOLUME          RATE
     ------------------------------------------------------------------------------------------------------------
       Interest income:
          Loans (a)                             $  (15)    $ 6,624     $(6,639)     $ 8,998   $ 6,035     $ 2,963
          Investment securities and
             securities available-for-sale (a)    (787)       (356)       (431)       1,825     1,039         786
          Federal funds sold                       172         622        (450)        (680)   (1,018)        338
                                                -----------------------------------------------------------------
           Total                                  (630)      6,890      (7,520)      10,143     6,056       4,087
                                                -----------------------------------------------------------------
       Interest expense:
          Deposits                                 334       2,196      (1,862)       3,246     1,381       1,865
          Borrowings                              (527)      1,279      (1,806)       1,518       890         628
                                                -----------------------------------------------------------------
           Total                                  (193)      3,475      (3,668)       4,764     2,271       2,493
                                                -----------------------------------------------------------------
       Net interest income                      $ (437)    $ 3,415     $(3,852)     $ 5,379   $ 3,785     $ 1,594
                                                =================================================================

     (a) Interest on tax-exempt loans and securities is presented on a fully taxable-equivalent basis.
     (b) The change in interest income and expense due to both rate and volume has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

Interest Income

   Interest income on a tax-equivalent basis decreased $630,000, or 1.1%, in 2001 as compared to 2000 due to a 475 basis point decrease in short-term interest rates. Declining rates throughout the year caused a decrease in the yield on interest-earning assets from 8.70% in 2000 to 7.67% in 2001. The yield on variable rate loans, which represent 56% of the loan portfolio, was particularly affected. As a result, the yield on loans dropped from 9.53% in 2000 to 8.29% in 2001. Interest income did not decrease proportionately, however, due to an increase in average interest-earning assets of $82.7 million, or 12.2%, in 2001 as compared to 2000. Average loans outstanding, net of unearned income, increased $74.7 million, or 15.0%, during 2001, primarily as a result of growth in the Company's real estate development and construction portfolio. Average federal funds sold grew 93.7%, to $28.2 million in 2001. Average investment securities and securities available-for-sale decreased from $164.3 million in 2000 to $158.6 million in 2001, due largely to the loss of $141.8 million in higher-rate securities which matured or were called during 2001, mitigated by the purchase of $113.8 million in securities at lower rates.

   Interest income on a tax-equivalent basis increased $10.1 million, or 20.8%, in 2000 as compared to 1999, due to both an increase in the average balance of loans outstanding and increases in yields on loans and investment securities in 2000 as compared to 1999. Average loans outstanding, net of unearned income, increased $64.7 million, or 14.9%, during 2000 and reflected growth in the Company's retail, commercial and development/construction loan portfolios. The yield on loans increased from 8.88% in 1999 to 9.53% in 2000, while the yield on investment securities increased from 5.90% in 1999 to 6.41% in 2000. The higher yields on loans and investments corresponded to a 100 basis point increase in short-term interest rates initiated by the FRB between February 3, 2000 and May 17, 2000.

Interest Expense

   Interest expense decreased $193,000, or 0.8%, in 2001 as compared to 2000, again as a result of the 475 basis point decrease in the targeted short-term interest rate during 2001. The weighted average rate on interest-bearing deposits decreased from 4.25% in 2000 to 3.97% in 2001, driven primarily by decreases in the average rate on NOW accounts from 2.99% to 1.89%, on money market accounts from 3.92%, to 2.89%, and on savings accounts from 2.99% to 1.89%. These decreases were mitigated by an increase in the average rate on certificates of deposit from 5.56% to 5.70% due to the repricing lag inherent in the certificate of deposit portfolio. The weighted average rate on borrowings decreased from 5.59% in 2000 to 3.63% in 2001. The declines in interest rates were mitigated by an 8.7% increase in average interest-bearing deposits, from $463.3 million in 2000 to $503.5 million in 2001, and a 36.2% increase in average borrowings, from $80.5 million in 2000 to $109.6 million in 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


   Interest expense increased $4.8 million, or 24.5%, in 2000 compared to 1999 due to both an increase in the average balance of deposits and an increase in the weighted average rate paid on those deposits. Average interest-bearing deposits increased $34.8 million, or 8.1%, in 2000 as compared to 1999, with the largest increase occurring in the certificate of deposit portfolio. The weighted average rate on interest-bearing deposits increased from 3.83% in 1999 to 4.25% in 2000. The average rate on borrowings also increased from 4.70% in 1999 to 5.59% in 2000. The higher rates were in response to competitive pricing pressures and corresponded to a 100 basis point increase in the targeted short-term interest rate initiated by the FRB during the first two quarters of 2000.

Provision and Allowance for Credit Losses

   The Company provides for credit losses through the establishment of an allowance for credit losses (the "Allowance") by provisions charged against earnings. Based upon management's evaluation, provisions are made to maintain the Allowance at a level adequate to absorb potential losses within the loan portfolio. The provision for credit losses was $1.5 million for 2001, as compared to $3.4 million for 2000 and $1.1 million for 1999. The increase in 2000 was the result of a special $1.5 million charge to the Allowance in recognition of a loss associated with a commercial banking relationship.

   The Allowance consists of three elements: (1) specific reserves for individual credits; (2) general reserves for types or portfolios of loans based on historical loan loss experience, judgmentally adjusted for current conditions and credit risk concentrations; and (3) unallocated reserves. Combined specific reserves and general reserves by loan type are considered allocated reserves. All outstanding loans are considered in evaluating the adequacy of the Allowance. The Allowance does not provide for estimated losses stemming from uncollectible interest because the Company generally requires all accrued but unpaid interest to be reversed once a loan is placed on nonaccrual status.

   The process of establishing the Allowance with respect to the Company's commercial loan portfolios begins when a loan officer initially assigns each loan a risk grade, using established credit criteria. Risk grades are reviewed and validated annually by an independent consulting firm, as well as periodically by the Company's internal credit review function. Management reviews, on a quarterly basis, current conditions that affect various lines of business and may warrant adjustments to historical loss experience in determining the required Allowance. Adjustment factors that are considered include: the levels and trends in past-due and nonaccrual loans; trends in loan volume; effects of any changes in lending policies and procedures or underwriting standards; and the experience and depth of lending management. Historical factors by product type are adjusted each quarter based on management's seasoned judgement. Management also evaluates credit risk concentrations, including trends in large dollar exposures to related borrowers, and industry concentrations. All nonaccrual loans in the commercial and real estate (construction and non-residential mortgage) portfolios, as well as other loans in the portfolios identified as having the potential for further deterioration, are analyzed individually to confirm the appropriate risk grading and accrual status and to determine the need for a specific reserve.

   Retail and residential mortgage loans are segregated into homogeneous pools with similar risk characteristics. Trends and current conditions in retail and residential mortgage pools are analyzed and historical loss experience is adjusted accordingly. Adjustment factors for the retail and residential mortgage portfolios are consistent with those for the commercial portfolios.

   The unallocated portion of the Allowance is intended to provide for losses that are not identified when establishing the specific and general portions of the Allowance. The Company has risk management practices designed to ensure timely identification of changes in loan risk profiles; however, undetected losses may exist inherently within the loan portfolios. The judgmental aspects involved in applying the risk grading criteria, analyzing the quality of individual loans and assessing collateral values can also contribute to undetected, but probable, losses. At December 31, 2001, the Allowance was 1.33% of total loans, net of unearned income. The Allowance at December 31, 2001 is considered by management to be sufficient to address the credit risk in the current loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


   The following table presents certain information regarding the Allowance for the years ended December 31:

       =============================================================================================================
       (DOLLARS IN THOUSANDS)                               2001           2000         1999        1998       1997
       -------------------------------------------------------------------------------------------------------------

       Allowance at beginning of year                    $ 7,026        $ 6,071      $ 5,489     $ 5,105    $ 4,801
       Less losses charged off:
           Commercial                                        648          2,003          481         231          4
           Real estate                                        73            404          180         186        400
           Retail                                             30             95          117         384        313
           Credit cards                                      103            130           14          13         66
                                                         -----------------------------------------------------------
               Total losses charged off                      854          2,632          792         814        783
                                                         ----------------------------------------------------------
       Recoveries of losses previously charged off:
           Commercial                                        214            115           30          71         60
           Real estate                                        73             20           95          20         78
           Retail                                             14             19           94          26         24
           Credit cards                                       17             10            6           7          8
                                                         ----------------------------------------------------------
               Total recoveries                              318            164          225         124        170
                                                         -----------------------------------------------------------
       Net losses charged off                                536          2,468          567         690        613
       Provision for credit losses                         1,534          3,423        1,149       1,074        917
                                                         -----------------------------------------------------------
       Allowance at end of year                          $ 8,024        $ 7,026      $ 6,071     $ 5,489    $ 5,105
                                                         ===========================================================
       Ratio of allowance to nonperforming, restructured
           and past-due loans (a)                         198.17%        158.64%      265.22%     124.84%    147.84%
                                                         ===========================================================
       Ratio of allowance to loans, net of
           unearned income                                  1.33%          1.30%        1.35%       1.36%      1.35%
                                                         ===========================================================

     (a) There is no direct relationship between the size of the Allowance (and the related provision for credit losses) and nonperforming and past-due loans. Accordingly, the ratio of Allowance to nonperforming and past-due loans may tend to fluctuate significantly.

   A breakdown of the Allowance is provided in the table below; however, management does not believe that the Allowance can be segregated by category with precision. The breakdown of the Allowance is based primarily on those factors discussed previously in evaluating the adequacy of the Allowance as a whole. Since all of those factors are subject to change, the breakdown is not necessarily indicative of the category of potential future credit losses.

   The following table presents the allocation of the Allowance among the various loan categories at December 31:

       ======================================================================================
       (DOLLARS IN THOUSANDS)       2001         2000         1999         1998         1997
       --------------------------------------------------------------------------------------

       Commercial                $ 3,595      $ 2,636      $ 1,467      $ 1,180      $ 1,015
       Real estate                 2,391        2,301        2,639        2,605        2,346
       Consumer                      949          954          566          471          394
       Unallocated                 1,089        1,135        1,399        1,233        1,350
                                 -----------------------------------------------------------
                                 $ 8,024      $ 7,026      $ 6,071      $ 5,489      $ 5,105
                                 ===========================================================

   The table below provides a percentage breakdown of the loan portfolio by category to total loans, net of unearned income at December 31.

       =====================================================================================
                                 2001         2000         1999         1998          1997
       -------------------------------------------------------------------------------------
       Commercial                27.0%        32.0%        31.2%        26.7%         14.1%
       Real estate               48.1         41.2         42.7         49.0          53.5
       Consumer                  24.9         26.8         26.1         24.3          32.4
                                ------------------------------------------------------------
                                100.0%       100.0%       100.0%       100.0%        100.0%
                                ============================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Noninterest Income

   Noninterest income, comprised primarily of fees charged for services, increased from $4.0 million during 2000 to $5.9 million during 2001, due to increases in both fees charged for services and gains and fees on sales of mortgage loans, net of costs. Specifically, fees charged for services increased by $729,000, or 31.0%, from 2000 to 2001, and net gains and fees on sales of mortgage loans increased $727,000, or 182.2%. The increase in fees charged for services was due primarily to an increase in income earned for cash management services provided to corporate customers, resulting from changes in the pricing structures associated with these services. In addition, the Company recognized higher income earned on fees associated with debit card usage due to increasing volume in debit card transactions. The growth in gains and fees on sales of mortgage loans, net of costs, from 2000 to 2001 corresponded to an increase in the volume of mortgage loans sold during the year, from $46.9 million in 2000 to $114.2 million in 2001. This increase in mortgage loan volume was the result of significantly lower market rates and the accompanying increase in mortgage refinancing activity.

   Noninterest income decreased from $4.2 million during 1999 to $4.0 million during 2000, due primarily to a decrease of $607,000, or 60.3%, in gains and fees on sales of mortgage loans, net of costs. This decrease corresponded to a decrease of $50.4 million, or 51.8%, in the volume of mortgage loans sold during the year. Higher interest rates in 2000 as compared to 1999 contributed to the decrease in the volume of mortgage loans sold.

Noninterest Expense

   Noninterest expense consists primarily of costs associated with personnel, occupancy and equipment, data processing and professional fees. The Company's noninterest expense for 2001 totaled $26.2 million, representing a decrease of $1.0 million, or 3.7%, as compared to 2000. The primary reason for this decrease was the recognition in 2000 of a one-time pre-tax merger-related charge of $2.3 million in connection with the merger of Suburban into the Company effective March 8, 2000. Excluding this charge, noninterest expense would have increased $1.3 million, or 5.0% from year to year. Salaries and employee benefits, the largest component of noninterest expense, represented the largest portion of this increase, growing $1.0 million from 2000 to 2001. Salaries and wages increased $752,000 during the period due to merit increases and an increase in the average number of full-time equivalent employees from 282 in 2000 to 304 in 2001. Other components of salaries, including payroll taxes and retail incentives, increased $65,000 from 2000 to 2001. Benefits increased by $186,000 due to higher group health insurance costs, increased participation in the Company's 401(k) plan and the related matching contribution, and increased costs associated with the deferred compensation plan as a result of the strong performance of the Company's common stock. All other categories of noninterest expense remained relatively constant or declined in 2001 as compared to 2000 due to continued emphasis on cost containment.

   Noninterest expense totaled $27.2 million in 2000, representing an increase of $3.8 million, or 16.1%, over 1999. This increase was largely attributable to the one-time pre-tax merger-related charge of $2.3 million. Other increases included $756,000 in salaries and benefits due to merit increases and higher group health insurance costs, an increase in occupancy expense, net of rental income, of $277,000 due to additional office space and an increase in professional fees of $263,000 due primarily to litigation costs.

Income Taxes

   Income tax expense was $4.1 million in 2001, compared to $2.8 million in 2000 and $3.1 million 1999. The effective tax rate was 33.4% in 2001, 35.3% in 2000 and 34.5% in 1999. The effective rate was higher in 2000 than in 2001 or 1999 due in part to merger-related costs of $499,000 that were not deductible for tax purposes.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


   The components of the investment portfolio were as follows at December 31:

       ========================================================================================================================
                                                      2001                         2000                        1999
       ------------------------------------------------------------------------------------------------------------------------
                                                           SECURITIES                  SECURITIES                   SECURITIES
                                            INVESTMENT     AVAILABLE-    INVESTMENT    AVAILABLE-    INVESTMENT     AVAILABLE-
       (DOLLARS IN THOUSANDS)               SECURITIES      FOR-SALE     SECURITIES     FOR-SALE     SECURITIES      FOR-SALE
       ------------------------------------------------------------------------------------------------------------------------
       U.S. Treasury securities              $      --        $    --     $      --      $    200      $ 14,999       $  1,202
       Collateralized mortgage obligations
            and mortgage-backed securies (a)     2,822          6,977         2,992         8,363         3,810          9,250
       Securities of U.S. Government
            sponsored agencies                 118,867         21,860       134,682        32,372        74,603         31,523
       Trust preferred stocks                       --         15,400            --        15,577            --         11,725
       Other equity securities                      --            801            --           816            --            235
       Investment in Federal Home Loan
            Bank stock                              --          2,288            --         2,825            --          1,939
       Other investments                            --          1,033            --         1,184            --          1,618
                                             ----------------------------------------------------------------------------------
                                             $ 121,689        $48,359     $ 137,674      $ 61,337      $ 93,412       $ 57,492
                                             ==================================================================================

       (a) The entire balance is issued and guaranteed by U.S. Government sponsored agencies.

   The investment portfolio decreased $29.0 million from December 31, 2000 to December 31, 2001 due primarily to scheduled maturities and accelerated calls in 2001 of agency securities totaling $141.8 million, offset by purchases of agency securities of $113.8 million. There were no securities sold during 2001 or 2000. Proceeds from the sale of securities available-for-sale in 1999 were $505,000, which included gross gains of $23,000.

   The amortized cost, estimated fair values and weighted average yield of debt securities at December 31, 2001, by maturities, are shown below. Mortgage-backed securities are categorized by their estimated maturities based upon the most recent monthly prepayment factors, which may change. All other debt securities are categorized based on contractual maturities.

====================================================================================================================================
                                                                                                                           CURRENT
                                     INVESTMENT SECURITIES                      SECURITIES AVAILABLE-FOR-SALE              WEIGHTED
                               -----------------------------------------      ------------------------------------------
                               AMORTIZED      UNREALIZED      ESTIMATED       AMORTIZED      UNREALIZED       ESTIMATED    AVERAGE
                                             ------------                                   ------------
(DOLLARS IN THOUSANDS)           COST       GAINS    LOSSES   FAIR VALUE        COST       GAINS    LOSSES    FAIR VALUE   YIELD(a)
------------------------------------------------------------------------------------------------------------------------------------
Trust preferred stocks:
    Due after ten years        $      --    $   --   $    --  $       --      $ 15,891     $  259   $ (750)   $   15,400     5.96%
Mortgage-backed securities:
    Due one year or less              --        --        --          --           304          3       --           307     5.80%
    Due after one through
      five years                      --        --        --          --           640          9       --           649     5.69%
    Due after ten years            2,822        16        (1)      2,837         5,940         81       --         6,021     6.97%
Securities of U.S.
  Government sponsored
  agencies:
    Due one year or less           7,500       174        --       7,674         4,499         76       --         4,575     6.10%
    Due after one through
      five years                 111,367     1,319      (257)    112,429        16,180        606       --        16,786     4.88%
    Due after five through
      ten years                       --        --        --          --           499         --       --           499     5.88%
Other securities:
    Due one year or less              --        --        --          --           996         37       --         1,033     6.10%
                               -----------------------------------------------------------------------------------------------------
                               $ 121,689    $1,509   $  (258) $  122,940      $ 44,949     $1,071   $ (750)   $   45,270     5.20%
                               =====================================================================================================

(a) Tax-equivalent weighted average yield.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Analysis of Loans

   The table below represents a breakdown of loan balances of the Company at December 31.

    ===================================================================================================================
    (DOLLARS IN THOUSANDS)                            2001           2000           1999           1998          1997
    -------------------------------------------------------------------------------------------------------------------
    Commercial                                   $ 153,782       $ 163,457      $ 141,561      $ 107,811      $  87,163
    Real estate - development and
     construction (a)                              174,091         129,336        100,770        123,892        122,484
    Real estate - mortgage:
       Residential                                  15,648          18,594         18,892         12,967         13,935
       Commercial                                  109,975          84,501         72,274         58,213         58,711
    Consumer:
       Retail (b)                                  146,379         139,967        111,864         93,157         92,813
       Credit card                                   2,389           2,572          2,217          1,717          1,711
    Other                                              463           1,035          1,908          6,929          2,651
                                             --------------------------------------------------------------------------
           Total loans                           $ 602,727       $ 539,462      $ 449,486      $ 404,686      $ 379,468
                                             ==========================================================================

    (a) At December 31, 2001, 2000, 1999, 1998 and 1997, loans to individuals for constructing primary personal residences amounted to $22.9 million, $17.4 million, $12.3 million, $14.1 million and $15.9 million, respectively.

    (b) Primarily loans secured by the borrowers' principal residences in the form of home equity lines of credit and second mortgages.

   The Company experienced continued loan growth during the year ended December 31, 2001, as total loans increased $63.3 million, or 11.7%. Real estate development and construction loans exhibited the strongest growth during 2001, increasing $44.8 million as compared to December 31, 2000. The increase in this portfolio was largely due to increased volume in residential land development and land acquisition loans, which increased $21.6 million and $12.4 million, respectively. Commercial construction loans represented an additional $7.2 million of the increase in the real estate development and construction loan portfolio. Commercial mortgages also increased from December 31, 2000 to December 31, 2001, growing $25.5 million during the period. This increase reflected the lower interest rate environment in 2001, as well as sustained business development efforts. Growth in the consumer loan portfolio, representing primarily home equity lines of credit and second mortgages, was slowed by a high volume of payoffs resulting from increased refinancing activity. Commercial loan volume was pressured by a highly competitive environment.

   The following table summarizes the Company's exposure resulting from loan concentrations in its loan portfolio. Loan concentrations result when loans are made to a number of borrowers engaged in similar activities which may be similarly impacted by economic or other conditions. This table presents the Company's credit concentration as of December 31, 2001 to borrowers involved in residential real estate development and/or construction or borrowers in the business of managing, renting, leasing or otherwise allowing the use of their real estate by others. There were no other loan concentrations exceeding 10% of gross loans as of December 31, 2001.

      ===============================================================================
                                                           TOTAL PRINCIPAL
                                     ------------------------------------------------
                                       REAL ESTATE
                                      DEVELOPMENT/        REAL ESTATE/       TOTAL
      (DOLLARS IN THOUSANDS)          CONSTRUCTION        MANAGEMENT     CONCENTRATION
      -------------------------------------------------------------------------------
      Loans receivable                   $ 137,083        $67,529           $ 204,612
      Unused credit lines                   87,788          8,434              96,222
      Letters of credit (a)                 14,751             75              14,826
                                      -----------------------------------------------
                                         $ 239,622        $76,038           $ 315,660
                                      ===============================================

              (a) Includes letters of credit totaling $7.5 million that are secured by cash.

   The following table shows the contractual maturities and interest rate sensitivities of the Company's loans at December 31, 2001, exclusive of nonaccrual loans totaling $3.2 million. Some loans may include contractual installment payments that are not reflected in the table until final maturity. In addition, the Company's experience indicates that a significant number of loans will be extended or repaid prior to contractual maturity. Consequently, the table is not intended to be a forecast of future cash repayments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                   One Year or Less           One - Five Years            After 5 Years
                                -----------------------  -------------------------  ------------------------
                                Fixed        Variable     Fixed        Variable     Fixed        Variable       Total
                                -----------------------  -------------------------  ------------------------  ------------
      Commercial                    15,333       54,680        40,806       17,931       13,543       1O,251       152,544

      Real estate-construction      22,118       71,414         9,766       64,034        3,857        2,902       174,091

      Real estate-mortgage           6,377        8,419        46,779       19,837       29,664       12,670       123,746

      Consumer                      11,932        3,671        23,150        3,735       40,000       66,628       149,116
                                -----------------------  -------------------------  ------------------------  ------------
                                    55,760      138,184       120,501      105,537       87,064       92,451       599,497
                                =======================  =========================  ========================  ============

        (a) Fixed rate loans include $32.0 million in loans that have reached a contractual interest rate floor and are therefore reported based on time remaining to maturity. When the notes are again free to float, as rates rise, they will be treated as variable rate loans.

   The following table provides information concerning nonperforming assets and past-due loans at December 31.

       ------------------------------------------------------------------------------------------------------
       (DOLLARS IN THOUSANDS)                        2001         2000         1999         1998         1997
       ------------------------------------------------------------------------------------------------------
       Nonaccrual loans (a)                       $ 3,230      $ 3,917      $ 2,284      $ 4,334      $ 2,362
       Restructured loans                              --          294           --           --          868
       Other real estate owned                      1,187        2,996        4,035        4,578        4,971
                                                  -----------------------------------------------------------
           Total nonperforming assets             $ 4,417      $ 7,207      $ 6,319      $ 8,912      $ 8,201
                                                  ===========================================================
       Accruing loans past-due 90 days or more    $   819      $   218      $     5      $    63      $   223
                                                  ===========================================================

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

   Nonaccrual loans totaled $3.2 million at December 31, 2001 and consisted primarily of a commercial banking relationship with a carrying value of $1.8 million, subsequent to a $1.5 million write-down recorded in December 2000. This relationship is comprised of two loans that are secured by a commercial property and other business assets. The Company believes that the carrying value of the loans is adequately secured by these assets. Other nonaccrual loans include nine commercial relationships with loans totaling $1.3 million, of which $548,000 is guaranteed by the Small Business Administration. The largest of these relationships is carried at $290,000 at December 31, 2001. Nonaccrual loans also include five retail loans totaling $115,000.

    At December 31, 2001, other real estate owned totaled $1.2 million and consisted primarily of a residential development project with a carrying value of $1.1 million, representing the Company's 75% ownership interest. The Company entered into a contract with a third party contractor to manage the completion of the development work, which was substantially complete at the end of 2001. As of December 31, 2001, the 50 remaining townhouse lots were under contract of sale with a residential builder with a takedown schedule that extended through September 2003. Also included in other real estate owned is a residential property carried at $92,000 which, subsequent to December 31, 2001, was under contract for sale, with full recovery of the outstanding balance expected.

   Potential problem loans consist of loans that are currently performing in accordance with contractual terms but for which management has concerns about the ability of the obligor to continue to comply with repayment terms because of the obligor's potential operating or financial difficulties. At the end of 2001, loans of this type that are not included in the above table of nonperforming and past-due loans amounted to approximately $3.1 million, of which $962,000 is guaranteed by the Small Business Administration. The majority of these loans represent commercial loan relationships. Depending on changes in the economy and other future events, these loans and others not presently identified as problem loans could be reclassified as nonperforming or impaired loans in the future.

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

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), the Company measures impaired loans (i) at the present value of expected future cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

   Impaired loans totaled $3.1 million and $4.1 million at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, $2.1 million and $3.4 million, respectively, were collateral dependent. Collateral dependent loans are measured based on the fair value of the collateral. Impaired loans that are not collateral dependent are measured at the present value of expected future cash flows using the loans' effective interest rates. At December 31, 2001, specific reserves assigned to impaired loans totaled $11,000. There were no impaired loans at December 31, 2000 with an allocated valuation allowance. An impaired loan is charged off when the loan, or a portion thereof, is considered uncollectible.

Other Earning Assets

   Residential mortgage loans originated for sale increased from $1.9 million at December 31, 2000 to $11.4 million at December 31, 2001. This change was due to increased mortgage banking activity associated with lower market interest rates during 2001. Federal funds sold decreased $9.3 million as compared to December 31, 2000, totaling $6.3 million at December 31, 2001, as the growth in loans outpaced the growth in funding sources and the decline in investment securities.

Deposit Analysis

   The following table sets forth the average deposit balances and average rates paid on deposits during the years ended December 31.

    ==============================================================================================================
                                                   2001                     2000                     1999
                                             ---------------------------------------------------------------------
                                             AVERAGE      AVERAGE      AVERAGE      AVERAGE     AVERAGE    AVERAGE

     (DOLLARS IN THOUSANDS)                  BALANCE       RATE        BALANCE       RATE       BALANCE      RATE
    --------------------------------------------------------------------------------------------------------------
     Noninterest-bearing deposits           $ 125,010          --%   $ 119,973         --%    $ 105,669       --%
     Interest-bearing deposits:
         NOW accounts                          61,524        0.46       57,751       1.08        53,686     1.29
         Savings accounts                      64,282        1.89       70,716       2.99        75,277     3.18
         Money market accounts                107,154        2.89      101,885       3.92        99,851     3.49
         Certificates of deposit              270,588        5.70      232,941       5.56       199,700     4.94
                                            ----------------------------------------------------------------------
         Total interest-bearing deposits      503,548        3.97      463,293       4.25       428,514     3.83
                                            ----------------------------------------------------------------------
             Total deposits                 $ 628,558        3.18%   $ 583,266       3.37%    $ 534,183     3.08%
                                            ======================================================================

   Total deposits increased $7.5 million during the year ended December 31, 2001. Noninterest-bearing deposits increased $15.7 million, offset by a decrease in interest-bearing deposits of $8.2 million. The decrease in interest-bearing deposits is attributed to the decline in interest rates during 2001.

   The following table provides the maturities of certificates of deposit of the Company in amounts of $100,000 or more at December 31. Of the total certificates of deposit in amounts of $100,000 or more at December 31, 2001, $34.0 million, or 54.8%, is comprised of penalty-free certificates, which can be withdrawn without penalty prior to maturity. The Company had no brokered deposits as of December 31, 2001, 2000 or 1999.

               =====================================================================================
               (DOLLARS IN THOUSANDS)                                2001         2000          1999
               -------------------------------------------------------------------------------------
               Maturing in:
                    3 months or less                             $ 10,562      $ 5,293      $ 16,555
                    Over 3 months through 6 months                 12,297       11,957         8,959
                    Over 6 months through 12 months                34,759       35,300         9,886
                    Over 12 months                                  4,504       14,900        12,100
                                                              --------------------------------------
                                                                 $ 62,122      $67,450      $ 47,500
                                                              ======================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Short-term Borrowings

   Short-term borrowings consist of short-term promissory notes issued to certain qualified investors, securities sold under repurchase agreements and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB"). The short-term promissory notes are in the form of commercial paper sold to the Bank's customers, reprice daily and have maturities of 270 days or less. Securities sold under repurchase agreements are securities sold to the Bank's customers under a continuing "roll-over" contract that mature in one business day. The underlying securities sold are federal agency securities which are segregated in the Bank's FRB account from the Company's other investment securities. Short-term borrowings from the FHLB outstanding during 2001, 2000 and 1999 repriced daily, had maturities of one year or less and could have been prepaid without penalty.

   The table below presents certain information with respect to short-term borrowings at and for the years ended December 31:

    =================================================================================================
    (DOLLARS IN THOUSANDS)                                            2001          2000         1999
    -------------------------------------------------------------------------------------------------
     Amount outstanding at year-end:
           Short-term promissory notes                            $ 70,573      $ 52,765     $ 34,724
           Securities sold under repurchase agreements              32,779        14,919       15,004
           Borrowings from FHLB                                     14,000        25,500        2,000
     Weighted average interest rate at year-end:
           Short-term promissory notes                                 1.7%          5.7%         5.4%
           Securities sold under repurchase agreements                 1.1           4.7          4.4
           Borrowings from FHLB                                        1.8           6.9          4.6
     Maximum outstanding at any month-end:
           Short-term promissory notes                            $ 83,338      $ 55,202     $ 39,296
           Securities sold under repurchase agreements              42,764        15,363       15,004
           Borrowings from FHLB                                     14,000        25,500        8,200
     Average outstanding:
           Short-term promissory notes                              63,805        43,462       32,293
           Securities sold under repurchase agreements              22,615        12,231       10,393
           Borrowings from FHLB                                      3,204         4,797          790
     Weighted average interest rate during the year:
           Short-term promissory notes                                 3.3%          5.8%         4.6%
           Securities sold under repurchase agreements                 2.5           5.0          3.8
           Borrowings from FHLB                                        5.9           6.4          5.5
    -------------------------------------------------------------------------------------------------

Long-term Borrowings

   At December 31, 2001, 2000 and 1999, the Company had three long-term advances from the FHLB totaling $20.0 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

Liquidity

   Liquidity describes the ability of the Company to meet financial obligations, including lending commitments and contingencies, that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit requirements of the customers of the Company, as well as to meet current and planned expenditures.

   The borrowing requirements of customers include commitments to extend credit and unused availability of lines of credit, which totaled $292.4 million at December 31, 2001. Historically, many of the commitments expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements. Commitments for real estate development and construction, which totaled $152.4 million, or 52.1% of the $292.4 million, are generally short-term and turn over rapidly, satisfying cash requirements with principal repayments from sales of the properties financed. Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. Available commercial lines totaled $71.4 million, or 24.4% of the $292.4 million, at December 31, 2001 and generally do not extend for more than 12 months. At December 31, 2001, available home equity lines totaled $56.7 million. Home equity credit lines generally extend for a period of 15 years and are reviewed annually.

   Customer withdrawals are also a principal use of liquidity, but are generally mitigated by growth in customer funding sources, such as deposits and short-term borrowings in the form of commercial paper and securities sold under repurchase agreements. While balances may fluctuate up and down in any given period, historically the Company has experienced a steady increase in total customer funding sources. Fluctuations may be influenced by the rates paid, general consumer confidence and the overall economic environment. The Company has several large

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

depository relationships with title companies which may experience a higher degree of volatility with regard to outstanding balances, especially during periods of significant mortgage refinancing activity as experienced in 2001. In addition, month-end balances for these relationships tend to be inflated, as compared to balances throughout the month. At December 31, 2001, two of the largest title company relationships accounted for $32.2 million, or 4.3% of the total customer funding of $741.4 million. The Company expects these title company balances to decline as mortgage refinancing activity subsides.

   The Company's primary source of liquidity ("financing activities" as used in the Consolidated Statements of Cash Flows) is funding provided by its customers in the form of deposits, and by short-term borrowings in the form of commercial paper and securities sold under repurchase agreements. At December 31, 2001, total customer funding was $741.4 million. Core deposits, defined as all deposits except certificates of deposits of $100,000 or more, totaled $575.9 million, or 77.7% of total customer funding. Additional internal sources of liquidity include maturities and likely calls in the Company's investment portfolio as well as the Company's overnight investment in federal funds sold. Securities scheduled to mature and likely to be called in one year, based on year-end interest rates, totaled $98.6 million at December 31, 2001 and federal funds sold were $6.3 million.

   The Company also has the ability to utilize established credit as an additional source of liquidity. The Bank, as a member of the FHLB, has an approved credit line of $118.5 million, equal to 14% of total assets as reported on the most recent regulatory report. Collateral must be pledged to the FHLB before advances can be obtained. The Bank had sufficient collateral at December 31, 2001 to borrow up to $155.3 million; however, borrowings above the approved credit limit of $118.5 require special approval of the FHLB. At December 31, 2001, outstanding advances from the FHLB totaled $34.0 million. The Bank also has an established borrowing capacity at the FRB. At December 31, 2001, the Bank had pledged sufficient collateral to borrow up to $88.5 million from the FRB; no balances were outstanding on that date.

Market Risk and Interest Rate Sensitivity

   The Company's interest rate risk represents the level of exposure it has to fluctuations in interest rates and is primarily measured as the change in earnings and the theoretical market value of equity that result from changes in interest rates. The Asset/Liability Management Committee of the Board of Directors (the "ALCO") oversees the Company's management of interest rate risk. The objective of the management of interest rate risk is to optimize net interest income during periods of volatile as well as stable interest rates, while maintaining a balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the Company's liquidity, asset and earnings growth, and capital adequacy goals. Critical to the management of this process is the ALCO's interest rate program, designed to manage interest rate sensitivity (gap management) and balance sheet mix and pricing (spread management). Gap management represents those actions taken to measure and monitor rate sensitive assets and rate sensitive liabilities. Spread management requires managing investments, loans and funding sources to achieve an acceptable spread between the Company's return on its earning assets and its cost of funds.

   One tool used by the Company to assess and manage its interest rate risk is the gap analysis. The gap analysis, summarized in the following table, measures the mismatch in repricing between interest-sensitive assets and interest-sensitive liabilities and provides a general indication of the interest sensitivity of the balance sheet at a specified point in time. By limiting the size of the gap position, the Company can limit the net interest at risk arising from repricing imbalances. The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2001 and the Company's interest sensitivity gap at that date. The Company's cumulative sensitivity gap through twelve months is a positive 5.0%. A positive sensitivity gap for any time period indicates that more interest-earning assets will mature or reprice during that time period than interest-bearing liabilities. The Company's goal is generally to maintain a reasonably balanced cumulative interest sensitivity gap position for the period of one year or less in order to mitigate the impact of changes in interest rates on liquidity, interest margins and corresponding operating results. During periods of falling interest rates, a short-term positive interest sensitivity gap position would generally result in a decrease in net interest income, and during periods of rising interest rates, a short-term positive interest sensitivity gap position would generally result in an increase in net interest income (assuming all earning assets and an increase positive-bearing liabilities are affected by a rate change equally and simultaneously).

   It is important to note that the table represents the static gap position for interest sensitive assets and liabilities at December 31, 2001. The table does not give effect to prepayments or extensions of loans as a result of changes in general market rates. Moreover, while the table does indicate the opportunities to reprice assets and liabilities within certain time frames, it does not account for timing differences that occur during periods of repricing. For example, changes to deposit rates tend to lag in a rising rate environment and lead in a falling rate environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

==================================================================================================================================
                                                            INTEREST SENSITITY PERIOD
----------------------------------------------------------------------------------------------------------------------------------
                                                                  AFTER 3
                                                                  THROUGH                 AFTER 1                AFTER 2
                                         LESS THAN                   12                   THROUGH                THROUGH
(DOLLARS IN THOUSANDS)                    3 MONTHS    WAR(a)       MONTHS    WAR(a)       2 YEARS     WAR(a)     3 YEARS   WAR(a)
----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold                     $   6,277     1.4%     $      --     0.0%      $      --     0.0%     $      --     0.0%
  Investment securities                      8,999     5.3         70,163     4.9          13,638     4.7         26,067     4.6
  Securities
   available-for-sale                       14,026     4.0          5,426     5.7          11,287     6.6          8,168     6.9
  Residential mortgages
    originated for sale                     11,411     6.7             --     0.0              --     0.0             --     0.0
  Loans (b):
    Commercial                              86,462     6.2         11,734     7.0           9,458     8.8         12,561     8.1
    Real estate - development
      and construction                     152,168     5.7          8,930     7.2             949     8.8          4,003     7.3
    Real estate - mortgage
      Residential                            1,472     6.8          1,813     8.0           1,300     7.0          1,679     8.2
      Commercial                            38,071     7.0          4,949     5.9           6,330     8.3         11,646     8.6
    Retail                                  61,391     5.9          7,074     8.5           8,694     8.4          9,206     8.5
    Credit card                                 --     0.0          2,389     8.0              --     0.0             --     0.0
    Other                                      463    18.0             --     0.0              --     0.0             --     0.0
                                         ---------              ---------               ---------              ---------
  Total loans                              340,027     6.0         36,889     7.3          26,731     8.4         39,095     8.3
                                         ---------              ---------               ---------              ---------
Total interest-earning assets              380,740     5.9        112,478     5.7          51,656     7.1         73,330     6.8
                                         ---------              ---------               ---------              ---------

Interest-bearing liabilities:
  Deposits:
    NOW accounts                             5,668     0.4         17,714     0.4          47,473     0.4             --     0.0
    Savings accounts                         5,288     1.5         16,526     1.5          44,289     1.5             --     0.0
    Money market accounts                   16,261     1.5         47,827     1.5          31,565     1.5             --     0.0
    Certificates of deposit                 55,772     5.6        168,020     4.2          24,991     4.8          5,462     3.8
  Short-term borrowings                    117,352     5.1             --     0.0              --     0.0             --     0.0
  Long-term borrowings                          --     0.0             --     0.0              --     0.0         20,000     5.3
                                         ---------              ---------               ---------              ---------
Total interest-bearing liabilities         200,341     4.7        250,087     3.2         148,318     1.7         25,462     5.0
                                         ---------              ---------               ---------              ---------

Interest sensitivity gap                 $ 180,399              $(137,609)              $ (96,662)             $  47,868
                                         =========              =========               =========              =========

Cumulative interest
  sensitivity gap                        $ 180,399              $  42,790               $ (53,872)             $  (6,004)
                                         =========              =========               =========              =========

Cumulative interest
  sensitivity gap as a
  percentage of total assets                  21.2%                   5.0%                   -6.3%                  -0.7%
                                         =========              =========               =========              =========

(a) Weighted average rate at December 31, 2001, presented on a fully taxable-equivalent basis.
(b) Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totaling $3.2 million.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

====================================================================================================================================
                                                       INTEREST SENSITIVITY PERIOD
------------------------------------------------------------------------------------------------------------------------------------
                                  AFTER 3                 AFTER 4
                                 THROUGH                 THROUGH                  AFTER                                        FAIR
(DOLLARS IN THOUSANDS)          4 YEARS    WAR(a)        5 YEARS   WAR(a)        5 YEARS    WAR(a)      TOTAL      WAR(a)     VALUE
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold           $     --     0.0%       $     --     0.0%       $     --     0.0%      $   6,277      1.4%  $   6,277
  Investment securities              --     0.0              --     0.0           2,822     9.0         121,689      4.9     122,940
  Securities available-
    for-sale                      2,784     8.9             649     5.7           6,019     6.0          48,359      5.8      48,359
  Residential mortgages
    originated for sale              --     0.0              --     0.0              --     0.0          11,411      6.7      11,411
  Loans (b):
    Commercial                   11,751     7.3           7,035     7.9          13,543     7.9         152,544      6.9
    Real estate - development
      and construction            3,723     5.7             461     7.5           3,857     8.4         174,091      5.9
    Real estate - mortgage
      Residential                   838     8.3             284     8.2           8,262     7.9          15,648      7.8
      Commercial                 15,605     8.4          10,540     7.8          20,957     8.0         108,098      7.7
    Retail                        9,425     9.3          10,542     8.2          39,932     8.3         146,264      7.4
    Credit card                      --     0.0              --     0.0              --     0.0           2,389      8.0
    Other                            --     0.0              --     0.0              --     0.0             463     18.0
                               --------                --------                --------               ---------
  Total loans                    41,342     8.0          28,862     8.0          86,551     8.1         599,497      6.9     613,335
                               --------                --------                --------               ---------            ---------
Total interest-earning assets    44,126     8.1          29,511     7.9          95,392     8.0         787,233      6.5     802,322
                               --------                --------                --------               ---------            ---------

Interest-bearing liabilities:
  Deposits:
    NOW accounts                     --     0.0              --     0.0              --     0.0          70,855      0.4      70,855
    Savings accounts                 --     0.0              --     0.0              --     0.0          66,103      1.5      66,103
    Money market accounts            --     0.0              --     0.0              --     0.0          95,653      1.5      95,653
    Certificates of deposit       2,919     6.0           2,382     4.5              --     0.0         259,546      4.6     265,504
  Short-term borrowings              --     0.0              --     0.0              --     0.0         117,352      5.1     117,352
  Long-term borrowings               --     0.0              --     0.0              --     0.0          20,000      5.3      20,425
                               --------                --------                --------               ---------            ---------
  Total interest-bearing
   liabilities                    2,919     6.0           2,382     4.5              --     0.0         629,509      3.4     635,892
                               --------                --------                --------               ---------            ---------

Interest sensitivity gap       $ 41,207                $ 27,129                $ 95,392               $ 157,724
                               ========                ========                ========               =========
Cumulative interest
  sensitivity gap              $ 35,203                $ 62,332                $157,724
                               ========                ========                ========
Cumulative interest
  sensitivity gap as a
  percentage of total assets        4.1%                    7.3%                   18.6%
                               ========                ========                ========


(a) Weighted average rate at December 31, 2001, presented on a fully taxable-equivalent basis.
(b) Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totaling $3.2 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The analysis provided in the table above includes the following significant assumptions: Fixed-rate loans are scheduled by contractual maturity and variable-rate loans are scheduled by repricing date. Variable-rate loans that have reached a pre-established interest rate floor are classified as fixed-rate loans and reprice according to contractual maturity. Investments other than mortgage-backed securities are scheduled according to the earlier of contractual maturity date or most likely call date, given the current interest rates. Mortgage-backed securities are scheduled according to estimated maturity based upon the most recent monthly prepayment factors, which may change. Residential mortgage loans originated for sale are scheduled based on their expected sale dates, generally 14 to 30 days after settlement. Projected runoff of deposits that do not have a contractual maturity date, such as NOW, savings and money market accounts, was computed based upon the most recently proposed decay rate assumptions set forth by the Federal Financial Institutions Examination Council ("FFIEC"). Penalty-free certificates of deposit are scheduled by stated maturity date. If rates begin to increase, a portion of these certificates may reprice prior to contractual maturity. Long-term advances from the FHLB are scheduled according to their conversion option date.

    The Company also uses a computer simulation analysis to assess and manage its interest rate risk. The simulation analysis assumes an immediate, parallel shift of 200 basis points in the Treasury Yield Curve. The analysis measures the potential change in earnings and in the market value of portfolio equity over a one-year time horizon, captures optionality factors such as call features embedded in investment and loan portfolio contracts, and includes assumptions as to the timing and magnitude of movements in interest rates associated with the Company's funding sources not fixed in price. Measured based on December 31, 2001 data, the simulation analysis provided the following profile of the Company's interest rate risk:

        ========================================================================
                                               IMMEDIATE RATE CHANGE
                                           -----------------------------
                                            +200BP        -200BP       POLICY
        ------------------------------------------------------------------------
        Net interest income at risk           2.9%         -4.4%       +/-7.5%
        Economic value of equity            -15.7%          5.6%      +/-20.0%
        ------------------------------------------------------------------------

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

Capital Resources

   Total stockholders' equity was $69.4 million at December 31, 2001, representing an increase of $4.8 million, or 7.5%, from December 31, 2000. The growth of stockholders' equity during 2001 was primarily attributable to the earnings of the Company of $8.2 million less cash dividends declared on common stock of $2.9 million. In addition, in October 2000, the Board of Directors of the Company approved a stock repurchase program that authorized the repurchase of up to 500,000 shares of the Company's common stock, subject to applicable laws and regulations. During 2001, the Company repurchased and retired 69,400 shares of common stock at prices ranging from $12.00 to $14.99, which reduced total stockholders' equity by $1.0 million.

   The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. As of December 31, 2001, the minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) was 8.0%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other intangibles and making various other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and limited amounts of credit loss reserves ("Tier 2 capital"). The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other intangible assets. The Federal Reserve Board also has adopted a minimum leverage ratio (Tier 1 capital to average assets) of 4.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1.0% to 2.0% higher for holding companies that do not have the highest rating or that are undertaking major expansion programs. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

   The tables below present the Company's capital position relative to its various minimum statutory and regulatory capital requirements at December 31, 2001.

        ==============================================================================
                                                            TIER 1 LEVERAGE RATIO
        ------------------------------------------------------------------------------
                                                                         PERCENT OF
        (DOLLARS IN THOUSANDS)                                AMOUNT   AVERAGE ASSETS
        ------------------------------------------------------------------------------
        Tier 1 capital (a)                                  $ 69,391               8.4%
        Tier 1 leverage ratio requirement                     32,950               4.0
                                                         -----------------------------
        Excess                                              $ 36,441               4.4%
                                                         =============================
        Quarterly average total assets                      $823,754
                                                         ===========

        ==============================================================================
                                                            RISK-BASED CAPITAL RATIO
                                                         -----------------------------
                                                                         PERCENT OF
                                                                        RISK-WEIGHTED
        (DOLLARS IN THOUSANDS)                             AMOUNT          ASSETS
        -----------------------------------------------------------------------------
        Tier 1 capital (a)                                  $ 69,391               9.9%
        Risk-based Tier 1 capital requirement                 27,993               4.0
                                                         -----------------------------
        Excess                                              $ 41,398               5.9%
                                                         =============================
        Tier 1 capital (a)                                  $ 69,391               9.9%
        Tier 2 capital (b)                                     8,056               1.2
                                                         -----------------------------
        Total risk-based capital                              77,447              11.1
        Risk-based capital requirement                        55,985               8.0
                                                         -----------------------------
        Excess                                              $ 21,462               3.1%
                                                         =============================
        Risk-weighted assets                                $699,814
                                                         ===========

        (a) Tier 1 capital is comprised of the following at December 31, 2001:
            GAAP capital                                                      $ 69,362
            Less unrealized gains on securities available-for-sale,
               net of taxes                                                         (3)
            Add 50% of investment in unconsolidated subsidiaries                    32
                                                                           -----------
                                                                              $ 69,391
                                                                           ===========

        (b) Tier 2 capital is comprised of the allowance for credit losses plus 50% of the Company's investment in unconsolidated subsidiaries, limited to 1.25% of risk-weighted assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Critical Accounting Policies

   Critical accounting policies are those that are both important to the presentation of the Company's financial condition and results of operations and require management's most difficult, complex or subjective judgments. The Company's critical accounting policies relate to the determination of the allowance for credit losses.

   The Company provides for credit losses through the establishment of the Allowance. The Company's objective is to ensure that the Allowance is adequate to cover probable credit losses inherent in the loan portfolio at the date of each statement of condition. As discussed above, management considers a number of factors in estimating the required level of the Allowance. These factors include historical loss experience in the loan portfolios; the levels and trends in past-due and nonaccrual loans; the status of nonaccrual loans and other loans identified as having the potential for further deterioration; credit risk and industry concentrations; trends in loan volume; the effects of any changes in lending policies and procedures or underwriting standards; and a continuing evaluation of the economic environment. The Company's estimate of the required Allowance is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on borrowers.

Recent Accounting Developments

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The Statement was effective January 1, 2001. The Company does not have any derivative instruments and, accordingly, implementation of SFAS No. 133 in 2001 had no effect on its financial statements

   In September 2000, FASB issued SFAS No. 140, "Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revised the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the earlier statement's provisions without reconsideration. SFAS No. 140 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative values at the date of the transfer. SFAS No. 140 is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The Company does not currently have any transfers or servicing of financial assets and extinguishments of liabilities that would require management's analysis under the provisions of SFAS No. 140.

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS No. 141"), and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that all business combinations be accounted for under a single method, the purchase method. Use of the pooling-of-interest method is no longer is permitted for business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of SFAS No. 142, which for calendar year-end companies, will be January 1, 2002. As of December 31, 2001, the Company does not have any goodwill or other intangible assets to be reviewed.

                   MANAGEMENT'S STATEMENT OF RESPONSIBILITIES
                         Columbia Bancorp and Subsidiary

   Management acknowledges its responsibility for financial reporting (both audited and unaudited) which provides a fair representation of the Company's financial position and results of operations and is reliable and relevant to a meaningful understanding of the Company's business.

   Management has prepared the financial statements in accordance with accounting principles generally accepted in the United States of America, making appropriate estimates and judgments, and considering materiality. Except for tax equivalency adjustments made to enhance comparative analyses, all financial information presented elsewhere in this annual report is consistent with the information presented in the audited consolidated financial statements.

   Oversight of the Company's auditing and financial reporting processes is provided by the Audit Committee of the Board of Directors, which consists of outside directors. This Committee meets on a regular basis, with the internal auditor, who reports directly to the Committee, to approve the audit schedule and scope, discuss the adequacy of the internal control system and the quality of financial reporting, review audit reports and discuss findings and actions taken to address them. The Committee also reviews the Company's annual report to shareholders and the annual report to the Securities and Exchange Commission on Form 10-K. The Audit Committee meets regularly with the external auditors, and has direct and private access to them at any time.

   The independent accounting firm of KPMG LLP has audited the Company's consolidated financial statements as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001. As indicated in the independent auditors' report, KPMG is responsible for conducting the audit in accordance with auditing standards generally accepted in the United States of America in order to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.



/s/ John M. Bond, Jr.                                  /s/ John A. Scaldara, Jr.
John M. Bond, Jr.                                           John A. Scaldara,Jr.
President and Chief Executive Officer               Executive Vice President and
                                                         Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

                         Columbia Bancorp and Subsidiary


The Board of Directors and Stockholders
Columbia Bancorp:


   We have audited the accompanying consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   The consolidated financial statements of Columbia Bancorp as of December 31, 1999 and for the year ended December 31, 1999 have been restated to reflect the pooling-of-interests transaction with Suburban Bancshares, Inc. as described in note 1 to the consolidated financial statements. We did not audit the consolidated statement of income of Suburban Bancshares, Inc. and subsidiary for the year ended December 31, 1999, which statement reflects total revenues constituting 11.4% of the related consolidated total. This statement was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Suburban Bancshares, Inc. for the year ended December 31, 1999, is based solely on the report of the other auditors.

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

   In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Columbia Bancorp and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
Baltimore, Maryland
January 23, 2002

                      CONSOLIDATED STATEMENTS OF CONDITION

                         Columbia Bancorp and Subsidiary

                           December 31, 2001 and 2000

        ====================================================================================================
        (DOLLARS IN THOUSANDS)                                                       2001               2000
        ----------------------------------------------------------------------------------------------------
        Assets
        Cash and due from banks                                                 $  39,653          $  31,931
        Federal funds sold                                                          6,277             15,540
        Investment securities - fair value $122,940 in 2001
           and $137,796 in 2000                                                   121,689            137,674
        Securities available-for-sale                                              48,359             61,337
        Residential mortgage loans originated for sale                             11,411              1,911
        Loan receivables:
           Commercial and industrial                                              153,782            163,457
           Real estate development and construction                               174,091            129,336
           Real estate mortgage:
               Residential                                                         15,648             18,594
               Commercial                                                         109,975             84,501
           Retail, principally residential equity lines of credit
              and second mortgages                                                146,379            139,967
           Credit card                                                              2,389              2,572
           Other                                                                      463              1,035
                                                                         -----------------------------------
               Total loans                                                        602,727            539,462
               Less:
                  Unearned income, net of origination costs                           640                411
                  Allowance for credit losses                                       8,024              7,026
                                                                         -----------------------------------
                  Loans, net                                                      594,063            532,025
        Other real estate owned                                                     1,187              2,996
        Property and equipment, net                                                10,400             11,372
        Prepaid expenses and other assets                                          16,610             17,864
                                                                         -----------------------------------
                  Total assets                                                  $ 849,649          $ 812,650
                                                                         ===================================
        Liabilities and Stockholders' Equity
        Deposits:
           Noninterest-bearing demand deposits                                  $ 145,844          $ 130,155
           Interest-bearing deposits:
               Savings and checking                                               232,611            228,796
               Certificates of deposit:
                  Under $100,000                                                  197,424            204,083
                  $100,000 and over                                                62,122             67,450
                                                                         -----------------------------------
                  Total deposits                                                  638,001            630,484
        Short-term borrowings                                                     117,352             93,184
        Long-term borrowings                                                       20,000             20,000
        Accrued expenses and other liabilities                                      4,934              4,462
                                                                         -----------------------------------
                  Total liabilities                                               780,287            748,130
                                                                         -----------------------------------
        Stockholder's equity:
           Common stock, $.01 par value per share; authorized
               10,000,000 shares; outstanding 7,105,238 and 7,149,968
               shares at December 31, 2001 and 2000, respectively                      71                 71
           Additional paid-in capital                                              47,520             48,378
           Retained earnings                                                       21,768             16,512
           Accumulated other comprehensive income                                       3               (441)
                                                                         -----------------------------------
                  Total stockholders' equity                                       69,362             64,520
                                                                         -----------------------------------
                  Total liabilities and stockholders' equity                    $ 849,649          $ 812,650
                                                                         ===================================

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 2001, 2000 and 1999

 =====================================================================================================================
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                              2001               2000               1999
 ---------------------------------------------------------------------------------------------------------------------
 Interest income:
     Loans                                                              $ 47,313           $ 47,476          $  38,479
     Investment securities                                                 9,662             10,527              8,702
     Federal funds sold                                                    1,086                914              1,594
                                                                        ----------------------------------------------
        Total interest income                                             58,061             58,917             48,775
                                                                        ----------------------------------------------
 Interest expense:
     Deposits                                                             20,009             19,675             16,429
     Borrowings                                                            3,974              4,501              2,983
                                                                        ----------------------------------------------
        Total interest expense                                            23,983             24,176             19,412
                                                                        ----------------------------------------------
        Net interest income                                               34,078             34,741             29,363
 Provision for credit losses                                               1,534              3,423              1,149
                                                                        ----------------------------------------------
        Net interest income after provision for credit
         losses                                                           32,544             31,318             28,214
                                                                        ----------------------------------------------
 Noninterest income:
     Fees charged for services                                             3,081              2,352              2,296
     Gains and fees on sales of mortgage loans, net of costs               1,126                399              1,006
     Net income (expense) on other real estate owned                         240                198               (101)
     Other                                                                 1,483              1,011              1,014
                                                                        ----------------------------------------------
        Total noninterest income                                           5,930              3,960              4,215
                                                                        ----------------------------------------------
 Noninterest expense:
     Salaries and employee benefits                                       13,706             12,703             11,947
     Occupancy, net                                                        3,562              3,320              3,043
     Equipment                                                             2,180              2,131              1,652
     Data processing                                                       1,286              1,389              1,589
     Marketing                                                               388                775                648
     Cash management services                                                636                495                422
     Professional fees                                                       796                649                386
     Deposit insurance                                                       183                170                182
     Stationery and supplies                                                 473                462                502
     Postage                                                                 336                332                317
     Merger-related expenses                                                  --              2,270                 --
     Other                                                                 2,646              2,513              2,750
                                                                        ----------------------------------------------
        Total noninterest expense                                         26,192             27,209             23,438
                                                                        ----------------------------------------------
        Income before income taxes                                        12,282              8,069              8,991
 Income tax provision                                                      4,100              2,848              3,106
                                                                        ----------------------------------------------
        Net income                                                         8,182              5,221              5,885
 Other comprehensive income, net of tax -
     unrealized gain (loss) on securities available-for-sale                 444                706             (1,412)
                                                                        ----------------------------------------------
        Comprehensive income                                            $  8,626           $  5,927          $   4,473
                                                                        ==============================================
 Net income per common share:
     Basic                                                              $   1.15           $   0.73          $    0.82
     Diluted                                                                1.13               0.73               0.81
                                                                        ==============================================

   See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 2001, 2000 and 1999

     ================================================================================================================
                                                                                        ACCUMULATED
                                                            ADDITIONAL                    OTHER            TOTAL
                                                 COMMON      PAID-IN       RETAINED   COMPREHENSIVE     STOCKHOLDERS'
     (DOLLARS IN THOUSANDS)                      STOCK       CAPITAL       EARNINGS      INCOME           EQUITY
     ----------------------------------------------------------------------------------------------------------------
     Balance December 31, 1998                     $ 71        $49,368      $  9,543          $   265        $ 59,247
     Cash dividends declared on
         common stock                                --             --        (1,490)              --          (1,490)
     Exercise of options for 115,676
         shares of common stock                       1            350            --               --             351
     Common stock exchanged
         (1,071 shares)                              --            (15)           --               --             (15)
     Purchase of 85,000 shares of
         common stock                                (1)        (1,279)           --               --          (1,280)
     Net income                                      --             --         5,885               --           5,885
     Other comprehensive income items                --             --            --           (1,412)         (1,412)
                                          ---------------------------------------------------------------------------
     Balance December 31, 1999                       71         48,424        13,938           (1,147)         61,286
     Cash dividends declared on
         common stock                                --             --        (2,647)              --          (2,647)
     Exercise of options for 6,688
         shares of common stock                      --             35            --               --              35
     Cash paid for fractional shares                 --             (5)           --               --              (5)
     Purchase of 7,050 shares of
         common stock                                --            (76)           --               --             (76)
     Net income                                      --             --         5,221               --           5,221
     Other comprehensive income items                --             --            --              706             706
                                          ----------------------------------------------------------------------------
     Balance December 31, 2000                       71         48,378        16,512             (441)         64,520
     Cash dividends declared on
         common stock                                --             --        (2,926)              --          (2,926)
     Exercise of options for 26,042
         shares of common stock                      --            105            --               --             105
     Purchase of 69,400 shares of
         common stock                                --           (963)           --               --            (963)
     Net income                                      --             --         8,182               --           8,182
     Other comprehensive income items                --             --            --              444             444
                                          ---------------------------------------------------------------------------
     Balance December 31, 2001                     $ 71        $47,520      $ 21,768          $     3        $ 69,362
                                          ===========================================================================

 See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                         Columbia Bancorp and Subsidiary
                  Years Ended December 31, 2001, 2000 and 1999

=================================================================================================================================
 (dollars in thousands)                                                                 2001              2000               1999
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
      Net income                                                                   $   8,182         $   5,221          $   5,885
      Adjustments to reconcile net income to net cash
            provided by (used in) operating activities:
                  Depreciation and amortization                                        1,864             1,689              1,441
                  Amortization of loan fee income                                     (1,026)           (1,104)              (666)
                  Provision for credit losses                                          1,534             3,423              1,149
                  Provision for losses on other real estate owned                         --               166                 69
                  Gains and fees on sales of mortgage loans, net of costs             (1,126)             (399)            (1,006)
                  Loss on sales/disposals of other assets                                 44                --                 43
                  Net realized gains on sales of securities
                        available-for-sale                                                --                --                (23)
                  Proceeds from sales of residential mortgage
                        loans originated for sale                                    114,164            46,913             97,264
                  Disbursements for residential mortgage
                        loans originated for sale                                   (122,538)          (45,719)           (79,763)
                  Loan fees deferred, net of origination costs                         1,255             1,253              1,165
                  Decrease (increase) in prepaid expenses and
                        other assets                                                   2,112              (932)                (6)
                  Increase in accrued expenses and other liabilities                     406               497                 27
                                                                                -------------------------------------------------
                        Net cash provided by operating activities                      4,871            11,008             25,579
                                                                                -------------------------------------------------
Cash flows provided by (used in) investing activities:
      Loan disbursements in excess of principal repayments                           (39,204)          (88,339)           (48,288)
      Loan purchases                                                                 (40,130)           (8,768)            (4,631)
      Loan sales                                                                      15,513             4,664              3,371
      Purchases of investment securities                                            (113,758)          (80,821)           (59,659)
      Purchases of securities available-for-sale                                         (65)           (8,445)           (18,479)
      Proceeds from maturities and principal repayments
            of investment securities                                                 129,746            36,572             40,052
      Proceeds from maturities and principal repayments
            of securities available-for-sale                                          13,805             5,793             14,330
      Proceeds from sales of securities available-for-sale                                --                --                505
      Additions to other real estate owned                                              (176)             (662)            (1,724)
      Sales of other real estate owned                                                 2,005             1,536              2,544
      Purchases of property and equipment                                             (1,117)           (2,788)            (1,773)
      Disposals of property and equipment                                                141               150                 43
      Purchase of life insurance                                                        (778)               --               (470)
      Increase in cash surrender value of life insurance                                (361)             (240)              (212)
                                                                                -------------------------------------------------
                        Net cash used in investing activities                        (34,379)         (141,348)           (74,391)
                                                                                -------------------------------------------------



                                                                     (continued)

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 2001, 2000 and 1999

===========================================================================================================================
(DOLLARS IN THOUSANDS)                                                           2001              2000               1999
---------------------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) financing activities:
      Net increase in deposits                                            $     7,517    $       79,124     $        7,850
      Increase in short-term borrowings                                        24,168            41,456             15,193
      Cash paid for fractional shares                                              --                (5)                --
      Cash dividends distributed on common stock                               (2,860)           (2,338)            (1,445)
      Net proceeds from stock options exercised                                   105                35                207
      Purchase of common stock                                                   (963)              (76)            (1,280)
                                                                    -------------------------------------------------------
            Net cash provided by financing activities                          27,967           118,196             20,525
                                                                    -------------------------------------------------------
Net decrease in cash and cash equivalents                                      (1,541)          (12,144)           (28,287)
Cash and cash equivalents at beginning of year                                 47,471            59,615             87,902
                                                                    -------------------------------------------------------
Cash and cash equivalents at end of year                                  $    45,930    $       47,471     $       59,615
                                                                    =======================================================

Supplemental information:
      Interest paid on deposits and borrowings                            $    24,177    $       22,640     $       17,865
      Income taxes paid                                                         3,980             3,060              2,942
      Transfers of loans to other real estate owned                                20                --                347
                                                                    =======================================================


   See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         Columbia Bancorp and Subsidiary

                        December 31, 2001, 2000 and 1999

Note 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of Columbia Bancorp and subsidiary (the "Company") conform to accounting principles generally accepted in the United States of America. The following is a description of the more significant of these policies.

Organization

   The Company was formed November 16, 1987 and is a Maryland corporation chartered as a bank holding company. The Company holds all the issued and outstanding shares of common stock of The Columbia Bank (the "Bank"). The Bank is a Maryland trust company that engages in general commercial banking operations. Deposits in the Bank are insured, subject to limitations, by the Federal Deposit Insurance Corporation (the "FDIC").

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

   The net interest income and net income previously reported by the Company and Suburban and the combined amounts presented in the accompanying statements of income and comprehensive income are summarized as follows for the year ended December 31, 1999:

                ===============================================
                                             NET
                                          INTEREST     NET
                (DOLLARS IN THOUSANDS)     INCOME     INCOME
                -----------------------------------------------

                 Company                 $ 21,361      $  5,215
                 Suburban                   8,002           670
                                         ----------------------
                      Total              $ 29,363      $  5,885
                                         ======================

   Merger-related expenses of $2.3 million were included in the consolidated statement of income for the year ended December 31, 2000 and consisted of $664,000 for systems conversion costs, $510,000 for professional fees, $481,000 for contract termination fees, $49,000 for severance payments to terminated employees and $566,000 for other expenses.

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

   Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for credit losses and other real estate owned, management prepares fair value analyses and obtains independent appraisals as necessary. Management believes that the allowance for credit losses is sufficient to address the risks in the current loan portfolio. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowances for credit losses and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.

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

   The Company provides for credit losses through the establishment of an allowance for credit losses (the "Allowance") by provisions charged against earnings. The Company's objective is to ensure that the Allowance is adequate to cover probable credit losses inherent in the loan portfolio at the date of each statement of condition. Management considers a number of factors in estimating the required level of the Allowance. These factors include historical loss experience in the loan portfolios; the levels and trends in past-due and nonaccrual loans; the status of nonaccrual loans and other loans identified as having the potential for further deterioration; credit risk and industry concentrations; trends in loan volume; the effects of any changes in lending policies and procedures or underwriting standards; and a continuing evaluation of the economic environment. The Company's estimate of the required Allowance is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on borrowers.

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

   Any gain or loss on the sale of an asset is treated as an adjustment to the basis of its replacement, if traded in, or as an income or expense item, if sold. Leases are accounted for as operating leases since none meet the criteria for capitalization.

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

   Information relating to the calculations of earnings per common share is summarized as follows for the years ended December 31:

      ====================================================================================================================
      (DOLLARS IN THOUSANDS                                2001                      2000                     1999
                                            ------------------------------------------------------------------------------
       EXCEPT PER SHARE DATA)                       BASIC      DILUTED        BASIC      DILUTED        BASIC      DILUTED
      --------------------------------------------------------------------------------------------------------------------
      Net income used in EPS
           computation                             $8,182       $8,182       $5,221       $5,221       $5,885       $5,885
                                            ==============================================================================
      Weighted average
          shares outstanding                        7,145        7,145        7,155        7,155        7,158        7,158
      Dilutive securities                              --           69           --           43           --           66
                                            ------------------------------------------------------------------------------
      Adjusted weighted average shares
           used in EPS computation                  7,145        7,214        7,155        7,198        7,158        7,224
                                            ==============================================================================
      Net income per common share                  $ 1.15       $ 1.13       $ 0.73       $ 0.73       $ 0.82       $ 0.81
                                            ==============================================================================

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

NOTE 2: RESTRICTIONS ON CASH AND DUE FROM BANKS

   The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 2001 and 2000, the required reserve balances were $16.7 million and $15.5 million, respectively.

   The Bank is also required to maintain a compensating balance with the servicer of its credit card operation. The balance is calculated periodically based upon activity. At December 31, 2001 and 2000, the required compensating balances were $150,300 and $134,100, respectively.

NOTE 3: INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE

   The amortized cost and estimated fair values of investment securities and securities available-for-sale were as follows at December 31, 2001:

     ====================================================================================================================
                                                                                GROSS            GROSS          ESTIMATED
                                                              AMORTIZED       UNREALIZED      UNREALIZED          FAIR
        (DOLLARS IN THOUSANDS)                                  COST            GAINS            LOSSES          VALUE
     --------------------------------------------------------------------------------------------------------------------
     Investment securities:
          Federal agency securities                           $118,867         $  1,493         $    257         $120,103
          Mortgage-backed securities                               777               16                1              792
          Collateralized mortgage obligations                    2,045               --               --            2,045
                                                              -----------------------------------------------------------
             Total                                            $121,689         $  1,509         $    258         $122,940
                                                              ===========================================================

     Securities available-for-sale:
          Federal agency securities                           $ 21,178         $    682         $     --         $ 21,860
          Mortgage-backed securities                             6,884               93               --            6,977
          Trust preferred stocks                                15,891              259              750           15,400
          Investment in Federal Home Loan Bank stock             2,288               --               --            2,288
          Other equity securities                                1,113                1              313              801
          Other securities                                         996               37               --            1,033
                                                              -----------------------------------------------------------
             Total                                            $ 48,350         $  1,072         $  1,063         $ 48,359
                                                              ===========================================================

   The amortized cost and estimated fair values of investment securities and securities available-for-sale were as follows at December 31, 2000:

        =========================================================================================================
                                                                                GROSS         GROSS     ESTIMATED
                                                                 AMORTIZED    UNREALIZED    UNREALIZED    FAIR
        (DOLLARS IN THOUSANDS)                                     COST         GAINS         LOSSES      VALUE
        --------------------------------------------------------------------------------------------------------
        Investment securities:
              Federal agency securities                          $134,682     $    316     $    191     $134,807
              Mortgage-backed securities                              938           10           13          935
              Collateralized mortgage obligations                   2,054           --           --        2,054
                                                                 -----------------------------------------------
                 Total                                           $137,674     $    326     $    204     $137,796
                                                                 ===============================================
        Securities available-for-sale:
              U.S. Treasury securities                           $    200     $     --     $     --     $    200
              Federal agency securities                            32,588           92          308       32,372
              Mortgage-backed securities                            8,488           --          125        8,363
              Trust preferred stocks                               15,886           89          398       15,577
              Investment in Federal Home Loan Bank stock            2,825           --           --        2,825
              Other equity securities                                 816           --           --          816
              Other securities                                      1,250           --           66        1,184
                                                                 -----------------------------------------------
                 Total                                           $ 62,053     $    181     $    897     $ 61,337
                                                                 ===============================================

   The Company is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid balance of the Company's residential mortgage loans, 5% of its outstanding advances from the FHLB or $500, whichever is greater. The investment in FHLB stock at December 31, 2001 of $2.3 million was equal to approximately 5% of the outstanding advances from the FHLB.

   The amortized cost and estimated fair values of nonequity investment securities and securities available-for-sale at December 31, 2001 and 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.

         ===========================================================================================================
                                                                         2001                          2000
         -----------------------------------------------------------------------------------------------------------
                                                                AMORTIZED      ESTIMATED     AMORTIZED   ESTIMATED
         (DOLLARS IN THOUSANDS)                                    COST        FAIR VALUE      COST      FAIR VALUE
         -----------------------------------------------------------------------------------------------------------
         Investment securities:
              Due in one year or less                            $  7,500      $  7,674      $ 11,503      $ 11,451
              Due after one year through five years               111,367       112,429       123,179       123,356
              Collateralized mortgage obligations and
                  mortgage-backed securities                        2,822         2,837         2,992         2,989
                                                                 --------------------------------------------------
                      Total                                      $121,689      $122,940      $137,674      $137,796
                                                                 ==================================================

         Securities available-for-sale:
              Due in one year or less                            $  4,499      $  4,575      $  3,390      $  3,339
              Due after one year through five years                17,176        17,819        26,153        26,007
              Due after five years through ten years                  499           499         4,495         4,410
              Due after ten years                                  15,891        15,400        15,886        15,577
              Mortgage-backed securities                            6,884         6,977         8,488         8,363
                                                                 --------------------------------------------------
                      Total                                      $ 44,949      $ 45,270      $ 58,412      $ 57,696
                                                                 ==================================================

   There were no sales of investment securities or securities available-for-sale during 2001 or 2000. Proceeds from the sale of securities available-for-sale in 1999 were $505,000, which included gross gains of $23,000. At December 31, 2001, investment securities and securities available-for-sale were pledged as collateral for the following purposes:

            ====================================================
                                            AMORTIZED  ESTIMATED
            (DOLLARS IN THOUSANDS)            COST    FAIR VALUE
            ----------------------------------------------------
            FHLB borrowings                $ 35,508     $ 36,154
            Repurchase agreements            41,038       41,970
            Federal Reserve Bank              1,000        1,025
            Public deposits                   1,000        1,036
                                           ---------------------

                Total                      $ 78,546     $ 80,185
                                           =====================


NOTE 4: NONPERFORMING ASSETS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT LOSSES

   Nonperforming assets and loans past-due 90 days or more but not in nonaccrual status were as follows at December 31:

      ==================================================================
      (DOLLARS IN THOUSANDS)                           2001         2000
      ------------------------------------------------------------------
      Nonaccrual loans                              $ 3,230      $ 3,917
      Restructured loans                                 --          294
      Other real estate owned                         1,187        2,996
                                                ------------------------
              Total nonperforming assets            $ 4,417      $ 7,207
                                                ========================
      Accruing loans past-due 90 days or more       $   819      $   218
                                                ========================

     At December 31, 2001, nonaccrual loans totaled $3.2 million and consisted primarily of a commercial banking relationship with a carrying value of $1.8 million, subsequent to a $1.5 million write-down recorded in December 2000. This relationship is comprised of two loans that are secured by a commercial property and other business assets. The Company believes that the carrying value of the loans is adequately secured by these assets. Other nonaccrual loans include nine commercial relationships totaling $1.3 million, of which $548,000 is guaranteed by the Small Business Administration (the "SBA"). The largest of these relationships is carried at $290,000 at December 31, 2001. Nonaccrual loans also include five retail loans totaling $115,000.

     At December 31, 2001, other real estate owned totaled $1.2 million and consisted primarily of a residential development project with a carrying value of $1.1 million, representing the Company's 75% ownership interest. The Company has entered into a contract with a third party contractor to manage the completion of the development work, which was substantially complete at the end of 2001. As of December 31, 2001, the 50 remaining townhouse lots were under contract of sale with a residential builder with a takedown schedule that extended through September 2003. Also included in other real estate owned is a residential property carried at $92,000 which, subsequent to December 31, 2001, was under contract for sale, with full recovery of the outstanding balance expected.

     Impaired loans totaled $3.1 million and $4.1 million at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, $2.1 million and $3.4 million, respectively, were collateral dependent. Collateral dependent loans are measured based on the fair value of the collateral. Impaired loans that are not collateral dependent are measured at the present value of expected future cash flows using the loans' effective interest rates. At December 31, 2001, specific reserves assigned to impaired loans totaled $11,000.

     The average recorded investment in impaired loans, the amounts of income recognized, and the amounts of income recognized on a cash basis were as follows during the years ended December 31:

   ==================================================================================================
   (DOLLARS IN THOUSANDS)                                            2001          2000         1999
   --------------------------------------------------------------------------------------------------
   Average recorded investment in impaired loans                  $ 3,581         $ 826      $ 1,162
   Interest income recognized during impairment                        15             5           --
   Interest income recognized on a cash basis during impairment        --            --           --
                                                                  ===================================

     An analysis of the allowance for credit losses is summarized as follows for the years ended December 31:

   ===============================================================================================
   (DOLLARS IN THOUSANDS)                                          2001          2000        1999
   -----------------------------------------------------------------------------------------------
   Balance at beginning of year                                 $ 7,026      $  6,071       $5,489
   Provision for credit losses                                    1,534         3,423        1,149
   Charge-offs                                                     (854)       (2,632)        (792)
   Recoveries                                                       318           164          225
                                                            --------------------------------------
   Balance at end of year                                       $ 8,024      $  7,026       $6,071
                                                            ======================================
   Ratio of allowance to loans, net of unearned income             1.33%         1.30%        1.35%
                                                            ======================================

NOTE 5: RELATED PARTY TRANSACTIONS

     The Bank has made loans to certain of its executive officers and directors. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The following schedule summarizes changes in amounts of loans outstanding to executive officers and directors for the years ended December 31:

    ======================================================================
    (DOLLARS IN THOUSANDS)                  2001         2000         1999
    ----------------------------------------------------------------------
    Balance at beginning of year       $   5,179    $   5,169    $   5,261
    Additions                              4,133        4,859        3,083
    Repayments                            (4,483)      (4,849)      (3,175)
                                       -----------------------------------
    Balance at end of year             $   4,829    $  $5,179    $  $5,169
                                       ===================================

     In November 1997, the Bank acquired through foreclosure a 75% interest in a residential development project consisting of 262 residential building lots in various stages of development. Also, in November 1997, the Bank engaged The Michael Companies, Inc. a real estate development company owned solely by Mr. Kenneth Michael, a director of the Company, to serve as development and marketing manager with respect to the project. The Michael Companies, Inc. earns a development fee of $1,200 per lot as lots are developed and sold, $200 of which is deferred until all public improvements have been dedicated and any bonds related to the property have been released. In addition, The Michael Companies, Inc. earns a sales commission of 4%, the Bank's share being 3%, of the sales price of each lot at settlement. In 2001, the Bank paid The Michael Companies, Inc. sales commissions of $96,800 and development fees of $61,200, of which $10,200 was deferred. In 2000, the Bank paid The Michael Companies, Inc. sales commissions of $66,700 and development fees of $46,800, of which $7,800 was deferred. In 1999, the Bank paid The Michael Companies, Inc. sales commissions of $74,000 and development fees of $51,300, of which $8,600 was deferred. As of December 31, 2001, 50 lots were under option contract of sale at prices ranging from $35,000 to $39,000 with a takedown schedule that extended through September 2003.

     The Michael Companies, Inc. was instrumental in selling another property in 2001 that was previously acquired through foreclosure, with a carrying value of $396,000 at the time of sale. Under this arrangement, The Michael Companies, Inc. earned a sales commission of 6%, or $25,200.

     Pursuant to a services agreement between the Company and Winfield M. Kelly, Jr., effective March 8, 2000, Mr. Kelly serves as the Chairman of the Company and the Bank. Under the services agreement, Mr. Kelly receives (i) annual fees of $60,000 and (ii) certain employee benefits. The term of the amended agreement will expire upon the expiration of Mr. Kelly's initial term as a director of the Company and is subject to automatic renewal upon his re-election as Chairman by the board of directors. If the agreement is terminated by the Company other than for "cause" or if Mr. Kelly terminates the agreement for "cause," the Company must pay Mr. Kelly $120,000 as severance compensation. If Mr. Kelly's agreement is terminated by the Company for "cause," he will be entitled only to compensation earned prior to such termination. Upon the earlier of (i) five years from March 8, 2000 or (ii) in the event that the agreement is terminated or not renewed as a result of any sale or exchange of stock resulting in a change in a controlling interest of the Company or the Bank, the Company will pay Mr. Kelly $200,000 as additional compensation.

     In August 1999, the Bank entered into an agreement with an automobile dealership owned principally by Mr. Kelly. Under terms of the agreement, the Bank purchases qualifying automobile loans originated by the dealership. The dealership receives a customary dealer reserve (premium) which aggregated $184,000 and $48,000 during 2000 and 1999, respectively. No dealer reserve was paid to the dealership in 2001; however, the dealership paid the Bank $25,000 in 2001 as a result of loans which paid prior to their scheduled maturity.

NOTE 6: OTHER REAL ESTATE OWNED

     Net income (expense) on other real estate owned is summarized as follows for the years ended December 31:

    ======================================================================
    (DOLLARS IN THOUSANDS)                 2001         2000         1999
    ----------------------------------------------------------------------
    Net gain on sales                  $     285    $     384    $     176
    Operating expenses                       (45)         (20)        (208)
    Provision for losses                      --         (166)         (69)
                                       -----------------------------------
    Net income (expense)               $    240     $     198    $    (101)
                                       ===================================


     Interest capitalized on a construction project carried in other real estate owned totaled $170,000 in 1999. No interest was capitalized in 2001 or 2000.

NOTE 7: PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following at December 31:

    =========================================================================
    (DOLLARS IN THOUSANDS)                                    2001      2000
    -------------------------------------------------------------------------
    Land                                                   $ 2,301    $ 2,301
    Buildings and leasehold improvements                     8,533      8,315
    Furniture and equipment                                  8,939      8,972
    Software                                                 1,456      1,170
    Automobiles                                                 66         66
                                                         --------------------
                                                            21,295     20,824
    Less accumulated depreciation and amortization          10,895      9,452
                                                         --------------------
                                                         $  10,400  $  11,372
                                                         ====================

NOTE 8: PREPAID EXPENSES AND OTHER ASSETS

   Prepaid expenses and other assets consisted of the following at December 31:

     ========================================================================
     (DOLLARS IN THOUSANDS)                                 2001         2000
     ------------------------------------------------------------------------
     Accrued interest receivable                         $  4,604    $  6,436
     Net deferred tax asset                                 4,670       4,812
     Cash surrender value of life insurance                 6,160       5,060
     Other                                                  1,176       1,556
                                                         --------------------
                                                         $ 16,610    $ 17,864
                                                         ====================

NOTE 9: COMMITMENTS AND CONTINGENT LIABILITIES

     The Company occupies office space under long-term noncancellable operating lease agreements for various terms. The leases expire at various dates through 2019 and provide for renewal options ranging from one to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. A summary of the noncancellable payments due under these leases, net of rental income due under a sublease agreement, is as follows at December 31, 2001 (in thousands):

                         2002                   $   1,894
                         2003                       1,937
                         2004                       1,756
                         2005                       1,749
                         2006                       1,496
                         After 2006                16,341
                                                ---------
                                                $  25,173
                                                =========

     The lease amounts represent minimum rentals, excluding property taxes, operating expenses or percentage rent which the Company may be obligated to pay. Rental expense was $2.1 million, $2.0 million and $1.8 million in 2001, 2000 and 1999, respectively.

     The Company utilizes a third party servicer to provide data processing services under terms of an agreement that expires in October 2004. Data processing costs are based upon account and transaction volume and currently approximate $115,000 monthly.

     On April 7, 2000, the Bank filed a class action interpleader lawsuit (The Columbia Bank vs. Network 1 Financial Corporation, et. al., Civil Action No. WMN-00-CV1002) in the United States District Court for the District of Maryland, Northern Division (the "Court") and deposited with the Court approximately $6.0 million (the "Fund"). The Fund was on deposit with the Bank as the result of a computer file (the "File") sent through a computerized debit and credit system known as the Automated Clearing House (the "ACH"), on behalf of the originators of the File (collectively, the "Originators of the File"). The interpleader lawsuit filed by the Bank alleged, among other things, that the Originators of the File did not have the authorization of the accountholders whose accounts were debited by the File in accordance with the rules governing the ACH network and that the Originators of the File were negligent in that they originated and processed an unauthorized ACH file. The interpleader lawsuit seeks the Court's assistance in determining the rights of the parties to the Fund, recovery of legal costs incurred by the Bank and discharge of the Bank from any liability that may arise from the File. The Originators of the File have filed counterclaims with the Court under various theories including breach of contract, conversion and tortious interference with contract and with prospective business relations. The Originators of the File seek monetary damages ranging from $225,000 to $100 million in various counts under these theories.

   As of this date, the parties to the interpleader lawsuit have entered into a binding settlement agreement to settle the lawsuit. Under the agreement, the Originators of the File will dismiss their claims, with prejudice, against the Bank. The Bank will receive full reimbursement for refunds that it has paid to persons who had their accounts debited and partial reimbursement for its attorney's fees and expenses. The agreement is contingent upon the completion of a class action law suit in the Circuit Court of Baldwin County, Alabama, which will serve as the mechanism to distribute the Fund to account holders whose accounts were debited.

   The Company is also party to legal actions that are routine and incidental to its business. In management's opinion, the outcome of these matters, individually or in the aggregate, will not have a material effect on the financial statements of the Company.

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

   Credit risk is the possibility of sustaining a loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit. The Company's exposure to credit risk is represented by the contractual amounts of those financial instruments. The Company applies the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the financial instruments with off-balance-sheet credit risk is as follows at December 31:

        =================================================================================
        (DOLLARS IN THOUSANDS)                                          2001         2000
        ---------------------------------------------------------------------------------
        Commitments to extend credit and available credit lines:
             Commercial                                            $  71,375    $  79,459
             Real estate - development and construction              152,440      121,312
             Real estate - residential mortgage                        3,776        2,057
             Retail, principally home equity lines of credit          56,737       47,587
             Credit card                                               8,091        7,506
                                                                   ----------------------
                                                                     292,419      257,921
        Standby letters of credit                                     18,369       14,135
        Limited recourse on mortgage loans sold                           --        2,327
                                                                   ----------------------
                                                                   $ 310,788    $ 274,383
                                                                   ======================

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

   Commitments to extend credit are agreements to extend credit to a customer so long as there is no violation of any contractual condition. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Historically, many of the commercial and retail commitments expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements. Most of the loans resulting from these commitments are variable-rate loans.

     Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. Credit lines generally have fixed expiration dates or other termination clauses. The unused portion of real estate development and construction credit lines represent advances to be made based on established draw schedules. Due to the short-term nature and rapid turnover of the real estate development and construction portfolio, cash requirements are generally satisfied by principal repayments from sales of other properties being financed. In addition, many of the commercial and retail credit lines are expected to expire without being fully drawn. Therefore, the available amounts do not necessarily represent future cash requirements. Available commercial credit lines generally do not extend for more than 12 months. Available development and construction credit lines generally do not extend for more than 24 months. Home equity credit lines generally extend for a period of 15 years and are reviewed annually. The majority of loans related to commercial, development and construction, and home equity lines of credit carry variable rates of interest.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. It is not likely that the letters of credit will be called because they principally guarantee the completion of development and construction work to be funded, subsequent to inspection, by scheduled loan advances issued by the Company on related loans. Of the total $18.4 million standby letters of credit outstanding at December 31, 2001, $10.7 million represented letters of credit secured by cash balances held by the Bank.

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

   Concentrations of credit risk exist with two groups of borrowers: those whose principal occupation is real estate development and/or construction and those who are in the business of managing, renting, leasing or otherwise allowing the use of their real estate by others. Management believes that its underwriting practices, specifically collateral requirements, mitigate the Company's exposure. The following table represents the Company's credit concentration to borrowers involved in real estate development and/or construction or in real estate management, rental or leasing as of December 31, 2001.

              ==============================================================================
                                                              TOTAL PRINCIPAL
                                              ----------------------------------------------
                                               REAL ESTATE
                                               DEVELOPMENT/    REAL ESTATE/       TOTAL
              (DOLLARS IN THOUSANDS)           CONSTRUCTION    MANAGEMENT     CONCENTRATION
              ------------------------------------------------------------------------------
              Loans receivable                    $ 137,083        $67,529         $ 204,612
              Unused credit lines                    87,788          8,434            96,222
              Letters of credit                      14,751             75            14,826
                                             -----------------------------------------------
                                                  $ 239,622        $76,038         $ 315,660
                                             ===============================================

NOTE 11: Employee Benefits

Profit Sharing Plan

   Retirement benefits are provided to employees meeting certain age and service eligibility requirements through a profit sharing plan with a cash or deferral arrangement qualifying under Section 401(k) of the Internal Revenue Code, as amended. Matching contributions made to the plan by the Company totaled $370,000 in 2001, $280,000 in 2000 and $278,000 in 1999.

Deferred Compensation Plan

   The Company has a nonqualified deferred compensation arrangement for selected senior officers. Amounts paid under this plan will be partially or fully recovered through single premium life insurance policies purchased on the lives of the participants. The Company's matching contribution to participant accounts totaled $56,000 in 2001, $41,000 in 2000 and $42,000 in 1999. Under terms of this plan, amounts deferred by the participant and contributed by the Company in the form of a matching contribution accrue earnings based on the prime rate of interest and/or the performance of Columbia Bancorp Common Stock, as directed by the participant. Net earnings credited to participants totaled approximately $144,000 in 2001 and $98,000 in 2000. In 1999, the net loss to participants totaled $73,000.

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

   Information with respect to stock options is as follows for the years ended December 31:

        ----------------------------------------------------------------------------------------------------------------
                                                     2001                       2000                      1999
        ----------------------------------------------------------------------------------------------------------------
                                                          WEIGHTED                   WEIGHTED                  WEIGHTED
                                                          AVERAGE                    AVERAGE                   AVERAGE
                                                          EXERCISE                   EXERCISE                  EXERCISE
        (DOLLARS IN THOUSANDS)                SHARES       PRICE         SHARES       PRICE        SHARES       PRICE
        ----------------------------------------------------------------------------------------------------------------
        Outstanding at beginning of year     464,043      $  13.44      413,270      $  13.75     465,182      $  10.68
        Exercised                            (26,042)         4.71       (6,688)         5.17    (115,676)         1.92
        Granted                              106,155         12.86       70,930         10.91      78,804         14.96
        Forfeited                            (40,523)        14.24      (13,469)        13.85     (15,040)        15.97
                                            ----------------------------------------------------------------------------
        Outstanding at end of year           503,633      $  13.70      464,043      $  13.44     413,270      $  13.75
                                            ----------------------------------------------------------------------------

   A summary of information about stock options outstanding is as follows at December 31, 2001:

              ======================================================
                                OPTIONS OUTSTANDING       SHARES
                             --------------------------
                WEIGHTED                  WEIGHTED      UNDERLYING
                AVERAGE                    AVERAGE        OPTIONS
                EXERCISE                  REMAINING      CURRENTLY
                 PRICE        SHARES     LIFE (YEARS)   EXERCISABLE
              ------------------------------------------------------
              $    4.55        9,702         1.0            9,702
                   4.83       37,660         1.8           37,660
                   5.00        8,516         2.0            8,516
                  10.63       10,000         8.1            2,500
                  10.94       41,250         8.1           10,313
                  11.00       12,000         5.2           12,000
                  11.03       12,330         9.0           12,330
                  11.09        1,739         7.1            1,739
                  11.23        2,031         5.1            2,031
                  11.31       13,410         8.0           13,410
                  12.00       65,900         9.1               --
                  12.50       12,500         9.1               --
                  15.50       61,686         6.1           61,686
                  16.00       51,100         7.1           29,550
                  16.40       19,355        10.0           19,355
                  16.88      103,000         6.1           81,250
                  17.00       22,750         6.7           22,750
                  24.06       18,704         1.3           18,704
              ------------------------------------------------------
              $   13.70      503,633         6.5          343,496
              ======================================================

   At December 31, 2001, 2000 and 1999, options to purchase 343,496, 324,618 and 286,032 shares of the Company's common stock, respectively, were exercisable at weighted average prices of $14.04, $13.15 and $12.70, respectively.

   The per share weighted average fair values of options granted during 2001, 2000 and 1999 were $4.73, $3.96 and $6.07, respectively. These values were estimated using the Black-Scholes option pricing model and the following weighted average assumptions:

              ===============================================================
                                                2001         2000       1999
              ---------------------------------------------------------------
               Dividend yield                  3.18%        3.36%      2.21%
               Expected volatility            38.87%       36.29%     35.41%
               Risk-free interest rate         5.24%        6.42%      4.98%
               Expected lives               10 years     10 years   10 years
              ---------------------------------------------------------------

   The option prices were equal to the market prices of the common stock at the date of grant for all options granted in 2001, 2000 and 1999 and, accordingly, no compensation expense related to options was recognized. If the Company had applied a fair value-based method to recognize compensation cost for the options granted, net income and net income per common share would have been changed to the following pro forma amounts for the years ended December 31:

              ====================================================================================
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)       2001         2000          1999
              ------------------------------------------------------------------------------------
               Net income                                     $   7,874      $ 5,049      $  5,591
                                                              ====================================

               Net income per common share
                   Basic                                      $    1.10      $  0.71      $   0.78
                   Diluted                                         1.09         0.70          0.77
                                                              ====================================

NOTE 12: INCOME TAXES

    The provision for income taxes was composed of the following for the years ended December 31:

                  ===========================================================================
                  (DOLLARS IN THOUSANDS)                       2001         2000         1999
                  ---------------------------------------------------------------------------
                   Current:
                        Federal                             $ 3,914      $ 2,885      $ 2,716
                        State                                   285           45          188
                                                            ---------------------------------
                                                              4,199        2,930        2,904

                  Deferred:
                       Federal                                  (91)         (67)         166
                        State                                    (8)         (15)          36
                                                            ---------------------------------
                                                                (99)         (82)         202
                                                            ---------------------------------
                                                            $ 4,100      $ 2,848      $ 3,106
                                                            =================================

     The types of temporary differences that give rise to significant portions of the net deferred tax asset were as follows at December 31:

                 =============================================================================
                 (DOLLARS IN THOUSANDS)                                      2001         2000
                 -----------------------------------------------------------------------------
                 Deferred tax assets:
                      Allowance for credit losses                         $ 2,834      $ 2,412
                      Net operating loss carryforward                         683        1,239
                      Deferred compensation                                   444          326
                      Deposits                                                 87           98
                      Other                                                   749          474
                                                                          --------------------
                          Total deferred tax assets                         4,797        4,549
                 Deferred tax liabilities:
                      Prepaid expenses                                        113           --
                      Federal Home Loan Bank stock dividends                   11           13
                                                                          --------------------
                          Total deferred tax liability                        124           13
                                                                          --------------------
                          Net deferred tax asset attributable to
                            operations                                      4,673        4,536
                 Unrealized loss (gain) on investments charged to
                      other comprehensive income                               (3)         276
                                                                          --------------------
                          Net deferred tax asset (included in prepaid
                            expenses and other assets)                    $ 4,670      $ 4,812
                                                                          ====================

   The net operating loss carried forward from December 31, 2001 for federal income tax purposes aggregated approximately $1.8 million and will begin to expire in 2007.

   A reconciliation between the provision for income taxes and the amount computed by multiplying income before income taxes by the federal income tax rates of 35% in 2001 and 34% in 2000 and 1999 is as follows for the years ended December 31:

                ================================================================================
                (DOLLARS IN THOUSANDS)                              2001        2000        1999
                --------------------------------------------------------------------------------
                Tax at federal statutory rate                    $ 4,299     $ 2,743     $ 3,057
                State income taxes, net of federal income
                tax benefit                                          183          20         148

                Other                                               (382)         85         (99)
                                                               ---------------------------------
                                                                 $ 4,100     $ 2.848     $ 3,106
                                                               =================================

NOTE 13: SHORT-TERM BORROWINGS

   Short-term borrowings consist of short-term promissory notes issued to certain qualified investors, securities sold under repurchase agreements and borrowings from the FHLB. The short-term promissory notes are in the form of commercial paper sold to the Bank's customers, reprice daily and have maturities of 270 days or less. Securities sold under repurchase agreements are securities sold to the Bank's customers under a continuing "roll-over" contract that mature in one business day. The underlying securities sold are federal agency securities which are segregated in the Bank's Federal Reserve Bank account from the Company's other investment securities. Short-term borrowings from the FHLB outstanding during 2001, 2000 and 1999 repriced daily, had maturities of one year or less and could have been prepaid without penalty.

   Information with respect to short-term borrowings is as follows at and for the years ended December 31:

            =================================================================================================
            (DOLLARS IN THOUSANDS)                                            2001          2000         1999
            -------------------------------------------------------------------------------------------------
            Amount outstanding at year-end:
                   Short-term promissory notes                            $ 70,573      $ 52,765     $ 34,724
                   Securities sold under repurchase agreements              32,779        14,919       15,004
                   Borrowings from FHLB                                     14,000        25,500        2,000

           Weighted average interest rate at year-end:
                   Short-term promissory notes                                 1.7%          5.7%         5.4%
                   Securities sold under repurchase agreements                 1.1           4.7          4.4
                   Borrowings from FHLB                                        1.8           6.9          4.6

            Maximum outstanding at any month-end:
                   Short-term promissory notes                            $ 83,338      $ 55,202     $ 39,296
                   Securities sold under repurchase agreements              42,764        15,363       15,004
                   Borrowings from FHLB                                     14,000        25,500        8,200

            Average outstanding:
                   Short-term promissory notes                              63,805        43,462       32,293
                   Securities sold under repurchase agreements              22,615        12,231       10,393
                   Borrowings from FHLB                                      3,204         4,797          790

            Weighted average interest rate during the year:
                   Short-term promissory notes                                 3.3%          5.8%         4.6%
                   Securities sold under repurchase agreements                 2.5           5.0          3.8
                   Borrowings from FHLB                                        5.9           6.4          5.5
            -------------------------------------------------------------------------------------------------

NOTE 14: LONG-TERM BORROWINGS

   At December 31, 2001, 2000 and 1999, the Company had three long-term advances from the FHLB totaling $20.0 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

NOTE 15: NET OCCUPANCY EXPENSE

   Net occupancy expense is comprised of the following for the years ended December 31:

                =============================================================================
                (DOLLARS IN THOUSANDS)                         2001         2000         1999
                -----------------------------------------------------------------------------
                Occupancy expense                           $ 3,852      $ 3,580      $ 3,228
                Rental income                                  (290)        (260)        (185)
                                                        -------------------------------------
                Net occupancy expense                       $ 3,562      $ 3,320      $ 3,043
                                                        =====================================

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

   Dividends declared per share on the Company's common stock were $.41, $.37 and $.21 for 2001, 2000 and 1999, respectively.

   On December 21, 2001, the Board of Directors of the Bank authorized a cash dividend of $782,000 to be paid to the Company on January 24, 2002. In addition, on December 21, 2001, the Board of Directors of the Company declared an $.11 per share cash dividend to shareholders of common stock of record on January 9, 2002, payable January 24, 2002.

   During 2001, the Company repurchased and retired 69,400 shares of common stock at an average price of $13.87 per share, pursuant to the Company's stock repurchase program approved in October 2000. At December 31, 2001, the Company was authorized to repurchase up to 423,550 additional shares under this program. During 2000, the Company repurchased and retired 7,050 shares of common stock at an average price of $10.86 under the October 2000 program. The excess of the purchase price over the par value of shares repurchased is applied to reduce additional paid-in capital.

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

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.

   Regulatory capital amounts and ratios for the Company and the Bank are as follows:

------------------------------------------------------------------------------------------------------------------------
                                                                                  MINIMUM              TO BE WELL
                                                                              REQUIREMENTS FOR      CAPITALIZED UNDER
                                                                              CAPITAL ADEQUACY      PROMPT CORRECTIVE
                                                             ACTUAL               PURPOSES          ACTION PROVISION
                                                     -------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                 AMOUNT      RATIO      AMOUNT     RATIO      AMOUNT      RATIO
------------------------------------------------------------------------------------------------------------------------
December 31, 2001
Total capital (to risk-weighted assets):
      Consolidated                                     $ 77,447    11.1%      $ 55,985    8.0%      $ 69,981    10.0%
      The Columbia Bank                                  72,467    10.4         55,692    8.0         69,615    10.0
Tier 1 capital (to risk-weighted assets):
      Consolidated                                       69,391     9.9         27,993    4.0         41,989     6.0
      The Columbia Bank                                  64,411     9.3         27,846    4.0         41,769     6.0
Tier 1 capital (to average assets):
      Consolidated                                       69,391     8.4         32,950    4.0         41,188     5.0
      The Columbia Bank                                  64,411     7.8         32,846    4.0         41,057     5.0

December 31, 2000
Total capital (to risk-weighted assets):
      Consolidated                                     $ 72,049    11.6%      $ 49,637    8.0%      $ 62,046    10.0%
      The Columbia Bank                                  66,173    10.7         49,435    8.0         61,793    10.0
Tier 1 capital (to risk-weighted assets):
      Consolidated                                       64,992    10.5         24,818    4.0         37,228     6.0
      The Columbia Bank                                  59,116     9.6         24,717    4.0         37,076     6.0
Tier 1 capital (to average assets):
      Consolidated                                       64,992     8.4         31,052    4.0         38,815     5.0
      The Columbia Bank                                  59,116     7.6         30,950    4.0         38,688     5.0
------------------------------------------------------------------------------------------------------------------------


NOTE 18: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Residential mortgage loans originated for sale

   The carrying amount of residential mortgage loans originated for sale is a reasonable estimate of fair value.

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

   The estimated fair values of the Company's financial instruments are as follows at December 31:

       -------------------------------------------------------------------------------------------------
                                                                  2001                    2000
                                                        ------------------------------------------------
                                                            CARRYING       FAIR      CARRYING    FAIR
       (DOLLARS IN THOUSANDS)                                AMOUNT        VALUE      AMOUNT     VALUE
       -------------------------------------------------------------------------------------------------
       Financial assets:
            Cash and due from banks                         $ 39,653    $ 39,653    $  31,931   $ 31,931
            Federal funds sold                                 6,277       6,277       15,540     15,540
            Investment securities and securities
                available-for-sale                           170,048     171,299      199,011    199,133
            Residential mortgage loans originated for sale    11,411      11,411        1,911      1,911
            Loans receivable, net of unearned income         602,087                  539,051
            Less allowance for credit losses                   8,024                    7,026
                                                            --------                ---------
            Loans, net                                       594,063     613,335      532,025    544,860
        Financial liabilities:
            Deposits                                         638,001     643,959      630,484    633,958
            Short-term borrowings                            117,352     117,352       93,184     93,184
            Long-term borrowings                              20,000      20,425       20,000     19,734
       -------------------------------------------------------------------------------------------------

NOTE 19: FINANCIAL INFORMATION OF PARENT COMPANY

     The following is financial information of Columbia Bancorp (parent company only) at and for the years ended December 31:

Balance Sheets

          =========================================================================================
          (DOLLARS IN THOUSANDS)                                                  2001         2000
          -----------------------------------------------------------------------------------------
          Assets:
                Cash and temporary investments                               $  72,246    $  55,398
                Investment in The Columbia Bank                                 64,503       58,657
                Securities available-for-sale                                    1,619        2,991
                Other assets                                                     2,630        1,058
                                                                             ----------------------
                                                                             $ 140,998    $ 118,104
                                                                             ======================

          Liabilities and stockholders' equity:
                Short-term borrowings                                        $  70,933    $  52,765
                Other liabilities                                                  703          819
                Stockholders' equity                                            69,362       64,520
                                                                             ----------------------
                                                                             $ 140,998    $ 118,104
                                                                             ======================

Statements of Income

================================================================================================================
(DOLLARS IN THOUSANDS)                                                            2001         2000         1999
----------------------------------------------------------------------------------------------------------------
Income:
      Interest income                                                        $   2,321    $   2,792    $   1,741
      Dividend income from subsidiary                                            2,926        2,647        2,490
      Management fees from subsidiary                                              120          120          120
                                                                             -----------------------------------
                                                                                 5,367        5,559        4,351
                                                                             -----------------------------------
Expenses:
      Interest expense on short-term borrowings                                  2,148        2,521        1,474
      Director fees                                                                109          103          118
      Merger-related expenses                                                       --          771           --
      Other expenses                                                               243          347          330
                                                                             -----------------------------------
                                                                                 2,500        3,742        1,922
                                                                             -----------------------------------
Income before income tax benefit and equity in undistributed
      net income of The Columbia Bank                                            2,867        1,817        2,429
Income tax benefit                                                                  20           79           20
                                                                             -----------------------------------
Income before equity in undistributed net income of The Columbia Bank            2,887        1,896        2,449
Equity in undistributed net income of The Columbia Bank                          5,295        3,325        3,436
                                                                             -----------------------------------
            Net income                                                       $   8,182    $   5,221    $   5,885
                                                                             ===================================

Statements of Cash Flows

==============================================================================================================
(DOLLARS IN THOUSANDS)                                                         2001          2000         1999
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
      Income before undistributed net income of The Columbia Bank          $  2,887      $  1,896     $  2,449
      Adjustments to reconcile to net cash provided by
         (used in) operating activities:
         Net amortization (accretion)                                            (1)           (4)           7
         Increase (decrease) in other liabilities                              (116)           67           76
         Decrease (increase) in other assets                                 (1,572)          265          950
                                                                           -----------------------------------
      Net cash provided by operating activities                               1,198         2,224        3,482
                                                                           -----------------------------------
Cash flows provided by (used in) financing activities
      Increase in short-term borrowings                                      18,168        18,042        7,712
      Cash dividends distributed on common stock                             (2,860)       (2,338)      (1,445)
      Cash paid for fractional shares                                            --            (5)          --
      Purchase of securities available-for-sale                                  --          (581)      (1,226)
      Maturities of securities available-for-sale                             1,200           900          650
      Purchase of common stock                                                 (963)          (76)      (1,280)
      Net proceeds from stock options exercised                                 105            35          207
                                                                           -----------------------------------
      Net cash provided by financing activities                              15,650        15,977        4,618
                                                                           -----------------------------------
      Net increase in cash and temporary investments                         16,848        18,201        8,100
Cash and temporary investments at beginning of year                          55,398        37,197       29,097
                                                                           -----------------------------------
Cash and temporary investments at end of year                              $ 72,246      $ 55,398     $ 37,197
                                                                           ===================================

                        SELECTED QUARTERLY FINANCIAL DATA

                         Columbia Bancorp and Subsidiary

    A summary of selected quarterly financial data is as follows for the years ended December 31:

             ====================================================================================================
                                                                FIRST       SECOND        THIRD        FOURTH
                                                               QUARTER      QUARTER      QUARTER       QUARTER
                                                             ----------------------------------------------------
             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                        (UNAUDITED)
             ----------------------------------------------------------------------------------------------------
             2001:
                  Interest income                               $ 15,876     $ 14,850      $ 14,227     $ 13,108
                  Net interest income                              9,001        8,512         8,329        8,236
                  Provision for credit losses                        300          528           182          524
                  Income before income taxes                       3,190        2,933         3,086        3,073
                  Net income                                       2,160        1,938         2,041        2,043

                  Net income per common share:
                      Basic                                     $   0.30     $   0.27      $   0.29     $   0.29
                      Diluted                                       0.30         0.27          0.28         0.28

             2000:
                  Interest income                               $ 13,285     $ 14,260      $ 15,355     $ 16,017
                  Net interest income                              7,979        8,605         9,126        9,031
                  Provision for credit losses                        271          541           618        1,993
                  Income before income taxes                         331        2,667         3,155        1,916
                  Net income                                          56        1,766         2,079        1,320
                  Net income before merger-related expenses        1,628        1,807         2,080        1,281

                  Net income per common share:
                      Basic                                     $   0.01     $   0.25      $   0.29     $   0.19
                      Diluted                                       0.01         0.25          0.29         0.18
                  Net income per common share before
                      merger-related expenses:
                          Basic                                     0.23         0.25          0.29         0.18
                          Diluted                                   0.23         0.25          0.29         0.18
             ----------------------------------------------------------------------------------------------------

                           RECENT COMMON STOCK PRICES

                         Columbia Bancorp and Subsidiary

   The Company's Common Stock is traded on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") National Market tier of The Nasdaq Stock MarketSM under the symbol "CBMD."

   The following table presents high and low sale prices and dividends per share of the Company's Common Stock for the periods indicated.

               ======================================================================
                                                                           DIVIDENDS
                                                         LOW       HIGH     DECLARED
               ----------------------------------------------------------------------
               2001:
                     Fourth quarter                    $13.75     $16.40        $.11
                     Third quarter                      13.00      16.15         .10
                     Second quarter                     10.88      13.15         .10
                     First quarter                      10.88      12.88         .10
               2000:
                     Fourth quarter                    $10.00     $13.00        $.10
                     Third quarter                       8.25      13.63         .09
                     Second quarter                      8.31       9.25         .09
                     First quarter                       8.63      11.63         .09
               ----------------------------------------------------------------------

   As of December 31, 2001, there were 1,020 common stockholders of record holding an aggregate of 7,105,238 shares. The Company believes there to be in excess of 2,840 beneficial owners of the Company's Common Stock.

                             DIRECTORS AND OFFICERS

                         Columbia Bancorp and Subsidiary

COLUMBIA BANCORP

DIRECTORS                                                                                    DIRECTORS EMERITUS
Winfield M. Kelly, Jr.                         Charles C. Holman                             James Clark, Jr.
Chairman                                       Retired Executive Vice President              Retired President
Columbia Bancorp                               The Columbia Bank                             Maryland State Senate
President and CEO
Dimensions Healthcare System                   Raymond G. LaPlaca                            Mary T. Gould
                                               Partner
James R. Moxley, Jr.                           Knight, Manzi, Nussbaum & LaPlaca, PA         Osborne A. Payne
Vice Chairman                                                                                Retired President
Columbia Bancorp                               Harry L. Lundy, Jr.                           Broadway-Payne, Inc.
Retired President                              President
Security Development Corp.                     Williamsburg Group, LLC                       Patricia T. Rouse
                                                                                             Secretary/Treasurer
Herschel L. Langenthal                         Richard E. McCready                           The Enterprise Foundation
Chairman of the Executive Committee            Chairman and CEO
Columbia Bancorp                               Advantage/ESM Sales and Marketing
Managing Partner
Langenmyer Co.                                 Kenneth H. Michael
                                               Chairman
John M. Bond, Jr.                              The Michael Companies, Inc.
President and Chief Executive Officer
Columbia Bancorp                               James R. Moxley, III
                                               Principal
Anand S. Bhasin                                Security Development, LLC
President
Gemini Ventures Corp.                          Vincent D. Palumbo, D.D.S.
                                               President
Robert R. Bowie, Jr.                           V.D. Palumbo, P.A.
Founder and Member
Bowie & Jensen, LLC                            Mary S. Scrivener

Garnett Y. Clark, Jr.                          Lawrence A. Shulman
President                                      Partner
Clark & Associates, Inc.                       Shulman, Rogers, Gandal,
                                                 Pordy & Ecker, P.A.
Hugh F.Z. Cole, Jr.
Chairman and CEO                               Maurice M. Simpkins
Brantly Development Group, Inc.                Vice President
                                               The Ryland Group, Inc.
G. William Floyd
General Partner                                Robert N. Smelkinson
Venture Associates                             Retired Chairman
                                               Smelkinson Sysco
William L. Hermann
President                                      Theodore G. Venetoulis
William L. Hermann, Inc.                       President
                                               H&V Communications

THE COLUMBIA BANK AND SUBSIDIARIES

SENIOR OFFICERS


John M. Bond, Jr.                                    Cesar O. Cabrejas
President and                                        Senior Vice President
Chief Executive Officer
                                                     Robert E. Dael
Michael T. Galeone                                   Senior Vice President
Executive Vice President
                                                     Andrea K. Griesmar
Stephen A. Horvath                                   Senior Vice President
Executive Vice President
                                                     Brian K. Israel
Adelbert D. Karfonta                                 Senior Vice President
Executive Vice President
                                                     Harold J. Koch
Robert W. Locke, III                                 Senior Vice President
Executive Vice President
                                                     Sibyl S. Malatras
Scott C. Nicholson                                   Senior Vice President
Executive Vice President
                                                     Melissa M. Quirk
John A. Scaldara, Jr.                                Senior Vice President
Executive Vice President,
Chief Financial Officer                              Joseph A. Ruth
and Secretary                                        Senior Vice President

Steven M. Brunn                                      Jeffrey S. Wagner
Senior Vice President                                Senior Vice President

                              CORPORATE INFORMATION

                         Columbia Bancorp and Subsidiary

BRANCH LOCATIONS


BELTSVILLE                                              HARPER'S CHOICE
10421 Baltimore Boulevard                               5485 Harper's Farm Road
Beltsville, MD  20705                                   Columbia, MD  21044
Phone:  (301) 931-2330                                  Phone:  (410) 730-5181

BETHESDA                                                HEAVER PLAZA
7900 Wisconsin Avenue                                   1301 York Road
Bethesda, MD  20814                                     Lutherville, MD  21093
Phone:  (301) 654-2200                                  Phone:  (410) 296-0490

BLAKEHURST                                              LONG GATE
1055 W. Joppa Road                                      4450 Long Gate Parkway
Towson, MD  21204                                       Ellicott City, MD 21043
Phone:  (410) 494-6148                                  Phone:  (410) 203-2345

CAPITOL HEIGHTS                                         OAKLAND MILLS
8703 Central Avenue                                     5880 Robert Oliver Place
Capitol Heights, MD  20743                              Columbia, MD  21045
Phone:  (301) 350-8100                                  Phone:  (410) 992-9411

CLINTON                                                 RIVER HILL
7600 Old Branch Avenue                                  6030 Daybreak Circle
Clinton, MD  20735                                      Clarksville, MD  21029
Phone:  (301) 868-1215                                  Phone: (410) 531-7000

COLUMBIA TOWN CENTER                                    ROCKVILLE
10480 Little Patuxent Parkway                           1903 Research Boulevard
Columbia, MD  21044                                     Rockville, MD  20850
Phone:  (410) 730-5000                                  Phone:  (301) 309-1771

CROSS KEYS                                              ROLAND PARK PLACE
5100 Falls Road, Suite 96                               830 West 40th Street
Baltimore, MD  21210                                    Baltimore, MD  21211
Phone:  (410) 433-1990                                  Phone:  (410) 366-1314

EDENWALD                                                TIMONIUM
800 Southerly Road                                      67 West Aylesbury Road
Baltimore, MD  21286                                    Timonium, MD  21093
Phone:  (410) 821-5699                                  Phone:  (410) 560-1667

ELLICOTT CITY                                           VANTAGE HOUSE
9151 Baltimore National Pike                            5400 Vantage Point Road
Ellicott City, MD  21042                                Columbia, MD  21044
Phone:  (410) 465-4800                                  Phone:  (410) 740-4066

GREENBELT                                               WHITE FLINT
7505 Greenway Center Drive                              11414 Rockville Pike
P.O. Box 298                                            Rockville, MD  20852
Greenbelt, MD  20768                                    Phone:  (301) 770-6625
Phone:  (301) 220-0733
                                                        WILDE LAKE
HARMONY HALL                                            10451 Twin Rivers Road
6336 Cedar Lane                                         Columbia, MD  21044
Columbia, MD  21044                                     Phone:  (410) 884-6800
Phone:  (410) 531-1933

ANNUAL MEETING

The Annual Meeting of
Stockholders will be held on
Thursday, May 30, 2002 at
5:30 p.m. at:
   Turf Valley Resort and Conference Center
   2700 Turf Valley Road
   Ellicott City, MD 21042

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