Form 10-K, Exhibit 13
period 2002-12-31
COLUMBIA BANCORP
filed 2003-03-26
CIK 834105

                                                                    EXHIBIT 13.1

                               2002 Annual Report

                       COLUMBIA BANCORP CORPORATE PROFILE

Columbia Bancorp is a bank holding company whose subsidiary, The Columbia Bank, commenced operations in 1988. Headquartered in Columbia, Maryland, The Columbia Bank is the largest community bank in Howard County, one of the wealthiest counties in the United States. In fifteen years, the Bank has risen to second in market share in its home market, Howard County, and is working hard to close the gap with the market leader. The Bank is committed to expansion by introducing its unique and successful style of banking to other communities in the Baltimore/washington Corridor.

                                   MARKET AREA

                         Columbia Bancorp and Subsidiary

Howard County

Columbia Town Center
Ellicott City
Harmony Hall
Harper's Choice
Long Gate
Oakland Mills
River Hill
Vantage House
West Friendship
Wilde Lake

MONTGOMERY COUNTY

Bethesda
Rockville
White Flint

PRINCE GEORGE'S COUNTY

Beltsville
Bowie
Capitol Heights
Clinton
Greenbelt

BALTIMORE CITY

Cross Keys
Roland Park Place

BALTIMORE COUNTY

Blakehurst
Edenwald
Heaver Plaza - Lutherville
Timonium

The Columbia Bank Full Service Branches
The Columbia Bank Retirement Community Branches
Target Market Area

                              FINANCIAL HIGHLIGHTS


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                  2002            2001           2000           1999          1998
--------------------------------------------------------------------------------------------------------------------------------
Assets                                                    $ 982,002       $ 849,649      $ 812,650      $ 688,030      $ 666,082
Loans, net of unearned income                               664,826         602,087        539,051        449,225        404,299
Deposits                                                    730,613         638,001        630,484        551,360        546,717
Stockholders' equity                                         76,923          69,362         64,520         61,286         59,247
Net income                                                   10,871           8,182          5,221          5,885          6,172
Net income before merger-related expenses                    10,871           8,182          6,796          5,885          6,172
--------------------------------------------------------------------------------------------------------------------------------
Per Share Data:
Net income per common share (a):
      Basic                                               $    1.53       $    1.15      $    0.73      $    0.82      $    0.87
      Diluted                                                  1.50            1.13           0.73           0.81           0.85
Net income per common share before merger-related expenses (a):

          Basic                                                1.53            1.15           0.95           0.82           0.87
          Diluted                                              1.50            1.13           0.94           0.81           0.85
Cash dividends declared (b)                                    0.46            0.41           0.37           0.21           0.19
Tangible book value per common share                          10.82            9.76           9.02           8.57           8.32
--------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                       1.20%           1.01%          0.71%          0.88%          1.03%
Return on average assets
 before merger-related expenses                                1.20            1.01           0.93           0.88           1.03
Return on average stockholders' equity                        14.77           12.11           8.36           9.71          10.86
Return on average stockholders' equity
 before merger-related expenses                               14.77           12.11          10.89           9.71          10.86
Net interest margin (c)                                        4.37            4.52           5.13           4.79           5.04
Nonperforming assets and past-due loans to total
 assets                                                        0.09            0.62           0.91           0.92           1.35

(a) Net income per share, basic and diluted, for 1998, 1999, and 2000 represents historical net income (or historical net income before merger-related expenses, as applicable) divided by the number of shares of Columbia Bancorp common stock which would have been issued and outstanding had the merger with Suburban Bancshares, Inc. taken place on January 1 of the years presented, including the effects of dilutive securities in the case of diluted income per common share, adjusted based on the conversion factor of .2338.
(b) Cash dividends per share declared during 1998, 1999 and 2000 is calculated by dividing the historical amount of dividends declared by Columbia Bancorp (no dividends were declared by Suburban Bancshares, Inc. during 1998, 1999 or 2000) by (1) the total number of shares of Columbia Bancorp common stock outstanding at such date plus (2) the total number of shares of Suburban Bancshares, Inc. common stock outstanding at such date multiplied by the conversion factor of .2338.
(c) Net interest margin is the ratio of net interest income, determined on a fully taxable-equivalent basis, to total average interest-earning assets.

     [GRAPHIC APPEARS HERE]

     * Columbia Bancorp, restated to reflect the merger with Suburban Bancshares, Inc.

     # Columbia Bancorp, as reported before the effect of the merger with Suburban Bancshares, Inc.

                             REPORT TO SHAREHOLDERS

                         Columbia Bancorp and Subsidiary

     During 2002, Columbia Bancorp achieved outstanding results in the face of a challenging banking environment characterized by a sluggish economy, unstable financial markets, and geopolitical uncertainty. Columbia's success was reflected in record net core earnings for both the fourth quarter and full year of 2002. The Company believes that its achievements during 2002 were directly attributable to the underlying strength of its superior banking franchise in the Baltimore/Washington Corridor, a premier market.

                        2002: Exceptional Earnings Growth

                                and Asset Quality

     Net core earnings (net income exclusive of significant non-recurring income and expenses) grew to a record $3.0 million ($.42 per diluted share) for the fourth quarter 2002 and a record $10.4 million ($1.44 per diluted share) for the year ended December 31, 2002, increasing 48.8% and 27.5%, respectively, over comparable periods for 2001. Reported net income equaled $3.5 million for the fourth quarter and $10.9 million for the entire year. For the fourth quarter, return on average equity reached 17.6% (15.4% excluding non-recurring items).

     Core operating performance during 2002 was driven primarily by growth in net interest income of $3.0 million. This excellent performance was achieved despite an historically difficult interest rate environment, with short-term interest rates approximating forty-year lows. Although the Company took aggressive steps to preserve its net interest margin, the margin fell from 4.52% to 4.37% on a year-to-year basis. The effect of this decline in margin was offset primarily by intensified marketing activity, resulting in a 10.4% increase in loans outstanding, net of unearned income, to $664.8 million.

     Growth in non-interest income (exclusive of non-recurring items) of $1.3 million or 21.8% was also significant. Benefitting from the historically low interest rate environment, the Company's mortgage banking business produced gains on sales of mortgage loans, net of administrative costs and commissions, of $2.1 million, an outstanding 86.3% increase. In addition, service charges increased 15.9% to $3.6 million, reflecting growth in depository account services and the Company's overall strength in corporate cash management.

     Recognizing the need for austerity, Columbia Bancorp also pursued cost containment programs aggressively. While net operating income increased 14.9% during 2002, total non-interest expense increased only 3.7%. The core efficiency ratio improved, declining to 60.9% for 2002, as compared to 65.1% during 2001, and falling to 59.8% during the fourth quarter of 2002.

     Asset quality was exceptionally strong at December 31, 2002 with non-performing assets representing only .09% of total assets. Net charge-offs for 2002 totaled a minimal $20,000, less than .01% of average loans. The allowance for credit losses totaled $8.8 million or 1.33% of loans, as compared to $8.0 million or 1.33% at year-end 2001.

                      2002: Rewarding Year for Shareholders

     The price of Columbia Bancorp common stock (NASDAQ:CBMD) rose from $16.40 at the close of trading on December 31, 2001, to $22.03 at the close on December 31, 2002. Together with dividend payments of $.44, this stock price increase resulted in an annual total return for shareholders of 37.5%. On December 19, 2002, the Board of Directors increased the quarterly dividend rate by 14% from $.11 to $.125, resulting in a projected dividend yield of 2.3% for 2003 based upon the year-end stock price. Columbia has paid quarterly dividends continually since April 1994, and has increased its dividend annually.

     Effective June 30, 2002, Columbia Bancorp joined the Russell 2000 Index, thereby gaining important increased investor visibility. Institutional investor interest in the Company grew substantially during 2002, with a total disclosed institutional ownership at year-end of 19%. Stock analysts from five investment firms follow Columbia Bancorp, as compared to 58% of companies on Nasdaq that are covered by only one or no analysts. Over twenty firms make a market in CBMD on any given trading day.

                        2002: Continued Strengthening of

                              Columbia's Franchise

     On November 16, 2002, Columbia Bancorp celebrated its fifteenth anniversary. Since its founding, Columbia has focused exclusively on building a superior franchise in the premier Baltimore/Washington Corridor market based upon strong core community banking competencies. During 2002, the Company made substantial progress in enhancing its franchise, while its good fortune of being located in a premier market became ever more apparent.

     The Company believes that the Baltimore/Washington Corridor represents one of the most attractive markets for banks in the United States. Demographically, the Corridor's population is among the best educated and wealthiest in the country. For example, Howard County, where the Company is headquartered, ranks eighth in the percentage of adults with a college education and tenth in median household income among all counties in the United States. During 2002, the resiliency of the Corridor's economy to general economic weakness was clear. The strong direct and indirect impact of the federal government has helped to provide employment stability for both the public and private sectors. For example, unemployment in Maryland remained considerably below the national average during 2002. We believe that, relative to the lackluster national economy, the Baltimore/Washington Corridor economy continued to provide significant growth opportunities during 2002.

     Columbia Bancorp was able to maintain its rapid fifteen-year growth record during 2002. As reported by Danielson Associates, Inc., at September 30, 2002, The Columbia Bank ranked first in total assets and second in annualized net income among the 240 de novo banks remaining of a total of 339 founded on the East Coast since January 1988. At December 31, 2002, Columbia Bancorp had reached total assets of $982 million, having achieved a 29.1% compound average annual rate of growth in total assets since 1988. Columbia is now the fifth largest independent banking company in Maryland.

     During 2002, Columbia Bancorp came within striking distance of achieving its goal of having the largest market share of any banking institution in Howard County, at the heart of the Baltimore/Washington Corridor. At June 30, 2002, the Company had the second largest market share of 15.3%, only 0.2% behind the market leader, M&T (Allfirst).

     The strength of Columbia's franchise has always been based upon a diversified core banking business. Historically, as growth of the Company's business in one segment has slowed, it has accelerated in another. During 2002, accelerated growth in commercial lending helped to compensate for slowing growth in other core areas. Year-to-year growth in commercial loans reached 28.9%, while growth in real estate loans (representing commercial mortgages and residential and commercial development/construction loans) and home equity/second mortgage loans slowed to 9.0% and 1.1%, respectively. Overall, the Company's loan portfolio remained well balanced, with loans outstanding as a percent of total assets in each of its three major lines of business: commercial, consumer, and real estate of 20.2%, 16.0%, and 31.5%, respectively.

     During 2002, Columbia further strengthened its market coverage with the addition of two new branches, increasing its total number of branches to twenty-four. In May 2002, Columbia opened a branch in the Town Center of Bowie, a rapidly growing area of Prince George's County. Columbia is the largest independent commercial bank operating in Prince George's County, which is located at the southern end of the Baltimore/Washington Corridor. During September, the Company's West Friendship Branch opened in Howard County. This branch was the Company's tenth in Howard County and further enhanced its commanding market leadership position among independent commercial banks in this exceptionally attractive market at the heart of the Corridor.

     Columbia's strategy consistently has been to invest in the technology necessary to deliver fully competitive core banking products. During 2002, two state-of-the-art products not generally available in its market were introduced which exemplified this approach. E-Statements were offered for retail and commercial customers. Utilizing this service, customers have virtually instantaneous access to monthly account statements, including check and other item images via e-mail, and can have their statements delivered to more than one e-mail address. In addition, the Bank's advanced imaging capability facilitated the introduction of a new feature for its Ready Access Internet Banking product whereby customers have internet access to actual images of checks as soon as they post to their accounts. The technology which drives the Company's product offerings is among the best available.

     Columbia's success has depended heavily on attracting and retaining outstanding community and business leaders to its Board of Directors. It is noteworthy that eleven of the Company's current directors have served since it opened for business in 1988. To further strengthen the Company's outreach in Prince George's County, the Bank elected two new directors during 2002, Carl D. Jones and Morris A. Little. Mr. Jones is the Chief Executive Officer and Founder of both Prince George's Contractors, Inc. and Potomac Technologies, Inc. and is well known for his many civic activities. Mr. Jones was named Businessman of the Year by the Small Business Administration. Mr. Little is the Chief Executive Officer and founder of B&W Human Resources Specialists, Inc. and Co-Founder of the Prince George's County Community and Business Relations Corporation. Among his many volunteer activities, he is a Director and Treasurer of the Prince George's County Black Chamber of Commerce.

                          Future Franchise Enhancement

     Over the past fifteen years, Columbia has successfully built a superior banking franchise in one of the premier markets in the United States. The Company plans to continue to pursue its successful strategy for future franchise enhancement:

     . Leverage existing delivery channels and market resources while maintaining fully competitive core banking competencies.

     . Increase market penetration in the Baltimore/Washington Corridor by opening de novo branches in order to fill gaps in coverage and service high growth areas.

     . Seek additional acquisition opportunities among smaller banking institutions in the Company's existing franchise area.

     Consolidation and rapid change are likely to characterize Maryland's banking industry for the foreseeable future. Economic and geopolitical uncertainty will, no doubt, also continue. In this challenging environment, it is reassuring to note that Columbia, during its first fifteen years, has repeatedly demonstrated its ability to thrive in ever changing circumstances. Columbia believes that its proven profitable growth strategy and superior banking franchise will continue to serve its shareholders, employees and customers well.

                                TABLE OF CONTENTS

                         Columbia Bancorp and Subsidiary

        Selected Financial Highlights .......................................  8

        Management's Discussion and Analysis ................................  9

        Management's Statement of Responsibilities ..........................  27

        Independent Auditors' Report ........................................  28

        Consolidated Statements of Condition ................................  29

        Consolidated Statements of Income and Comprehensive Income ..........  30

        Consolidated Statements of Stockholders' Equity .....................  31

        Consolidated Statements of Cash Flows ...............................  32

        Notes to Consolidated Financial Statements ..........................  34

        Selected Quarterly Financial Data ...................................  52

        Recent Common Stock Prices ..........................................  53

        Directors and Officers ..............................................  54

        Corporate Information ...............................................  55

                          SELECTED FINANCIAL HIGHLIGHTS


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                          2002            2001          2000         1999         1998
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENT DATA:
      Interest income                                          $     52,566    $     58,061  $     58,917  $    48,775   $   47,174
      Interest expense                                               15,479          23,983        24,176       19,412       19,354
                                                               ------------------------------------------  ------------------------
      Net interest income                                            37,087          34,078        34,741       29,363       27,820
      Provision for credit losses                                       835           1,534         3,423        1,149        1,074
                                                               ------------------------------------------  ------------------------
      Net interest income after provision for credit
       losses                                                        36,252          32,544        31,318       28,214       26,746
      Noninterest income                                              7,945           5,930         3,960        4,215        4,355
      Noninterest expense                                            27,166          26,192        27,209       23,438       21,587
                                                               ------------------------------------------  ------------------------
      Income before income taxes                                     17,031          12,282         8,069        8,991        9,514
      Income tax provision                                            6,160           4,100         2,848        3,106        3,342
                                                               ------------------------------------------  ------------------------
      Net income                                               $     10,871    $      8,182  $      5,221  $     5,885   $    6,172
                                                               ==========================================  ========================
      Net income before merger-related expenses                $     10,871    $      8,182  $      6,796  $     5,885   $    6,172
                                                               ==========================================  ========================
CONSOLIDATED BALANCE SHEET DATA, AT YEAR-END:
      Assets                                                   $    982,002    $    849,649  $    812,650  $   688,030   $  666,082
      Loans, net of unearned income                                 664,826         602,087       539,051      449,225      404,299
      Deposits                                                      730,613         638,001       630,484      551,360      546,717
      Stockholders' equity                                           76,923          69,362        64,520       61,286       59,247
PER SHARE DATA:
      Number of shares of common stock
       outstanding, at year-end (in thousands)                        7,110           7,105         7,150        7,150        7,122
      Net income (a):
          Basic                                                $       1.53    $       1.15  $       0.73  $      0.82   $     0.87
          Diluted                                                      1.50            1.13          0.73         0.81         0.85
      Net income before merger-related expenses (a):
          Basic                                                        1.53            1.15          0.95         0.82         0.87
          Diluted                                                      1.50            1.13          0.94         0.81         0.85
      Cash dividends declared (b)                                      0.46            0.41          0.37         0.21         0.19
      Tangible book value, at year-end                                10.82            9.76          9.02         8.57         8.32
PERFORMANCE AND CAPITAL RATIOS:
      Return on average assets                                         1.20%           1.01%         0.71         0.88%        1.03%
      Return on average assets before merger-related                   1.20            1.01          0.93         0.88         1.03
       expenses
      Return on average stockholders' equity                          14.77           12.11          8.36         9.71        10.86
      Return on average stockholders' equity
       before merger-related expenses                                 14.77           12.11         10.89         9.71        10.86
      Net interest margin (c)                                          4.37            4.52          5.13         4.79         5.04
      Average stockholders' equity to average total assets             8.11            8.31          8.51         9.12         9.41
      Year-end capital to year-end risk-weighted assets:
          Tier 1                                                       9.84            9.92         10.48        12.36        12.61
          Total                                                       10.97           11.07         11.62        13.56        13.79
      Year-end Tier 1 leverage ratio                                   7.98            8.42          8.37         9.03         9.04
      Cash dividends declared to net income                           29.72           35.77         50.70        25.32        21.44
ASSET QUALITY RATIOS:
      Allowance for credit losses, at year-end, to:
          Total loans, net of unearned income                          1.33%           1.33%         1.30%        1.35%        1.36%
          Nonperforming and past-due loans                         1,209.17          198.17        158.64       265.22       124.84
      Net charge-offs to average total loans,
       net of unearned income                                            --            0.09          0.50         0.13         0.17
      Nonperforming, restructured and past-due loans to
       total loans, net of unearned income, at year-end                0.11            0.67          0.82         0.51         1.09
      Nonperforming assets and past-due loans to
       total assets, at year-end                                       0.09            0.62          0.91         0.92         1.35
                                                               --------------------------------------------------------------------

(a) Net income per share, basic and diluted, for 1998, 1999 and 2000 represents historical net income (or historical net income before merger-related expenses, as applicable) divided by the number of shares of Columbia Bancorp common stock which would have been issued and outstanding had the merger with Suburban Bancshares, Inc. taken place on January 1 of the years presented, including the effects of dilutive securities in the case of diluted income per common share, adjusted based on the conversion factor of .2338.
(b) Cash dividends per share declared during 1998, 1999 and 2000 is calculated by dividing the historical amount of dividends declared by Columbia Bancorp (no dividends were declared by Suburban Bancshares, Inc. during 1998, 1999 or 2000) by (1) the total number of shares of Columbia Bancorp common stock outstanding at such date plus (2) the total number of shares of Suburban Bancshares, Inc. common stock outstanding at such date multiplied by the conversion factor of .2338.
(c) Net interest margin is the ratio of net interest income, determined on a fully taxable-equivalent basis, to total average interest-earning assets.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Columbia Bancorp (the "Company"), a bank holding company, was incorporated in November 1987 under the laws of Maryland and registered under the Bank Holding Company Act of 1956, as amended. The Columbia Bank (the "Bank") was organized by the Company as a Maryland trust company and commenced operations in May 1988. The Company holds all of the issued and outstanding shares of common stock of the Bank. The Bank currently accounts for substantially all of the Company's assets. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is headquarted in Columbia, Maryland and as of December 31, 2002 had a total of twenty-four branch locations in Maryland, with ten branch locations in Howard County; four branch locations in Baltimore County; two branch locations in Baltimore City; five branch locations in Prince George's County; and three branch locations in Montgomery County. The Bank also has mortgage and commercial loan origination offices in Howard, Baltimore, Prince George's and Montgomery Counties, Maryland. Wholly owned subsidiaries of the Bank include McAlpine Enterprises, Inc., Howard I, LLC and Howard II, LLC, which are used primarily to manage properties acquired through foreclosure, and Columbia Leasing, Inc., which is an inactive commercial leasing company. The Company considers its core market area to be the communities in the Baltimore/Washington Corridor and adjacent areas of central Maryland.

FORWARD - LOOKING STATEMENTS

     In addition to historical information, this annual report contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such differences include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by the Company in 2003.

OVERVIEW

     Net core earnings, representing net income exclusive of significant non-recurring income and expenses, for the year ended December 31, 2002 totaled $10.4 million, an increase of 27.5% as compared to the $8.2 million core earnings recorded for 2001. Reported net income for 2002 was $10.9 million and reflected a gain of $720,000, or $436,000 after taxes, from the sale of the Company's administrative office building. Return on average assets and return on average equity for 2002 were 1.20% and 14.77%, respectively (1.15% and 14.17%, exclusive of the gain on the building sale). Tangible book value per share increased to $10.82 at December 31, 2002 from $9.76 at December 31, 2001, a 10.9% increase.

     Total assets increased 15.6% in 2002 to $982.0 million and loans grew 10.4% to $664.8 million. At the same time, deposits increased 14.5% to $730.6 million, while stockholders' equity grew 10.9% to $76.9 million.

     The discussion that follows provides further detailed analysis regarding the Company's financial condition and results of operations. It is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto.

CRITICAL ACCOUNTING POLICIES

     Critical accounting policies are those that are both important to the presentation of the Company's financial condition and results of operations and require management's most difficult, complex or subjective judgments. The Company's critical accounting policies relate to the determination of the allowance for credit losses (the "Allowance") and deferred tax assets.

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

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company accounts for income taxes under the asset/liability method. Deferred tax assets are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period indicated by the enactment date. A valuation allowance is established for deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. The judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company's control. It is at least reasonably possible that management's judgment about the need for a valuation allowance for deferred tax assets could change in the near term.

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                                    2002                               2001                         2000
                                  -------------------------------------------------------------------------------------------------
                                    AVERAGE                         AVERAGE                        AVERAGE
(DOLLARS IN THOUSANDS)            BALANCES(a)   INTEREST  RATE    BALANCES(a)   INTEREST   RATE   BALANCES(a)    INTEREST    RATE
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS

Interest-earning assets:
  Loans, net of

   unearned income (b)(c)         $ 659,426   $  43,873   6.65%  $   573,103   $ 47,494    8.29%  $  498,401   $    47,509     9.53%
  Investment securities
   and securities

   available-for-sale (c)           174,036       8,682   4.99       158,603      9,727    6.13      164,261        10,520     6.40
  Federal funds sold and
   interest-bearing deposits         21,268         312   1.47        28,445      1,099    3.86       14,690           921     6.27
                                  ---------------------          ----------------------           ------------------------
Total interest-earning

 assets                             854,730      52,867   6.19       760,151     58,320    7.67      677,352        58,950     8.70
                                              ---------                        --------                        -----------

Noninterest-earning assets:

  Cash and due from banks            34,676                           31,399                          31,594
  Property and equipment, net         9,753                           11,007                          11,100
  Other assets                       16,875                           17,812                          19,778
  Less allowance for credit
   losses                            (8,569)                          (7,479)                         (6,545)
                                  ---------                      -----------                      ----------

Total assets                      $ 907,465                      $   812,890                      $  733,279
                                  =========                      ===========                      ==========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Interest-bearing liabilities:

  NOW accounts                    $  75,017   $     175   0.23%  $    61,524   $    281    0.46%  $   57,751   $       623     1.08%
  Savings accounts                   72,987         742   1.02        64,282      1,212    1.89       70,716         2,113     2.99
  Money market accounts             100,889       1,447   1.43       107,154      3,092    2.89      101,885         3,996     3.92
  Certificates of deposit           278,743      10,185   3.65       270,588     15,424    5.70      232,941        12,943     5.56
  Short-term borrowings             126,293       1,862   1.47        89,624      2,891    3.23       60,490         3,442     5.69
  Long-term borrowings               20,000       1,068   5.34        20,000      1,083    5.42       20,000         1,059     5.30
                                  ---------------------          ----------------------           ------------------------
Total interest-bearing

 liabilities                        673,929      15,479   2.30       613,172     23,983    3.91      543,783        24,176     4.45
                                              ---------                        --------                        -----------
Noninterest-bearing
 liabilities:

  Noninterest-bearing deposits      149,546                          125,010                         119,973
  Other liabilities                  10,368                            7,151                           7,102
Stockholders' equity                 73,622                           67,557                          62,421
                                  ---------                      -----------                      ----------
Total liabilities and

 stockholders' equity             $ 907,465                      $   812,890                      $  733,279
                                  =========                      ===========                      ==========
Net interest income                           $  37,388                        $ 34,337                        $    34,774
                                              =========                        ========                        ===========
Net interest spread                                       3.89%                            3.76%                               4.25%
                                                        ======                           =====                               ======
Net interest margin                                       4.37%                            4.52%                               5.13%
                                                        ======                           ======                              ======

(a)  Average balances are calculated as the average of daily balances.
(b) Average loan balances include first mortgage loans originated for sale and nonaccrual loans. Interest income on loans includes amortized loan fees, net of costs, of $1.3 million, $1.0 million, and $1.1 million for the years ended December 31, 2002, 2001, and 2000, respectively.
(c) Interest on tax-exempt loans and securities is presented on a fully taxable-equivalent basis.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Net interest income on a tax-equivalent basis increased to $37.4 million for the year ended December 31, 2002, compared to $34.3 million for 2001. The increase in net interest income during 2002 was primarily the result of the decrease in interest expense on deposits, as the certificate of deposit portfolio continued to reprice downward. Another major contributing factor to the increase in net interest income was the growth in average loans during 2002. This increase, however, was overshadowed by a decrease in income earned on loans due to the exceptionally low interest rate environment. During 2001, the targeted short-term interest rate, as established by the Federal Reserve Bank (the "FRB"), decreased eleven times, which resulted in a decrease in the prime rate from 9.50% at December 31, 2000 to 4.75% at December 31, 2001. The rate remained at 4.75% throughout most of 2002, until a 50 basis point decrease was announced in November of 2002. This unprecedented decline in interest rates resulted in a decrease in the net interest margin (representing net interest income, on a tax-equivalent basis, divided by average interest-earning assets) from 5.13% in 2000 to 4.52% in 2001 to 4.37% in 2002.

     The following table and the related discussions of interest income and interest expense provide further analysis of the changes in net interest income during 2002 and 2001.


                                                           2002 VERSUS 2001                          2001 VERSUS 2000
      --------------------------------------------------------------------------------------------------------------------------
                                                                DUE TO CHANGE IN (b)                      DUE TO CHANGE IN (b)
                                                 INCREASE     ------------------------     INCREASE     ------------------------
      (DOLLARS IN THOUSANDS)                    (DECREASE)      VOLUME         RATE       (DECREASE)      VOLUME         RATE
      --------------------------------------------------------------------------------------------------------------------------
      Interest income:
          Loans (a)                             $   (3,621)   $    6,543    $  (10,164)   $      (15)   $    6,624    $   (6,639)
          Investment securities and
           securities available-for-sale (a)        (1,045)          885        (1,930)         (793)         (356)         (437)
          Federal funds sold and interest-
           bearing deposits with banks                (787)         (228)         (559)          178         1,060          (882)
                                                --------------------------------------------------------------------------------
              Total                                 (5,453)        7,200       (12,653)         (630)        7,328        (7,958)
                                                --------------------------------------------------------------------------------
      Interest expense:
          Deposits                                  (7,460)          480        (7,940)          334         2,196        (1,862)
          Borrowings                                (1,044)          907        (1,951)         (527)        1,279        (1,806)
                                                --------------------------------------------------------------------------------
              Total                                 (8,504)        1,387        (9,891)         (193)        3,475        (3,668)
                                                --------------------------------------------------------------------------------
      Net interest income                       $    3,051    $    5,813    $   (2,762)   $     (437)   $    3,853    $   (4,290)
                                                ================================================================================

      (a) Interest on tax-exempt loans and securities is presented on a fully taxable-equivalent basis.
      (b) The change in interest income and expense due to both rate and volume has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

Interest Income

     Interest income on a tax-equivalent basis decreased $5.5 million, or 9.4%, in 2002 as compared to 2001 due the historically low interest rate environment. The declining rates during 2001 caused a decrease in the yield on earning assets from 8.70% in 2000 to 7.67% in 2001. Even though rates were stable for most of 2002, they were at their lowest point since 1965, and the result was a continued decline in the yield on earning assets to 6.19% for 2002. The yield on loans was particularly affected as the yield on variable rate loans, which represented 69.1% of the loan portfolio, was based on the prime rate of 4.75% for most of the year, as compared to an average prime rate of 6.93% during 2001. The result was a decline in the yield on loans from 8.29% in 2001 to 6.65% in 2002, a 164 basis point decline. This decline in rate was mitigated by two factors: (1) variable rate loans totaling $118.7 million, or 17.9% of total loans, reached a contractual interest rate floor during 2002, and (2) growth in average loans outstanding, net of unearned income, was $86.3 million, or 15.1%, during the year. The growth was primarily in the Company's commercial and real estate development and construction portfolios. Average investment securities and securities available-for-sale increased $15.4 million, or 9.7%. The yield on the portfolio declined, however, as higher-rate securities were called or matured, and were replaced by purchases totaling $76.8 million at lower rates.

     Interest income on a tax-equivalent basis decreased $630,000, or 1.1%, in 2001 as compared to 2000 due to a 475 basis point decrease in short-term interest rates. As a result, the yield on loans dropped from 9.53% in 2000 to 8.29% in 2001. Interest income did not decrease proportionately, however, due to an increase in average interest-earning assets of $82.8 million, or 12.2%, in 2001 as compared to 2000. Average loans outstanding, net of unearned income, increased $74.7 million, or 15.0%, during 2001. Average federal funds sold and interest-bearing deposits with banks grew 93.6%, to $28.4 million in 2001. Average investment securities and securities available-for-sale decreased from $164.3 million in 2000 to $158.6 million in 2001, due largely to the loss of $141.8 million in higher-rate securities which matured or were called during 2001, mitigated by purchases totaling $113.8 million at lower rates.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Interest Expense

     Interest expense decreased $8.5 million, or 35.5%, from $24.0 million in 2001 to $15.5 million in 2002. The cost of interest-bearing funds fell from 3.91% in 2001 to 2.30% in 2002. The decline in the rates paid for certificates of deposit was the leading factor in this decrease in the cost of funds, as certificates matured and were renewed or replaced with certificates at lower rates. The weighted average rate on interest-bearing deposits decreased from 3.97% in 2001 to 2.38% in 2002 as the average rates on certificates of deposit fell from 5.70% to 3.65%, money market accounts repriced from 2.89% to 1.43%, and the rates on NOW and savings accounts declined from 1.19% to 0.62%. The weighted average rate on borrowings declined from 3.63% in 2001 to 2.00% in 2002. The declines in interest rates were somewhat mitigated by a 4.8% increase in average interest-bearing deposits, from $503.5 million in 2001 to $527.6 million in 2002, and a 33.4% increase in average borrowings, from $109.6 million in 2001 to $146.3 million in 2002.

     Interest expense decreased $193,000, or 0.8%, in 2001 as compared to 2000, again as a result of the 475 basis point decrease in the targeted short-term interest rate during 2001. The weighted average rate on interest-bearing deposits decreased from 4.25% in 2000 to 3.97% in 2001, driven primarily by decreases in the average rates on NOW accounts, money market accounts and savings accounts. These decreases were mitigated by an increase in the average rate on certificates of deposit from 5.56% to 5.70% due to the repricing lag inherent in the certificate of deposit portfolio. The declines in interest rates were mitigated by an 8.7% increase in average interest-bearing deposits, from $463.3 million in 2000 to $503.5 million in 2001, and a 36.2% increase in average borrowings, from $80.5 million in 2000 to $109.6 million in 2001.

Provision and Allowance for Credit Losses

     The Company provides for credit losses through the establishment of an allowance for credit losses (the "Allowance") by provisions charged against earnings. Based upon management's evaluation, provisions are made to maintain the Allowance at a level adequate to absorb potential losses within the loan portfolio. The provision for credit losses was $835,000 for 2002, as compared to $1.5 million for 2001 and $3.4 million for 2000. The provision in 2000 included a $1.5 million charge to the Allowance in recognition of a loss associated with a commercial banking relationship.

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

     The process of establishing the Allowance with respect to the Company's commercial and commercial real estate loan portfolios begins when a loan officer initially assigns each loan a risk grade, using established credit criteria. Risk grades are reviewed and validated annually by an independent consulting firm, as well as periodically by the Company's internal credit review function. Management reviews, on a quarterly basis, current conditions that affect various lines of business and may warrant adjustments to historical loss experience in determining the required Allowance. Adjustment factors that are considered include: the levels and trends in past-due and nonaccrual loans; trends in loan volume; effects of any changes in lending policies and procedures or underwriting standards; and the experience and depth of lending management. Historical factors by product type are adjusted each quarter based on actual loss history. Management also evaluates credit risk concentrations, including trends in large dollar exposures to related borrowers, and industry concentrations. All nonaccrual loans in the commercial and real estate (construction and non-residential mortgage) portfolios, as well as other loans in the portfolios identified as having the potential for further deterioration, are analyzed individually to confirm the appropriate risk grading and accrual status and to determine the need for a specific reserve.

     Retail and residential mortgage loans are segregated into homogeneous pools with similar risk characteristics. Trends and current conditions in retail and residential mortgage pools are analyzed and historical loss experience is adjusted accordingly. Adjustment factors for the retail and residential mortgage portfolios are consistent with those for the commercial portfolios.

     The unallocated portion of the Allowance is intended to provide for losses that are not identified when establishing the specific and general portions of the Allowance. The Company has risk management practices designed to ensure timely identification of changes in loan risk profiles; however, undetected losses may exist inherently within the loan portfolios. The judgmental aspects involved in applying the risk grading criteria, analyzing the quality of individual loans and assessing collateral values can also contribute to undetected, but probable, losses. At December 31, 2002, the Allowance was 1.33% of total loans, net of unearned income. The Allowance at December 31, 2002 is considered by management to be sufficient to address the credit risk in the current loan portfolio.

     The Company uses the same factors to evaluate financialinstruments with off-balance-sheet risk as it does for those with on-balance-sheet-risk. As of December 31, 2002, the reserve for losses associated with financial instruments with off-balance-sheet risk totaled $90,000. This reserve, like the Allowance, is reviewed quarterly to assess its adequacy.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table presents certain information regarding the Allowance for the years ended December 31:

       (DOLLARS IN THOUSANDS)                               2002           2001         2000        1999       1998
       ------------------------------------------------------------------------------------------------------------
       Allowance at beginning of year               $      8,024 $        7,026 $      6,071 $     5,489  $   5,105
       Less losses charged off:
           Commercial                                        368            648        2,003         481        231
           Real estate                                        15             73          404         180        186
           Retail                                             91             30           95         117        384
           Credit cards                                       61            103          130          14         13
                                                    ---------------------------------------------------------------
               Total losses charged off                      535            854        2,632         792        814
                                                    ---------------------------------------------------------------
       Recoveries of losses previously charged off:
           Commercial                                        441            214          115          30         71
           Real estate                                        43             73           20          95         20
           Retail                                             18             14           19          94         26
           Credit cards                                       13             17           10           6          7
                                                    ---------------------------------------------------------------
               Total recoveries                              515            318          164         225        124
                                                    ---------------------------------------------------------------
       Net losses charged off                                 20            536        2,468         567        690
       Provision for credit losses                           835          1,534        3,423       1,149      1,074
                                                    ---------------------------------------------------------------
       Allowance at end of year                     $      8,839 $        8,024 $      7,026 $     6,071  $   5,489
                                                    ===============================================================
       Ratio of allowance to nonperforming,
        restructured and past-due loans (a)             1,209.17%        198.17%      158.64%     265.22%    124.84%
                                                    ===============================================================
       Ratio of allowance to loans, net of

        unearned income                                     1.33%          1.33%        1.30%       1.35%      1.36%
                                                    ===============================================================

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

     The following table presents the allocation of the Allowance among the various loan categories at December 31:

      (DOLLARS IN THOUSANDS)                    2002         2001         2000         1999         1998
     ---------------------------------------------------------------------------------------------------
     Commercial                        $       3,075 $      2,402 $      2,636 $      1,467 $      1,180
     Real estate                               4,154        3,845        2,301        2,639        2,605
     Consumer                                  1,213        1,217          954          566          471
     Unallocated                                 397          560        1,135        1,399        1,233
                                       -----------------------------------------------------------------
                                       $       8,839 $      8,024 $      7,026 $      6,071 $      5,489
                                       =================================================================

     The table below provides a percentage breakdown of the loan portfolio by category to total loans, net of unearned income, at December 31:

                                              2002          2001         2000         1999         1998
     ---------------------------------------------------------------------------------------------------
     Commercial                               29.9%         25.5%        32.0%        31.2%        26.7%
     Real estate                              48.5          49.6         41.2         42.7         49.0
     Consumer                                 21.6          24.9         26.8         26.1         24.3
                                       -----------------------------------------------------------------
                                             100.0%        100.0%       100.0%       100.0%       100.0%
                                       =================================================================

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Noninterest Income

     Noninterest income, comprised primarily of fees charged for services, increased from $5.9 million during 2001 to $7.9 million, in 2002, due to increases in gains and fees on sales of mortgage loans, net of costs, fees charged for services provided, and a gain realized on the sale of the Company's administrative office building. Specifically, net gains and fees on sales of mortgage loans increased $972,000, or 86.3%, from 2001 to 2002, and fees charged for services increased by $489,000, or 15.9%. The growth in net gains and fees on sales of mortgage loans corresponded to an increase in the volume of mortgage loans sold during the year, from $114.2 million in 2001 to $189.5 million in 2002. This increase in mortgage loan volume was the result of significantly lower market rates and the accompanying increase in mortgage refinancing activity. The increase in fees charged for services was due to continued business development activity as well as a significantly reduced earnings credit provided to commercial customers, the effect of which reduces the amount of fees covered by compensating balances and increases the amount of fees paid. Other increases in noninterest income included the gain of $720,000 on the sale of the Company's administrative office building, growth in activity in the Investment Services division resulting in an increase in income of approximately $180,000, and a gain of $53,000 on the sale of the $1.8 million credit card portfolio.

    Noninterest income increased from $4.0 million during 2000 to $5.9 million in 2001, due to increases in both fees charged for services and gains and fees on sales of mortgage loans, net of costs, of $729,000 and $727,000, respectively. The increase in fees charged for services was due primarily to an increase in income earned for cash management services provided to corporate customers, resulting from changes in the pricing structures associated with these services. The growth in mortgage refinancing activity as mortgage rates declined accounted for the increase in the net gains and fees on sales of mortgage loans.

Noninterest Expense

     Noninterest expense consists primarily of costs associated with personnel, occupancy and equipment, data processing, marketing and professional fees. The Company's noninterest expense for 2002 totaled $27.2 million, representing an increase of $1.0 million, or 3.7%, as compared to 2001. Salaries and benefits, the largest component of noninterest expense, represented the largest portion of the increase, growing $1.1 million, or 7.9%, from 2001 to 2002. Salaries and wages increased $850,000 during the period due to merit increases and an increase in the average number of full-time equivalent employees from 304 in 2001 to 322 in 2002. Other components of salaries, including payroll taxes and retail incentives, increased $66,000 from 2001 to 2002. Benefits increased by $162,000, primarily due to increased costs associated with the deferred compensation plan as a result of the strong performance of the Company's common stock. Amounts deferred by the participant and contributed by the Company in the form of a matching contribution accrue earnings based on the prime rate of interest or the performance of the Company's common stock, as directed by the participant. Marketing costs increased $499,000 as the Company more aggressively advertised existing products and services, introduced new products and updated its Web site. Data processing costs increased $305,000 as the Company implemented new products and services and transaction activity increased. Professional fees declined $554,000, primarily as a result of the settlement of a legal matter involving the Bank that resulted in the recovery of legal fees totaling $189,000 and a recovery of legal expenses totaling $118,000 associated with prior foreclosure actions. Other noninterest expenses rose $141,000, or 5.3%, primarily the result of a $90,000 provision to establish a reserve for loss on financial instruments with off-balance-sheet risk. Other categories of noninterest expense remained relatively constant or declined during 2002 as compared to 2001 due to the Company's continued emphasis on cost containment.

     Noninterest expense for 2001 decreased $1.0 million, or 3.7%, from $27.2 million in 2000. The primary reason for the decrease was the recognition in 2000 of a one-time pre-tax merger-related charge of $2.3 million in connection with the merger of Suburban into the Company effective March 8, 2000. Excluding this charge, noninterest expense would have increased $1.3 million, or 5.2% from year to year. Salaries and benefits increased $1.0 million due to merit increases, an increase in the average number of employees, and increased costs of the deferred compensation plan, as a result of the performance of the Company's common stock.

Income Taxes

     Income tax expense was $6.2 million in 2002, compared to $4.1 million in 2001 and $2.8 million 2000. The effective tax rate was 36.2% in 2002, 33.4% in 2001 and 35.3% in 2000. The effective tax rate in 2002 increased primarily due to a reduction in tax-exempt loans and investments as a percentage of total loans and investments. The effective rate was higher in 2000 than in 2001 due in part to merger-related costs of $499,000 that were not deductible for tax purposes.

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

     The components of the investment portfolio were as follows at December 31:

                                                              2002                   2001                    2000
     ---------------------------------------------------------------------------------------------------------------------
                                                                SECURITIES              SECUIRITIES             SECURITIES
                                                    INVESTMENT  AVAILABLE-  INVESTMENT  AVAILABLE-  INVESTMENT  AVAILABLE-
     (DOLLARS IN THOUSANDS)                         SECURITIES   FOR-SALE   SECURITIES   FOR-SALE   SECURITIES   FOR-SALE
     ---------------------------------------------------------------------------------------------------------------------
     U.S. Treasury securities                       $       --  $       --  $       --  $       --  $       --  $      200
     Collateralized mortgage
      obligations and mortgage-backed
      securities (a)                                     6,228       4,804       2,822       6,977       2,992       8,363
     Securities of U.S. Government
      sponsored agencies                               106,317      14,726     118,867      21,860     134,682      32,372
     Trust preferred stocks                                 --      15,404          --      15,400          --      15,577
     Other equity securities                                --         764          --         801          --         816
     Investment in Federal Home Loan
      Bank stock                                            --       2,217          --       2,288          --       2,825
     Other investments                                      --       1,038          --       1,033          --       1,184
                                                    ----------------------------------------------------------------------
                                                    $  112,545  $   38,953  $  121,689  $   48,359  $  137,674  $   61,337
                                                    ======================================================================

     (a) The entire balance is issued and guaranteed by U.S. Government sponsored agencies.

   The investment portfolio decreased $18.6 million from December 31, 2001 to December 31, 2002 due primarily to scheduled maturities and accelerated calls of agency securities in 2002 totaling $91.0 million, offset by purchases of agency securities of $75.5 million. Proceeds from the sale of securities available-for-sale in 2002 were $42,000, which included gross gains of $2,000. There were no securities sold during 2001 or 2000.

   The amortized cost, estimated fair values and weighted average yield of debt securities at December 31, 2002, by maturities, are shown below. Mortgage-backed securities are categorized by their estimated maturities based upon the most recent monthly prepayment factors, which may change. All other debt securities are categorized based on contractual maturities.

                                             INVESTMENT SECURITIES                      SECURITIES AVAILABLE-FOR-SALE
                                  ------------------------------------------- ---------------------------------------------- CURRENT
                                                   UNREALIZED                                  UNREALIZED                   WEIGHTED
                                  AMORTIZED  --------------------- ESTIMATED  AMORITZED  ----------------------  ESTIMATED   AVERAGE
(DOLLARS IN THOUSANDS)              COST       GAINS      LOSSES   FAIR VALUE    COST       GAINS      LOSSES    FAIR VALUE YIELD(a)
------------------------------------------------------------------------------------------------------------------------------------
Trust preferred stocks:
    Due after ten years           $       --  $     --  $     --   $     --   $ 15,898   $    292  $   (786)   $ 15,404        5.65%
Mortgage-backed securities:
    Due after one
     through five years                   --        --        --         --        373         15        --         388        5.73%
    Due after ten years                6,228       133        --      6,361      4,193        223        --       4,416        6.77%
Securities of U.S.
  Government sponsored
   agencies:
    Due one year or less              10,058       239        --     10,297      7,694        224        --       7,918        5.17%
    Due after one through
     five years                       96,259     2,074        --     98,333      6,500        308        --       6,808        4.48%
Other securities:
    Due one year or less                  --        --        --         --        250          1        --         251        6.25%
    Due after one through
     five years                           --        --        --         --        748         39        --         787        5.83%
                                  -------------------------------------------------------------------------------------------------

                                  $  112,545  $  2,446  $     --   $114,991   $ 35,656   $  1,102  $   (786)   $ 35,972
                                  =================================================================================================


(a) Tax-equivalent weighted average yield

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Analysis of Loans

     The table below represents a breakdown of loan balances of the Company at December 31.

             (DOLLARS IN THOUSANDS)                      2002         2001         2000         1999         1998
             ----------------------------------------------------------------------------------------------------
             Commercial                            $  198,223   $  153,782   $  163,457   $  141,561   $  107,811
             Real estate - development and
              construction (a)                        187,063      174,091      129,336      100,770      123,892
             Real estate - mortgage:
                Residential                            13,779       15,648       18,594       18,892       12,967
                Commercial                            122,458      109,975       84,501       72,274       58,213
             Consumer:
                Retail (b)                            143,359      146,379      139,967      111,864       93,157
                Credit card                                 6        2,389        2,572        2,217        1,717
             Other                                        382          463        1,035        1,908        6,929
                                                   --------------------------------------------------------------
                    Total loans                    $  665,270   $  602,727   $  539,462   $  449,486   $  404,686
                                                   ==============================================================

     (a) At December 31, 2002, 2001, 2000, 1999, and 1998, loans to individuals for constructing primary personal residences amounted to $30.6 million, $22.9 million, $17.4 million, $12.3 million, and $14.1 million, respectively.
     (b) Primarily loans secured by the borrowers' principal residences in the form of home equity lines of credit and second mortgages.

     The Company experienced continued loan growth during the year ended December 31, 2002, as total loans increased $62.5 million, or 10.4%. Commercial loans exhibited the strongest growth during 2002, increasing $44.4 million as compared to December 31, 2001. The most significant increase within this category of loans was in fixed-rate term loans, which increased $31.4 million, or 70.2%, a direct result of the historically low interest rate environment. Real estate development and construction loans increased $13.0 million, or 7.5%, largely due to growth in residential construction, which increased $13.1 million, while commercial construction declined $116,000 during 2002. Commercial mortgages also increased from December 31, 2001 to December 31, 2002, growing $12.5 million, or 11.4%. A decline in the consumer loan portfolio, representing primarily home equity lines of credit and second mortgages, was driven by a high volume of payoffs resulting from increased refinancing activity that began in 2001.

     The following table summarizes the Company's exposure resulting from loan concentrations in its loan portfolio. Loan concentrations result when loans are made to a number of borrowers engaged in similar activities that may be similarly impacted by economic or other conditions. This table presents the Company's credit concentration as of December 31, 2002 to borrowers involved in real estate development and/or construction or borrowers in the business of managing, renting, leasing or otherwise allowing the use of their real estate by others. There were no other loan concentrations exceeding 10% of gross loans as of December 31, 2002.

                                                                              TOTAL PRINCIPAL
                                                          ---------------------------------------------------
                                                           REAL ESTATE
                                                           DEVELOPMENT/       REAL ESTATE          TOTAL
          (DOLLARS IN THOUSANDS)                           CONSTRUCTION        MANAGEMENT      CONCENTRATION
          ---------------------------------------------------------------------------------------------------
          Loans receivable                                $       133,879   $        96,124   $       230,003
          Unused credit lines                                     169,403            12,306           181,709
          Letters of credit (a)                                    13,825                48            13,873
                                                          ---------------------------------------------------
                                                          $       317,107   $       108,478   $       425,585
                                                          ===================================================

          (a) Includes letters of credit totaling $7.9 million that are secured by cash.

     The following table shows the contractual maturities and interest rate sensitivities of the Company's loans at December 31, 2002, exclusive of nonaccrual loans totaling $563,000. Some loans may include contractual installment payments that are not reflected in the table until final maturity. In addition, the Company's experience indicates that a significant number of loans will be extended or repaid prior to contractual maturity. Consequently, the table is not intended to be a forecast of future cash repayments.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                                                        MATURING
                                ----------------------------------------------------------------------------------
                                   IN ONE YEAR OR LESS       AFTER 1 THROUGH 5 YEARS         AFTER 5 YEARS
                                ----------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)          FIXED      VARIABLE(a)       FIXED     VARIABLE(a)      FIXED      VARIABLE(a)      TOTAL
   -----------------------------------------------------------------------------------------------------------------------------
   Commercial                   $      4,836  $     54,981  $     58,717  $     38,332  $     11,463  $     29,406  $    197,735
   Real estate-development
     and construction                  4,425        97,244         5,946        67,585         7,380         4,483       187,063
   Real estate-mortgage                1,750         5,909        41,176        37,461        24,712        25,229       136,237
   Consumer and other                  6,888         4,192        13,667         4,804        24,235        89,886       143,672
                                ------------------------------------------------------------------------------------------------
                                $     17,899  $    162,326  $    119,506  $    148,182  $     67,790  $    149,004  $    664,707
                                ================================================================================================

     (a) Variable rate loans include $118.7 million in loans that have reached a contractual interest rate floor and are therefore fixed until rates rise and the notes are again free to float. Such loans total $29.7 million maturing in one year or less, $26.3 million maturing after one through five years and $62.7 maturing after five years.

     The following table provides information concerning nonperforming assets and past-due loans at December 31.

  (DOLLARS IN THOUSANDS)                            2002        2001        2000        1999        1998
  ---------------------------------------------------------------------------------------------------------
  Nonaccrual loans (a)                           $      563  $    3,230  $    3,917  $    2,284  $    4,334
  Restructured loans                                     --          --         294          --          --
  Other real estate owned                               178       1,187       2,996       4,035       4,578
                                                 ----------------------------------------------------------
      Total nonperforming assets                 $      741  $    4,417  $    7,207  $    6,319  $    8,912
                                                 ==========================================================
  Accruing loans past-due 90 days or more        $      168  $      819  $      218  $        5  $       63
                                                    ==========================================================

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

     Nonaccrual loans totaled $563,000 at December 31, 2002 and consisted primarily of ten commercial relationships with loans totaling $488,000, of which $317,000 was guaranteed by the Small Business Administration. The largest of these relationships was carried at $170,000 at December 31, 2002. Nonaccrual loans also included five retail loans totaling $75,000.

     At December 31, 2002, other real estate owned consisted of a residential development project with a carrying value of $178,000, representing the Company's 75% ownership interest. The Company entered into a contract with a third party contractor to manage the completion of the development work, which was substantially complete at the end of 2002. As of December 31, 2002, the remaining eight lots were under contract of sale at prices ranging from $32,000 to $36,000. All eight lots were delivered in February 2003.

     Potential problem loans consist of loans that are currently performing in accordance with contractual terms but for which management has concerns about the ability of the obligor to continue to comply with repayment terms because of the obligor's potential operating or financial difficulties. At the end of 2002, loans of this type that are not included in the above table of nonperforming and past-due loans amounted to approximately $2.7 million, of which $1.1 million is guaranteed by the Small Business Administration. The majority of these loans represent commercial loan relationships. Depending on changes in the economy and other future events, these loans and others not presently identified as problem loans could be reclassified as nonperforming or impaired loans in the future.

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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment. The Company's impaired loans are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans that management has placed in nonaccrual status since loans are generally placed in nonaccrual status on the earlier of the date that management determines that the collection of interest and/or principal is in doubt or the date that principal or interest is 90 days or more past-due.

     Impaired loans totaled $488,000 and $3.1 million at December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, $44,000 and $2.1 million, respectively, were collateral dependent. Collateral dependent loans are measured based on the fair value of the collateral. Impaired loans that are not collateral dependent are measured at the present value of expected future cash flows using the loans' effective interest rates. Specific reserves assigned to impaired loans totaled $25,000 at December 31, 2002 and $11,000 at December 31, 2001. An impaired loan is charged off when the loan, or a portion thereof, is considered uncollectible.

Other Earning Assets

     Residential mortgage loans originated for sale declined slightly from $11.4 million at December 31, 2001 to $10.5 million at December 31, 2002, even though mortgage banking activity associated with low interest rates remained strong throughout 2002. Federal funds sold and interest-bearing deposits with banks increased $95.0 million as compared to December 31, 2001, totaling $101.5 million at December 31, 2002, as the growth in loans was outpaced by the growth in funding sources and the decline in investment securities.

Deposit Analysis

     The following table sets forth the average deposit balances and average rates paid on deposits during the years ended December 31.

                                                          2002                         2001                         2000
                                               ------------------------------------------------------------------------------------
                                                 AVERAGE       AVERAGE        AVERAGE       AVERAGE        AVERAGE       AVERAGE
     (DOLLARS IN THOUSANDS)                      BALANCE         RATE         BALANCE         RATE         BALANCE        RATE
     ------------------------------------------------------------------------------------------------------------------------------
     Noninterest-bearing deposits              $    149,546            --%  $    125,010            --%  $    119,973            --%
     Interest-bearing deposits:
          NOW accounts                               75,017          0.23         61,524          0.46         57,751          1.08
          Savings accounts                           72,987          1.02         64,282          1.89         70,716          2.99
          Money market accounts                     100,889          1.43        107,154          2.89        101,885          3.92
          Certificates of deposit                   278,743          3.65        270,588          5.70        232,941          5.56
                                               ------------------------------------------------------------------------------------
          Total interest-bearing deposits           527,636          2.38        503,548          3.97        463,293          4.25
                                               ------------------------------------------------------------------------------------
              Total deposits                   $    677,182          1.85%  $    628,558          3.18%  $    583,266          3.37%
                                               ====================================================================================

     Total deposits increased $92.6 million during the year ended December 31, 2002. Noninterest-bearing deposits increased $25.3 million, and interest-bearing deposits grew $67.3 million. We believe this growth was attributable to successful marketing and business development activities and competitive rates.

     The following table provides the maturities of certificates of deposit of the Company in amounts of $100,000 or more at December 31. Of the total certificates of deposit in amounts of $100,000 or more at December 31, 2002, $36.9 million, or 49.6%, was comprised of penalty-free certificates, which can be withdrawn without penalty prior to maturity. The Company had no brokered deposits as of December 31, 2002, 2001 or 2000.

          (DOLLARS IN THOUSANDS)                                      2002          2001          2000
          --------------------------------------------------------------------------------------------
          Maturing in:
               3 months or less                               $      7,996  $     10,562  $      5,293
               Over 3 months through 6 months                        8,912        12,297        11,957
               Over 6 months through 12 months                      34,994        34,759        35,300
               Over 12 months                                       22,615         4,504        14,900
                                                              ----------------------------------------
                                                              $     74,517  $     62,122  $     67,450
                                                              ========================================

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Short-term Borrowings

     Short-term borrowings consisted of short-term promissory notes issued to certain qualified investors, securities sold under repurchase agreements, federal funds purchased and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB"). The short-term promissory notes are in the form of commercial paper sold to the Bank's customers, reprice daily and have maturities of 270 days or less. Securities sold under repurchase agreements are securities sold to the Bank's customers under a continuing "roll-over" contract and mature in one business day. The underlying securities sold are federal agency securities that are segregated in the Bank's FRB account from the Company's other investment securities. Short-term borrowings from the FHLB outstanding during 2002, 2001 and 2000 repriced daily, had maturities of one year or less and could have been prepaid without penalty. Federal funds purchased are unsecured, overnight borrowings from other financial institutions.

     The table below presents certain information with respect to short-term borrowings at and for the years ended December 31:

     (DOLLARS IN THOUSANDS)                                        2002           2001           2000
     ------------------------------------------------------------------------------------------------
     Amount outstanding at year-end:
            Short-term promissory notes                    $     80,843   $     63,673   $     47,622
            Securities sold under repurchase agreements          54,470         32,779         14,919
            Borrowings from FHLB                                     --         14,000         25,500
            Federal funds purchased                              12,590          6,900          5,143
     Weighted average interest rate at year-end:
            Short-term promissory notes                             1.0%           1.7%           5.8%
            Securities sold under repurchase agreements             0.9            1.1            4.7
            Borrowings from FHLB                                     --            1.8            6.9
            Federal funds purchased                                 0.9            2.4            7.0
     Maximum outstanding at any month-end:
            Short-term promissory notes                    $    111,204   $     75,275   $     50,121
            Securities sold under repurchase agreements          42,764         42,764         15,363
            Borrowings from FHLB                                 29,400         14,000         25,500
            Federal funds purchased                              12,590          8,063          5,192
     Average outstanding:
            Short-term promissory notes                          72,303         56,895         40,100
            Securities sold under repurchase agreements          30,219         22,615         12,231
            Borrowings from FHLB                                 15,723          3,204          4,797
            Federal funds purchased                               8,048          6,910          3,362
     Weighted average interest rate during the year:
            Short-term promissory notes                             1.6%           3.3%           5.8%
            Securities sold under repurchase agreements             0.9            2.5            5.0
            Borrowings from FHLB                                    2.0            5.9            6.4
            Federal funds purchased                                 1.8            3.4            5.9

Long-term Borrowings

     At December 31, 2002, 2001 and 2000, the Company had three long-term advances from the FHLB totaling $20.0 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

Liquidity

     Liquidity describes the ability of the Company to meet financial obligations, including lending commitments and contingencies, that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the customers of the Company, as well as to meet current and planned expenditures.

     The borrowing requirements of customers include commitments to extend credit and unused availability of lines of credit, which totaled $404.6 million at December 31, 2002. Historically, many of the commitments expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements. Commitments for real estate development and construction, which totaled $217.7 million, or 53.8% of the $404.6 million, are generally short-term and turn over rapidly, satisfying cash requirements with principal repayments from sales of the properties financed. Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. Commercial commitments totaled $98.4 million, or 24.3% of the $404.6 million, at December 31, 2002 and generally do not extend for more than 12 months. At

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS (CONTINUED)

December 31, 2002, available home equity lines totaled $75.1 million. Home equity credit lines generally extend for a period of 15 years and are reviewed annually.

     Customer withdrawals are also a principal use of liquidity, but are generally mitigated by growth in customer funding sources, such as deposits and short-term borrowings in the form of commercial paper and securities sold under repurchase agreements. While balances may fluctuate up and down in any given period, historically the Company has experienced a steady increase in total customer funding sources. Fluctuations in deposit and short-term borrowing balances may be influenced by the rates paid, general consumer confidence and the overall economic environment. The Company has several large depository relationships with title companies that may experience a higher degree of volatility with regard to outstanding balances, especially during periods of significant mortgage refinancing activity as experienced in 2002 and 2001. In addition, month-end balances for these relationships tend to be inflated, as compared to balances throughout the month. At December 31, 2002, six of the largest title company relationships accounted for $63.9 million, or 7.3% of the total customer funding of $878.5 million. The Company expects these title company balances to decline when mortgage refinancing activity subsides.

     The Company's primary source of liquidity ("financing activities" as used in the Consolidated Statements of Cash Flows) is funding provided by its customers in the form of deposits, and by short-term borrowings in the form of commercial paper and securities sold under repurchase agreements. At December 31, 2002, total customer funding was $878.5 million. Core deposits, defined as all deposits except certificates of deposits of $100,000 or more, totaled $656.1 million, or 74.7% of total customer funding. Additional internal sources of liquidity include maturities and likely calls in the Company's investment portfolio as well as the Company's overnight investment in federal funds sold. Securities scheduled to mature and likely to be called in one year, based on year-end interest rates, totaled $85.9 million at December 31, 2002 and federal funds sold and interest-bearing deposits with banks were $101.5 million.

     The Company also has the ability to utilize established credit as an additional source of liquidity. The Bank, as a member of the FHLB, has an approved credit line of $137.2 million, equal to 14% of total assets as reported on the most recent regulatory report. Collateral must be pledged to the FHLB before advances can be obtained. The Bank had sufficient collateral at December 31, 2002 to borrow up to $99.2 million. At December 31, 2002, outstanding advances from the FHLB totaled $20.0 million. The Bank also has an established borrowing capacity at the FRB. At December 31, 2002, the Bank had pledged sufficient collateral to borrow up to $65.9 million from the FRB; no balances were outstanding on that date.

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

     One tool used by the Company to assess and manage its interest rate risk is the gap analysis. The gap analysis, summarized in the following table, measures the mismatch in repricing between interest-sensitive assets and interest-sensitive liabilities and provides a general indication of the interest sensitivity of the balance sheet at a specified point in time. By limiting the size of the gap position, the Company can limit the net interest at risk arising from repricing imbalances. The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2002 and the Company's interest sensitivity gap at that date. The Company's cumulative sensitivity gap through twelve months is a positive 11.8%. A positive sensitivity gap for any time period indicates that more interest-earning assets will mature or reprice during that time period than interest-bearing liabilities. The Company's goal is generally to maintain a reasonably balanced cumulative interest sensitivity gap position for the period of one year or less in order to mitigate the impact of changes in interest rates on liquidity, interest margins and corresponding operating results. During periods of falling interest rates, a short-term positive interest sensitivity gap position would generally result in a decrease in net interest income, and during periods of rising interest rates, a short-term positive interest sensitivity gap position would generally result in an increase in net interest income (assuming all earning assets and interest-bearing liabilities are affected by a rate change equally and simultaneously).

     It is important to note that the table represents the static gap position for interest sensitive assets and liabilities at December 31, 2002. The table does not give effect to prepayments or extensions of loans as a result of changes in general market rates. Moreover, while the table does indicate the opportunities to reprice assets and liabilities within certain time frames, it does not account for timing differences that occur during periods of repricing. For example, changes to deposit rates tend to lag in a rising rate environment and lead in a falling rate environment.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS (CONTINUED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                            INTEREST SENSITIVITY PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         AFTER 3
                                                                THROUGH                   AFTER 1                AFTER 2
                                      LESS THAN                    12                     THROUGH                THROUGH
(DOLLARS IN THOUSANDS)                3 MONTHS       WAR(a)      MONTHS        WAR(a)     2 YEARS      WAR(a)    3 YEARS    WAR(a)
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold and
   interest-bearing deposits          $ 101,462       1.2%    $      --          0.0%   $      --       0.0%  $      --      0.0%
  Investment securities                  26,499       4.2        46,558          4.4       30,045       4.6       2,215      4.3
  Securities available-for-sale          13,157       3.7         9,999          6.4        8,185       6.9       2,808      8.9
  Residential mortgages
   originated for sale                   10,515       5.6            --          0.0           --       0.0          --      0.0
  Loans (b):
    Commercial and industrial           112,469       5.5         8,246          8.1       15,845       7.6       7,762      8.0
    Real estate - development
     and construction                   152,357       5.4        19,853          5.4        4,569       6.5       6,446      5.0
    Real estate - mortgage
      Residential                           863       7.0         1,432          6.3        1,774       7.0         271      7.4
      Commercial                         38,115       5.5         3,301          7.8        8,414       7.5      25,987      6.5
    Retail and other                     51,982       5.1         5,671          8.0        6,231       8.5       5,670      8.9
                                      ---------               ---------                 ---------             ---------
  Total loans                           355,786       5.4        38,503          6.6       36,833       7.6      46,136      6.8
                                      ---------               ---------                 ---------             ---------
Total interest-earning assets           507,419       4.5        95,060          5.5       75,063       6.3      51,159      6.8
                                      ---------               ---------                 ---------             ---------

Interest-bearing liabilities:
  Deposits:
    NOW accounts                          7,486       0.2        23,394          0.2       62,695       0.2          --      0.0
    Savings accounts                     13,231       0.7        38,914          0.7       25,684       0.7          --      0.0
    Money market accounts                17,597       0.8        51,755          0.8       34,158       0.8          --      0.0
    Certificates of deposit              35,020       2.6       151,078          2.4       29,610       2.9      12,742      4.3
  Short-term borrowings                 147,903       0.9            --          0.0           --       0.0          --      0.0
  Long-term borrowings                       --       0.0            --          0.0           --       0.0          --      0.0
                                      ---------               ---------                 ---------             ---------
Total interest-bearing liabilities      221,237       1.1       265,141          1.6      152,147       0.9      12,742      4.3
                                      ---------               ---------                 ---------             ---------
Interest sensitivity gap              $ 286,182               $(170,081)                $ (77,084)            $  38,417
                                      =========               =========                 =========             =========

Cumulative interest
 sensitivity gap                      $ 286,182               $ 116,101                 $  39,017             $  77,434
                                      =========               =========                 =========             =========

Cumulative interest
 sensitivity gap as a
 percentage of total assets                29.1%                   11.8%                      4.0%                  7.9%
                                      =========               =========                 =========             =========

(a) Weighted average rate at December 31, 2002, presented on a fully taxable-equivalent basis.
(b) Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totaling $563,000.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS (CONTINUED)

------------------------------------------------------------------------------------------------------------------------------------
                                                     INTEREST SENSITIVITY PERIOD
 -----------------------------------------------------------------------------------------------------------------------------------
                               AFTER 3                 AFTER 4
                               THROUGH                 THROUGH              AFTER                                            FAIR
(DOLLARS IN THOUSANDS)         4 YEARS     WAR(a)      5 YEARS    WAR(a)    5 YEARS        WAR(a)    TOTAL        WAR(a)     VALUE
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold and
   interest-bearing
   deposits                    $      --      0.0%    $      --      0.0%  $     --           0.0% $ 101,462         1.2%  $ 101,462
  Investment securities            1,000      3.5            --      0.0      6,228           7.3    112,545         4.6     114,991
  Securities available-
   for-sale                          388      5.7            --      0.0      4,416           6.0     38,953         5.7      38,953
  Residential mortgages
   originated for sale                --      0.0            --      0.0         --           0.0     10,515         5.6      10,515
  Loans (b):
    Commercial and industrial      9,251      7.5        28,791      7.2     15,371           7.3    197,735         6.4
    Real estate -
     development and
     construction                    572      5.5           497      6.1      2,769           4.2    187,063         5.4
    Real estate - mortgage
      Residential                    282      7.8           584      7.8      8,573           7.2     13,779         7.1
      Commercial                  11,558      7.5         9,474      7.6     25,609           7.5    122,458         6.7
    Retail and other               6,119      7.8         3,470      7.9     64,529           6.4    143,672         6.3
                               ---------              ---------           ---------                ---------
  Total loans                     27,782      7.5        42,816      7.3    116,851           6.8    664,707         6.1     688,004
                               ---------              ---------           ---------                ---------
Total interest-earning
 assets                           29,170      7.4        42,816      7.3    127,495           6.8    928,182         5.4     953,925
                               ---------              ---------           ---------                ---------
Interest-bearing
 liabilities:
  Deposits:
    NOW accounts                      --      0.0            --      0.0         --           0.0     93,575         0.2      93,575
    Savings accounts                  --      0.0            --      0.0         --           0.0     77,829         0.7      77,829
    Money market accounts             --      0.0            --      0.0         --           0.0    103,510         0.8     103,510
    Certificates of deposit        3,325      4.0        52,742      4.6         --           0.0    284,517         3.0     289,796
  Short=term borrowings               --      0.0            --      0.0         --           0.0    147,903         0.9     147,903
  Long=term borrowings                --      0.0            --      0.0     20,000           5.3     20,000         5.3      21,921
                               ---------              ---------           ---------                ---------
Total interest-bearing
  liabilities                      3,325      4.0        52,742      4.6     20,000           5.3    727,334         1.7     734,533
                               ---------              ---------           ---------                ---------
Interest sensitivity gap       $  25,845              $  (9,926)          $ 107,495                $ 200,848
                               =========              =========           =========                =========
Cumulative interest
  sensitivity gap              $ 103,279              $  93,353           $ 200,848
                               =========              =========           =========
Cumulative interest
  sensitivity gap as a
  percentage of total assets        10.5%                   9.5%               20.5%
                               =========              =========           =========

(a)Weighted average rate at December 31, 2002, presented on a fully taxable-equivalent basis.
(b)Loans receivable are stated before deducting unearned income and allowance for credit losses. The balance also excludes nonaccrual loans totaling $563,000.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS (CONTINUED)

     The analysis provided in the table above includes the following significant assumptions: Fixed-rate loans are scheduled by contractual maturity and variable=rate loans are scheduled by repricing date. Variable=rate loans that have reached a pre-established interest rate floor are classified as fixed=rate loans and reprice according to contractual maturity. Investments other than mortgage-backed securities are scheduled according to the earlier of contractual maturity date or most likely call date, given current interest rates. Mortgage-backed securities are scheduled according to estimated maturity based upon the most recent monthly prepayment factors, which may change. Residential mortgage loans originated for sale are scheduled based on their expected sale dates, generally 14 to 30 days after settlement. Projected run-off of deposits that do not have a contractual maturity date, such as NOW, savings and money market accounts, are computed based upon the most recently proposed decay rate assumptions set forth by the Federal Financial Institutions Examination Council ("FFIEC"). Penalty=free certificates of deposit are scheduled by stated maturity date. If rates begin to increase, a portion of these certificates may reprice prior to contractual maturity. Long-term advances from the FHLB are scheduled according to their maturity date.

     The Company also uses a computer simulation analysis to assess and manage its interest rate risk. The simulation analysis assumes an immediate, parallel shift of 200 basis points in the Treasury Yield Curve. During 2001, as market rates approached historically low levels, the Company adjusted the assumptions used in the simulation process to incorporate interest rate floors for certain deposit products, recognizing the practical concept that rates on interest=bearing products would not reprice below a certain point. The Company also recognized that for evaluating interest rate risk in the current rate environment, a downward shift of 200 basis points is not practical. As a result, the simulation applied a 100 basis point shift downward and the upward shift remained at 200 basis points. The analysis measures the potential change in earnings over a one=year time horizon and in the market value of portfolio equity, captures optionality factors such as call features embedded in investment and loan portfolio contracts, and includes assumptions as to the timing and magnitude of movements in interest rates associated with the Company's funding sources not fixed in price. Measured based on December 31, 2002 data, the simulation analysis provided the following profile of the Company's interest rate risk:

                  --------------------------------------------------------------------------
                                                         IMMEDIATE RATE CHANGE
                                                      ---------------------------
                                                          +200BP    -100BP      POLICY
                  --------------------------------------------------------------------------
                  Net interest income at risk                7.0%   -2.7%      +/-7.5%
                  Economic value of equity                 -13.4%    4.4%     +/-20.0%
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

Capital Resources

     Total stockholders' equity was $76.9 million at December 31, 2002, representing an increase of $7.5 million, or 10.9%, from December 31, 2001. The growth of stockholders' equity during 2002 was primarily attributable to the earnings of the Company of $10.9 million less cash dividends declared on common stock of $3.2 million. In addition, during 2002, the Company repurchased and retired 10,000 shares of common stock at prices ranging from $15.65 to $15.99, which reduced total stockholders' equity by $158,000. This repurchase program was approved in October 2000 and authorizes the repurchase of up to 500,000 shares. From October 2000 to December 31, 2002, the Company had repurchased and retired 86,450 shares at an average price of $13.85.

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. As of December 31, 2002, the minimum ratio of capital to risk=weighted assets (including certain off-balance-sheet items, such as standby letters of credit) was 8.0%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other intangibles and making various other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and limited amounts of credit loss reserves ("Tier 2 capital"). The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other intangible assets. The Federal Reserve Board also has adopted a minimum leverage ratio (Tier 1 capital to average assets) of 4.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1.0% to 2.0% higher for holding companies that do not have the highest rating or that are undertaking major expansion programs. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS (CONTINUED)

     The tables below present the Company's capital position relative to its various minimum statutory and regulatory capital requirements at December 31, 2002.

                 -------------------------------------------------------------------------
                                                                  TIER 1 LEVERAGE RATIO
                                                                --------------------------
                                                                              PERCENT OF
                 (DOLLARS IN THOUSANDS)                           AMOUNT    AVERAGE ASSETS
                 -------------------------------------------------------------------------
                 Tier 1 capital (a)                             $  76,918              8.0%

                 Tier 1 leverage ratio requirement                 38,569              4.0
                                                                --------------------------
                 Excess                                         $  38,349              4.0%
                                                                --------------------------
                 Quarterly average total assets                 $ 964,230
                                                                =========

                 -------------------------------------------------------------------------
                                                                 RISK-BASED CAPITAL RATIO
                                                                --------------------------
                                                                              PERCENT OF
                                                                             RISK-WEIGHTED
                 (DOLLARS IN THOUSANDS)                           AMOUNT        ASSETS
                 -------------------------------------------------------------------------
                Tier 1 capital (a)                              $  76,918              9.8%
                 Risk-based Tier 1 capital requirement             31,265              4.0
                                                                --------------------------
                 Excess                                         $  45,653              5.8%
                                                                ==========================
                 Tier 1 capital (a)                             $  76,918              9.8%
                 Tier 2 capital (b)                                 8,839              1.2
                                                                --------------------------
                 Total risk-based capital                          85,757             11.0
                 Risk-based capital requirement                    62,530              8.0
                                                                --------------------------
                 Excess                                         $  23,227              3.0%
                                                                ==========================
                 Risk-weighted assets                           $ 781,624
                                                                =========

                 (a)   Tier 1 capital is comprised of the following at December 31, 2002:

                      GAAP capital                                          $       76,923
                      Less unrealized gains on securities
                       available-for-sale, net of taxes                                 (5)
                                                                            --------------
                                                                            $       76,918
                                                                            ==============


                 (b) Tier 2 capital is comprised of the allowance for credit losses, limited to 1.25% of risk=weighted assets.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS (CONTINUED)

Recent Accounting Developments

     In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 provides new guidance on recognition of impairment losses on long-lived assets to be held and used. The standard broadens the definition of what constitutes a discontinued operation and how the results of discontinued operations are to be measured. The provisions of SFAS No. 144 were effective for the Company on January 1, 2002. As of December 31, 2002, the Company did not have any long-lived assets that would require evaluation for impairment.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145, among other things, restricts the classification of gains and losses from extinguishment of debt as extraordinary to only those transactions that are unusual and infrequent in nature as defined by accounting principles generally accepted in the United States of America. SFAS No. 145 is effective January 1, 2003, although earlier adoption was encouraged. The Company does not currently classify gains or losses on extinguishment of debt as extraordinary items.

     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). The requirements of SFAS No. 146 are effective prospectively for qualifying activities initiated after December 31, 2002. SFAS No. 146 applies to costs associated with an exit activity, including restructuring, or with a disposal of long-lived assets. The Company is unable to determine the impact of this standard due to its prospective application.

     Statement of Financial Accounting Standards No. 147 "Acquisitions of Certain Financial Institutions" ("SFAS No. 147") was issued in October 2002 and is effective for acquisitions on or after October 1, 2002. The provisions of SFAS No. 147 amend SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", and FASB Interpretation No. 9. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". In addition, this Statement amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. As of December 31, 2002, the Company did not have any goodwill or other intangible assets that would be subject to these accounting standards.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (the "Interpretation"). For 2002, the Interpretation required certain disclosures, which have been included in Note
10. Beginning in 2003, the Interpretation requires recognition of liabilities at their fair value for newly issued guarantees. The Company does not anticipate that adoption of the Interpretation will have a material effect on its financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"). SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value=based method of accounting for stock-based compensation and required disclosure in both annual and interim financial statements about the method of accounting for stock=based compensation and the effect of the method used on reported results. The Company has adopted the disclosure provisions of SFAS No. 148. The Company has not determined whether it will change to the fair value-based method of accounting for stock-based compensation and, if so, which of the alternative methods of transition it will adopt.

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

     Oversight of the Company's auditing and financial reporting processes is provided by the Audit Committee of the Board of Directors, which consists of outside directors. This Committee meets on a regular basis with the internal auditor, who reports directly to the Committee, to approve the audit schedule and scope, discuss the adequacy of the internal control system and the quality of financial reporting, review audit reports and discuss findings and actions taken to address them. The Committee also reviews the Company's annual report to shareholders and the annual report to the Securities and Exchange Commission on Form 10=K. The Audit Committee meets regularly with the external auditors, and has direct and private access to them at any time.

     The independent accounting firm of KPMG LLP has audited the Company's consolidated financial statements as of December 31, 2002 and 2001 and for each of the years in the three=year period ended December 31, 2002. As indicated in the independent auditors' report, KPMG is responsible for conducting the audit in accordance with auditing standards generally accepted in the United States of America in order to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

John M. Bond, Jr.                                   John A. Scaldara, Jr.
President and Chief Executive Officer               Executive Vice President and
                                                    Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT
                         Columbia Bancorp and Subsidiary

The Board of Directors and Stockholders
Columbia Bancorp:

     We have audited the accompanying consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three=year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbia Bancorp and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three=year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
January 21, 2003, except as to notes 4 and 5, which are as of February 7, 2003

                      CONSOLIDATED STATEMENTS OF CONDITION

                         Columbia Bancorp and Subsidiary

                           December 31, 2002 and 2001

     ----------------------------------------------------------------------------------------------------
     (DOLLARS IN THOUSANDS)                                                 2002               2001
     ----------------------------------------------------------------------------------------------------
     ASSETS
     Cash and due from banks                                          $         37,909   $         39,435
     Federal funds sold and interest - bearing deposits with banks             101,462              6,495
     Investment securities - fair value $114,991 in 2002
      and $122,940 in 2001                                                     112,545            121,689
     Securities available-for-sale                                              38,953             48,359
     Residential mortgage loans originated for sale                             10,515             11,411
     Loan receivables:
          Commercial and industrial                                            198,223            153,782
          Real estate - development and construction                           187,063            174,091
          Real estate - mortgage:
               Residential                                                      13,779             15,648
               Commercial                                                      122,458            109,975
          Retail, principally residential equity lines of credit
           and second mortgages                                                143,359            146,379
          Other                                                                    388              2,852
                                                                      ----------------   ----------------
               Total loans                                                     665,270            602,727
               Less:
                    Unearned income, net of origination costs                      444                640
                    Allowance for credit losses                                  8,839              8,024
                                                                      ----------------   ----------------
                    Loans, net                                                 655,987            594,063
     Other real estate owned                                                       178              1,187
     Property and equipment, net                                                 6,974             10,400
     Prepaid expenses and other assets                                          17,479             16,610
                                                                      ----------------   ----------------
                    Total assets                                      $        982,002   $        849,649
                                                                      ================   ================
     LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
          Noninterest - bearing demand deposits                       $        171,182   $        145,844
          Interest - bearing deposits:
               Savings and checking                                            274,914            232,611
               Certificates of deposit:
                    Under $100,000                                             210,000            197,424
                    $100,000 and over                                           74,517             62,122
                                                                      ----------------   ----------------
                    Total deposits                                             730,613            638,001
     Short-term borrowings                                                     147,903            117,352
     Long-term borrowings                                                       20,000             20,000
     Accrued expenses and other liabilities                                      6,563              4,934
                                                                      ----------------   ----------------
                    Total liabilities                                          905,079            780,287
                                                                      ----------------   ----------------
     Stockholder's equity:
          Common stock, $.01 par value per share; authorized
           10,000,000 shares; outstanding 7,109,607 and 7,105,238
           shares at December 31, 2002 and 2001, respectively                       71                 71
          Additional paid-in capital                                            47,439             47,520
          Retained earnings                                                     29,408             21,768
          Accumulated other comprehensive income                                     5                  3
                                                                      ----------------   ----------------
                    Total stockholders' equity                                  76,923             69,362
                                                                      ----------------   ----------------
                    Total liabilities and stockholders' equity        $        982,002   $        849,649
                                                                      ================   ================

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF INCOME AND

                              COMPREHENSIVE INCOME

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 2002, 2001 and 2000

------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                           2002               2001               2000
------------------------------------------------------------------------------------------------------------------------
Interest income:

     Loans                                                        $         43,649    $        47,313    $        47,476
     Investment securities                                                   8,605              9,649             10,520
     Federal funds sold and interest-bearing deposits with banks               312              1,099                921
                                                                  ----------------    ---------------    ---------------
          Total interest income                                             52,566             58,061             58,917
                                                                  ----------------    ---------------    ---------------
Interest expense:
     Deposits                                                               12,549             20,009             19,675
     Borrowings                                                              2,930              3,974              4,501
                                                                  ----------------    ---------------    ---------------
          Total interest expense                                            15,479             23,983             24,176
                                                                  ----------------    ---------------    ---------------
          Net interest income                                               37,087             34,078             34,741
Provision for credit losses                                                    835              1,534              3,423
                                                                  ----------------    ---------------    ---------------
          Net interest income after provision for credit losses             36,252             32,544             31,318
                                                                  ----------------    ---------------    ---------------
Noninterest income:
     Fees charged for services                                               3,570              3,081              2,352
     Gains and fees on sales of mortgage loans, net of costs                 2,098              1,126                399
     Gains (losses) on sales of other assets, net                              757                (44)                 2
     Net income on other real estate owned                                     110                240                198
     Other                                                                   1,410              1,527              1,009
                                                                  ----------------    ---------------    ---------------
          Total noninterest income                                           7,945              5,930              3,960
                                                                  ----------------    ---------------    ---------------
Noninterest expense:
     Salaries and employee benefits                                         14,784             13,706             12,703
     Occupancy, net                                                          3,340              3,497              3,254
     Equipment                                                               1,852              2,180              2,131
     Data processing                                                         1,656              1,351              1,455
     Marketing                                                                 887                388                775
     Cash management services                                                  639                636                495
     Stationery and supplies                                                   464                473                462
     Postage                                                                   336                336                332
     Professional fees                                                         242                796                649
     Deposit insurance                                                         179                183                170
     Merger-related expenses                                                    --                 --              2,270
     Other                                                                   2,787              2,646              2,513
                                                                  ----------------    ---------------    ---------------
          Total noninterest expense                                         27,166             26,192             27,209
                                                                  ----------------    ---------------    ---------------
          Income before income taxes                                        17,031             12,282              8,069
Income tax provision                                                         6,160              4,100              2,848
                                                                  ----------------    ---------------    ---------------
          Net income                                                        10,871              8,182              5,221
Other comprehensive income, net of tax - unrealized gain on
 securities available-for-sale                                                   2                444                706
                                                                  ----------------    ---------------    ---------------
          Comprehensive income                                    $         10,873    $         8,626    $         5,927
                                                                  ================    ===============    ===============
 Net income per common share:
     Basic                                                        $           1.53    $          1.15    $          0.73
     Diluted                                                                  1.50               1.13               0.73
                                                                  ================    ===============    ===============

See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 2002, 2001 and 2000

                                                                                   ACCUMULATED
                                                       ADDITIONAL                     OTHER           TOTAL
                                           COMMON       PAID-IN        RETAINED    COMPREHENSIVE  STOCKHOLDERS'
(DOLLARS IN THOUSANDS)                     STOCK        CAPITAL        EARNINGS       INCOME          EQUITY
---------------------------------------------------------------------------------------------------------------
Balance December 31, 1999                  $   71      $   48,424      $ 13,938    $      (1,147) $      61,286
Cash dividends declared on
    common stock                               --              --        (2,647)              --         (2,647)
Exercise of options for 6,688
    shares of common stock                     --              35            --               --             35
Cash paid for fractional shares                --              (5)           --               --             (5)
Purchase of 7,050 shares of
    common stock                               --             (76)           --               --            (76)
Net income                                     --              --         5,221               --          5,221
Other comprehensive income items               --              --            --              706            706
                                         ----------------------------------------------------------------------
Balance December 31, 2000                      71          48,378        16,512             (441)        64,520
Cash dividends declared on
    common stock                               --              --        (2,926)              --         (2,926)
Exercise of options for 26,042
    shares of common stock                     --             105            --               --            105
Purchase of 69,400 shares of
    common stock                               --            (963)           --               --           (963)
Net income                                     --              --         8,182               --          8,182
Other comprehensive income items               --              --            --              444            444
                                         ----------------------------------------------------------------------
Balance December 31, 2001                      71          47,520        21,768                3         69,362
Cash dividends declared on
    common stock                               --              --        (3,231)              --         (3,231)
Exercise of options for 14,369
    shares of common stock                     --              77            --               --             77
Purchase of 10,000 shares of
    common stock                               --            (158)           --               --           (158)
Net income                                     --              --        10,871               --         10,871
Other comprehensive income items               --              --            --                2              2
                                         ----------------------------------------------------------------------
Balance December 31, 2002                $       71    $   47,439      $ 29,408    $           5  $      76,923
                                         ======================================================================

   See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 2002, 2001 and 2000

 (DOLLARS IN THOUSANDS)                                                 2002              2001          2000
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                        $ 10,871       $     8,182    $    5,221
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
         Depreciation and amortization                                  1,803             1,864         1,689
         Amortization of loan fee income                               (1,254)           (1,026)       (1,104)
         Provision for credit losses                                      835             1,534         3,423
         Provision for losses on other real estate owned                   20                --           166
         Gains and fees on sales of mortgage loans, net
          of costs                                                     (2,098)           (1,126)         (399)
         Gain on sale of other loans                                      (53)               --            --
         (Gains) losses on sales/disposals of other
          assets, net                                                    (757)               44            --
         Proceeds from sales of residential mortgage
          loans originated for sale                                   189,460           114,164        46,913
         Disbursements for residential mortgage
          loans originated for sale                                  (186,466)         (122,538)      (45,719)
         Loan fees deferred, net of origination costs                   1,058             1,255         1,253
         (Increase) decrease in prepaid expenses and
          other assets                                                   (545)            2,112          (932)
         Increase in accrued expenses and other
          liabilities                                                   1,522               406           497
                                                                     ----------------------------------------
            Net cash provided by operating activities                  14,396             4,871        11,008
                                                                     ----------------------------------------
   Cash flows provided by (used in) investing activities:
      Loan disbursements in excess of principal repayments            (52,711)          (39,204)      (88,339)
      Loan purchases                                                  (26,770)          (40,130)       (8,768)
      Loan sales                                                       16,971            15,513         4,664
      Purchases of investment securities                              (75,521)         (113,758)      (80,821)
      Purchases of securities available-for-sale                       (1,262)              (65)       (8,445)
      Proceeds from maturities and principal repayments
       of investment securities                                        84,569           129,746        36,572
      Proceeds from maturities and principal repayments
       of securities available-for-sale                                10,694            13,805         5,793
      Additions to other real estate owned                                (95)             (176)         (662)
      Sales of other real estate owned                                  1,084             2,005         1,536
      Purchases of property and equipment                                (669)           (1,117)       (2,788)
      Disposals of property and equipment                               3,118               141           150
      Purchase of life insurance                                           --              (778)           --
      Increase in cash surrender value of life insurance                 (321)             (361)         (240)
                                                                     ----------------------------------------
            Net cash used in investing activities                     (40,913)          (34,379)     (141,348)
                                                                     ----------------------------------------

                                                                     (continued)

                         Columbia Bancorp and Subsidiary

                  Years Ended December 31, 2002, 2001 and 2000

(DOLLARS IN THOUSANDS)                                                  2002              2001          2000
-------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) financing activities:
   Net increase in deposits                                          $ 92,612       $     7,517    $   79,124
   Increase in short-term borrowings                                   30,551            24,168        41,456
   Cash paid for fractional shares                                         --                --            (5)
   Cash dividends distributed on common stock                          (3,124)           (2,860)       (2,338)
   Net proceeds from stock options exercised                               77               105            35
   Purchase of common stock                                              (158)             (963)          (76)
                                                                     ----------------------------------------
            Net cash provided by financing activities                 119,958            27,967       118,196
                                                                     ----------------------------------------
Net increase (decrease) in cash and cash equivalents                   93,441            (1,541)      (12,144)
Cash and cash equivalents at beginning of year                         45,930            47,471        59,615
                                                                     ----------------------------------------
Cash and cash equivalents at end of year                             $139,371       $    45,930    $   47,471
                                                                     ========================================
Supplemental information:
   Interest paid on deposits and borrowings                          $ 15,757       $    24,177    $   22,640
   Income taxes paid                                                    5,555             3,980         3,060
   Transfers of loans to other real estate owned                           --                20            --
                                                                     ========================================

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         Columbia Bancorp and Subsidiary

                        December 31, 2002, 2001 and 2000

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

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses (the "Allowance") and deferred tax assets. In connection with the determination of the Allowance, management prepares fair value analyses and obtains independent appraisals as necessary. Management believes that the Allowance is sufficient to address the risks in the current loan portfolio. While management uses available information to recognize losses on loans, future additions to the Allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's Allowance. Such agencies may require the Bank to recognize additions to the Allowance based on their judgments about information available to them at the time of their examinations.

     A valuation allowance is established for deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. The judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company's control. It is at least reasonably possible that management's judgment about the need for a valuation allowance for deferred tax assets could change in the near term.

     All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     Certain amounts for prior years have been reclassified to conform to the presentation for 2002.

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

     The Company provides for credit losses through the establishment of the Allowance by provisions charged against earnings. The Company's objective is to ensure that the Allowance is adequate to cover probable credit losses inherent in the loan portfolio at the date of each statement of condition. Management considers a number of factors in estimating the required level of the Allowance. These factors include historical loss experience in the loan portfolios; the levels and trends in past-due and nonaccrual loans; the status of nonaccrual loans and other loans identified as having the potential for further deterioration; credit risk and industry concentrations; trends in loan volume; the effects of any changes in lending policies and procedures or underwriting standards; and a continuing evaluation of the economic environment. The Company's estimate of the required Allowance is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on borrowers.

Real estate properties acquired in satisfaction of loans
     Real estate properties acquired in satisfaction of loans are reported in other real estate owned and are recorded at the lower of cost or estimated fair value less selling costs. Subsequent write-downs are included in noninterest income, along with operating income and expenses of such properties and gains or losses realized upon disposition.

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

     Information relating to the calculations of earnings per common share is summarized as follows for the years ended December 31:

      AMOUNTS IN THOUSANDS,                         2002                        2001                     2000
                                            -------------------------------------------------------------------------
      EXCEPT PER SHARE DATA)                   BASIC     DILUTED           BASIC     DILUTED        BASIC     DILUTED
      ---------------------------------------------------------------------------------------------------------------
      Net income used in EPS
       computation                          $ 10,871   $  10,871       $   8,182   $   8,182     $  5,221   $   5,221
                                            =========================================================================
      Weighted average
       shares outstanding                      7,100       7,100           7,145       7,145        7,155       7,155
      Dilutive securities                         --         163              --          69           --          43
                                            -------------------------------------------------------------------------
      Adjusted weighted average shares
       used in EPS computation                 7,100       7,263           7,145       7,214        7,155       7,198
                                            =========================================================================
      Net income per common share           $   1.53   $    1.50       $    1.15   $    1.13     $   0.73   $    0.73
                                            =========================================================================

Stock-based compensation

     The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. The following table summarizes the pro forma effect on net earnings and earnings per share of common stock using an optional fair value-based method, rather than the intrinsic value-based method, to account for stock-based compensation awarded since 1995.


          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                2002          2001         2000
          ------------------------------------------------------------------------------------------------
          Net income, as reported                                    $  10,871     $   8,182     $   5,221
          Stock-based employee compensation expense included in
            reported net earnings, net of related tax effects               --            --            --
          Total stock-based employee compensation expense
          determined
            under fair value-based method, net of related tax             (459)         (308)         (172)
          effects
                                                                     -------------------------------------
          Pro forma net income                                       $  10,412     $   7,874     $   5,049
                                                                     =====================================
          Net income per common share:
            Basic:
               As reported                                           $    1.53     $    1.15     $    0.73
               Pro forma                                                  1.47          1.10          0.71
           Diluted:
               As reported                                                1.50          1.13          0.72
               Pro forma                                                  1.43          1.09          0.70
                                                                     =====================================

     The per share weighted average fair values of options granted during 2002, 2001 and 2000 were $7.51, $4.73 and $3.96, respectively. These values were estimated using the Black-Scholes option pricing model and the following weighted average assumptions:


                                                              2002           2001         2000
                  ----------------------------------------------------------------------------
                  Dividend yield                              2.41%          3.18%        3.36%
                  Expected volatility                        37.83%         38.87%       36.29%
                  Risk-free interest rate                     4.81%          5.24%        6.42%
                  Expected lives                          10 years       10 years     10 years
                                                         -------------------------------------

Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits with banks.

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

NOTE 2: RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 2002 and 2001, the required reserve balances were $21.3 million and $16.7 million, respectively.

NOTE 3: INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE

     The amortized cost and estimated fair values of investment securities and securities available-for-sale were as follows at December 31, 2002:

                                                                               GROSS          GROSS       ESTIMATED
                                                              AMORTIZED     UNREALIZED     UNREALIZED       FAIR
        (DOLLARS IN THOUSANDS)                                   COST          GAINS         LOSSES         VALUE
        -----------------------------------------------------------------------------------------------------------
        Investment securities:
            Federal agency securities                        $  106,317     $    2,313     $       --    $  108,630
            Mortgage-backed securities                            4,196            133             --         4,329
            Collateralized mortgage obligations                   2,032             --             --         2,032
                                                             ------------------------------------------------------
               Total                                         $  112,545     $    2,446     $       --    $  114,991
                                                             ======================================================
        Securities available-for-sale:
            Federal agency securities                        $   14,194     $      532     $       --    $   14,726
            Mortgage-backed securities                            4,566            238             --         4,804
            Trust preferred stocks                               15,898            292            786        15,404
            Investment in Federal Home Loan Bank stock            2,217             --             --         2,217
            Other equity securities                               1,073             --            309           764
            Other securities                                        998             40             --         1,038
                                                             ------------------------------------------------------
               Total                                         $   38,946     $    1,102     $    1,095    $   38,953
                                                             ======================================================

     The amortized cost and estimated fair values of investment securities and securities available-for-sale were as follows at December 31, 2001:

                                                                              GROSS          GROSS       ESTIMATED
                                                             AMORTIZED      UNREALIZED     UNREALIZED       FAIR
        (DOLLARS IN THOUSANDS)                                  COST          GAINS          LOSSES         VALUE
        -----------------------------------------------------------------------------------------------------------
        Investment securities:
            Federal agency securities                        $  118,867     $    1,493     $      257    $  120,103
            Mortgage-backed securities                              777             16              1           792
            Collateralized mortgage obligations                   2,045             --             --         2,045
                                                             ------------------------------------------------------
               Total                                         $  121,689     $    1,509     $      258    $  122,940
                                                             ======================================================
        Securities available-for-sale:
            Federal agency securities                        $   21,178     $      682     $       --    $   21,860
            Mortgage-backed securities                            6,884             93             --         6,977
            Trust preferred stocks                               15,891            259            750        15,400
            Investment in Federal Home Loan Bank stock            2,288             --             --         2,288
            Other equity securities                               1,113              1            313           801
            Other securities                                        996             37             --         1,033
                                                             ------------------------------------------------------
               Total                                           $ 48,350     $    1,072        $1,063     $   48,359
                                                             ======================================================

     The Company is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid balance of the Company's residential mortgage loans, 5% of its outstanding advances from the FHLB or $500, whichever is greater. The investment in FHLB stock at December 31, 2002 of $2.2 million was equal to approximately 11% of the outstanding advances from the FHLB.

     The amortized cost and estimated fair values of nonequity investment securities and securities available-for-sale at December 31, 2002 and 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.

                                                                          2002                         2001
                                                               ------------------------------------------------------
                                                                AMORTIZED     ESTIMATED      AMORTIZED     ESTIMATED
         (DOLLARS IN THOUSANDS)                                    COST       FAIR VALUE        COST       FAIR VALUE
         ------------------------------------------------------------------------------------------------------------
         Investment securities:
             Due in one year or less                           $    10,058    $   10,297     $    7,500    $    7,674
             Due after one year through five years                  96,259        98,333        111,367       112,429
             Collateralized mortgage obligations and
              mortgage-backed securities                             6,228         6,361          2,822         2,837
                                                               ------------------------------------------------------
                 Total                                         $   112,545    $  114,991     $  121,689    $  122,940
                                                               ======================================================
         Securities available-for-sale:
             Due in one year or less                           $     7,944    $    8,169     $    4,499    $    4,575
             Due after one year through five years                   7,248         7,595         17,176        17,819
             Due after five years through ten years                     --            --            499           499
             Due after ten years                                    15,898        15,404         15,891        15,400
             Mortgage-backed securities                              4,566         4,804          6,884         6,977
                                                               ------------------------------------------------------
                 Total                                         $    35,656    $   35,972     $   44,949    $   45,270
                                                               ======================================================

     Proceeds from the sale of securities available-for-sale in 2002 were $42,000, which included gross gains of $2,000. There were no sales of investment securities or securities available-for-sale during 2001 or 2000. At December 31, 2002, investment securities and securities available-for-sale were pledged as collateral for the following purposes:

                                                      AMORTIZED     ESTIMATED
                       (DOLLARS IN THOUSANDS)             COST     FAIR VALUE
                       ------------------------------------------------------
                       FHLB borrowings               $    29,768   $   30,791
                       Repurchase agreements              88,854       90,705
                       Federal Reserve Bank                1,000        1,006
                       Public deposits                     4,000        4,128
                                                     ------------------------
                          Total                      $   123,622   $  126,630
                                                     ========================

NOTE 4: NONPERFORMING ASSETS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT LOSSES

     Nonperforming assets and loans past-due 90 days or more but not in nonaccrual status were as follows at December 31:

                   (DOLLARS IN THOUSANDS)                              2002         2001
                   ---------------------------------------------------------------------
                   Nonaccrual loans                                $    563     $  3,230
                   Other real estate owned                              178        1,187
                                                                   ---------------------
                       Total nonperforming assets                  $    741     $  4,417
                                                                   =====================
                   Accruing loans past-due 90 days or more         $    168     $    819
                                                                   =====================

     At December 31, 2002, nonaccrual loans totaled $563,000 and consisted primarily of ten commercial relationships totaling $488,000, of which $317,000 is guaranteed by the Small Business Administration (the "SBA"). The largest of these relationships is carried at $170,000 at December 31, 2002. Nonaccrual loans also include five retail loans totaling $75,000.

     At December 31, 2002, other real estate owned consisted of a residential development project with a carrying value of $178,000, representing the Company's 75% ownership interest. The Company has entered into a contract with a third party contractor to manage the completion of the development work, which was substantially complete at the end of 2002. As of December 31, 2002, the remaining eight lots were under contract of sale at prices ranging from $32,000 to $36,000. All eight lots were delivered in February 2003.

     Impaired loans totaled $488,000 and $3.1 million at December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, $44,000 and $2.1 million, respectively, were collateral dependent. Collateral dependent loans are measured based on the fair value of the collateral. Impaired loans that are not collateral dependent are measured at the present value of expected future cash flows using the loans' effective interest rates. Specific reserves assigned to impaired loans totaled $25,000 at December 31, 2002 and $11,000 at December 31, 2001.

     The average recorded investment in impaired loans, the amounts of income recognized, and the amounts of income recognized on a cash basis were as follows during the years ended December 31:

          (DOLLARS IN THOUSANDS)                                          2002         2001         2000
          ----------------------------------------------------------------------------------------------
          Average recorded investment in impaired loans             $      488   $    3,581   $      826
          Interest income recognized during impairment                      --           15            5
          Interest income recognized on a cash basis during                 --           --           --
           impairment
                                                                    ====================================

     An analysis of the allowance for credit losses is summarized as follows for the years ended December 31:

          (DOLLARS IN THOUSANDS)                                          2002         2001         2000
          ----------------------------------------------------------------------------------------------
          Balance at beginning of year                              $    8,024   $    7,026   $    6,071
          Provision for credit losses                                      835        1,534        3,423
          Charge-offs                                                     (535)        (854)      (2,632)
          Recoveries                                                       515          318          164
                                                                    ------------------------------------
          Balance at end of year                                    $    8,839   $    8,024   $    7,026
                                                                    ====================================
          Ratio of allowance to loans, net of unearned income             1.33%        1.33%        1.30%
                                                                    ====================================

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

                (DOLLARS IN THOUSANDS)                               2002          2001        2000
                -----------------------------------------------------------------------------------
                Balance at beginning of year                  $     6,345    $    5,179    $  5,169
                Additions                                          12,308         5,649       4,859
                Repayments                                         (7,067)       (4,483)     (4,849)
                                                              -------------------------------------
                Balance at end of year                        $    11,586    $    6,345    $  5,179
                                                              =====================================

     In November 1997, the Bank acquired through foreclosure a 75% interest in a residential development project consisting of 262 residential building lots in various stages of development. Also, in November 1997, the Bank engaged The Michael Companies, Inc., a real estate development company owned solely by Mr. Kenneth Michael, a director of the Company, to serve as development and marketing manager with respect to the project. The Michael Companies, Inc. earns a development fee of $1,200 per lot as lots are developed and sold, $200 of which is deferred until all public improvements have been dedicated and any bonds related to the property have been released. In addition, The Michael Companies, Inc. earns a sales commission of 4%, the Bank's share being 3%, of the sales price of each lot at settlement. In 2002, the Bank paid The Michael Companies, Inc. sales commissions of $47,505 and development fees of $37,800, of which $6,300 was deferred. In 2001, the Bank paid The Michael Companies, Inc. sales commissions of $96,800 and development fees of $61,200, of which $10,200 was deferred. In 2000, the Bank paid The Michael Companies, Inc. sales commissions of $66,700 and development fees of $46,800, of which $7,800 was deferred. As of December 31, 2002, the remaining eight lots were under contract of sale at prices ranging from $32,000 to $36,000. All eight lots were delivered in February 2003.

     The Michael Companies, Inc. was instrumental in selling another property in 2001 that was previously acquired through foreclosure, with a carrying value of $396,000 at the time of sale. Under this arrangement, The Michael Companies, Inc. earned a sales commission of 6%, or $25,200.

     Pursuant to a services agreement between the Company and Winfield M. Kelly, Jr., effective March 8, 2000, as amended April 1, 2002 (the "Agreement"), Mr. Kelly serves as the Chairman of the Company and the Bank. Under the Agreement, Mr. Kelly receives (i) annual fees of $50,000 and (ii) certain employee benefits. The term of the Agreement will expire upon the expiration of Mr. Kelly's term as a director of the Company and/or the expiration of Mr. Kelly's term as Chairman. The Agreement is subject to automatic renewal upon his re-election as Chairman by the board of directors. If the Agreement is terminated by the Company other than for "cause" or if Mr. Kelly terminates the Agreement for "cause," the Company must pay Mr. Kelly $100,000 as severance compensation. If the Agreement is terminated by the Company for "cause," Mr. Kelly will be entitled only to compensation earned prior to such termination. Upon the earlier of (i) March 8, 2005 or (ii) an event whereby the Agreement is terminated or not renewed as a result of any sale or exchange of stock resulting in a change in a controlling interest of the Company or the Bank, the Company will pay Mr. Kelly $200,000 as additional compensation.

     In August 1999, the Bank entered into an agreement with an automobile dealership owned principally by Mr. Kelly. Under terms of the agreement, the Bank purchases qualifying automobile loans originated by the dealership. The dealership receives a customary dealer reserve (premium) that aggregated $184,000 during 2000. No dealer reserve was paid to the dealership in 2002 or 2001; however, the dealership reimbursed the Bank $18,000 in 2002 and $25,000 in 2001 as a result of loans that paid prior to their scheduled maturity. In addition, the Bank purchased two automobiles totaling $27,900 from the dealership during 2002.

     Also during 2002, the Bank engaged the law firms of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which Mr. Shulman, a director of the Company, is president, and Knight, Manzi, Nussbaum & LaPlaca, P.A., of which Mr. LaPlaca, a director of the Company, is a partner, to perform various legal services in the normal course of business.

NOTE 6: OTHER REAL ESTATE OWNED

     Net income (expense) on other real estate owned is summarized as follows for the years ended December 31:

                 (DOLLARS IN THOUSANDS)                         2002          2001          2000
                 -------------------------------------------------------------------------------
                 Net gain on sales                        $      155    $      285    $      384
                 Operating expenses                              (25)          (45)          (20)
                 Provision for losses                            (20)           --          (166)
                                                          --------------------------------------
                 Net income (expense)                     $      110    $      240    $      198
                                                          ======================================

     No interest related to other real estate owned was capitalized in 2002, 2001 or 2000.

NOTE 7: PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                  (DOLLARS IN THOUSANDS)                                    2002         2001
                  ----------------------------------------------------------------------------
                  Land                                               $     1,356    $    2,301
                  Buildings and leasehold improvements                     6,364         8,533
                  Furniture and equipment                                  8,139         8,939
                  Software                                                 1,541         1,456
                  Automobiles                                                 80            66
                                                                     -------------------------
                                                                          17,480        21,295
                  Less accumulated depreciation and amortization          10,506        10,895
                                                                     -------------------------
                                                                     $     6,974    $   10,400
                                                                     =========================

     In the fourth quarter of 2002, the Company sold its administrative office building and leased it back from the purchaser on terms that meet the criteria for a "normal leaseback." The Company recognized a gain of $720,000 on this transaction.

NOTE 8: PREPAID EXPENSES AND OTHER ASSETS

     Prepaid expenses and other assets consisted of the following at December
31:

                 (DOLLARS IN THOUSANDS)                                     2002          2001
                ------------------------------------------------------------------------------
                 Accrued interest receivable                         $     4,376    $    4,604
                 Net deferred tax asset                                    4,800         4,670
                 Cash surrender value of life insurance                    6,481         6,160
                 Other                                                     1,822         1,176
                                                                     -------------------------
                                                                     $    17,479    $   16,610
                                                                     =========================

NOTE 9: COMMITMENTS AND CONTINGENT LIABILITIES

     The Company occupies office space under long-term noncancellable operating lease agreements. The leases expire at various dates through 2019 and provide for renewal options ranging from one to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. A summary of the noncancellable payments due under these leases, net of rental income due under a sublease agreement, is as follows at December 31, 2002 (in thousands):

                            2003                       $    1,910
                            2004                            1,688
                            2005                            1,685
                            2006                            1,333
                            2007                              976
                            After 2007                      2,833
                                                       ----------
                                                       $   10,425
                                                       ==========

     The lease amounts represent minimum rentals, excluding property taxes, operating expenses or percentage rent which the Company may be obligated to pay. Rental expense was $2.1 million in 2002 and 2001 and $2.0 million 2000.

     The Company utilizes a third party servicer to provide data processing services under terms of an agreement that expires in October 2004. Data processing costs are based upon account and transaction volume and currently approximate $125,000 monthly.

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

                  (DOLLARS IN THOUSANDS)                                                 2002              2001
                  ---------------------------------------------------------------------------------------------
                  Commitments to extend credit and available credit lines:
                     Commercial                                                   $    98,364      $     84,954
                     Real estate - development and construction                       217,747           152,440
                     Real estate - residential mortgage                                 9,695             3,776
                     Retail, principally home equity lines of credit                   78,778            56,737
                     Credit card                                                           --             8,091
                                                                                  -----------------------------
                                                                                      404,584           305,998
                  Standby letters of credit                                            20,219            18,222
                  Other                                                                 1,609               147
                                                                                  -----------------------------
                                                                                  $   426,412      $    324,367
                                                                                  =============================

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

     Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. Credit lines generally have fixed expiration dates or other termination clauses. The unused portion of real estate development and construction credit lines represent advances to be made based on established draw schedules. Due to the short-term nature and rapid turnover of the real estate development and construction portfolio, cash requirements are generally satisfied by principal repayments from sales of other properties being financed. In addition, many of the commercial and retail credit lines are expected to expire without being fully drawn. Therefore, the available amounts do not necessarily represent future cash requirements. Available commercial credit lines generally do not extend for more than 12 months. Available development and construction credit lines generally do not extend for more than 36 months. Home equity credit lines generally extend for a period of 15 years and are reviewed annually. At December 31, 2002, more than 90% of loans related to commercial, development and construction, and home equity lines of credit carried variable rates of interest.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. It is not likely that the letters of credit will be called because they principally guarantee the completion of development and construction work to be funded, subsequent to inspection, by scheduled loan advances issued by the Company on related loans. Of the total $20.2 million standby letters of credit outstanding at December 31, 2002, $11.0 million represented letters of credit secured by cash balances held by the Bank.

     Other financial instruments with off-balance-sheet risk at December 31, 2002 include $1.5 million in international letters of credit. These letters of credit are issued by a correspondent bank for a customer of the Bank and are guaranteed by the Bank. Also included in other financial instruments with off-balance-sheet risk is approximately $67,000 representing full recourse on select loans included in the $1.8 million credit card portfolio that was sold in 2002. Management believes these arrangements represent insignificant exposure to the Company.

     Concentrations of credit risk exist with two groups of borrowers: those whose principal occupation is real estate development and/or construction and those who are in the business of managing, renting, leasing or otherwise allowing the use of their real estate by others. Management believes that its underwriting practices, specifically collateral requirements, mitigate the Company's exposure. The following table represents the Company's credit concentration to borrowers involved in real estate development and/or construction or in real estate management, rental or leasing as of December 31, 2002.

                                                                                 TOTAL PRINCIPAL
                                                       -----------------------------------------------------
                                                        REAL ESTATE
                                                        DEVELOPMENT/         REALIESTATE          TOTAL
              (DOLLARS IN THOUSANDS)                    CONSTRUCTION          MANAGEMENT      CONCENTRATION
              ----------------------------------------------------------------------------------------------
              Loans receivable                         $     133,879        $     96,124      $      230,003
              Unused credit lines                            169,403              12,306             181,709
              Letters of credit                               13,825                  48              13,873
                                                       -----------------------------------------------------
                                                       $     317,107        $    108,478      $      425,585
                                                       =====================================================

NOTE 11: EMPLOYEE BENEFITS

Profit Sharing Plan

     Retirement benefits are provided to employees meeting certain age and service eligibility requirements through a profit sharing plan with a cash or deferral arrangement qualifying under Section 401(k) of the Internal Revenue Code, as amended. Matching contributions made to the plan by the Company totaled $402,000 in 2002, $370,000 in 2001 and $280,000 in 2000.

Deferred Compensation Plan

     The Company has a nonqualified deferred compensation arrangement for selected senior officers. Amounts paid under this plan will be partially or fully recovered through single premium life insurance policies purchased on the lives of the participants. The Company's matching contribution to participant accounts totaled $58,000 in 2002, $56,000 in 2001 and $41,000 in 2000. Under
terms of this plan, amounts deferred by the participant and contributed by the Company in the form of a matching contribution accrue earnings based on the prime rate of interest and/or the performance of Columbia Bancorp Common Stock, as directed by the participant. Net earnings credited to participants totaled approximately $302,000 in 2002, $144,000 in 2001 and $98,000 in 2000.

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

     Information with respect to stock options is as follows for the years ended December 31:

                                                      2002                         2001                          2000
        ----------------------------------------------------------------------------------------------------------------------
                                                           WEIGHTED                      WEIGHTED                     WEIGHTED
                                                           AVERAGE                        AVERAGE                      AVERAGE
                                                           EXERCISE                      EXERCISE                     EXERCISE
        (SHARE AMOUNTS IN THOUSANDS)            SHARES      PRICE           SHARES        PRICE           SHARES       PRICE
        ----------------------------------------------------------------------------------------------------------------------
        Outstanding at beginning of year       503,633   $    13.70        464,043    $     13.44        413,270     $   13.75
        Exercised                              (14,369)        5.38        (26,042)          4.71         (6,688)         5.17
        Granted                                 99,585        18.79        106,155          12.86         70,930         10.91
        Forfeited                               (9,978)       15.44        (40,523)         14.24        (13,469)        13.85
                                            ----------------------------------------------------------------------------------
        Outstanding at end of year             578,871   $    14.75        503,633    $     13.70        464,043     $   13.44
                                            ==================================================================================

     A summary of information about stock options outstanding is as follows at December 31, 2

                                    OPTIONS OUTSTANDING
                                  ---------------------------       SHARES
                    WEIGHTED                        WEIGHTED      UNDERLYING
                     AVERAGE                        AVERAGE         OPTIONS
                    EXERCISE                       REMAINING       CURRENTLY
                      PRICE            SHARES     LIFE(YEARS)     EXERCISABLE
                 ------------------------------------------------------------
                 $      4.83           34,560             0.8          34,560
                        5.00            8,516             1.0           8,516
                       10.63           10,000             7.1           5,000
                       10.94           40,475             7.1          20,050
                       11.00           12,000             4.2          12,000
                       11.03           12,330             8.0          12,330
                       11.09            1,270             6.1           1,270
                       11.23            2,031             4.1           2,031
                       11.31           13,410             7.0          13,410
                       12.00           62,600             8.1          15,463
                       12.50           12,500             8.1           3,125
                       15.50           61,535             5.1          61,535
                       16.00           49,700             6.1          39,275
                       16.40           19,355             9.0          19,355
                       16.88          100,000             5.1         100,000
                       17.00           22,350             5.7          22,350
                       18.00           63,250             9.1              --
                       18.05           15,000             9.1              --
                       22.03           19,285            10.0          19,285
                       24.06           18,704             0.3          18,704
                 ------------------------------------------------------------
                 $     14.75          578,871             6.2         408,259
                 ============================================================

     At December 31, 2002, 2001 and 2000, options to purchase 408,259, 343,496 and 324,618 shares of the Company's common stock, respectively, were exercisable at weighted average prices of $14.71, $14.04 and $13.15, respectively.

NOTE 12: INCOME TAXES

     The provision for income taxes was composed of the following for the years ended December 31:

                  (DOLLARS IN THOUSANDS)          2002         2001         2000
                  --------------------------------------------------------------
                  Current:
                     Federal                   $ 5,595      $ 3,914      $ 2,885
                     State                         695          285           45
                                               ---------------------------------
                                                 6,290        4,199        2,930
                                               ---------------------------------
                  Deferred:
                     Federal                     (107)         (91)         (67)
                     State                        (23)          (8)         (15)
                                               ---------------------------------
                                                 (130)         (99)         (82)
                                               ---------------------------------
                                               $ 6,160      $ 4,100      $ 2,848
                                               =================================

     The types of temporary differences that give rise to significant portions of the net deferred tax asset were as follows at December 31:

                 (DOLLARS IN THOUSANDS)                                   2002        2001
                 -------------------------------------------------------------------------
                 Deferred tax assets:
                    Allowance for credit losses                        $ 3,359     $ 2,834
                    Net operating loss carryforward                        170         683
                    Deferred compensation                                  662         444
                    Deposits                                                78          87
                    Other                                                  582         749
                                                                       -------------------
                      Total deferred tax assets                          4,851       4,797
                 Deferred tax liabilities:
                    Prepaid expenses                                        48         113
                    Federal Home Loan Bank stock dividends                  --          11
                                                                       -------------------
                      Total deferred tax liability                          48         124
                                                                       -------------------
                      Net deferred tax asset attributable to             4,803       4,673
                       operations
                 Unrealized gain on investments charged to
                  other comprehensive income                               (3)         (3)
                                                                       -------------------
                      Net deferred tax asset (included in prepaid
                       expenses and other assets)                      $ 4,800     $ 4,670
                                                                       ===================

     The net operating loss carried forward from December 31, 2002 for federal income tax purposes aggregated approximately $430,000 and will begin to expire in 2007.

     A reconciliation between the provision for income taxes and the amount computed by multiplying income before income taxes by the federal income tax rates of 35% in 2002 and 2001 and 34% in 2000 is as follows for the years ended December 31:

                   (DOLLARS IN THOUSANDS)                      2002         2001        2000
                   -------------------------------------------------------------------------
                   Tax at federal statutory rate            $ 5,961      $ 4,299     $ 2,743
                   State income taxes, net of federal
                    income tax benefit                          437          183          20
                   Other                                       (238)        (382)         85
                                                            --------------------------------
                                                            $ 6,160      $ 4,100     $ 2,848
                                                            ================================

NOTE 13: SHORT-TERM BORROWINGS

     Short-term borrowings consist of short-term promissory notes issued to certain qualified investors, securities sold under repurchase agreements, federal funds purchased and borrowings from the FHLB. The short-term promissory notes are in the form of commercial paper sold to the Bank's customers, reprice daily and have maturities of 270 days or less. Securities sold under repurchase agreements are securities sold to the Bank's customers under a continuing "roll-over" contract and mature in one business day. The underlying securities sold are federal agency securities that are segregated in the Bank's Federal Reserve Bank account from the Company's other investment securities. Short-term borrowings from the FHLB outstanding during 2002, 2001 and 2000 repriced daily, had maturities of one year or less and could have been prepaid without penalty. Federal funds sold are unsecured, overnight borrowings from other financial institutions.

     Information with respect to short-term borrowings is as follows at and for the years ended December 31:

          (DOLLARS IN THOUSANDS)                                    2002          2001         2000
          -----------------------------------------------------------------------------------------
          Amount outstanding at year-end:
             Short-term promissory notes                      $   80,843      $ 63,673     $ 47,622
             Securities sold under repurchase agreements          54,470        32,779       14,919
             Borrowings from FHLB                                     --        14,000       25,500
             Federal funds purchased                              12,590         6,900        5,143
          Weighted average interest rate at year-end:
             Short-term promissory notes                             1.0%          1.7%         5.8%
             Securities sold under repurchase agreements             0.9           1.1          4.7
             Borrowings from FHLB                                     --           1.8          6.9
             Federal funds purchased                                 0.9           2.4          7.0
          Maximum outstanding at any month-end:
             Short-term promissory notes                      $  111,204      $ 75,275     $ 50,121
             Securities sold under repurchase agreements          42,764        42,764       15,363
             Borrowings from FHLB                                 29,400        14,000       25,500
             Federal funds purchased                              12,590         8,063        5,192
          Average outstanding:
             Short-term promissory notes                          72,303        56,895       40,100
             Securities sold under repurchase agreements          30,219        22,615       12,231
             Borrowings from FHLB                                 15,723         3,204        4,797
             Federal funds purchased                               8,048         6,910        3,362
          Weighted average interest rate during the year:
             Short-term promissory notes                             1.6%          3.3%         5.8%
             Securities sold under repurchase agreements             0.9           2.5          5.0
             Borrowings from FHLB                                    2.0           5.9          6.4
             Federal funds purchased                                 1.8           3.4          5.9

NOTE 14: LONG-TERM BORROWINGS

     At December 31, 2002, 2001 and 2000, the Company had three long-term advances from the FHLB totaling $20.0 million, with fixed rates of interest ranging from 4.64% to 5.51%. The advances are scheduled to mature in 2008, but all carry conversion options which allow the FHLB to convert the fixed interest rate of each advance to a three month LIBOR-based floating rate on specified dates in 2003. If the FHLB elects to convert an advance, the Company has the option of terminating the advance at that time, without penalty.

NOTE 15: NET OCCUPANCY EXPENSE

     Net occupancy expense is comprised of the following for the years ended December 31:

           (DOLLARS IN THOUSANDS)                       2002         2001         2000
           ---------------------------------------------------------------------------
           Occupancy expense                         $ 3,627      $ 3,787      $ 3,514
           Rental income                                (287)        (290)        (260)
                                                     ---------------------------------
           Net occupancy expense                     $ 3,340      $ 3,497      $ 3,254
                                                     =================================

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

     Dividends declared per share on the Company's common stock were $.455, $.41 and $.37 for 2002, 2001and 2000, respectively.

     On December 19, 2002, the Board of Directors of the Bank authorized a cash dividend of $888,000 to be paid to the Company on January 21, 2003. In addition, on December 19, 2002, the Board of Directors of the Company declared a $.125 per share cash dividend to shareholders of common stock of record on January 6, 2003, payable January 21, 2003.

     During 2002, the Company repurchased and retired 10,000 shares of common stock at an average price of $15.82 per share, pursuant to the Company's stock repurchase program approved in October 2000. At December 31, 2002, the Company was authorized to repurchase up to 413,550 additional shares under this program. Also under the October 2000 program, the Company purchased and retired 69,400 shares of common stock at an average price of $13.87 per share in 2001 and 7,050 shares of common stock at an average price of $10.86 per share in 2000. The excess of the purchase price over the par value of shares repurchased is applied to reduce additional paid-in capital.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.

     Regulatory capital amounts and ratios for the Company and the Bank are as follows:

                                                                                  MINIMUM                   TO BE WELL
                                                                              REQUIREMENTS FOR           CAPITALIZED UNDER
                                                                              CAPITAL ADEQUACY           PROMPT CORRECTIVE
                                                         ACTUAL                   PURPOSES                ACTION PROVISION
                                                ------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                            AMOUNT          RATIO    AMOUNT           RATIO     AMOUNT          RATIO
------------------------------------------------------------------------------------------------------------------------------
December 31, 2002
Total capital (to risk-weighted assets):
      Consolidated                              $   85,757         11.0%   $   62,530          8.0%   $   78,162         10.0%
      The Columbia Bank                             83,076         10.7        62,350          8.0        77,938         10.0
Tier 1 capital (to risk-weighted assets):
      Consolidated                                  76,918          9.8        31,265          4.0        46,897          6.0
      The Columbia Bank                             74,237          9.5        31,175          4.0        46,763          6.0
Tier 1 capital (to average assets):
      Consolidated                                  76,918          8.0        38,569          4.0        48,212          5.0
      The Columbia Bank                             74,237          7.7        38,461          4.0        48,077          5.0
December 31, 2001
Total capital (to risk-weighted assets):
      Consolidated                              $   77,447         11.1%   $   55,985          8.0%   $   69,981         10.0%
      The Columbia Bank                             72,467         10.4        55,692          8.0        69,615         10.0
Tier 1 capital (to risk-weighted assets):
      Consolidated                                  69,391          9.9        27,993          4.0        41,989          6.0
      The Columbia Bank                             64,411          9.3        27,846          4.0        41,769          6.0
Tier 1 capital (to average assets):
      Consolidated                                  69,391          8.4        32,950          4.0        41,188          5.0
      The Columbia Bank                             64,411          7.8        32,846          4.0        41,057          5.0

NOTE 18: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and due from banks

     The carrying amount of cash and due from banks is a reasonable estimate of fair value.

Federal funds sold and interest-bearing deposits with banks

     The carrying amount of federal funds sold and interest-bearing deposits with banks is a reasonable estimate of fair value.

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

     The estimated fair values of the Company's financial instruments are as follows at December 31:

                                                                          2002                      2001
                                                                  -----------------------------------------------
                                                                  CARRYING       FAIR      CARRYING        FAIR
       (DOLLARS IN THOUSANDS)                                      AMOUNT        VALUE      AMOUNT         VALUE
       ----------------------------------------------------------------------------------------------------------
       Financial assets:

            Cash and due from banks                               $ 37,909    $ 37,909      $ 39,435    $ 39,435
            Federal funds sold and interest-bearing deposits
             with banks                                            101,462     101,462         6,495       6,495
            Investment securities and securities
             available-for-sale                                    151,498     153,944       170,048     171,299
            Residential mortgage loans originated for sale          10,515      10,515        11,411      11,411
            Loans receivable, net of unearned income               664,826                   602,087
            Less allowance for credit losses                         8,839                     8,024
                                                                  --------                   -------
            Loans, net                                             655,987     688,123       594,063     613,335
       Financial liabilities:
            Deposits                                               730,613     735,892       638,001     643,959
            Short-term borrowings                                  147,903     147,903       117,352     117,352
            Long-term borrowings                                    20,000      21,921        20,000      20,425

NOTE 19: FINANCIAL INFORMATION OF PARENT COMPANY

     The following is financial information of Columbia Bancorp (parent company only) at and for the years ended December 31:

STATEMENTS OF CONDITION

          (DOLLARS IN THOUSANDS)                               2002         2001
          ----------------------------------------------------------------------
          Assets:
             Cash and temporary investments               $  81,033     $ 72,246
             Investment in The Columbia Bank                 74,334       64,503
             Securities available-for-sale                    1,661        1,619
             Other assets                                     1,317        2,630
                                                          ----------------------
                                                          $ 158,345    $ 140,998
                                                          ======================

          Liabilities and stockholders' equity:
             Short-term borrowings                        $  80,908     $ 70,933
             Other liabilities                                 514           703
             Stockholders' equity                            76,923       69,362
                                                          ----------------------
                                                          $ 158,345    $ 140,998
                                                          ======================

STATEMENTS OF INCOME

(DOLLARS IN THOUSANDS)                                                     2002         2001         2000
---------------------------------------------------------------------------------------------------------
Income:
    Interest income                                                    $  1,352      $ 2,321      $ 2,792
    Dividend income from subsidiary                                       3,231        2,926        2,647
    Management fees from subsidiary                                         108          120          120
                                                                        ---------------------------------
                                                                          4,691        5,367        5,559
                                                                        ---------------------------------
Expenses:
   Interest expense on short-term borrowings                              1,281        2,148        2,521
   Director fees                                                            120          109          103
   Merger-related expenses                                                   --           --          771
   Other expenses                                                           256          243          347
                                                                        ---------------------------------
                                                                          1,657        2,500        3,742
                                                                        ---------------------------------
Income before income tax benefit and equity in undistributed
 net income of The Columbia Bank                                          3,034        2,867        1,817
Income tax benefit                                                           69           20           79
                                                                        ---------------------------------
Income before equity in undistributed net income of The Columbia          3,103        2,887        1,896
 Bank
Equity in undistributed net income of The Columbia Bank                   7,768        5,295        3,325
                                                                        ---------------------------------
     Net income                                                        $ 10,871      $ 8,182      $ 5,221
                                                                       ==================================

STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)                                                        2002          2001         2000
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
      Income before equity in undistributed net income of The
       Columbia Bank                                                       $  3,103      $  2,887     $  1,896
      Adjustments to reconcile to net cash provided by
       (used in) operating activities:
         Net accretion                                                           (1)           (1)          (4)
         (Decrease) increase in other liabilities                              (298)         (116)          67
         Decrease (increase) in other assets                                  1,313        (1,572)         265
                                                                           -----------------------------------
            Net cash provided by operating activities                         4,117         1,198        2,224
                                                                           -----------------------------------
Cash flows provided by (used in) financing activities:
      Increase in short-term borrowings                                       9,975        18,168       18,042
      Cash dividends distributed on common stock                             (3,124)       (2,860)      (2,338)
      Cash transferred to The Columbia Bank                                  (2,100)           --           --
      Cash paid for fractional shares                                            --            --           (5)
      Purchase of securities available-for-sale                                  --            --         (581)
      Maturities of securities available-for-sale                                --         1,200          900
      Purchase of common stock                                                 (158)         (963)         (76)
      Net proceeds from stock options exercised                                  77           105           35
                                                                           -----------------------------------
      Net cash provided by financing activities                               4,670        15,650       15,977
                                                                           -----------------------------------
            Net increase in cash and temporary investments                    8,787        16,848       18,201
Cash and temporary investments at beginning of year                          72,246        55,398       37,197
                                                                           -----------------------------------
Cash and temporary investments at end of year                              $ 81,033      $ 72,246     $ 55,398
                                                                           ===================================

                        SELECTED QUARTERLY FINANCIAL DATA

                         Columbia Bancorp and Subsidiary

     A summary of selected quarterly financial data is as follows for the years ended December 31:

                                                          FIRST         SECOND        THIRD        FOURTH
                                                         QUARTER       QUARTER        QUARTER     QUARTER
                                                        ----------------------------------------------------
       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
       DATA) (UNAUDITED)
       ----------------------------------------------------------------------------------------------------
       2002:
            Interest income                             $   12,657     $ 13,220      $ 13,401     $ 13,288
            Net interest income                              8,596        9,253         9,440        9,798
            Provision for credit losses                         77          681            42           35
            Income before income taxes                       3,536        3,621         4,382        5,492
            Net income                                       2,338        2,317         2,739        3,477
            Net income per common share:
                Basic                                   $     0.33     $   0.33      $   0.38     $   0.49
                Diluted                                       0.32         0.32          0.38         0.48

       2001:
            Interest income                             $   15,876     $ 14,850      $ 14,227     $ 13,108
            Net interest income                              9,001        8,512         8,329        8,236
            Provision for credit losses                        300          528           182          524
            Income before income taxes                       3,190        2,933         3,086        3,073
            Net income                                       2,160        1,938         2,041        2,043

            Net income per common share:
                Basic                                   $     0.30     $   0.27      $   0.29     $   0.29
                Diluted                                       0.30         0.27          0.28         0.28


          Note: Income before income taxes and net income for the fourth quarter of 2002 include a gain on sale of the Company's administrative office building of $720,000 and $436,000, respectively ($0.06 per share basic and diluted).

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

                                                                      DIVIDENDS
                                                   LOW        HIGH    DECLARED
            -------------------------------------------------------------------
            2002:

                  Fourth quarter                 $ 17.63    $ 22.50      $ .125
                  Third quarter                    17.05      23.65         .11
                  Second quarter                   17.05      23.74         .11
                  First quarter                    16.25      18.71         .11
            2001:

                  Fourth quarter                 $ 13.75    $ 16.40       $ .11
                  Third quarter                    13.00      16.15         .10
                  Second quarter                   10.88      13.15         .10
                  First quarter                    10.88      12.88         .10

     As of December 31, 2002, there were 1,043 common stockholders of record holding an aggregate of 7,109,607 shares. The Company believes there to be in excess of 3,100 beneficial owners of the Company's Common Stock.

                             DIRECTORS AND OFFICERS
                         Columbia Bancorp and Subsidiary

COLUMBIA BANCORP

DIRECTORS

Winfield M. Kelly, Jr.
Chairman
Columbia Bancorp
President and CEO
Dimensions Healthcare System

James R. Moxley, Jr.
Vice Chairman
Columbia Bancorp
Retired President
Security Development Corp.

Herschel L. Langenthal
Chairman of the Executive Committee
Columbia Bancorp
Managing Partner
Langenmyer Co.

John M. Bond, Jr.
President and Chief Executive Officer
Columbia Bancorp

Anand S. Bhasin
President
Gemini Ventures Corp.

Robert R. Bowie, Jr.
Founder and Member
Bowie & Jensen, LLC

Garnett Y. Clark, Jr.
President
Clark & Associates Realtors, Inc.

Hugh F.Z. Cole, Jr.
Chairman and CEO
Brantly Development Group, Inc.

G. William Floyd
General Partner
Venture Associates

William L. Hermann
President
William L. Hermann, Inc.

Charles C. Holman
Retired Executive Vice President
The Columbia Bank

Carl D. Jones
President
Prince George's Contractors, Inc.

Raymond G. LaPlaca
Partner
Knight, Manzi, Nussbaum & LaPlaca, P.A.

Morris A. Little
President and CEO
B&W Technologies, Inc.

Harry L. Lundy, Jr.
President
Williamsburg Group, LLC

Richard E. McCready
Chairman and CEO
Advantage/ESM Sales and Marketing

Kenneth H. Michael
Chairman
The Michael Companies, Inc

James R. Moxley, III
Principal
Security Development, LLC

Vincent D. Palumbo, D.D.S.
President
V.D. Palumbo, P.A.

Mary S. Scrivener

Lawrence A. Shulman
Partner
Shulman, Rogers, Gandal,
  Pordy & Ecker, P.A.

Maurice M. Simpkins
Vice President
The Ryland Group, Inc.

Robert N. Smelkinson
Retired Chairman
Smelkinson Sysco

Theodore G. Venetoulis
President
H&V Communications

DIRECTORS EMERITUS

James Clark, Jr.
Retired President
Maryland State Senate

Mary T. Gould

Osborne A. Payne
Retired President
Broadway-Payne, Inc.

Patricia T. Rouse
Secretary/Treasurer
The Enterprise Foundation

THE COLUMBIA BANK AND SUBSIDIARIES

SENIOR OFFICERS

John M. Bond, Jr.
President and Chief Executive Officer

Michael T. Galeone
Executive Vice President

Stephen A. Horvath
Executive Vice President

Brian K. Israel
Executive Vice President

Adelbert D. Karfonta
Executive Vice President

Robert W. Locke III
Executive Vice President

Scott C. Nicholson
Executive Vice President

John A. Scaldara, Jr.
Executive Vice President,
Chief Financial Officer and Secretary

Steven M. Brunn
Senior Vice President

Andrea K. Griesmar
enior Vice President

Harold J. Koch
Senior Credit Officer

Sibyl S. Malatras
Senior Vice President

Melissa M. Quirk
Senior Vice President

Joseph A. Ruth
Senior Vice President

Jeffrey S. Wagner
Senior Vice President

                              CORPORATE INFORMATION
                         Columbia Bancorp and Subsidiary

BRANCH LOCATIONS

BELTSVILLE
10421 Baltimore Boulevard
Beltsville, MD  20705
Phone:  (301) 931-2330

BETHESDA
7900 Wisconsin Avenue
Bethesda, MD  20814
Phone:  (301) 654-2200

BLAKEHURST
1055 W. Joppa Road
Towson, MD  21204
Phone:  (410) 494-6148

BOWIE
4201 Northview Drive
Suite 100
Bowie, MD 20716
Phone:  (301) 464-0100

CAPITOL HEIGHTS
8703 Central Avenue
Capitol Heights, MD  20743
Phone:  (301) 350-8100

CLINTON
7600 Old Branch Avenue
Clinton, MD  20735
Phone:  (301) 868-1215

COLUMBIA TOWN CENTER
10480 Little Patuxent Parkway
Columbia, MD  21044
Phone:  (410) 730-5000

CROSS KEYS
5100 Falls Road, Suite 96
Baltimore, MD  21210
Phone:  (410) 433-1990

EDENWALD
800 Southerly Road
Baltimore, MD  21286
Phone:  (410) 821-5699

ELLICOTT CITY
9151 Baltimore National Pike
Ellicott City, MD  21042
Phone:  (410) 465-4800

GREENBELT
7505 Greenway Center Drive
P.O. Box 298
Greenbelt, MD  20770
Phone:  (301) 220-0733

HARMONY HALL
6336 Cedar Lane
Columbia, MD  21044
Phone:  (410) 531-1933

HARPER'S CHOICE
5485 Harper's Farm Road

Columbia, MD  21044
Phone:  (410) 730-5181

HEAVER PLAZA
1301 York Road
Lutherville, MD  21093
Phone:  (410) 296-0490

LONG GATE
4450 Long Gate Parkway
Ellicott City, MD 21043
Phone:  (410) 203-2345

OAKLAND MILLS
5880 Robert Oliver Place
Columbia, MD  21045
Phone:  (410) 992-9411

RIVER HILL
6030 Daybreak Circle
Clarksville, MD  21029
Phone:  (410) 531-7000

ROCKVILLE
1903 Research Boulevard
Rockville, MD  20850
Phone:  (301) 309-1771

ROLAND PARK PLACE
830 West 40th Street
Baltimore, MD  21211
Phone:  (410) 366-1314

TIMONIUM
67 West Aylesbury Road
Timonium, MD  21093
Phone:  (410) 560-1667

VANTAGE HOUSE
5400 Vantage Point Road
Columbia, MD  21044
Phone:  (410) 740-4066

WEST FRIENDSHIP
12800 Route 144
West Friendship, MD  21794
Phone:  (410) 442-5084

WHITE FLINT
11414 Rockville Pike
Rockville, MD  20852
Phone:  (301) 770-6625

WILDE LAKE
10451 Twin Rivers Road
Columbia, MD  21044
Phone:  (410) 884-6800

ANNUAL MEETING

The Annual Meeting of
Stockholders will be held on
Thursday, May 29, 2003 at
10:00 a.m. at:
  Sheraton Columbia
  Wincopin Circle
  Columbia, MD  21044

TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016
Attn:  Investor Relations
Phone:  1-800-368-5948

INDEPENDENT AUDITORS

KPMG LLP
111 S. Calvert Street
Baltimore, MD  21202

GENERAL COUNSEL

Piper Rudnick LLP
6225 Smith Avenue
Baltimore, MD  21209-3600

CORPORATE HEADQUARTERS

10480 Little Patuxent Parkway
Columbia, MD  21044
Phone:  (410) 465-4800
Fax:  (410) 750-0105
Internet:
  http://www.thecolumbiabank.com

STOCK EXCHANGE LISTING

The Common Stock of
Columbia Bancorp is traded
on the Nasdaq National Market
tier of the Nasdaq Stock
Market(SM( under the
symbol "CBMD."

ADDITIONAL INFORMATION

A copy of Columbia Bancorp's
annual report to the SEC on
Form 10-K may be obtained
without charge upon written
request to:
   Columbia Bancorp
   9151 Baltimore National Pike
   Ellicott City, MD  21042
   Attention:  John A. Scaldara, Jr.
   E-mail: jscaldara@thecolumbiabank.com
In addition, all reports filed with the SEC are available through Columbia Bancorp's website at http://www.thecolumbiabank.com